As filed with the Securities and Exchange Commission on September 6, 2016
Registration No. 333-212792

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1 to
Form S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
Lions Gate Entertainment Corp.
(Exact name of registrant as specified in its charter)
British Columbia, Canada (State or other jurisdiction of incorporation or organization)	7812 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)

250 Howe Street, 20th Floor
Vancouver, British Columbia V6C 3R8
and
2700 Colorado Avenue
Santa Monica, California 90404
(310) 449-9200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Wayne Levin
General Counsel and Chief Strategic Officer
Lions Gate Entertainment Corp.
2700 Colorado Avenue
Santa Monica, California 90404
(310) 449-9200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David E. Shapiro, Esq. Gordon S. Moodie, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	David I. Weil, Esq. Chief Legal Officer Starz 9242 Beverly Blvd., Suite 200 Beverly Hills, California 90210 (720) 852-7700	Renee Wilm, Esq. Jonathan Gordon, Esq. Courtney York, Esq. Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112 (212) 408-2500
Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of  “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities offered by this joint proxy statement/prospectus has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
PRELIMINARY—SUBJECT TO COMPLETION—DATED SEPTEMBER 6, 2016

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT
As we previously announced, Lions Gate Entertainment Corp. (which we refer to as “Lions Gate”) and Starz entered into a definitive agreement and plan of merger on June 30, 2016, providing for the acquisition of Starz by Lions Gate (which we refer to as the “merger agreement”). Pursuant to the terms of the merger agreement, a wholly owned subsidiary of Lions Gate will merge with and into Starz, with Starz continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of Lions Gate (which we refer to as the “merger”). Following the merger, we expect that the combined company will encompass: a 16,000-title film and television library; the largest independent television business in the world, including nearly 90 television series on more than 40 networks; a feature film business that has generated over $7 billion at the global box office over the past four years; operation of, or investment in, 30 channel platforms around the world, including the flagship STARZ platform reaching over 24 million U.S. subscribers, the STARZ ENCORE network with nearly 32 million subscribers and five over-the-top (which we refer to as “OTT”) services; and a growing presence in location-based entertainment and video games driven by Lions Gate’s deep portfolio of brands and franchises.
Under the terms of the merger agreement, immediately prior to consummation of the proposed merger, Lions Gate will effect a reorganization of its outstanding share capital (which we refer to as the “reclassification”), pursuant to which each existing Lions Gate common share, without par value (which we refer to as the “Lions Gate common shares”), will be converted into 0.5 shares of newly issued Class A voting shares, without par value, of Lions Gate (which we refer to as the “Lions Gate voting shares”) and 0.5 shares of newly issued Class B non-voting shares, without par value, of Lions Gate (which we refer to as the “Lions Gate non-voting shares” and together with the Lions Gate voting shares as the “Lions Gate post-reclassification shares”), subject to the terms and conditions of the merger agreement. Approval of each of the Lions Gate reclassification proposals (as defined below) by Lions Gate shareholders, and consummation of the reclassification by Lions Gate, are conditions to the closing of the merger. The reclassification will occur immediately prior to completion of the merger only if all other conditions to the merger have been satisfied, and the merger will only occur if the reclassification occurs.
Following the reclassification, in the proposed merger, (a) each share of Starz Series A common stock, par value $0.01 (which we refer to as the “Starz Series A common stock”), will be converted into the right to receive $18.00 in cash and 0.6784 Lions Gate non-voting shares, and (b) each share of Starz Series B common stock, par value $0.01 (which we refer to as the “Starz Series B common stock,” and together with the Starz Series A common stock as the “Starz common stock”), will be converted into the right to receive $7.26 in cash, 0.6321 Lions Gate non-voting shares and 0.6321 Lions Gate voting shares, in each case, subject to the terms and conditions of the merger agreement and, in each case, except for (i) any shares of Starz common stock held by Lions Gate or any of its wholly owned subsidiaries including Orion Arm Acquisition Inc., a wholly owned subsidiary of Lions Gate, (ii) in the event that the Lions Gate minority approval as defined and required under Ontario Securities Commission Rule 56-501—Restricted Shares or an exemption therefrom is not obtained, Lions Gate will issue Lions Gate non-voting shares issuable to Starz stockholders resident in the province of Ontario in connection with the merger to a trustee who will sell such shares and distribute the proceeds to such Ontario resident Starz stockholders, pursuant to the terms and conditions of the merger agreement and (iii) any shares of Starz common stock held by any Starz stockholder who is entitled to demand and properly demands appraisal of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (and who does not fail to perfect or otherwise effectively withdraw their demand or waive or lose the right to appraisal). These exchange ratios are fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger, except in certain limited circumstances reflecting changes to the stock of Lions Gate or Starz. Based on the closing price of Lions Gate common shares on the New York Stock Exchange (which we refer to as the “NYSE”) of  $20.94 on June 29, 2016, the last trading day before public announcement of the merger agreement, the exchange ratio represented approximately $32.21 in Lions Gate common shares and cash for each share of Starz Series A common stock and $33.73 in Lions Gate common shares and cash for each share of Starz Series B common stock.

Based on the closing price of Lions Gate common shares on the NYSE of  $20.48 on September 2, 2016, the latest practicable date before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $31.89 in Lions Gate common shares and cash for each share of Starz Series A common stock and $33.15 in Lions Gate common shares and cash for each share of Starz Series B common stock.
You should obtain current stock price quotations for the Lions Gate common shares, Starz Series A common stock and Starz Series B common stock before deciding how to vote with respect to the adoption of the merger agreement. Lions Gate common shares are traded on the NYSE under the ticker symbol “LGF,” shares of Starz Series A common stock are traded on the Nasdaq Stock Market LLC (which we refer to as the “NASDAQ”) under the ticker symbol “STRZA” and shares of Starz Series B common stock are traded on the NASDAQ under the ticker symbol “STRZB.”
Based upon the number of outstanding shares on the record date of  [•], 2016 for both the Lions Gate special meeting and the Starz special meeting, we anticipate that immediately following the reclassification and prior to the merger, there will be [•] issued and outstanding Lions Gate voting shares, [•] issued and outstanding Lions Gate non-voting shares, no Lions Gate issued and outstanding common shares and no Lions Gate issued and outstanding preference shares and that [•] Lions Gate voting shares and [•] Lions Gate non-voting shares will be reserved for issuance in respect of Lions Gate equity awards, and specifically that, Lions Gate will issue [•] Lions Gate voting shares and [•] Lions Gate non-voting shares in connection with the merger, and that the cash consideration required to be paid in the merger will be approximately $[•] billion.
Based upon the number of outstanding shares on the record date of  [•], 2016 for both the Lions Gate special meeting and the Starz special meeting, upon completion of the reclassification and the merger, we expect that former Starz stockholders will own approximately [•]% of the outstanding Lions Gate post-reclassification shares (including [•]% of the outstanding Lions Gate voting shares and [•]% of the outstanding Lions Gate non-voting shares) and that current Lions Gate shareholders will own approximately [•]% of the outstanding Lions Gate post-reclassification shares (including [•]% of the outstanding Lions Gate voting shares and [•]% of the outstanding Lions Gate non-voting shares).
Lions Gate and Starz will each hold special meetings of their respective stockholders on [•], 2016 in connection with the merger and related matters.
Concurrently with the execution of the merger agreement, Lions Gate entered into a stock exchange agreement (which we refer to as the “exchange agreement”) on June 30, 2016 with John C. Malone, Robert R. Bennett and certain of their respective affiliates (which we refer to collectively as the “M-B stockholders”). Pursuant to the terms of the exchange agreement, if the merger does not occur and the merger agreement is terminated (a) by Lions Gate because the Starz board of directors changes its recommendation in favor of the transactions contemplated by the merger agreement, (b) by Starz in order to enter into a superior transaction or (c) by either party because Starz’s stockholders fail to approve the Starz merger proposal (as defined below), then the M-B stockholders will sell to a wholly owned subsidiary of Lions Gate all shares of Starz Series B common stock held by the M-B stockholders (which we refer to as the “Starz exchange shares”) in exchange for per share consideration of  $7.26 in cash and 1.2642 newly issued Lions Gate common shares (which we refer to as the “exchange”), subject to the terms and conditions of the exchange agreement. At the Lions Gate special meeting, Lions Gate shareholders will vote on a proposal to approve the issuance of Lions Gate common shares to the M-B stockholders in the exchange. Approval of the Lions Gate exchange issuance proposal is not a condition to the consummation of the exchange. If the M-B stockholders elect to receive all cash consideration in the exchange, or if Lions Gate fails to receive the required stockholder approval to issue Lions Gate common shares to the M-B stockholders in the exchange, the M-B stockholders will instead receive per share consideration of  $36.30 in cash for each share of Starz Series B common stock sold in the exchange, which would represent aggregate cash consideration of  $249.2 million. If the M-B stockholders receive Lions Gate common shares in the exchange, as of the record date, they would own [•]% of the outstanding Lions Gate common shares. As of August 31, 2016, the Starz exchange shares constituted approximately 69.6% of the issued and outstanding shares of Starz Series B common stock and approximately 7.1% of the issued and outstanding Starz common stock, and accordingly, following any such exchange, Lions Gate would hold approximately 95.9% of the issued and outstanding shares of Starz Series B common stock and approximately 11.9% of the issued and outstanding Starz common stock, which would represent approximately 52.0% of the aggregate voting power of the outstanding shares of Starz common stock. The exchange will not occur if the merger is completed, or if the merger agreement is terminated other than for the reasons set forth above.
As we previously announced, on November 10, 2015, Lions Gate entered into an investor rights agreement (which we refer to as the “investor rights agreement”) with Liberty Global plc (which we refer to as “LGP”), Discovery Communications, Inc. (which we refer to as “Discovery”), MHR Fund Management, LLC (which we refer to as “MHR”) and certain of their respective affiliates, pursuant to which, among other things, Lions Gate granted LGP,

Discovery and MHR preemptive rights of first offer with respect to the issuance of New Issue Securities (as defined in the investor rights agreement) for cash consideration (which we refer to as “preemptive rights”). Concurrently with the execution of the merger agreement, on June 30, 2016, Lions Gate and the other parties to the investor rights agreement entered into an amendment to the investor rights agreement, pursuant to which Lions Gate agreed to seek the approval of its stockholders for all issuances of New Issue Securities (including Lions Gate common shares, Lions Gate voting shares and Lions Gate non-voting shares) to LGP, Discovery and MHR in connection with their exercise of preemptive rights under the investor rights agreement during the five-year period following the receipt of such stockholder approval. Lions Gate has agreed that it will not issue any New Issue Securities (including Lions Gate common shares, Lions Gate voting shares and/or Lions Gate non-voting shares) until it obtains stockholder approval for such issuance if stockholder approval would be required in order to give effect to the preemptive rights granted in the investor rights agreement.
At the Lions Gate special meeting, Lions Gate shareholders will be asked to consider and vote on (a) a series of four proposals to implement the reclassification (which we refer to collectively as the “Lions Gate reclassification proposals”), (b) a proposal to approve the issuance of Lions Gate non-voting shares and Lions Gate voting shares to Starz stockholders in the merger pursuant to the merger agreement (which we refer to as the “Lions Gate merger issuance proposal”), (c) a proposal to approve the issuance of Lions Gate common shares to the M-B stockholders in the exchange (which we refer to as the “Lions Gate exchange issuance proposal”), (d) a proposal to approve all issuances of Lions Gate securities to LGP, Discovery and MHR in connection with the exercise of their preemptive rights under the investor rights agreement with respect to any such issuances that occur during the five-year period following the receipt of such stockholder approval (which we refer to as the “Lions Gate preemptive rights proposal”), (e) a proposal to amend the Articles of Lions Gate to extend indemnities provided for directors and former directors to officers and former officers of Lions Gate (which we refer to as the “Lions Gate indemnity proposal”) and (f) a proposal to approve the adjournment of the Lions Gate special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Lions Gate reclassification proposals and the Lions Gate merger issuance proposal if there are insufficient votes at the time of such adjournment to approve such proposals (which we refer to as the “Lions Gate adjournment proposal”). The merger will not occur unless Lions Gate shareholders approve each of the Lions Gate reclassification proposals and the Lions Gate merger issuance proposal. Approval of the Lions Gate exchange issuance proposal, the Lions Gate preemptive rights proposal, the Lions Gate indemnity proposal and the Lions Gate adjournment proposal are not conditions to the consummation of the merger.
At the Starz special meeting, Starz stockholders will be asked to consider and vote on (a) a proposal to approve the adoption of the merger agreement and the transactions contemplated thereby, including, without limitation, the merger (which we refer to as the “Starz merger proposal”), (b) a proposal to approve, by advisory (nonbinding) vote, the compensation that may be paid or become payable to the named executive officers of Starz in connection with the merger (which we refer to as the “Starz compensation proposal”) and (c) a proposal to approve the adjournment of the Starz special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Starz merger proposal, if there are insufficient votes at the time of such adjournment to approve the Starz merger proposal (which we refer to as the “Starz adjournment proposal”). Holders of Starz Series A common stock and Starz Series B common stock are entitled to vote on the Starz merger proposal, the Starz compensation proposal and the Starz adjournment proposal. The merger will not occur unless Starz stockholders approve the Starz merger proposal. Approval of the Starz compensation proposal and the Starz adjournment proposal are not conditions to the consummation of the merger.
Your vote is very important, regardless of the number of shares you own. The record date for determining the stockholders entitled to receive notice of, and to vote at, the special meetings is [•], 2016 with respect to both the Lions Gate special meeting and the Starz special meeting. Only Lions Gate shareholders and Starz stockholders of record at the close of business on [•], 2016 are entitled to receive this notice and to vote at the special meeting. The merger cannot be completed without the approval by Lions Gate shareholders of each of the Lions Gate reclassification proposals and the Lions Gate merger issuance proposal and the approval by the Starz stockholders of the Starz merger proposal. The completion of the merger is not conditioned on the Lions Gate preemptive rights proposal, the Lions Gate exchange issuance proposal, the Lions Gate indemnity proposal, the Lions Gate adjournment proposal, the Starz compensation proposal or the Starz adjournment proposal. We urge you to read this joint proxy statement/prospectus carefully. The obligations of Lions Gate and Starz to complete the merger are subject to the satisfaction or waiver of certain conditions set forth in the merger agreement. More information about Lions Gate, Starz, the special meetings, the merger agreement and the transactions contemplated thereby, including the merger and the reclassification, the exchange agreement and the transactions contemplated thereby, including the exchange, and the amendment to the investor rights agreement, is included in this joint proxy statement/prospectus. You should also consider carefully the risks that are described in the “Risk Factors” section, beginning on page 43.
Whether or not you plan to attend the Lions Gate special meeting or the Starz special meeting, please submit your proxy as soon as possible to make sure that your Lions Gate common shares, your shares of Starz Series A common stock or your shares of Starz Series B common stock are represented at the applicable meeting.

The Lions Gate board of directors recommends that Lions Gate shareholders vote “FOR” each of the Lions Gate reclassification proposals and “FOR” the Lions Gate merger issuance proposal, which approvals are necessary to complete the merger. The Lions Gate board of directors also recommends that Lions Gate shareholders vote “FOR” the Lions Gate exchange issuance proposal, “FOR” the Lions Gate preemptive rights proposal, “FOR” the Lions Gate indemnity proposal and “FOR” the Lions Gate adjournment proposal.
The Starz board of directors, upon recommendation of a special committee comprised entirely of independent and disinterested directors, recommends that Starz stockholders vote “FOR” the Starz merger proposal, which approval is necessary to complete the merger, “FOR” the Starz compensation proposal and “FOR” the Starz adjournment proposal.
We join our respective boards in their recommendations and look forward to the successful combination of Lions Gate and Starz.
Sincerely,	Sincerely,
Jon Feltheimer Chief Executive Officer Lions Gate Entertainment Corp.	CHRISTOPHER P. ALBRECHT Chief Executive Officer Starz
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined that this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
This joint proxy statement/prospectus is dated [•], 2016 and is first being mailed to the shareholders of Lions Gate and stockholders of Starz on or about [•], 2016.

250 Howe Street, 20th Floor
Vancouver, British Columbia V6C 3R8
and
2700 Colorado Avenue
Santa Monica, California 90404
(310) 449-9200
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On [•], 2016
Dear Shareholders of Lions Gate Entertainment Corp.:
We are pleased to invite you to attend a special meeting of shareholders of Lions Gate Entertainment Corp., a corporation organized and existing under the corporate laws of British Columbia (which we refer to as “Lions Gate”). The meeting will be held at [•], on [•], 2016, at [•], local time, to consider and vote upon the following matters:
•
a series of four proposals to implement a reorganization of Lions Gate’s outstanding share capital (which we refer to as the “reclassification”), pursuant to which, immediately prior to the consummation of the proposed merger (as defined below), each existing Lions Gate common share, without par value (which we refer to as the “Lions Gate common shares”), will be converted into 0.5 shares of newly issued Class A voting shares, without par value, of Lions Gate (which we refer to as the “Lions Gate voting shares”) and 0.5 shares of newly issued Class B non-voting shares, without par value, of Lions Gate (which we refer to as the “Lions Gate non-voting shares” and together with the Lions Gate voting shares as the “Lions Gate post-reclassification shares”), subject to the terms and conditions of the merger agreement (as defined below) (which we refer to collectively as the “Lions Gate reclassification proposals”);

•
a proposal to approve the issuance of Lions Gate non-voting shares and Lions Gate voting shares to holders of Starz Series A common stock, par value $0.01 per share (the “Starz Series A common stock”), of Starz and Starz Series B common stock, par value $0.01 per share (the “Starz Series B common stock”), in connection with the agreement and plan of merger, dated as of June 30, 2016 (which we refer to, as amended from time to time, as the “merger agreement”), by and among Lions Gate, Starz and Orion Arm Acquisition Inc., a wholly owned subsidiary of Lions Gate (which we refer to as “Merger Sub”), pursuant to which Merger Sub will merge with and into Starz (which we refer to as the “merger”), with Starz continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of Lions Gate (which we refer to as the “Lions Gate merger issuance proposal”);

•
a proposal to approve the issuance of Lions Gate common shares to John C. Malone, Robert R. Bennett and certain of their respective affiliates (whom we refer to collectively as the “M-B stockholders”), in connection with the stock exchange agreement, dated as of June 30, 2016 (which we refer to as the “exchange agreement”), by and between Lions Gate, Merger Sub and the M-B stockholders, pursuant to which, if the merger agreement is terminated (a) by Lions Gate because the Starz board of directors changes its recommendation in favor of the transactions contemplated by the merger agreement, (b) by Starz in order to enter into a superior transaction or (c) by either party because Starz’s stockholders fail to approve the Starz merger proposal (as defined within this joint proxy statement/prospectus), then the M-B stockholders will sell to Merger Sub all shares of Starz Series B common stock held by them (which we refer to as the “Lions Gate exchange issuance proposal”);

•
a proposal to approve all issuances by Lions Gate of New Issue Securities (as defined in the investor rights agreement, dated as of November 10, 2015 and amended as of June 30, 2016 (which we refer to as the “investor rights agreement”), by and among Lions Gate and certain of its stockholders, including Liberty Global plc (which we refer to as “LGP”), Discovery Communications, Inc. (which we refer to as “Discovery”), MHR Fund Management, LLC (which we refer to as “MHR”) and certain of their respective affiliates), to LGP, Discovery and MHR in connection with their exercise of preemptive rights of first offer under the investor rights agreement during the five-year period following the receipt of such stockholder approval (which we refer to as the “Lions Gate preemptive rights proposal”);

•
a proposal to approve the amendment of the Articles of Lions Gate to extend indemnities currently provided for in the Articles of Lions Gate in favor of directors and former directors of Lions Gate to also apply to officers and former officers of Lions Gate (which we refer to as the “Lions Gate indemnity proposal’’); and

•
a proposal to approve the adjournment of the Lions Gate special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Lions Gate merger issuance proposal and each of the Lions Gate reclassification proposals if there are insufficient votes at the time of such adjournment to approve such proposals (which we refer to as the “Lions Gate adjournment proposal”).

Approval of each of the Lions Gate reclassification proposals by Lions Gate shareholders, and consummation of the reclassification by Lions Gate, are conditions to the closing of the merger. In addition, approval of the Lions Gate merger issuance proposal by Lions Gate shareholders is a condition to the closing of the merger. Approval of the Lions Gate exchange issuance proposal, the Lions Gate preemptive rights proposal, the Lions Gate indemnity proposal and the Lions Gate adjournment proposal are not conditions to the consummation of the merger.
The Lions Gate merger issuance proposal is conditioned on the approval of each of the Lions Gate reclassification proposals, and each of the Lions Gate reclassification proposals are conditioned on the approval of the Lions Gate merger issuance proposal, but no other proposal is conditioned on the approval of any other proposal. The reclassification will occur immediately prior to completion of the merger only if all other conditions to the merger have been satisfied, and the merger will only occur if the reclassification occurs. The exchange will not occur if the merger occurs.
Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the Lions Gate special meeting.
Holders of record of Lions Gate common shares at the close of business on [•], 2016 are entitled to notice of, and to vote at, the Lions Gate special meeting and any adjournments or postponements of the Lions Gate special meeting.
Each of the Lions Gate reclassification proposals requires the affirmative vote of the holders of a two-thirds majority of the votes cast by holders of Lions Gate common shares at the Lions Gate special meeting, assuming a quorum is present. The Lions Gate merger issuance proposal requires the affirmative vote of the majority of the votes cast by holders of Lions Gate common shares at the Lions Gate special meeting, assuming a quorum is present. The Lions Gate exchange issuance proposal requires the affirmative vote of the majority of the votes cast by holders of Lions Gate common shares at the Lions Gate special meeting, assuming a quorum is present. The Lions Gate preemptive rights proposal requires the affirmative vote of the majority of the votes cast by holders of Lions Gate common shares at the Lions Gate special meeting, assuming a quorum is present. The Lions Gate indemnity proposal requires the affirmative vote of the majority of the votes cast by holders of Lions Gate common shares at the Lions Gate special meeting, assuming a quorum is present. The Lions Gate adjournment proposal requires the affirmative vote of the majority of the votes cast by holders of Lions Gate common shares at the Lions Gate special meeting, whether or not a quorum is present.
Your vote is important. Whether or not you expect to attend the Lions Gate special meeting in person, we urge you to vote your shares as promptly as possible by: (a) accessing the Internet website specified on your proxy card; (b) calling the toll-free number specified on your proxy card; or (c) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Lions Gate special meeting. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished by the record holder.
By Order of the Board of Directors,
JON FELTHEIMER
Chief Executive Officer
[•], 2016
Santa Monica, California
Vancouver, British Columbia

Starz
8900 Liberty Circle
Englewood, Colorado 80112
(720) 852-7700
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On [•], 2016
Dear Stockholders of Starz:
We are pleased to invite you to attend a special meeting of stockholders of Starz, a Delaware corporation. The meeting will be held at [•], on [•], 2016, at [•], local time, to consider and vote upon the following matters:
•
a proposal to approve the adoption of the agreement and plan of merger, dated as of June 30, 2016 (which we refer to, as amended from time to time, as the “merger agreement”), by and among Lions Gate Entertainment Corp. (which we refer to as “Lions Gate”), Starz and Orion Arm Acquisition Inc., a wholly owned subsidiary of Lions Gate (which we refer to as “Merger Sub”), pursuant to which Merger Sub will merge with and into Starz (which we refer to as the “merger”), with Starz continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of Lions Gate (which we refer to as the “Starz merger proposal”);

•
a proposal to approve, by advisory (nonbinding) vote, the compensation that may be paid or become payable to the named executive officers of Starz in connection with the merger (which we refer to as the “Starz compensation proposal”); and

•
a proposal to approve the adjournment of the Starz special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Starz merger proposal, if there are insufficient votes at the time of such adjournment to approve such proposal (which we refer to as the “Starz adjournment proposal”).

The merger will not occur unless Starz stockholders approve the Starz merger proposal. Approval of the Starz compensation proposal and Starz adjournment proposal are not conditions to the consummation of the merger.
Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the Starz special meeting. A copy of the merger agreement is attached as Annex A to the attached joint proxy statement/prospectus.
Holders of record of Starz Series A common stock, par value $0.01 (which we refer to as the “Starz Series A common stock”), and Starz Series B common stock, par value $0.01( which we refer to as the “Starz Series B common stock” and together with the Starz Series A common stock as the “Starz common stock”), at the close of business on [•], 2016 are entitled to notice of, and to vote on, all proposals at the Starz special meeting or any adjournments or postponements of the Starz special meeting. These holders will vote together as a single class on each proposal.
The Starz merger proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Starz Series A common stock and Starz Series B common stock, voting together as a single class. The Starz compensation proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Starz Series A common stock and Starz Series B common stock, voting together as a single class, present in person or represented by proxy at the meeting and entitled to vote thereon, assuming a quorum is present. The Starz adjournment proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Starz Series A common stock and Starz Series B common stock, voting together as a single class, present in person or represented by proxy at the meeting and entitled to vote thereon, assuming a quorum is present. If a quorum is not present at the Starz special meeting, the chair of the Starz special meeting may adjourn the Starz special meeting in his sole discretion.

Your vote is important. Whether or not you expect to attend the Starz special meeting in person, we urge you to vote your shares as promptly as possible by: (a) accessing the Internet website specified on your proxy card; (b) calling the toll-free number specified on your proxy card; or (c) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Starz special meeting. If your shares are held in the name of a broker, bank or nominee, please follow the instructions on the voting instruction card furnished by the record holder.
By Order of the Board of Directors,
CHRISTOPHER P. ALBRECHT
Chief Executive Officer
[•], 2016
Englewood, Colorado

ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates by reference important business and financial information about Lions Gate and Starz from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:
Lions Gate Entertainment Corp. 2700 Colorado Avenue Santa Monica, California 90404 (310) 255-3651 Attn.: Investor Relations	Starz 8900 Liberty Circle Englewood, Colorado 80112 (855) 807-2929 Attn.: Investor Relations
or	or
MacKenzie Partners, Inc. 105 Madison Avenue New York, New York 10016 (800) 322-2885 Email: lionsgate@mackenziepartners.com	D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Telephone: (212) 269-5550 (collect) or (866) 745-0265 (toll-free) Email: starz@dfking.com
Investors may also consult the websites of Lions Gate or Starz for more information concerning the merger and the other transactions described in this joint proxy statement/prospectus, including the exchange, the reclassification and the amendment to the investor rights agreement. The website of Lions Gate is www.lionsgate.com and the website of Starz is www.starz.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.
If you would like to request any documents, please do so by [•], 2016, in order to receive them before the special meetings.
For more information, see “Where You Can Find More Information.”

ABOUT THIS DOCUMENT
This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission by Lions Gate (File No. 333-212792), constitutes a prospectus of Lions Gate under Section 5 of the Securities Act of 1933, as amended, with respect to the Lions Gate voting shares and Lions Gate non-voting shares to be issued to holders of Starz Series A common stock and Starz Series B common stock in connection with the merger. This document also constitutes a joint proxy statement of Lions Gate and Starz under Section 14(a) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), an information circular of Lions Gate under National Instrument 51-102—Continuous Disclosure Obligations of the Canadian Securities Administrators and an information circular of Lions Gate under the Business Corporations Act (British Columbia). It also constitutes a notice of meeting with respect to the special meeting of Lions Gate shareholders and a notice of meeting with respect to the special meeting of Starz stockholders, at which Lions Gate shareholders and Starz stockholders, respectively, will be asked to vote upon certain proposals to approve the adoption of the merger agreement and the transactions contemplated thereby, including, without limitation, the merger, and other related matters.
You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [•], 2016. You should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than the date on the front cover of those documents. Neither our mailing of this joint proxy statement/prospectus to Lions Gate shareholders or Starz stockholders nor the issuance of Lions Gate voting shares or Lions Gate non-voting shares in connection with the merger will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding Lions Gate has been provided by Lions Gate and information contained in this joint proxy statement/prospectus regarding Starz has been provided by Starz.

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QUESTIONS AND ANSWERS
The following are answers to some questions that you, as a stockholder of Lions Gate Entertainment Corp., a corporation organized and existing under the corporate laws of British Columbia (which we refer to as “Lions Gate”), or a stockholder of Starz, a Delaware corporation (which we refer to as “Starz”), may have regarding the proposed transactions between Lions Gate and Starz and the other matters being considered at the special meeting of Lions Gate and at the special meeting of Starz. Lions Gate and Starz urge you to carefully read this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meetings. Additional important information is also contained in the annexes to, and the documents incorporated by reference into, this joint proxy statement/prospectus.
Q:
What is the merger?

A:
Lions Gate and Starz have entered into an agreement and plan of merger, dated as of June 30, 2016 (which we refer to, as amended from time to time, as the “merger agreement”), by and among Lions Gate, Starz and Orion Arm Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Lions Gate (which we refer to as “Merger Sub”). A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

Pursuant to the merger agreement, Merger Sub will merge with and into Starz, with Starz continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of Lions Gate (which we refer to as the “merger”).
Q:
What is the reclassification?

A:
Under the terms of the merger agreement, immediately prior to consummation of the proposed merger, Lions Gate will effect a reorganization of its share capital (which we refer to as the “reclassification”), pursuant to which each existing Lions Gate common share, without par value (which we refer to as the “Lions Gate common shares”), will be converted into 0.5 shares of newly issued Class A voting shares, without par value, of Lions Gate (which we refer to as the “Lions Gate voting shares”) and 0.5 shares of newly issued Class B non-voting shares, without par value, of Lions Gate (which we refer to as the “Lions Gate non-voting shares” and together with the Lions Gate voting shares as the “Lions Gate post-reclassification shares”), subject to the terms and conditions of the merger agreement.

At the Lions Gate special meeting, Lions Gate shareholders will be asked to consider and vote on a series of four proposals to implement the reclassification (which we refer to collectively as the “Lions Gate reclassification proposals”). Approval of each of the Lions Gate reclassification proposals by Lions Gate shareholders, and consummation of the reclassification by Lions Gate, is a condition to the closing of the merger. The reclassification will occur immediately prior to completion of the merger only if all other conditions to the merger have been satisfied, and the merger will only occur if the reclassification occurs.
Q:
What will Starz stockholders receive in the merger?

A:
Following the reclassification, in the proposed merger, (a) each share of Starz Series A common stock, par value $0.01 (which we refer to as the “Starz Series A common stock”), will be converted into the right to receive $18.00 in cash and 0.6784 Lions Gate non-voting shares, and (b) each share of Starz Series B common stock, par value $0.01 (which we refer to as the “Starz Series B common stock” and together with the Starz Series A common stock, the “Starz common stock”), will be converted into the right to receive $7.26 in cash, 0.6321 Lions Gate voting shares and 0.6321 Lions Gate non-voting shares, in each case, subject to the terms and conditions of the merger agreement (which we refer to collectively as the “merger consideration”) and, in each case, except for (i) any shares of Starz common stock held by Lions Gate or any of its wholly owned subsidiaries including Merger Sub, (ii) in the event that the Lions Gate minority approval as defined and required under Ontario Securities Commission Rule 56-501—Restricted Shares (which we refer to as “OSC Rule 56-501”) or an exemption therefrom is not obtained, Lions Gate will issue Lions Gate non-voting shares issuable to Starz stockholders resident in the province of Ontario in connection with the merger to a trustee who will sell such shares and distribute the proceeds to such Ontario resident Starz stockholders, pursuant to the terms and conditions of the merger agreement and (iii) any shares of Starz common stock held by any Starz stockholder who is entitled to demand and properly demands appraisal of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”) (and who does not fail to perfect or otherwise effectively withdraw their demand or waive or lose the right to appraisal). These exchange ratios are fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger, except in certain limited circumstances reflecting changes to the stock of Lions Gate or Starz. Based on the closing price of Lions Gate common shares on the New York Stock Exchange (which we refer to as the “NYSE”) of  $20.94 on June 29, 2016, the last trading day before public announcement of the merger agreement, the exchange ratio represented approximately $32.21 in Lions Gate common shares and cash for each share of Starz Series A common stock and $33.73 in Lions Gate common shares and cash for each share of Starz Series B common stock. Based on the closing price of Lions Gate common shares on the NYSE of  $20.48 on September 2, 2016, the latest practicable date before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $31.89 in Lions Gate common shares and cash for each share of Starz Series A common stock and $33.15 in Lions Gate common shares and cash for each share of Starz Series B common stock.
Q:
What happens if the market price of Lions Gate common shares or Starz common stock changes before the closing of the merger?

A:
No change will be made to the merger consideration, including to the share consideration that forms part of the merger consideration, if the market price of Lions Gate common shares or Starz common stock changes before the merger. Because the merger consideration is fixed, the value of the consideration to be received by Starz stockholders in the merger will depend on the market price of the Lions Gate non-voting shares and Lions Gate voting shares at the time of the merger.

Q:
Will Lions Gate issue fractional shares in the merger or the reclassification?

A:
No fractional Lions Gate voting shares or Lions Gate non-voting shares will be issued in the reclassification or the merger. To the extent that the reclassification would result in any Lions Gate shareholder being issued a fractional share, such fraction will be rounded up to the nearest whole number.

To the extent that the merger would result in any Starz stockholder being issued a fractional share, in lieu thereof, such Starz stockholder will be entitled to receive a cash payment in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all Starz common stock owned by such holder as of the effective time) by $20.94.
Q:
What is the exchange?

A:
Concurrently with the execution of the merger agreement, Lions Gate entered into a stock exchange agreement (which we refer to as the “exchange agreement”) on June 30, 2016 with John C. Malone, Robert R. Bennett and certain of their respective affiliates (which we refer to collectively as the “M-B stockholders”).

Pursuant to the terms of the exchange agreement, if the merger does not occur and the merger agreement is terminated (a) by Lions Gate because the Starz board of directors changes its recommendation in favor of the transactions, (b) by Starz in order to enter into a superior transaction or (c) by either party because Starz’s stockholders fail to approve the Starz merger proposal (as defined below), then the M-B stockholders will sell to Merger Sub all shares of Starz Series B common stock held by the M-B stockholders (which we refer to as the “Starz exchange shares”) in exchange for per share consideration of  $7.26 in cash and 1.2642 newly issued Lions Gate common shares (which we refer to as the “exchange”).
If the M-B stockholders elect to receive all cash consideration in the exchange, or if Lions Gate fails to receive the required stockholder approval to issue Lions Gate common shares to the M-B stockholders in the exchange, the M-B stockholders will instead receive per share consideration of  $36.30 in cash for each share of Starz Series B common stock sold in the exchange.

As of August 31, 2016, the Starz exchange shares constituted approximately 69.6% of the issued and outstanding shares of Starz Series B common stock and approximately 7.1% of the issued and outstanding Starz common stock, and accordingly, following any such exchange, Lions Gate would hold approximately 95.9% of the issued and outstanding shares of Starz Series B common stock and approximately 11.9% of the issued and outstanding Starz common stock, and approximately 52.0% of the aggregate voting power of the outstanding shares of Starz common stock.
At the Lions Gate special meeting, Lions Gate shareholders will vote on a proposal to approve the issuance of Lions Gate common shares to the M-B stockholders in the exchange (which we refer to as the “Lions Gate exchange issuance proposal”). Approval of the Lions Gate exchange issuance proposal is not a condition to the consummation of the exchange.
The exchange will not occur if the merger is completed, or if the merger agreement is terminated other than for the reasons set forth above. Approval of the Lions Gate exchange issuance proposal is not a condition to the consummation of the merger. A copy of the exchange agreement is attached as Annex G to this joint proxy statement/prospectus.
Previously, on February 10, 2015, Lions Gate entered into a stock exchange agreement with certain affiliates of Dr. Malone, pursuant to which 2,118,038 shares of Starz Series A common stock and 2,590,597 shares of Starz Series B common stock beneficially owned by affiliates of Dr. Malone, representing, at that time, in the aggregate an approximate 14.5% voting interest in Starz, were exchanged for 4,967,695 Lions Gate common shares, representing, at that time, approximately 3.4% of the outstanding Lions Gate common shares, and which provided for such affiliates of Dr. Malone to retain a voting proxy over the shares of Starz common stock sold to Lions Gate on generally all matters submitted to Starz stockholders, other than stock issuances or a proposal relating to a business combination of Starz.
Q:
What is the amendment to the investor rights agreement?

A:
On November 10, 2015, Lions Gate entered into an investor rights agreement (which we refer to as the “investor rights agreement”) with Liberty Global plc (which we refer to as “LGP”), Discovery Communications, Inc. (which we refer to as “Discovery”), MHR Fund Management, LLC (which we refer to as “MHR”) and certain of their respective affiliates, pursuant to which, among other things, Lions Gate granted LGP, Discovery and MHR preemptive rights of first offer with respect to the issuance of New Issue Securities (as defined in the investor rights agreement) for cash consideration (which we refer to as “preemptive rights”).

Concurrently with the execution of the merger agreement, on June 30, 2016, Lions Gate and the other parties to the investor rights agreement entered into an amendment to the investor rights agreement (which we refer to as the “amendment to the investor rights agreement”), pursuant to which Lions Gate agreed to seek the approval of its stockholders for all issuances of New Issue Securities (including Lions Gate common shares, Lions Gate non-voting shares and/or Lions Gate voting shares) to LGP, Discovery and MHR in connection with their exercise of preemptive rights under the investor rights agreement during the five-year period following the receipt of such stockholder approval.
At the Lions Gate special meeting, Lions Gate shareholders will be asked to consider and vote on a proposal to approve all issuances by Lions Gate of New Issue Securities (including Lions Gate common shares, Lions Gate non-voting shares and/or Lions Gate voting shares) to LGP, Discovery and MHR in connection with their exercise of preemptive rights under the investor rights agreement during the five-year period following the receipt of such stockholder approval (which we refer to as the “Lions Gate preemptive rights proposal”).
Approval of the Lions Gate preemptive rights proposal is not a condition to the consummation of the merger. However, Lions Gate has agreed that it will not issue any New Issue Securities (including Lions Gate common shares, Lions Gate non-voting shares and/or Lions Gate voting shares) until it obtains stockholder approval for such issuance if stockholder approval would be required in order to give effect to the preemptive rights granted in the investor rights agreement.

Copies of the investor rights agreement and the amendment to the investor rights agreement are attached as Annexes H and I, respectively, to this joint proxy statement/prospectus.
Q:
Why am I receiving this joint proxy statement/prospectus?

A:
The merger cannot be completed, unless, among other things:

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the holders of Lions Gate common shares vote to approve each of the four Lions Gate reclassification proposals;

•
the holders of Lions Gate common shares vote to approve the Lions Gate merger issuance proposal; and

•
the holders of Starz common stock vote to approve a proposal to approve the adoption of the merger agreement and the transactions contemplated thereby, including, without limitation, the merger (which we refer to as the “Starz merger proposal”).

Each of Lions Gate and Starz will hold separate special meetings of their stockholders to obtain these approvals, as applicable, and approvals for other related proposals as described herein.
Q:
Why is Lions Gate proposing the Lions Gate reclassification, the Lions Gate merger issuance and the other proposals?

A:
Among other reasons, the Lions Gate board of directors approved the merger agreement and recommended the approval of each of the Lions Gate reclassification proposals, the Lions Gate merger issuance proposal, the Lions Gate exchange issuance proposal, the Lions Gate preemptive rights proposal and the Lions Gate indemnity proposal, based on a number of strategic and financial benefits.

Specifically, the Lions Gate board of directors is recommending the approval of:
•
the four Lions Gate reclassification proposals for reasons including its expectation that the reclassification will (1) allow Lions Gate to better mitigate future potential voting dilution by providing an attractive currency to use for acquisitions that will be free of the voting dilution currently associated with issuances of additional Lions Gate common shares; (2) enhance Lions Gate’s flexibility in structuring and executing strategic transactions; and (3) improve Lions Gate’s ability to attract and retain employees by providing flexibility in providing equity compensation tied to its business;

•
the Lions Gate merger issuance proposal for reasons including that the merger is expected to generate significant revenue and cost synergies, to significantly increase the combined company’s content creation capabilities, enhance its leadership in premium scripted programming and scale its global distribution footprint across mobile, broadband, cable and satellite platforms and to pave the way for a broad range of new content partnerships and accelerate the growth of Lions Gate and Starz’s own over-the-top (which we refer to as “OTT”) services;

•
the Lions Gate exchange issuance proposal for reasons including that the exchange would enable Lions Gate to purchase shares of Starz common stock from the M-B stockholders, which would increase Lions Gate’s ownership of Starz and achieve the benefits associated therewith;

•
the Lions Gate preemptive rights proposal for reasons including that under the applicable NYSE rules, shareholder approval of the issuance of certain securities could be required in order for LGP, Discovery and MHR to exercise their preemptive rights under the investor rights agreement; and

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the Lions Gate indemnity proposal for reasons including to clarify the Lions Gate articles and to align the drafting more closely with that which is permitted under the Business Corporations Act (British Columbia) (which we refer to as the “BCBCA”).

The Lions Gate board of directors also considered potential negative effects of the merger and other proposals including:
•
the risk that because the exchange ratios in the merger consideration are fixed, Lions Gate cannot be certain of the market value of the merger consideration until completion of the merger;

•
the possibility that the reclassification, the merger and the other transactions contemplated by the merger agreement may not be completed on the terms or timeline currently contemplated or at all, including for reasons beyond the control of Lions Gate or Starz;

•
the risk that failure to complete the reclassification, the merger and the other transactions contemplated by the merger agreement could negatively affect the price of Lions Gate common shares and future business and financial results of Lions Gate;

•
the ownership dilution to current Lions Gate shareholders as a result of the issuance of Lions Gate post-reclassification shares to holders of Starz common stock pursuant to the merger or of Lions Gate common shares to the M-B stockholders pursuant to the exchange; and

•
the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the reclassification, the merger and the other transactions contemplated by the merger agreement.

For more information, see “The Merger—Lions Gate’s Reasons for the Merger and Other Proposals; Recommendations of the Lions Gate Board of Directors.”
Q:
Why is Starz proposing the merger?

A:
A special committee of the Starz board of directors comprised entirely of independent and disinterested directors (which we refer to as the “Starz Special Committee”) unanimously determined that the merger agreement and the transactions contemplated thereby, including, without limitation, the merger, are advisable and fair to, and in the best interests of, Starz and the holders of Starz Series A common stock (other than Lions Gate, Dr. Malone, and their respective affiliates). The Starz Special Committee recommended that the Starz board of directors approve the merger agreement and the transactions contemplated thereby, including, without limitation, the merger. The Starz board of directors approved and declared advisable the merger agreement and the transactions contemplated thereby, including, without limitation, the merger, and recommends approval of the adoption thereof by Starz stockholders, in each case based on a number of strategic and financial benefits. Specifically, the Starz Special Committee and the Starz board of directors are recommending the approval of the Starz merger proposal for the following reasons, among others:

•
The aggregate value and composition of the merger consideration to be received by Starz stockholders in the merger represents a significant premium on the value of the Starz common stock.

•
Since a portion of the merger consideration will be paid in Lions Gate post-reclassification shares, the Starz stockholders will have the opportunity to participate in any future earnings and growth of the combined company and future appreciation in the value of such shares.

•
The benefits to the combined company that could result from the merger, including an enhanced competitive position, greater financial resources, increased diversity and depth in the products offered and geographic areas served and the potential to realize certain cost savings and operational synergies, are significant.

•
The merger may significantly increase the combined company’s capabilities and footprint, allowing the combined company to become both a buyer and seller of content with more points of contact with distributors, buyers and creators.

The Starz board of directors and Starz Special Committee also considered potential negative effects of the merger and other proposals including:
•
the fact that a significant portion of the merger consideration to be paid to Starz stockholders will be paid in cash and, with respect to that portion of the consideration, the Starz stockholders will not participate in the future growth of the combined company;

•
the fact that the stock portion of the merger consideration to be received by Starz stockholders will consist of Lions Gate post-reclassification shares based on fixed exchange ratios and that (a) such Lions Gate post-reclassification shares have no trading history and (b) the value of the stock portion of the merger consideration may decline either before or after the Starz special meeting and there will be no adjustment to the exchange ratio, thereby exposing the Starz stockholders to the risks of an equity investment;

•
the fact that approximately 93.1% of the Lions Gate post-reclassification shares to be received by Starz stockholders will be non-voting shares such that, while former Starz stockholders will own approximately 31.2% of the assumed outstanding shares of Lions Gate, these shares will represent only 5.9% of the assumed voting power of Lions Gate, and that the holders of Starz Series A common stock (which is voting stock) will only receive Lions Gate non-voting shares pursuant to the merger;

•
the fact that the merger agreement precludes Starz from actively soliciting alternative takeover proposals and Starz may not terminate the merger agreement to accept a superior proposal from a third party unless the third party makes a bona fide written alternative transaction proposal that the Starz board of directors determines (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) to be, or to be reasonably likely to lead to, a superior proposal, in which case Starz would be required to pay a termination fee of  $150 million. In addition, the Starz voting agreement and the exchange agreement could inhibit the likelihood of success of any such superior proposal; and

•
the fact that, concurrently with the execution of the merger agreement, Lions Gate would be entering into the exchange agreement with the M-B stockholders, and that if the merger agreement were terminated for certain specified reasons, the exchange would enable Lions Gate to purchase shares of Starz common stock from the M-B stockholders, which would result in Lions Gate owning more than 50% of the outstanding voting power of Starz. See “—Agreements with Shareholders of Lions Gate and Stockholders of Starz—The Exchange Agreement.”

For more information, see “The Merger—Starz’s Reasons for the Merger and Other Proposals; Recommendations of the Starz Special Committee and Starz Board of Directors.”
Q:
Why are the Articles of Lions Gate proposed to be amended in the Lions Gate indemnity proposal?

A:
The Articles of Lions Gate are proposed to be amended to provide indemnification rights to the officers and former officers of Lions Gate as are currently provided to the directors and formers directors of Lions Gate and as permitted under the Business Corporations Act (British Columbia).

Q:
When and where will the special meetings be held?

A:
The Lions Gate special meeting will be held at [•] on [•], 2016, at [•], local time. The Starz special meeting will be held at [•], on [•], 2016, at [•], local time.

Q:
How do I vote?

A:
Lions Gate.   If you are a holder of record of Lions Gate common shares as of the record date for the Lions Gate special meeting, you may vote by:

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accessing the Internet website specified on your proxy card;

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calling the toll-free number specified on your proxy card; or

•
signing and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold Lions Gate common shares in the name of a broker, bank or nominee, please follow the voting instructions provided by your broker, bank or nominee to ensure that your shares are represented at the Lions Gate special meeting.
Starz.   If you are a holder of record of Starz common stock as of the record date for the Starz special meeting, you may vote on the applicable proposals by:
•
accessing the Internet website specified on your proxy card;

•
calling the toll-free number specified on your proxy card;

•
signing and returning the enclosed proxy card in the postage-paid envelope provided; or

•
voting in person or by proxy at the Starz special meeting.

If you hold shares of Starz common stock in the name of a broker, bank or nominee, please follow the voting instructions provided by your broker, bank or nominee to ensure that your shares are represented at your special meeting.
Q:
What am I being asked to vote upon?

A:
Lions Gate.   Lions Gate shareholders are being asked to vote to approve the four Lions Gate reclassification proposals, to approve the Lions Gate merger issuance proposal, to approve the Lions Gate exchange issuance proposal, to approve the Lions Gate preemptive rights proposal, to approve the Lions Gate indemnity proposal and to approve a proposal to adjourn the Lions Gate special meeting, if necessary or appropriate, to solicit additional proxies in favor of the four Lions Gate reclassification proposals and the Lions Gate merger issuance proposal, if there are insufficient votes at the time of such adjournment to approve such proposals (which we refer to as the “Lions Gate adjournment proposal”).

Starz.   Holders of Starz common stock are being asked to vote to approve the Starz merger proposal, to approve the Starz compensation proposal and to approve a proposal to adjourn the Starz special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Starz merger proposal, if there are insufficient votes at the time of such adjournment to approve such proposal (which we refer to as the “Starz adjournment proposal”).
The merger cannot be completed without the approval by Lions Gate shareholders of each of the Lions Gate reclassification proposals and the Lions Gate merger issuance proposal and the approval by holders of Starz common stock, voting together as a single class, of the Starz merger proposal. The completion of the merger is not conditioned on the Lions Gate preemptive rights proposal, the Lions Gate exchange issuance proposal, the Lions Gate adjournment proposal, the Starz compensation proposal or the Starz adjournment proposal.
The Lions Gate merger issuance proposal is conditioned on the approval of each of the Lions Gate reclassification proposals, and each of the Lions Gate reclassification proposals are conditioned on the approval of the Lions Gate merger issuance proposal, but no other proposal is conditioned on the approval of any other proposal. The reclassification will occur immediately prior to completion of the merger only if all other conditions to the merger have been satisfied, and the merger will only occur if the reclassification occurs. The exchange will not occur if the merger occurs.
Q:
What vote is required to approve each proposal, and how does this compare to the percentage of the outstanding shares entitled to vote held by the respective directors, executive officers and their affiliates of Lions Gate and Starz?

A:
Lions Gate.

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Each of the Lions Gate reclassification proposals requires the affirmative vote of the holders of a two-thirds majority of the votes cast by holders of Lions Gate common shares at the Lions Gate special meeting, assuming a quorum is present.

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The Lions Gate merger issuance proposal requires the affirmative vote of the majority of the votes cast by holders of Lions Gate common shares at the Lions Gate special meeting, assuming a quorum is present.

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The Lions Gate exchange issuance proposal requires the affirmative vote of the majority of the votes cast by holders of Lions Gate common shares at the Lions Gate special meeting, assuming a quorum is present.

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The Lions Gate preemptive rights proposal requires the affirmative vote of the majority of the votes cast by holders of Lions Gate common shares at the Lions Gate special meeting, assuming a quorum is present.

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The Lions Gate indemnity proposal requires the affirmative vote of the majority of the votes cast by holders of Lions Gate common shares at the Lions Gate special meeting, assuming a quorum is present.

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The Lions Gate adjournment proposal requires the affirmative vote of the majority of the votes cast by holders of Lions Gate common shares at the Lions Gate special meeting, whether or not a quorum is present.

•
For comparison, on the record date, approximately [•]% of the outstanding Lions Gate common shares were held by Lions Gate directors and executive officers and their affiliates.

Starz.
•
The Starz merger proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Starz Series A common stock and Series B common stock, voting together as a single class.

•
The Starz compensation proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Starz Series A common stock and Starz Series B common stock, voting together as a single class, present in person or represented by proxy at the meeting and entitled to vote thereon, assuming a quorum is present.

•
The Starz adjournment proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Starz Series A common stock and Starz Series B common stock, voting together as a single class, present in person or represented by proxy at the meeting and entitled to vote thereon, assuming a quorum is present. If a quorum is not present at the Starz special meeting, the chair of the Starz special meeting may adjourn the Starz special meeting in his sole discretion.

•
For comparison, on the record date, approximately [•]% of the outstanding shares of Starz common stock were held by Starz directors and executive officers and their affiliates.

Q:
How do the boards of directors of Lions Gate and Starz recommend that I vote?

A:
Lions Gate.   The Lions Gate board of directors recommends that holders of Lions Gate common shares vote “FOR” each of the Lions Gate reclassification proposals, “FOR” the Lions Gate merger issuance proposal, “FOR” the Lions Gate exchange issuance proposal, “FOR” the Lions Gate preemptive rights proposal, “FOR” the Lions Gate indemnity proposal and “FOR” the Lions Gate adjournment proposal.

Starz.   The Starz board of directors recommends that holders of Starz Series A common stock and Starz Series B common stock vote “FOR” the Starz merger proposal, “FOR” the Starz compensation proposal and “FOR” the Starz adjournment proposal.
Q:
Do the directors and officers of Lions Gate and Starz have any interests that may differ from the interests of other stockholders?

A:
Yes, certain of the directors and executive officers of Lions Gate have interests relating to the merger or the merger agreement that are different from other Lions Gate shareholders. Some of these interests include:

•
Dr. Malone is a director of Lions Gate and beneficial owner of  [•]% of the outstanding Lions Gate common shares, [•]% of the aggregate voting power represented by the Starz common stock (including [•]% of the outstanding shares of Starz Series A common stock and [•]% of the outstanding shares of Starz Series B common stock),as of the record date for the Lions Gate and Starz special meetings. Dr. Malone is a party to the exchange agreement and the Starz voting agreement, and is entitled to certain expense reimbursement and indemnification from Lions Gate thereunder. Dr. Malone did not attend any meetings of, or abstained from discussions and votes of, the Lions Gate board of directors on all matters related to the transaction agreements, and the transactions contemplated thereby.

•
Michael T. Fries is a director of Lions Gate and the President and Chief Executive Officer of LGP. As of the record date for the Lions Gate and Starz special meetings, LGP beneficially owned [•]% of the outstanding Lions Gate common shares. LGP is party to the investor rights agreement (as amended), the standstill agreement (as amended) and a registration rights agreement with Lions Gate. LGP is a party to the LGP voting agreement, and LGP and its representatives are entitled to certain indemnification thereunder. Mr. Fries abstained from discussions and votes of the Lions Gate board of directors on the LGP voting agreement, the amendment to the investor rights agreement and the amendment to the standstill agreement, and the transactions contemplated thereby.

•
David M. Zaslav is a director of Lions Gate and the President and Chief Executive Officer of Discovery. As of the record date for the Lions Gate and Starz special meetings, Discovery beneficially owned [•]% of the outstanding Lions Gate common shares. Discovery is party to the investor rights agreement (as amended), the standstill agreement (as amended) and a registration rights agreement with Lions Gate. Discovery is a party to the Discovery voting agreement, and Discovery and its representatives are entitled to certain indemnification thereunder. Mr. Zaslav abstained from discussions and votes of the Lions Gate board of directors on the Discovery voting agreement, the amendment to the investor rights agreement and the amendment to the standstill agreement, and the transactions contemplated thereby.

•
Mark H. Rachesky, M.D. is the President and Founder of MHR and Emily Fine is a principal at MHR. As of the record date for the Lions Gate and Starz special meetings, MHR beneficially owned [•]% of the outstanding Lions Gate common shares. MHR is party to the investor rights agreement (as amended), the standstill agreement (as amended) and a registration rights agreement with Lions Gate. MHR is a party to the MHR voting agreement, and MHR and its representatives are entitled to certain expense reimbursement and indemnification thereunder. Dr. Rachesky and Ms. Fine each abstained from discussions and votes of the Lions Gate board of directors on the MHR voting agreement, the amendment to the investor rights agreement and the amendment to the standstill agreement, and the transactions contemplated thereby.

For a more detailed discussion of these interests, see “The Merger—Interests of Lions Gate Directors and Executive Officers in the Merger and Other Proposals.”
In addition, certain of the directors and executive officers of Starz have interests relating to the merger or the merger agreement that are different from other Starz stockholders. Some of these interests include:
•
Gregory Maffei is the Chairman of the board of directors of Starz. Mr Maffei is a director and the President and Chief Executive Officer of each of Liberty Media, Liberty Interactive Corporation and Liberty Broadband Corporation, which are all entities for which Dr. Malone serves as Chairman of the board of directors and in which Dr. Malone beneficially owns [•]%, [•]% and [•]% of the aggregate voting power, respectively, in each case as of the record date for the Lions Gate and Starz special meetings.

•
Charles Y. Tanabe is a director of Starz. Mr. Tanabe previously served as the General Counsel of each of Liberty Media and Liberty Interactive Corporation, which are both entities for which Dr. Malone serves as Chairman of the board of directors and in which Dr. Malone beneficially owns [•]% and [•]% of the aggregate voting power, respectively, in each case as of the record date for the Lions Gate and Starz special meetings.
•
Daniel E. Sanchez is a director of Starz and is Dr. Malone’s nephew.

For a more detailed discussion of these interests, see “The Merger—Interests of Starz Directors and Executive Officers in the Merger.”
Q:
How many votes do I have?

A:
Lions Gate.   You are entitled to one vote for each Lions Gate common share that you held of record as of the close of business on the record date.

Starz.   You are entitled to one vote for each share of Starz Series A common stock and ten votes for each share of Starz Series B common stock that you held of record as of the close of business on the record date.
Q:
What constitutes a quorum?

A:
Lions Gate.   The presence at the Lions Gate special meeting, in person or by proxy, of at least two holders of the Lions Gate common shares outstanding on the record date for the Lions Gate special meeting, who, in the aggregate, hold at least 10% of the issued Lions Gate common shares entitled to vote at the Lions Gate special meeting, will constitute a quorum. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.

Starz.   The holders of a majority in total voting power of the outstanding shares of Starz common stock entitled to vote at the special meeting present in person or represented by proxy constitute a quorum at the special meeting. For purposes of determining a quorum, your shares will be included as represented at the meeting even if your proxy indicates that you abstain from voting. If a broker, who is a record holder of shares, indicates on a form of proxy that the broker does not have discretionary authority to vote those shares, or if those shares are voted in circumstances in which proxy authority is defective or has been withheld, those shares will not be treated as present for purposes of determining the presence of a quorum.
Q:
Have any Starz stockholders agreed to vote their shares in favor of any of the Starz proposals?

A:
Yes. In connection with the merger agreement, on June 30, 2016, Lions Gate and Starz entered into a voting agreement (which we refer to as the “Starz voting agreement”) with affiliates of Lions Gate, Dr. Malone, Mrs. Malone and Mr. Bennett (which we refer to collectively as the “Starz voting agreement stockholders”) with respect to their shares of Starz common stock. As of the record date for the Starz special meeting, the Starz voting agreement stockholders collectively beneficially owned approximately [•]% of the outstanding shares of Starz Series A common stock and [•]% of the outstanding shares of Starz Series B common stock (collectively representing, in the aggregate, approximately [•]% of the total voting power represented by the Starz common stock).

Pursuant to the Starz voting agreement, the Starz voting agreement stockholders agreed, among other things and subject to certain conditions, to, at any meeting of stockholders of Starz called to vote upon the merger, vote shares of Starz constituting an aggregate of 33.53% of the voting power of Starz common stock in favor of the merger, and to vote the pro rata portion of the excess of such stockholders’ shares of Starz common stock over such 33.53% limit in proportion to the votes of all Starz stockholders voting other than the Starz voting agreement stockholders. Based on these arrangements, as of the record date for the Starz special meeting, the affirmative vote of the holders of an additional [•]% of the aggregate voting power of the outstanding shares of Starz common stock is required in order to approve the Starz merger proposal.

For a discussion of the Starz voting agreement, see the section entitled “The Merger—Agreements with Shareholders of Lions Gate and Stockholders of Starz—The Starz Voting Agreement.” A copy of the Starz voting agreement is attached as Annex F to this joint proxy statement/prospectus.
Q:
Have any Lions Gate shareholders agreed to vote their shares in favor of any of the Lions Gate proposals?

A:
Yes. In connection with the merger agreement, on June 30, 2016, Lions Gate, Starz and certain shareholders of Lions Gate, including LGP, Discovery, Dr. Malone and MHR, in each case together with certain of their respective affiliates (which we refer to, collectively, as the “Lions Gate voting agreement shareholders”), entered into a series of voting agreements with respect to such stockholders’ Lions Gate common shares (which we refer to as the “LGP voting agreement,” the “Discovery voting agreement,” the “Malone voting agreement” and the “MHR voting agreement,” as applicable, and collectively as the “Lions Gate voting agreements”). As of the record date for the Lions Gate special meeting, the Lions Gate voting agreement shareholders collectively beneficially owned approximately [•]% of the outstanding Lions Gate common shares.

Pursuant to the Lions Gate voting agreements, the Lions Gate voting agreement shareholders agreed, among other things and subject to certain conditions, to, at any meeting of shareholders of Lions Gate called to vote upon each of the Lions Gate reclassification proposals, the Lions Gate merger issuance proposal or the Lions Gate exchange issuance proposal, vote all shares set forth on Schedule A thereto in favor of such proposals, and to vote against certain other matters, including any proposal for an alternative transaction involving Lions Gate, and actions which would reasonably be expected to result in a breach of the merger agreement or adversely affect the consummation of the transactions contemplated by the merger agreement, so long as such obligations had not terminated in accordance with the terms set forth therein.
For a discussion of the Lions Gate voting agreements, see the section entitled “The Merger—Agreements with Shareholders of Lions Gate and Stockholders of Starz—The Lions Gate voting agreements.” Copies of the LGP voting agreement, the Discovery voting agreement, the Malone voting agreement and the MHR voting agreement are attached as Annexes E-1 to E-4, respectively, to this joint proxy statement/prospectus.
Q:
If my Lions Gate common shares or shares of Starz common stock are held in “street name” by my broker, will my broker vote my shares for me?

A:
If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in “street name”), you must provide the record holder of your shares with instructions on how to vote your shares. Brokers who hold Lions Gate common shares or shares of Starz common stock on behalf of their customers may not give a proxy to Lions Gate or Starz to vote those shares without specific instructions from their customers. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Lions Gate or Starz or by voting in person at either special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or nominee.

Q:
What will happen if I fail to instruct my broker, bank or nominee how to vote?

A:
Lions Gate.   If you are a Lions Gate shareholder and you do not instruct your broker, bank or nominee on how to vote your shares of common stock, your broker may not vote your shares on any of the Lions Gate proposals at the Lions Gate special meeting. This will have no effect on the Lions Gate reclassification proposals, the Lions Gate merger issuance proposal, the Lions Gate exchange issuance proposal, the Lions Gate preemptive rights proposal, assuming a quorum is present, or the Lions Gate adjournment proposal.

Starz.   If you are a Starz stockholder and you fail to instruct your broker, bank or nominee to vote your shares of Starz common stock, as applicable, your broker may not vote your shares on the Starz merger proposal, the Starz compensation proposal or the Starz adjournment proposal. This will have the same effect as a vote against the Starz merger proposal, but it will have no effect on the Starz compensation proposal, assuming a quorum is present, or the Starz adjournment proposal, assuming a quorum is present.

Q:
What will happen if I fail to vote or I abstain from voting?

A:
Lions Gate.   If you are a Lions Gate shareholder and you fail to vote or abstain from voting (whether or not you attend the Lions Gate special meeting), it will have no effect on each of the Lions Gate reclassification proposals, the Lions Gate merger issuance proposal, the Lions Gate exchange issuance proposal, the Lions Gate preemptive rights proposal, the Lions Gate indemnity proposal, assuming a quorum is present, or the Lions Gate adjournment proposal.

Starz.   If you are a Starz stockholder and (a) fail to vote, it will have the same effect as a vote against the Starz merger proposal, but it will have no effect on the Starz compensation proposal, assuming a quorum is present, or the Starz adjournment proposal, assuming a quorum is present, or (b) abstain from voting, it will have the same effect as a vote against the Starz merger proposal, the Starz compensation proposal, and the Starz adjournment proposal.
Q:
What if I return my proxy card without indicating how to vote?

A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, your Lions Gate common shares or Starz common stock will be voted in accordance with the recommendation of the Lions Gate board of directors or Starz board of directors, as applicable, with respect to such proposal.

Q:
Can I change my vote after I have returned a proxy or voting instruction card?

A:
Lions Gate:   Yes. Even after you have submitted your proxy, you may change your vote by depositing a duly executed proxy bearing a later date. If you are a stockholder of record, you may also revoke a previously deposited proxy (a) by an instrument in writing that is received by or at the Lions Gate special meeting prior to the closing of the polls, (b) by an instrument in writing provided to the chair of the Lions Gate special meeting at the Lions Gate special meeting or any adjournment thereof or (c) in any other manner permitted by law. The powers of the proxy holders will be suspended if you attend the Lions Gate special meeting in person and so request, although attendance at the Lions Gate special meeting will not by itself revoke a previously granted proxy.

Starz:   Even after you have submitted your proxy, you may change your vote by depositing a duly executed proxy bearing a later date. You may also change your vote at the special meeting. In particular, if you are a stockholder of record, you may revoke a previously deposited proxy (a) by an instrument in writing that is received by or at the Starz special meeting prior to the closing of the polls, (b) by an instrument in writing provided to the chair of the Starz special meeting at the Starz special meeting or any adjournment or postponement thereof, (c) by voting in person at the special meeting or (d) in any other manner permitted by law. The powers of the proxy holders will be suspended if you attend the Starz special meeting in person and so request, although attendance at the Starz special meeting will not by itself revoke a previously granted proxy.
If your shares are held in an account by a broker, bank or other nominee, you should contact your nominee to change your vote or revoke your proxy.
Q:
Are there any unique Canadian tax considerations that I should be aware of in obtaining shares of a Canadian company?

A:
See the section entitled “Certain Tax Consequences of the Transactions—Material Canadian Federal Income Tax Consequences.”

Q:
What are the U.S. federal income tax consequences of the merger to Starz stockholders?

A:
The receipt of merger consideration in exchange for Starz common stock pursuant to the merger will be treated as a taxable transaction for U.S. federal income tax purposes. A U.S. holder (as defined under “Certain Tax Consequences of the Transactions—Material U.S. Federal Income Tax Consequences”) of Starz common stock will generally recognize taxable gain or loss equal to the difference between (a) the sum of the fair market value of the Lions Gate post-reclassification shares and the amount of cash (including any cash received in lieu of fractional Lions Gate post-reclassification shares) received in the merger and (b) the U.S. holder’s adjusted tax basis in the shares of Starz common stock surrendered in exchange therefor.
In certain circumstances, if Section 304 of the Internal Revenue Code of 1986, as amended (the “Code”), applies to the merger, a holder of Starz common stock that also owns, directly or constructively, Lions Gate post-reclassification shares immediately prior to the merger could be treated as receiving a dividend in an amount up to the fair market value of the total consideration received by such holder in the merger, regardless of such holder’s gain or loss on its Starz common stock. As a result of the potential application of Section 304 of the Code to the merger, non-U.S. holders (as defined under “Certain Tax Consequences of the Transactions—Material U.S. Federal Income Tax Consequences”) of Starz common stock may be subject to U.S. withholding tax with respect to any consideration received in the merger.
Holders of Starz common stock should read the section entitled “Certain Tax Consequences of the Transactions—Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to a particular holder of Starz common stock will depend on such holder’s particular facts and circumstances. Holders of Starz common stock should consult their own tax advisors to determine the specific tax consequences to them of the merger.
Q:
What are the U.S. federal income tax consequences of the reclassification to Lions Gate shareholders?

A:
Lions Gate shareholders generally will not recognize gain or loss for U.S. federal income tax purposes as a result of the reclassification.

Holders of Lions Gate common shares should read the section entitled “Certain Tax Consequences of the Transactions—Material U.S. Federal Income Tax Consequences” for a more detailed discussion of the material U.S. federal income tax consequences of the reclassification. Tax matters can be complicated, and the tax consequences of the reclassification to a particular holder of Lions Gate common shares will depend on such holder’s particular facts and circumstances. Holders of Lions Gate common shares should consult their own tax advisors to determine the specific tax consequences to them of the reclassification.
Q:
What will happen to my Starz stock options and other stock-based awards?

A:
Stock Options.   At the effective time of the merger (which we refer to as the “effective time”), each Starz stock option that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, will be converted into an option, on substantially the same terms and conditions as were applicable to such Starz stock option immediately prior to the effective time (including vesting terms), to purchase the number of Lions Gate non-voting shares (rounded down to the nearest whole share) determined by multiplying the number of shares of Starz common stock subject to the Starz stock option by the “equity award exchange ratio” (defined below), at an exercise price per share determined by dividing the per-share exercise price of the Starz stock option by the equity award exchange ratio and rounding the resulting quotient up to the nearest whole cent.

Restricted Stock Unit Awards.   At the effective time, each Starz restricted stock unit award that is outstanding immediately prior to the effective time will be converted into a restricted stock unit award (subject to vesting, repurchase or other lapse restrictions), on the same terms and conditions as were applicable to such Starz restricted stock unit award immediately prior to the effective time (including time- and performance-based vesting terms), relating to the number of Lions Gate non-voting shares determined by multiplying the number of shares of Starz common stock subject to the Starz restricted stock unit award immediately prior to the effective time by the equity award exchange ratio, rounded to the nearest whole share.
Restricted Stock Awards.   At the effective time, each Starz restricted stock award that is outstanding immediately prior to the effective time will be converted into a restricted stock award (subject to vesting, repurchase or other lapse restrictions), on the same terms and conditions as were applicable to such Starz restricted stock award immediately prior to the effective time (including vesting terms), relating to the number of Lions Gate non-voting shares determined by multiplying the number of shares of Starz common stock subject to the Starz restricted stock award immediately prior to the effective time by the equity award exchange ratio, rounded to the nearest whole share.
Equity Award Exchange Ratio.   The “equity award exchange ratio” means the sum of  (a) 0.6784 Lions Gate non-voting shares plus (b) the quotient (rounded to four decimal places) obtained by dividing (i) $18.00 by (ii) the volume weighted average closing price per Lions Gate non-voting share in the “when issued” market on the NYSE for the five consecutive trading days ending on and including the last trading day preceding the closing date of the merger, or, if Lions Gate non-voting shares have not begun trading prior to the closing date of the merger, the volume weighted average trading price per share of Lions Gate non-voting shares on the first full trading day on which Lions Gate non-voting shares trade in the regular way.
Q:
Are there any conditions to closing of the merger that must be satisfied for the merger to be completed?

A:
Yes. In addition to the approvals of the stockholders of each of Lions Gate and Starz described herein, there are a number of conditions that must be satisfied or waived for the merger to be consummated, including completion of the reclassification, expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”), and German competition laws, receipt of Federal Communications Commission (which we refer to as the “FCC”) approval, the registration of the shares of the Lions Gate voting shares and Lions Gate non-voting shares being issued to holders of Starz Series A common stock and Starz Series B common stock in the merger, authorization of the Lions Gate voting shares and the Lions Gate non-voting shares for listing on the NYSE and other customary closing conditions.

For more information, see “The Merger—The Merger Agreement—Conditions to Completion of the Merger.”
Q:
When do you expect the merger to be completed?

A:
Lions Gate and Starz are working to complete the merger in the fourth quarter of calendar year 2016. However, the merger is subject to various conditions, and it is possible that factors outside the control of Lions Gate and Starz could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the respective Lions Gate special meeting and Starz special meeting and the completion of the merger.

Q:
Are Lions Gate shareholders and Starz stockholders entitled to appraisal rights in connection with the merger, the reclassification or the exchange?

A:
Lions Gate.   No. Under British Columbia law, holders of Lions Gate common shares do not have the right to receive the appraised value of their shares in connection with the merger, the reclassification or the exchange. For more information regarding appraisal rights, see the section entitled “The Merger—Appraisal Rights.”

Starz.   Yes. Starz stockholders are entitled to appraisal rights pursuant to Section 262 of the DGCL in connection with the merger (but not the exchange or the reclassification), provided they follow the procedures and satisfy the conditions set forth in Section 262 of the DGCL. For more information regarding appraisal rights, see the section entitled “The Merger—Appraisal Rights.” A copy of Section 262 of the DGCL is attached as Annex J to this joint proxy statement/prospectus. Failure to strictly comply with Section 262 of the DGCL will result in the loss of appraisal rights under Delaware law. Due to the complexity of the provisions of Section 262 of the DGCL, any Starz stockholder considering exercising its appraisal rights under Section 262 of the DGCL is urged to consult his, her or its own legal advisor.
Any holder of Starz common stock wishing to exercise the right to demand an appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

•
the stockholder must not vote the stockholder’s shares of Starz common stock in favor of the adoption of the merger agreement;

•
as more fully described below, the stockholder must deliver to Starz a written demand for appraisal of the stockholder’s shares before the vote on the adoption of the merger agreement at the Starz special meeting;

•
the stockholder must hold the stockholder’s shares of Starz common stock, either of record or beneficially, on the date of the making of the demand for appraisal and must continuously hold the shares from the date of the making of the demand through the effective date of the merger; and

•
the stockholder or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving company is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of the stockholder to initiate all necessary action to perfect his, her or its appraisal rights in respect of shares of the Starz common stock within the time prescribed in Section 262 of the DGCL.

A stockholder who elects to exercise appraisal rights in accordance with Section 262 of the DGCL must mail or deliver a written demand to: 8900 Liberty Circle, Englewood, Colorado 80112, Attention: Corporate Secretary. Such written demand must be delivered to and received by Starz before the vote on the adoption of the merger agreement at the Starz special meeting. For more information regarding appraisal rights, including the procedure for exercising appraisal rights, see the section entitled “The Merger—Appraisal Rights.”
Q:
What do I need to do now?

A:
Carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its annexes.

In order for your shares to be voted at the Lions Gate special meeting or the Starz special meeting:
•
you can attend the applicable special meeting in person;

•
you can vote through the Internet or by telephone by following the instructions included on your proxy card; or

•
you can indicate on the enclosed proxy or voting instruction card how you would like to vote and return the card in the accompanying postage-paid envelope.

Q:
Do I need to do anything with my share certificates now?

A:
Lions Gate.   No. You should not submit your Lions Gate share certificates at this time. After the reclassification is completed, if you held certificates representing Lions Gate common shares immediately prior to the effective time of the reclassification, the exchange agent will send you a letter of transmittal and instructions for exchanging each of your Lions Gate common shares in the reclassification for 0.5 newly issued Lions Gate voting shares and 0.5 newly issued Lions Gate non-voting shares. Upon surrender of the certificates for cancellation along with the executed letter of transmittal and other required documents described in the instructions, a holder of Lions Gate common shares will receive the Lions Gate voting shares and Lions Gate non-voting shares into which such Lions Gate common shares will be converted pursuant to the reclassification.

Holders of Lions Gate common shares in book-entry form immediately prior to the effective time of the reclassification will not need to take any action to receive the Lions Gate voting shares and Lions Gate non-voting shares into which such Lions Gate common shares will be converted pursuant to the reclassification.

Starz.   No. You should not submit your Starz share certificates at this time. After the merger is completed, if you held certificates representing Starz common stock immediately prior to the effective time of the merger, CST Trust Company, the exchange agent for Lions Gate (which we refer to as the “exchange agent”), will send you a letter of transmittal and instructions for exchanging your shares of Starz common stock for the merger consideration. Upon surrender of the certificates for cancellation along with the executed letter of transmittal and other required documents described in the instructions, a holder of shares of Starz common stock will receive the merger consideration.
Holders of shares of Starz common stock in book-entry form immediately prior to the effective time of the merger will not need to take any action to receive the merger consideration.
Q:
Do I need identification to attend the Lions Gate or Starz special meetings in person?

A:
Yes. Please bring proper identification, together with proof that you are a record owner of Lions Gate common shares or Starz common stock, as applicable, as of the applicable record date. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement stating or showing that you beneficially owned Lions Gate common shares or Starz common stock, as applicable, on the applicable record date.

Q:
Who can help answer my questions?

A:
Lions Gate shareholders or Starz stockholders who have questions about the merger or the other matters to be voted on at the special meetings or who desire additional copies of this joint proxy statement/prospectus or additional proxy or voting instruction cards should contact:

if you are a Lions Gate shareholder:	if you are a Starz stockholder:
MacKenzie Partners, Inc. 105 Madison Avenue New York, New York 10016 (800) 322-2885 Email: lionsgate@mackenziepartners.com	D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Telephone: (212) 269-5550 (collect) or (866) 745-0265 (toll-free) Email: starz@dfking.com

SUMMARY
This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all of the information that is important to you. Lions Gate and Starz urge you to read carefully this joint proxy statement/prospectus, including the attached annexes, and the other documents to which we have referred you because this section does not provide all of the information that might be important to you with respect to the merger and the related matters being considered at the applicable special meeting. See also “Where You Can Find More Information.” We have included page references to direct you to a more complete description of the topics presented in this summary.
Information about the Companies
Lions Gate Entertainment Corp. (see page 63)
Lions Gate is a corporation organized and existing under the corporate laws of British Columbia and is a premier next generation global content leader with a diversified presence in motion picture production and distribution, television programming and syndication, home entertainment, international distribution and sales, branded channel platforms, interactive ventures and games, and location-based entertainment. Lions Gate has nearly 80 television shows on 40 different networks spanning its primetime production, distribution and syndication businesses. These include the critically-acclaimed hit series Orange Is the New Black, the beloved drama series Nashville, the syndication successes The Wendy Williams Show and Celebrity Name Game (with FremantleMedia), the breakout series The Royals and the Golden Globe-nominated dramedy Casual.
Lions Gate’s feature film business spans eight labels and includes the blockbuster Hunger Games franchise, the Now You See Me, Divergent and John Wick series, Sicario, The Age of Adaline, Roadside Attractions’ Love & Mercy and Mr. Holmes, Codeblack Films’ Addicted and breakout concert film Kevin Hart: Let Me Explain and Pantelion Films’ Instructions Not Included, the highest-grossing Spanish-language film ever released in the United States.
Lions Gate’s home entertainment business is an industry leader in box office-to-DVD and box office-to-VOD revenue conversion rates. Lions Gate handles a prestigious and prolific library of approximately 16,000 motion picture and television titles that is an important source of recurring revenue and serves as a foundation for the growth of Lions Gate’s core businesses. The Lions Gate and Summit brands remain synonymous with original, daring, quality entertainment in markets around the world.
The principal offices of Lions Gate are located at 250 Howe Street, 20th Floor, Vancouver, British Columbia V6C 3R8, and 2700 Colorado Avenue, Santa Monica, California 90404 and its telephone number is (310) 449-9200.
Lions Gate common shares are traded on the NYSE under the ticker symbol “LGF.”
Additional information about Lions Gate and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”
Orion Arm Acquisition Inc. (see page 63)
Merger Sub, a Delaware corporation, is an indirect, wholly owned subsidiary of Lions Gate. Merger Sub was formed by Lions Gate solely for the purpose of engaging in the transactions contemplated by the merger agreement and the exchange agreement. Merger Sub has not conducted any business activities, has no assets, liabilities or obligations and has conducted its operations solely as contemplated by the merger agreement. Its principal executive offices are located at c/o Lions Gate Entertainment Corp., 2700 Colorado Avenue, Santa Monica, California 90404 and its telephone number is (310) 449-9200.
Starz (see page 63)
Starz is a Delaware corporation and is a leading integrated global media and entertainment company with operating units that provide premium subscription video programming on domestic U.S. pay television networks (Starz Networks) and global content distribution (Starz Distribution), www.starz.com. The Starz

Networks operating unit is home to the flagship STARZ® brand with 24.2 million subscribers in the United States as of June 30, 2016, with the STARZ ENCORE® network at 31.8 million subscribers. Through STARZ, the company provides high quality, entertaining premium subscription video programming with 17 premium pay TV channels and associated on-demand and online services. STARZ is sold through U.S. multichannel video distributors, including cable operators, satellite television providers, telecommunications companies, and other online and digital platforms. Starz offers subscribers more than 5,000 distinct premium television episodes and feature films every year and up to 1,500 every month, including STARZ Original series, first-run movies and other popular movie and television programming. The Starz Distribution operating unit is home to the Anchor Bay Entertainment, Starz Digital, and Starz Worldwide Distribution divisions. In addition to STARZ Original series, Starz Distribution develops, produces and acquires movies, television and other entertainment content for worldwide home video, digital, and television licensing and sales.
Starz’s principal executive offices are located at 8900 Liberty Circle, Englewood, Colorado 80112 and its telephone number is (720) 852-7700.
Shares of Starz Series A common stock are traded on the NASDAQ under the ticker symbol “STRZA” and shares of Starz Series B common stock are traded on the NASDAQ under the ticker symbol “STRZB.”
Additional information about Starz and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus and “Where You Can Find More Information.”
Risk Factors (see page 43)
Before voting at the Lions Gate special meeting or the Starz special meeting, you should carefully consider all of the information contained in or incorporated by reference into this joint proxy statement/prospectus, as well as the specific factors under the heading “Risk Factors” beginning on page 38, including the risks that:
•
the merger is subject to a number of conditions, some of which are not within our control, and may not be completed on the terms or timeline currently contemplated, or at all;

•
the exchange ratios in the merger consideration are fixed and will not be adjusted to reflect stock price changes of either Lions Gate or Starz prior to the closing of the merger;

•
Lions Gate and Starz stockholders will be diluted by the merger;

•
Lions Gate and Starz expect to incur substantial transaction expenses and other costs in connection with the merger and the reclassification;

•
following the merger, Lions Gate may be unable to integrate the business of Starz successfully or realize the anticipated synergies and related benefits of the merger or do so within the anticipated time frame;

•
prior to the merger, Lions Gate has substantial indebtedness, and the significant additional indebtedness that will be incurred by Lions Gate in connection with the merger could adversely affect Lions Gate’s operations and financial condition after the merger; and

•
there is currently no public market for the Lions Gate voting shares or the Lions Gate non-voting shares to be received following the reclassification and the merger and there can be no assurance that the Lions Gate non-voting shares will not trade at a discount to the Lions Gate voting shares.

The Merger
The Merger Agreement (see page 135)
Lions Gate and Starz have entered into the merger agreement attached as Annex A to this joint proxy statement/prospectus. The Starz board of directors, upon the recommendation of the Starz Special Committee, and the Lions Gate board of directors, have both approved the combination of Lions Gate and Starz. Lions Gate and Starz encourage you to read the entire merger agreement carefully because it is the principal legal document governing the merger.

Form of the Merger (see page 136)
Pursuant to the merger agreement, Merger Sub will merge with and into Starz, with Starz continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of Lions Gate.
The Reclassification (see page 136)
Under the terms of the merger agreement, immediately prior to consummation of the proposed merger, Lions Gate will effect the reclassification, pursuant to which each existing Lions Gate common share will be converted into 0.5 shares of newly issued Lions Gate voting shares and 0.5 shares of newly issued Lions Gate non-voting shares, subject to the terms and conditions of the merger agreement.
Consideration to Starz Stockholders in the Merger (see page 136)
Following the reclassification, in the proposed merger, (a) each share of Starz Series A common stock will be converted into the right to receive $18.00 in cash and 0.6784 Lions Gate non-voting shares, and (b) each share of Starz Series B common stock will be converted into the right to receive $7.26 in cash, 0.6321 Lions Gate voting shares and 0.6321 Lions Gate non-voting shares, in each case, subject to the terms and conditions of the merger agreement, and, in each case, except for (i) any shares of Starz common stock held by Lions Gate or any of its wholly owned subsidiaries including Merger Sub, (ii) in the event that the Lions Gate minority shareholder approval as defined and required by OSC Rule 56-501 or an exemption therefrom is not obtained, Lions Gate will issue Lions Gate non-voting shares issuable to Starz stockholders resident in the province of Ontario in connection with the merger to a trustee who will sell such shares and distribute the proceeds to such Ontario resident Starz stockholders, pursuant to the terms and conditions of the merger agreement and (iii) any shares of Starz common stock held by any Starz stockholder who is entitled to demand and properly demands appraisal of such shares in accordance with Section 262 of the DGCL (and who does not fail to perfect or otherwise effectively withdraw their demand or waive or lose the right to appraisal). These exchange ratios are fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger, except in certain limited circumstances reflecting changes to the stock of Lions Gate or Starz.
The following table presents trading information, rounded to the nearest cent, for Lions Gate common shares and Starz common stock on June 29, 2016, the last trading day before public announcement of the merger agreement and September 2, 2016, the latest practicable trading day before the date of this joint proxy statement/prospectus.
	Lions Gate common shares			Starz Series A common stock			Starz Series B common stock
Date	High	Low	Close	High	Low	Close	High	Low	Close
June 29, 2016	$21.11	$20.16	$20.94	$28.36	$26.94	$28.25	$27.97	$27.63	$27.97
September 2, 2016(1)	$20.69	$20.21	$20.48	$31.05	$30.70	$30.84	$32.30	$32.30	$32.30

(1)
Data for Starz Series B common stock is as of September 1, 2016, the latest practicable date for which such information was available before the date of this joint proxy statement/prospectus.

Based upon the number of outstanding shares on the record date of  [•], 2016 for the Starz special meeting, we expect that (a) Lions Gate will issue [•] Lions Gate voting shares and [•] Lions Gate non-voting shares in connection with the merger, (b) Lions Gate will reserve approximately [•] shares of common stock for issuance in respect of Starz equity awards that Lions Gate will assume in connection with the merger, and (c) Lions Gate will pay an aggregate cash amount of  $[•] to Starz stockholders as merger consideration for their shares of Starz common stock.

Treatment of Starz Stock Options and Other Equity-Based Awards in the Merger (see page 137)
At the effective time of the merger, upon the terms and subject to the conditions of the merger agreement, outstanding Starz equity awards will be adjusted as follows:
•
Stock Options.   At the effective time, each Starz stock option that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, will be converted into an option, on substantially the same terms and conditions as were applicable to such Starz stock option immediately prior to the effective time (including vesting terms), to purchase the number of Lions Gate non-voting shares (rounded down to the nearest whole share) determined by multiplying the number of shares of Starz common stock subject to the Starz stock option by the equity award exchange ratio, at an exercise price per share determined by dividing the per-share exercise price of the Starz stock option by the equity award exchange ratio and rounding the resulting quotient up to the nearest whole cent.

•
Restricted Stock Unit Awards.   At the effective time, each Starz restricted stock unit award that is outstanding immediately prior to the effective time will be converted into a restricted stock unit award (subject to vesting, repurchase or other lapse restrictions), on the same terms and conditions as were applicable to such Starz restricted stock unit award immediately prior to the effective time (including time- and performance-based vesting terms), relating to the number of Lions Gate non-voting shares determined by multiplying the number of shares of Starz common stock subject to the Starz restricted stock unit award immediately prior to the effective time by the equity award exchange ratio, rounded to the nearest whole share.

•
Restricted Stock Awards.   At the effective time, each Starz restricted stock award that is outstanding immediately prior to the effective time will be converted into a restricted stock award (subject to vesting, repurchase or other lapse restrictions), on the same terms and conditions as were applicable to such Starz restricted stock award immediately prior to the effective time (including vesting terms), relating to the number of Lions Gate non-voting shares determined by multiplying the number of shares of Starz common stock subject to the Starz restricted stock award immediately prior to the effective time by the equity award exchange ratio, rounded to the nearest whole share.

The Exchange Agreement (see page 154)
Concurrently with the execution of the merger agreement, Lions Gate entered into the exchange agreement on June 30, 2016 with Dr. Malone, Mr. Bennett and certain of their affiliates.
Pursuant to the terms of the exchange agreement, if the merger does not occur and the merger agreement is terminated (a) by Lions Gate because the Starz board of directors changes its recommendation in favor of the transactions, (b) by Starz in order to enter into a superior transaction or (c) by either party because Starz’s stockholders fail to approve Starz merger proposal, then the M-B stockholders will sell to Merger Sub all shares of Starz Series B common stock held by the M-B stockholders in exchange for per share consideration of  $7.26 in cash and 1.2642 newly issued Lions Gate common shares, subject to the terms and conditions of the exchange agreement. If the M-B stockholders elect to receive all cash consideration in the exchange, or if Lions Gate fails to receive the required stockholder approval to issue Lions Gate common shares to the M-B stockholders in the exchange, the M-B stockholders will instead receive per share consideration of  $36.30 in cash for each share of Starz Series B common stock sold in the exchange. The exchange will not occur if the merger is completed, or if the merger agreement is terminated other than for the reasons set forth above. As of August 31, 2016, the Starz exchange shares constituted approximately 69.6% of the issued and outstanding shares of Starz Series B common stock and approximately 7.1% of the issued and outstanding shares of Starz common stock, and accordingly, following any such exchange, Lions Gate would hold approximately 95.9% of the issued and outstanding shares of Starz Series B common stock and approximately 11.9% of the issued and outstanding Starz common stock, which would represent approximately 52.0% of the aggregate voting power of the outstanding shares of Starz common stock.
The completion of the exchange also depends on a number of conditions being satisfied or, where legally permissible, waived, including (a) the absence of any applicable law restraining, enjoining or otherwise prohibiting or making illegal, and the absence of any judgment, injunction, order or decree entered of any governmental authority having competent jurisdiction enjoining, the consummation of the transactions contemplated by the exchange agreement; (b) expiration or termination of any applicable waiting period under the HSR Act and German competition laws; (c) Starz not having adopted any stockholder rights plan or other anti-takeover provisions which would materially and adversely affect any party’s ability to perform its obligations and consummate the transactions contemplated by the exchange agreement or to acquire any share capital of, or other voting or equity interests in, Starz; and (d) the absence of any “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar law applicable to the exchange agreement or the transactions contemplated thereby.
At the Lions Gate special meeting, Lions Gate shareholders will vote on the Lions Gate exchange issuance proposal to approve the issuance of Lions Gate common shares to the M-B stockholders in the exchange. Approval of the Lions Gate exchange issuance proposal is not a condition to the consummation of the exchange or the consummation of the merger. The exchange will not occur if the merger is completed.
The exchange agreement may be terminated at any time prior to the closing of the exchange: (a) by mutual written consent of the parties thereto; (b) by one party, if the other party shall have breached its representations and warranties, or failed to perform its covenants, under the exchange agreement, subject to certain materiality thresholds and cure periods; (c) by either party if there shall be any law that makes consummation of the exchange illegal or otherwise prohibited or any final and nonappealable injunction or order enjoining the exchange; or (d) by either party if the exchange shall not have occurred by the date that is six months after the occurrence of one of the termination events set forth above (provided that either the M-B stockholders or Lions Gate may extend such date for a period not to exceed 90 days by written notice to the other if the closing shall not have occurred by that date solely due to the failure to satisfy by that date the conditions relating to antitrust waiting periods).
A copy of the exchange agreement is attached as Annex G to this joint proxy statement/prospectus.
Amendment to the Investor Rights Agreement (see page 155)
On November 10, 2015, Lions Gate entered into the investor rights agreement with LGP, Discovery, MHR and certain of their respective affiliates, pursuant to which, among other things, Lions Gate granted LGP, Discovery and MHR preemptive rights with respect to the issuance of New Issue Securities (as defined in the investor rights agreement) for cash consideration.
Concurrently with the execution of the merger agreement, on June 30, 2016, Lions Gate and the other parties to the investor rights agreement entered into an amendment to the investor rights agreement, pursuant to which Lions Gate agreed to seek the approval of its stockholders for all issuances of New Issue Securities (including Lions Gate common shares, Lions Gate non-voting shares and/or Lions Gate voting shares) to LGP, Discovery and MHR in connection with their exercise of preemptive rights under the investor rights agreement during the five-year period following the receipt of such stockholder approval.
At the Lions Gate special meeting, Lions Gate shareholders will be asked to consider and vote on the Lions Gate preemptive rights proposal to approve all issuances by Lions Gate of New Issue Securities (including Lions Gate common shares, Lions Gate non-voting shares and/or Lions Gate voting shares) to LGP, Discovery and MHR in connection with their exercise of preemptive rights under the investor rights agreement during the five-year period following the receipt of such stockholder approval.
Approval of the Lions Gate preemptive rights proposal is not a condition to the consummation of the merger. However, Lions Gate has agreed that it will not issue any New Issue Securities (including Lions Gate common shares, Lions Gate non-voting shares and/or Lions Gate voting shares) until it obtains stockholder approval for such issuance if stockholder approval would be required in order to give effect to the preemptive rights granted in the investor rights agreement.
Copies of the investor rights agreement and the amendment to the investor rights agreement are attached as Annexes H and I, respectively, to this joint proxy statement/prospectus.

Recommendations of the Lions Gate Board of Directors (see page 80)
After careful consideration, on June 23, 2016, the Lions Gate board of directors approved the merger agreement and the transactions contemplated thereby, including the merger and the reclassification, the Lions Gate voting agreements, the Starz voting agreement, the exchange agreement, the amendment to the investor rights agreement and the amendment to standstill agreement (as hereinafter defined) (which we refer to collectively as the “Lions Gate transaction agreements”), and the transactions contemplated respectively thereby, and declared such agreements and such transactions (including each of the Lions Gate reclassification proposals, the Lions Gate merger issuance proposal, the Lions Gate preemptive rights proposal and the Lions Gate exchange issuance proposal) to be advisable and in the best interest of Lions Gate and the shareholders of Lions Gate.
The Lions Gate board of directors recommends that holders of Lions Gate common shares vote “FOR” each of the Lions Gate reclassification proposals, “FOR” the Lions Gate merger issuance proposal, “FOR” the Lions Gate exchange issuance proposal, “FOR” the Lions Gate preemptive rights proposal, “FOR” the Lions Gate indemnity proposal and “FOR” the Lions Gate adjournment proposal.
For the factors considered by the Lions Gate board of directors in reaching its decision to approve the Lions Gate transaction agreements and the recommendations of the Lions Gate board of directors, see “The Merger—Lions Gate’s Reasons for the Merger and Other Proposals; Recommendations of the Lions Gate Board of Directors.”
Recommendation of the Starz Board of Directors (see page 85)
The Starz Special Committee, comprised entirely of independent and disinterested directors, has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger, are advisable and fair to, and in the best interests of, Starz and the holders of Starz Series A common stock (other than Lions Gate, Dr. Malone, and their respective affiliates) and has recommended that the Starz board of directors approve, the merger agreement and the transactions contemplated thereby, including, without limitation, the merger.
The Starz board of directors, after considering various factors and with the unanimous recommendation of the Starz Special Committee, unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, including, without limitation, the merger, and recommends that the Starz stockholders vote “FOR” the Starz merger proposal, “FOR” the Starz compensation proposal and “FOR” the Starz adjournment proposal.
For the factors considered by the Starz board of directors in reaching its decisions to approve the merger agreement and the recommendations of the Starz Special Committee to the Starz board of directors and the Starz board of directors to the Starz stockholders, see “The Merger—Starz’s Reasons for the Merger and Other Proposals; Recommendations of the Starz Special Committee and Starz Board of Directors.”
Opinion of Lions Gate’s Financial Advisor (see page 90)
Opinion of PJT Partners LP
Lions Gate retained PJT Partners LP (which we refer to as “PJT Partners”) to act as a financial advisor to Lions Gate in connection with the merger. At the meeting of the Lions Gate board of directors held on June 23, 2016, PJT Partners presented its analyses and expressed its view, subsequently confirmed in its written opinion dated June 30, 2016, as to the fairness to Lions Gate, from a financial point of view, of the merger consideration to be paid by Lions Gate in the merger. The full text of the written opinion of PJT Partners, dated June 30, 2016, which describes, among other things, the assumptions made, procedures followed, factors considered, and qualifications and limitations on the review undertaken by PJT Partners, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference herein.
PJT Partners provided its opinion to the Lions Gate board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the merger only and the opinion is not a recommendation as to any action the Lions Gate board of directors should take with respect to the merger or any aspect thereof. PJT Partners’ opinion was limited to the fairness to Lions Gate as of the date of the opinion, from a financial point of view, of the merger consideration to be paid by Lions Gate in the merger. PJT Partners’ opinion does not express any view or opinion as to any other aspect or implication of the merger, the merger agreement, or any other agreement or understanding entered into in connection with the merger or otherwise, including, without limitation, the relative merits of the merger as compared to any other business plan or opportunity that might be available to Lions Gate or the effect of any other arrangement in which Lions Gate might engage, the underlying decision by Lions Gate to engage in the merger, the fairness of the merger to the holders of any class of securities, creditors or other constituencies of Lions Gate or the fairness of the amount or nature of the compensation to any officers, directors or employees of any party to the merger, or any class of such persons, relative to the merger consideration to be paid by Lions Gate in the merger or otherwise. PJT Partners’ opinion does not constitute a recommendation to any shareholder as to how any shareholder should vote or act with respect to the merger or any other matter, and should not be relied upon by any shareholder as such.
Opinions of Starz’s Financial Advisors (see page 99)
Opinion of LionTree Advisors LLC
On June 29, 2016, at a meeting of the Starz board of directors, LionTree Advisors LLC (which we refer to as “LionTree”) rendered an oral opinion to the Starz board of directors (which was subsequently confirmed in writing by delivery of LionTree’s written opinion dated June 29, 2016) as to the fairness, from a financial point of view, as of such date, to the holders of Starz Series A common stock (for purposes of such opinion, other than Lions Gate, Dr. Malone, and their respective affiliates, which we refer to collectively as the “excluded parties”), solely in their capacity as holders of Starz Series A common stock and not in their capacity as holders of Starz Series B common stock, if applicable, of the consideration to be received by such holders pursuant to the merger agreement, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by LionTree in preparing its opinion.
LionTree’s opinion was provided to the Starz board of directors and only addressed the fairness, from a financial point of view, to the holders of Starz Series A common stock (other than the excluded parties) solely in their capacity as holders of Starz Series A common stock and not in their capacity as holders of Starz Series B common stock, if applicable, of the consideration to be received by such holders pursuant to the merger agreement (without giving effect to any impact of the transactions contemplated by the merger agreement, which we refer to collectively as the “transaction,” on any particular stockholder of Starz other than in its capacity as a holder of Starz Series A common stock). The summary of LionTree’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by LionTree in preparing its opinion. However, neither LionTree’s opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus constitute a recommendation to any Starz stockholder as to how such stockholder should vote or act on any matter relating to the transaction or any other matter.
Opinion of Raine Securities LLC
Raine Securities LLC (which we refer to as “Raine”) delivered its opinion to the Starz Special Committee that, as of June 29, 2016 and based upon and subject to various assumptions made, matters considered and limitations described in the opinion, the consideration to be received by the holders of Starz Series A common stock (other than the Excluded Series A Holders, as defined below) in respect of each share of Starz Series A common stock pursuant to the merger agreement was fair to such holders from a financial point of view. For a more complete description, see “The Merger—Opinions of Starz’s Financial Advisors—Opinion of Raine Securities LLC.”
The full text of the written opinion of Raine, dated June 29, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this joint proxy statement/prospectus. Raine’s opinion is directed only to the fairness, from a financial point of view, to the holders of the Starz Series A common stock (other than the Excluded Series A Holders, as defined below) of the consideration to be received by such holders in respect of each share of Starz Series A common stock pursuant to the merger agreement and does not address the fairness of any other aspect of the transactions contemplated by the merger agreement. Raine’s opinion does not express any view or opinion with respect to the fairness from a financial point of view to the holders of Starz Series B common stock of the consideration to be received by such holders in respect of their shares of Starz Series B common stock pursuant to the merger agreement, or the allocation of the aggregate consideration to be received by all holders of Starz Series A common stock and Starz Series B common stock pursuant to the merger agreement, the fairness of the amount or nature of the compensation, if any, to be received by any party’s officers, directors or employees, or any class of such persons, as a result of, or in connection with, the merger, whether relative to the amounts to be paid or issued to any party’s stockholders in the merger or otherwise. Raine provided its opinion for the information and assistance of the Starz Special Committee in connection with its consideration of the merger. The opinion does not address the underlying business decision of the Starz Special Committee or the Starz board of directors to proceed with the merger. The opinion does not constitute a recommendation to the Starz Special Committee, the Starz board of directors or to any stockholder of Starz, as to how to vote or act with respect to the merger.
Interests of Lions Gate Directors and Executive Officers in the Merger and Other Proposals (see page 122)
When considering the recommendation of the Lions Gate board of directors with respect to the transaction agreements and the transactions contemplated thereby, you should be aware that certain of Lions Gate’s directors and executive officers may be deemed to have interests in the transaction agreements and the transactions contemplated thereby that are different from or in addition to those of Lions Gate shareholders. These interests may present such persons with actual or potential conflicts of interest. The Lions Gate board of directors was aware of these interests during the deliberation of the merits of the transaction agreements, and the transactions contemplated thereby, and in deciding to recommend that you vote for each of the Lions Gate reclassification proposals, the Lions Gate merger issuance proposal, the Lions Gate exchange issuance proposal, the Lions Gate preemptive rights proposal, the Lions Gate indemnity proposal and the Lions Gate adjournment proposal.
For a detailed discussion of these interests, see “The Merger—Interests of Lions Gate Directors and Executive Officers in the Merger and Other Proposals.”
Interests of Starz Directors and Executive Officers in the Merger (see page 123)
In considering the recommendation of the Starz board of directors with respect to the proposal to approve the adoption of the merger agreement and the transactions contemplated thereby, including, without limitation, the merger, Starz stockholders should be aware that Starz’s executive officers and directors have certain interests in the merger that may be different from, in addition to, or in conflict with, the interests of the Starz stockholders generally. These interests include, but are not limited to, certain personal relationships and the interests that certain of Starz’s executive officers have by reason of their respective employment agreements with Starz, among other interests described below. The Starz Special Committee and the Starz board of directors were each aware of these interests during the deliberation of the merits of the merger agreement and the transactions contemplated thereby, and in deciding to recommend that you vote for the merger agreement.
For a detailed discussion of these interests, see “The Merger—Interests of Starz Directors and Executive Officers in the Merger.”
Accounting Treatment (see page 127)
Lions Gate and Starz prepare their financial statements, respectively, in accordance with accounting principles generally accepted in the United States (which we refer to as “GAAP”). The merger will be accounted for by applying the acquisition method of accounting, with Lions Gate treated as the acquirer. For more information, see “The Merger—Accounting Treatment.”
Dividends
Lions Gate expects that, following the merger, the combined company will suspend quarterly dividend payments while focusing on deleveraging and growing its core business.

Regulatory Approvals (see page 127)
Consummation of the merger is conditioned, among other things, on expiration or termination of any applicable waiting period under the HSR Act and German competition laws, receipt of FCC approval, the registration of the Lions Gate non-voting shares and the Lions Gate voting shares to be issued to holders of Starz Series A common stock and Starz Series B common stock pursuant to the merger, authorization of the Lions Gate voting shares and the Lions Gate non-voting shares for listing on the NYSE and other customary closing conditions. For more information, see “The Merger—Regulatory Approvals.”
Expected Timing of the Merger and the Reclassification
Lions Gate and Starz are working to complete the merger and the reclassification in the fourth quarter of 2016. However, the merger and the reclassification are subject to various conditions, and it is possible that factors outside the control of Lions Gate and Starz could result in the merger and the reclassification being completed at a later time, or not at all. There may be a substantial amount of time between the respective Lions Gate special meeting and Starz special meeting and the completion of the merger and the reclassification. For more information, see “Risk Factors—Risks Related to the Merger.”
Conditions to Completion of the Merger (see page 146)
As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:
•
approval of the Starz merger proposal by the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Starz Series A common stock and Series B common stock, voting together as a single class;

•
approval of each of the Lions Gate reclassification proposals by the affirmative vote of the holders of a two-thirds majority of the votes cast by holders of Lions Gate common shares at the Lions Gate special meeting, assuming a quorum is present;

•
approval of the Lions Gate merger issuance proposal by the affirmative vote of the majority of the votes cast by holders of Lions Gate common shares at the Lions Gate special meeting, assuming a quorum is present;

•
completion of the reclassification;

•
expiration or termination of any applicable waiting period under the HSR Act and German competition laws;

•
receipt of requisite FCC approval;

•
the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and that no stop order or proceedings seeking a stop order shall have been initiated by the Securities and Exchange Commission (which we refer to as the “SEC”);

•
authorization of the Lions Gate voting shares and Lions Gate non-voting shares to be issued pursuant to the merger for listing on the NYSE;

•
the absence of any law, order, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other governmental authority of competent jurisdiction, which prohibits, renders illegal or permanently enjoins the consummation of the transactions contemplated by the merger agreement;

•
the truth and correctness of the other party’s representations and warranties in the merger agreement, subject to materiality standards;

•
the other party’s performance and compliance, in all material respects, with its covenants required to be performed or complied with by it under the merger agreement and the Starz voting agreements, the Lions Gate voting agreements and the exchange agreement, as applicable, prior to the effective time of the merger;

•
the other party not having a “material adverse effect,” as defined under the merger agreement; and

•
in the case of Lions Gate, Starz having delivered to Lions Gate an executed payoff letter in reasonable and customary form and substance in respect of the Starz credit agreement, and the Starz credit agreement having been terminated and all amounts outstanding thereunder having been repaid and satisfied in full (it being understood that Lions Gate will provide or cause to be provided the funds necessary for Starz to make such repayment prior to or substantially contemporaneously with the closing of the merger, and that if Lions Gate should fail to do so, such condition shall be deemed satisfied).

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
No Solicitation (see page 147)
Starz and Lions Gate may not solicit alternative transaction proposals (as hereinafter defined, see “The Merger—No Soliciation”), unless their respective board receives a bona fide alternative transaction proposal that did not result from a breach of the party’s non-solicit obligations and which the party’s board determines to be, or to be reasonably likely to lead to, a superior proposal (as hereinafter defined), and where failure to take such action would be reasonably likely to violate the directors’ fiduciary duties.
A party’s board may change its recommendation if it determines that an acquisition proposal (which has not been withdrawn) is a superior proposal or if an unforeseeable “intervening event” occurs and the requisite approvals of the party’s stockholders have not yet been obtained and the board determines that failure to make such a change in recommendation would reasonably be expected to constitute a breach of its fiduciary duties. In addition, Starz may terminate the merger agreement to enter into an alternative transaction under the same conditions.
If the party’s board determines that an acquisition proposal is a superior proposal and decides to (a) change its recommendation to its stockholders or (b) in the case of Starz, terminate the merger agreement to enter into an agreement for an alternative transaction, the party must first negotiate in good faith with the other party for at least four business days to modify the merger agreement.
Termination of the Merger Agreement (see page 150)
The merger agreement may be terminated prior to the effective time of the merger, whether before or after the required approvals of the Lions Gate shareholders and Starz stockholders are obtained:
•
by mutual written consent of each of Lions Gate, Merger Sub and Starz;

•
by either Lions Gate or Starz, if the merger is not consummated on or before December 31, 2016, which either party may extend to March 31, 2017 if the only closing condition that has not been met is the condition related to the receipt of antitrust approvals;

•
by either Lions Gate or Starz, if there is a final, non-appealable order, injunction or other action of any governmental authority permanently restraining, enjoining or otherwise prohibiting the consummation of the merger;

•
by either Lions Gate or Starz, if the required approvals of either the Lions Gate shareholders or the Starz stockholders are not obtained;

•
by either Lions Gate or Starz, if there is a continuing inaccuracy in the representations and warranties or failure to perform covenants or other agreements of the other party that would result in the failure of any applicable closing condition to be satisfied, subject to a cure period, so long as the party seeking to so terminate is not itself in material breach of any of its obligations under the merger agreement, the exchange agreement, the Lions Gate voting agreements, or the Starz voting agreement;

•
by Lions Gate, if the Starz board of directors changes its recommendation regarding approval of the Starz merger proposal, fails to include its recommendation in the proxy, or materially breaches or fails to perform its non-solicit obligations, provided that the required approval of the Starz stockholders have not been obtained;

•
by Starz, if the Lions Gate board of the directors changes its recommendation regarding approval of the Lions Gate merger issuance proposal or the Lions Gate reclassification proposals, fails to include its recommendations in the proxy, or materially breaches or fails to perform its non-solicit obligations, provided that the required approvals of the Lions Gate shareholders have not been obtained;

•
by Starz, at any time prior to receipt of the required approval of the Starz stockholders, to enter into a “superior proposal” (as hereinafter defined), subject to compliance with certain terms and conditions of the merger agreement; or

•
by Starz, if Lions Gate or Merger Sub fails to consummate the merger by a specified time due to a failure to receive the proceeds from the debt financing, subject to certain terms and conditions of the merger agreement.

Expenses and Termination Fees (see page 151)
Subject to the terms and conditions of the merger agreement, Starz will pay Lions Gate a termination fee of  $150 million if  (a) Starz terminates the merger agreement in order to enter into a superior transaction (subject to compliance with certain terms and conditions included in the merger agreement), (b) Lions Gate terminates the merger agreement because Starz’s board of directors changes its recommendation regarding approval of the transactions, (c) Lions Gate terminates the merger agreement because Starz materially breaches its non-solicitation covenant or (d) (i) an alternative transaction proposal is made to Starz, (ii) thereafter the merger agreement is terminated (A) by either party for failure to consummate the merger by the outside date (at such time as Starz’s stockholders have failed to approve the transactions and such termination does not result in the payment of a termination fee by Lions Gate), (B) by either party because Starz’s stockholders fail to approve the transactions or (C) by Lions Gate because Starz has breached its representations or covenants in a way that prevents satisfaction of a closing condition, subject to a cure period, and (iii) within 18 months of such termination, Starz enters into or consummates an alternative transaction (provided that, for the purposes of the preceding paragraph, each reference to twenty percent (20%) in the definition of  “alternative transaction” shall be replaced with a reference to fifty percent (50%)).
Subject to the terms and conditions of the merger agreement, Lions Gate will pay Starz (a) a termination fee of  $150 million if either party terminates the merger agreement because Lions Gate’s stockholders fail to approve the transactions, (b) a termination fee of  $175 million if Starz terminates the merger agreement because Lions Gate’s board of directors changes its recommendation regarding approval of the transactions or because Lions Gate materially breaches its non-solicitation covenant, (c) a termination fee of  $250 million if Starz terminates the merger agreement because Lions Gate fails to consummate the merger when it would otherwise be required due to a failure to receive the debt financing and (d) a termination fee of  $175 million if  (i) an alternative transaction proposal is made to Lions Gate, (ii) thereafter the merger agreement is terminated (A) by either party for failure to consummate the merger by the outside date (at such time as Lions Gate’s stockholders have failed to approve the transactions and such termination does not result in the payment of a termination fee by Starz), (B) by either party because Lions Gate’s stockholders fail to approve the transactions or (C) by Starz because Lions Gate has breached its representations or covenants in a way that prevents satisfaction of a closing condition, subject to a cure period, and (iii) within 18 months of such termination, Lions Gate enters into or consummates an alternative transaction (provided that, for the purposes of the preceding paragraph, each reference to twenty percent (20%) in the definition of  “alternative transaction” shall be replaced with a reference to fifty percent (50%)).
For more information, see “The Merger—The Merger Agreement—Termination of the Merger Agreement.”

Generally, subject to the foregoing and except as otherwise provided in the merger agreement, all expenses incurred in connection with the merger and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, whether or not the merger is consummated, except that any filing fees required in connection with the merger pursuant to the HSR Act or any other competition or antitrust law shall be shared equally by Starz and Lions Gate. For more information, see “The Merger—The Merger Agreement—Fees and Expenses.”
Appraisal Rights (see page 131)
Under British Columbia law, holders of Lions Gate common shares do not have the right to receive the appraised value of their shares in connection with the merger, the reclassification or the exchange. For more information regarding appraisal rights, see the section entitled “The Merger—Appraisal Rights.”
Starz stockholders are entitled to appraisal rights pursuant to Section 262 of the DGCL in connection with the merger (but not the exchange or the reclassification), provided they follow the procedures and satisfy the conditions set forth in Section 262 of the DGCL. A copy of Section 262 of the DGCL is attached as Annex J to this joint proxy statement/prospectus. Failure to strictly comply with Section 262 of the DGCL will result in the loss of appraisal rights under Delaware law. A proxy or vote against the merger proposal will not constitute an appraisal demand. Due to the complexity of the provisions of Section 262 of the DGCL, any Starz stockholder considering exercising its appraisal rights under Section 262 of the DGCL is urged to consult his, her or its own legal advisor. For more information regarding appraisal rights, see the section entitled “The Merger—Appraisal Rights.”
Any holder of Starz common stock wishing to exercise the right to demand an appraisal under Section 262 of the DGCL must satisfy each of the following conditions:
•
the stockholder must not vote the stockholder’s shares of Starz common stock in favor of the adoption of the merger agreement;

•
as more fully described below, the stockholder must deliver to Starz a written demand for appraisal of the stockholder’s shares before the vote on the adoption of the merger agreement at the Starz special meeting;

•
the stockholder must hold the stockholder’s shares of Starz common stock, either of record or beneficially, on the date of the making of the demand for appraisal and must continuously hold the shares from the date of the making of the demand through the effective date of the merger; and

•
the stockholder or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving company is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of the stockholder to initiate all necessary action to perfect his, her or its appraisal rights in respect of shares of the Starz common stock within the time prescribed in Section 262 of the DGCL.

A stockholder who elects to exercise appraisal rights in accordance with Section 262 of the DGCL must mail or deliver a written demand to: 8900 Liberty Circle, Englewood, Colorado 80112, Attention: Corporate Secretary. Such written demand must be delivered to and received by Starz before the vote on the adoption of the merger agreement at the Starz special meeting. For more information regarding appraisal rights, including the procedure for exercising appraisal rights, see the section entitled “The Merger—Appraisal Rights.”
Starz Voting Agreement (see page 156)
In connection with the merger agreement, on June 30, 2016, Lions Gate and Starz entered into the Starz voting agreement with affiliates of Lions Gate, Dr. Malone and Mr. Bennett with respect to their shares of Starz common stock. As of the record date for the Starz special meeting, the Starz voting agreement stockholders collectively beneficially owned approximately [•]% of the outstanding shares of Starz Series A common stock and [•]% of the outstanding shares of Starz Series B common stock (collectively representing, in the aggregate, approximately [•]% of the total voting power represented by the Starz common stock).
Pursuant to the Starz voting agreement, the Starz voting agreement stockholders agreed, among other things and subject to certain conditions, to, at any meeting of stockholders of Starz called to vote upon the merger, vote shares of Starz constituting an aggregate of 33.53% of the voting power of Starz common stock in favor of the merger, and to vote the pro rata portion of the excess of such stockholders’ shares of Starz common stock over such 33.53% limit in proportion to the votes of all Starz stockholders voting other than the Starz voting agreement stockholders. Based upon these arrangements, as of the record date for the Starz special meeting, the affirmative vote of the holders of an additional [•]% of the aggregate voting power of the outstanding shares of Starz common stock is required in order to approve the Starz merger proposal.
For a discussion of the Starz voting agreement, see the section entitled “The Merger—Agreements with Shareholders of Lions Gate and Stockholders of Starz—The Starz Voting Agreement.” A copy of the Starz voting agreement is attached as Annex F to this joint proxy statement/prospectus.
Lions Gate Voting Agreements (see page 156)
In connection with the merger agreement, on June 30, 2016, Lions Gate, Starz and certain shareholders of Lions Gate, including LGP, Discovery, Dr. Malone and MHR, in each case together with certain of their respective affiliates, entered into a series of voting agreements with respect to such stockholders’ Lions Gate common shares. As of the record date for the Lions Gate special meeting, the Lions Gate voting agreement shareholders collectively beneficially owned approximately [•]% of the outstanding Lions Gate common shares.
Pursuant to the Lions Gate voting agreements, the Lions Gate voting agreement shareholders agreed, among other things and subject to certain conditions, to, at any meeting of shareholders of Lions Gate called to vote upon each of the Lions Gate reclassification proposals, the Lions Gate merger issuance proposal or the Lions Gate exchange issuance proposal, vote all shares set forth on Schedule A thereto in favor of such proposals, and to vote against certain other matters including any proposal for an alternative transaction involving Lions Gate, and actions which would reasonably be expected to result in a breach of the merger agreement or adversely affect the consummation of the transactions contemplated by the merger agreement, so long as such obligations had not terminated in accordance with the terms set forth therein.
In addition, under each of the Lions Gate voting agreements, Lions Gate agreed to indemnify the applicable Lions Gate voting agreement shareholders of Lions Gate for losses relating to or arising out of their applicable Lions Gate voting agreement, the merger agreement or the exchange agreement and, in the case of the MHR voting agreement, to pay up to $1.6 million in reasonable out-of-pocket expenses of MHR, and its affiliates party to the MHR voting agreement, incurred in connection with the MHR voting agreement, the merger agreement and the transactions related thereto.
For a discussion of the Lions Gate voting agreements, see the section entitled “The Merger—Agreements with Shareholders of Lions Gate and Stockholders of Starz—The Lions Gate Voting Agreements.” Copies of the LGP voting agreement, the Discovery voting agreement, the Malone voting agreement and the MHR voting agreement are attached as Annexes E-1 to E-4, respectively, to this joint proxy statement/prospectus.
Amendment to Standstill Agreement (see page 155)
On November 10, 2015, Lions Gate entered into a voting and standstill agreement (which we refer to as the “standstill agreement”) with Dr. Malone, LGP, Discovery, MHR and certain of their respective affiliates. Pursuant to the standstill agreement, among other things, LGP, Discovery and Dr. Malone have agreed that, until the expiration of a standstill period on November 10, 2020 (which we refer to as the “standstill period”), they each will vote, in any vote of Lions Gate’s shareholders, all of the common shares beneficially owned by them (together with certain of their affiliates) in the aggregate in excess of 13.5% of Lions Gate’s outstanding voting power in the aggregate in the same proportion as the votes cast by shareholders other than LGP, Discovery and Dr. Malone (together with certain of their affiliates).
Concurrently with the execution of the merger agreement, on June 30, 2016, Lions Gate and the other parties to the standstill agreement entered into an amendment to the standstill agreement, to, among other changes, (a) provide that the limitations on LGP, Discovery and Dr. Malone would be amended to increase the voting cap to the greater of  (i) 13.5% of the total voting power of Lions Gate and (ii) if the merger or the exchange occurs, the lesser of  (A) 14.2% of the total voting power of Lions Gate and (B) the percentage of the total voting power held by LGP, Discovery and Dr. Malone following consummation of the merger or exchange, and (b) allow LGP, Discovery and Dr. Malone to acquire Lions Gate non-voting shares as merger consideration pursuant to the merger.
Source and Amount of Funds (see page 154)
Lions Gate estimates that the total amount of funds necessary to complete the merger and the other transactions contemplated by the merger agreement will be approximately $3.5 billion (which amount represents the cash required to fund the aggregate cash consideration payable in the merger, the repayment of certain Lions Gate and Starz indebtedness and the payment of fees and expenses related to the transactions contemplated by the merger agreement). Lions Gate expects to fund these payments using a combination of cash on hand from the combined businesses and other funds available, including through debt financing contemplated by a debt commitment letter dated June 27, 2016 (which we refer to as the “commitment letter”) among Lions Gate and JPMorgan Chase Bank, N.A., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, and Deutsche Bank Securities Inc. (which we refer to, collectively, as the “commitment parties”).
The commitment letter provides for (a) a $1.9 billion term loan B facility (which we refer to as the “term B facility”), (b) a $1.0 billion term loan A facility (which we refer to as the “term A facility”), (c) a $1.0 billion revolving credit facility (which we refer to as the “revolving facility” and, together with the term A facility and term B facility, the “first lien facilities”), (d) a $520 million unsecured bridge facility (which we refer to as the “bridge facility”) and (e) a $150 million unsecured funded bridge facility (which we refer to as the “funded bridge facility” and, together with the first lien facilities and the bridge facility, the “facilities”).
The closing of each of the facilities is subject to certain conditions, including (a) the accuracy of certain representations and warranties, (b) the absence of a specified material adverse effect having occurred with respect to Starz and its subsidiaries, (c) the execution of satisfactory definitive documentation and (d) other customary closing conditions.
For more information, see the section entitled “The Merger—Source and Amount of Funds.”
U.S. Federal Income Tax Consequences (see page 159)
The receipt of merger consideration in exchange for Starz common stock pursuant to the merger will be treated as a taxable transaction for U.S. federal income tax purposes. A U.S. holder (as defined under “Certain Tax Consequences of the Transactions—Material U.S. Federal Income Tax Consequences”) of Starz common stock will generally recognize taxable gain or loss equal to the difference between (a) the sum of the fair market value of the Lions Gate post-reclassification shares and the amount of cash (including any cash received in lieu of fractional Lions Gate post-reclassification shares) received in the merger and (b) the U.S. holder’s adjusted tax basis in the shares of Starz common stock surrendered in exchange therefor.
In certain circumstances, if Section 304 of the Code applies to the merger, a holder of Starz common stock that also owns, directly or constructively, Lions Gate post-reclassification shares immediately prior to the merger could be treated as receiving a dividend in an amount up to the fair market value of the total consideration received by such holder in the merger, regardless of such holder’s gain or loss on its Starz common stock. As a result of the potential application of Section 304 of the Code to the merger, non-U.S. holders (as defined under “Certain Tax Consequences of the Transactions—Material U.S. Federal Income Tax Consequences”) of Starz common stock may be subject to U.S. withholding tax with respect to any consideration received in the merger.
Holders of Starz common stock should read the section entitled “Certain Tax Consequences of the Transactions—Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to a particular holder of Starz common stock will depend on such holder’s particular facts and circumstances. Holders of Starz common stock should consult their own tax advisors to determine the specific tax consequences to them of the merger.
The Lions Gate Special Meeting (see page 175)
The Lions Gate special meeting will be held at [•], at [•] local time, on [•], 2016. You may vote at the Lions Gate special meeting if you owned Lions Gate common shares of record at the close of business on [•], 2016, the record date for the Lions Gate special meeting. On that date, there were [•] Lions Gate common shares outstanding and entitled to vote. You may cast one vote for each Lions Gate common share that you owned on that date.
At the Lions Gate special meeting, Lions Gate shareholders will be asked to consider and vote upon:
•
each of the Lions Gate reclassification proposals;

•
the Lions Gate merger issuance proposal;

•
the Lions Gate exchange issuance proposal;

•
the Lions Gate preemptive rights proposal;

•
the Lions Gate indemnity proposal; and

•
the Lions Gate adjournment proposal.

The approval of each of the Lions Gate reclassification proposals and the Lions Gate merger issuance proposal are conditions to the completion of the merger. The approval of the Lions Gate exchange issuance proposal, the Lions Gate preemptive rights proposal, the Lions Gate indemnity proposal and the Lions Gate adjournment proposal are not conditions to the completion of the merger.
The Lions Gate merger issuance proposal is conditioned on the approval of each of the Lions Gate reclassification proposals, and each of the Lions Gate reclassification proposals are conditioned on the approval of the Lions Gate merger issuance proposal, but no other proposal is conditioned on the approval of any other proposal.
The reclassification will occur immediately prior to completion of the merger only if all other conditions to the merger have been satisfied, and the merger will only occur if the reclassification occurs. The exchange will not occur if the merger is completed.
The Lions Gate merger issuance proposal requires the affirmative vote of the majority of the votes cast by holders of Lions Gate common shares at the Lions Gate special meeting, assuming a quorum is present. Each of the Lions Gate reclassification proposals requires the affirmative vote of the holders of a two-thirds majority of the votes cast by holders of Lions Gate common shares at the Lions Gate special meeting, assuming a quorum is present. The Lions Gate exchange issuance proposal requires the affirmative vote of the majority of the votes cast by holders of Lions Gate common shares at the Lions Gate special meeting, assuming a quorum is present. The Lions Gate preemptive rights proposal requires the affirmative vote of the majority of the votes cast by holders of Lions Gate common shares at the Lions Gate special meeting, assuming a quorum is present. The Lions Gate indemnity proposal requires the affirmative vote of the majority of the votes cast by holders of Lions Gate common shares at the Lions Gate special meeting, assuming a quorum is present. The Lions Gate adjournment proposal requires the affirmative vote of the majority of the votes cast by holders of Lions Gate common shares at the Lions Gate special meeting, whether or not a quorum is present.

On the record date, approximately [•]% of the outstanding Lions Gate common shares was held by Lions Gate directors and executive officers and their affiliates. Lions Gate currently expects that the Lions Gate directors and executive officers (including those who are party to a Lions Gate voting agreement or Starz voting agreement) will vote their shares in favor of the Lions Gate merger issuance proposal, each of the Lions Gate reclassification proposals, the Lions Gate exchange issuance proposal, the Lions Gate preemptive rights proposal, the Lions Gate indemnity proposal and the Lions Gate adjournment proposal.
The Lions Gate board of directors recommends that Lions Gate shareholders vote “FOR” all of the proposals set forth above. For more information, see “The Lions Gate Special Meeting.”
The Starz Special Meeting (see page 186)
The Starz special meeting will be held at [•], at [•] local time, on [•], 2016. You may vote at the Starz special meeting if you held of record shares of Starz common stock at the close of business on [•], 2016, the record date for the Starz special meeting. On that date, there were [•] shares of Starz Series A common stock outstanding and entitled to vote and [•] shares of Starz Series B common stock outstanding and entitled to vote. Each share of Starz Series A common stock is entitled to cast one vote on all matters that come before the Starz special meeting. Each share of Starz Series B common stock is entitled to cast ten votes on all matters that come before the Starz special meeting.
At the Starz special meeting, stockholders of Starz will be asked to consider and vote upon:
•
the Starz merger proposal;

•
the Starz compensation proposal; and

•
the Starz adjournment proposal.

The approval of the Starz merger proposal is a condition to the completion of the merger. The approval of the Starz compensation proposal and the Starz adjournment proposal are not conditions to the completion of the merger.
The Starz merger proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Starz Series A common stock and Starz Series B common stock, voting together as a single class. The Starz compensation proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Starz Series A common stock and Starz Series B common stock, voting together as a single class, present in person or represented by proxy at the meeting and entitled to vote thereon, assuming a quorum is present. The Starz adjournment proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Starz Series A common stock and Starz Series B common stock, voting together as a single class, present in person or represented by proxy at the meeting and entitled to vote thereon, assuming a quorum is present. If a quorum is not present at the Starz special meeting, the chair of the Starz special meeting may adjourn the Starz special meeting in his sole discretion.
On the record date, approximately [•]% of the outstanding shares of Starz Series A common stock were held by Starz directors and executive officers and their affiliates. On the record date, approximately [•]% of the outstanding shares of Starz Series B common stock were held by Starz directors and executive officers and their affiliates. Starz currently expects that the directors and executive officers of Starz (including those who are party to the Starz voting agreement) will vote their shares of Starz common stock in favor of the Starz merger proposal, the Starz compensation proposal and the Starz adjournment proposal. For more information, see “The Merger—Agreements with Shareholders of Lions Gate and Stockholders of Starz— Starz Voting Agreement.”
The Starz board of directors recommends that Starz stockholders vote “FOR” all of the proposals set forth above. For more information, see “The Starz Special Meeting.”
Rights of Starz Stockholders Will Change as a Result of the Merger (see page 224)
Starz stockholders will have different rights once they become shareholders of Lions Gate due to differences between the governing documents of and the different jurisdictions of incorporation of Lions Gate and Starz. These differences are described in detail under “Comparison of Rights of Lions Gate Shareholders and Starz Stockholders.”

SELECTED HISTORICAL FINANCIAL DATA OF LIONS GATE
The following tables set forth selected consolidated financial information for Lions Gate as of and for the three months ended June 30, 2016 and 2015 and as of and for each of the five fiscal years ended March 31, 2016, 2015, 2014, 2013 and 2012. All references to “fiscal years,” unless otherwise noted, refer to a 12-month fiscal year.
The selected consolidated financial information for Lions Gate as of June 30, 2016 and for the three months ended June 30, 2016 and 2015 was derived from the unaudited condensed consolidated financial statements of Lions Gate contained in Lions Gate’s Quarterly Report on Form 10-Q filed with the SEC on August 4, 2016, which is incorporated by reference into this joint proxy statements/prospectus. The summary consolidated financial data as of June 30, 2015 has been derived from Lions Gate’s unaudited condensed consolidated financial statements which are not included or incorporated by reference into this joint proxy statement/prospectus.
The selected consolidated financial information for Lions Gate as of March 31, 2016 and 2015 and for the years ended March 31, 2016, 2015 and 2014 was derived from the audited consolidated financial statements of Lions Gate contained in Lions Gate’s Annual Report on Form 10-K filed with the SEC on May 25, 2016, which is incorporated by reference into this joint proxy statement/prospectus. The summary consolidated financial data as of March 31, 2014, 2013 and 2012, and for the years ended March 31, 2013 and 2012, were derived from Lions Gate’s audited consolidated financial statements which are not included or incorporated by reference into this joint proxy statement/prospectus.
The selected consolidated financial data below includes the results of Pilgrim Studios from its acquisition date of November 12, 2015 onwards, and Summit Entertainment from its acquisition date of January 13, 2012 onwards, and the results of Maple Pictures from the date of consolidation through the date of sale of August 10, 2011. Due to the acquisitions of Pilgrim Studios, Summit Entertainment and the consolidation and subsequent sale of our interest in Maple Pictures, the Company’s results of operations for the years ended March 31, 2016, 2015, 2014, 2013, 2012 and for the three months ended June 30, 2016 and 2015, and financial positions as at March 31, 2016, 2015, 2014, 2013, 2012, and as at June 30, 2016 and 2015 are not directly comparable to prior reporting periods.
The following information should be read together with the consolidated financial statements of Lions Gate, the notes related thereto and the related reports of management on the financial condition and performance of Lions Gate, all of which are contained in the reports of Lions Gate filed with the SEC and incorporated herein by reference. For more information, see “Where You Can Find More Information.”

	Three Months Ended June 30,		Year Ended March 31,
	2016	2015	2016	2015	2014	2013	2012
	(Amounts in millions, except per share amounts)
Statement of Operations Data:
Revenues	$553.6	$408.9	$2,347.4	$2,399.6	$2,630.3	$2,708.1	$1,587.6
Expenses:
Direct operating	366.3	230.3	1,415.3	1,315.8	1,369.4	1,390.6	908.4
Distribution and marketing	125.0	71.9	661.8	591.5	739.5	817.9	483.5
General and administration	78.7	60.7	282.2	263.5	254.9	218.3	168.9
Gain on sale of asset disposal group	—	—	—	—	—	—	(11.0)
Depreciation and amortization	5.6	1.8	13.1	6.6	6.5	8.3	4.3
Total expenses	575.6	364.8	2,372.4	2,177.4	2,370.3	2,435.1	1,554.1
Operating income (loss)	(22.0)	44.2	(25.0)	222.3	259.9	273.1	33.5
Other expenses (income):
Interest expense
Cash interest	12.9	10.4	45.7	39.7	49.0	75.3	62.4
Amortization of debt discount and deferred financing costs	2.3	2.3	9.2	12.8	17.2	18.3	15.7
Total interest expense	15.2	12.6	54.9	52.5	66.2	93.6	78.1
Interest and other income	(0.9)	(0.6)	(1.9)	(2.8)	(6.0)	(4.0)	(2.8)
Loss on extinguishment of debt	—	—	—	11.7	39.6	24.1	1.0
Total other expenses, net	14.3	12.0	53.0	61.4	99.7	113.6	76.3
Income (loss) before equity interests and income taxes	(36.3)	32.1	(78.1)	160.9	160.2	159.4	(42.8)
Equity interests income (loss)	10.8	11.4	44.2	52.5	24.7	(3.1)	8.4
Income (loss) before income taxes	(25.5)	43.5	(33.8)	213.4	185.0	156.4	(34.4)
Income tax provision (benefit)	(26.3)	2.8	(76.5)	31.6	32.9	(75.8)	4.7
Net income (loss)	0.8	40.7	42.7	181.8	152.0	232.1	(39.1)
Less: Net loss attributable to noncontrolling interest	0.4	—	7.5	—	—	—	—
Net income (loss) attributable to Lions Gate Entertainment Corp. shareholders	$1.3	$40.7	$50.2	$181.8	$152.0	$232.1	$(39.1)
Per share information attributable to Lions Gate Entertainment Corp. shareholders:
Basic net income (loss) per common share	$0.01	$0.28	$0.34	$1.31	$1.11	$1.73	$(0.30)
Diluted net income (loss) per common share	$0.01	$0.26	$0.33	$1.23	$1.04	$1.61	$(0.30)
Weighted average number of common shares outstanding:
Basic	147.2	147.6	148.5	139.0	137.5	134.5	132.2
Diluted	149.6	157.5	154.1	151.8	154.4	149.4	132.2
Dividends declared per common share	$0.09	$0.07	$0.34	$0.26	$0.10	—	—

	Three Months Ended June 30,		Year Ended March 31,
	2016	2015	2016	2015	2014	2013	2012
	(Amounts in millions, except per share amounts)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$69.9	$196.6	$57.7	$102.7	$25.7	$62.4	$64.3
Investment in films and television programs	1,429.3	1,539.8	1,478.3	1,381.8	1,274.6	1,244.1	1,329.1
Total assets(1)	3,715.3	3,450.1	3,834.2	3,272.1	2,816.9	2,727.8	2,748.9
Corporate debt(1):
Senior revolving credit facility(1)	221.0	—	156.1	—	86.3	323.5	97.7
Other senior debt	609.9	605.8	609.0	580.7	447.8	414.5	873.4
Convertible senior subordinated notes and other financing obligations	100.6	98.3	100.0	114.0	131.6	86.9	107.9
Total liabilities(1)	2,753.4	2,494.1	2,893.4	2,429.8	2,232.4	2,371.3	2,659.1
Redeemable noncontrolling interests	91.8	—	90.5	—	—	—	—
Total shareholders’ equity	870.1	956.0	850.3	842.3	584.5	356.5	89.8

(1)
Total assets, corporate debt and total liabilities as of June 30, 2015 and as of March 31, 2016, 2015, 2014, 2013 and 2012 have been reclassified to include deferred financing costs as a reduction of debt rather than as an asset for comparability with the June 30, 2016 presentation related to the adoption of recent accounting pronouncements. As of June 30, 2015 and March 31, 2015, there were no outstanding balances on the senior revolving credit facility, and accordingly, debt issuance costs related to the senior revolving credit facility are included in total assets.

SELECTED HISTORICAL FINANCIAL DATA OF STARZ
In January 2013, Starz (formerly known as Liberty Media Corporation (which we refer to as “Old LMC”)) completed the spin off  (which we refer to as the “LMC Spin-Off”) of its wholly owned subsidiary Liberty Media Corporation (formerly known as Liberty Spinco, Inc. (which we refer to as “Liberty Media”)). Following the LMC Spin-Off, Starz retained the businesses of its wholly-owned subsidiary, Starz, LLC, and all other businesses, assets and liabilities of Old LMC are included in Liberty Media. As a result, Liberty Media became a separate public company on January 11, 2013.
In accordance with U.S. generally accepted accounting principles (which we refer to as “GAAP”), Liberty Media was determined to be the accounting successor to Old LMC for financial reporting purposes following the LMC Spin-Off due to the relative significance of Liberty Media to Starz (which is the legal spinnor) and the continued involvement of Old LMC’s senior management with Liberty Media following the LMC Spin-Off. Accordingly, the historical financial statements of Old LMC prior to the LMC Spin-Off continued to be the historical financial statements of Liberty Media and Starz’s historical financial information was deemed to be the financial information of Starz, LLC. The financial statements of Starz reflect Starz, LLC on a historical cost basis.
Starz, LLC is the only directly owned subsidiary of Starz, which in turn owns, either directly or indirectly, various operating subsidiaries. Starz is a holding company with no assets, liabilities or operations other than those of Starz, LLC. Accordingly, the financial position, results of operations, comprehensive income and cash flows of Starz and Starz, LLC are identical. As Starz’s common stock did not begin publicly trading until January 14, 2013 (following the LMC Spin-Off), Starz’s stockholders’ equity line item as of December 31, 2012 and 2011 does not reflect common stock and additional paid in capital, but instead reflects member’s interest, identical to that of Starz, LLC.
The following tables set forth selected consolidated financial information for Starz as of and for each of the six months ended June 30, 2016 and June 30, 2015 and as of and for each of the five years ended December 31, 2015, 2014, 2013, 2012 and 2011. All references to “fiscal years,” unless otherwise noted, refer to the 12-month calendar year.
The selected historical financial information for each of the six-month periods ended June 30, 2016 and June 30, 2015 was derived from Starz’s unaudited consolidated financial statements as of and for the quarter ended June 30, 2016, contained in Starz’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the SEC on August 2, 2016, which is incorporated by reference into this joint proxy statement/prospectus.
The selected consolidated financial information for Starz as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013 was derived from the consolidated financial statements of Starz, contained in Starz’s Annual Report on Form 10-K filed with the SEC on February 25, 2016, which is incorporated by reference into this joint proxy statement/prospectus. The summary consolidated financial data as of December 31, 2013, 2012 and 2011, and for the years ended December 31, 2012 and 2011, were derived from Starz’s audited consolidated financial statements not included or incorporated by reference into this joint proxy statement/prospectus.
The following information should be read together with the consolidated financial statements of Starz, the notes related thereto, and the related reports of management on the financial condition and performance of Starz, all of which are contained in the reports of Starz filed with the SEC and incorporated herein by reference. For more information, see “Where You Can Find More Information.”

Statement of Operations Data (in millions, except per share amounts)
	Six Months Ended June 30,		Years Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
Revenue:
Programming networks and other services	$784.0	$796.1	$1,536.7	$1,467.5	$1,481.0	$1,419.1	$1,372.1
Home video net sales	50.5	72.3	163.4	196.4	296.5	211.6	241.9
Total revenue	834.5	868.4	1,700.1	1,663.9	1,777.5	1,630.7	1,614.0
Costs and expenses:
Programming (including amortization)	298.8	300.5	655.7	600.6	633.9	661.9	651.2
Production and acquisition (including amortization)	101.3	106.6	207.1	178.7	268.6	192.4	158.8
Home video cost of sales	12.5	20.4	43.6	60.0	71.1	63.9	62.4
Operating	13.1	25.7	49.3	54.3	54.9	53.5	53.7
Selling, general and administrative	169.9	152.7	315.7	299.2	306.4	234.2	245.4
Merger related	9.5	—	—	—	—	—	—
Depreciation and amortization	9.9	9.5	19.0	19.4	17.4	19.4	17.9
Total costs and expenses	615.0	615.4	1,290.4	1,212.2	1,352.3	1,225.3	1,189.4
Operating income	219.5	253.0	409.7	451.7	425.2	405.4	424.6
Other income (expense):
Interest expense, including amounts due to affiliates, net of amounts capitalized	(23.4)	(22.5)	(46.0)	(46.5)	(45.0)	(25.7)	(5.0)
Other income (expense), net	(6.3)	(4.3)	(15.7)	4.6	9.0	3.0	(3.5)
Income from continuing operations before income taxes	189.8	226.2	348.0	409.8	389.2	382.7	416.1
Income tax expense	(68.4)	(77.1)	(111.5)	(140.8)	(139.4)	(130.4)	(172.2)
Income from continuing operations	$121.4	$149.1	236.5	269.0	249.8	252.3	243.9
Net income per common share
Basic(1)	$1.24	$1.46	$2.33	$2.57	$2.13	$2.12	$2.00
Diluted(1)	$1.20	$1.39	$2.22	$2.43	$2.04	$2.12	$2.00

Balance Sheet Data (in millions)
	As of June 30, 2016	As of December 31,
		2015	2014(2)	2013(2)	2012(2)	2011(2)
Cash and cash equivalents	$12.9	$10.7	$13.4	$25.7	$749.8	$1,099.9
Program rights(3)	701.7	652.0	614.8	605.0	678.7	761.9
Investment in films and television programs	223.2	215.6	319.5	194.6	181.7	183.9
Total assets	1,640.5	1,564.2	1,562.4	1,437.2	2,162.7	2,583.1
Current portion of debt	5.8	5.6	5.3	4.9	4.1	4.1
Debt	1,074.5	1,032.2	1,164.3	1,041.7	522.3	531.0
Total debt	1,080.3	1,037.8	1,169.6	1,046.6	526.4	535.1
Stockholders’ equity / members’ interest	235.6	217.7	48.5	61.9	1,312.0	1,651.5

(1)
For presentation purposes, the Starz common stock assumed to be outstanding for the basic net income per share calculation during the years ended December 31, 2012 and 2011 represented the number of shares as of the LMC Spin-Off, excluding unvested outstanding restricted shares as of each applicable date. The Starz common stock assumed to be outstanding for the diluted net income per common share calculation during the years ended December 31, 2012 and 2011 represented the number of shares as of the LMC Spin-Off, the unvested outstanding restricted shares actually held by Starz employees plus any dilutive common shares actually held by Starz employees at each applicable date.

(2)
Total assets, debt and total debt as of December 31, 2014, 2013, 2012 and 2011 have been reclassified for comparability with the 2015 presentation related to the adoption of recent accounting pronouncements.

(3)
Total of current and long-term program rights.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The following summary unaudited pro forma condensed consolidated financial data reflects the proposed merger with Starz, financing required for the merger and the reclassification of Lions Gate shares. This information is derived from and should be read in conjunction with unaudited pro forma condensed consolidated financial statements and related notes thereto included in this joint proxy statement/prospectus, see “Unaudited Pro Forma Condensed Combined Financial Statements” on page 197, and the historical financial statements and notes thereto of Starz and Lions Gate that are incorporated by reference in this joint proxy statement/prospectus.
The unaudited pro forma condensed combined balance sheet assumes the reclassification, the merger and the related debt financing transactions occurred on June 30, 2016. Lions Gate’s fiscal year end is March 31 and Starz’s fiscal year end is December 31. The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Lions Gate and Starz as of June 30, 2016, and applies certain reclassification and pro forma adjustments. The historical balance sheets of Lions Gate and Starz were derived from their respective Quarterly Reports on Form 10-Q for the period ended June 30, 2016.
The unaudited pro forma condensed combined statement of income assumes that the merger and the related debt financing occurred on April 1, 2015. Since Lions Gate and Starz have different fiscal year ends, with the most recent annual period of Lions Gate ended on March 31, 2016 and the most recent annual period of Starz ended on December 31, 2015, the unaudited pro forma condensed combined statement of income combine the historical results of Lions Gate for the year ended March 31, 2016 with the historical results of Starz for the twelve months ended March 31, 2016 and applies certain reclassification and pro forma adjustments. The historical results of Lions Gate were derived from its Annual Report on Form 10-K for the year ended March 31, 2016. The historical results of Starz for the twelve months ended March 31, 2016 has been calculated by (i) taking the results of operations for the year ended December 31, 2015 (ii) adding the results of operations for the quarter ended March 31, 2016 and (iii) subtracting the results of operations from the quarter ended March 31, 2015.
For the unaudited pro forma condensed combined statements of income for the three months ended June 30, 2016, the historical results of both Lions Gate and Starz were derived from their respective Quarterly Reports on Form 10-Q for the period ended June 30, 2016.
The unaudited pro forma condensed combined financial statements include adjustments that are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The summary unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of results that actually would have occurred or that may occur in the future had the proposed merger been completed on the dates indicated, nor are they necessarily indicative of the future operating results or financial position of Lions Gate after the proposed merger. In addition, the unaudited pro forma condensed combined financial statements do not include adjustments for any restructuring activities, operating efficiencies, including related cost savings, or the impact of any non-recurring activity or one-time transaction related charges. Lions Gate and Starz estimate operating cost savings exceeding $50 million on an annual run rate basis. Such savings are primarily expected to include the elimination of duplicative costs and redundancies in certain operations, as well as efficiencies gained from economies of scale in areas such as production, manufacturing and marketing costs. Although Lions Gate and Starz believe such cost savings and other synergies will be realized following the reclassification, the merger, the related debt financing transactions and after completion of its integration activities, there can be no assurance that these costs savings or any other synergies will be achieved in full or at all.

Unaudited Pro Forma Condensed Combined Balance Sheet
as of June 30, 2016:
Pro Forma Combined
(in millions)
ASSETS
Cash and cash equivalents	$129.0
Restricted cash	10.8
Accounts receivable, net	979.3
Program rights	375.6
Other current assets	74.0
Total current assets	1,568.7
Accounts receivable, net	330.2
Program rights	326.1
Investment in films and television programs, net	1,687.5
Property and equipment, net	130.6
Investments	368.3
Intangible assets	2,010.9
Goodwill	2,453.6
Other assets	35.3
Deferred tax assets	1.4
Total assets	$8,912.6
LIABILITIES
Accounts payable and accrued liabilities	$384.6
Capital lease obligations – short term portion	5.8
Participations and residuals	556.9
Film obligations and production loans	613.7
Corporate debt – short term portion	40.6
Deferred revenue	238.2
Total current liabilities	1,839.8
Corporate debt	3,667.7
Capital lease obligations	56.2
Participations and residuals	175.7
Film obligations and production loans	9.4
Deferred revenue	83.3
Other liabilities	56.5
Deferred tax liabilities	525.8
Total liabilities	6,414.4
Commitments and contingencies
Redeemable noncontrolling interest	91.8
SHAREHOLDERS’ EQUITY
Common shares	2,496.4
Retained earnings	(74.9)
Accumulated other comprehensive loss	(15.1)
Total shareholders’ equity	2,406.4
Total liabilities and shareholders’ equity	$8,912.6

The notes to the unaudited pro forma condensed combined financial statements within “Unaudited Pro Forma Condensed Combined Financial Statements” are an integral part of, and should be read together with, this summary unaudited pro forma condensed combined balance sheet.

Unaudited Pro Forma Condensed Combined Statement of Income:
	Year Ended March 31, 2016	Three Months Ended June 30, 2016
	(in millions)
Revenues	$4,024.4	$955.8
Expenses:
Direct operating	2,312.1	561.1
Distribution and marketing	877.1	172.2
General and administration	459.2	110.9
Depreciation and amortization	135.5	36.7
Total expenses	3,783.9	880.9
Operating income	240.5	74.9
Other expenses (income):
Interest expense	197.8	49.2
Interest and other (income) expense	(2.0)	1.1
Total other expenses, net	195.8	50.3
Income before equity interests and income taxes	44.7	24.6
Equity interests income	31.0	6.1
Income before income taxes	75.7	30.7
Income tax benefit	(80.6)	(12.5)
Net income	156.3	43.2
Less: Net loss attributable to noncontrolling interest	8.6	0.4
Net income attributable to Lions Gate Entertainment Corp. shareholders	$164.9	$43.6
Basic Net Income Per Common Share	$0.77	$0.20
Diluted Net Income Per Common Share	$0.73	$0.19
Weighted average number of common shares outstanding:
Basic	215.4	214.1
Diluted	230.8	227.7
The notes to the unaudited pro forma condensed combined financial statements within “Unaudited Pro Forma Condensed Combined Financial Statements” are an integral part of, and should be read together with, this summary unaudited pro forma condensed combined statement of income.

EQUIVALENT AND COMPARATIVE PER SHARE INFORMATION
The following tables set forth selected per share information for Lions Gate common shares on a historical and pro forma combined basis and for Starz common stock on a historical and pro forma equivalent basis.
Historical Per Share Data:   Historical Lions Gate data includes (i) audited historical basic and diluted net income per share for the fiscal year ended March 31, 2016, (ii) unaudited historical basic and diluted net income per share for the three months ended June 30, 2016, and (iii) unaudited historical book value per share of Lions Gate common stock as of March 31, 2016 and June 30, 2016. Historical Starz data includes (i) audited historical basic and diluted net income per share for the year ended December 31, 2015, (ii) unaudited historical basic and diluted net income per share for the six months ended June 30, 2016, and (iii) unaudited book value per share of Starz common stock as of June 30, 2016 and December 31, 2015. The historical book value per share is computed by dividing total stockholders’ equity by the number of shares of common stock outstanding at the end of the period.
Pro Forma Combined Per Share Information:   The unaudited pro forma combined data includes (i) unaudited pro forma combined basic and diluted net income per share (after giving effect to the proposed merger, debt financing and reclassification) for the year ended March 31, 2016, and the three months ended June 30, 2016, and (ii) unaudited pro forma combined book value per share of Lions Gate common stock (after giving effect to the proposed merger, debt financing and reclassification) as of June 30, 2016. The unaudited pro forma combined net income per share of Lions Gate is computed by dividing the pro forma income by the pro forma weighted average number of shares outstanding. The unaudited pro forma combined book value per share of Lions Gate is computed by dividing total pro forma stockholders’ equity by the pro forma number of shares of common stock outstanding at the end of the period.
Pro Forma Combined Equivalent Per Share Information for Starz:   The unaudited pro forma combined equivalent per share amounts for Starz Series A common stock were obtained by multiplying the unaudited pro forma combined per share amounts by the exchange ratio applicable to Series A shareholders of 0.6784, which is the number of non-voting shares of Lions Gate common stock that Starz Series A shareholders would receive for each share of Starz Series A common stock. The unaudited pro forma combined equivalent per share amounts for Starz Series B common stock were obtained by multiplying the unaudited pro forma combined per share amounts by the exchange ratio applicable to Series B shareholders of 1.2642, which represents 0.6321 voting shares and 0.6321 non-voting shares of Lions Gate common stock. The unaudited pro forma combined equivalent per share amounts for Starz does not include the benefits of the cash portion of the offer consideration. You should not rely on the pro forma amounts as being indicative of the financial position or results of operations of Starz or Lions Gate that actually would have occurred had the merger been completed as of the date indicated above, nor is it necessarily indicative of the future operating results or financial position of Lions Gate or Starz.
You should read the table below together with the historical consolidated financial statements and related notes of both Lions Gate, contained in its Quarterly Report on Form 10-Q for the period ended June 30, 2016 and Annual Report on Form 10-K for the year ended March 31, 2016, and Starz, contained in its Quarterly Report on Form 10-Q for the period ended June 30, 2016 and in its Annual Report on Form 10-K for the year ended December 31, 2015, all of which are incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”

	Historical		Pro Forma Combined
	Year Ended March 31, 2016	Three Months Ended June 30, 2016	Unaudited Year Ended March 31, 2016	Unaudited Three Months Ended June 30, 2016
Lions Gate Data
Basic net income per common share	$0.34	$0.01	$0.77	$0.20
Diluted net income per common share	$0.33	$0.01	$0.73	$0.19
Cash dividends declared per common share	$0.34	$0.09	n/a(1)	n/a(1)
Book value per share (at end of period)	$5.79	$5.89	n/a	$11.22
	Historical		Pro Forma Combined Equivalent
	Year Ended December 31, 2015	Unaudited Six Months Ended June 30, 2016	Unaudited Twelve Months Ended March 31, 2016		Unaudited Three Months Ended June 30, 2016
			Starz Series A	Starz Series B	Starz Series A	Starz Series B
Starz Data
Basic net income per common share	$2.33	$1.24	$0.52	$0.97	$0.14	$0.26
Diluted net income per common share	$2.22	$1.20	$0.49	$0.92	$0.13	$0.25
Cash dividends declared per common share	—	—	n/a(1)	n/a(1)	n/a(1)	n/a(1)
Book value per share (at end of period)	$2.15	$2.43	n/a	n/a	$7.61	$14.18

(1)
For the purpose of this unaudited pro forma financial information, no dividends are assumed to be paid.

RISK FACTORS
In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 61, you should carefully consider the following risks before deciding how to vote. In addition, you should read and consider the risks associated with each of the businesses of Lions Gate and Starz because these risks will also affect Lions Gate following completion of the transactions. These risks can be found in the Annual Report on Form 10-K for the year ended March 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 of Lions Gate and the Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016 of Starz, each of which is filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”
If any of the following risks and uncertainties develop into actual events, these events could have a material adverse effect on the business, financial condition or results of operations of  (a) prior to the merger, Lions Gate and/or Starz, as applicable, and (b) after the merger, the combined company. In addition, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.
Risks Relating to the Merger, Reclassification and Exchange
The merger is subject to a number of conditions, and may not be completed on the terms or timeline currently contemplated, or at all.
The completion of the merger is subject to certain conditions, including (a) approval of the Starz merger proposal by the affirmative vote of the outstanding aggregate voting power of Starz Series A common stock and Series B common stock, voting together as a single class; (b) approval of each of the Lions Gate reclassification proposals by the affirmative vote of the holders of a two-thirds majority of the votes cast by holders of Lions Gate common shares at the Lions Gate special meeting, assuming a quorum is present; (c) approval of the Lions Gate merger issuance proposal by the affirmative vote of the majority of the votes cast by holders of Lions Gate common shares at the Lions Gate special meeting, assuming a quorum is present; (d) completion of the reclassification; (e) expiration or termination of any applicable waiting period under the HSR Act and German competition laws; (f) receipt of requisite FCC approval; (g) the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part; (h) authorization of the Lions Gate voting shares and Lions Gate non-voting shares to be issued in the merger for listing on the NYSE; (i) the absence of any law, order, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other governmental authority of competent jurisdiction, which prohibits, renders illegal or permanently enjoins the consummation of the transactions contemplated by the merger agreement; (j) the truth of the other party’s representations and warranties in the merger agreement, subject to certain materiality standards; (k) the other party’s performance, in all material respects, with its covenants required to be performed by it under the merger agreement and the Starz voting agreements, Lions Gate voting agreements and exchange agreement, as applicable, prior to the effective time of the merger; (l) the other party not having had a “material adverse effect,” as defined under the merger agreement; and (m) in the case of Lions Gate, Starz having delivered to Lions Gate an executed payoff letter in reasonable and customary form and substance in respect of the Starz credit agreement, and the Starz credit agreement having been terminated and all amounts outstanding thereunder shall have been repaid and satisfied in full.
Lions Gate and Starz cannot assure that the merger will be consummated on the terms or timeline currently contemplated or at all. Many of the conditions to closing of the merger are not within the control of Lions Gate or Starz, and neither company can predict when or if these conditions will be satisfied. The failure to meet all of the required conditions could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause Lions Gate not to realize some or all of the benefits that Lions Gate expects to achieve if the merger is successfully completed within its expected timeframe.

The exchange ratios in the merger consideration are fixed and will not be adjusted to reflect stock price changes of either Lions Gate or Starz prior to the closing of the merger.
Following the reclassification, in the proposed merger, each share of Starz Series A common stock will be converted into the right to receive $18.00 in cash and 0.6784 Lions Gate non-voting shares, and each share of Starz Series B common stock will be converted into the right to receive $7.26 in cash, 0.6321 Lions Gate voting shares and 0.6321 Lions Gate non-voting shares. These exchange ratios are fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger.
While these exchange ratios will be adjusted in certain limited circumstances, including a recapitalization, stock split, stock dividend or distribution, merger, subdivision, issuer tender or exchange offer or other similar transaction involving Lions Gate or Starz, the exchange ratio will not be adjusted for changes in the market price of either Lions Gate common shares or Starz common stock.
Changes in the price of Lions Gate common shares prior to the merger will affect the market value of the merger consideration that Starz stockholders will receive on the closing of the proposed merger. Stock price changes may result from a variety of factors (many of which are beyond the control of Lions Gate and Starz), including the following:
•
changes in the respective businesses, operations, assets, liabilities and prospects of either company;

•
changes in market assessments of the business, operations, financial position and prospects of either company;

•
market assessments of the likelihood that the merger will be completed;

•
interest rates, general market and economic conditions and other factors, generally affecting the price of Lions Gate common shares and Starz common stock;

•
federal, state and local legislation, governmental regulation and legal developments in the businesses in which Lions Gate and Starz operate; and

•
other factors beyond the control of Lions Gate or Starz, including those described under this heading “Risk Factors.”

The price of Lions Gate voting shares and Lions Gate non-voting shares at the closing of the merger may vary from the price of the Lions Gate common shares on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the special meetings of Lions Gate and Starz. As a result, the market value of the merger consideration represented by the exchange ratio will also vary. For example, based on the range of closing prices of Lions Gate common shares during the period from June 29, 2016, the last trading day before public announcement of the merger, through September 2, 2016, the latest practicable date before the date of this joint proxy statement/prospectus, the merger consideration represented a market value per share of Starz Series A common stock ranging from a low of  $30.56 to a high of  $33.85 and represented a market value per share of Starz Series B common stock ranging from a low of  $30.67 to a high of  $36.80.
Because the reclassification and the merger will be completed, if at all, after the date of the special meetings, at the time of your special meeting, you will not know the exact market value of the Lions Gate voting shares and Lions Gate non-voting shares that Starz stockholders will receive upon completion of the merger.
Therefore, while the number of Lions Gate post-reclassification shares to be issued per share of Starz common stock is fixed, Starz stockholders cannot be sure of the market value of the consideration they will receive upon completion of the merger.
Lions Gate and Starz stockholders will be diluted by the merger.
The merger will dilute the ownership position of Lions Gate shareholders and result in Starz stockholders having an ownership stake in Lions Gate that is smaller than their current stake in Starz. Based upon the number of outstanding shares on the record date of  [•], 2016 for both the Lions Gate special meeting and the Starz special meeting, upon completion of the reclassification and the merger, we expect that former Starz stockholders will own approximately [•]% of the outstanding Lions Gate post-reclassification shares (including [•]% of the outstanding Lions Gate voting shares and [•]% of the outstanding Lions Gate non-voting shares) and that current Lions Gate shareholders will own approximately [•]% of the outstanding Lions Gate post-reclassification shares (including [•]% of the outstanding Lions Gate voting shares and [•]% of the outstanding Lions Gate non-voting shares).
Consequently, Lions Gate shareholders and Starz stockholders, as a general matter, will have less influence over the management and policies of Lions Gate after the completion of the merger than they currently exercise over the management and policies of Lions Gate and Starz, respectively.
Failure to complete the merger could adversely affect the stock prices and the future business and financial results of Lions Gate and Starz.
If the merger is not completed for any reason, including as a result of the Lions Gate shareholders or the Starz stockholders failing to approve the necessary proposals, the ongoing businesses of Lions Gate or Starz may be adversely affected and, without realizing any of the benefits of having completed the merger, Lions Gate and Starz will be subject to numerous risks, including the following:
•
Lions Gate or Starz being required, under certain circumstances, to pay the other party a termination fee in connection with the merger agreement;

•
each of Lions Gate and Starz having to pay substantial costs relating to the merger, such as legal, accounting, financial advisor, filing, printing and mailing fees and integration costs that have already been incurred or will continue to be incurred until the closing of the merger;

•
Lions Gate and Starz experiencing negative reactions from the financial markets, including negative impacts on their respective stock prices, or from their respective customers, regulators and employees;

•
Lions Gate and Starz having had to comply with restrictions on the conduct of their respective business prior to the completion of the merger, as set forth in the merger agreement;

•
the management of each of Lions Gate and Starz focusing on the merger instead of on pursuing other opportunities that could be beneficial to the companies, in each case, without realizing any of the benefits of having the merger completed; and

•
reputational harm due to the adverse perception of any failure to successfully complete the merger.

If the merger is not completed, Lions Gate and Starz cannot assure their respective stockholders that these risks will not materialize and will not materially affect the business, financial results and stock prices of Lions Gate or Starz.
The merger agreement contains provisions that could discourage a potential competing acquirer of either Lions Gate or Starz or could result in any competing proposal being at a lower price than it might otherwise be.
Pursuant to the merger agreement, Starz and Lions Gate may not solicit alternative transaction proposals, unless their respective board of directors receives a bona fide alternative transaction proposal that did not result from a material breach of such party’s non-solicitation obligations and which such party’s board of directors determines to be, or to be reasonably likely to lead to, a superior proposal, and failure to take such action would reasonably be likely to violate the directors’ fiduciary duties, subject to the terms and conditions of the merger agreement. The merger agreement can also be terminated by Starz in order to enter into a superior transaction, but only subject to compliance with certain terms and conditions included in the merger agreement and upon payment of a termination fee of  $150 million to Lions Gate. For more information, see “The Merger—The Merger Agreement—Termination of the Merger Agreement—Termination Fees.”
These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Lions Gate or Starz from considering or proposing such an acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than that market value proposed to be received or realized in the merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee or expense reimbursement fee that may become payable in certain circumstances under the merger agreement.
The Starz and Lions Gate voting agreements and the exchange agreement could discourage a potential competing acquirer of either Lions Gate or Starz or could result in any competing proposal being at a lower price than it might otherwise be.
In connection with the merger agreement, on June 30, 2016, Lions Gate and Starz entered into the Starz voting agreement with affiliates of Lions Gate, Dr. Malone, Mrs. Malone and Mr. Bennett with respect to their shares of Starz common stock. As of the record date for the Starz special meeting, the Starz voting agreement stockholders collectively beneficially owned approximately [•]% of the outstanding shares of Starz Series A common stock and [•]% of the outstanding shares of Starz Series B common stock (collectively representing, in the aggregate, approximately [•]% of the total voting power represented by the Starz common stock). The Starz voting agreement stockholders also agreed, until the earliest of  (a) nine months following the termination of the merger agreement, (b) certain terminations of the exchange agreement or (c) the later of consummation of the transactions contemplated by the exchange agreement or certain dates for the meeting or taking of action by the stockholders of Starz, to vote all shares of Starz common stock owned by such stockholders against any alternative transaction proposal for Starz or any agreement relating thereto.
In addition, in connection with the merger agreement, on June 30, 2016, Lions Gate, Starz and certain shareholders of Lions Gate, including LGP, Discovery, Dr. Malone and MHR, in each case together with certain of their respective affiliates, entered into the Lions Gate voting agreements with respect to such stockholders’ Lions Gate common shares. As of the record date for the Lions Gate special meeting, the Lions Gate voting agreement shareholders collectively beneficially owned approximately [•]% of the outstanding Lions Gate common shares.
In addition, concurrently with the execution of the merger agreement, Lions Gate entered into the exchange agreement on June 30, 2016 with Dr. Malone, Mr. Bennett and certain of their respective affiliates (which we refer to collectively as the “M-B stockholders”). Pursuant to the terms of the exchange agreement, if the merger does not occur and the merger agreement is terminated (a) by Lions Gate because the Starz board of directors changes its recommendation in favor of the transactions contemplated by the merger agreement, (b) by Starz in order to enter into a superior transaction or (c) by either party because Starz’s stockholders fail to approve the Starz merger proposal (as defined below), then the M-B stockholders will sell to a wholly owned subsidiary of Lions Gate all shares of Starz Series B common stock held by the M-B stockholders (which we refer to as the “Starz exchange shares”) in exchange for per share consideration of  $7.26 in cash and 1.2642 newly issued Lions Gate common shares (which we refer to as the “exchange”), subject to the terms and conditions of the exchange agreement.
The existence of these agreements could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Lions Gate or Starz from considering or proposing such an acquisition.
The pendency of the merger could adversely affect the business and operations of Lions Gate and Starz.
In connection with the pending merger, some customers or vendors of each of Lions Gate and Starz may delay or defer decisions, which could adversely affect the revenues, earnings, funds from operations, cash flows and expenses of Lions Gate and Starz, regardless of whether the merger is completed. Similarly, current and prospective employees of Lions Gate and Starz may experience uncertainty about their future roles with Lions Gate following the merger, which may materially adversely affect the ability of each of Lions Gate and Starz to attract and retain key personnel during the pendency of the merger. In addition, due to operating covenants in the merger agreement, each of Lions Gate and Starz may be unable (without the other party’s prior written consent), during the pendency of the merger, to pursue strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions, even if such actions would prove beneficial. The risks, and adverse effects, of such disruptions could be exacerbated by a delay in the completion of the merger or termination of the merger agreement. These factors could adversely affect the revenues, earnings, funds from operations, cash flows and expenses of Lions Gate and Starz, regardless of whether the merger is completed.
Starz depends on distributors that carry its programming, and no assurance can be given that it, prior to the closing, or the combined company, after the closing, will be able to maintain and renew its affiliation agreements on favorable terms or at all, including any that may expire prior to the closing of the merger.
Starz currently distributes its programming through affiliation agreements with many distributors, including AT&T, Cablevision, Charter, Comcast, Cox, DIRECTV, DISH Network, Time Warner Cable and Verizon. Starz’s affiliation agreements with distributors are scheduled to expire at various dates through 2020, and some are scheduled to expire at various dates that may be before the closing of the merger. The largest distributors have significant leverage in their relationship with certain programmers, including Starz. For the year ended December 31, 2015, revenue earned under affiliation agreements with AT&T (including DIRECTV, which it acquired in July 2015) and Comcast each accounted for at least 10% of Starz’s revenue.
The renewal negotiation process for affiliation agreements is typically lengthy. In certain cases, renewals are not agreed upon prior to the expiration of a given agreement, while the programming continues to be carried by the relevant distributor pursuant to the other terms and conditions in the affiliation agreement. Starz, prior to the closing, or the combined company, after the closing, may be unable to obtain renewals with its current distributors on acceptable terms, if at all. Starz, prior to the closing, or the combined company, after the closing, may also be unable to successfully negotiate affiliation agreements with new or existing distributors to carry its programming. Additionally, there is no way to predict how the pendency of the merger will impact the renewal negotiation process for those affiliation agreements which may expire before the closing of the merger. The pendency of the merger may cause delays, decreased leverage, or other difficulties in any such negotiation process. The failure to successfully renew affiliation agreements on acceptable terms, or the failure to negotiate new affiliation agreements at all, in each case covering a material portion of multichannel television households, could result in a discontinuation of carriage, or could otherwise materially adversely affect Starz’s and the combined company’s subscriber growth, revenue and earnings which would materially adversely affect Starz’s and the combined company’s business, financial condition and results of operations.
Some of the directors and executive officers of Lions Gate and directors and executive officers of Starz have interests in seeing the merger completed that are different from, or in addition to, those of the other Lions Gate shareholders and Starz stockholders.
Certain of the directors and executive officers of Lions Gate and Starz have interests relating to the merger or the merger agreement that are different from other Lions Gate and Starz stockholders. Some of these interests include:
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Dr. Malone is a director of Lions Gate and beneficial owner of  [•]% of the outstanding Lions Gate common shares, [•]% of the aggregate voting power represented by the Starz common stock (including [•]% of the outstanding shares of Starz Series A common stock and [•]% of the outstanding shares of Starz Series B common stock), [•]% of the aggregate voting power represented by the LGP common stock (including [•]% of the outstanding shares of LGP Series A common stock, [•]% of the outstanding shares of LGP Series B common stock and [•]% of the outstanding shares of LGP Series C common stock) and [•]% of the aggregate voting power represented by the Discovery common stock (including [•]% of the outstanding shares of Discovery Series A common stock, [•]% of the outstanding shares of Discovery Series B common stock and [•]% of the outstanding shares of Discovery Series C common stock), in each case as of the record date for the Lions Gate and Starz special meetings. Dr. Malone is a party to the exchange agreement and the Starz voting agreement, and is entitled to certain expense reimbursement and indemnification from Lions Gate thereunder. See “The Merger—Agreements with Shareholders of Lions Gate and Stockholders of Starz—The Exchange Agreement” and “The Merger—Agreements with Shareholders of Lions Gate and Stockholders of Starz—The Starz Voting Agreement.” Dr. Malone did not attend any meetings of, or abstained from discussions and votes of, the Lions Gate board of directors on all matters related to the transaction agreements, and the transactions contemplated thereby.

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Michael T. Fries is a director of Lions Gate and the President and Chief Executive Officer of LGP. As of the record date for the Lions Gate and Starz special meetings, LGP beneficially owned [•]% of the outstanding Lions Gate common shares. LGP is party to the investor rights agreement (as amended), the standstill agreement (as amended) and a registration rights agreement with Lions Gate. LGP is a party to the LGP voting agreement, and LGP and its representatives are entitled to certain indemnification thereunder. Mr. Fries abstained from discussions and votes of the Lions Gate board of directors on the LGP voting agreement, the amendment to the investor rights agreement and the amendment to the standstill agreement, and the transactions contemplated thereby.

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David M. Zaslav is a director of Lions Gate and the President and Chief Executive Officer of Discovery. As of the record date for the Lions Gate and Starz special meetings, Discovery beneficially owned [•]% of the outstanding Lions Gate common shares. Discovery is party to the investor rights agreement (as amended), the standstill agreement (as amended) and a registration rights agreement with Lions Gate. Discovery is a party to the Discovery voting agreement, and Discovery and its representatives are entitled to certain indemnification thereunder. Mr. Zaslav abstained from discussions and votes of the Lions Gate board of directors on the Discovery voting agreement, the amendment to the investor rights agreement and the amendment to the standstill agreement, and the transactions contemplated thereby.

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Mark H. Rachesky, M.D. is the President and Founder of MHR and Emily Fine is a principal at MHR. As of the record date for the Lions Gate and Starz special meetings, MHR beneficially owned [•]% of the outstanding Lions Gate common shares. MHR is party to the investor rights agreement (as amended), the standstill agreement (as amended) and a registration rights agreement with Lions Gate. MHR is a party to the MHR voting agreement, and MHR and its representatives are entitled to certain expense reimbursement and indemnification thereunder. Dr. Rachesky and Ms. Fine each abstained from discussions and votes of the Lions Gate board of directors on the MHR voting agreement, the amendment to the investor rights agreement and the amendment to the standstill agreement, and the transactions contemplated thereby.

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Gregory Maffei is the Chairman of the board of directors of Starz. Mr. Maffei is a director and the President and Chief Executive Officer of each of Liberty Media, Liberty Interactive Corporation and Liberty Broadband Corporation, which are all entities for which Dr. Malone serves as Chairman of the board of directors and in which Dr. Malone beneficially owns [•]%, [•]% and [•]% of the aggregate voting power, respectively, in each case as of the record date for the Lions Gate and Starz special meetings.

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Charles Y. Tanabe is a director of Starz. Mr. Tanabe previously served as the General Counsel of each of Liberty Media and Liberty Interactive Corporation, which are both entities for which Dr. Malone serves as Chairman of the board of directors and in which Dr. Malone beneficially owns [•]% and [•]% of the aggregate voting power, respectively, in each case as of the record date for the Lions Gate and Starz special meetings.

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Daniel E. Sanchez is a director of Starz and is Dr. Malone’s nephew.

For a more detailed discussion of these interests, see “The Merger—Interests of Lions Gate Directors and Executive Officers in the Merger and Other Proposals” and “The Merger—Interests of Starz Directors and Executive Officers in the Merger.”
If the merger is not consummated by December 31, 2016 (unless extended under certain circumstances), either Lions Gate or Starz may terminate the merger agreement.
Either Lions Gate or Starz may terminate the merger agreement if the merger has not been consummated by December 31, 2016, subject to an extension by either Lions Gate or Starz to March 31, 2017 (which we refer to as the “outside date”), if the only closing condition that has not been met is the condition related to the receipt of antitrust approvals. However, this termination right will not be available to a party if that party failed to fulfill its obligations under the merger agreement and that failure was the cause of, or resulted in, the failure to consummate the merger. No termination fee is payable by either party for a termination under this circumstance, unless certain conditions relating to entry into an alternative transaction are met.

Starz will pay Lions Gate a termination fee of  $150 million if  (i) an alternative transaction proposal is made to Starz, (ii) thereafter the merger agreement is terminated by either party for failure to consummate the merger by the outside date (at such time as Starz’s stockholders have failed to approve the transactions and such termination does not result in the payment of a termination fee by Lions Gate), and (iii) within 18 months of such termination, Starz enters into or consummates an alternative transaction (provided that, for the purposes of the preceding paragraph, each reference to twenty percent (20%) in the definition of “alternative transaction” shall be replaced with a reference to fifty percent (50%)).
Lions Gate will pay Starz a termination fee of  $175 million if  (i) an alternative transaction proposal is made to Lions Gate, (ii) thereafter the merger agreement is terminated by either party for failure to consummate the merger by the outside date (at such time as Lions Gate’s stockholders have failed to approve the transactions and such termination does not result in the payment of a termination fee by Starz), and (iii) within 18 months of such termination, Lions Gate enters into or consummates an alternative transaction (provided that, for the purposes of the preceding paragraph, each reference to twenty percent (20%) in the definition of  “alternative transaction” shall be replaced with a reference to fifty percent (50%)). For more information, see “The Merger—The Merger Agreement—Termination of the Merger Agreement—Termination Fees.”
Sales of Lions Gate voting shares or Lions Gate non-voting shares after the completion of the transaction may cause the market price of Lions Gate voting shares and/or Lions Gate non-voting shares to fall.
Based upon the number of outstanding shares on the record date of  [•], 2016 for the Starz special meeting, we expect that (a) Lions Gate will issue [•] Lions Gate voting shares and [•] Lions Gate non-voting shares in connection with the merger, (b) Lions Gate will reserve approximately [•] Lions Gate non-voting shares for issuance in respect of Starz equity awards that Lions Gate will assume in connection with the merger, and (c) Lions Gate will pay an aggregate cash amount of  $[•] to Starz stockholders as merger consideration for their shares of Starz common stock.
Many former Starz stockholders may decide not to hold the Lions Gate voting shares or Lions Gate non-voting shares they will receive in the merger. Other former Starz stockholders may be required to sell the Lions Gate voting shares and/or Lions Gate non-voting shares that they receive in the merger. Such sales of Lions Gate voting shares or Lions Gate non-voting shares could have the effect of depressing the market price for Lions Gate voting shares or Lions Gate non-voting shares, as applicable, and may take place promptly following the merger.
The Lions Gate voting shares and Lions Gate non-voting shares to be received by Starz stockholders as a result of the merger will have rights different from the shares of Starz common stock.
Upon completion of the merger, Starz stockholders will no longer be stockholders of Starz but will instead become Lions Gate shareholders, and their rights as shareholders will be governed by the terms of the Articles of Lions Gate and by the corporate law of British Columbia, Canada. The terms of the Articles of Lions Gate are in some respects different from the terms of the Starz Charter and Starz Bylaws. See the section entitled “Comparison of Rights of Lions Gate Shareholders and Starz Stockholders” for a discussion of the different rights associated with Lions Gate voting shares and Lions Gate non-voting shares. In addition, holders of Starz Series A common stock, which have voting rights, will receive Lions Gate non-voting shares pursuant to the merger.
The unaudited pro forma condensed combined financial statements included in this document are preliminary and the actual financial condition and results of operations after the merger may differ materially.
The unaudited pro forma condensed combined financial statements in this document are presented for illustrative purposes only and are not necessarily indicative of what Lions Gate’s actual financial condition or results of operations would have been had the reclassification and the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial statements reflect adjustments, which are based upon assumptions and preliminary estimates, to record the Starz identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Starz as of the date of the completion of the reclassification and the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see the sections entitled “Summary Unaudited Pro Forma Condensed Combined Financial Statements” and “Unaudited Pro Forma Condensed Combined Financial Statements” of this joint proxy statement/prospectus.
The financial information presented in this joint proxy statement/prospectus for Lions Gate and Starz may not be fully comparable due to the different fiscal year-ends of each company.
Lions Gate has a fiscal year-end of March 31 and Starz has a fiscal year-end of December 31. Therefore, the historical financial statements and other financial information pertaining to Lions Gate and Starz cannot be directly compared in any given period. Moreover, because of the different fiscal years of Lions Gate and Starz, any cyclical trends in the financial condition or results of operations of the two companies may not be fully comparable.
The unaudited prospective financial information of each company included in this joint proxy statement/prospectus involves risks, uncertainties and assumptions, many of which are beyond the control of each company. As a result, it may not prove to be accurate and is not necessarily indicative of current values or future performance.
The unaudited prospective financial information of each company contained in the sections entitled “The Merger—Lions Gate Unaudited Prospective Financial Information” and “The Merger—Starz Unaudited Prospective Financial Information” of this joint proxy statement/prospectus involves risks, uncertainties and assumptions and is not a guarantee of future performance. The future financial results of each company may materially differ from those expressed in the unaudited prospective financial information due to factors that are beyond such company’s ability to control or predict. No assurances can be made regarding future events or that the assumptions made in preparing the unaudited prospective financial information will accurately reflect future conditions. The internal financial projections were based on numerous variables and assumptions that are inherently subjective, and depend on a number of factors, including but not limited to, the timing and commercial success of the motion pictures and television programming that each company distributes, or in the case of Starz, renewal of certain affiliation contracts, which cannot be predicted with certainty, risks and uncertainties relating to Lions Gate’s and Starz’s businesses (including the ability of each to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions, and in the case of Lions Gate, uncertainties relating to asset sales and the performance of new business, and other factors described or incorporated by reference in this section or the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” all of which are uncertain and many of which are beyond the control of Lions Gate or Starz, and, if the merger is completed, will be beyond the control of the combined company. Each company cannot provide any assurance that its future financial results, or if the merger is completed, those of the combined company, will not materially vary from the unaudited prospective financial information. The unaudited prospective financial information covers multiple years, and the information by its nature becomes subject to greater uncertainty with each successive year. The unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.
More specifically, the unaudited prospective financial information:
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necessarily makes numerous assumptions, many of which are beyond the control of each company and may not prove to be accurate;

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does not necessarily reflect changes in prospects for each company’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the unaudited prospective financial information was prepared;

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is not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than is reflected in the unaudited prospective financial information; and

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should not be regarded as a representation that the results reflected in the unaudited prospective financial information will be achieved.

The unaudited prospective financial information was not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP and does not reflect the effect of any proposed or other changes in GAAP that may be made in the future.
The fairness opinion obtained by the Lions Gate board of directors from PJT Partners will not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinion.
PJT Partners, Lions Gate’s financial advisor in connection with the merger, has delivered to the Lions Gate board of directors a written opinion, dated June 30, 2016, to the effect that, as of the date of the opinion and based on and subject to the various assumptions made, procedures followed, factors considered, and qualifications and limitations described in the opinion, the merger consideration to be paid by Lions Gate in the merger is fair to Lions Gate from a financial point of view.
The Lions Gate board of directors has not obtained an updated fairness opinion as of the date of this joint proxy statement/prospectus from PJT Partners, and the Lions Gate board of directors does not expect to receive an updated fairness opinion prior to the completion of the merger.
PJT Partners’ opinion does not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinion, including changes in the operations and prospects of Lions Gate and Starz, regulatory or legal changes, general market and economic conditions and other factors that may be beyond the control of Lions Gate and Starz, and on which the fairness opinion was based, and that may alter the value of Lions Gate and Starz or the prices of Lions Gate common shares or shares of Starz common stock at the effective time. The value of the stock portion of the merger consideration has fluctuated since, and could be materially different from its value as of, the date of PJT Partners’ opinion, and the opinion does not address the prices at which Lions Gate common shares or shares of Starz common stock may trade since the dates of the opinion. PJT Partners’ opinion does not speak as of the time the merger will be completed or as of any date other than the date of the opinion. Lions Gate does not anticipate asking PJT Partners to update its opinion, and PJT Partners has no obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events that may have occurred or may occur after the date of the opinion. PJT Partners’ opinion is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference herein.
The fairness opinion obtained by the Starz board from LionTree will not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinion.
LionTree Advisors LLC, Starz’s financial advisor in connection with the merger, has delivered to the Starz board a written opinion, dated June 29, 2016, as to the fairness, from a financial point of view, as of such date, to the holders of Starz Series A common stock (for purposes of such opinion and this summary, other than Lions Gate, Dr. Malone, and their respective affiliates), solely in their capacity as holders of Starz Series A common stock and not in their capacity as holders of Starz Series B common stock, if applicable, of the consideration to be received by such holders pursuant to the merger agreement, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by LionTree in preparing its opinion.
The Starz board has not obtained an updated fairness opinion as of the date of this joint proxy statement/prospectus from LionTree, and the Starz board does not expect to receive an updated fairness opinion prior to the completion of the merger.
LionTree’s opinion does not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinion, including changes in the operations and prospects of Starz, regulatory or legal changes, general market and economic conditions and other factors that may be beyond the control of Lions Gate and Starz, and on which the fairness opinion was based, and that may alter the value of Lions Gate and Starz or the prices of Lions Gate common shares or shares of Starz common stock at the effective time. The value of the stock portion of the merger consideration has fluctuated since, and could be materially different from its value as of, the date of LionTree’s opinion, and the opinion does not address the prices at which Lions Gate common shares or shares of Starz common stock may trade after the date of the opinion. LionTree’s opinion does not speak as of the time the merger will be completed or as of any date other than the date of the opinion. Starz does not anticipate asking LionTree to update its opinion, and LionTree has no obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events that may have occurred or may occur after the date of the opinion. LionTree’s opinion is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference herein.
The fairness opinion obtained by the Starz Special Committee from Raine will not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinion.
On June 29, 2016, Raine delivered its opinion to the Starz Special Committee that, as of such date and based upon and subject to various assumptions made, matters considered and limitations described in the opinion, the consideration to be received by the holders of Starz Series A common stock (other than the Excluded Series A Holders, as defined below) in respect of each share of Starz Series A common stock pursuant to the merger agreement was fair to such holders from a financial point of view.
Raine’s opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to Raine as of, June 29, 2016. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of the opinion. Although subsequent developments may affect its opinion, Raine does not have any obligation to update, revise or reaffirm its opinion. These developments may include changes to the operations and prospects of Lions Gate or Starz, regulatory or legal changes, general market and economic conditions and other factors that may be beyond the control of Lions Gate and Starz, and on which Raine’s opinion was based, and that may alter the value of Lions Gate or Starz or the prices of Lions Gate common shares or shares of Starz common stock at the effective time. The value of the stock portion of the merger consideration has fluctuated since, and could be materially different from its value as of, the date of Raine’s opinion, and Raine has expressed no opinion as to the price or range of prices at which Lions Gate common shares, Lions Gate non-voting shares, Lions Gate voting shares or shares of Starz common stock may trade at any time.
For a more complete description of the opinion that Raine delivered to the Starz Special Committee and a summary of the material financial analyses performed by Raine and reviewed by the Starz Special Committee in connection with its opinion, please refer to the section below under the heading “The Merger—Opinions of Starz’s Financial Advisors—Opinion of Raine Securities LLC” and to the full text of text of the written opinion included as Annex D to this joint proxy statement/prospectus.
There is currently no public market for the Lions Gate voting shares or Lions Gate non-voting shares to be received in the merger and the reclassification.
We cannot assure you that an active trading market for the Lions Gate voting shares or Lions Gate non-voting shares will develop after the reclassification and the merger or, if one develops, that it will be sustained. In the absence of a public market, you may be unable to liquidate an investment in the Lions Gate voting shares or Lions Gate non-voting shares. While there is a public market for the Lions Gate common shares, there has not been any public market for the newly issued Lions Gate voting shares or Lions Gate non-voting shares prior to the reclassification. Consequently, the initial trading price of Lions Gate voting shares or Lions Gate non-voting shares will be determined by the market. The initial trading price of Lions Gate voting shares or Lions Gate non-voting shares will not necessarily bear any relationship to Lions Gate’s assets or financial condition or any other established criteria of value and may not be indicative of the current market price of Lions Gate common shares or the indicative value of the Starz common stock based on the current market price of Lions Gate common shares and the merger consideration exchange ratios.
Even if an active trading market develops for the Lions Gate voting shares and Lions Gate non-voting shares after the completion of the reclassification and merger, the trading volume of such shares may fluctuate and cause significant price variations to occur after the completion of the reclassification and merger and there can be no assurance that the Lions Gate non-voting shares will not trade at a discount to the Lions Gate voting shares.

The Lions Gate voting shares and Lions Gate non-voting shares to be received by Lions Gate shareholders in the reclassification will have rights different from the current Lions Gate common shares.
Upon completion of the reclassification, Lions Gate shareholders will no longer hold Lions Gate common shares, but will instead hold Lions Gate voting shares and Lions Gate non-voting shares, and their rights as shareholders will be governed by the terms of the Lions Gate voting shares and Lions Gate non-voting shares as will be set out in the Articles of Lions Gate. The terms of the Lions Gate voting shares and Lions Gate non-voting shares are in some respects different from the terms of the Lions Gate common shares, including that the Lions Gate non-voting shares will have no right to vote. See the section entitled “Comparison of Rights of Lions Gate Shareholders and Starz Stockholders” for a discussion of the different rights associated with Lions Gate voting shares and Lions Gate non-voting shares.
Even if the merger does not occur, the exchange may not be completed on the terms or timeline currently contemplated or at all.
Even if the merger does not occur, the exchange will only occur if the merger agreement is terminated (a) by Lions Gate because Starz’s board of directors changes its recommendation regarding approval of the transactions, (b) by Starz in order to enter into a superior transaction or (c) by either party because Starz’s stockholders fail to approve the Starz merger proposal. The exchange will not occur if the merger agreement is terminated for any other reason.
In addition, the completion of the exchange depends on a number of conditions being satisfied or, where legally permissible, waived, including (a) the absence of any applicable law restraining, enjoining or otherwise prohibiting or making illegal, and the absence of any judgment, injunction, order or decree entered of any governmental authority having competent jurisdiction enjoining, the consummation of the transactions contemplated by the exchange agreement; (b) on expiration or termination of any applicable waiting period under the HSR Act or German competition laws; (c) Starz not having adopted any stockholder rights plan or other anti-takeover provisions which would materially and adversely affect any party’s ability to perform its obligations and consummate the transactions contemplated by the exchange agreement or to acquire any share capital of, or other voting or equity interests in, Starz; and (d) the absence of any “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar law applicable to the exchange agreement or the transactions contemplated thereby.
Lions Gate and Starz cannot assure that the exchange will be consummated on the terms or timeline currently contemplated or at all. Many of the conditions to closing of the exchange are not within the control of Lions Gate or Starz, and neither company can predict when or if these conditions will be satisfied. The failure to meet all of the required conditions could delay the completion of the exchange for a significant period of time or prevent it from occurring. Any delay in completing the exchange could cause Lions Gate not to realize some or all of the benefits that Lions Gate expects to achieve if the exchange is successfully completed within its expected timeframe. Further, there can be no assurance that the conditions to the closing of the exchange will be satisfied or waived or that the exchange will be completed.
The exchange may be completed without the approval of the Lions Gate and Starz stockholders, and may discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Starz from considering or proposing such an acquisition.
The completion of the exchange does not require the approval of the Starz stockholders, and the completion of the exchange may be triggered, subject to the satisfaction or waiver of the other conditions to the exchange, by the termination of the merger agreement as a result of the failure of Starz stockholders to approve the Starz merger proposal.
At the Lions Gate special meeting, Lions Gate shareholders will vote on the Lions Gate exchange issuance proposal to approve the issuance of Lions Gate common shares to the M-B stockholders in the exchange. However, approval of the Lions Gate exchange issuance proposal is not a condition to the consummation of the exchange, and the completion of the exchange does not require the approval of the Lions Gate shareholders. If the M-B stockholders elect to receive all cash consideration in the exchange, or if Lions Gate fails to receive the required stockholder approval to issue Lions Gate common shares to the M-B stockholders in the exchange, the M-B stockholders will instead receive per share consideration of

$36.30 in cash for each share of Starz Series B common stock sold in the exchange, which would represent aggregate cash consideration of  $249.2 million. If the M-B stockholders receive Lions Gate common shares in the exchange, as of the record date, they would own [•]% of the outstanding Lions Gate common shares.
As of August 31, 2016, the Starz exchange shares constituted approximately 69.6% of the issued and outstanding shares of Starz Series B common stock and approximately 7.1% of the issued and outstanding shares of Starz common stock, and accordingly, following any such exchange, Lions Gate would hold approximately 95.9% of the issued and outstanding shares of Starz Series B common stock and approximately 11.9% of the issued and outstanding Starz common stock, which would represent approximately 52.0% of the aggregate voting power of the outstanding shares of Starz common stock. As such, the existence of the exchange agreement may discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Starz from considering or proposing such an acquisition.
If the merger is not completed, but the exchange is completed instead, Lions Gate’s investment in Starz could subject it to additional risks.
If the merger is not completed, but the exchange is completed instead, Lions Gate would have a significant investment in Starz common stock, which would be subject to a number of risks, including those described in reports filed by Starz with the SEC. Following the exchange, Starz common stock would remain publicly traded on the NASDAQ, and could lose value due to a wide variety of market-related risks. A sustained decrease in the market price of its Starz common stock could materially adversely affect Lions Gate. Additionally, it is likely that the trading price of Lions Gate common shares would be affected by various factors related to Starz, including actions taken or statements made by Lions Gate, Starz, or others concerning the relationship between Lions Gate and Starz, and factors impacting the financial or operating performance of Starz, many of which may not be under Lions Gate’s control. Although Lions Gate would own a majority of the voting power of Starz and a significant economic stake in Starz, there is no guarantee that Lions Gate’s stock price would accurately reflect Lions Gate’s pro rata ownership interests in Starz. Furthermore, Lions Gate would not realize the same synergies and tax savings from the exchange that it expects to realize in connection with the merger.
Risks Relating to Lions Gate after Completion of the Merger
Lions Gate and Starz expect to incur substantial transaction and merger-related transition expenses in connection with the merger.
Lions Gate and Starz expect that they will incur substantial, non-recurring expenses in completing the merger and the reclassification and integrating the business, operations, networks, systems, technologies, policies and procedures of Lions Gate and Starz. While Lions Gate and Starz have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. The expenses in connection with the merger and the reclassification are expected to be significant, although the aggregate amount and timing of such charges remain uncertain at present. Some of these costs are payable regardless of whether the merger, any other transaction contemplated by the merger agreement or the exchange is completed.
Following the merger, Lions Gate may be unable to integrate the business of Starz successfully or realize the anticipated synergies and related benefits of the merger or do so within the anticipated time frame.
The merger involves the combination of two companies which currently operate as independent public companies. Lions Gate will be required to devote significant management attention and resources to integrating the business practices and operations of Starz. Potential difficulties Lions Gate or Starz may encounter in the integration process include the following:
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the inability to successfully combine the businesses of Lions Gate and Starz in a manner that permits Lions Gate to achieve the benefits anticipated to result from the merger, in the time frame currently anticipated or at all;

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the complexities associated with managing Lions Gate out of several different locations and integrating personnel from the two companies;

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the additional complexities of combining two companies with different histories, cultures, regulatory restrictions, markets and customer bases;

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the failure by Lions Gate to retain key employees of either Lions Gate or Starz;

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potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the merger; and

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performance shortfalls at one or both of the two companies as a result of the diversion of management’s attention in connection with completing the merger and integrating the companies’ operations.

For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of Lions Gate’s or Starz’s management, the disruption of Lions Gate’s ongoing business or inconsistencies in Lions Gate’s services, standards, controls, procedures and policies, any of which could adversely affect the ability of Lions Gate to maintain relationships with customers, vendors and employees or to achieve the anticipated benefits of the merger, or could otherwise adversely affect the business and financial results of Lions Gate following the merger.
Other external factors may limit Lions Gate and Starz’s ability to realize the anticipated synergies of the merger. For example, changes in interest rates, prior to the completion of the merger, may limit Lions Gate’s ability to achieve all of the incremental tax synergies it expects from its global cash management, financing, and distribution operations.
Significant additional indebtedness will be incurred by Lions Gate in connection with the merger that could adversely affect Lions Gate’s operations and financial condition after the merger.
As of June 30, 2016, Lions Gate had approximately corporate debt of  $951.9 million and production loan obligations of  $530.9 million, and Lions Gate will incur significant additional indebtedness in connection with the merger. On a pro forma basis after giving effect to the merger, Lions Gate and its subsidiaries will have corporate debt of  $3,821.9 million, capitalized lease obligations of  $62.0 million and production loan obligations of  $530.9 million, approximately $3,642.9 of which will be secured (including production loan obligations of  $530.9 million and capitalized lease obligations of  $62.0 million). The incurrence of new indebtedness could have adverse consequences on Lions Gate’s business following the merger, such as:
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requiring Lions Gate to use a substantial portion of its cash flow from operations to service its indebtedness, which would reduce the available cash flow to fund working capital, capital expenditures, development projects, and other general corporate purposes and reduce cash for distributions or limiting Lions Gate’s ability to obtain additional financing to fund such needs;

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exposing Lions Gate to increased interest expense to the extent Lions Gate refinances existing debt with higher cost debt, including potential movement of interest rates prior to the completion of the merger;

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increasing Lions Gate’s vulnerabilities to fluctuations in market interest rates to the extent that Lions Gate’s debt is subject to floating interest rates;

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limiting Lions Gate’s ability to compete with other companies that are not as highly leveraged, as Lions Gate may be less capable of responding to adverse economic and industry conditions; and

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restricting the way in which Lions Gate conducts its business because of financial and operating covenants in the agreements governing Lions Gate’s existing and future indebtedness and exposing Lions Gate to potential events of default (if not cured or waived) under covenants contained in Lions Gate’s debt instruments.

The impact of any of these potential adverse consequences could have a material adverse effect on Lions Gate’s results of operations, financial condition, and liquidity.

Following the merger, Lions Gate does not expect to continue to pay dividends at or above the rate currently paid by Lions Gate or Starz.
Lions Gate expects that, following the merger, the combined company will suspend quarterly dividend payments while focusing on deleveraging and growing its core business.
Following the merger, Lions Gate may be unable to retain key employees.
The success of Lions Gate after the merger will depend in part upon its ability to retain key Lions Gate and Starz employees. Key employees may depart either before or after the merger because of issues relating to the uncertainty and difficulty of separation or integration or a desire not to remain with Lions Gate following the merger. Accordingly, no assurance can be given that Lions Gate, Starz or, following the merger, Lions Gate will be able to retain key employees to the same extent as in the past.
The future results of Lions Gate will suffer if Lions Gate does not effectively manage its operations following the merger.
Following the merger, Lions Gate may continue to expand its operations through additional acquisitions, development opportunities and other strategic transactions, some of which involve complex challenges. The future success of Lions Gate will depend, in part, upon the ability of Lions Gate to manage its expansion opportunities, which poses substantial challenges for Lions Gate to integrate new operations into its existing business in an efficient and timely manner. No assurance can be given that Lions Gate’s expansion or acquisition opportunities will be successful, or that it will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.
Counterparties to certain significant agreements with Lions Gate or Starz may exercise contractual rights under such agreements in connection with the merger.
Lions Gate and Starz are each party to certain agreements that give the counterparty certain rights following a “change in control,” including in some cases the right to terminate the agreement. Under some such agreements, the merger will constitute a change in control and therefore the counterparty may exercise certain rights under the agreement upon the closing of the merger. Certain Lions Gate or Starz contracts, leases or debt obligations have agreements subject to such provisions. Any such counterparty may request modifications of its respective agreements as a condition to granting a waiver or consent under its agreement. There is no assurance that such counterparties will not exercise their rights under the agreements, including termination rights where available, that the exercise of any such rights will not result in a material adverse effect or that any modifications of such agreements will not result in a material adverse effect.
The Internal Revenue Service may not agree that Lions Gate should be treated as a non-U.S. corporation for U.S. federal tax purposes and may not agree that Lions Gate’s U.S. affiliates should not be subject to certain adverse U.S. federal income tax rules.
Under current U.S. federal tax law, a corporation is generally considered for U.S. federal tax purposes to be a tax resident in the jurisdiction of its organization or incorporation. Because Lions Gate is a Canadian incorporated entity, it would generally be classified as a non-U.S. corporation (and, therefore, a non-U.S. tax resident) under these rules. However, Section 7874 of the Code (“Section 7874”) provides an exception to this general rule under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal tax purposes.
Under Section 7874, if  (a) the Starz stockholders own (within the meaning of Section 7874) 80% or more (by vote or value) of the Lions Gate post-reclassification shares after the merger by reason of holding Starz common stock (the “80% ownership test,” and such ownership percentage the “Section 7874 ownership percentage”), and (b) Lions Gate’s “expanded affiliated group” does not have “substantial business activities” in Canada when compared to the total business activities of such expanded affiliated group (the “substantial business activities test”), Lions Gate will be treated as a U.S. corporation for U.S. federal tax purposes. If the Section 7874 ownership percentage of the Starz stockholders in Lions Gate after the merger is less than 80% but at least 60% (the “60% ownership test”), and the substantial business activities test is not met, Starz and its U.S. affiliates (including the U.S. affiliates historically owned by Lions Gate) may, in some circumstances, be subject to certain adverse U.S. federal income tax rules (which, among other things, could limit their ability to utilize certain U.S. tax attributes to offset U.S. taxable income or gain resulting from certain transactions).
Based on the terms of the merger, the rules for determining share ownership under Section 7874 and certain factual assumptions, Starz stockholders are expected to own (within the meaning of Section 7874) less than 60% (by both vote and value) of the Lions Gate post-reclassification shares after the merger by reason of holding shares of Starz common stock. Therefore, under current law, it is expected that Lions Gate should not be treated as a U.S. corporation for U.S. federal tax purposes and that Section 7874 should otherwise not apply to Lions Gate or its affiliates as a result of the merger.
However, the rules under Section 7874 are relatively new and complex and there is limited guidance regarding their application. In particular, stock ownership for purposes of computing the Section 7874 ownership percentage is subject to various adjustments under the Code and the Treasury regulations promulgated thereunder, some of the relevant determinations must be made based on facts as they exist at the time of closing of the merger, and there is limited guidance regarding Section 7874 generally, including with respect to the application of the ownership tests described above and any related adjustments. As a result, the determination of the Section 7874 ownership percentage is complex and is subject to factual and legal uncertainties. Thus, there can be no assurance that the Internal Revenue Service (the “IRS”) will agree with the position that Lions Gate should not be treated as a U.S. corporation for U.S. federal tax purposes or that Section 7874 does not otherwise apply as a result of the merger.
In addition, on April 4, 2016, the U.S. Treasury Department (the “U.S. Treasury”) and the IRS issued temporary Treasury regulations under Section 7874 (the “Temporary Section 7874 Regulations”), which, among other things, require certain adjustments that generally increase, for purposes of the Section 7874 ownership tests, the percentage of the stock of a foreign acquiring corporation deemed owned (within the meaning of Section 7874) by the former shareholders of an acquired U.S. corporation by reason of holding stock in such U.S. corporation. For example, these temporary regulations disregard, for purposes of determining the Section 7874 ownership percentage, (a) any “non-ordinary course distributions” (within the meaning of the temporary regulations) made by the acquired U.S. corporation (such as Starz) during the 36 months preceding the acquisition, including certain dividends and share repurchases, (b) potentially any cash consideration received by the shareholders of such U.S. corporation in the acquisition to the extent such cash is, directly or indirectly, provided by the U.S. corporation, as well as (c) certain stock of the foreign acquiring corporation that was issued as consideration in a prior acquisition of another U.S. corporation (or U.S. partnership) during the 36 months preceding the signing date of a binding contract for the acquisition being tested. Taking into account the effect of these temporary regulations, it is currently expected that the Section 7874 ownership percentage of the Starz stockholders in Lions Gate after the merger will be less than 60%. However, these temporary regulations are new and complex, there is no guidance regarding their application and some of the relevant determinations must be made based on facts as they exist at the time of the closing of the acquisition. Accordingly, there can be no assurance that the Section 7874 ownership percentage of the Starz stockholders after the merger will be less than 60% as determined under the temporary regulations, or that the IRS will not otherwise successfully assert that either the 80% ownership test or the 60% ownership test were met after the merger.
If the 80% ownership test were met after the merger and Lions Gate were accordingly treated as a U.S. corporation for U.S. federal tax purposes under Section 7874, Lions Gate would be subject to substantial additional U.S. tax liability. Additionally, in such case, non-U.S. shareholders of Lions Gate would be subject to U.S. withholding tax on the gross amount of any dividends paid by Lions Gate to such shareholders (subject to an exemption or reduced rate available under an applicable tax treaty). Regardless of any application of Section 7874, Lions Gate is expected to be treated as a Canadian tax resident for Canadian tax purposes. Consequently, if Lions Gate were to be treated as a U.S. corporation for U.S. federal tax purposes under Section 7874, it could be liable for both U.S. and Canadian taxes, which could have a material adverse effect on its financial condition and results of operations.
If the 60% ownership test were met, several adverse U.S. federal income tax rules could apply to the U.S. affiliates of Lions Gate (including Starz and its U.S. affiliates). In particular, in such case, Section 7874 could limit the ability of such U.S. affiliates to utilize certain U.S. tax attributes (including net operating losses and certain tax credits) to offset any taxable income or gain resulting from certain transactions, including any transfers or licenses of property to a foreign related person during the 10-year period following the merger. The Temporary Section 7874 Regulations generally expand the scope of these rules. In addition, the Temporary Section 7874 Regulations (and certain related temporary regulations issued under other provisions of the Code) include new rules that would apply if the 60% ownership test were met, which, in such situation, may limit Lions Gate’s ability to restructure or access cash earned by certain of its non-U.S. subsidiaries, in each case, without incurring substantial U.S. tax liabilities. Moreover, in such case, Section 4985 of the Code and rules related thereto would impose an excise tax on the value of certain stock compensation held directly or indirectly by certain “disqualified individuals” at a rate currently equal to 15%.
For a more detailed discussion of the application of Section 7874 to the merger, see “Certain Tax Consequences of the Transactions—Material U.S. Federal Income Tax Consequences—Material U.S. Federal Income Tax Consequences of the Merger to Lions Gate.”
Future potential changes to the tax laws could result in Lions Gate being treated as a U.S. corporation for U.S. federal tax purposes or in Starz and its U.S. affiliates (including the U.S. affiliates historically owned by Lions Gate) being subject to certain adverse U.S. federal income tax rules.
As discussed above, under current law, Lions Gate is expected to be treated as a non-U.S. corporation for U.S. federal tax purposes and Section 7874 is not otherwise expected to apply as a result of the merger. However, changes to Section 7874, or the U.S. Treasury regulations promulgated thereunder, could affect Lions Gate’s status as a non-U.S. corporation for U.S. federal tax purposes or could result in the application of certain adverse U.S. federal income tax rules to Starz and its U.S. affiliates (including the U.S. affiliates historically owned by Lions Gate). Any such changes could have prospective or retroactive application, and may apply even if enacted after the merger is consummated. If Lions Gate were to be treated as a U.S. corporation for federal tax purposes or if Starz and its U.S. affiliates (including the U.S. affiliates historically owned by Lions Gate) were to become subject to such adverse U.S. federal income tax rules, Lions Gate and its U.S. affiliates could be subject to substantially greater U.S. tax liability than currently contemplated.
Recent legislative and other proposals have aimed to expand the scope of U.S. corporate tax residence, including in such a way as would cause Lions Gate to be treated as a U.S. corporation if the management and control of Lions Gate were determined to be located primarily in the United States. In addition, recent legislative and other proposals have aimed to expand the scope of Section 7874, or otherwise address certain perceived issues arising in connection with so-called inversion transactions. Such proposals, if made effective on or prior to the date of the closing of the merger, could cause Lions Gate to be treated as a U.S. corporation for U.S. federal tax purposes, in which case, Lions Gate would be subject to substantially greater U.S. tax liability than currently contemplated.
Other recent legislative and other proposals (including most recently proposed Treasury regulations under Section 385 of the Code issued by the U.S. Treasury and the IRS on April 4, 2016 (the “Proposed Section 385 Regulations”)), if enacted or finalized, could cause Lions Gate and its affiliates to be subject to certain intercompany financing limitations, including with respect to their ability to deduct certain interest expense, and could cause Lions Gate and its affiliates to recognize additional taxable income. Any such proposals, and any other relevant provisions that could change on a prospective or retroactive basis, could have a significant adverse effect on Lions Gate and its affiliates.
It is presently uncertain whether any such proposals or other legislative action relating to the scope of U.S. tax residence, Section 7874 or so-called inversion transactions and inverted groups will be enacted into law, or whether the Proposed 385 Regulations will be finalized.
Future changes to U.S. and non-U.S. tax laws could adversely affect Lions Gate.
The U.S. Congress, the Organisation for Economic Co-operation and Development and other government agencies in jurisdictions where Lions Gate and its affiliates will conduct business have had an extended focus on issues related to the taxation of multinational corporations. One example is in the area of “base erosion and profit shifting,” including situations where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. The Organisation of Economic Co-operation and Development in particular is contemplating changes to numerous long-standing international tax principles through its so-called BEPS project, which is focused on a number of issues, including sharing of profits between affiliated entities in different tax jurisdictions. As a result of BEPS and other similar initiatives, the tax laws in the United States, Canada and other countries in which Lions Gate and its affiliates will do business could change on a prospective or retroactive basis, and any such changes could adversely affect Lions Gate.
Changes to the U.S. Model Income Tax Treaty could adversely affect Lions Gate.
On February 17, 2016, the U.S. Treasury released a newly revised U.S. model income tax convention (the “model”), which is the baseline text used by the U.S. Treasury to negotiate tax treaties. The new model treaty provisions were preceded by draft versions released by the U.S. Treasury on May 20, 2015 (the “May 2015 draft”) for public comment. The revisions made to the model address certain aspects of the model by modifying existing provisions and introducing entirely new provisions. Specifically, the new provisions target (a) permanent establishments subject to little or no foreign tax, (b) special tax regimes, (c) expatriated entities subject to Section 7874, (d) the anti-treaty shopping measures of the limitation on benefits article and (e) subsequent changes in treaty partners’ tax laws.
With respect to new model provisions pertaining to expatriated entities, because it is expected that the merger will not result in the creation of an expatriated entity as defined in Section 7874, payments of interest, dividends, royalties and certain other items of income by or to Starz and/or its U.S. affiliates to or from non-U.S. persons would not be expected to be subject to such provisions (which, if applicable, could cause such payments to become subject to full withholding tax), even if applicable treaties were subsequently amended to adopt the new model provisions. In response to comments the U.S. Treasury received regarding the May 2015 draft, the new model treaty provisions pertaining to expatriated entities fix the definition of  “expatriated entity” to the meaning ascribed to such term under Section 7874(a)(2)(A) as of the date the relevant bilateral treaty is signed. However, as discussed above, the rules under Section 7874 are relatively new, complex and are the subject of current and future legislative and regulatory changes. Accordingly, there can be no assurance that the IRS will agree with the position that the merger does not result in the creation of an expatriated entity (within the meaning of Section 7874) under the law as in effect at the time any applicable treaty were to be amended or that such a challenge would not be sustained by a court, or that such position would not be affected by future or regulatory action which may apply retroactively to the merger.
The tax rate that will apply to the combined company is uncertain and may vary from expectations.
There can be no assurance that the merger will improve Lions Gate’s ability to maintain any particular worldwide effective corporate tax rate. Starz and Lions Gate cannot give any assurance as to what Lions Gate’s effective tax rate will be after the merger because of, among other things, uncertainty regarding the tax policies of the jurisdictions in which Lions Gate and its affiliates will operate. Lions Gate’s actual effective tax rate may vary from Starz’s and Lions Gate’s expectations, and such variance may be material. Additionally, tax laws or their implementation and applicable tax authority practices in any particular jurisdiction could change in the future, possibly on a retroactive basis, and any such change could have an adverse impact on Lions Gate and its affiliates.
Legislative or other governmental action in the U.S. could adversely affect Lions Gate’s business.
Legislative action may be taken by the U.S. Congress that, if ultimately enacted, could limit the availability of tax benefits or deductions that Lions Gate currently claims, override tax treaties upon which Lions Gate relies, or otherwise increase the taxes that the United States imposes on Lions Gate’s worldwide operations. Such changes could materially adversely affect Lions Gate’s effective tax rate and/or require Lions Gate to take further action, at potentially significant expense, to seek to preserve its effective tax rate. In addition, if proposals were enacted that had the effect of limiting Lions Gate’s ability as a Canadian company to take advantage of tax treaties with the United States, Lions Gate could incur additional tax expense and/or otherwise incur business detriment.

The market price of Lions Gate post-reclassification shares may decline as a result of the merger.
The market price of Lions Gate post-reclassification shares may decline as a result of the merger if Lions Gate does not achieve the expected benefits of the merger or the effect of the merger on Lions Gate’s financial results is not consistent with the expectations of financial or industry analysts.
In addition, upon consummation of the reclassification and the merger, Lions Gate shareholders and Starz stockholders will own interests in Lions Gate, which will operate an expanded business with a different mix of assets, risks and liabilities. Current shareholders of Lions Gate and stockholders of Starz may not wish to continue to invest in Lions Gate, or for other reasons may wish to dispose of some or all of their Lions Gate voting shares and/or Lions Gate non-voting shares. If, following the effective time of the merger, large amounts of Lions Gate post-reclassification shares are sold, the price of Lions Gate post-reclassification shares could decline.
Lions Gate and Starz face other risks.
The risks listed above are not exhaustive, and you should be aware that, following the merger, Lions Gate will face various other risks, including those discussed in reports filed by Lions Gate and Starz with the SEC. For more information, see “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which Lions Gate and Starz operate and beliefs of and assumptions made by Lions Gate’s management and Starz’s management, involve uncertainties that could significantly affect the financial or operating results of Lions Gate. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the benefits of the proposed transactions involving Lions Gate and Starz, including future financial and operating results, plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future—including statements relating to creating value for stockholders, benefits of the proposed transactions to employees, stockholders and other constituents of the combined company, integrating our companies, cost savings and the expected timetable for completing the proposed transactions—are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and, therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to, those set forth under “Risk Factors” beginning on page 43 as well as the following:
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risks associated with the ability to consummate the merger;

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risks associated with the fixed exchange ratios in the merger consideration;

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risks associated with the dilution of Lions Gate and Starz stockholders in the merger;

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risks associated with the failure to consummate the merger;

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risks associated with provisions in the merger agreement that could discourage a potential competing acquirer of either Lions Gate or Starz;

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risks associated with provisions in the Starz and Lions Gate voting agreements and the exchange agreement that could discourage a potential competing acquirer of either Lions Gate or Starz;

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risks associated with the pendency of the merger adversely affecting the business of Lions Gate and Starz;

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risks associated with the different interests in the merger of certain directors and executive officers of Lions Gate and Starz;

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risks associated with the ability of Lions Gate and Starz to terminate the merger if the merger is not consummated by an outside date;

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risks associated with the possibility of sales of Lions Gate post-reclassification shares after the completion of the transaction;

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risks relating to a difference in rights of stockholders at Lions Gate and Starz;

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risks relating to the use of pro forma financial information;

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risks relating to the comparability of financial information due to different fiscal year ends;

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risks relating to the use of prospective financial information;

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risks relating to the current lack of public market for Lions Gate post-reclassification shares to be received in merger and reclassification;

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risks relating to a difference in rights of Lions Gate post-reclassification shares to be received in the reclassification from current Lions Gate common shares;

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risks relating to the completion of the exchange;

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risks relating to the possibility of the exchange discouraging a potential competing acquirer of Starz;

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risks relating to the incurrence of substantial expenses in the merger;

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risks relating to the failure to integrate the businesses of Lions Gate and Starz;

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risks relating to the inability of Lions Gate to retain key employees after the merger;

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risks relating to the ability of Lions Gate to effectively manage its expanded operations following the merger;

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risks relating to certain contractual rights of counterparties to agreements with Lions Gate or Starz;

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risks relating to the U.S. federal income tax status of Lions Gate as a non-U.S. corporation following the merger;

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risks relating to future potential changes to U.S. federal income tax laws impacting the status of Lions Gate as a non-U.S. corporation;

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risks relating to future changes in tax laws adversely affecting Lions Gate;

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risks relating to changes to the U.S. Model Income Tax Treaty adversely affecting Lions Gate;

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risk relating to uncertainty in the tax rate that will apply to the combined company after the merger;

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risks relating to legislative or other governmental action adversely affecting Lions Gate’s business;

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risks relating to the decline in market price of Lions Gate post-reclassification shares as a result of the merger;

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risks relating to the intention of Lions Gate to suspend payment of dividends following the merger;

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risks relating to Lions Gate’s indebtedness after the merger; and

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those additional risks and factors discussed in reports filed with the SEC by Lions Gate and Starz from time to time, including those discussed under the heading “Risk Factors” in their respective most recently filed reports on Forms 10-K and 10-Q.

Neither Lions Gate nor Starz undertakes any duty to update any forward-looking statements appearing in this document, except as may be required by applicable securities laws.

INFORMATION ABOUT THE COMPANIES
Lions Gate Entertainment Corp.
250 Howe Street, 20th Floor
Vancouver, British Columbia V6C 3R8
and
2700 Colorado Avenue
Santa Monica, California 90404
(310) 449-9200
Lions Gate is a corporation organized and existing under the corporate laws of British Columbia and is a premier next generation global content leader with a diversified presence in motion picture production and distribution, television programming and syndication, home entertainment, international distribution and sales, branded channel platforms, interactive ventures and games, and location-based entertainment. Lions Gate has nearly 80 television shows on 40 different networks spanning its primetime production, distribution and syndication businesses. These include the critically-acclaimed hit series Orange Is the New Black, the beloved drama series Nashville, the syndication successes The Wendy Williams Show and Celebrity Name Game (with FremantleMedia), the breakout series The Royals and the Golden Globe-nominated dramedy Casual.
Lions Gate’s feature film business spans eight labels and includes the blockbuster Hunger Games franchise, the Now You See Me, Divergent and John Wick series, Sicario, The Age of Adaline, Roadside Attractions’ Love & Mercy and Mr. Holmes, Codeblack Films’ Addicted and breakout concert film Kevin Hart: Let Me Explain and Pantelion Films’ Instructions Not Included, the highest-grossing Spanish-language film ever released in the United States.
Lions Gate’s home entertainment business is an industry leader in box office-to-DVD and box office-to-VOD revenue conversion rates. Lions Gate handles a prestigious and prolific library of approximately 16,000 motion picture and television titles that is an important source of recurring revenue and serves as a foundation for the growth of Lions Gate’s core businesses. The Lions Gate and Summit brands remain synonymous with original, daring, and quality entertainment in markets around the world.
The principal offices of Lions Gate are located at 250 Howe Street, 20th Floor, Vancouver, British Columbia V6C 3R8, and 2700 Colorado Avenue, Santa Monica, California 90404 and its telephone number is (310) 449-9200.
Lions Gate common shares are traded on the NYSE under the ticker symbol “LGF.”
Additional information about Lions Gate and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”
Orion Arm Acquisition Inc.
Merger Sub, a Delaware corporation, is an indirect, wholly owned subsidiary of Lions Gate. Merger Sub was formed by Lions Gate solely for the purpose of engaging in the transactions contemplated by the merger agreement or the exchange agreement. Merger Sub has not conducted any business activities, has no assets, liabilities or obligations and has conducted its operations solely as contemplated by the merger agreement. Its principal executive offices are located at c/o Lions Gate Entertainment Corp., 2700 Colorado Avenue, Santa Monica, California 90404 and its telephone number is (310) 449-9200.
Starz
8900 Liberty Circle
Englewood, Colorado 80112
(720) 852-7700
Starz is a Delaware corporation and is a leading integrated global media and entertainment company with operating units that provide premium subscription video programming on domestic U.S. pay television networks (Starz Networks) and global content distribution (Starz Distribution), www.starz.com. The Starz

Networks operating unit is home to the flagship STARZ® brand with 24.2 million subscribers in the United States as of June 30, 2016, with the STARZ ENCORE network at 31.8 million subscribers. Through STARZ, the company provides high quality, entertaining premium subscription video programming with 17 premium pay TV channels and associated on-demand and online services. STARZ is sold through U.S. multichannel video distributors, including cable operators, satellite television providers, telecommunications companies, and other online and digital platforms. Starz offers subscribers more than 5,000 distinct premium television episodes and feature films every year and up to 1,500 every month, including STARZ Original series, first-run movies and other popular movie and television programming. The Starz Distribution operating unit is home to the Anchor Bay Entertainment, Starz Digital, and Starz Worldwide Distribution divisions. In addition to STARZ Original series, Starz Distribution develops, produces and acquires movies, television and other entertainment content for worldwide home video, digital and television licensing and sales.
Starz’s principal executive offices are located at 8900 Liberty Circle, Englewood, Colorado 80112 and its telephone number is (720) 852-7700.
Shares of Starz Series A common stock are traded on the NASDAQ under the ticker symbol “STRZA” and shares of Starz Series B common stock are traded on the NASDAQ under the ticker symbol “STRZB.”
Additional information about Starz and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus and “Where You Can Find More Information.”

 THE MERGER
The following is a discussion of the merger and the material terms of the merger agreement by and between Lions Gate and Starz. You are urged to read the merger agreement carefully and in its entirety, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference into this joint proxy statement/prospectus.
Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the merger agreement. The following chronology does not purport to catalogue every conversation among our boards of directors or among the representatives of each company and other parties. All meetings described herein were held telephonically, unless otherwise noted.
Each of our boards of directors and management teams strive to periodically review each company’s long-term strategic plan with the goal of maximizing stockholder value. As part of this ongoing process, the board and management of each company have, from time to time, periodically evaluated potential strategic alternatives relating to each company’s businesses and engaged in discussions with third parties.
In the first half of 2014, the Starz board of directors and Starz management continued its ongoing evaluation of the long term strategic plan for Starz, which included considering the risks and uncertainty of remaining an independent public company in a market with increasing industry consolidation and many competitors of a significantly larger size, with greater resources and a larger distribution platform. As a result, the Starz board of directors determined to explore a potential business combination in order to create a combined company with an expanded footprint, improved resources and a larger distribution platform, and engaged LionTree Advisors LLC (“LionTree”) as its financial advisor.
Beginning in the first half of 2014, and continuing throughout 2014, Starz management and representatives of LionTree engaged in preliminary and informal conversations with potential transaction partners or merger partners. One of those potential parties was Lions Gate, which executed a Confidentiality Agreement on June 27, 2014. An unrelated public company (which we refer to as “Company A”) also executed a Confidentiality and Non-Disclosure Agreement on August 19, 2014. Lions Gate, Company A and several other potential buyers (who also executed confidentiality agreements during the summer of 2014) conducted varying degrees of diligence over the following months.
On September 3, 2014, the Strategic Advisory Committee of the Lions Gate board of directors held a meeting to discuss a potential strategic acquisition of Starz. The Strategic Advisory Committee of the Lions Gate board of directors was comprised of Gordon Crawford, Dr. Rachesky, and Hardwick Simmons, who served as chair. After discussion, the committee authorized management to make a non-binding proposal to Starz to acquire 100% of its equity interests.
On September 4, 2014, Lions Gate submitted a written non-binding proposal for a merger of Starz and Lions Gate at a price of  $32 per share for the Starz Series A common stock and Starz Series B common stock, in a combination of cash and stock, but not specified on a per share basis. Gregory B. Maffei, Chairman of the Starz board of directors, communicated a counter-offer to Lions Gate of  $35 per share, also without specifying the amount of cash or stock per share. Around the same time, Company A also made a verbal indication of interest to acquire Starz to representatives of LionTree, but did not submit a formal written offer.
On September 9, 2014, the Lions Gate board of directors met and discussed the potential transaction with Starz, among other matters. Subsequently, the Strategic Advisory Committee of the Lions Gate board of directors and the Lions Gate board of directors met from time to time in the fall of 2014 to discuss a potential transaction with Starz.
On October 10, 2014, the Starz board of directors, joined by representatives of Starz’s management, held a meeting where representatives of LionTree reviewed certain potential strategic transactions between Starz and potential third parties, including the status of discussions with Lions Gate and Company A. Following that meeting, based on the proposals made by Lions Gate and interest from Company A, as well as the status of discussions with other parties, Starz decided to continue to pursue discussions and explore whether a transaction could be reached that was attractive to Starz’s stockholders. To that end, in

October 2014, Baker Botts L.L.P. (“Baker Botts”), legal counsel to Starz, prepared a draft merger agreement to be used in gauging interest in a potential business combination involving Starz. At Starz’s direction, LionTree distributed this draft to multiple potential acquirors, including Company A and Lions Gate (which was the only party to return a mark-up of the draft to Baker Botts). Baker Botts and Wachtell, Lipton, Rosen & Katz (“Wachtell”), legal counsel to Lions Gate, then engaged in preliminary discussions regarding the terms of a potential business combination and other transactional issues. Following such discussions, an agreement could not be reached with any of the potential transaction partners. However, during the following months, informal conversations with certain parties did continue, including with Lions Gate and Company A. Although informal conversations continued, on or about November 2014, Lions Gate determined not to continue formal discussions with Starz.
Later in 2014, representatives of Lions Gate discussed directly with John C. Malone (in his capacity as a stockholder of Starz) the possibility of a business combination with Starz. Dr. Malone, at that time, beneficially owned an approximate 45.5% voting interest in Starz and had indicated to Lions Gate and Mr. Maffei that he might be interested in supporting such a transaction subject to, among other things, the payment of a premium on Starz Series B common stock. Accordingly, on December 23, 2014, the Starz board of directors formed a special committee of the Starz board of directors comprised entirely of independent and disinterested directors (which we refer to as the “Initial Starz Special Committee”) for the purpose of evaluating and reviewing any proposed transaction among one or more of Starz, Lions Gate and Dr. Malone, and, ultimately, recommending or recommending against any such transaction. The independent and disinterested directors who comprised the Initial Starz Special Committee were Andrew T. Heller and Susan Lyne. The Initial Starz Special Committee engaged Weil, Gotshal & Manges LLP (“Weil”) as its legal advisor and Raine Securities LLC (“Raine”) as its financial advisor.
Notwithstanding the preliminary discussions held among the principals and among their advisors, Lions Gate did not put forth an offer for all of Starz at that time.
In January 2015, Lions Gate and Dr. Malone began negotiating a different transaction pursuant to which Dr. Malone would exchange all of his beneficially held shares of Starz common stock with Lions Gate for Lions Gate common stock, with a 10% premium to be paid for the shares of Starz Series B common stock. Dr. Malone engaged Sherman & Howard LLC (“S&H”) to serve as his legal counsel and Kern Consulting, LLC to represent his interests with respect to any forthcoming transactions. Wachtell then contacted Baker Botts and Weil to discuss the possibility of Lions Gate obtaining approval under Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”) in connection with the proposed transaction with Dr. Malone. Accordingly, Wachtell, on the one hand, and Baker Botts and Weil, on the other hand, began negotiating the conditions under which the Starz board of directors and the Initial Starz Special Committee might be willing to grant Lions Gate approval under Section 203 of the DGCL, including that Lions Gate agree to an equity ownership cap, voting cap, voting agreement, standstill provisions, and transfer restrictions on the acquired shares. After consultation with Wachtell, Lions Gate determined that it was not in the best interests of Lions Gate or its shareholders to agree to the types of restrictions being requested by the Starz board of directors and the Initial Starz Special Committee as a condition to receiving such approval.
Later in January 2015, Lions Gate and Dr. Malone and their respective representatives discussed a potential transaction in which Dr. Malone or his affiliates would exchange shares of Starz representing less than 15% of the voting power of Starz in exchange for newly issued shares of Lions Gate. The Lions Gate board of directors met on February 3, 2015 and discussed a number of matters including the status of discussions with respect to a potential transaction with Starz. Mr. Burns reviewed the discussions held with Dr. Malone regarding a potential acquisition by Lions Gate of shares of Starz common stock held by affiliates of Dr. Malone in exchange for newly issued Lions Gate common shares, and pursuant to which Dr. Malone would be appointed to the Lions Gate board of directors. After discussion, the Lions Gate board of directors unanimously resolved to authorize management of Lions Gate to enter into an agreement with affiliates of Dr. Malone for such an exchange of shares. The Strategic Advisory Committee of the Lions Gate board of directors also met on February 6, 2015 to discuss the potential exchange transaction with Dr. Malone and unanimously approved the proposed transaction. On February 10, 2015, following discussions between representatives of Lions Gate and those of Dr. Malone, Lions Gate entered into a stock exchange agreement (the “2015 exchange agreement”) with certain affiliates of Dr. Malone, pursuant to which 2,118,038 shares of Starz Series A common stock and 2,590,597 shares of Starz Series B common stock beneficially owned by affiliates of Dr. Malone, representing, at that time, in the aggregate an approximate 14.5% voting interest in Starz, would be exchanged for 4,967,695 Lions Gate common shares. The 2015 exchange agreement also provided for such affiliates of Dr. Malone to retain a voting proxy over the shares of Starz common stock sold to Lions Gate on generally all matters submitted to Starz stockholders, other than stock issuances or a proposal relating to a business combination of Starz. The closing of the transaction contemplated by the 2015 exchange agreement occurred on March 30, 2015. Upon the closing of the exchange, Dr. Malone joined the Lions Gate board of directors. Following the closing of the exchange and due to the lack of substantive ongoing discussions about a transaction between Starz and Lions Gate, the Initial Starz Special Committee was disbanded.
At various points in 2015, Starz management, Mr. Maffei, and Aryeh B. Bourkoff, the chief executive officer of LionTree, had informal conversations with several potential parties with whom Starz had previously had discussions in 2014 (including Lions Gate and Company A) regarding a potential business combination. None of these discussions resulted in negotiations to sell the company; however, the Starz board of directors was kept apprised of the discussions throughout this period. The Lions Gate board of directors and the Strategic Advisory Committee were also kept apprised of the informal conversations between Lions Gate and Starz.
In November 2015, affiliates of LGP and Discovery each agreed to purchase 5 million Lions Gate common shares from funds affiliated with MHR. In connection with these purchases, on November 10, 2015, Lions Gate entered into the investor rights agreement, the standstill agreement and a registration rights agreement. For more information on the investor rights agreement and the standstill agreement, see “—Agreements with Shareholders of Lions Gate and Stockholders of Starz—Amendment to the Investor Rights Agreement” and “—Agreements with Shareholders of Lions Gate and Stockholders of Starz—Amendment to Standstill Agreement.”
Also in November 2015, representatives of Lions Gate discussed with Mr. Maffei and representatives of LionTree the possibility of beginning a new conversation with Starz regarding a potential business combination. At that time, Starz, with assistance from LionTree, engaged in legal and financial due diligence of Lions Gate. In December 2015, Baker Botts contacted Wachtell and informed Wachtell of certain high level issues that would need to be resolved for the parties to proceed, including those relating to deal protection mechanisms and operating covenants. Similar discussions were also had between the principals.
In December 2015, representatives of Lions Gate reached out to representatives of Starz and LionTree to inquire as to whether Starz would be interested in sharing financial information about Starz and commencing negotiations relating to a potential acquisition of the remaining interests in Starz not already owned by Lions Gate. The members of the Starz board of directors discussed such inquiries from Lions Gate at a meeting on December 15, 2015 and expressed support for exploring a potential transaction with Lions Gate and Starz subsequently shared financial information with Lions Gate. In January 2016, Mr. Bourkoff met with Lions Gate principals to discuss the potential acquisition.
Also, in December 2015, the chief executive officer and chief operating officer of Company A met with Mr. Bourkoff to discuss their renewed potential interest in a transaction with Starz. Later, in January 2016, Company A indicated to LionTree that they would like to re-commence due diligence on Starz and engage legal counsel to negotiate with Baker Botts. As a result, in January 2016, Company A conducted high level due diligence on Starz and certain calls and meetings were held between representatives of Company A and representatives of Starz. The Starz board of directors was informed of the developments with Company A.
On January 26, 2016, Mr. Burns provided an update of the then-current potential of a strategic transaction with Starz to the Lions Gate Strategic Advisory Committee. On February 2, 2016, the Lions Gate board of directors met and considered formally for the first time since the closing of the transactions contemplated by the 2015 exchange agreement whether there might be a mutually beneficial combination between Lions Gate and Starz. After discussion, the Board authorized Lions Gate to proceed with exploring whether there was a potentially mutually beneficial combination of the two companies. On February 4, 2016, Lions Gate filed Amendment No. 1 to its Schedule 13D to report that Lions Gate had informed members of the Starz management team about Lions Gate’s intent to “explore whether there is a potential mutually beneficial combination of the two companies . . . that may involve stock or a combination of stock and cash.” Mr. Maffei met with Mr. Burns and members of management of Lions Gate on February 25, 2016 to discuss the Starz business and a potential combination of the two companies. In the following months, Starz and Lions Gate held informal conversations.
On February 23, 2016, a representative of LionTree informed Baker Botts that Company A had informed LionTree that it was ready to engage in negotiations and explore options for a possible transaction. Company A did not make a formal written proposal, but indicated it could offer a reasonable premium to the trading price of Starz common stock at such time. The LionTree representative informed Starz management and Baker Botts that Company A proposed a transaction that would consist of a stock-for-stock exchange at a fixed exchange ratio, pursuant to which Starz stockholders would receive shares of Company A’s stock and hold less than 15% of the pro forma entity following the proposed transaction. With this information, Starz directed Baker Botts to begin preparing a preliminary draft merger agreement reflecting these deal parameters. Around that time, Company A was granted access to a more detailed virtual data room in order to continue diligence on Starz and progress towards making a formal proposal.
On February 24, 2016, during the executive session of a regularly scheduled meeting of the Starz board of directors, the executive committee, comprised of Mr. Maffei and Christopher P. Albrecht, Chief Executive Officer of Starz, discussed the potential strategic transaction proposed by Company A. No definitive action was taken with respect to the potential transaction, and the meeting adjourned.
On February 28, 2016, at the direction of Mr. Maffei, a representative of LionTree forwarded a draft of the merger agreement to Company A. On March 5, 2016, Company A returned a mark-up of Starz’s draft merger agreement, following which Mr. Maffei and Starz’s legal advisors met to discuss the issues raised by Company A’s mark-up. Starz sent Lions Gate a due diligence request list on March 7, 2016.
On March 8, 2016, David Weil, Chief Legal Officer, and Tim Sweeney, Senior Vice President of Business and Legal Affairs, Corporate, both of Starz, met with representatives of Baker Botts to discuss the structure of the proposed transaction with Company A and the issues raised by their mark-up. Baker Botts then sent a preliminary reverse diligence request list to Company A’s legal counsel (“Company A Counsel”) to begin the due diligence review process. Separately, Dr. Malone informed Starz that Company A had contacted Dr. Malone to inquire as to whether and on what terms he would be interested in selling his shares of Starz common stock to Company A and executing a voting agreement in favor of the proposed transaction. Thereafter, Dr. Malone re-engaged S&H and Kern Consulting, LLC to advise him on any forthcoming proposed acquisition of Starz. Dr. Malone’s advisors then discussed with Company A and its counsel the terms under which Dr. Malone would provide potential support for the proposed transaction, including requiring that a premium be paid to holders of Starz Series B common stock. Dr. Malone’s advisors also conveyed the substance of these discussions to representatives of Starz and Baker Botts. Thereafter, Starz and Company A entered into a non-disclosure agreement with respect to the reverse due diligence requested by Starz. On March 11, 2016, Baker Botts sent a revised merger agreement to Company A Counsel.
On March 12, 2016, the Starz board of directors, Mr. Weil, Mr. Sweeney, and representatives of Starz’s outside legal advisors held a special meeting to discuss potential strategic transactions with Company A. Starz’s legal advisors provided an update to the Starz board of directors regarding Company A’s potential interest in acquiring all of the outstanding equity interests in Starz through one or more merger transactions, and the directors discussed the potential aspects of a transaction including guidelines for considering and determining an acceptable purchase price, method of consideration, and a potential timetable. The Starz board of directors re-established a special committee of the Starz board of directors comprised entirely of independent and disinterested directors (the “Starz Special Committee”) for the purpose of evaluating and reviewing any proposed transaction among one or more of Starz, Dr. Malone, Company A and Lions Gate, independently negotiating with such parties and, ultimately, recommending or recommending against any such transaction. The independent and disinterested directors who formed the Starz Special Committee were Andrew T. Heller and Susan Lyne, who had both previously served on the Initial Starz Special Committee. The Starz Special Committee was also authorized, among other things, to evaluate, review and negotiate any other potential alternative transactions that could arise as a result of similar strategic explorations with other parties and, ultimately, recommend, or recommend against, any such transaction. In addition, the resolutions of the Starz board of directors establishing the Starz Special Committee prohibited the Starz board of directors from recommending to the Starz stockholders a proposed transaction among one or more of Starz, Dr. Malone, Company A and Lions Gate, or any potential alternative transactions thereto, without a prior favorable recommendation by the Starz Special Committee. The Starz Special Committee engaged Weil as its legal advisor and Raine as its financial advisor.
Over the week beginning March 13, 2016, representatives of Starz, Baker Botts, and Weil, on the one hand, and Company A and Company A Counsel, on the other hand, held several calls to negotiate the terms of the merger agreement, including with respect to tax issues, deal protection provisions, regulatory matters and operating covenants. On March 16, 2016, Company A Counsel returned a revised mark-up of the merger agreement to Baker Botts and Weil and Company A granted virtual data room access to Starz and its counsel for the purpose of reverse due diligence review. Lions Gate also provided financial information to Starz at this time.
On March 18, 2016, representatives of Starz’s management and Company A met to negotiate the key business terms of the merger agreement, and Company A communicated an informal proposal to LionTree to acquire shares of Starz common stock in exchange for shares of Company A’s non-voting stock at a fixed exchange ratio of 0.550x, with an implied price per share of slightly over $30, which represented an implied premium of approximately 10% over the trading price of Starz common stock at the time the proposal was made. Starz’s management discussed this proposal with the Starz board of directors, the Starz Special Committee and their respective legal and financial advisors. At that time, it was determined by the Starz board of directors and the Starz Special Committee that the offer was insufficient to maximize the value to its stockholders. At Starz’s direction LionTree informed Company A that their offer was rejected but that Starz was willing to entertain an improved proposal from Company A. Over the following week, representatives of Starz and Company A, together with their respective legal and financial advisors, continued to meet to negotiate the terms of the merger agreement. On March 21, 2016, representatives of Company A revised their all stock offer to a 0.570x fixed exchange ratio, which was also not deemed sufficient by the Starz board of directors and the Starz Special Committee. The next day, representatives of LionTree, at the direction of Mr. Maffei, proposed a significantly higher counter-offer of a 0.75x fixed exchange ratio to Company A. On March 24, 2016, Baker Botts returned a revised mark-up of the merger agreement to Company A Counsel.
On April 4, 2016, Mr. Maffei and Mr. Bourkoff met with the chief operating officer of Company A to discuss more specific pricing parameters, certain operating covenants and closing conditions. The principals were not able to reach mutually agreeable terms at the conclusion of that meeting but they agreed to continue working toward an agreement on these matters.
In mid-April 2016, representatives of LionTree and PJT Partners LP (“PJT Partners”), financial advisor to Lions Gate, met at LionTree’s offices.
Around the same time, Mr. Maffei received a call that another unrelated public company (which we refer to as “Company B”) might be interested in acquiring a controlling interest (but not all of the outstanding equity interests) in Starz. This proposed transaction would have included the acquisition of certain of Dr. Malone’s shares of Starz B common stock and a cash investment in Starz in exchange for newly issued shares. The Starz board of directors held a meeting on April 22, 2016 to discuss the viability of Company B’s proposal. Members of Starz management and a representative of Baker Botts were present as well. Following discussions among the Starz board of directors during the meeting and the Starz Special Committee later that day, the Starz board of directors authorized Mr. Maffei and the Starz Special Committee to pursue a possible transaction with Company B as well as to continue negotiating with Company A. In the latter half of April, Mr. Maffei met with a principal of Company B to discuss potential terms for a transaction.

In the second half of May 2016, Mr. Maffei and a representative of LionTree again met with the principals of Company A to discuss a proposed transaction, while Dr. Malone and his advisors separately engaged in discussions regarding the terms on which Dr. Malone would be willing to sign a voting agreement in support of a Company A transaction. However, no further progress was made on the draft definitive documentation until June 1, 2016, when Company A Counsel returned a revised draft merger agreement to Baker Botts.
Although Company A had not yet proffered a revised offer price, in light of progress on certain other transaction terms (although there remained significant issues relating to the operating covenants, the price that would be paid and regulatory approval concerns, among other things) Mr. Maffei instructed LionTree to contact other viable bidders for Starz before finalizing a deal with Company A. At that point, representatives of LionTree reached out to several potential bidders, including Lions Gate. Following such discussions, a LionTree representative informed Starz that Lions Gate may be interested in making an offer for all of Starz.
The Lions Gate board of directors held a meeting on May 23, 2016, in which Dr. Malone did not participate. Representatives of PJT Partners attended the meeting and presented an overview of a proposed combination with Starz. After discussion, the Lions Gate board of directors authorized the Strategic Advisory Committee to develop a non-binding proposal to Starz for a combination of the two companies.
On June 1, 2016, the Strategic Advisory Committee of the Lions Gate board of directors met to discuss a transaction pursuant to which Lions Gate would acquire Starz. The Strategic Advisory Committee discussed a mix of consideration consisting of cash, Lions Gate common shares and warrants. The Strategic Advisory Committee also discussed reclassifying Lions Gate common shares into voting and non-voting shares in connection with an acquisition of Starz. The Strategic Advisory Committee discussed various other matters relating to a potential acquisition of Starz and resolved to submit a non-binding proposal to Starz for a combination of the two companies. The Strategic Advisory Committee also discussed proposing to acquire the shares of Starz Class B common stock held by Dr. Malone and his affiliates on the same terms that Lions Gate would propose to acquire such shares in connection with an acquisition of Starz by Lions Gate, in the event that the acquisition of Starz by Lions Gate did not occur.
On June 2, 2016, Lions Gate delivered to Mr. Maffei and Mr. Albrecht a written preliminary and non-binding proposal to acquire Starz for a mix of cash, Lions Gate common shares and warrants to acquire Lions Gate common shares. Lions Gate’s proposal for Starz Series A common stock was comprised of  $23.25 in cash per share, an exchange of each existing Starz Series A common stock share for 0.331 newly created Lions Gate non-voting shares, and 0.225 tradable warrants to purchase the same newly created Lions Gate non-voting shares at a per share price of  $40.00, which at the time implied a value of $31.60 per share to holders of Starz Series A common stock according to Lions Gate’s proposal letter. Lions Gate’s proposal for Starz Series B common stock was calculated as a 10% premium relative to each corresponding component offered for each share of Starz Series A common stock, which at the time implied a value of  $34.76 per share to holders of Starz Series B common stock according to Lions Gate’s proposal letter. After receiving the proposal from Lions Gate, Mr. Maffei met with Baker Botts representatives to discuss the proposal and the Starz Special Committee separately held discussions with Weil. On June 3, 2016, Starz’s legal and financial advisors, including Mr. Heller (in his capacity as a member of the Starz Special Committee) and Weil, met to discuss the process now that Starz had received competing indications of interest from two potential acquirers. Also on June 2, 2016, Lions Gate delivered a non-binding proposal to Dr. Malone to acquire the shares of Series B common stock held by Dr. Malone on the same terms that Lions Gate proposed to acquire such shares in connection with an acquisition of Starz by Lions Gate, in the event that the acquisition of Starz by Lions Gate did not occur.
On June 4, 2016, Mr. Maffei and a representative of LionTree spoke with a representative of PJT Partners and Michael Burns, Vice Chairman of Lions Gate, to communicate that the price proposed by Lions Gate was insufficient and that there were several other issues that needed to be addressed, including that the transaction be conditioned on a majority approval of the minority stockholders of Starz (the Starz stockholders other than Dr. Malone, Lions Gate and their respective affiliates), which the Starz Special Committee indicated would be required in order for the Starz Special Committee to recommend a transaction. Dr. Malone, his advisors and representatives of Lions Gate were separately discussing the proposal that the consideration offered per share of Series B common stock would be based on a 10% premium to the price offered per share of the Series A common stock.

Also, on June 4, 2016, and over the next two days, representatives of Baker Botts and Weil, on the one hand, and Company A and Company A Counsel, on the other hand, met to discuss Company A’s comments to the latest merger agreement draft. In particular, the participants discussed the risk of obtaining regulatory clearance, whether Company A would bear the risk of failing to obtain regulatory clearance and certain deal protection mechanisms, such as the applicability of no-shop provisions and the size of any termination fees, as well as the stringent nature of the operating covenants proposed by Company A and how the covenants could impact certainty of closing. Following these discussions, on June 6, 2016, Baker Botts, with input from Weil, circulated a revised merger agreement to Company A and Company A Counsel for review.
On June 7, 2016, Mr. Maffei and a representative of LionTree separately met with representatives of Lions Gate and Company A to discuss the status of their offers. Mr. Maffei and a representative of LionTree communicated to Mr. Burns and PJT Partners a counter-offer comprised of  $23.25 per share in cash and 0.4680 of a share of newly created Lions Gate non-voting shares (without any warrants), in each case, on a per share basis for each share of Starz Series A common stock. Mr. Maffei and a representative of LionTree communicated to representatives of Company A that certain provisions of the merger agreement, in particular around conditionality and limitations on operating covenants, needed to be improved and that Starz needed to receive an updated price proposal from Company A. Later that day, Baker Botts circulated a further revised merger agreement to Company A and Company A Counsel for review.
On June 8, 2016, Mr. Maffei, representatives of Baker Botts, Dr. Malone, and Dr. Malone’s advisors met to discuss the open issues relating to the two pending offers from Company A and Lions Gate. A representative of LionTree separately informed Mr. Maffei that counter-offers from Company A and Lions Gate were expected later that day. Dr. Malone indicated to those present that he would be interested in supporting either transaction, solely in his capacity as a stockholder, in which Starz Series B common stock holders received a premium. Dr. Malone’s advisors informed Starz that, as a condition to signing a voting agreement with either acquirer, Dr. Malone would require an indemnity and expense reimbursement. Later that day, representatives of Company A conveyed to a representative of LionTree a revised offer that provided Starz with the option of selecting either a 0.600x fixed exchange ratio or a floating exchange ratio with a fixed $33.00 share price, each payable in all Company A common stock, for each share of Starz Series A common stock. Also, later that day, representatives of Lions Gate submitted a revised offer of $20.00 in cash and 0.5660 of a share of Lions Gate non-voting shares, in each case, on a per share basis for each share of Starz Series A common stock. Dr. Malone, his advisors and representatives of Company A were separately discussing a proposal that the consideration offered per share of Series B common stock would be based on a 10% premium to the price offered per share of the Series A common stock.
On June 9, 2016, Wachtell sent a draft merger agreement to Baker Botts on behalf of Lions Gate. On or about this time, Lions Gate also granted virtual data room access to Starz.
On June 10, 2016, Company A Counsel sent a revised merger agreement to Baker Botts for review. The Starz Special Committee also met on that day with representatives of Weil and Raine to discuss the status of the proposed transactions with Company A and Lions Gate, including the draft merger agreements (and the operating covenants, conditionality and deal protection mechanics), the status of negotiations and the consents and approvals required to consummate a transaction (including the respective regulatory risks of each transaction). At this meeting of the Starz Special Committee, the representatives of Weil also discussed and answered questions regarding the roles and fiduciary duties of the Starz Special Committee members in considering the proposed transactions. Also, at this time, legal and financial due diligence re-commenced with regard to Lions Gate.
Between June 11, 2016 and June 12, 2016, Mr. Maffei held several calls with members of each of Lions Gate’s and Company A’s management teams to discuss the proposed terms of each transaction. Mr. Heller and Ms. Lyne (in their capacities as members of the Starz Special Committee) remained in contact with Mr. Maffei regarding the contents of the discussions with each bidder, and on June 13, Mr. Maffei and Mr. Bourkoff met with the chief executive officer and the chief operating officer of Company A to discuss the terms of its offer. Each of Company A’s and Lions Gate’s legal counsel, on the one hand, and Baker Botts and Weil, on the other hand, continued to negotiate the respective draft transaction agreements during this period.

On June 14, 2016, Mr. Bourkoff met with Mr. Burns and Jon Feltheimer, Lions Gate’s chief executive officer, to discuss the status of the transaction and identify outstanding issues.
Later that day, the Starz Special Committee met to consider both pending merger agreements. Representatives of Weil and Raine also attended the meeting. After reviewing the terms of each proposal and discussing the respective updates on the status of each proposal since its prior meeting on June 10, 2016, the Starz Special Committee members discussed with its advisors the relative advantages and disadvantages of each proposal, including the regulatory risks and conditionality concerns presented by the possible transaction with Company A. The Starz Special Committee determined to continue evaluating both proposals.
Later that day, the Starz board of directors met for its regularly scheduled annual meeting to receive a preliminary analysis from LionTree regarding the pending proposals from Lions Gate and Company A. Representatives of Baker Botts and LionTree and members of Starz’s senior management also attended the meeting. Following discussions and deliberations, the Starz board of directors was unable to reach consensus regarding which proposal was in the best interests of Starz and its stockholders, and the directors directed Starz management to continue pursuing negotiations with both potential acquirers in an effort to maximize value for its stockholders. The members of the Starz Special Committee agreed to this approach.
Following the meetings, Baker Botts, Weil and Osler, Hoskin & Harcourt LLP, Canadian legal counsel to Starz, met to discuss certain of the proposed deal protections under Canadian law that would be implicated as a result of Lions Gate’s organizational jurisdiction. Mr. Maffei also participated in separate calls with members of Lions Gate’s management and Company A’s management to discuss deal points and timing considerations. Mr. Heller and Ms. Lyne (in their capacities as members of the Starz Special Committee) remained in contact with Mr. Maffei and Baker Botts as these discussions unfolded to ensure that the views and concerns of the Starz Special Committee were being fully addressed throughout this process. That afternoon, Wachtell conveyed to S&H that Lions Gate’s proposal required, in the event that the merger agreement was terminated for any reason, that Dr. Malone would nevertheless be obligated to exchange any and all shares of Starz Series B common stock beneficially owned by him with Lions Gate for a mix of cash and shares of Lions Gate voting shares. In connection with this requirement, Wachtell sent S&H preliminary drafts of a proposed voting agreement and exchange agreement to be entered into by Lions Gate and Dr. Malone which reflected this proposal. Wachtell also separately sent Baker Botts a preliminary draft amendment to Lions Gate’s articles of incorporation for review. Baker Botts informed Weil of Lions Gate’s proposed voting and exchange arrangements with Dr. Malone.
On June 15, 2016, the Starz Special Committee met to discuss the status of each of the proposed transactions and pending negotiations. Representatives of Weil and Raine also attended the meeting. Representatives of Raine presented a draft, preliminary financial presentation to the Starz Special Committee members, for each of Company A’s and Lions Gate’s then current proposals. Representatives of Weil stated that a number of open points remained on the draft merger agreements for the proposed transactions and discussed the draft voting agreement and exchange agreement that had been provided to S&H by Wachtell. Weil informed the Starz Special Committee of Lions Gate’s requirement of the exchange agreement and Weil discussed the implication of the exchange agreement with the Starz Special Committee. The Starz Special Committee directed Weil, in coordination with Baker Botts, to negotiate for certain terms in the draft merger agreements, including that any proposed transactions with Lions Gate or Company A be conditioned on a majority approval of the minority Starz stockholders (the Starz stockholders other than Dr. Malone, Lions Gate and their respective affiliates) and further that any exchange agreement between Dr. Malone and Lions Gate obligating Dr. Malone to exchange his shares of Starz Class B common stock upon termination of the merger agreement would not apply in the event the merger agreement was terminated in connection with a superior proposal or a failure to receive the necessary approval by Starz stockholders.
Later that day, Weil informed Baker Botts that the Starz Special Committee had weighed the relative strengths and weaknesses of each proposed transaction, noting that Company A’s proposed transaction was both attractive, due to the fact that the stock price of the consideration offered was likely less volatile, and at the same time riskier, given the potential heightened risk of not receiving antitrust clearance. Weil then informed Baker Botts of the specific requests made by the Starz Special Committee with respect to the terms of the proposed transactions. Weil further informed Baker Botts that the Starz Special Committee wanted a more comprehensive risk assessment to be conducted by Hart-Scott-Rodino counsel about the potential impact of each proposed transaction from a regulatory perspective.
Later that afternoon, Mr. Maffei met with representatives of Baker Botts and LionTree to discuss the key differences and pertinent tax and financial issues between the two pending offers and status of the draft merger agreements. Mr. Maffei and a representative of LionTree also spoke with representatives of Lions Gate and PJT Partners regarding financing details, and PJT Partners circulated draft financing commitment papers to a representative of LionTree later that evening.
On June 16, 2016, the Starz Special Committee met with regulatory counsel from Baker Botts to discuss the regulatory risks posed by the proposed transactions with Lions Gate and Company A. Representatives of Weil and other counsel from Baker Botts also attended the meeting. The Special Committee discussed with Weil and Baker Botts the possible ramifications if regulatory approval was not obtained after a transaction had already been announced. Later that day, representatives of LionTree and Baker Botts returned a mark-up of the financing commitment papers to PJT Partners and Wachtell, and Wachtell circulated a revised draft merger agreement to Baker Botts.
Between June 16, 2016 and June 20, 2016, members of the Starz and Lions Gate management teams, through their respective legal and financial advisors, continued to conduct business, financial and legal due diligence on each other and negotiate and revise the draft merger agreement and related documentation, including the draft voting agreements, exchange agreement and disclosure letters. During this time, at the direction of the Starz Special Committee, Weil and Baker Botts proposed that the merger be conditioned on a majority approval of the minority Starz stockholders (the Starz stockholders other than Dr. Malone, Lions Gate and their respective affiliates), that any exchange agreement between Dr. Malone and Lions Gate would not be applicable in the event the merger agreement was terminated in connection with a superior proposal or a failure to receive the necessary approval by Starz stockholders and that no fee would be paid to Lions Gate if the merger agreement was terminated due to a superior proposal or the failure to obtain the requisite Starz stockholder approval. Lions Gate responded that they would not proceed with a transaction conditioned on a majority of the minority vote, but offered that the aggregate voting power of Dr. Malone, Lions Gate and their respective affiliates would be limited to 40%, would not agree to any limitations on the exchange agreement between Dr. Malone and Lions Gate and would not agree that a fee should not be paid to Lions Gate if the merger agreement was terminated under those circumstances. Also during this period, Baker Botts attempted to initiate discussions with Company A Counsel as to the open issues in the draft merger agreement with Company A, but Company A Counsel did not engage in any further discussions with Baker Botts at that time.
On June 20, 2016, the Starz board of directors held a special meeting to discuss the status and terms of the Lions Gate merger agreement and the Company A merger agreement. Representatives of Baker Botts, LionTree, Weil and members of Starz’s senior management also attended the meeting. The participants discussed the status of each of the two pending proposals. The board members received an update that, while each of the proposals were still open, the terms of the Lions Gate proposal seemed more favorable than Company A’s proposal, given the regulatory concerns and the lack of engagement by Company A and its counsel on certain material open issues in the Company A merger agreement (including the operating covenants, closing certainty and deal protection mechanics). In addition, the Starz board of directors considered the increased challenges Starz might face as an independent company in the event Starz entered into a merger agreement with Company A that was ultimately prevented from being consummated by a regulatory challenge or otherwise. Separately, Dr. Malone’s advisors informed Baker Botts that, if no agreement on a transaction with Company A or Lions Gate were reached, Dr. Malone was considering selling his shares of Starz common stock in a private transaction.
That same day, the Starz Special Committee convened to discuss the two pending merger agreements. Representatives of Weil and Raine also attended the meeting. The Starz Special Committee members provided updates to Raine and Weil on the Starz board of directors meeting earlier that day and asked the advisors questions regarding the status of the proposed transactions with Company A and Lions Gate. The participants also discussed the relative regulatory risks of the various potential transactions under consideration (including counsel’s views relating thereto) and the various considerations with respect to

Dr. Malone under the terms of each of the proposed transactions. The Starz Special Committee further discussed the business risks if a transaction with Company A did not gain regulatory approval, including irreparably damaging Starz’s business as a result of, among other factors, the limitations on the operation of its business imposed by the merger agreement and potential management attrition. Mr. Heller informed the Starz Special Committee, Weil and Raine that Dr. Malone and Mr. Heller, in his capacity as a member of the Starz Special Committee, had discussed the proposed transaction between Starz and Lions Gate earlier that day. Dr. Malone indicated that his strong preference was for the Starz board of directors to agree to a transaction that would include benefits for all of the Starz stockholders. However, he added that if the Starz board of directors determined not to enter into a transaction with Lions Gate that included terms that he believed were fair to Starz and its stockholders, Dr. Malone was inclined to nonetheless transfer his interest in Starz to Lions Gate in a private transaction. Mr. Heller stated that Dr. Malone also indicated that he was no longer interested in supporting a transaction with Company A, since he believed such a transaction imposed significant regulatory risks and, in the event the transaction was blocked or otherwise failed to be consummated after being announced, would damage the long term business prospects of Starz as a standalone company. The Starz Special Committee discussed Dr. Malone’s stated intentions and further discussed the regulatory risks of each transaction. The Starz Special Committee then determined to inform the Starz board of directors and Starz senior management to obtain a best and final offer from each of Company A and Lions Gate. With respect to the proposed transaction with Lions Gate, the Starz Special Committee directed Weil, in coordination with Baker Botts, to continue to request a majority of the minority vote, resist Lions Gate’s request that Lions Gate would be entitled to receive a termination fee from Starz in the event the merger agreement was terminated in connection with a superior proposal or a failure to obtain the necessary approval by Starz stockholders, request that any voting agreement between Dr. Malone and Lions Gate terminate on a date less than twelve months after a termination of the merger agreement and request that Dr. Malone not be obligated to exchange his interest in Starz with Lions Gate in the event the merger agreement was terminated in connection with a superior proposal or a failure to receive the necessary approval by Starz stockholders.
Also that day, the Starz board of directors convened again to discuss potential strategic transactions with Lions Gate and Company A as a result of recent developments received throughout that day since its earlier meeting. Representatives of Baker Botts, LionTree and Weil also attended the meeting.
No definitive decisions were made at any of the Starz board of directors or Starz Special Committee meetings that day; rather Mr. Maffei and the members of the Starz Special Committee were authorized to continue negotiating with both parties. Early the next morning, following the Starz board of directors meeting, Baker Botts returned additional comments on the draft merger agreement to Wachtell, Wachtell returned a revised draft merger agreement later that morning to Baker Botts, and over the next two days, Baker Botts (in consultation with Weil) continued to exchange comments to the draft Lions Gate merger agreement, disclosure schedules, commitment papers and ancillary documentation with Wachtell. Separately, on June 21, 2016, S&H sent a revised draft of the exchange agreement to Wachtell which provided for Dr. Malone, as well as Robert R. Bennett and certain of their respective affiliates, to exchange their shares of Starz Series B common stock for a mix of cash and newly issued Lions Gate common shares in the event of termination of the merger agreement for any reason. The Starz board of directors met on June 21, 2016 to discuss the status of the potential strategic transactions with Company A and Lions Gate.
Following a meeting between Baker Botts and Company A Counsel on June 21, 2016, on June 22, 2016, following consultation with Weil, Baker Botts also sent a draft of the merger agreement to Company A and Company A Counsel.
On June 22, 2016, Lions Gate submitted a revised offer of  $18.00 in cash and 0.6748 Lions Gate non-voting shares in each case on a per share basis for each share of Series A common stock, to which representatives of LionTree were authorized by Mr. Maffei and the Starz Special Committee to counter at a higher exchange ratio of 0.6935x per share (with the cash portion to remain the same). Later that day, following discussions between a representative of Lions Gate and Mr. Heller, in his capacity as a member of the Starz Special Committee, Lions Gate returned with an improved exchange ratio of 0.6784 Lions Gate non-voting shares (again, with the cash portion to remain the same). Lions Gate proposed to pay $18.00 in cash and 0.6784 Lions Gate non-voting shares, per share, to the holders of Starz Series A common stock (implying a value of  $31.94 per Series A share as of such date, before applying a valuation discount to the

Lions Gate non-voting shares) and $7.26 in cash, 0.6321 Lions Gate non-voting shares and 0.6321 Lions Gate voting shares, per share, to the holders of Starz Series B common stock (implying a value of  $33.24 per Series B share or an approximately 4% premium to the implied offer value per Series A share as of such date, before applying a valuation discount to the Lions Gate non-voting shares), in each case on a per share basis, subject to the resolution of all remaining legal issues with the transaction documents. The Starz board of directors and representatives of Baker Botts, LionTree and Weil convened to discuss the revised offer. The Starz board of directors also discussed the execution risk of a transaction with Company A (including the completion of the requested antitrust review which concluded that there was a significant risk with respect to the receipt of antitrust approval) and the potential harm to Starz if a transaction with Company A were not consummated. The Starz board of directors also discussed Dr. Malone’s indication that he would not support a transaction with Company A due to his similar concerns with potential harm to Starz if a transaction with Company A were not consummated and the Starz board of directors (including with the agreement of Mr. Heller and Ms. Lyne, the members of the Starz Special Committee) then recommended that its legal and financial advisors and Starz management focus their time and effort on negotiating the Lions Gate proposal.
Later that day, the Starz Special Committee convened to discuss the pending proposals. At the meeting of the Starz Special Committee, the members discussed the execution risk of a transaction with Company A and potential harm to Starz if a transaction with Company A were not consummated, and then instructed its advisors to focus their time and effort on finalizing the Lions Gate proposal. The Starz Special Committee then discussed with Weil and Raine whether to recommend to the Starz board of directors that Starz enter into the proposed merger agreement with Lions Gate. Raine representatives presented a revised financial presentation to the members of the Starz Special Committee with respect to the financial terms of the proposed merger with Lions Gate. The Starz Special Committee members asked questions throughout the presentation, including whether Raine was prepared to deliver a fairness opinion with respect to the proposed deal terms. Representatives of Raine then delivered its oral opinion to the Starz Special Committee, which opinion was subsequently confirmed by delivery of a written opinion, dated June 22, 2016, as to the fairness, from a financial point of view, to the holders of the Starz Series A common stock (other than the Excluded Series A Holders, as defined below) of the consideration to be received by such holders in respect of each share of Starz Series A common stock pursuant to the merger agreement, based upon and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with preparing its opinion. Weil then led a discussion with the Starz Special Committee regarding their fiduciary duties under Delaware law. The Starz Special Committee discussed with representatives of Weil the terms of the merger agreement and the merger. Mr. Heller reiterated Dr. Malone’s previously conveyed position that he was no longer interested in supporting a transaction with Company A, since he believed such a transaction imposed significant risks for Starz. The Starz Special Committee then discussed that Dr. Malone’s concerns about the transaction with Company A were consistent with the views of the Starz board of directors and the Starz Special Committee. The Starz Special Committee discussed that, in connection with the merger agreement, Dr. Malone, Mr. Bennett, Lions Gate and their respective affiliates had separately proposed entering into an exchange agreement, pursuant to which Dr. Malone, Mr. Bennett and certain of their respective affiliates would exchange their shares of Starz Series B common stock (which collectively represented approximately 53% of the aggregate voting power of the Company) to Lions Gate upon a termination of the merger agreement. As a result, Lions Gate would receive the shares of Starz Series B common stock held by Dr. Malone, Mr. Bennett and their respective affiliates notwithstanding any termination of the merger agreement. The Starz Special Committee discussed the negotiations to date, including that the Starz Special Committee had repeatedly requested that the merger agreement be conditioned on a majority approval of Starz’s stockholders other than Dr. Malone, Lions Gate and their respective affiliates (and including, more recently, Mr. Bennett and his affiliates), but that Lions Gate would not agree to such a condition, and instead would only agree to a 34.9% cap on the aggregate voting power of Dr. Malone, Mr. Bennett, Lions Gate and their respective affiliates (which was improved from an original offer by Lions Gate of 40%). After further discussion, the Starz Special Committee members unanimously voted to recommend that the Starz board of directors approve the Lions Gate transaction on the terms discussed, subject to Starz’s reaching mutual agreement with Lions Gate to the satisfaction of the Starz Special Committee on certain outstanding issues, including limiting the aggregate voting power of Dr. Malone, Mr. Bennett, Lions Gate and their respective affiliates to 34.9% (without proportional voting on any shares in excess of 34.9%), eliminating the fee payable by

Starz in the event the merger agreement was terminated in connection with a superior proposal or the failure of the Starz stockholders to approve the transaction and reducing the length of the voting agreement following a termination of the merger agreement to no more than nine months.
Following the meeting of the Starz Special Committee, the Starz board of directors again reconvened on June 22, 2016 to discuss the pending proposals. Representatives of Baker Botts, LionTree and Weil were also in attendance. Prior to the meeting of the Starz board of directors, representatives of Baker Botts circulated a draft of the merger agreement. Members of the Starz Special Committee reported that they had unanimously approved the terms of the revised proposal received from Lions Gate the day before, subject to resolution of the remaining open issues to the satisfaction of the Starz Special Committee. Representatives of LionTree reviewed with the Starz board of directors certain financial analyses undertaken by LionTree related to the proposed merger with Lions Gate. LionTree rendered its oral opinion to the Starz board of directors as to the fairness, from a financial point of view, as of such date, to the holders of Starz Series A common stock (for purposes of such opinion, other than Lions Gate, Dr. Malone, and their respective affiliates), solely in their capacity as holders of Starz Series A common stock and not in their capacity as holders of Starz Series B common stock, if applicable, of the consideration to be received by such holders pursuant to the merger agreement, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by LionTree in preparing its opinion. The Starz board of directors discussed the proposed transaction and the presentations and, following such discussion, the directors then present unanimously approved the terms of the proposed merger with Lions Gate, subject to resolution of the remaining open issues to the satisfaction of the Starz Special Committee.
Accordingly, Baker Botts and Weil, on the one hand, and Wachtell, on the other hand, engaged in multiple negotiations over the next 24 hours in an attempt to finalize a transaction with Lions Gate, and both Baker Botts and Wachtell revised and exchanged drafts of the merger agreement on June 22, 2016. During these negotiations, Lions Gate indicated it was prepared to eliminate the termination fee payable by Starz in the event the merger agreement was terminated in connection with failure to obtain the necessary Starz stockholder approval in the absence of a superior proposal, provided that Starz would agree to, among other things, Lions Gate’s prior proposal that the aggregate voting power of Dr. Malone, Mr. Bennett, Lions Gate and their respective affiliates would be capped at 34.9%, but that their remaining voting power would be voted in proportion to the vote of the minority stockholders, and that the length of Dr. Malone and Mr. Bennett’s voting agreement following a termination of the merger agreement would be twelve months. These negotiations also included a request by Starz and the Starz Special Committee that MHR execute a voting agreement in support of the proposals that would be necessary to issue new non-voting shares of Lions Gate in connection with the transactions.
On June 23, 2016, Mr. Heller (in his capacity as a member of the Starz Special Committee) reached out directly to representatives of Lions Gate to discuss the open merger agreement issues and the terms of the exchange agreement.
The Strategic Advisory Committee of the Lions Gate board of directors met on June 23, 2016 to discuss the potential transaction with Starz, which was attended by representatives of PJT Partners, Wachtell and Dentons, Canadian counsel to Lions Gate. Messrs. Feltheimer, Burns and Wayne Levin, General Counsel of Lions Gate, also attended the meeting, in addition to other members of management of Lions Gate. Representatives of Wachtell discussed with the Strategic Advisory Committee the legal standards applicable to its decisions and actions with respect to the proposed transaction, and discussed with the Strategic Advisory Committee the terms of the proposed merger agreement and related transaction documents. Representatives of PJT Partners presented to the Strategic Advisory Committee of the Lions Gate board of directors PJT Partners’ financial analyses summarized below under “—Opinion of Lions Gate’s Financial Advisor—Opinion of PJT Partners LP” and expressed PJT Partners’ view, subsequently confirmed in its written opinion dated June 30, 2016, as to the fairness to Lions Gate, from a financial point of view, of the merger consideration to be paid by Lions Gate in the merger. The full text of the written opinion of PJT Partners, dated June 30, 2016, which describes, among other things, the assumptions made, procedures followed, factors considered, and qualifications and limitations on the review undertaken by PJT Partners, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference herein. Dr. Rachesky abstained from discussion and voting on the Lions Gate voting agreements, the amendment to the investor rights agreement and the amendment to the standstill agreement. After discussion, the Strategic Advisory Committee approved and resolved to recommend to the Lions Gate board of directors that it approve the merger agreement and the transactions contemplated thereby, including the merger and the reclassification, the Lions Gate voting agreements, the Starz voting agreement, the exchange agreement, the amendment to the investor rights agreement and the amendment to standstill agreement, and the transactions contemplated respectively thereby, and declared and resolved to recommend to the Lions Gate board of directors that it declare such agreements and such transactions to be advisable and in the best interest of Lions Gate and the shareholders of Lions Gate. The Lions Gate board of directors then held a meeting, in which Dr. Malone did not participate, and at which Dr. Rachesky and certain other directors abstained from discussion and voting on certain matters as described under “—Interests of Lions Gate Directors and Executive Officers in the Merger and Other Proposals,” to discuss and consider the potential transaction. Representatives of PJT Partners, Wachtell and Dentons also attended the meeting. Representatives of Wachtell discussed with the Lions Gate board of directors the legal standards applicable to its decisions and actions with respect to the proposed transaction, and discussed the terms of the proposed merger agreement and related transaction documents. Representatives of PJT Partners presented PJT Partners’ financial analyses summarized below under “—Opinion of Lions Gate’s Financial Advisor—Opinion of PJT Partners LP” and expressed PJT Partners’ view, subsequently confirmed in its written opinion dated June 30, 2016, as to the fairness to Lions Gate, from a financial point of view, of the merger consideration to be paid by Lions Gate in the merger. The full text of the written opinion of PJT Partners, dated June 30, 2016, which describes, among other things, the assumptions made, procedures followed, factors considered, and qualifications and limitations on the review undertaken by PJT Partners, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference herein. After discussion, the Lions Gate board of directors approved the merger agreement and the transactions contemplated thereby, including the merger and the reclassification, the Lions Gate voting agreements, the Starz voting agreement, the exchange agreement, the amendment to the investor rights agreement and the amendment to standstill agreement, and the transactions contemplated respectively thereby, and declared such agreements and such transactions to be advisable and in the best interest of Lions Gate and the shareholders of Lions Gate.
The Starz Special Committee met on June 23, 2016 to consider confirming the prior recommendation of the Starz Special Committee, which was conditioned on the resolution of certain open issues to its satisfaction, that the Starz board of directors approve the merger agreement. Raine representatives then reconfirmed that there were no changes to the financial analysis presented on June 22, 2016, and further re-delivered Raine’s oral opinion to the Starz Special Committee, which opinion was subsequently confirmed by delivery of a written opinion, dated June 23, 2016, as to the fairness, from a financial point of view, to the holders of the Starz Series A common stock (other than the Excluded Series A Holders, as defined below) of the consideration to be received by such holders in respect of each share of Starz Series A common stock pursuant to the merger agreement. The Starz Special Committee discussed with representatives of Weil the terms of the merger agreement and the merger. After further discussion, the Starz Special Committee members reconfirmed their recommendation that the Starz board of directors approve the Lions Gate transaction on the terms discussed, subject to Starz’s reaching mutual agreement with Lions Gate to the satisfaction of the Starz Special Committee on certain outstanding issues, including limiting the aggregate voting power of Dr. Malone, Mr. Bennett, Lions Gate and their respective affiliates to 34.9% (without proportional voting on any shares in excess of 34.9%) and reducing the length of the voting agreement following a termination of the merger agreement to no more than nine months.
Early in the morning on June 24, 2016, the Starz board of directors reconvened to obtain an update from representatives of Baker Botts, LionTree and Weil as to the status of the final negotiations with Lions Gate. Prior to the meeting, representatives of Baker Botts circulated drafts of the merger agreement and ancillary documentation. The Starz board of directors discussed the Lions Gate offer and remaining open issues in the transaction documents with the Starz Special Committee and representatives of LionTree and Baker Botts. Baker Botts mentioned that they had returned drafts of the transaction documents to Wachtell setting forth Starz’s and the Starz Special Committee’s positions on such remaining open issues, and that during the evening of June 23, Lions Gate had requested that Liberty Global plc and Discovery Communications, Inc. also execute voting agreements in support of the transaction. Members of the Starz Special Committee reported that they had unanimously approved the terms of the Lions Gate proposal

(subject to resolution of the remaining open issues to the satisfaction of the Starz Special Committee), and the Starz board of directors then unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, including, without limitation, the merger, in the forms delivered to Wachtell by Baker Botts (subject to the resolution of the remaining open issues to the satisfaction of the Starz Special Committee). However, following the board meeting, representatives of Baker Botts and Wachtell exchanged drafts of the transaction documents and engaged in multiple further discussions. By the afternoon, it was determined that the ancillary documents on the Lions Gate side (including the voting agreements to which certain of their shareholders, including MHR, would need to agree) were not yet ready for execution. Dr. Malone and his counsel conveyed to Baker Botts in the afternoon of June 24, 2016 that Dr. Malone would only be willing to support a transaction that was supported on comparable voting terms by MHR. Further, the negotiations between Starz and Lions Gate with regard to certain key deal protection provisions (including that Lions Gate had not altered its position on proportional voting on any shares in excess of 34.9%) and operating covenants had failed to progress. Dr. Malone further indicated to Lions Gate that, upon further consideration, he and his affiliates would only transfer their shares of Starz Series B common stock to Lions Gate following a termination of the merger agreement if the merger agreement was terminated in connection with a superior proposal or a failure to receive the necessary approval of Starz stockholders, as opposed to Dr. Malone’s previous agreement to exchange such shares upon termination of the merger agreement for any reason and without limitation, as Lions Gate had previously requested.
Following discussions with Mr. Maffei and Mr. Heller (in his capacity as a member of the Starz Special Committee), it was determined that Starz would be unable to proceed with the execution of the Lions Gate merger agreement that day, as the items that remained open at the time the Starz Special Committee and Starz board of directors had approved the transaction had not been resolved to the satisfaction of the Starz Special Committee and the terms of the exchange of shares by Dr. Malone to Lions Gate had been proposed to be modified from the terms previously considered by the Starz Special Committee and the Starz board of directors.
Later that day, Dr. Malone spoke with representatives of Lions Gate at which point Dr. Malone indicated that he would await a transaction approved by the Starz board of directors before agreeing to any transaction with Lions Gate with regard to his shares of Starz common stock.
On June 25, 2016, the Starz Special Committee met with representatives from Weil to discuss the events that had transpired the previous day and consider, among other things, whether it was desirable to rescind its prior recommendation to the Starz board of directors to approve the Lions Gate merger agreement due to the status of the remaining open items. The Starz Special Committee also discussed with Weil that Company B had indicated it would consider a transaction to acquire a controlling interest in (but not all of) Starz, whereby Company B would acquire Dr. Malone’s interest as well as newly issued Starz common stock. The Starz Special Committee then discussed these recent developments, and in light of these new developments, the status of the remaining open items and the proposed modifications to the terms of the exchange of shares between Dr. Malone and Lions Gate, voted to rescind the prior recommendation and relayed the message to the Starz board of directors.
On June 26, 2016, following the Starz Special Committee meeting, the Starz board of directors met informally to discuss the occurrences of June 24, 2016 and the open issues with the transaction documents. During the meeting, the board members were advised that the Starz Special Committee had rescinded its recommendation. As a result of the rescission of the Starz Special Committee’s recommendation, the board’s prior approvals of the Lions Gate transaction was effectively mooted. The board was also advised that a new indication of interest had been received from Company B and it was determined that Mr. Maffei, with the involvement of Mr. Heller (in his capacity as a member of the Starz Special Committee), should engage in discussions with Company B and report back to the Starz board of directors as to the elements and viability of a transaction with Company B, while continuing to negotiate with Lions Gate.
Following the meeting, Baker Botts was instructed to prepare a draft term sheet to facilitate negotiations with Company B. Baker Botts discussed this term sheet with Weil.
On June 27, 2016, Mr. Albrecht and Mr. Feltheimer met to discuss the scope of the proposed operating covenants under the draft Lions Gate merger agreement. Following these discussions, Baker Botts and Wachtell exchanged and discussed a revised draft of the Lions Gate merger agreement reflecting these new proposed operating covenants, as well as the corresponding disclosure letter and the voting agreement with MHR. Also, on that day, at the direction of Starz, representatives of LionTree communicated a request to Lions Gate to increase the price offered per share, only for the per share consideration for the Series A common stock. Lions Gate’s response was to increase the stock portion of the merger consideration to 0.6900x Lions Gate non-voting shares, however, if Lions Gate’s 15 trading day VWAP at any time leading up to the closing was $22.96 or greater, the exchange ratio on the stock portion of the merger consideration would fall to 0.6530x.
While these discussions continued with Lions Gate, a LionTree representative, at the direction of Starz, sent an initial draft term sheet to Company B for review on the evening of June 27, 2016. This draft provided generally for an acquisition of a majority voting interest in Starz through a combination of newly issued shares based on a cash investment to be made in Starz and an acquisition of the Starz Series B common stock held by the M-B Stockholders, together with certain protections for Starz’s minority stockholders. The proposed structure did not include any acquisition of publicly held shares of Starz common stock, consistent with preliminary proposals made by Company B.
On June 28, 2016, representatives of Baker Botts met with representatives of Company B legal counsel (“Company B Counsel”) to discuss the initial term sheet. Following the call, Company B Counsel sent a mark-up of the term sheet to Baker Botts, which provided for a Series A per share price of  $30.30 and a Series B per share price of  $30.50 (each representing a 10% premium to the applicable series closing stock price on June 28, 2016) and the rejection of the minority stockholder protections proposed in the initial draft (including, for example, an equity cap, voting cap and customary standstill arrangements). Company B had also requested a 30 day exclusivity period to complete due diligence. Upon review with its legal and financial advisors, Starz management and the Starz Special Committee separately concluded that Company B’s proposed terms were significantly less favorable than what Starz would be willing to accept and it would not be in the best interests of its stockholders to engage in discussions with respect to a proposed transaction with Company B at this time. The Starz Special Committee noted, in particular, that Company B’s proposal did not include any consideration for Starz’s minority stockholders and provided minimal contractual protections for Starz’s minority stockholders. Dr. Malone had also received Company B’s mark-up of the term sheet and instructed his advisors to inform Starz that he would not be willing to support a transaction, in his capacity as a stockholder, on the terms proposed by Company B in the mark-up. Later that evening, Baker Botts returned revised drafts of the Lions Gate merger agreement and related documentation to Wachtell. Also, representatives of LionTree (following consultation with, and at the direction of, representatives of Starz and the Starz Special Committee) informed Lions Gate that their counterproposal of June 27, 2016 was unacceptable and requested that Lions Gate raise the exchange ratio, including removal of the concept of the clawback feature related to favorable post-signing performance of the Lions Gate stock price.
On June 29, 2016, Lions Gate sent an executed copy of its debt financing commitment letter to Starz. Also on June 29, 2016, Mr. Heller (in his capacity as a member of the Starz Special Committee) spoke directly with representatives of Lions Gate in an attempt to resolve the final open issues with the Lions Gate merger agreement and to determine if Lions Gate would improve the stock exchange ratio. Lions Gate indicated to Mr. Heller (in his capacity as a member of the Starz Special Committee) and to representatives of LionTree that Lions Gate was unwilling to increase the stock exchange ratio for the Series A common stock above their last non-conditional offer of 0.6784x (i.e., the offer without the clawback feature). However, the representatives of Lions Gate agreed to reduce the length of the voting agreement between Dr. Malone and Lions Gate following a termination of the merger agreement from twelve months to nine months and further agreed that the aggregate voting power of Dr. Malone, Mr. Bennett, Lions Gate and their respective affiliate would be reduced to 33.53% with the remainder to be voted in proportion to the vote of Starz’s minority stockholders. The Starz Special Committee reconvened with its advisors from Weil and Raine in the evening of June 29, 2016 to discuss and consider whether to recommend to the Starz board of directors that it approve the merger with Lions Gate in light of the revised merger agreement and other transaction document drafts. Representatives of Raine presented certain revised financial analyses with respect to the financial terms of the proposed merger with Lions Gate to the members of the Starz Special Committee as summarized below under “—Opinions of Starz’s Financial Advisors—Opinion of Raine Securities LLC” beginning on page 105. Representatives of Raine then delivered its oral opinion to the Starz Special Committee, which opinion was subsequently confirmed by delivery of a written opinion dated June 29, 2016, as to the fairness, from a financial point of view, to the holders of the Starz Series A common stock (other than the Excluded Series A Holders, as defined below) of the consideration to be received by such holders in respect of each share of Starz Series A common stock pursuant to the merger agreement. The full text of the written opinion of Raine, dated June 29, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with Raine’s opinion, is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference herein. Raine noted that, as a result of recent trading activity of Starz and Lions Gate surrounding rumors of the proposed transaction, the value of the proposed transaction to Starz stockholders had increased slightly from the financial presentation given on June 22, 2016. Representatives of Weil reviewed recent developments, including the recent Company B proposal and Dr. Malone’s position with respect to that proposal, the Company A proposal, the negotiations as to the merger and voting agreements, as well as the process undertaken to date (including the participation of the Starz Special Committee in negotiations). After further discussion, the Starz Special Committee unanimously voted to recommend that the Starz board of directors approve the merger with Lions Gate, the merger agreement and the transactions contemplated thereby. The Starz Special Committee then notified the Starz board of directors of its recommendation. Representatives of Baker Botts circulated revised drafts of the merger agreement and ancillary documentation. The Starz board of directors then met formally. Representatives of Baker Botts, LionTree and Weil also attended. Representatives of LionTree reviewed with the Starz board of directors certain financial analyses undertaken by LionTree related to the proposed merger with Lions Gate. LionTree rendered its oral opinion, subsequently confirmed in writing by delivery of LionTree’s written opinion dated June 29, 2016, to the Starz board of directors as to the fairness, from a financial point of view, as of such date, to the holders of Starz Series A common stock (for purposes of such opinion, other than Lions Gate, Dr. Malone, and their respective affiliates), solely in their capacity as holders of Starz Series A common stock and not in their capacity as holders of Starz Series B common stock, if applicable, of the consideration to be received by such holders pursuant to the merger agreement, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by LionTree in preparing its opinion. The LionTree opinion is more fully described under the section “The Mergers—Opinions of Starz’s Financial Advisors—Opinion of LionTree Advisors LLC” beginning on page 99. Members of the Starz Special Committee reported that they had unanimously approved the terms of the Lions Gate proposal, and the Starz board of directors unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, including, without limitation, the merger. Between June 29, 2016 and June 30, 2016, representatives of Baker Botts, Weil and Wachtell held multiple conference calls and negotiated and finalized the Lions Gate transaction.
Early on the morning of June 30, 2016, before the opening of business, Lions Gate and Starz executed the merger agreement, finalized the parties’ respective disclosure letters and related documentation and issued a joint press release announcing the transaction.
Lions Gate’s Reasons for the Merger and Other Proposals; Recommendations of the Lions Gate Board of Directors
In reaching its decision to approve, adopt and declare advisable the merger agreement and the other Lions Gate transaction agreements and resolving to recommend that Lions Gate’s stockholders approve the reclassification, the merger, the exchange and the other transactions contemplated by the merger agreement and the other Lions Gate transaction agreements, and to recommend approval by Lions Gate shareholders of the Lions Gate reclassification proposals, the Lions Gate merger issuance proposal, the Lions Gate exchange issuance proposal, the Lions Gate preemptive rights proposal, the Lions Gate indemnity proposal and the Lions Gate adjournment proposal, the Lions Gate board of directors, as described above in the section entitled “—Background of the Merger” of this joint proxy statement/prospectus, held a number of meetings, consulted with Lions Gate’s senior management and its legal and financial advisors at Wachtell Lipton and PJT Partners, and considered a number of factors. The various factors the Lions Gate board of directors considered that weighed positively in favor of the merger agreement and the other Lions Gate transaction agreements, the reclassification, the merger, the exchange and the other transactions contemplated by the merger agreement and the other Lions Gate transaction agreements included, among others and not necessarily in order of relative importance:

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its belief that the merger will significantly increase the combined company’s content creation capabilities, enhance its ability to create leading premium scripted programming, a key growth category, and improve the scale of its global distribution footprint across mobile, broadband, cable and satellite platforms;

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its belief that the merger will allow the combined company to become both a buyer and seller of content and have more points of contact with distributors, buyers and creators, which will strengthen the combined company’s operations;

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its belief that the combined company’s increased investment in original content and its combined distribution platform will improve the combined company’s potential to generate hit content and its ability to capitalize on any such hit content;

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its belief that the merger will diversify the combined company, and that the financial stability of Starz will complement the content-driven financial profile of Lions Gate to create predictable cash flows;

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its belief that Lions Gate and Starz have complementary resources, intellectual property and experienced management teams, and that the merger will bring significant enhanced scale to Lions Gate’s portfolio of content and distribution assets and will enable Lions Gate to more effectively compete successfully in a rapidly evolving global entertainment marketplace;

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its expectation that the combined company will have one of the world’s largest film and TV libraries;

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its expectation that the merger will enable a broader range of new content partnerships to be available to Lions Gate and accelerate the growth of Lions Gate and Starz’s own OTT services;

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its expectation that the merger will generate operating cost savings for the combined company exceeding $50 million on an annual run rate basis, which are primarily expected to include the elimination of duplicative costs and redundancies in certain operations, as well as efficiencies gained from economies of scale in areas such as production, manufacturing and marketing costs. For more information, see the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Statements” of this joint proxy statement/prospectus;

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its belief that the combination of the expected tax savings resulting from the acquisition financing to be obtained by Lions Gate and provided to Merger Sub, accumulated U.S. federal and state net operating loss carryforwards and Lions Gate’s existing global cash management, financing and distribution operations will result in incremental post-acquisition cash tax savings to the combined company exceeding $150 million per year on average (on an annualized basis) through fiscal year 2021 based upon the current business plans of the companies. For more information, see the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Statements” of this joint proxy statement/prospectus;

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its expectation that upon completion of the merger, current Lions Gate shareholders will continue to own approximately 68.8% of the outstanding Lions Gate post-reclassification shares (including 54.2% of the outstanding Lions Gate non-voting shares and 94.1% of the outstanding Lions Gate voting shares);

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its belief that the businesses of Lions Gate and Starz are complementary and that the integration of the two companies can be completed in a timely and efficient manner with minimal disruption to employees;

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that the Starz voting agreement stockholders, who collectively beneficially owned shares representing, in the aggregate, approximately 52.1% of the total voting power represented by the Starz common stock as of the date of the merger agreement, have agreed, among other things, to vote shares of Starz common stock constituting an aggregate of 33.53% of the voting power of the Starz common stock in favor of the Starz merger proposal and to vote the pro rata portion of the excess of such stockholders’ shares of Starz common stock over 33.53% in proportion to the votes of all Starz stockholders (other than the Starz voting agreement stockholders) voting, pursuant to the terms and conditions of the Starz voting agreement. For more information, see “—Agreements with Shareholders of Lions Gate and Stockholders of Starz—Starz Voting Agreement”;
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that the Lions Gate voting agreement shareholders, who collectively beneficially owned approximately 30.6% of the outstanding Lions Gate common shares as of the date of the merger agreement, have agreed, among other things, to vote in favor of the Lions Gate reclassification proposals, the Lions Gate merger issuance proposal, the Lions Gate exchange issuance proposal and the Lions Gate preemptive rights proposal, pursuant to the terms and conditions of the Lions Gate voting agreements and the amendment to the investor rights agreement. For more information, see “—Agreements with Shareholders of Lions Gate and Stockholders Starz—Lions Gate Voting Agreements” and “—Agreements with Shareholders of Lions Gate and Stockholders of Starz—Amendment to the Investor Rights Agreement”;

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that, concurrently with the execution of the merger agreement, Lions Gate would be entering into the exchange agreement with the M-B stockholders, and its belief that if the merger agreement were to be terminated for certain specified reasons, the exchange would enable Lions Gate to purchase shares of Starz common stock from the M-B stockholders, which would increase Lions Gate’s ownership of Starz and achieve the benefits associated therewith. For more information, see “—Agreements with Shareholders of Lions Gate and Stockholders of Starz—Exchange Agreement”;

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that Dr. Malone, LGP, Discovery and certain of their respective affiliates will continue to be subject to certain standstill obligations with respect to Lions Gate, pursuant to the terms and conditions of the standstill agreement and the amendment to the standstill agreement. For more information, see “—Agreements with Shareholders of Lions Gate and Stockholders of Starz—Amendment to Standstill Agreement”;

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management’s knowledge of Lions Gate’s business, financial condition, results of operations, industry and competitive environment;

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management’s knowledge of Starz’s business, financial condition, results of operations, industry and competitive environment, taking into account the results of Lions Gate’s due diligence review of Starz;

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management’s knowledge of the prospective environment in which the combined company will operate following the merger, including industry, economic and market conditions;

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the merger agreement’s provisions requiring Starz to pay Lions Gate a termination fee of  $150 million if the merger agreement is terminated under certain circumstances. For more information, see “—The Merger Agreement—Termination of the Merger Agreement—Termination Fees”;

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the historical and then-current trading prices and volumes of each of the Lions Gate common shares and shares of Starz common stock;

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the opinion of PJT Partners, provided in writing on June 30, 2016, to the effect that, as of such date, and based on and subject to the various assumptions made, procedures followed, factors considered, and qualifications and limitations described in the opinion, the merger consideration to be paid by Lions Gate was fair, from a financial point of view, to Lions Gate. For more information, see “—Opinion of Lions Gate’s Financial Advisor—Opinion of PJT Partners LP”;

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that, in connection with the merger, Lions Gate would be implementing the reclassification, and its expectation that the reclassification will (1) allow Lions Gate to better mitigate future potential voting dilution by providing an attractive currency to use for acquisitions that will be free of the voting dilution currently associated with issuances of additional Lions Gate common shares; (2) enhance Lions Gate’s flexibility in structuring and executing strategic transactions; and (3) improve Lions Gate’s ability to attract and retain employees by providing flexibility in providing equity compensation tied to its business; and

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the other terms and conditions of the Lions Gate transaction agreements.

In addition, the Lions Gate board of directors considered a variety of risks and other potentially negative factors concerning the merger agreement, the reclassification, the merger and the other transactions contemplated by the merger agreement. These factors included the following, which are not necessarily listed in order of relative importance:
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the risk that because the exchange ratios in the merger consideration are fixed, Lions Gate cannot be certain of the market value of the merger consideration until completion of the merger;

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the possibility that the reclassification, the merger and the other transactions contemplated by the merger agreement may not be completed on the terms or timeline currently contemplated or at all, including for reasons beyond the control of Lions Gate or Starz;

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the risk that failure to complete the reclassification, the merger and the other transactions contemplated by the merger agreement could negatively affect the price of Lions Gate common shares and future business and financial results of Lions Gate;

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the ownership dilution to current Lions Gate shareholders as a result of the issuance of Lions Gate post-reclassification shares to holders of Starz common stock pursuant to the merger or of Lions Gate common shares to the M-B stockholders pursuant to the exchange;

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the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the reclassification, the merger and the other transactions contemplated by the merger agreement;

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the substantial costs to be incurred in connection with the reclassification, the merger and the other transactions contemplated by the merger agreement, including an estimated $142.8 million in costs associated with the debt refinancing and $36.7 million in acquisition-related costs, including professional fees;

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the risk that Lions Gate and Starz may be unable to retain key employees;

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the risk that Starz will not be able to maintain or renew certain affiliation agreements on favorable terms or at all;

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the risk of not capturing all of the anticipated estimated operational cost savings and expected tax savings, and the risk that other anticipated benefits of the transactions might not be realized on the expected timeframe or at all;

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the challenges of combining Lions Gate with Starz following the merger, including technical, operational, accounting and other challenges;

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the risk that the reclassification could create investor confusion caused by having two classes of publicly traded shares;

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the risk that the reclassification could reduce the trading liquidity of the Lions Gate post-reclassification shares compared to the existing Lions Gate common shares;

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the risk that the reclassification could increase concentrations in voting power and lead to a divergence of economic interests and voting rights of classes of Lions Gate shareholders;

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the restrictions on the conduct of Lions Gate’s business during the period between execution of the merger agreement and the consummation of the merger. For more information, see “—The Merger Agreement—Conduct of Business Pending the Merger—Conduct of Lions Gate”;

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the risk that the Lions Gate shareholders may fail to approve the Lions Gate reclassification proposals, the Lions Gate merger issuance proposal, the Lions Gate exchange issuance proposal or the Lions Gate preemptive rights proposal, or that Starz stockholders may fail to approve the Starz merger proposal or the Starz compensation proposal;

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the fact that projections of future results of operations of the combined company are necessarily estimates based on assumptions. For more information, see “—Lions Gate Unaudited Prospective Financial Information”;

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the risk that the IRS may not agree that Lions Gate should be treated as a non-U.S. corporation for U.S. federal tax purposes following the merger;

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the merger agreement’s provisions imposing restrictions on Lions Gate from soliciting acquisition proposals. For more information, see “—The Merger Agreement—No Solicitation” and “—The Merger Agreement—Stockholder Vote”;

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the merger agreement’s provisions requiring Lions Gate to pay Starz a termination fee, in the amount of one of  $150 million, $175 million or $250 million, if the merger agreement is terminated under certain circumstances. For more information, see “—The Merger Agreement—Termination of the Merger Agreement”;

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the merger agreement’s provisions permitting Starz, subject to certain terms and conditions, to terminate the merger agreement in order to enter into a superior proposal. For more information, see “—The Merger Agreement—Termination of the Merger Agreement”;

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the risk that payment by Starz to Lions Gate of a termination fee of  $150 million if the merger agreement is terminated under certain circumstances may not be sufficient to fully compensate Lions Gate for its losses in such circumstances;

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the risk that the incurrence of additional indebtedness in connection with the merger could have adverse consequences on Lions Gate’s business following the merger;

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the risk that the exchange will only occur if the merger agreement is terminated for certain reasons, and the possibility that the exchange may not be completed on the terms or timeline currently contemplated or at all, including for reasons beyond the control of Lions Gate or Starz; and

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the risk that the value and form of the consideration to be paid in the exchange are uncertain.

In addition to considering the factors described above, the Lions Gate board of directors considered the fact that some of Lions Gate’s directors and executive officers have other interests in the merger that are different from, or in addition to, the interests of Lions Gate’s shareholders generally, as discussed herein under “—Interests of Lions Gate Directors and Executive Officers in the Merger.”
The Lions Gate board of directors concluded that the potentially negative factors associated with the merger agreement and the other Lions Gate transaction agreements, the reclassification, the merger, the exchange and the other transactions contemplated by the merger agreement and the other Lions Gate transaction agreements, were outweighed by the potential benefits that it expected the Lions Gate shareholders would achieve as a result of entering into the merger agreement and the other Lions Gate transaction agreements, and consummating the transactions contemplated thereby. Accordingly, the Lions Gate board of directors determined that the merger agreement and the other Lions Gate transaction agreements, the reclassification, the merger, the exchange and the other transactions contemplated by the merger agreement and the other Lions Gate transaction agreements were advisable and in the best interest of Lions Gate and the shareholders of Lions Gate.
The foregoing discussion of the factors considered by the Lions Gate board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Lions Gate board of directors. In reaching its decision to approve the Lions Gate transaction agreements, and the transactions contemplated respectively thereby, including the reclassification, the merger and the exchange, the Lions Gate board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Lions Gate board of directors considered all these factors as a whole, including discussions with, and questioning of, Lions Gate’s management and Lions Gate’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination. The Lions Gate board of directors also relied on the experience of PJT Partners, its financial advisor, for its opinion that, as of the date of the merger agreement, and based on and subject to the various assumptions made, procedures followed, factors considered, and qualifications and limitations described in the opinion, the merger consideration to be paid by Lions Gate was fair, from a financial point of view, to Lions Gate.
This explanation of Lions Gate’s reasons for the merger and other information presented in this section is forward-looking in nature and should be read in light of the sections herein entitled “Risk Factors,” beginning on page 43 and “Cautionary Statement Concerning Forward-Looking Statements” on page 61.
For the reasons set forth above, the Lions Gate board of directors approved the merger agreement, the exchange agreement, and the other Lions Gate transaction agreements and the transactions contemplated respectively thereby, including the merger, the reclassification, and the exchange, and declared such agreements and such transactions (including the Lions Gate reclassification proposals, the Lions Gate merger issuance proposal, the Lions Gate exchange issuance proposal, the Lions Gate preemptive rights proposal and the Lions Gate indemnity proposal) to be advisable and in the best interest of Lions Gate and the shareholders of Lions Gate.
The Lions Gate board of directors recommends that holders of Lions Gate common shares vote “FOR” the Lions Gate reclassification proposals, “FOR” the Lions Gate merger issuance proposal, “FOR” the Lions Gate exchange issuance proposal, “FOR” the Lions Gate preemptive rights proposal, “FOR” the Lions Gate indemnity proposal and “FOR” the Lions Gate adjournment proposal.
Starz’s Reasons for the Merger and Other Proposals; Recommendations of the Starz Special Committee and Starz Board of Directors
The Starz Special Committee, comprised entirely of independent and disinterested directors, unanimously determined that the merger agreement and the transactions contemplated thereby, including, without limitation, the merger, are advisable and fair to, and in the best interests of, Starz and the holders of Series A common stock (other than Lions Gate, Dr. Malone, and their respective affiliates) and recommended that the Starz board of directors approve the merger agreement and the transactions contemplated thereby, including, without limitation, the merger.
The Starz board of directors, after considering various factors and with the unanimous recommendation of the Starz Special Committee, unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, including, without limitation, the merger, and recommends that the Starz stockholders vote “FOR” the Starz merger proposal, “FOR” the Starz compensation proposal and “FOR” the Starz adjournment proposal.
In the course of reaching its recommendation, the Starz board of directors consulted with Starz’s management and its financial and legal advisors, and the Starz Special Committee consulted with its financial and legal advisors, as well as the financial and legal advisors of Starz, and considered a number of factors, including, among others and not necessarily in order of relative importance, the following material factors and benefits of the merger, each of which the Starz board of directors believes supported its recommendation:
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The aggregate value and composition of the merger consideration to be received by Starz stockholders in the merger, including that the merger consideration with a value of  $32.73 per share of Starz Series A common stock and a value of  $34.71 per share of Starz Series B common stock (based upon the cash component of the merger consideration for each such series and the 20-day volume weighted average price (“VWAP”) of the Lions Gate common shares of  $21.71 as of June 28, 2016, the day before the Starz board of directors approved the merger agreement), represented a premium of approximately 18% over the 20-day VWAP of the Starz Series A common stock of  $27.63 per share and, with respect to the offer for Starz Series B common stock as compared to the offer for Starz Series A common stock, a premium of approximately 6% as of such date.

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LionTree’s oral opinion delivered to the Starz board of directors on June 29, 2016 (which was subsequently confirmed in writing by delivery of LionTree’s written opinion dated June 29, 2016) to the effect that, as of such date, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by LionTree in preparing its opinion, the consideration to be paid to the holders of Starz Series A common stock (excluding Lions Gate, Dr. Malone and their respective affiliates), solely in their capacity as holders of Starz Series A common stock and not in their capacity as holders of Starz Series B common stock, if applicable, pursuant to the merger agreement was fair from a financial point of view to such holders, as more fully described below under the heading “The Merger—Opinions of Starz’s Financial Advisors—Opinion of LionTree Advisors LLC.”
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The course of discussions and negotiations between Lions Gate and Starz, which resulted in improvement in the composition and value of the consideration to be received by holders of Starz Series A common stock and Starz Series B common stock, as compared with the initial proposal made by Lions Gate.

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The fact that a significant portion of the merger consideration to be received by holders of Starz Series A common stock will be paid in cash, giving holders of Starz Series A common stock an opportunity to immediately realize value for a portion of their investment and providing certainty of value with respect to the cash portion of the merger consideration to be paid to holders of Starz Series A common stock.

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The fact that, since the stock portion of the merger consideration will be paid in Lions Gate post-reclassification shares, the Starz stockholders would have the opportunity to participate in any future earnings and growth of the combined company and future appreciation in the value of such shares following the merger should they determine to retain the Lions Gate post-reclassification shares payable in the merger.

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The fact that the stock portion of the merger consideration is based on fixed exchange ratios and, accordingly, that Starz stockholders will benefit from any increase in the value of the Lions Gate common shares before or after the Starz special meeting, and the Starz stockholders can vote against the merger agreement if the value of the Lions Gate common shares declines, or for any other reason.

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The benefits to the combined company that could result from the merger, including an enhanced competitive position, greater financial resources, increased diversity and depth in the products offered and geographic areas served and the potential to realize certain cost savings and operational synergies (including a decrease in the effective tax rate on Starz’s business relative to Starz’s current effective tax rate).

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The current and prospective business climate in which Starz and Lions Gate operate.

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The risks and uncertainty of remaining an independent company, including those arising from having to operate in a business with competitors of significantly larger size and with greater resources, and those presented by Dr. Malone’s stated intention to sell his holdings.

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The expectation that the combined company will have one of the world’s largest film and TV libraries.

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The belief that the merger will significantly increase the combined company’s capabilities and footprint, allowing the combined company to become both a buyer and seller of content with more points of contact with distributors, buyers and creators, which will strengthen the combined company’s operations.

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The belief that the combined company will have greater potential to generate successful content and capitalize on such content, due to increased resources and a larger distribution platform.

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The fact that the Starz board of directors had carefully considered and evaluated, with the assistance of Starz’s management and legal and financial advisors, various potential strategic alternatives available to Starz since 2014, including pursuing the discussions held with, and indications of interest received by, two other potential acquirors during the time frame in which the Starz board of directors was considering the merger and the merger agreement with Lions Gate. See “—Background of the Merger.”

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The fact that the Starz voting agreement stockholders, who collectively beneficially owned shares representing, in the aggregate, approximately 52.1% of the total voting power represented by the Starz common stock as of the date of the merger agreement, have agreed, among other things, to vote shares of Starz common stock constituting an aggregate of 33.53% of the voting power of the Starz common stock in favor of the Starz merger proposal and to vote the pro rata portion of the excess of such stockholders’ shares of Starz common stock over 33.53% in proportion to the votes of all Starz stockholders voting other than the Starz voting agreement stockholders. See “—Agreements with Shareholders of Lions Gate and Stockholders of Starz—Starz Voting Agreement.”

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The fact that the Lions Gate voting agreement shareholders, who collectively beneficially owned approximately 30.6% of the outstanding Lions Gate common shares as of the date of the merger agreement, have agreed, among other things, to vote in favor of the Lions Gate reclassification proposals, the Lions Gate merger issuance proposal, the Lions Gate exchange issuance proposal, the Lions Gate preemptive rights proposal and the Lions Gate indemnity proposal, pursuant to the terms and conditions of the Lions Gate voting agreements and the amendment to the investor rights agreement. See “—Agreements with Shareholders of Lions Gate and Stockholders of Starz—Lions Gate Voting Agreements” and “—Agreements with Shareholders of Lions Gate and Stockholders of Starz—Amendment to the Investor Rights Agreement.”

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The fact that the merger agreement permits the Starz board of directors to change its recommendation that the Starz stockholders vote in favor of the adoption of the merger agreement in response to certain acquisition proposals and certain intervening events, if the Starz board of directors determines that the failure to change its recommendation would reasonably be expected to constitute a breach of its fiduciary duties under applicable law.

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The fact that Starz could terminate the merger agreement to enter into a transaction with a party that has made a bona fide alternative transaction proposal that did not result from a breach of Starz’s non-solicitation obligations and that the Starz board of directors determines in good faith to be, or to be reasonably likely to lead to, a superior proposal, and failure to take such action would reasonably be likely to violate the directors’ fiduciary duties, subject to the terms and conditions of the merger agreement. See “—Agreements with Shareholders of Lions Gate and Stockholders of Starz.”

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The limited ability of Lions Gate to change its recommendation regarding approval of the Lions Gate reclassification proposals or the Lions Gate merger issuance proposal, and the fact that Lions Gate will be required to pay Starz a termination fee of  $175 million in certain circumstances. See “—The Merger Agreement—Termination of the Merger Agreement—Termination Fees.”

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The fact that Lions Gate will be required to pay Starz a termination fee of  (a) $150 million if either party terminates the merger agreement because Lions Gate’s stockholders fail to approve the transactions and (b) $250 million if Starz terminates the merger agreement because Lions Gate fails to consummate the merger due to a failure to receive its debt financing.

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The belief of the Starz Special Committee and the Starz board of directors that the merger would likely be completed, based on (a) the terms of the financing commitments obtained by Lions Gate, (b) the limited number of closing conditions in the merger agreement, with the closing conditions that are included being customary for transactions of this type, and that, absent a “material adverse change” in the business or financial condition of Starz (as defined in the merger agreement), the Starz board of directors’ ability to conclude, based on advice of management, that no material impediments to closing were apparent, (c) the likelihood of obtaining the regulatory approvals required to complete the merger and the terms of the merger agreement regarding the obligations of Lions Gate to pursue these approvals, (d) the agreement by Lions Gate, Dr. Malone and Robert R. Bennett, subject to certain conditions, to vote shares of Starz common stock constituting an aggregate of 33.53% of the voting power of Starz common stock in favor of the Starz merger proposal and to vote the pro rata portion of the excess of such stockholders’ shares of Starz common stock over such 33.53% limit in proportion to the votes of all Starz stockholders voting (other than the Starz stockholders party to the Starz voting agreement) in favor of the Starz merger proposal and (e) the agreements by certain stockholders of Lions Gate, including LGP, Discovery, Dr. Malone and MHR, and certain of their respective affiliates, to vote Lions Gate common shares representing approximately 30.6% of the voting power of the Lions Gate common shares in favor of the Lions Gate reclassification proposals and the Lions Gate merger issuance proposal.
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The provisions of the merger agreement that expressly contemplate that Starz may obtain specific performance of Lions Gate’s obligations under the merger agreement.

The Starz Special Committee and Starz board of directors also considered a number of factors relating to the procedural safeguards that the Starz Special Committee and the Starz board of directors believe were and are present to ensure the fairness of the merger. The Starz board of directors believes that the following factors support its recommendations regarding the merger and support the procedural fairness of the merger to Starz and its stockholders:
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The financial presentation by Raine Securities LLC and its oral opinion delivered to the Starz Special Committee on June 29, 2016 (which was subsequently confirmed in writing by delivery of Raine’s written opinion dated June 29, 2016) to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations described in its opinion, the consideration to be received by the holders of Starz Series A common stock (other than the Excluded Series A Holdings, as defined below) in respect of each share of Starz Series A common stock pursuant to the merger agreement was fair to such holders from a financial point of view, as more fully described below under the heading “—Opinions of Starz’s Financial Advisors—Opinion of Raine Securities LLC.”

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The fact that the Starz Special Committee, which consisted entirely of independent and disinterested directors, participated in critical negotiations, among other things, with respect to price and the Starz voting agreement.

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The fact that the Starz Special Committee had the authority to not recommend that the Starz board of directors approve the merger agreement and the Starz board of directors would have been precluded from approving the merger agreement under those circumstances.

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The fact that appraisal rights would be available to holders of Starz common stock under Delaware law and that there was no limitation in the merger agreement relating to the number of shares of Starz common stock that could exercise appraisal rights.

The Starz board of directors and Starz Special Committee also considered certain potentially negative factors in its deliberations concerning the merger, including the following:
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The fact that a significant portion of the merger consideration to be paid to Starz stockholders will be paid in cash and, with respect to that portion of the consideration, the Starz stockholders will not participate in the future growth of the combined company.

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The fact that the stock portion of the merger consideration to be received by Starz stockholders will consist of Lions Gate post-reclassification shares based on fixed exchange ratios and that (a) such Lions Gate post-reclassification shares have no trading history and (b) the value of the stock portion of the merger consideration may decline either before or after the Starz special meeting and there will be no adjustment to the exchange ratio, thereby exposing the Starz stockholders to the risks of an equity investment.

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The fact that holders of Starz Series B common stock would receive greater value for their shares than holders of Starz Series A common stock would receive.

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The fact that the consummation of the merger is not conditioned on a majority approval of the minority Starz stockholders (the Starz stockholders other than Dr. Malone, Lions Gate and their respective affiliates).

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The fact that approximately 93.1% of the Lions Gate post-reclassification shares to be received by Starz stockholders will be non-voting shares such that, while former Starz stockholders will own approximately 31.2% of the assumed outstanding shares of Lions Gate, these shares will represent only 5.9% of the assumed voting power of Lions Gate, and that the holders of Starz Series A common stock (which is voting stock) will only receive Lions Gate non-voting shares pursuant to the merger.
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The fact that, although Starz participated in discussions regarding two other potential transactions in June 2016, Starz did not conduct a formal auction process to determine whether, in fact, there was other possible interest in acquiring Starz.

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The fact that the merger agreement precludes Starz from actively soliciting alternative takeover proposals and Starz may not terminate the merger agreement to accept a superior proposal from a third party unless the third party makes a bona fide written alternative transaction proposal that the Starz board of directors determines (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) to be, or to be reasonably likely to lead to, a superior proposal, in which case Starz would be required to pay a termination fee of  $150 million. In addition, the Starz voting agreement and the exchange agreement could inhibit the likelihood of success of any such superior proposal.

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The fact that, concurrently with the execution of the merger agreement, Lions Gate would be entering into the exchange agreement with the M-B stockholders, and that if the merger agreement were terminated for certain specified reasons, the exchange would enable Lions Gate to purchase shares of Starz common stock from the M-B stockholders, which would result in Lions Gate owning more than 50% of the outstanding voting power of Starz. See “—Agreements with Shareholders of Lions Gate and Stockholders of Starz—The Exchange Agreement.”

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The possibility that Lions Gate may be unable to obtain all or a portion of the debt financing on the terms contemplated by the commitment letter.

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The fact that Lions Gate has substantial indebtedness and will incur significant additional indebtedness in connection with the merger, which could adversely impact Lions Gate’s operations and financial conditions following the merger.

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The fact that not all of the conditions to the closing of the merger, including the required stockholder approvals, are within the parties’ control.

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The fact that the merger agreement contains certain restrictions on the ability of Starz to conduct its business in the period between signing and closing, so that Lions Gate’s consent is required in respect of certain corporate actions, the entry into certain contracts, the acquisition or disposition of material assets, certain executive compensation actions, and other matters. See “—The Merger Agreement—Conduct of Starz Pending the Merger.”

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The substantial costs to be incurred by Starz in connection with the merger agreement and the other transactions contemplated thereby, regardless of whether the merger is consummated, including an estimated $16.8 million in non-contingent professional and other fees.

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The risk that the announcement and pendency of the merger could result in the disruption of Starz’s business, including the possible diversion of management and employee attention, potential employee attrition and potential adverse effects on Starz’s business relationships.

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The challenges inherent in the combination of two businesses, including the risk that integration of the two companies may take more time or be more costly than anticipated, and the risk that cost savings, synergies and other benefits expected to be obtained may not be fully or timely realized.

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The risks described in the section entitled “Risk Factors” beginning on page 43.

The Starz Special Committee and the Starz board of directors concluded that the potentially negative factors associated with the proposed merger were outweighed by the opportunity for the Starz stockholders both to realize a significant premium on the value of their Starz common stock and to share in the benefits and growth of the combined company. Accordingly, the Starz board of directors determined that the terms of the merger agreement and the transactions contemplated thereby, are fair to and in the best interests of Starz and the Starz stockholders and approved and declared advisable the merger agreement and the transactions contemplated thereby, including, without limitation, the merger.
In addition, the Starz Special Committee and the Starz board of directors were aware of, and considered, the interests that Starz’s directors and executive officers may have in the transactions contemplated by the merger agreement that are different from, or in addition to, their interests as Starz stockholders generally, as described in “—Interests of Starz Directors and Executive Officers in the Merger” beginning on page 123.
The foregoing discussion summarizes the material information and factors considered by the Starz board of directors in its consideration of the proposed merger. The Starz board of directors, in accordance with the unanimous recommendation of the Starz Special Committee, reached the unanimous decision to approve the merger agreement and related transactions in light of the factors described above and other factors that each member of the Starz board of directors felt were appropriate. In view of the variety of factors and the quality and amount of information considered, the Starz board of directors did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Individual members of the Starz board of directors may have given different weights to different factors.
The explanation of Starz’s reasons for the merger and other information presented in this section is forward-looking in nature and, accordingly, should be read in light of the factors described under “Risk Factors” beginning on page 43 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 61.
The Starz board of directors unanimously recommends that you vote “FOR” the Starz merger proposal, “FOR” the Starz compensation proposal and “FOR” the Starz adjournment proposal.
Opinion of Lions Gate’s Financial Advisor
Opinion of PJT Partners LP
Pursuant to an engagement letter dated June 23, 2016, Lions Gate retained PJT Partners to act as a financial advisor to Lions Gate with respect to the merger. As part of its investment banking business, PJT Partners is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes and other valuations for corporate and other purposes. PJT Partners was selected as a financial advisor to Lions Gate with respect to the merger on the basis of PJT Partners’ experience and its familiarity with the industry in which Lions Gate operates.
Lions Gate requested that PJT Partners render to the Lions Gate board of directors an opinion as to the fairness to Lions Gate, from a financial point of view, of the merger consideration to be paid by Lions Gate in the merger. PJT Partners delivered to the Lions Gate board of directors its opinion, dated June 30, 2016, to the effect that, as of the date of the opinion and based on and subject to the various assumptions made, procedures followed, factors considered, and qualifications and limitations described in its opinion, the merger consideration to be paid by Lions Gate in the merger is fair to Lions Gate from a financial point of view.
The full text of the written opinion of PJT Partners, dated June 30, 2016, which sets forth the assumptions made, procedures followed, factors considered, and qualifications and limitations on the review undertaken by PJT Partners in rendering its opinion, is attached as Annex B to this joint proxy statement/prospectus. Lions Gate encourages its shareholders to read the opinion carefully and in its entirety. PJT Partners’ opinion was limited to the fairness to Lions Gate as of the date of the opinion, from a financial point of view, of the merger consideration to be paid by Lions Gate in the merger. PJT Partners’ opinion does not express any view or opinion as to any other aspect or implication of the merger, the merger agreement, or any other agreement or understanding entered into in connection with the merger or otherwise. PJT Partners assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. PJT Partners’ opinion was addressed to the Lions Gate board of directors and does not constitute a recommendation to any shareholder as to how any shareholder should vote or act with respect to the merger or any other matter, and should not be relied upon by any shareholder as such. The summary of PJT Partners’ opinion set forth in this joint proxy statement/prospectus is qualified by reference to the full text of the opinion, which is attached as Annex B to this joint proxy statement/prospectus.
In arriving at its opinion, PJT Partners, among other things:
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reviewed certain publicly available information concerning the business, financial condition and operations of Lions Gate and Starz;

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reviewed certain internal information concerning the business, financial condition and operations of Lions Gate and Starz prepared and furnished to PJT Partners by the management of Lions Gate and Starz, respectively;

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reviewed certain internal financial analyses, estimates and forecasts relating to Lions Gate, including projections for the fiscal years ending March 31, 2017 through March 31, 2021, that were prepared by or at the direction of and approved by the management of Lions Gate and provided to PJT Partners in all cases by the management of Lions Gate (which we refer to collectively as the “Lions Gate Projections” in this discussion of PJT Partners’ opinion);

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reviewed certain internal financial analyses, estimates and forecasts relating to Starz, including projections for the fiscal years ending December 31, 2016 through December 31, 2020, that were prepared by the management of Starz and approved by the management of Lions Gate, and projections for the fiscal quarter ending March 31, 2021 that were prepared by or at the direction of and approved by the management of Lions Gate and were, in all cases, provided to PJT Partners by the management of Lions Gate (which we refer to collectively as the “Starz Projections” and, together with the Lions Gate Projections, as the “Projections” in this discussion of PJT Partners’ opinion);

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held discussions with members of senior management of Lions Gate concerning, among other things, their evaluation of the merger and the business, operating and regulatory environments, financial condition, prospects and strategic objectives of Lions Gate;

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participated in due diligence discussions with representatives of Starz concerning, among other things, their evaluation of the merger and the business, operating and regulatory environments, financial condition, prospects and strategic objectives of Starz;

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reviewed the historical market prices and trading activity for Lions Gate common shares and the shares of Starz common stock;

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compared certain publicly available financial and stock market data for Lions Gate and Starz with similar information for certain other companies that PJT Partners deemed to be relevant;

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reviewed the publicly available financial terms of certain other business combinations that PJT Partners deemed to be relevant;

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reviewed a draft, dated June 29, 2016, of the merger agreement; and

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performed such other financial studies, analyses and investigations, and considered such other matters, as PJT Partners deemed necessary or appropriate for purposes of rendering its opinion.

In preparing its opinion, with Lions Gate’s consent, PJT Partners relied upon and assumed the accuracy and completeness of the foregoing information and all other information discussed with or reviewed by PJT Partners, without independent verification thereof. PJT Partners assumed with Lions Gate’s consent that the Projections and the assumptions underlying the Projections, and all other financial analyses, estimates and forecasts provided to PJT Partners by Lions Gate’s or Starz’s management, were reasonably prepared in accordance with industry practice and represent management’s best then available estimates and judgments as to the business and operations and future financial performance of Lions Gate and/or Starz, as applicable. PJT Partners assumed no responsibility for and expressed no opinion as to the Projections, the assumptions upon which they are based or any other financial analyses, estimates and forecasts provided to PJT Partners by Lions Gate’s or Starz’s management. PJT Partners also assumed that there were no material changes in the assets, financial condition, results of operations, business or prospects of each of Lions Gate and Starz since the respective dates of the last financial statements made available to PJT Partners. PJT Partners relied with Lions Gate’s consent upon the assurances of the management of Lions Gate and Starz that they were not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading.
In addition, at Lions Gate’s direction, PJT Partners also relied, without assuming responsibility or liability for independent verification, upon the views of the management of Lions Gate and Starz relating to the strategic, financial and operational benefits, operating and financial synergies and operating cost savings (including the amount, timing and achievability thereof) anticipated to result from the combination of the operations of Lions Gate and Starz.
PJT Partners was not asked to undertake, and did not undertake, an independent verification of any information provided to or reviewed by PJT Partners, nor was PJT Partners furnished with any such verification and PJT Partners does not assume any responsibility or liability for the accuracy or completeness thereof. PJT Partners did not conduct a physical inspection of any of the properties or assets of Lions Gate or Starz. PJT Partners did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of Lions Gate or Starz, nor was PJT Partners furnished with any such evaluations or appraisals, nor did PJT Partners evaluate the solvency of Lions Gate or Starz under any applicable laws.
PJT Partners assumed with Lions Gate’s consent that the final executed form of the merger agreement would not differ in any material respects from the draft reviewed by PJT Partners and that the consummation of the merger will be effected in accordance with the terms and conditions of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Lions Gate or Starz or the contemplated benefits of the merger. PJT Partners expressed no opinion as to any tax or other consequences that might result from the merger, nor did PJT Partners’ opinion address any legal, tax, regulatory or accounting matters, as to which PJT Partners understood that Lions Gate obtained such advice as it deemed necessary from qualified professionals. In addition, at Lions Gate’s direction, PJT Partners assumed that the merger will have the tax consequences described in discussions with, and materials furnished to PJT Partners by, representatives of Lions Gate. PJT Partners is not a legal, tax or regulatory advisor and relied upon without independent verification the assessment of Lions Gate and its legal, tax and regulatory advisors with respect to such matters.
PJT Partners did not consider the relative merits of the merger as compared to any other business plan or opportunity that might be available to Lions Gate or the effect of any other arrangement in which Lions Gate might engage and PJT Partners’ opinion did not address the underlying decision by Lions Gate to engage in the merger. PJT Partners’ opinion was limited to the fairness as of the date of the opinion, from a financial point of view, of the merger consideration to be paid by Lions Gate in the merger, and PJT Partners expressed no opinion as to the fairness of the merger to the holders of any class of securities, creditors or other constituencies of Lions Gate or as to the underlying decision by Lions Gate to engage in the merger. PJT Partners’ opinion does not address any other aspect or implication of the merger, the merger agreement, or any other agreement or understanding entered into in connection with the merger or otherwise. PJT Partners also expressed no opinion as to the fairness of the amount or nature of the compensation to any officers, directors or employees of any party to the merger, or any class of such persons, relative to the merger consideration to be paid by Lions Gate in the merger or otherwise.
PJT Partners’ opinion was necessarily based upon economic, market, monetary, regulatory and other conditions as they existed and could be evaluated, and the information made available to PJT Partners, as of the date of the opinion. PJT Partners did not express any opinion as to the prices or trading ranges at which Lions Gate voting shares or Lions Gate non-voting shares will trade at any future time.
PJT Partners’ opinion does not constitute a recommendation to any shareholder as to how any shareholder should vote or act with respect to the merger or any other matter, and should not be relied upon by any shareholder as such. PJT Partners assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. PJT Partners’ opinion was approved by a fairness committee of PJT Partners in accordance with established procedures.

PJT Partners’ opinion was provided to the Lions Gate board of directors, in its capacity as such, in connection with and for the purposes of its evaluation of the merger only and is not a recommendation as to any action the Lions Gate board of directors should take with respect to the merger or any aspect thereof.
PJT Partners acted as financial advisor to Lions Gate with respect to the merger and pursuant to the engagement letter dated as of June 23, 2016, Lions Gate agreed to pay PJT Partners a transaction fee for its services in connection with the merger of  $14.0 million in the aggregate, of which $3.0 million became payable upon delivery of PJT Partners’ opinion and the remainder of which is contingent upon the consummation of the merger. In addition, at the sole discretion of Lions Gate, a discretionary fee may be payable to PJT Partners. Lions Gate also agreed to reimburse PJT Partners for out-of-pocket expenses and to indemnify PJT Partners for certain liabilities arising out of the performance of such services (including the rendering of its opinion).
In the past, PJT Partners performed financial advisory and investment banking services for certain shareholders of Lions Gate in connection with matters unrelated to the merger for which PJT Partners received customary fees. Specifically, in November of 2015, PJT Partners advised MHR in its sale of five million Lions Gate common shares to each of Discovery and LGP. No material relationships have existed between Lions Gate and PJT Partners in the last two years or are currently contemplated other than in connection with the merger.
In the ordinary course of PJT Partners’ and its affiliates’ business, PJT Partners and its affiliates may provide investment banking and other financial services to Lions Gate or Starz or their respective affiliates and may receive compensation for the rendering of these services. In the ordinary course of business, PJT Partners and its affiliates may actively trade the securities, or related derivative securities, or financial instruments of Lions Gate, Starz and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.
Summary of Financial Analyses of PJT Partners
The following represents a brief summary of the material financial analyses presented by PJT Partners to the Lions Gate board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by PJT Partners, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by PJT Partners. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by PJT Partners.
Starz Financial Analyses
Selected Comparable Company Analysis
PJT Partners reviewed and compared certain financial information, ratios and multiples for Starz to corresponding financial information, ratios and multiples for companies in the media industry and that PJT Partners deemed comparable, based on its experience and professional judgment, to Starz (which we refer to as the “selected companies” in this discussion of PJT Partners’ opinion). The selected companies consist of:
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AMC Networks Inc.

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CBS Corporation

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Discovery Communications, Inc.

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Scripps Networks Interactive, Inc.

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Time Warner Inc.

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Home Box Office, Inc. (which we refer to as “HBO” in this discussion of PJT Partners’ opinion)

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Showtime Networks, one of three units comprising the cable networks segment of CBS Corporation (which we refer to as “Showtime” in this discussion of PJT Partners’ opinion)

Although none of the selected companies is directly comparable to Starz, these companies were selected, among other reasons, because they have certain operational and financial characteristics, which, for purposes of its analyses, PJT Partners considered to be similar to those of Starz.
Using publicly available information obtained from public filings, S&P Capital IQ Platform Service (which we refer to as “Capital IQ” in this discussion of PJT Partners’ opinion) and Wall Street research as of June 21, 2016 (the second-to-last trading day before the presentation to the Lions Gate board of directors), PJT Partners calculated, for each selected company, the following ratios and multiples: (1) total enterprise value (calculated as the equity value based on fully diluted shares outstanding calculated using the treasury stock method, plus debt and less cash, after giving effect to certain adjustments for minority interests and unconsolidated assets, or in the case of HBO and Showtime, estimated based on net asset value and segment data from Wall Street research) (which we refer to as “TEV” in this discussion of PJT Partners’ opinion), as a multiple of 2016 calendar year estimated EBITDA (post-stock based compensation), (2) TEV as a multiple of next twelve months estimated EBITDA (post-stock based compensation), and (3) TEV as a multiple of 2017 calendar year estimated EBITDA (post-stock based compensation).
The results of this analysis are summarized below:
	Selected Companies (Including HBO and Showtime)	Selected Companies (Excluding HBO and Showtime)
TEV/CY2016E EBITDA (post-stock based compensation)
Mean	10.1x	9.0x
Median	9.5x	9.5x
TEV/NTM EBITDA (post-stock based compensation)
Mean	10.0x	8.9x
Median	9.4x	9.3x
TEV/CY2017E EBITDA (post-stock based compensation)
Mean	9.6x	8.7x
Median	9.2x	8.7x
Based on its experience and professional judgment, for purposes of its analysis PJT Partners selected a total enterprise value to 2016 calendar year estimated EBITDA (post-stock based compensation) multiple reference range of 7.5x to 9.0x, and a total enterprise value to 2017 calendar year estimated EBITDA (post-stock based compensation) multiple reference range of 7.0x to 8.5x. In selecting these reference ranges, PJT Partners made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics and prospects of Starz and the selected companies that could affect the public trading values in order to provide a context in which to consider the results of the quantitative analysis.
Using these reference ranges and the Starz Projections, PJT Partners calculated the following implied ranges of values per share, rounded to the nearest $1.00, of Starz common stock: based on Starz’s 2016 calendar year estimated Adjusted EBITDA (post-stock based compensation) (calculated as Starz revenues less direct costs of revenues, less selling, general and administrative expenses and less stock based compensation), PJT Partners calculated an implied range of approximately $23.00 to $29.00 per share of Starz common stock (on a weighted average basis based on the fully diluted shares of Starz common stock outstanding), and based on Starz’s 2017 calendar year estimated Adjusted EBITDA (post-stock based compensation), PJT Partners calculated an implied range of approximately $24.00 to $31.00 per share of Starz common stock (on a weighted average basis based on the fully diluted shares of Starz common stock outstanding). PJT Partners then compared these ranges to the weighted average per share merger consideration of  $32.17 implied by the closing price of Lions Gate common shares on June 21, 2016.

Selected Transaction Analysis
PJT Partners analyzed certain information relating to transactions announced since 2009 involving companies for which publicly disclosed information is available in the media industry that PJT Partners deemed, based on its experience, expertise and knowledge of the media industry, to have operations, results, business mix or product profiles that, for purposes of analysis, are similar to certain operations, results, business mix or product profiles of Starz.
The selected transactions consisted of:
Announcement Date	Acquiror	Target
January 2014	Twenty-First Century Fox, Inc.	Yankees Entertainment and Sports Network
October 2013	AMC Networks Inc.	Chellomedia
July 2012	The Walt Disney Company-Hearst Corporation joint venture	A&E Television Networks
December 2009	Comcast Corporation-General Electric Company joint venture	NBC Universal
December 2009	Comcast Corporation-General Electric Company joint venture	Comcast networks
November 2009	Scripps Networks Interactive, Inc.	Travel Channel
No company or transaction used in this analysis is directly comparable to Starz or Lions Gate or the merger. The companies included in the selected transactions are companies that were selected, among other reasons, because they have certain operational and financial characteristics that, for purposes of its analysis, PJT Partners considered to be similar to those of Starz. The reasons for and the circumstances surrounding each of the selected transactions analyzed were diverse, and there are inherent differences in the business, operations, financial conditions and prospects of Starz, Lions Gate and the companies included in the selected transactions.
For each of the selected transactions, based on public filings and information from Capital IQ, PJT Partners calculated and compared the total enterprise value implied for each target company based on the consideration payable in the applicable selected transaction as a multiple of its EBITDA (post-stock based compensation) for the last twelve months prior to the announcement of the applicable transaction (which we refer to as “LTM EBITDA (post-stock based compensation)” in this discussion of PJT Partners’ opinion).
The results of this analysis are summarized below:
Median
TEV / LTM EBITDA (post-stock based compensation)	12.2x
Based on its analysis of the relevant metrics for each of the selected transactions, PJT Partners selected a total enterprise value to LTM EBITDA (post-stock based compensation) multiple reference range of 10.0x to 12.0x. In selecting this reference range, PJT Partners made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics and prospects of Starz and the companies included in the selected transactions and other factors that could affect the public trading, acquisition or other values of such companies or Starz. PJT Partners applied this reference range to Starz’s fiscal year 2016 Adjusted EBITDA (post-stock based compensation) to calculate an illustrative range of implied values per share, rounded to the nearest $1.00, of Starz common stock as of June 21, 2016 (on a weighted average basis based on the fully diluted shares of Starz common stock outstanding).
The following table presents the results of these analyses:
Financial Metric	Range	Implied Price of Starz Common Stock
TEV / LTM EBITDA (post-stock based compensation)	10.0x–12.0x	$28.00–$35.00

PJT Partners then compared the results of this analysis to the weighted average per share merger consideration of  $32.17 implied by the closing price of Lions Gate common shares on June 21, 2016.
Discounted Cash Flow Analysis
PJT Partners performed a discounted cash flow analysis of Starz, which is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows and is obtained by discounting those future cash flows by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.
In performing this analysis, PJT Partners calculated the estimated present value of the unlevered free cash flows of Starz reflected in the Starz Projections for calendar years 2017 through 2020 and the first calendar quarter of 2021. The terminal value of Starz at the end of the forecast period was estimated by using terminal value multiples ranging from 8.5x to 10.0x of Starz’s fiscal year 2021 estimated Adjusted EBITDA (post-stock based compensation). The unlevered free cash flows and terminal values were then discounted to present value using discount rates ranging from 7.0% to 8.0%. This range of discount rates was determined based on PJT Partners’ analysis of Starz’s weighted average cost of capital. Based on its analysis, PJT Partners calculated a range of implied values per share of Starz common stock, rounded to the nearest $1.00, of  $38.00 to $46.00 per share (on a weighted average basis based on the fully diluted shares of Starz common stock outstanding).
PJT Partners also performed a discounted cash flow analysis of the expected synergies (both expected operating savings and expected financial savings) of the merger. In performing this analysis, PJT Partners calculated estimated present value of the annual after-tax operating and financial synergies, net of the cost to achieve such synergies, referred to as net synergies in this discussion of PJT Partners’ opinion, for the period from fiscal year 2017 through fiscal year 2021. The terminal value of the net operating synergies at the end of the forecast period was estimated by using terminal value multiples ranging from 8.5x to 10.0x and the terminal value of the net financial synergies was estimated assuming a zero perpetual growth rate. The net operating synergies and terminal values were then discounted to present value using discount rates ranging from 7.0% to 8.0%, which range was selected using the methodologies and assumptions described above, and the net financial synergies were discounted to present value using discount rates ranging from 8.5% to 9.5%. This range of discount rates was determined based on PJT Partners’ analysis of Starz’s estimated cost of equity. Based on the discounted cash flow analyses PJT Partners performed on Starz and the synergies, PJT Partners calculated implied values per share of Starz common stock, (1) including both the operating and financial synergies, rounded to the nearest $1.00, of  $52.00 to $61.00 per share (on a weighted average basis based on the fully diluted shares of Starz common stock outstanding), and (2) including only operating synergies, rounded to the nearest $1.00, of  $43.00 to $51.00 per share (on a weighted average basis based on the fully diluted shares of Starz common stock outstanding). PJT Partners then compared the results of this analysis to the weighted average per share merger consideration of  $32.17 implied by the closing price of Lions Gate common shares on June 21, 2016.
Other Factors
PJT Partners observed certain additional factors that were not considered part of its financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:
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Historical Stock Price Trading Analysis.   PJT Partners reviewed the stock price performance of Starz common stock for the 52-week period prior to June 21, 2016, the second-to-last trading day before the presentation to the Lions Gate board of directors. PJT Partners noted that the range, rounded to the nearest $1.00, of low and high closing prices of Starz Series A common stock during the prior 52-week period was $20.00 to $47.00, as compared to the weighted average per share merger consideration of  $32.17 implied by the closing price of Lions Gate common shares on June 21, 2016, but also noted that historical trading price analysis is not a valuation methodology and that such analysis was presented for informational purposes only and not as a component of PJT Partners’ fairness analyses.

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Discounted Analyst Price Target Analysis.   PJT Partners also reviewed stock price targets for Starz common stock reflected in publicly available Wall Street research analyst reports. PJT Partners noted that the median analyst stock price targets in such research analyst reports, discounted one year using a discount rate of 9.0% reflecting Starz’s estimated cost of equity and rounded to the nearest $1.00, was $28.00 per share of Starz Series A common stock. In addition, PJT Partners noted that the analyst stock price targets for Starz common stock, discounted one year using a discount rate of 9.0% reflecting Starz’s estimated cost of equity and rounded to the nearest $1.00, reflected a range of low and high price targets from $24.00 to $39.00, as compared to the weighted average per share merger consideration of  $32.17 implied by the closing price of Lions Gate common shares on June 21, 2016, but also noted that analyst price targets are not a valuation methodology and that such analysis was presented for informational purposes only and not as a component of PJT Partners’ fairness analyses.

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Relative Value Selected Comparable Company Analysis.   PJT Partners performed an analysis in which PJT Partners derived ranges of implied stock-for-stock exchange ratios of Starz common stock per Lions Gate common share using the implied ranges of values per share of Starz common stock derived from the selected comparable companies analysis discussed above and implied ranges of value per Lions Gate common share based on a selected range of Lions Gate historical EBITDA multiples and normalized Lions Gate estimated EBITDA (post-stock based compensation and excluding equity income). Based on this analysis, PJT Partners calculated a range of implied exchange ratios for calendar year 2016 of 0.276x to 0.494x, and for calendar year 2017 of 0.330x to 0.569x, as compared to the weighted average exchange ratio of 0.776x implied by the stock component of the merger consideration and the closing price of Lions Gate common shares on June 21, 2016.

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Relative Value Selected Transaction Analysis.   PJT Partners performed an analysis in which PJT Partners derived a range of implied stock-for-stock exchange ratios of Starz common stock per Lions Gate common share using the implied ranges of values per share of Starz common stock derived from the selected transaction analysis discussed above and implied ranges of value per Lions Gate common share based on a selected range of Lions Gate historical EBITDA multiples and normalized Lions Gate expected EBITDA (post-stock based compensation and excluding equity income). Based on this analysis, PJT Partners calculated a range of implied exchange ratios for calendar year 2016 of 0.504x to 0.731x, as compared to the weighted average exchange ratio of 0.776x implied by the stock component of the merger consideration and the closing price of Lions Gate common shares on June 21, 2016.

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Relative Value Discounted Cash Flow Analysis.   PJT Partners performed an analysis in which PJT Partners derived ranges of implied stock-for-stock exchange ratios of Starz common stock per Lions Gate common share using the implied ranges of values per share of Starz common stock derived from the discounted cash flow analysis discussed above and implied ranges of value per Lions Gate common share derived from a discounted cash flow analysis conducted by PJT Partners. Based on this analysis, PJT Partners calculated a range of implied exchange ratios of 1.134x to 1.342x, 1.352x to 1.561x (including operating synergies) and 1.839x to 2.016x (including both operating and financial synergies), as compared to the weighted average exchange ratio of 0.776x implied by the stock component of the merger consideration and the closing price of Lions Gate common shares on June 21, 2016.

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Relative Value Historical Stock Price Trading Analysis.   PJT Partners reviewed the range of implied stock-for-stock exchange ratios of Starz common stock per Lions Gate common share using the observed stock price performance of Starz common stock and the Lions Gate common shares for the 52-week period prior to June 21, 2016, the second-to-last trading day before the presentation to the Lions Gate board of directors. PJT Partners noted that the resulting range of implied exchange ratios was 0.411x to 0.861x, as compared to the weighted average exchange ratio of 0.776x implied by the stock component of the merger consideration and the closing price of Lions Gate common shares on June 21, 2016. PJT Partners also noted that the historical trading price analysis is not a valuation methodology and that such analysis was presented for informational purposes only and not as a component of PJT Partners’ fairness analyses.

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Relative Value Discounted Analyst Price Target Analysis.   PJT Partners reviewed the range of implied stock-for-stock exchange ratios of Starz common stock per Lions Gate common share using the stock price targets for Starz common stock and Lions Gate common shares reflected in publicly available Wall Street research analyst reports, discounted one year using a discount rate of 9.0% and 9.5%, respectively, reflecting Starz’s and Lions Gate’s respective estimated cost of equity. PJT Partners noted that the resulting range of implied exchange ratios was 0.376x to 0.647x, as compared to the weighted average exchange ratio of 0.776x implied by the stock component of the merger consideration and the closing price of Lions Gate common shares on June 21, 2016. PJT Partners also noted that analyst price targets are not a valuation methodology and that such analysis was presented for informational purposes only and not as a component of PJT Partners’ fairness analyses.

PJT Partners also reviewed certain financial information of Lions Gate, including relevant financial ratios and multiples and estimated future cash flows, to assess the fundamental value of Lions Gate common shares in relation to its market price.
Miscellaneous
As noted above, the discussion set forth above is a summary of the material financial analyses presented by PJT Partners to the Lions Gate board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by PJT Partners in connection with its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. PJT Partners believes that its analyses summarized above must be considered as a whole. PJT Partners further believe that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying PJT Partners’ analyses and opinions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary. No single factor or analysis was determinative of PJT Partners’ fairness determinations. Rather, PJT Partners considered the totality of the factors and analyses performed in arriving at its opinion.
In performing its analyses, PJT Partners considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Lions Gate and Starz. The estimates of the future performance of Lions Gate and Starz in or underlying PJT Partners’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by PJT Partners’ analyses. These analyses were prepared solely as part of PJT Partners’ analysis of the fairness to Lions Gate, from a financial point of view, of the merger consideration to be paid by Lions Gate in the merger, and were provided to the Lions Gate board of directors in connection with the delivery of PJT Partners’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be PJT Partners’ view of the actual value of Lions Gate.
The type and amount of consideration payable in the merger was determined through negotiations between Lions Gate and Starz, rather than by PJT Partners, and was approved by the Lions Gate board of directors. The decision to enter into the merger agreement was solely that of the Lions Gate board of directors. As described above, PJT Partners’ opinion and analyses were only one of many factors considered by the Lions Gate board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Lions Gate board of directors or Lions Gate management with respect to the merger or the merger consideration.

Opinions of Starz’s Financial Advisors
Opinion of LionTree Advisors LLC
On June 29, 2016, at a meeting of the Starz board of directors, LionTree Advisors LLC (which we refer to as “LionTree”) rendered an oral opinion to the Starz board of directors (which was subsequently confirmed in writing by delivery of LionTree’s written opinion dated June 29, 2016) as to the fairness, from a financial point of view, as of such date, to the holders of Starz Series A common stock (for purposes of such opinion, other than Lions Gate, Dr. Malone, and their respective affiliates, which we refer to collectively as the “excluded parties”), solely in their capacity as holders of Starz Series A common stock and not in their capacity as holders of Starz Series B common stock, if applicable, of the consideration to be received by such holders pursuant to the merger agreement, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by LionTree in preparing its opinion.
LionTree’s opinion was provided to the Starz board of directors and only addressed the fairness, from a financial point of view, to the holders of Starz Series A common stock (other than the excluded parties) solely in their capacity as holders of Starz Series A common stock and not in their capacity as holders of Starz Series B common stock, if applicable, of the consideration to be received by such holders pursuant to the merger agreement (without giving effect to any impact of the transactions contemplated by the merger agreement, which we refer to collectively as the “transaction,” on any particular stockholder of Starz other than in its capacity as a holder of Starz Series A common stock). The summary of LionTree’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by LionTree in preparing its opinion. However, neither LionTree’s opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus constitute a recommendation to any Starz stockholder as to how such stockholder should vote or act on any matter relating to the transaction or any other matter.
In arriving at its opinion, LionTree, among other things:
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reviewed a draft, dated June 29, 2016, of the merger agreement;

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reviewed certain publicly available business and financial information relating to Lions Gate and Starz, including certain financial statements;

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reviewed certain historical financial information and other data relating to Starz that were provided to LionTree by the management of Starz and not publicly available;

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reviewed certain historical financial information and other data relating to Lions Gate that were provided to LionTree by the management of Lions Gate and not publicly available;

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reviewed certain internal financial forecasts, estimates, and other data relating to the business and financial prospects of Starz that were provided to LionTree by the management of Starz and not publicly available, including financial forecasts and estimates for the fiscal years ending December 31, 2016, through December 31, 2020, prepared by the management of Starz;

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reviewed certain internal financial forecasts, estimates, and other data relating to the business and financial prospects of Lions Gate that were provided to LionTree by the management of Lions Gate and not publicly available, including financial forecasts and estimates for the fiscal years ending March 31, 2017, through March 31, 2021, prepared by the management of Lions Gate;

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reviewed certain estimates of cost savings, tax synergies, and costs to achieve synergies, in each case, for the fiscal years ending March 31, 2017, through March 31, 2021, prepared by the management of Starz and Lions Gate (which we refer to collectively as the “transaction effects”);

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conducted discussions with members of the senior management of Starz and Lions Gate concerning the business, operations, historical financial results, and financial prospects of Starz and Lions Gate, the transaction effects, and the transaction;

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reviewed current and historical market prices of Starz common stock and Lions Gate common shares;

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reviewed certain financial and stock market data of Starz and compared that data with similar publicly available data for certain other companies;

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reviewed certain pro forma effects relating to the transaction, including the effects of anticipated financings, prepared by management of Lions Gate;

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conducted such other financial studies, analyses and investigations, and considered such other information, as LionTree deemed necessary or appropriate; and

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discussed proposals from third parties for similar transactions related to Starz.

In connection with its review, with Starz’s consent, LionTree assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to, discussed with, or reviewed by it for the purpose of its opinion. In addition, with Starz’s consent, LionTree did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Starz, Lions Gate, or any of their respective subsidiaries nor was LionTree furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, transaction effects, and pro forma effects referred to above (which we refer to collectively as the “forecasts”), LionTree assumed, with Starz’s consent (and based on advice of management of Starz with respect to the future performance of Starz or information otherwise prepared by Starz), that each had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Starz or Lions Gate, as applicable, as to the future financial performance of the respective companies (including the transaction effects and pro forma effects). In addition, LionTree assumed that the forecasts referred to above would be achieved at the times and in the amounts projected. LionTree assumed, with Starz’s consent, that the transaction will have the tax consequences contemplated by the merger agreement. LionTree’s opinion did not address any legal, regulatory, taxation or accounting matters, and LionTree assumed the accuracy and veracity of all assessments made by Starz’s professional advisors with respect to legal, regulatory, taxation, and accounting matters. LionTree’s opinion is necessarily based on economic, monetary, market, and other conditions as in effect on, and the information available to LionTree as of, the date thereof and its opinion speaks only as of the date thereof.
In rendering its opinion, LionTree assumed, with Starz’s consent, that except as would not be in any way meaningful to LionTree’s analysis: (a) the final executed form of the merger agreement would not differ from the draft that LionTree reviewed, (b) the representations and warranties of the parties to the merger agreement were true and correct, (c) the parties to the merger agreement will comply with and perform all covenants and agreements required to be complied with or performed by such parties under the merger agreement, and (d) the transaction will be consummated in accordance with the terms of the merger agreement, without any waiver or amendment of any term or condition thereof. LionTree also assumed, with Starz’s consent, that all governmental, regulatory or other third-party consents and approvals necessary for the consummation of the transaction or otherwise contemplated by the transaction will be obtained without any adverse effect on Starz, Lions Gate, or on the expected benefits of the transaction in any way meaningful to LionTree’s analysis.
LionTree’s opinion was provided solely for the benefit of the Starz board of directors (in its capacity as such) in connection with, and for the sole purpose of, its evaluation of the transaction, and does not constitute a recommendation to any Starz stockholder as to how such stockholder should vote or act with respect to the transaction or any other matter.
LionTree’s opinion did not address Starz’s underlying business decision to engage in the transaction, the relative merits of the transaction as compared to other business strategies or transactions that might be available to Starz (including any transactions proposed by third parties, which proposed transactions, the Starz board of directors advised LionTree, the Starz board of directors determined not to pursue as a result of, among other things, certain issues relating to the certainty of the consummation of such transactions), or whether the consideration to be received by the holders of Starz Series A common stock pursuant to the merger agreement represents the best price obtainable for the holders of Starz Series A common stock. LionTree expressed no view as to, and its opinion did not address, the solvency of Starz or any other entity under any state, federal, or other laws relating to bankruptcy, insolvency, or similar matters. LionTree was not asked to, nor did LionTree, offer any opinion as to the terms (other than the consideration to be received by the holders of Starz Series A common stock to the extent expressly specified therein) of the merger agreement or any related documents or the form of the transaction or any related transaction (including any agreement or transaction between any excluded party and Starz or between any excluded party and Lions Gate), including the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, any creditors, or any other constituencies of Starz, Lions Gate, or any of their respective affiliates. LionTree was not asked to, nor did LionTree, offer any opinion with respect to any allocation of the aggregate consideration to be received by the holders of Starz Series A common stock (or any portion thereof), including the allocation of the aggregate consideration to be received by the holders of Starz common stock between the holders of Starz Series A common stock and the holders of Starz Series B common stock and the fairness of the consideration to be received by the holders of Starz Series A common stock relative to the consideration to be received by the holders of Starz Series B common stock, or the fair market value of Starz, Lions Gate, the Starz Series A common stock, the Starz Series B common stock, the Lions Gate common shares or the Lions Gate post-reclassification shares. In addition, LionTree expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors, or employees of any parties to the transaction, any excluded parties, or any class of such persons, whether relative to the consideration to be received by the holders of Starz Series A common stock or otherwise. LionTree expressed no opinion as to what the value of the Lions Gate post-reclassification shares will be when issued pursuant to the transaction or the prices at which the Lions Gate common shares, Lions Gate post-reclassification shares or Starz common stock will trade at any time.
In preparing its opinion to the Starz board of directors, LionTree performed a variety of analyses, including those described below. The summary of LionTree’s analyses is not a complete description of the analyses underlying LionTree’s opinion. The preparation of a fairness opinion involves various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. Consequently, neither a fairness opinion nor its underlying analyses is readily susceptible to summary description. LionTree arrived at its opinion based on the results of all analyses undertaken by it, assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, LionTree believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors or focusing on information presented in tabular format, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the process underlying LionTree’s analyses and opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.
In performing its analyses, LionTree considered general business, economic, industry, regulatory and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the opinion. LionTree’s analyses involved judgments and assumptions with regard to general business, economic, industry, regulatory and market conditions, financial and otherwise, and other matters, many of which are beyond the control of the parties to the merger agreement, such as the impact of competition on the business of the parties and on the industry generally, industry growth and the absence of any material change in the financial condition and prospects of the parties or the proposed transaction, and an evaluation of the results of those analyses is not entirely mathematical. LionTree believes that mathematical derivations (such as determining mean and median) of financial data are not by themselves meaningful and should be considered together with qualities, judgments, and informed assumptions. The estimates contained in the forecasts and the implied reference range values indicated by LionTree’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. Additionally, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the parties. Much of the information used in, and accordingly the results of, LionTree’s analyses are inherently subject to substantial uncertainty.

LionTree’s opinion was provided to the Starz board of directors in connection with its evaluation of the transaction and was only one of many factors considered by the Starz board of directors in evaluating the transaction. Neither LionTree’s opinion nor its analyses were determinative of the consideration selected for the transaction or of the views of the Starz board of directors or Starz’s management with respect to their decision to pursue the transaction or the consideration to be paid thereunder. The type and amount of consideration payable in the transaction were determined through negotiation between Starz and Lions Gate, during which LionTree provided advice to Starz, and the decision to enter into the merger agreement was solely that of the Starz board of directors. LionTree did not, however, recommend any specific type or amount of consideration to Starz or the Starz board of directors, nor did it recommend that any specific type or amount of consideration constituted the only appropriate consideration for the transaction.
The following is a summary of the material analyses performed by LionTree in connection with LionTree’s presentation to the Starz board of directors and opinion rendered on June 29, 2016. The order of the analyses does not represent relative importance or weight given to those analyses by LionTree. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of LionTree’s analyses.
For purposes of its analyses, LionTree reviewed a number of financial and operating metrics, including:
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equity value, calculated as the value of the relevant company’s outstanding equity securities (taking into account its outstanding restricted stock awards, and outstanding vested and unvested options, warrants, and other convertible securities, based on the treasury stock method), based on the relevant company’s closing stock price;

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enterprise value (which we refer to in this section as “EV”), calculated as the relevant company’s equity value plus net debt (calculated as outstanding indebtedness, preferred stock, and capital lease obligations minus the amount of cash and cash equivalents on its balance sheet) plus the value of interests of others in majority (but not wholly owned) subsidiaries, or minority interests, minus the value of interests in entities for which the relevant company owns less than 50% of the equity, or associates, as of a specified date;

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for Starz, Adjusted EBITDA, calculated as earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense; and

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for Lions Gate, Adjusted EBITDA, calculated as earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense, and excluding any gains on sale or other income from equity investments.

Unless the context indicates otherwise, enterprise values and equity values derived from the selected companies analyses described below were calculated using the closing price of the Starz Series A common stock, Starz Series B common stock, Lions Gate common shares, and the common equity of the selected publicly traded companies listed below as of June 29, 2016. Accordingly, this information may not reflect current or future market conditions.
In addition, unless the context indicates otherwise, (a) per share amounts for Starz Series A common stock, Starz Series B common stock, and Lions Gate common shares were calculated on a fully diluted basis, using the treasury stock method and (b) Pro Forma Lions Gate refers to Lions Gate after giving effect to the transaction.
Financial Analyses
Selected Publicly Traded Companies Analysis.   Using publicly available information, LionTree compared selected financial data of Starz to corresponding financial data for the following publicly traded companies:

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The Walt Disney Company

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Time Warner Inc.

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Twenty-First Century Fox, Inc.

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CBS Corporation

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Viacom Inc.

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Discovery Communications, Inc.

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Scripps Networks Interactive, Inc.

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AMC Networks Inc.

Although none of the selected companies is directly comparable to Starz, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may, in certain respects, be considered similar to certain operations of Starz. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect Starz.
Using publicly available information, for each of the selected companies, LionTree calculated valuation multiples, including enterprise value as a multiple of estimated 2016 EBITDA and estimated 2017 EBITDA (in each case, with estimates based on consensus equity research analyst estimates and before stock based compensation expense). These multiples were then compared to the multiple implied by the transaction for Starz. For purposes of calculating the multiple implied by the transaction for Starz, a 3% discount (as compared to Lions Gate’s currently traded voting common stock) was applied to the value of the Lions Gate non-voting shares to be issued to the holders of Starz Series A common stock.
The mean and median multiples for such selected companies and for Starz (at its closing price as of June 29, 2016) are set forth below, and compared to the multiples implied by the transaction:
Selected Companies	EV / 2016E EBITDA	EV / 2017E EBITDA
Mean	8.5x	8.1x
Median	8.7x	8.4x
Starz @ Market	8.1x	7.3x
Starz @ Offer	8.9x	8.0x
DCF Analysis.   LionTree performed a discounted cash flow (which we refer to in this section as “DCF”) analysis of Starz and Lions Gate by calculating the estimated net present value of the unlevered, after-tax free cash flows that Starz and Lions Gate were forecasted to generate through the calendar year ending December 31, 2020 for Starz and the fiscal year ending March 31, 2021 (which we refer to in this section as “FY 2020”) for Lions Gate and for the transaction effects, based on the forecasts. LionTree calculated terminal values for Starz by applying a range of terminal value multiples of 7.0x to 8.0x to Starz’s estimated Adjusted EBITDA for the last twelve-month (which we refer to in this section as “LTM”) period ending December 31, 2020 (based on the forecasts). LionTree calculated terminal values for Lions Gate by applying a range of terminal value multiples of 13.0x to 15.0x to Lions Gate’s estimated Adjusted EBITDA for FY 2020 (based on the forecasts). The present values of the cash flows and terminal values were then calculated using discount rates ranging from 8.75% to 9.75% for Starz and 9.25% to 10.25% for Lions Gate. The DCF analysis indicated a standalone implied per share equity value reference range of  $29.76 to $35.16 for the Starz Series A common stock and $19.05 to $22.54 for Lions Gate.
In addition, LionTree performed a DCF analysis of cost and tax synergies estimated by Starz management to result from a combination. The analysis was based on estimated cost synergies, less the cost to achieve these cost synergies, and estimated tax synergies. In determining the present value of these cost and tax synergies, LionTree applied a perpetuity growth rate of 0.0% on the terminal unlevered free cash flow of the estimated cost and tax synergies for the LTM period ending December 31, 2020, and a range of discount rates from 9.0% to 10.0%. The range of discount rates was determined by applying the average of the discount rates used in the standalone valuations of Starz and Lions Gate, weighted by the relative enterprise value of each company. The analysis resulted in a range of implied present values of the cost and tax synergies of  $901 million to $1,006 million.
Following the calculation of the standalone implied per share equity value reference ranges for the Starz Series A common stock and Lions Gate, as well as the DCF value reference range for the estimated cost and tax synergies, LionTree performed a pro forma DCF analysis to evaluate a range of implied DCF values per share of Starz Series A common stock that could result from the transaction. The analysis was based on the standalone implied DCF equity value calculated for Starz and Lions Gate, the total DCF value of the estimated cost and tax synergies, the changes in incremental net debt (primarily due to the cash consideration paid to Starz stockholders in the transaction), the value of Starz’s and Lions Gate’s investments in minority interests and associates, the exchange ratio and cash per share to holders of Starz Series A common stock, and pro forma shares outstanding. The analysis indicated an approximate implied per share equity value to holders of Starz Series A common stock that could potentially result from the transaction ranging from $33.05 to $36.10.
Pro Forma DCF Accretion/Dilution Analysis.   LionTree performed discounted cash flow accretion/dilution analyses by comparing the implied per share equity reference range of the Starz Series A common stock on a standalone basis, as discussed above, to the implied per share equity reference range for a share of Starz Series A common stock derived from the pro forma discounted cash flow analysis of Pro Forma Lions Gate. The analysis indicated approximate accretion that could potentially result from the transaction ranging from 2.7% to 11.1%.
Other Matters
LionTree was engaged by Starz to act as its financial advisor in connection with the transaction and provide financial advisory services, including an opinion to the Starz board of directors regarding the fairness, from a financial point of view, to the holders of Starz Series A common stock (other than the excluded parties), solely in their capacity as holders of Starz Series A common stock and not in their capacity as holders of Starz Series B common stock, if applicable, of the consideration to be received by such stockholders pursuant to the merger agreement. The Starz board of directors selected LionTree as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction, and because of its significant prior experience with the industries in which Starz and Lions Gate operate. Pursuant to its engagement letter, Starz will pay LionTree $20 million for its services which, subject to the following sentence, is contingent upon the consummation of the transaction. Starz paid LionTree $4 million in connection with LionTree’s delivery of its fairness opinion, which will be credited against the fee described in the preceding sentence upon the closing of the transaction. In addition, Starz may pay LionTree a discretionary fee in its sole discretion in connection with the consummation of the transaction. Starz has also agreed to reimburse LionTree for certain expenses and to indemnify LionTree, its affiliates, and certain related parties against certain liabilities and expenses.
In the past, LionTree and its affiliates have provided investment banking services to Starz, its affiliates, Dr. Malone, and entities in which Dr. Malone has significant direct or indirect interests, unrelated to the proposed transaction, for which LionTree and its affiliates received compensation, including having acted as (a) financial advisor to entities in which Dr. Malone has significant direct or indirect interests (including Liberty Media Corporation, LGP, and Charter Communications, Inc.) in connection with a number of merger and acquisition transactions or matters and (b) co-manager in connection with certain debt offerings of entities in which Dr. Malone has significant direct or indirect interests (including Charter Communications, Inc.). In the past two years, LionTree has not received any compensation for services provided to Starz, excluding compensation paid or to be paid to LionTree pursuant to its engagement in connection with the merger. LionTree and its affiliates may also seek to provide such services to Starz, Lions Gate, and their respective affiliates, Dr. Malone, and entities in which Dr. Malone has significant direct or indirect interests in the future and expect to receive fees for the rendering of these services. In the ordinary course of business, certain of LionTree’s employees and affiliates may hold or trade, for their own accounts and the accounts of their investors, securities of Starz and Lions Gate and, accordingly, may at any time hold a long or short position in such securities.

Opinion of Raine Securities LLC
On June 29, 2016, Raine delivered its oral opinion to the Starz Special Committee, which opinion was subsequently confirmed by delivery of a written opinion, dated June 29, 2016, to the effect that, as of such date, and based upon and subject to various assumptions made, matters considered and limitations described in the opinion, the $18.00 in cash and 0.6784 Lions Gate non-voting shares to be received by the holders of Starz Series A common stock (other than the Excluded Series A Holders, as defined below) in respect of each share of Starz Series A common stock pursuant to the merger agreement (such cash and Lions Gate non-voting shares, the “Starz Series A per share consideration”) was fair to such holders from a financial point of view. For purposes hereof, the “Excluded Series A Holders” means (i) any of Lions Gate or any wholly owned subsidiary of Lions Gate, (ii) Liberty Media Corporation, Liberty Interactive Corporation, Liberty TripAdvisor Holdings, Inc., Liberty Broadband Corporation, Liberty Global plc, Discovery Communications, Inc. or Dr. John C. Malone and (iii) any holder of Starz Series B common stock solely in such holder’s capacity as a holder of Starz Series B common stock. No material relationships have existed between Raine and Starz in the last two years or are currently contemplated other than in connection with the merger.
The full text of the written opinion of Raine, dated June 29, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this joint proxy statement/prospectus. Raine’s opinion is directed only to the fairness, from a financial point of view, to the holders of the Starz Series A common stock (other than the Excluded Series A Holders) of the Starz Series A per share consideration and does not address the fairness of any other aspect of the transactions contemplated by the merger agreement. Raine’s opinion does not express any view or opinion with respect to the fairness from a financial point of view to the holders of Starz Series B common stock of the consideration to be received by such holders in respect of their shares of Starz Series B common stock pursuant to the merger agreement, or the allocation of the aggregate consideration to be received by all holders of Starz Series A common stock and Starz Series B common stock pursuant to the merger agreement, the fairness of the amount or nature of the compensation, if any, to be received by any party’s officers, directors or employees, or any class of such persons, as a result of, or in connection with, the merger, whether relative to the amounts to be paid or issued to any party’s stockholders in the merger or otherwise. Raine provided its opinion for the information and assistance of the Starz Special Committee in connection with its consideration of the merger. The opinion does not address the underlying business decision of the Starz Special Committee or the Starz board of directors to proceed with the merger. The opinion does not constitute a recommendation to the Starz Special Committee, the Starz board of directors or to any stockholder of Starz, as to how to vote or act with respect to the merger. Holders of the Starz Series A common stock are encouraged to read Raine’s opinion carefully in its entirety.
In arriving at its opinion, Raine:
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reviewed the draft dated June 29, 2016 of the merger agreement and the disclosure schedules relating thereto;

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reviewed the Starz Articles;

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reviewed certain publicly available financial and other information relating to Starz and Lions Gate;

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reviewed certain publicly available third party analyst reports relating to Starz and Lions Gate;

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reviewed certain additional financial and other information regarding the business, operations and future prospects of Starz and Lions Gate, which was furnished to Raine by Starz, including (i) certain financial projections for Starz for the period beginning April 1, 2016 and ending December 31, 2020 prepared, in each case, by the management of Starz (which we refer to in this section as the “Starz Projections”); (ii) certain financial projections for Lions Gate for the period beginning April 1, 2016 and ending March 31, 2021 prepared, in each case, by the management of Lions Gate and approved for Raine’s use by Starz (the “Lions Gate Projections”); and (iii) certain forecasts and estimates of potential synergies expected to result from the merger prepared, in each case, by the management of Starz, and using timing and integration cost assumptions prepared by the management of Lions Gate and approved for Raine’s use by Starz (which we refer to in this section as the “Synergies”);

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conducted discussions with management of Starz regarding the business, operations and future prospects of Starz and Lions Gate, including their views regarding the Starz Projections, the Lions Gate Projections and the Synergies;

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reviewed certain financial and securities data of Starz and Lions Gate, together with those of certain other companies whose securities are traded in public markets;

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reviewed the historical stock prices and trading volumes of Starz Series A common stock and the Lions Gate common shares;

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reviewed the historical stock prices of non-voting stock of certain other companies relative to the voting stock of such companies;

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reviewed the financial terms, to the extent publicly available, of certain other business combinations; and

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conducted such other financial studies, analyses and investigations as Raine deemed appropriate for purposes of its opinion.

In rendering its opinion, Raine relied upon and assumed, without independent verification, the accuracy and completeness of all the financial and other information that was available to Raine from public sources, that was provided to Raine by Starz or its representatives, or that was otherwise reviewed by Raine, and was advised by management of Starz that Starz was not aware of any information prepared by Starz or its advisors that might be material to Raine’s opinion that was not made available to Raine. With respect to the Lions Gate non-voting shares, Raine assumed that the difference between their stock price and that of the Lions Gate voting shares would be consistent with the difference between the stock prices of the non-voting stock of other companies and those of such companies’ voting stock. Raine was advised by management of Starz that the Starz Projections were reasonably prepared, on a basis reflecting the best currently available estimates and judgments of the management of Starz as to the future operating and financial performance of Starz. Raine relied upon the estimates of the management of Starz as to the amount of Synergies achievable as a result of the merger, the Lions Gate Projections and estimates of the management of Lions Gate (as approved for Raine’s use by Starz) as to the timing and integration costs associated therewith and Raine’s discussion of such Synergies with the management of Starz. Raine did not assume any responsibility for making an independent evaluation or appraisal of any assets or liabilities of Starz, contingent or otherwise, and was not provided with any such evaluation or appraisal. Raine assumed that the merger would be consummated in a timely manner and in accordance with the terms of the merger agreement, without any limitations, restrictions, conditions, amendments, waivers or modifications, regulatory or otherwise, that collectively would have a material effect on Raine’s analysis. Raine assumed that the final executed agreement would not differ in any material respect from the draft referred to above. In connection with Raine’s engagement, Raine discussed with advisors to the Starz board of directors such advisors’ prior discussions with third parties with respect to their interest in possible strategic transactions with Starz, but was not authorized by the Starz Special Committee to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Starz Series A common stock or Starz Series B common stock or any business combination or other extraordinary transaction involving Starz other than the merger.
The Raine opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to Raine as of, June 29, 2016. Although subsequent developments may affect its opinion, Raine does not have any obligation to update, revise or reaffirm its opinion. The Raine opinion expressed no opinion as to the price or range of prices at which Lions Gate non-voting shares will actually trade at any time. Its opinion does not address the relative merits of the merger as compared to any other business strategies that may be available to Starz, nor does it address the underlying business decision of the Starz board of directors or the Starz Special Committee to proceed with the merger. The issuance of Raine’s opinion was approved by the fairness and valuation review committee of Raine.
The following is a summary of the material financial analyses performed by Raine and reviewed by the Starz Special Committee in connection with Raine’s opinion relating to the merger. The order of the analyses described does not represent relative importance or weight given to those analyses by Raine. The financial analyses summarized below include information presented in tabular format. In order to fully understand

Raine’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Raine’s financial analyses.
Standalone Valuation Analysis of Starz
Enterprise values derived from the selected comparable companies analysis described below were calculated as of June 29, 2016 and transaction values for the target companies derived from the selected precedent transactions analysis and the precedent premiums paid analysis described below were calculated as of the announcement date of the relevant transaction. Accordingly, the information may not reflect current or future market conditions. Estimates of operating income before depreciation and amortization (which we refer to in this section as “OIBDA”) for (i) the selected comparable companies were based on public filings, S&P Capital IQ Platform Service (which we refer to in this section as “Capital IQ”) and publicly available research analyst estimates as of June 29, 2016 and (ii) the selected target companies included in the selected transactions listed below were based on public filings, Wall Street research and certain publicly available research analyst estimates for those companies as of the announcement date of the relevant transaction.
Enterprise value and transaction value for Starz were calculated as the aggregate value of Starz’s equity (based on market capitalization, considering all classes of stock) plus total debt at book value and minority interest, less cash and unconsolidated assets. Unless the context indicates otherwise, Raine assumed that the per share values for Starz Series A common stock were calculated on a fully diluted basis using the treasury stock method and assumed that all Starz stock options, restricted stock units and restricted stock awards had vested.
For purposes of its analysis, Raine calculated the value of the Starz Series A per share consideration as the per share cash consideration plus the implied value of the per share stock consideration based on the closing price of the Lions Gate common shares on June 29, 2016. This calculation implied that the Starz Series A per share consideration had a value of  $32.21 (assuming Lions Gate voting shares will trade at no premium to Lions Gate non-voting shares) or $31.86 (assuming Lions Gate voting shares will trade at a 5% premium to Lions Gate non-voting shares) (which we refer to in this section as the “Implied Series A per share consideration”). Giving effect to the net present value of the Synergies and taking into account two different levels of synergies: (1) an annual cost synergy of  $50 million and annual tax synergies of  $50 million (which we refer to in this section as the “Low Synergies”) and (2) an annual cost synergy of  $75 million and annual tax synergies of  $50 million (which we refer to in this section as the “High Synergies”), this calculation implied that the Starz Series A per share consideration had a value of  $34.71 (assuming Low Synergies and Lions Gate voting shares will trade at a 5% premium to Lions Gate non-voting shares) or $35.70 (assuming High Synergies and Lions Gate voting shares will trade at no premium to Lions Gate non-voting shares).
Historical Stock Trading Analysis
Raine reviewed the historical closing trading prices and volumes for the Starz Series A common stock for the period beginning on January 14, 2013, which is the date that Starz completed its spin-off from Liberty Media Corporation and ending on June 29, 2016. As part of this review, Raine also considered the historical closing trading prices and volumes during the portion of such period prior to September 23, 2014, which is the date on which Twenty-First Century Fox, Inc. was reported to be interested in acquiring Starz (such period, which we refer to in this section as the “Undisturbed Period”).

Raine analyzed the Implied Series A per share consideration in relation to the historical trading price of Starz Series A common stock. This analysis indicated the following with respect to the Implied Series A per share consideration for Starz Series A common stock:
	Market Value per Share of Starz Series A common stock	Premium (Assuming 0% Lions Gate Voting Share to Lions Gate Non- Voting Share Premium)	Premium (Assuming 5% Lions Gate Voting Share to Lions Gate Non-Voting Share Premium)
6/29/2016 Share Price	$28.25	14.0%	12.8%
6/22/2016 Share Price(1)	$27.80	15.8%	14.6%
6/15/2016 Share Price(2)	$25.99	23.9%	22.6%
30-Day Volume Weighted Average Price Per Share of Common Stock (“VWAP”)	$27.24	18.2%	16.9%
60-Day VWAP	$27.06	19.0%	17.7%
90-Day VWAP	$26.53	21.4%	20.1%
Last Twelve Month (“LTM”) High	$46.48	(30.7)%	(31.5)%
LTM Low	$21.51	49.7%	48.1%
LTM Average	$32.93	(2.2)%	(3.2)%
9/23/2014 Share Price	$29.58	8.9%	7.7%
Undisturbed Period Average	$26.57	21.2%	19.9%

(1)
One day prior to reports that announcement of the merger was imminent.

(2)
One week prior to reports that announcement of the merger was imminent.

Discounted Cash Flow Analysis
Raine performed a discounted cash flow analysis on Starz based on the Starz Projections. Raine calculated the discounted cash flow value per share of Starz Series A common stock using discount rates ranging from 8.00% to 9.00%, reflecting estimates of Starz’s weighted average cost of capital. Raine calculated implied prices per share of Starz Series A common stock using terminal values based on assumed perpetuity growth rates ranging from 1.00% to 2.00%, which range was selected based on Raine’s professional judgment and experience, and a Starz Series B common stock premium relative to Starz Series A common stock ranging from 0% to 5%, which implied a (1) terminal OIBDA multiple range, exclusive of stock based compensation expense (which we refer to in this section as “Pre-SBC”), of 6.9x to 9.2x and (2) terminal OIBDA multiple range, inclusive of stock based compensation expense (which we refer to in this section as “Post-SBC”), of 7.2x to 9.7x. These terminal values were then discounted using the Starz discount rates and added to the net present value of the unlevered free cash flows for Starz for fiscal years 2016 (only Q2-Q4), 2017, 2018, 2019 and 2020. This analysis resulted in a range of present values of  $30.23 to $41.32 per share of Starz Series A common stock.
Selected Comparable Companies Analysis
Raine reviewed and compared certain financial information of Starz with corresponding financial information of selected publicly traded cable network companies and diversified media companies that Raine judged to be relevant in performing a selected comparable companies analysis. Although none of the selected companies is entirely comparable to Starz, these companies were selected, among other reasons, because of their operational and overall business similarities with certain portions of Starz’s business. The companies reviewed in connection with these analyses were as follows:
Cable Networks
•
Discovery Communications, Inc.

•
Scripps Networks Interactive, Inc.

•
AMC Networks Inc.

•
MSG Networks Inc.

Diversified Media Companies
•
The Walt Disney Company

•
Time Warner Inc.

•
Twenty-First Century Fox, Inc.

•
Viacom, Inc.

•
CBS Corporation

In its analysis, based on its professional judgment and experience, Raine assumed a premium on Starz Series B common stock relative to Starz Series A common stock ranging from 0% to 5% and derived and compared the enterprise value (considering all classes of stock) of Starz and the selected companies, based on the closing price of Starz Series A common stock and Starz Series B common stock and the common stock of the selected companies as of June 29, 2016, as a multiple of Pre-SBC and Post-SBC OIBDA for calendar years 2016 and 2017, which are referred to below as “2016E EV/OIBDA” and “2017E EV/OIBDA”, respectively.
This analysis indicated the following low, median and high multiples for the selected companies, as compared to corresponding multiples implied for Starz:
	2016E EV/OIBDA		2017E EV/OIBDA
	Pre-SBC OIBDA Multiple	Post-SBC OIBDA Multiple	Pre-SBC OIBDA Multiple	Post-SBC OIBDA Multiple
Starz, based on Starz Projections	8.2x	8.8x	7.4x	7.9x
Starz, Consensus(1)	8.6x	9.3x	7.9x	8.4x
Cable Networks
Low	7.2x	7.4x	6.9x	7.0x
Median	7.6x	7.7x	7.3x	7.5x
High	8.9x	9.1x	8.4x	8.6x
Diversified Media Companies
Low	7.1x	7.3x	6.8x	7.0x
Median	8.9x	9.3x	8.5x	8.7x
High	9.7x	10.0x	9.3x	9.6x

(1)
Based on Capital IQ, public filings and Wall Street research

Based on its analysis of the relevant metrics for each of the comparable companies and upon the application of its professional judgment and experience, Raine selected an implied multiple reference range for (1) 2016E Pre-SBC OIBDA of 7.5x to 9.5x, which resulted in a valuation of Starz Series A common stock of  $24.94 per share to $33.96 per share after assuming a premium range of 0% to 5% on Starz Series B common stock relative to Starz Series A common stock, (2) 2017E Pre-SBC OIBDA of 7.0x to 9.0x, which resulted in a valuation of Starz Series A common stock of  $26.03 per share to $35.97 per share after assuming a premium range of 0% to 5% on Starz Series B common stock relative to Starz Series A common stock, (3) 2016E Post-SBC OIBDA of 7.5x to 9.5x, which resulted in a valuation of Starz Series A common stock of  $22.85 per share to $31.34 per share after assuming a premium range of 0% to 5% on Starz Series B common stock relative to Starz Series A common stock and (4) 2017E Post-SBC OIBDA of 7.0x to 9.0x, which resulted in a valuation of Starz Series A common stock of  $24.05 per share to $33.47 per share after assuming a premium range of 0% to 5% on Starz Series B common stock relative to Starz Series A common stock.

Selected Precedent Transactions Analysis
Raine reviewed and compared certain financial information relating to the merger with corresponding financial information of five selected other transactions announced between November 2009 and January 2014 that Raine, based on its experience with merger and acquisition transactions, deemed relevant. Although none of the companies that participated in the selected transactions is directly comparable to Starz or Lions Gate and none of the transactions in the selected transaction analysis is directly comparable to the merger, Raine chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to Starz with respect to industry and other characteristics of their businesses. The five transactions reviewed in connection with this analysis were as follows:
Announcement Date	Target	Acquiror
January 22, 2014	Pasiones/Centroamerica TV/TV Dominicana	Hemisphere Media Group, Inc.
February 12, 2013	NBCUniversal	Comcast Corporation
March 4, 2013	Outdoor Channel Holdings Inc.	Kroenke Sports & Entertainment, LLC
December 3, 2009	NBCUniversal	Comcast Corporation
November 5, 2009	Travel Channel	Scripps Networks Interactive, Inc.
For each of the selected transactions, Raine calculated and compared the implied enterprise value of the target company, based on the announced purchase price for the transaction, as a multiple of OIBDA of the target for the LTM period ended prior to the announcement of the transaction. The following table presents the results of this analysis:
	EV/LTM Pre-SBC OIBDA	EV/LTM Post-SBC OIBDA
Low	8.1x	8.1x
Mean	11.9x	13.1x
Median	10.0x	10.0x
High	16.4x	22.8x
Based on its analysis of the relevant metrics for each of the selected transactions and upon the application of its professional judgment and experience, Raine selected an implied multiple reference range for (1) LTM Pre-SBC OIBDA of 10.0x to 13.0x, which resulted in a valuation of Starz Series A common stock of  $30.87 per share to $42.66 per share after assuming a premium range of 0% to 5% on Starz Series B common stock relative to Starz Series A common stock and (2) LTM Post-SBC OIBDA of 10.0x to 13.0x, which resulted in a valuation of Starz Series A common stock of  $27.90 per share to $38.84 per share after assuming a premium range of 0% to 5% on Starz Series B common stock relative to Starz Series A common stock.
Standalone Valuation Analysis of Lions Gate
Enterprise values derived from the selected comparable companies analysis described below were calculated as of June 29, 2016. Accordingly, the information may not reflect current or future market conditions. Estimates of OIBDA for the selected comparable companies were based on public filings, Capital IQ and publicly available research analyst estimates as of June 29, 2016, with the exception of DreamWorks Animation SKG, Inc. for which the analysis set forth below was based on public filings, Capital IQ and publicly available research analyst estimates as of April 26, 2016, prior to the announcement of its acquisition by NBCUniversal.
Enterprise value and transaction value for Lions Gate were calculated as the aggregate value of Lions Gate’s equity (based on market capitalization, considering all classes of stock) plus total debt at book value and minority interest, less cash and unconsolidated assets. Enterprise value for Lions Gate was adjusted to account for the difference between Lions Gate’s long term effective tax rate and that of its peers by deducting the net present value of the tax benefit expected to be derived (which we refer to in this section as the “Lions Gate NPV Tax Adjustment”). Unless the context indicates otherwise, Raine assumed that the per share values for Lions Gate common shares were calculated on a fully diluted basis using the treasury stock method and assumed that all Lions Gate stock options and restricted stock units had vested.

Discounted Cash Flow Analysis
Raine performed a discounted cash flow analysis on Lions Gate based on the Lions Gate Projections. Raine calculated the discounted cash flow value per Lions Gate common share using discount rates ranging from 8.75% to 9.75%, reflecting estimates of Lions Gate’s weighted average cost of capital. Raine calculated implied prices per Lions Gate common share using terminal values based on assumed perpetuity growth rates ranging from 2.50% to 3.50%, which range was selected based on Raine’s professional judgment and experience,, which implied a (1) Pre-SBC terminal OIBDA multiple range of 7.6x to 10.6x and (2) Post-SBC terminal OIBDA multiple range of 9.0x to 12.4x, in each case, taking into account the Lions Gate NPV Tax Adjustment. These terminal values were then discounted using the Lions Gate discount rates and added to the net present value of the unlevered free cash flows for Lions Gate for calendar years 2016 (only Q2-Q4), 2017, 2018, 2019 and 2020. This analysis resulted in a range of present values of  $18.55 to $24.49 per Lions Gate common share.
Selected Comparable Companies Analysis
Raine reviewed and compared certain financial information of Lions Gate with corresponding financial information of selected publicly traded standalone film studios, cable network companies and diversified media companies that Raine judged to be relevant in performing a selected comparable companies analysis. Although none of the selected companies is entirely comparable to Lions Gate, these companies were selected, among other reasons, because of their operational and overall business similarities with certain portions of Lions Gate’s business. The companies reviewed in connection with these analyses were as follows:
Standalone Film Studio
•
DreamWorks Animation SKG Inc.

Cable Networks
•
Discovery Communications, Inc.

•
Scripps Networks Interactive, Inc.

•
AMC Networks Inc.

•
MSG Networks Inc.

Diversified Media Companies
•
The Walt Disney Company

•
Time Warner Inc.

•
Twenty-First Century Fox, Inc.

•
Viacom, Inc.

•
CBS Corporation

In its analysis, Raine derived and compared the enterprise value (considering all classes of stock and taking into account the Lions Gate NPV Tax Adjustment) of Lions Gate and the selected companies, based on the closing price of Lions Gate common shares and the common stock of the selected companies as of June 29, 2016, as a multiple of OIBDA Pre-SBC and Post-SBC for calendar years 2017 and 2018, which are referred to below as “2017E EV/OIBDA” and “2018E EV/OIBDA”, respectively.

This analysis indicated the following low, median and high multiples for the selected companies, as compared to corresponding multiples implied for Lions Gate:
	2017E EV/OIBDA		2018E EV/OIBDA
	Pre-SBC OIBDA Multiple	Post-SBC OIBDA Multiple	Pre-SBC OIBDA Multiple	Post-SBC OIBDA Multiple
Lions Gate, based on Lions Gate Projections	11.1x	17.2x	8.9x	11.0x
Lions Gate, Consensus(1)	7.9x	10.3x	7.7x	10.1x
Standalone Film Studio
Dreamworks	13.8x	15.7x	11.0x	12.2x
Cable Networks
Low	6.9x	7.0x	6.7x	6.8x
Median	7.3x	7.5x	6.9x	7.1x
High	8.4x	8.6x	8.0x	8.1x
Diversified Media Companies
Low	6.8x	7.0x	6.7x	6.8x
Median	8.5x	8.7x	8.0x	8.4x
High	9.3x	9.6x	8.8x	9.0x

(1)
Based on Capital IQ, public filings and Wall Street research

This analysis led Raine to an implied reference range for Lions Gate common shares based on estimated (1) 2017E Pre-SBC OIBDA multiples of 8.0x to 15.0x, of  $16.53 per share to $26.46 per share, (2) 2018E Pre-SBC OIBDA multiples of 7.5x to 12.0x, of  $18.41 per share to $26.33 per share, (3) 2017E Post-SBC OIBDA multiples of 10.0x to 18.0x, of  $14.03 per share to $21.20 per share and (4) 2018E Post-SBC OIBDA multiples of 8.5x to 13.0x, of  $17.06 per share to $23.35 per share.
Pro Forma Valuation Analysis of the Combined Company
Discounted Cash Flow Analysis
Raine performed a discounted cash flow analysis for the combined company, taking into account the merger, based on the Starz Projections and the Lions Gate Projections, and assuming that Lions Gate voting shares will trade at a premium ranging from 0% to 5% relative to Lions Gate non-voting shares. Raine calculated the discounted cash flow value per Lions Gate non-voting share using discount rates ranging from 8.50% to 9.50%, reflecting estimates of the combined company’s weighted average cost of capital. Raine calculated implied prices per Lions Gate non-voting share using terminal values based on assumed perpetuity growth rates ranging from 1.50% to 2.50%. These terminal values were then discounted using the combined company discount rates and added to the net present value of the unlevered free cash flows for the combined company for calendar years 2016 (only Q2–Q4), 2017, 2018, 2019 and 2020. This analysis resulted in a range of present values of  $17.27 to $25.57 per Lions Gate non-voting share, which implied a present value of the Starz Series A per share consideration of  $29.72 to $35.35.
Raine also performed a discounted cash flow analysis for the combined company, assuming that Lions Gate voting shares will trade at a premium ranging from 0% to 5% relative to the Lions Gate non-voting shares and taking into account the merger, based on the Starz Projections, Lions Gate Projections and the Synergies. Raine calculated the discounted cash flow value per Lions Gate non-voting share and the net present value of the Synergies using discount rates ranging from 8.50% to 9.50%, reflecting estimates of the combined company’s weighted average cost of capital. Raine calculated implied prices per Lions Gate non-voting share using terminal values based on assumed perpetuity growth rates ranging from 1.50% to 2.50%, and assumed a perpetuity growth rate of 0% to apply to the net present value of the Synergies.

These terminal values were then discounted using the combined company discount rates and added to the net present value of the unlevered free cash flows for the combined company for calendar years 2016 (only Q2–Q4), 2017, 2018, 2019 and 2020. Assuming an annual cost synergy of  $50 million and annual tax synergies of  $50 million, this analysis resulted in a range of present values of  $20.99 to $29.71 per Lions Gate non-voting share, which implied a present value of the Starz Series A per share consideration of $32.24 to $38.16. Assuming an annual cost synergy of  $75 million and annual tax synergies of  $50 million, this analysis resulted in a range of present values of  $21.81 to $30.62 per Lions Gate non-voting share, which implied a present value of the Starz Series A per share consideration of  $32.80 to $38.78.
Other Information
Raine also reviewed other information, which was not considered part of its financial analyses in connection with rendering its advice but was referenced for informational purposes, including, among other things, recent trading activity by volume of the Starz Series A common stock, analyst price targets for Starz and Lions Gate on a stand-alone basis, premiums paid in precedent transactions and certain considerations described below related to the dual-class capital structures of Starz and, following the reclassification, Lions Gate. As noted above, Raine’s opinion does not express any view or opinion with respect to the allocation of the aggregate consideration to be received by all holders of Starz Series A common stock and Starz Series B common stock pursuant to the merger agreement, whether relative to the amounts to be paid or issued to any party’s stockholders in the merger or otherwise.
Raine analyzed the premiums paid in the 60 transactions publicly announced from June 8, 2006 to June 8, 2016 involving U.S. targets (excluding financial institutions and real estate transactions and transactions marketed as mergers-of-equals), in which the implied enterprise value of the target company, based on the announced purchase price for the transaction, was between $1 billion and $10 billion. Raine analyzed the premiums based on the consideration paid in the relevant transaction relative to the closing price of the target’s common stock one trading day, one week and one month prior the announcement of the relevant transaction.
Based on the selected transactions, Raine applied an implied reference premium range of 15% to 35% to the closing price of Starz Series A common stock (i) on June 15, 2016, resulting in illustrative per share values for Starz Series A common stock ranging from $29.89 to $35.09 and (ii) on June 29, 2016, resulting in illustrative per share values for Starz Series A common stock ranging from $32.49 to $38.14.
Raine performed an analysis of 21 companies in the media or information technology or telecommunications services industries with differential voting rights. This analysis indicated the following median, average, high and low market premiums for the selected companies with low-vote or no-vote shares:
	Market Premium for Vote over No-Vote	Market Premium for High Vote over Low Vote
Current Trading Price
Median	1.0%	(1.0)%
Average	0.6%	(1.0)%
High	12.1%	11.2%
Low	(14.3)%	(10.8)%
30-Day VWAP
Median	1.7%	0.1%
Average	1.0%	(0.7)%
High	10.3%	10.1%
Low	(12.7)%	(14.4)%

	Market Premium for Vote over No-Vote	Market Premium for High Vote over Low Vote
60-Day VWAP
Median	1.7%	0.4%
Average	1.2%	(0.0)%
High	9.1%	12.3%
Low	(11.9)%	(15.3)%
120-Day VWAP
Median	2.2%	(0.6)%
Average	1.7%	(0.4)%
High	9.4%	12.9%
Low	(10.2)%	(16.3)%
Raine also identified a group of 58 selected transactions involving acquisitions of companies with classes of stock with unequal voting rights announced since 2008, and with transaction value in excess of $100 million. Of these 58 acquisitions, 3 transactions resulted in the high-vote class receiving an incremental premium for their shares. Raine reviewed these 3 transactions, along with 6 other transactions announced prior to 2008 that provided for the payment of an incremental premium to holders of the high-vote class:
Announcement Date	Target	Acquiror	High Vote Consideration Premium to Low Vote Consideration Premium	Total Premium Consideration as Percentage of Total Consideration	Total Premium Consideration as Percentage of Low Vote Consideration
February 2013	Assisted Living Concepts, Inc.	TPG	7.5%	0.9%	1.1%
December 2011	Delphi Financial Group, Inc.	Tokio Marine Holdings, Inc.	20.1%	2.4%	2.8%
September 2009	Affiliated Computer Services, Inc.	Xerox Corporation	74.2%	4.6%	5.2%
November 2004	Robert Mondavi Corporation	Constellation Brands, Inc.	16.5%	5.2%	8.3%
February 2000	SFX Entertainment	Clear Channel Communications, Inc.	66.7%	2.5%	2.6%
March 1999	Century Communications Corp.	Adelphia Communications Corporation	9.1%	4.7%	10.9%
June 1998	Tele-Communications, Inc.(1)	AT&T Corporation	10.0%	1.1%	1.3%
August 1997	SFX Broadcasting, Inc.	Capstar Broadcasting Partners Inc./Hicks, Muse, Tate & Furst, Inc.	30.0%	2.4%	2.6%
August 1996	Home Shopping Network, Inc.	Silver King Communications, Inc.	20.0%	4.3%	5.8%
Low			7.5%	0.9%	1.1%
Median			20.0%	2.5%	2.8%
Mean			28.2%	3.1%	4.5%
High			74.2%	5.2%	10.9%
Merger consideration (Assuming 0% Lions Gate Voting Share to Lions Gate Non-Voting Share Premium)(2)			4.7%	0.3%	0.4%
Merger consideration (Assuming 5% Lions Gate Voting Share to Lions Gate Non-Voting Share Premium)(2)			5.9%	0.4%	0.5%

(1)
Tele-Communications, Inc. Series A and Series B consideration (excludes TCI Venture Group and Liberty Media Group tracking stocks).

(2)
Consideration to Starz excludes shares held by Lions Gate.

Raine reviewed the per share premium of the high-vote shares to the low-vote shares, calculated as to the premium of the consideration per share to be paid to the high-vote class relative to the consideration per share to be paid to the low-vote class as described upon announcement of such precedent transactions.

In the nine transactions in which differential consideration was paid, these per share premiums ranged from 7.5% to 74.2% with a mean of 28.2% and a median of 20.0%. Raine noted that the per-share incremental premium payable to the holders of Starz Series B common stock relative to the consideration payable to the holders of Starz Series A common stock is 4.7% (assuming Lions Gate voting shares will trade at no premium to Lions Gate non-voting shares) or 5.9% (assuming Lions Gate voting shares will trade at a 5% premium to Lions Gate non-voting shares).
Raine also reviewed the total premium consideration of the high-vote shares relative to total consideration expressed as a percentage of the equity transaction value. In the nine transactions in which differential consideration was paid, these aggregate premiums ranged as a percentage of the transaction value from 0.9% to 5.2% with a mean of 3.1% and a median of 2.5%. Raine noted that the incremental premium payable in respect of Starz Series B common stock relative to Starz Series A common stock is, as a percentage of the transaction value, 0.3% (assuming Lions Gate voting shares will trade at no premium to Lions Gate non-voting shares) or 0.4% (assuming Lions Gate voting shares will trade at a 5% premium to Lions Gate non-voting shares).
Raine further reviewed the total premium consideration of the high-vote shares expressed as a percentage of the total transaction consideration payable in respect of the low-vote shares. In the nine transactions in which differential consideration was to be paid, these percentages ranged from 1.1% to 10.9% with a mean of 4.5% and a median of 2.8%. Raine noted that the total premium consideration of the Starz Series B common stock, expressed as a percentage of the total transaction consideration payable in respect of the Starz Series A common stock, was 0.4% (assuming Lions Gate voting shares will trade at no premium to Lions Gate non-voting shares) or 0.5% (assuming Lions Gate voting shares will trade at a 5% premium to Lions Gate non-voting shares).
Miscellaneous
The preparation of a fairness opinion involves various qualitative determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis. Accordingly, Raine believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying Raine’s analyses and opinion. Raine did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support Raine’s opinion. Rather, Raine arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.
In connection with rendering its opinion, Raine performed a variety of financial and comparative analyses. The material analyses are summarized above. Neither Starz nor the Starz Special Committee placed limitations on the scope of Raine’s investigation or the procedures followed by Raine in rendering its opinion.
The forecasts and estimates of Starz’s and Lions Gate’s future performance provided by the management of Starz and Lions Gate, respectively, that are in or underlying Raine’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Raine considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of anyone involved with the merger. Estimates of the financial value of companies or securities do not purport to be appraisals nor do they necessarily reflect the prices at which companies or securities may actually be sold.
The Starz Series A per share consideration was determined through arms’ length negotiations involving the Starz board of directors, the Starz Special Committee and Lions Gate. Raine did not recommend any specific amount or type of consideration to the Starz Special Committee or that any specific amount or type of consideration constituted the only appropriate amount or type of consideration for the merger.
As described above, Raine’s opinion to the Starz Special Committee was one of many factors taken into consideration by the Starz Special Committee in making its determination to recommend that the Starz board of directors approve the merger agreement. The summary above does not purport to be a complete description of the analyses performed by Raine in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Raine attached as Annex D to this joint proxy statement/prospectus.

The Starz Special Committee selected Raine as its financial advisor because the professionals of Raine have substantial experience in similar transactions. Raine, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes. In connection with Raine’s financial advisory services, Starz agreed to pay Raine a fee of  $2.75 million upon the delivery by Raine of Raine’s opinion to the Starz Special Committee. No portion of such fee was contingent upon the conclusion reached therein or on the consummation of the merger. Starz also has agreed to reimburse Raine for its reasonable, documented out-of-pocket expenses, including fees and disbursements of Raine’s legal counsel, plus any sales, use or similar taxes (including additions to such taxes, if any) arising in connection thereto and to indemnify Raine and certain related parties against certain liabilities that may arise out of its engagement.
Lions Gate Unaudited Prospective Financial Information
Lions Gate does not, as a matter of course, develop or publicly disclose long-term projections or internal projections of its future financial performance for revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates, though Lions Gate has in the past provided investors with multi-year financial guidance which covers areas such as Adjusted EBITDA (as defined below), which it may update from time to time. In connection with the merger, Lions Gate’s management prepared and provided to the Lions Gate board of directors and to PJT Partners, its financial advisor, in connection with its financial analyses described above under the section entitled “—Opinion of Lions Gate’s Financial Advisor—Opinion of PJT Partners LP,” certain nonpublic, internal financial projections regarding Lions Gate’s future operations for fiscal years ending March 31, 2017 through 2021. In addition, in connection with the merger, Lions Gate’s management (a) provided to the Lions Gate board of directors and PJT Partners, in connection with its financial analyses described above under the section entitled “—Opinion of Lions Gate’s Financial Advisor—Opinion of PJT Partners LP,” certain nonpublic, internal financial projections regarding Starz’s projected future operations for fiscal years ending December 31, 2016 through 2020 for purposes of evaluating Starz and the merger, which were prepared by Starz management and approved by Lions Gate’s management, and which were then adjusted by Lions Gate’s management to recalculate the projections based on Lions Gate’s fiscal year end of March 31, and (b) prepared and provided to the Lions Gate board of directors and PJT Partners, in connection with its financial analyses described above under the section entitled “—Opinion of Lions Gate’s Financial Advisor—Opinion of PJT Partners LP,” certain nonpublic, internal financial projections regarding Starz’s projected future operations for the fiscal quarter ending March 31, 2021. For more information, see “—Starz Unaudited Prospective Financial Information.”
Lions Gate has included below a summary of these projections for the purpose of providing stockholders and investors access to certain nonpublic information that was furnished to certain parties in connection with the merger, and such information may not be appropriate for other purposes. Such information is not included to influence your decision, if you are a Lions Gate shareholder, to vote for the Lions Gate reclassification proposals, the Lions Gate merger issuance proposal, the Lions Gate exchange issuance proposal, or the Lions Gate preemptive rights proposal, or, if you are a Starz stockholder, to vote for the Starz merger proposal.
These internal financial projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines established by the American Institute of Certified Public Accountants for preparation and presentations of financial projections. This information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. The prospective financial information included in this section of the joint proxy statement/prospectus has been prepared by, and is the responsibility of, Lions Gate’s management. Neither Ernst & Young LLP, Lions Gate Entertainment Corp.’s independent registered public accounting firm and Pop Media Group, LLC’s independent auditors, PricewaterhouseCoopers LLP, Studio 3 Partners, LLC’s independent auditors, KPMG LLP, Starz’s independent registered public accounting firm, or any other audit firm has compiled, examined or performed any procedures with respect to the accompanying prospective financial information and, accordingly, they have not expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The reports of Ernst & Young LLP, PricewaterhouseCoopers LLP, and KPMG LLP that are incorporated herein by reference, relate to historical financial information. The reports do not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.
While presented with numeric specificity, these internal financial projections were based on numerous variables and assumptions that are inherently subjective and uncertain and are beyond the control of Lions Gate’s management. These internal financial projections depend on a number of factors that Lions Gate and/or Starz may not be successful in achieving, including, but not limited to, the timing and commercial success of the motion pictures and television programming that each company distributes, or in the case of Starz, renewal of certain affiliation contracts, which cannot be predicted with certainty. In particular, underperformance at the box office of one or more motion pictures in any period may cause Lions Gate’s revenue and earnings results for that period (and potentially, subsequent periods) to be less than anticipated, in some instances to a significant extent. Accordingly, Lions Gate’s results of operations may fluctuate significantly from period to period, and the results of any one period may not be indicative of the results for any future periods. Other important factors that may affect actual results and cause these internal financial projections to not be achieved include, but are not limited to, risks and uncertainties relating to Lions Gate’s and Starz’s businesses (including the ability of each to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions, and in the case of Lions Gate, uncertainties relating to asset sales and the performance of new business initiatives (including, but not limited to, Atom Tickets and subscription video-on-demand services), and other factors described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors,” beginning on page 43. These internal financial projections also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial projections. Accordingly, there can be no assurance that the projected results summarized below will be realized.
Lions Gate shareholders and Starz stockholders are urged to review the most recent SEC filings of Lions Gate and Starz for a description of the reported and anticipated results of operations and financial condition and capital resources during 2016, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Lions Gate’s Annual Report on Form 10-K for the year ended March 31, 2016 and in Starz’s Annual Report on Form 10-K for the year ended December 31, 2015.
The inclusion of a summary of these internal financial projections in this joint proxy statement/prospectus should not be regarded as an indication that any of Lions Gate, Starz or their respective officers, directors, affiliates, advisors or other representatives considered these internal financial projections to necessarily be predictive of actual future events, and these internal financial projections should not be relied upon as such nor should the information contained in these internal financial projections be considered appropriate for other purposes. None of Lions Gate, Starz or their respective officers, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from these internal financial projections. Lions Gate undertakes no obligation to update or otherwise revise or reconcile these internal financial projections to reflect circumstances existing after the date these internal financial projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying these projections are shown to be in error. Since the projections cover multiple years, such information by its nature becomes less predictive with each successive year.
Lions Gate and Starz may calculate certain non-GAAP financial metrics using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and in the sections of this joint proxy statement/prospectus with respect to the opinions of the financial advisors to Lions Gate and Starz may not be directly comparable to one another.

Lions Gate has not made and makes no representation to Starz or any stockholder in the merger agreement or otherwise, concerning these internal financial projections or regarding Lions Gate’s ultimate performance compared to the information contained in these internal financial projections or that the projected results will be achieved. Lions Gate urges all stockholders to review Lions Gate’s most recent SEC filings for a description of Lions Gate’s reported financial results and Starz’s most recent SEC filings for a description of Starz’s reported financial results.
Lions Gate Standalone Projections
The following is a summary of the unaudited Lions Gate prospective financial information for fiscal years ended March 31, 2017 through 2021, prepared by Lions Gate’s management (which we refer to as the “Lions Gate standalone projections”). The Lions Gate standalone projections were prepared by Lions Gate’s management beginning on May 1, 2016 and were finalized on June 16, 2016.
The Lions Gate standalone projections were based on numerous variables and assumptions, including that Lions Gate would make no acquisitions throughout the projection period, and that Lions Gate would make certain non-core asset sales throughout the projection period. The Lions Gate standalone projections were provided to the Lions Gate board of directors and its financial advisor, PJT Partners, and the Revenue and Adjusted EBITDA standalone projections were provided to Starz’s financial advisor, LionTree, and to the financial advisor to the Starz Special Committee, Raine. The following table presents a summary of the Lions Gate standalone projections, as prepared by Lions Gate’s management, with all figures rounded to the nearest million.
	Year Ended March 31,
	2017E	2018E	2019E	2020E	2021E
	(in millions)
Revenue	$2,841	$2,960	$3,484	$3,435	$3,457
Adjusted EBITDA(1)	$251	$263	$348	$364	$363
Free Cash Flow(2)	$93	$115	$152	$243	$262

(1)
Adjusted EBITDA represents EBITDA (defined as earnings before interest, income tax provision or benefit, and depreciation and amortization) excluding all stock-based compensation expense, and adjusted for purchase accounting and related adjustments, restructuring and other items, non-cash imputed interest charge, start-up losses of new business initiatives, loss on extinguishment of debt, and backstopped prints and advertising expense. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity.

(2)
Free cash flow is defined as net cash flows provided by (used in) operating activities, less purchases of property and equipment, plus or minus the net increase or decrease in production loans, and plus or minus excess tax benefits on equity-based compensation awards if applicable. The adjustment for the production loans is made because the GAAP based cash flows from operations reflects a non-cash reduction of cash flows for the cost of films and television programs associated with production loans prior to the time Lions Gate actually pays for the film or television program. Lions Gate believes that it is more meaningful to reflect the impact of the payment for these films and television programs in its free cash flow when the payments are actually made. Free cash flow is a non-GAAP financial measure and should not be considered as an alternative to net income as a measure of operating performance or cash provided by operating activities as a cash flow measurement.

Starz Adjusted Standalone Projections
The following is a summary of the Starz standalone projections (as hereinafter defined), which were provided to Lions Gate’s management by Starz’s management for calendar year 2016 through calendar year 2020, and thereafter adjusted by Lions Gate’s management to recalculate them based on Lions Gate’s fiscal year end of March 31, as well as the projections for the fiscal quarter ending March 31, 2021, which were prepared by Lions Gate’s management (we refer to these projections, as adjusted by Lions Gate’s management or prepared by Lions Gate’s management, as applicable, as the “Starz adjusted standalone projections”), all of which were prepared beginning on May 1, 2016 and were finalized on June 16, 2016. For more information regarding the Starz standalone projections, see “—Starz Unaudited Prospective Financial Information.”
The Starz standalone projections were provided by Starz management on a quarterly basis for calendar year 2016 and an annual basis for calendar year 2017 through calendar year 2020. The only adjustment Lions Gate made to these projections was to recalculate them based on Lions Gate’s fiscal year end of March 31. Lions Gate divided the projected annual amounts for calendar year 2016 through calendar year 2020 by four in order to calculate projections for the 12 month periods ending March 31, 2017, March 31, 2018, March 31, 2019, March 31, 2020, and the nine months ending December 31, 2020. With respect to the projections for fiscal year 2021, Lions Gate extrapolated the revenue in the quarter ended March 31, 2021 by applying the annual revenue growth rate in calendar year 2020 to one quarter of revenue in calendar year 2020. Lions Gate assumed the Adjusted OBITDA margin and free cash flow profile for the quarter ended March 31, 2021 were consistent with the calendar year 2020 projections.
The Starz adjusted standalone projections were provided to the Lions Gate board of directors and its financial advisor, PJT Partners, and the Starz adjusted standalone projections for the 12 month periods ending March 31, 2017, March 31, 2018 and March 31, 2019 were provided to Starz’s financial advisors, LionTree, and to the financial advisor to the Starz Special Committee, Raine. The following table presents a summary of the Starz adjusted standalone projections, as prepared by Starz’s management and adjusted by Lions Gate’s management to recalculate the projections based on Lions Gate’s fiscal year end of March 31 (in the case of the projections for calendar year 2016 through calendar year 2020) or as prepared by Lions Gate management (in the case of the projections for the fiscal quarter ending March 31, 2021), with all figures rounded to the nearest million.
	Year Ended March 31,
	2017E	2018E	2019E	2020E	2021E
	(in millions)
Revenue	$1,716	$1,808	$1,883	$1,946	$2,012
Adjusted OBITDA(1)	$499	$560	$618	$638	$661
Free Cash Flow(2)	$236	$323	$319	$322	$335

(1)
Adjusted OBITDA is defined as revenue less programming costs, production and acquisition costs, home video cost of sales, operating expenses and selling, general and administrative expenses, but excluding all stock-based compensation expense. Adjusted OBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity.

(2)
Free cash flow is defined as net cash flows provided by (used in) operating activities, less purchases of property and equipment. Free cash flow is a non-GAAP financial measure and should not be considered as an alternative to net income as a measure of operating performance or cash provided by operating activities as a cash flow measurement.

New Lions Gate Projections
The following is a summary of the unaudited prospective financial information reflecting a combination of Lions Gate and Starz, for fiscal years ending March 31, 2017 through 2021, prepared by Lions Gate’s management (which we refer to as the “new Lions Gate projections”). The new Lions Gate projections were prepared by Lions Gate’s management beginning on May 1, 2016 and were finalized on June 16, 2016.

The new Lions Gate projections were provided to the Lions Gate board of directors and its financial advisor, PJT Partners. The following table presents a summary of the new Lions Gate projections, as prepared by Lions Gate’s management.
	Year Ended March 31,
	2017E	2018E	2019E	2020E	2021E
	(in millions)
Revenue	$4,556	$4,768	$5,367	$5,381	$5,469
Combined Adjusted EBITDA(1)	$750	$876	$1,018	$1,054	$1,076
Combined Free Cash Flow(2)	$379	$591	$643	$775	$774

(1)
Combines Starz Adjusted OBITDA (which is defined above) with Lions Gate’s Adjusted EBITDA and applies certain cost saving synergies. Adjusted EBITDA represents EBITDA (defined as earnings before interest, income tax provision or benefit, and depreciation and amortization) excluding all stock-based compensation expense, and adjusted for purchase accounting and related adjustments, restructuring and other items, non-cash imputed interest charge, start-up losses of new business initiatives, loss on extinguishment of debt and backstopped prints and advertising expense. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity.

(2)
Combines Starz free cash flow with Lions Gate’s free cash flow and applies certain cash flow savings. Lions Gate’s free cash flow is defined as net cash flows provided by (used in) operating activities, less purchases of property and equipment, plus or minus the net increase or decrease in production loans, and plus or minus excess tax benefits on equity-based compensation awards if applicable. Starz free cash flow is defined as net cash flows provided by (used in) operating activities, less purchases of property and equipment. Free cash flow is a non-GAAP financial measure and should not be considered as an alternative to net income as a measure of operating performance or cash provided by operating activities as a cash flow measurement.

Starz Unaudited Prospective Financial Information
Starz does not, as a matter of course, develop or publicly disclose long-term projections or internal projections of its future financial performance for revenue, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. In connection with the merger, Starz’s management prepared and provided to the Starz board of directors, to LionTree, in connection with LionTree’s financial analyses described above under the section entitled “—Opinions of Starz’s Financial Advisors—Opinion of LionTree Advisors LLC,” and to Lions Gate’s management, certain nonpublic, internal financial projections regarding Starz’s future operations for fiscal years ending December 31, 2016 through 2020.
Starz has included below a summary of these projections for the purpose of providing stockholders and investors access to certain nonpublic information that was furnished to certain parties in connection with the merger, and such information may not be appropriate for other purposes. Such information is not included to influence your decision, if you are a Starz stockholder, to vote for the Starz merger proposal, or if you are a Lions Gate stockholder, to vote for the Lions Gate reclassification proposals, the Lions Gate merger issuance proposal, the Lions Gate exchange issuance proposal, or the Lions Gate preemptive rights proposal.
These internal financial projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines established by the American Institute of Certified Public Accountants for preparation and presentations of financial projections. This information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. The prospective financial information included in this section of the joint proxy statement/prospectus has been prepared by, and is the responsibility of, Starz’s management. Neither

KPMG LLP, Starz’s independent registered public accounting firm, Ernst & Young LLP, Lions Gate Entertainment Corp.’s independent registered public accounting firm and Pop Media Group, LLC’s independent auditors, PricewaterhouseCoopers LLP, Studio 3 Partners, LLC’s independent auditors, or any other audit firm has compiled, examined or performed any procedures with respect to the accompanying prospective financial information and, accordingly, they have not expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The reports of KPMG LLP, Ernst & Young LLP and PricewaterhouseCoopers LLP that are incorporated herein by reference relate to historical financial information. The reports do not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.
While presented with numeric specificity, these internal financial projections were based on numerous variables and assumptions that are inherently subjective and uncertain and are beyond the control of Starz’s management. These internal financial projections depend on a number of factors that Starz and/or Lions Gate may not be successful in achieving, including, but not limited to, the renewal of certain affiliation contracts, which cannot be predicted with certainty. Other important factors that may affect actual results and cause these internal financial projections to not be achieved include, but are not limited to, risks and uncertainties relating to Starz’s businesses (including the ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions, and other factors described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors,” beginning on page 43. These internal financial projections also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial projections. Accordingly, there can be no assurance that the projected results summarized below will be realized.
Lions Gate shareholders and Starz stockholders are urged to review the most recent SEC filings of Starz for a description of the reported and anticipated results of operations and financial condition and capital resources, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Starz’s Annual Report on Form 10-K for the year ended December 31, 2015 and Starz’s Quarterly Reports on Form 10-Q for 2016.
The inclusion of a summary of these internal financial projections in this joint proxy statement/prospectus should not be regarded as an indication that any of Lions Gate, Starz or their respective officers, directors, affiliates, advisors or other representatives considered these internal financial projections to necessarily be predictive of actual future events, and these internal financial projections should not be relied upon as such nor should the information contained in these internal financial projections be considered appropriate for other purposes. None of Lions Gate, Starz or their respective officers, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from these internal financial projections. Starz undertakes no obligation to update or otherwise revise or reconcile these internal financial projections to reflect circumstances existing after the date these internal financial projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying these projections are shown to be in error. Since the projections cover multiple years, such information by its nature becomes less predictive with each successive year.
Starz Standalone Projections
The following is a summary of the unaudited Starz prospective financial information for fiscal years ended December 31, 2016 through 2020, prepared by Starz’s management (which we refer to as the “Starz standalone projections”). The Starz standalone projections were prepared by Starz’s management beginning on May 1, 2016 and were finalized on June 16, 2016.
The Starz standalone projections were based on numerous variables and assumptions, including that any affiliation agreement with an expiration date during the forecast period was assumed to be renewed on similar economic terms as the existing agreement. The Starz standalone projections were provided to the Starz board of directors, LionTree and Lions Gate’s management. The Starz standalone projections were also provided to Raine for fiscal years ending December 31, 2016 through 2018, along with extrapolation guidance from Starz’s management for fiscal years ending December 31, 2019 through 2020. The following table presents a summary of the Starz standalone projections, as prepared by Starz’s management, with all figures rounded to the nearest million.
	Year Ended December 31,
	2016E	2017E	2018E	2019E	2020E
	(in millions)
Revenue	$1,700	$1,789	$1,868	$1,930	$1,995
Adjusted OBITDA(1)	$490	$543	$612	$633	$654
Free Cash Flow(2)(3)	$218	$335	$332	$334	$342

(1)
Adjusted OBITDA is defined as revenue less programming costs, production and acquisition costs, home video cost of sales, operating expenses and selling, general and administrative expenses, but excluding all stock-based compensation expense. Adjusted OBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity.

(2)
Free cash flow is defined as net cash flows provided by (used in) operating activities, less purchases of property and equipment. Free cash flow is a non-GAAP financial measure and should not be considered as an alternative to net income as a measure of operating performance or cash provided by operating activities as a cash flow measurement.

(3)
For fiscal years ending December 31, 2019 through 2020, Starz’s management provided extrapolation guidance to Raine that resulted in revenue and adjusted OBITDA consistent with that set forth in the table and free cash flows for 2019E and 2020E of  $347 and $361, respectively.

Interests of Lions Gate Directors and Executive Officers in the Merger and Other Proposals
In addition to their interests in the merger as stockholders, the directors and executive officers of Lions Gate have interests in the merger that may be different from, or in addition to, those of Lions Gate shareholders generally. The Lions Gate board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement, and the applicable directors abstained from discussions and voting on the transactions as set out below.
Dr. Malone is a director of Lions Gate and the beneficial owner of  [•]% of the outstanding Lions Gate common shares, [•]% of the aggregate voting power represented by the Starz common stock (including [•]% of the outstanding shares of Starz Series A common stock and [•]% of the outstanding shares of Starz Series B common stock), [•]% of the aggregate voting power represented by the LGP common stock (including [•]% of the outstanding shares of LGP Series A common stock, [•]% of the outstanding shares of LGP Series B common stock and [•]% of the outstanding shares of LGP Series C common stock) and [•]% of the aggregate voting power represented by the Discovery common stock (including [•]% of the outstanding shares of Discovery Series A common stock, [•]% of the outstanding shares of Discovery Series B common stock and [•]% of the outstanding shares of Discovery Series C common stock), in each case as of the record date for the Lions Gate and Starz special meetings. Dr. Malone is a party to the exchange agreement and the Starz voting agreement, and is entitled to expense reimbursement and indemnification from Lions Gate thereunder. See “—Agreements with Shareholders of Lions Gate and Stockholders of Starz—The Exchange Agreement” and “—Agreements with Shareholders of Lions Gate and Stockholders of Starz—The Starz Voting Agreement.” Dr. Malone did not attend any meetings of, or abstained from discussions and votes of, the Lions Gate board of directors on all matters related to the transaction agreements, and the transactions contemplated thereby.
Michael T. Fries, who is a director of Lions Gate and the President and Chief Executive Officer of LGP, abstained from discussions and votes of the Lions Gate board of directors on the LGP voting agreement, the amendment to the investor rights agreement and the amendment to the standstill agreement and the transactions contemplated thereby. LGP is a party to the LGP voting agreement, and LGP and its representatives are entitled to certain indemnification thereunder. As of the record date for the Lions Gate and Starz special meetings, LGP beneficially owned [•]% of the outstanding Lions Gate common shares and is party to the investor rights agreement (as amended), the standstill agreement (as amended) and a registration rights agreement with Lions Gate.
David M. Zaslav, who is a director of Lions Gate and the President and Chief Executive Officer of Discovery, abstained from discussions and votes of the Lions Gate board of directors on the Discovery voting agreement, the amendment to the investor rights agreement and the amendment to the standstill agreement and the transactions contemplated thereby. Discovery is a party to the Discovery voting agreement, and Discovery and its representatives are entitled to certain indemnification thereunder. As of the record date for the Lions Gate and Starz special meetings, Discovery beneficially owned [•]% of the outstanding Lions Gate common shares and is a party to the investor rights agreement (as amended), the standstill agreement (as amended) and a registration rights agreement with Lions Gate.
Mark H. Rachesky, M.D., who is the President and Founder of MHR, and Emily Fine, who is a principal at MHR, each abstained from discussions and votes of the Lions Gate board of directors on the MHR voting agreement, the amendment to the investor rights agreement and the amendment to the standstill agreement and the transactions contemplated thereby. MHR is a party to the MHR voting agreement, and MHR and its representatives are entitled to certain expense reimbursement and indemnification thereunder. As of the record date for the Lions Gate and Starz special meetings, MHR beneficially owned [•]% of the outstanding Lions Gate common shares and is a party to the investor rights agreement (as amended), the standstill agreement (as amended) and a registration rights agreement with Lions Gate.
Except as described in the following sentence, there are no agreements, whether written or unwritten, between Lions Gate and any named executive officer of Lions Gate concerning any compensation (whether present, deferred or contingent) that may become payable to Lions Gate’s named executive officers in connection with the merger. Following the successful completion of the merger, Lions Gate may, in its sole discretion, grant additional compensation to employees (including its named executive officers) in connection with merger-related performance. As of the date of this filing, Lions Gate has not granted any such compensation or determined the recipients, amounts or terms and conditions of any such compensation (if any).
Interests of Starz Directors and Executive Officers in the Merger
When considering the recommendation of the Starz board of directors that Starz stockholders vote in favor of the adoption of the merger agreement, Starz stockholders should be aware that directors and executive officers of Starz have certain interests in the merger and the other transactions contemplated by the merger agreement that may be different from or in addition to the interests of Starz stockholders generally. The Starz Special Committee and the Starz board of directors were each aware of these interests and considered them, among other things, in evaluating and negotiating the various transaction agreements and the proposed mergers and other transactions, and in making their recommendations that Starz’s stockholders vote to approve the various transaction proposals. These interests are described in further detail below.
Non-Employee Directors
Treatment of Equity Awards.   The treatment of Starz equity awards in the merger is described under the section entitled “—The Merger Agreement—Treatment of Starz Stock Options and Other Equity-Based Awards in the Merger” below. The estimated aggregate value of the unvested restricted stock awards held by non-employee directors is $924,806. This value was calculated by assuming that the price per share of Starz common stock was $29.49, which equals the average closing price per share of Starz common stock over the five business day period following the first public announcement of the merger on June 30, 2016 and is the assumed price solely for purposes of this disclosure. Mr. Maffei also holds options to purchase 1,184,017 shares of Starz common stock, which will be converted into options to purchase Lions Gate shares pursuant to the terms of the merger agreement. Mr. Tanabe also holds options to purchase 204,679 shares of Starz common stock, which will be converted into options to purchase Lions Gate shares pursuant to the terms of the merger agreement.

Executive Officers
Starz executive officers for purposes of the discussion below are: Christopher P. Albrecht, President and Chief Executive Officer; Scott D. Macdonald, Chief Financial Officer, Executive Vice President and Treasurer; Jeffrey A. Hirsch, Chief Operating Officer; Carmi D. Zlotnik, President of Original Programming, Starz Entertainment; Michael J. Thornton, Chief Revenue Officer and Executive Vice President of Starz Entertainment and Starz Media; and David I. Weil, Chief Legal Officer. Glenn E. Curtis, the former President of Starz, retired on July 1, 2016. Effective July 1, 2016, Michael Thornton’s title changed from Chief Revenue Officer and Executive Vice President of Starz Entertainment and Starz Media to Consultant for Starz Entertainment and Starz Media. Mr. Thornton has entered into a separation agreement with Starz, pursuant to which he will no longer be employed by Starz after September 30, 2016. Pursuant to the terms of his separation agreement, Mr. Thornton will be eligible for the accelerated vesting of equity awards and change in control severance described herein only if the merger closes within 30 days prior to or 30 days following September 30, 2016. For purposes of this disclosure, the assumed closing date is August 31, 2016 and thus the disclosure assumes that Mr. Thornton is eligible to receive the payments and benefits described herein.
Treatment of Equity Awards.   The treatment of Starz equity awards in the merger generally provides that outstanding equity awards relating to Starz common stock will be converted to corresponding awards of Lions Gate non-voting shares, and remain subject to substantially similar terms and conditions as were in effect prior to the closing date of the merger. The treatment of Starz equity awards is described in more detail under the section entitled “—The Merger Agreement—Treatment of Starz Stock Options and Other Equity-Based Awards in the Merger” below. Pursuant to the applicable plan and award agreements, if an executive officer other than Mr. Albrecht is terminated without cause or resigns with good reason (as defined below) within 30 days preceding or one year following the effective time, such executive officer is entitled to vest in outstanding, unvested Starz stock options, restricted stock awards and restricted stock unit awards (or if such termination occurs following the effective time, the corresponding awards relating to Lions Gate non-voting common shares) as follows: (i) 100% of outstanding stock options and restricted stock awards will vest, (ii) performance-based restricted stock unit awards granted on or after March 25, 2016 will vest in an amount equal to the positive difference (if any) between (x) 50% of the number of performance-based restricted stock units granted under the award agreement and (y) the number of performance-based restricted stock units that were accelerated in connection with the effective time (if any) and (iii) performance-based restricted stock units granted prior to March 25, 2016 will vest in full, with performance deemed satisfied at target.
For an estimate of the value of the payments and benefits that would become payable to the Company’s named executive officers in respect of their unvested equity awards, see the section entitled “—Advisory Vote on Merger-Related Compensation for Starz Named Executive Officers” below.
The estimated aggregate value of the unvested equity awards held by the Company’s other executive officers, Messrs. Thornton and Weil, is $2,592,564. This value was calculated by assuming (i) that effective time occurred on August 31, 2016, the latest practicable date prior to the filing of this disclosure, which is the assumed date of the effectiveness of the merger solely for purposes of this disclosure, (ii) that each executive officer was terminated without cause or resigned with good reason at the effective time, (iii) the number of outstanding unvested equity awards held by the executive officers as of August 31, 2016 (such numbers do not forecast any grants, any vesting, additional issuances, dividends, additional forfeitures of equity-based awards following the date of this disclosure) and (iv) that the price per share of Starz common stock was $29.49, which equals the average closing price per share of Starz common stock over the five business day period following the first public announcement of the merger on June 30, 2016 and is the assumed price solely for purposes of this disclosure.
Change in Control Severance Arrangements.   If an executive officer (other than Messrs. Albrecht, Hirsch and Curtis) is terminated involuntarily by reason of layoff, reduction in force, job elimination or restructuring or resigns with good reason (as defined below) within the 30 days preceding or one year following the effective time, the executive officer will be entitled to: (i) 18 months of such person’s base salary, the first six months of which will be paid in a lump sum within 60 days following termination and the balance will be paid in installments pursuant to Starz’s regular payroll procedures, starting six months after termination; (ii) a lump sum payment equal to a specified percentage (70% for each of Messrs.

Macdonald, Zlotnik, Thornton and Weil) multiplied by 18 months of such person’s base salary, which will be paid within 60 days following termination; and (iii) the employer’s portion of the premium for COBRA continuation coverage, to the extent such person elects continuing coverage following termination, for a period of up to 18 months. Following his retirement on July 1, 2016, Glenn Curtis is no longer eligible to receive benefits under his change in control severance agreement.
Mr. Hirsch is party to an employment agreement with Starz that has a term ending July 19, 2018 (which we refer to as the “Hirsch Agreement”). If Mr. Hirsch is terminated involuntarily by reason of layoff, reduction in force, job elimination or restructuring or resigns with good reason (as defined below) within the 30 days preceding or one year following the effective time, Mr. Hirsch will be entitled to an amount equal to Mr. Hirsch’s base salary (at the time of termination) for the remaining term of the Hirsch Agreement. The amount of such base salary payable over the lesser of the number of days remaining in the term of the Hirsch Agreement, or six months, would be paid in a lump sum within 60 days following termination and the balance, if any, would be paid in installments pursuant to Starz’s regular payroll procedures, starting six months after termination. In addition, upon such termination, (i) Mr. Hirsch will also receive an additional lump sum payment equal to 70% of his base salary for the year in which termination occurred, payable within 60 days following termination and (ii) to the extent Mr. Hirsch elects continuation of coverage under COBRA under the health plan, Starz will provide certain COBRA benefits for up to 18 months.
Receipt of the severance pay for the executive officers (other than Mr. Albrecht) is subject (to the extent permitted under applicable law in the jurisdiction where the executive is employed) to the execution of a waiver and release agreement, fulfillment of certain specified non-solicitation and confidentiality conditions, return of all company property and mitigation to the extent the executive officer obtains subsequent employment. In addition, if the executive officer engages in competitive activities, Starz can pursue recoupment of 75% of the amount of severance already paid to the executive officer plus interest at the rate per annum equal to the prime rate of interest charged by the bank designated by the executive officer plus 5% (or such lower amount as required by law).
For purposes of the Starz severance arrangements, “good reason” generally means the executive officer’s termination upon the occurrence of any of the following events without the prior consent of the executive officer: (i) a significant reduction in the executive officer’s then current base salary; (ii) a significant reduction in the executive officer’s title, duties or reporting relationship; or (iii) the relocation of the executive officer’s primary place of employment as of executive officer’s termination date. A voluntary termination for good reason will not be effective unless all of the following provisions have been complied with: (i) the executive officer has given written notice of the executive officer’s intention to effect a voluntary termination for good reason, such notice stating in detail the particular circumstances that constitute the grounds on which the proposed voluntary termination for good reason is based and is given no later than 90 days after the initial occurrence of such circumstances; (ii) the employer had 30 days after receiving such notice to cure such grounds; and (iii) if the employer fails, within the 30-day period, to cure such grounds to the executive officer’s reasonable satisfaction, the executive officer terminates his or her employment within 30 days following the last day of the 30-day period.
For an estimate of the value of severance that would become payable to the Company’s named executive officers, see the section entitled “—Advisory Vote on Merger-Related Compensation for Starz Named Executive Officers” below. The estimated aggregate value of severance that would become payable to the Company’s other executive officers, Messrs. Weil and Thornton is $4,131,875, which assumes that (i) that effective time occurred on August 31, 2016, which is the assumed date of the effectiveness of the merger, solely for purposes of this disclosure and (ii) each executive officer was terminated without cause or resigned for good reason at the effective time.
CEO Severance.   Mr. Albrecht has entered into a new employment arrangement as of June 16, 2016. Under this arrangement, Mr. Albrecht may not be terminated by Starz or its successor without “cause” between July 1, 2016 and January 7, 2017. If Mr. Albrecht is terminated by Starz whether before or after the effective time without “cause” or if he terminates his employment for good reason, the arrangement provides for (i) salary continuation payments through the earlier of 18 months and the end of the term, (ii) a lump sum payment of 1.5 times his annual target cash bonus, (iii) continued coverage under Starz’s health and welfare benefit plans for 18 months, with mitigation, (iv) 18 months accelerated vesting of his unvested stock options and restricted stock awards, (v) pro rata vesting of his unvested performance-based restricted stock units (which we refer to as “PRSUs”) based on time worked during the performance period (subject to achievement of performance targets as determined by the Compensation Committee in its sole discretion) and (vi) his stock options will remain exercisable until 90 days from his termination date. Mr. Albrecht’s employment arrangement is expected to be memorialized in a definitive employment agreement with Starz, which is expected to include definitions of  “cause” and “good reason” and customary restrictive covenants, including noncompetition and non-solicitation covenants that are, in each case, generally consistent with Mr. Albrecht’s employment agreement with the Company effective as of January 1, 2013. For an estimate of the value of severance that would become payable to Mr. Albrecht under his new employment agreement, see the section entitled “—Advisory Vote on Merger-Related Compensation for Starz Named Executive Officers” below.
Retention Awards.   The parties have agreed that Starz may grant retention bonuses to employees in an aggregate amount not to exceed $5 million to be allocated to Starz employees by Starz in consultation with Lions Gate. Mr. Weil is eligible to receive a retention bonus of  $150,000 for each of fiscal years 2016 and 2017, subject to continued employment through December 31 of each respective year, such retention bonuses to be paid no later than March 15 of the following year; provided, however, that (i) if he is terminated without cause during 2016 or 2017, he will receive a pro-rated payment of any unpaid retention amounts and (ii) if he is terminated without cause or resigns with good reason during the 30 days preceding or 12 months following a change in control, he will vest in his entire cash bonus for the year of termination. In addition, Mr. Zlotnik is eligible to receive $143,127 as a retention bonus if he remains employed continuously through December 31, 2016 or if he is terminated without cause or for good reason during the 30 days preceding or 12 months following a change in control. If Mr. Zlotnik’s employment is otherwise involuntarily terminated for reasons other than cause during 2016, Mr. Zlotnik would be entitled to a pro-rated retention bonus under the arrangement. In addition, on September 6, 2016, the compensation committee of the Starz board of directors approved the payment of a $100,000 cash bonus to Mr. Macdonald in recognition of his work on due diligence projects related to the merger. Mr. Macdonald’s cash bonus will be paid on Starz’s first payroll date following September 6, 2016.
401(k) Benefits.   Lions Gate may require Starz to terminate its tax-qualified 401(k) plan prior to the effective time, in which case the executive officers would, along with all other plan participants, be entitled to receive the balance credited to such individual’s plan account either in a lump sum cash payment or in a rollover distribution to an individual retirement account or other tax-qualified retirement plan.
Future Equity Award Grants.   Starz may grant ordinary course equity incentive compensation awards prior to the effective time, subject to such terms and conditions as are more fully described in the section entitled “—The Merger Agreement—Conduct of Starz Pending the Merger.” Any equity awards granted after the date hereof will be treated as described under the section entitled “—The Merger Agreement—Treatment of Starz Stock Options and Other Equity-Based Awards in the Merger” below.
Deferred Compensation.   The Starz, LLC Deferred Compensation Plan provides the compensation committee with the option of terminating the plan 30 days preceding or within 12 months following a change of control and distributing the account balances (which option is assumed to have been exercised for purposes of the tabular presentation below).
Indemnification and Insurance
The merger agreement provides that, from and after the effective time of the merger for a period of six years (and until such later date as of which any action commenced during such six year period shall have been finally disposed of), Lions Gate will, and will cause the surviving corporation in the merger to, honor and fulfill in all respects the obligations (including both indemnification and advancement of expenses) of Starz and its subsidiaries under the certificate of incorporation or any bylaws of Starz and its subsidiaries or indemnification agreements, in each case, in effect immediately prior to the effective time of the merger for the benefit of any of its current or former directors and officers and any person who becomes a director or officer of Starz or any of its subsidiaries prior to the effective time of the merger (whom we refer to as “indemnified parties”).

The merger agreement further provides that, for a period of six years after the effective time (and until such later date as of which any action commenced during such six year period shall have been finally disposed of), Lions Gate will, and will cause the surviving corporation in the merger to, maintain in effect the current policies (whether through purchase of a tail policy or otherwise) of directors’ and officers’ and fiduciary liability insurance (which we refer to as “D&O Insurance”) maintained by Starz, in respect of acts or omissions occurring at or prior to the effective time, covering each person covered by the D&O Insurance immediately prior to the effective time, on terms with respect to the coverage and amounts no less favorable in the aggregate than those of the D&O Insurance in effect on the date of the merger agreement which have been provided to Lions Gate.
For more information, see “—The Merger Agreement—Indemnification and Insurance.”
Other
Gregory Maffei is the Chairman of the board of directors of Starz and is a director and the President and Chief Executive Officer of each of Liberty Media, Liberty Interactive Corporation and Liberty Broadband Corporation, which are all entities for which Dr. Malone serves as Chairman of the board of directors and in which Dr. Malone beneficially owns [•]%, [•]% and [•]% of the aggregate voting power, respectively, in each case as of the record date for the Lions Gate and Starz special meetings. Charles Y. Tanabe is a director of Starz and previously served as the General Counsel of each of Liberty Media and Liberty Interactive Corporation, which are both entities for which Dr. Malone serves as Chairman of the board of directors and in which Dr. Malone beneficially owns [•]% and [•]% of the aggregate voting power, respectively, in each case as of the record date for the Lions Gate and Starz special meetings. Daniel E. Sanchez is a director of Starz and is Dr. Malone’s nephew. For additional information, see “The Merger—Interests of Lions Gate Directors and Executive Officers in the Merger and Other Proposals.”
Accounting Treatment
The merger will be accounted for as an “acquisition,” as that term is used under GAAP, for accounting and financial reporting purposes. Under acquisition accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Starz as of the effective time of the merger will be recorded at their respective fair values and added to those of Lions Gate. Any excess of purchase price over the fair values is recorded as goodwill.
Regulatory Approvals
General
Lions Gate and Starz have each agreed to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement. The following is a summary of the material regulatory approvals required for completion of the merger. There can be no assurances that all of the regulatory approvals described below will be obtained and, if obtained, there can be no assurances as to the timing of any approvals, Lions Gate’s and Starz’s ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. For more information, see “Risk Factors,” beginning on page 43.
The parties’ respective obligations to complete the merger are conditioned, among other matters, upon (a) the absence of any law, order, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other governmental authority of competent jurisdiction, which prohibits, renders illegal or permanently enjoins the consummation of the transactions contemplated by the merger agreement; (b) the expiration or termination of any applicable waiting period under the HSR Act and German competition laws; (c) the FCC having approved the applications for transfer of control and/or assignment of specified FCC licenses and registrations, with the approval meeting certain criteria and (d) the registration statement of which this joint proxy statement/prospectus forms a part having become effective under the Securities Act with no stop order or proceedings seeking a stop order having been initiated by the SEC.

Securities and Exchange Commission
In connection with the Lions Gate merger issuance proposal, Lions Gate must file a registration statement with the SEC under the Securities Act, of which this joint proxy statement/prospectus is a part, and it is a condition of the merger that such registration statement shall have become effective under the Securities Act, and that no stop order or proceedings seeking a stop order have been initiated by the SEC.
Federal Communications Commission
The merger is subject to the condition that the FCC must have approved the applications for transfer of control and/or assignment of the FCC licenses and registrations referred to in the merger agreement (which we refer to as the “FCC approval”). The FCC approval shall have been obtained without the imposition of any conditions or restrictions that prohibit or limit the ownership or operation by Lions Gate or its subsidiaries of any portion of its or their respective businesses or assets, or compel them to dispose of or hold separate any portion of its business or assets, or impose material limitations on the ownership of Lions Gate or Starz or Lions Gate’s ability to control any respect of the business of Starz or which are reasonably likely to materially, adversely affect the financial condition, operations or business of either party, and no such FCC approval shall have been withdrawn, reversed, stayed, enjoined, annulled, terminated or otherwise suspended prior to the effective time of the merger.
A Starz subsidiary holds two FCC satellite earth station authorizations, the transfer of control of which requires the FCC’s prior approval. On July 29, 2016, the parties filed an application seeking the FCC’s consent to transfer control of these authorizations in connection with the merger. On August 31, 2016, the FCC issued a public notice finding the application acceptable for filing. In accordance with the Communications Act and the FCC’s rules, action on the application may be taken on or after October 1, 2016. No other FCC consent or approval is required to consummate the merger.
HSR Act
The merger is subject to the requirements of the HSR Act, which provides that certain transactions may not be completed until required information and materials are furnished to the Antitrust Division of the Department of Justice (which we refer to as the “DOJ”), and the Federal Trade Commission (which we refer to as the “FTC”), and until certain waiting period requirements have been satisfied. Each of Lions Gate and Starz filed a Pre-merger Notification and Report Form under the HSR Act with the DOJ and the FTC in connection with the merger on July 22, 2016. The waiting period was scheduled to expire at 11:59 p.m., Eastern Time, on August 22, 2016. On August 1, 2016, the FTC granted early termination of the waiting period.
The DOJ, the FTC, state attorneys general, and others may challenge the merger on antitrust grounds after the expiration or termination of the applicable waiting period. Accordingly, at any time before or after the completion of the merger, any of the DOJ, the FTC or others could take action under the antitrust laws, including without limitation seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions. Neither Lions Gate nor Starz believes that the merger violates U.S. antitrust laws, but there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.
German ARC
The German Act Against Restraints of Competition of 1958 (which we refer to as the “German competition laws”), imposes a pre-merger notification requirement on all transactions that qualify as concentrations and meet certain specified financial thresholds, which the merger meets. Accordingly, consummation of the merger is conditional upon the merger being cleared by the German Federal Cartel Office, which is referred to as the Bundeskartellamt. Lions Gate notified the proposed transaction to the Bundeskartellamt on July 28, 2016, and the parties received clearance on or before August 26, 2016.
Canadian Securities Laws
The Lions Gate post-reclassification shares issued upon conversion pursuant to the reclassification and issued in connection with the merger will be done in reliance upon a prospectus exemption under Canadian securities laws. In accordance with OSC Rule 56-501 and National Instrument 44-101—General Prospectus

Requirements, to permit the distribution of the Lions Gate non-voting shares to the Lions Gate shareholders and Starz stockholders who are resident in the Province of Ontario, pursuant to the reclassification and merger, each of the Lions Gate reclassification proposals must receive minority approval as such term is defined and required by OSC Rule 56-501. For the purposes of OSC Rule 56-501, minority approval means approval of each of the Lions Gate reclassification proposals by a majority of the votes cast by holders of Lions Gate common shares at the Lions Gate special meeting, assuming a quorum is present, other than the votes attaching to Lions Gate common shares held directly or indirectly by affiliates of Lions Gate and Lions Gate common shares held directly or indirectly by control persons of Lions Gate (which includes a company or combination of persons or companies holding a sufficient number of Lions Gate common shares to affect materially control of Lions Gate).
In the event Lions Gate elects to seek an exemption from the Ontario Securities Commission (the “OSC”) in respect of the requirements set out in OSC Rule 56-501, Section 4.2 of OSC Rule 56-501 provides that the Director of the OSC may grant an exemption, in whole or in part, subject to such conditions or restrictions as may be imposed in the exemption order. An exemption is generally sought via written submissions to the OSC that include: (i) background facts, (ii) submissions in support of the application, (iii) a verification statement signed by an executive officer of the applicant certifying the facts set out in the submission, and (iv) a draft of the exemption order being sought. Upon receipt of the application for an exemption, staff at the OSC will review the exemption application and generally commence a dialogue with the applicant’s counsel to request further information, clarify any uncertain matters and to discuss the merits of the application and whether any conditions or restrictions are reasonably necessary. No specific time deadlines are set for the process.
At present, Lions Gate is considering whether it will seek an exemption; however, in the event Lions Gate elects not to seek the exemption or the exemption is not obtained, minority approval will be required for the issuance of Lions Gate non-voting shares to shareholders resident in Ontario.
In the event that the Lions Gate minority approval as defined and required under OSC 56-501 or an exemption therefrom is not obtained, Lions Gate will issue Lions Gate non-voting shares issuable to Lions Gate shareholders and Starz stockholders resident in the province of Ontario in connection with the merger to a trustee who will sell such shares and distribute the proceeds to such Ontario resident Lions Gate shareholders or Starz stockholders, as applicable, pursuant to the terms and conditions of the merger agreement.
Each of the merger and the exchange pursuant to the exchange agreement will be a “related party transaction” of Lions Gate for the purposes of Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions (which we refer to as “MI 61-101”). Pursuant to Section 5.5(a) and 5.7(a) of MI 61-101, the merger and the exchange pursuant to the exchange agreement are exempt from the formal valuation and minority approval requirements set out in Part 5 of MI 61-101 as neither the fair market value of the subject matter of, nor the fair market value of the consideration for, each of the merger or the exchange pursuant to the exchange agreement, insofar as they involve interested parties, exceeds 25% of Lions Gate’s market capitalization as of June 30, 2016.
Exchange of Shares in the Reclassification
Lions Gate has selected its transfer agent, CST Trust Company, as the exchange agent for the purpose of exchanging shares (either certificated or in non-certificated book-entry form) in the reclassification.
Promptly after the effective time of the reclassification, Lions Gate will, or will cause the exchange agent to, if a stockholder held certificates representing Lions Gate common shares immediately prior to the effective time of the reclassification, send them a letter of transmittal and instructions for exchanging each of their certificated Lions Gate common shares for 0.5 Lions Gate voting shares and 0.5 Lions Gate non-voting shares. Holders of Lions Gate common shares in book-entry form immediately prior to the effective time of the reclassification will have the exchange of shares effected in accordance with Lions Gate’s customary procedures with respect to securities represented by book entry.
Upon surrender of the certificates for cancellation along with the properly completed letter of transmittal, or compliance with customary procedures for shares in book-entry form, as the case may be, a holder of Lions Gate common shares that have been converted into a right to receive Lions Gate voting shares and Lions Gate non-voting shares will be entitled to receive the number of Lions Gate voting shares and Lions Gate non-voting shares in non-certificated book-entry form (unless a physical certificate is requested) that such holder has a right to receive pursuant to the reclassification. The surrendered certificates will be cancelled.
The above procedures are subject to the terms and conditions of the merger agreement, including those relating to the endorsement of certificates, the payment of transfer taxes thereon and procedures relating to lost, stolen or defaced certificates.
Exchange of Shares in the Merger
Lions Gate has selected its transfer agent, CST Trust Company, as the exchange agent for the purpose of exchanging shares (either certificated or in non-certificated book-entry form) in the merger. Lions Gate will (or will cause Merger Sub to) make available sufficient cash to pay the aggregate cash consideration and any cash in lieu of fractional shares required pursuant to the merger agreement, and sufficient Lions Gate voting shares and Lions Gate non-voting shares to pay the aggregate share consideration together into a fund (which we refer to as the “exchange fund”).
Promptly after the effective time of the merger, Lions Gate will, or will cause the exchange agent to, if a stockholder held certificates representing Starz common stock immediately prior to the effective time of the merger, send them a letter of transmittal and instructions for exchanging their shares of Starz common stock for the merger consideration. Holders of shares of Starz common stock in book-entry form immediately prior to the effective time of the merger will have the exchange of shares affected in accordance with Lions Gate’s customary procedures with respect to securities represented by book entry.
Upon surrender of the certificates for cancellation along with the properly completed letter of transmittal, or compliance with customary procedures for shares in book-entry form, as the case may be, a holder of shares of Starz common stock that have been converted into a right to receive the merger consideration will be entitled to receive, a check equal to the cash portion such holder has a right to receive pursuant to the merger agreement (including dividends and other distributions as appropriate) and the number of Lions Gate voting shares and Lions Gate non-voting shares in non-certificated book-entry form unless a physical certificate is requested, that such holder has a right to receive pursuant to the merger agreement. The surrendered certificates will be cancelled. No interest will be paid or accrued on any merger consideration or any unpaid dividends or distributions payable to the holders.
The above procedures are subject to the terms and conditions of the merger agreement, including those relating to the endorsement of certificates, the payment of transfer taxes thereon, procedures relating to lost, stolen or defaced certificates, and the termination of the exchange fund.
Dividends
The merger agreement provides that from the date of the agreement until the effective time of the merger, except as disclosed by either party, neither Lions Gate nor Starz shall, nor shall they permit any of their respective subsidiaries to, and shall not propose and commit to declare, set aside, make or pay any dividend or make any other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock thereof  (other than any dividend or distribution by a wholly owned subsidiary of the party to such party or another wholly owned subsidiary of the party).
The merger agreement provides that after the date of the merger agreement, each of Starz and Lions Gate shall coordinate with the other as to the declaration of any dividends in respect of their respective common stock and the record dates and payment dates relating thereto, it being the intention of Starz and Lions Gate that holders of Starz common stock will not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Starz common stock, on the one hand, and any Lions Gate post-reclassification shares any such holder receives in exchange therefor in the merger, on the other.
Listing of Lions Gate Voting Shares and Lions Gate Non-Voting Shares in the Merger
It is a condition to the completion of the merger that the Lions Gate voting shares and Lions Gate non-voting shares issuable to Starz stockholders pursuant to the merger be authorized for listing on the NYSE, subject to official notice of issuance.

Delisting and Deregistration of Starz Common Stock and Lions Gate Common Shares
Pursuant to the merger agreement, Starz shall cooperate with Lions Gate and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary on its part under applicable law and the rules and policies of the NASDAQ to enable the delisting of the shares of the Starz common stock currently listed on the NASDAQ and to deregister the Starz common stock under the Exchange Act.
In addition, following the reclassification, Lions Gate intends to do or cause to be done all things reasonably necessary on its part under applicable law and the rules and policies of the NYSE to enable the delisting of the Lions Gate common shares currently listed on the NYSE and to deregister the Lions Gate common shares under the Exchange Act.
Appraisal Rights
Lions Gate
Under British Columbia law, holders of Lions Gate common shares do not have the right to receive the appraised value of their shares in connection with the merger, the reclassification or the exchange.
Starz
Starz stockholders are entitled to appraisal rights under Section 262 of the DGCL in connection with the merger (but not the exchange or the reclassification), provided they follow the procedures and satisfy the conditions set forth in Section 262 of the DGCL. A copy of Section 262 of the DGCL is attached as Annex J to this joint proxy statement/prospectus. Failure to strictly comply with Section 262 of the DGCL will result in the loss of appraisal rights. A proxy or vote against the Starz merger proposal will not be deemed an appraisal demand. Due to the complexity of the provisions of Section 262 of the DGCL, any Starz stockholder considering exercising its appraisal rights under Section 262 of the DGCL is urged to consult his, her or its own legal advisor.
Summary of Appraisal Rights
Stockholders of a Delaware corporation that is proposing to merge with another entity are sometimes entitled under Section 262 of the DGCL to what are known as appraisal rights in connection with the proposed merger. Such rights generally confer on stockholders who oppose a merger or the consideration to be received in a merger, and who comply with the applicable statutory procedures to perfect and preserve their appraisal rights, the right to receive, in lieu of the consideration being offered in the merger, the “fair value” of their shares in cash as determined in a judicial appraisal proceeding. The Delaware Supreme Court has stated that the determination of fair value requires consideration of all relevant factors involving the value of a company, and that proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court should be considered. Elements of future value, including the nature of the enterprise, that are known or susceptible of proof as of the date of the merger and not the product of speculation may be considered, but any element of value arising from the accomplishment or expectation of the merger will not be considered.
Holders of shares of Starz common stock are entitled to appraisal rights pursuant to Section 262 of the DGCL in connection with the merger as described herein and as provided for in Section 262 of the DGCL.
The following discussion is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is provided in its entirety as Annex J to this joint proxy statement/prospectus.
All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of shares of Starz common stock. A person having a beneficial interest in shares of Starz common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below in a timely manner to perfect appraisal rights. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation that any stockholder should exercise his, her or its rights to seek appraisal under Section 262 of the DGCL.
Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the adoption of the merger agreement at the Starz special meeting, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This joint proxy statement/prospectus constitutes the required notice and the copy of the applicable statutory provisions is attached to this joint proxy statement/prospectus as Annex J. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review carefully the following discussion and Annex J to this joint proxy statement/prospectus.
Failure to strictly comply with the procedures specified in Section 262 of the DGCL timely and properly will result in the loss of appraisal rights.
Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of Starz common stock, Starz believes that stockholders who wish to consider exercising such appraisal rights should seek the advice of counsel. A stockholder who effectively withdraws or loses (through failure to perfect or otherwise) his, her or its appraisal rights will be entitled to receive the merger consideration as provided for herein and in the merger agreement.
How to Exercise and Perfect Appraisal Rights
Any holder of Starz common stock wishing to exercise the right to demand an appraisal under Section 262 of the DGCL must satisfy each of the following conditions:
•
the stockholder must not vote the stockholder’s shares of Starz common stock in favor of the adoption of the merger agreement; a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement and, therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement;

•
as more fully described below, the stockholder must deliver to Starz a written demand for appraisal of the stockholder’s shares before the vote on the adoption of the merger agreement at the Starz special meeting and all demands for appraisal must be made by such stockholder, or in the stockholder’s name, fully and correctly, as it appears, with respect to the shares evidence by certificates, on such stockholder’s stock certificate, or, with respect to shares held in “street name” through a bank, brokerage firm or other nominee, on the stock ledger, and such demands must reasonably inform Starz of the identity of the stockholder and that the stockholder intends to demand the appraisal of the stockholder’s shares;

•
the stockholder must hold the stockholder’s shares of Starz common stock, either of record or beneficially, on the date of the making of the demand for appraisal and must continuously hold the shares from the date of the making of the demand through the effective date of the merger; a stockholder who is the record holder of shares of Starz common stock on the date the written demand for appraisal is made but who thereafter transfers those shares before the effective time of the first will lose any right to appraisal in respect of those shares; and

•
the stockholder or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving company is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of the stockholder to initiate all necessary action to perfect his, her or its appraisal rights in respect of shares of the Starz common stock within the time prescribed in Section 262 of the DGCL.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve the adoption of the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Who May Exercise Appraisal Rights
Only a stockholder of record of shares of Starz common stock issued and outstanding immediately before the effective time of the merger is entitled to assert appraisal rights for the shares in that stockholder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates (or in the stock ledger), and must specify the stockholder’s name and mailing address, the number of shares of Starz common stock owned and that the stockholder intends to demand appraisal of the stockholder’s shares of Starz common stock. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Starz. The beneficial owner must, in each case, have the registered stockholder submit the required demand in respect of those shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record jointly by more than one person, as in a joint tenancy or tenancy in common, the demand for appraisal must be executed by or on behalf of all owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising appraisal rights with respect to the shares held for one or more other beneficial owners. In such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine appropriate procedures for the making of a demand for appraisal by the nominee.
A stockholder who elects to exercise appraisal rights in accordance with Section 262 of the DGCL must mail or deliver a written demand to: 8900 Liberty Circle, Englewood, Colorado 80112, Attention: Corporate Secretary. Such written demand must be delivered to and received by Starz before the vote on the adoption of the merger agreement at the Starz special meeting.
Starz’s Actions After Completion of the Merger
If the merger is completed, within 10 days after the effective date of the merger, the surviving company must send a notice as to the effectiveness of the merger to each of the former stockholders who has made a written demand for appraisal in accordance with Section 262 of the DGCL and who has not voted to adopt the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who did not vote in favor of adopting the merger agreement and made a written demand for appraisal in accordance with Section 262 of the DGCL has the right to withdraw the demand and to accept the merger consideration in accordance with the merger agreement. Within 120 days after the effective time of the merger, but not thereafter, either the surviving company or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving company in the case of a petition filed by a stockholder, demanding a determination of the value of the shares of Starz common stock held by all dissenting stockholders. The surviving company is under no obligation to and has no present intention to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the surviving company will file such a petition. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL. Inasmuch as the surviving company has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify the stockholder’s previous written demand for appraisal.
Within 120 days after the effective date of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL will be entitled to receive from the surviving company, upon written request, a statement setting forth the aggregate number of shares of Starz common stock not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received by the surviving company and the aggregate number of holders of such shares. The surviving company must mail that statement to the stockholder within 10 days after receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of Starz common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the surviving company the statement described in this paragraph.
A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to the surviving company, and the surviving company will then be obligated, within 20 days after receiving service of a copy of such petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares. After notice to those stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.
In the event that the Delaware Court of Chancery determines the stockholders are entitled to appraisal, an appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through this proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Starz common stock at the effective time of the merger held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the stockholders entitled to receive the same, upon surrender by such stockholders of their stock certificates and book-entry shares.
In determining the fair value of shares of capital stock, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. Starz and Lions Gate do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Starz common stock is less than the merger consideration.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Costs for such purposes do not include attorneys and expert witness fees. Each dissenting stockholder is responsible for its own attorneys and expert witnesses expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Starz common stock entitled to appraisal.
Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the effective date of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective date of the merger).
At any time within 60 days after the effective date of the merger, any stockholders who have not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration by delivering to the surviving company a written withdrawal of the stockholder’s demand for appraisal. A withdrawal of a stockholder’s demand for appraisal will be deemed to be acceptance of the terms of the merger agreement, which terms are summarized in this joint proxy statement/prospectus and which merger agreement is attached in its entirety to this joint proxy statement/prospectus as Annex A. However, any such attempt to withdraw made more than 60 days after the effective date of the merger will require the surviving company’s written approval. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If the surviving company does not approve a stockholder’s request to withdraw a demand for appraisal when that approval is required or, except with respect to a stockholder that withdraws its right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same as or less than the value of the consideration being offered pursuant to the merger agreement.
Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights in any manner.
The Merger Agreement
This section summarizes material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety before making any decisions regarding the merger agreement and the merger.
The summary of the merger agreement is included in this joint proxy statement/prospectus only to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information about Lions Gate or Starz or their respective subsidiaries or businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”

The representations, warranties and covenants contained in the merger agreement and described in this joint proxy statement/prospectus were made only for purposes of the merger agreement and as of specific dates and may be subject to more recent developments, were made solely for the benefit of the other parties to the merger agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures, for the purposes of allocating risk between the parties to the merger agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors. The representations and warranties contained in the merger agreement do not, with certain exceptions, survive the effective time of the merger. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or conditions of Lions Gate, Starz or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Lions Gate or Starz.
Form of the Merger
Pursuant to the merger agreement, Merger Sub will merge with and into Starz, with Starz continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of Lions Gate.
The Reclassification
Under the terms of the merger agreement, immediately prior to consummation of the proposed merger, Lions Gate will effect the reclassification, pursuant to which each existing Lions Gate common share will be converted into 0.5 shares of newly issued Lions Gate voting shares and 0.5 shares of newly issued Lions Gate non-voting shares, subject to the terms and conditions of the merger agreement.
Based upon the number of outstanding shares on the record date of  [•], 2016 for both the Lions Gate special meeting and the Starz special meeting, we anticipate that immediately following the reclassification, there will be [•] issued and outstanding Lions Gate non-voting shares and [•] issued and outstanding Lions Gate voting shares, and that [•] Lions Gate non-voting shares and [•] Lions Gate voting shares will be reserved for issuance in respect of Lions Gate equity awards.
Approval of each of the Lions Gate reclassification proposals by Lions Gate shareholders, and consummation of the reclassification by Lions Gate, are conditions to the closing of the merger. The reclassification will occur immediately prior to completion of the merger only if all other conditions to the merger have been satisfied, and the merger will only occur if the reclassification occurs.
No fractional Lions Gate voting shares or Lions Gate non-voting shares will be issued in the reclassification. To the extent that the reclassification would result in any Lions Gate shareholder being issued a fractional share, such fraction will be rounded up to the nearest whole number.
Consideration to Starz Stockholders in the Merger
Following the reclassification, in the proposed merger, (a) each share of Starz Series A common stock will be converted into the right to receive $18.00 in cash and 0.6784 Lions Gate non-voting shares, and (b) each share of Starz Series B common stock will be converted into the right to receive $7.26 in cash, 0.6321 Lions Gate voting shares and 0.6321 Lions Gate non-voting shares, in each case, subject to the terms and conditions of the merger agreement, and, in each case, except for (i) any shares of Starz common stock held by Lions Gate or any of its wholly owned subsidiaries including Merger Sub, (ii) in the event that the Lions Gate minority shareholder approval as defined and required under OSC Rule 56-501 or an exemption therefrom is not obtained, Lions Gate will issue Lions Gate non-voting shares issuable to Starz stockholders resident in the province of Ontario in connection with the merger to a trustee who will sell such shares and distribute the proceeds to such Ontario resident Starz stockholders, pursuant to the terms and conditions of the merger agreement and (iii) any shares of Starz common stock held by any Starz stockholder who is entitled to demand and properly demands appraisal of such shares in accordance with Section 262 of the DGCL (and who does not fail to perfect or otherwise effectively withdraw their demand or waive or lose the right to appraisal). These exchange ratios are fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger, except in certain limited circumstances reflecting changes to the stock of Lions Gate or Starz.

Based upon the number of outstanding shares on the record date of  [•], 2016 for the Starz special meeting, we expect that (a) Lions Gate will issue [•] Lions Gate voting shares and [•] Lions Gate non-voting shares in connection with the merger, (b) Lions Gate will reserve approximately [•] Lions Gate non-voting shares for issuance in respect of Starz equity awards that Lions Gate will assume in connection with the merger, and (c) Lions Gate will pay an aggregate cash amount of  $[•] to Starz stockholders as merger consideration for their shares of Starz common stock.
Based upon the number of outstanding shares on the record date of  [•], 2016 for both the Lions Gate special meeting and the Starz special meeting, upon completion of the reclassification and the merger, we expect that former Starz stockholders will own approximately [•]% of the outstanding Lions Gate post-reclassification shares (including [•]% of the outstanding Lions Gate voting shares and [•]% of the outstanding Lions Gate non-voting shares) and that current Lions Gate shareholders will own approximately [•]% of the outstanding Lions Gate post-reclassification shares (including [•]% of the outstanding Lions Gate voting shares and [•]% of the outstanding Lions Gate non-voting shares).
No fractional Lions Gate voting shares or Lions Gate non-voting shares will be issued in the merger. To the extent that the merger would result in any Starz stockholder being issued a fractional share, in lieu thereof, such Starz stockholder will be entitled to receive a cash payment in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all Starz common stock owned by such holder as of the effective time) by $20.94.
For more information, see “—Exchange of Shares in the Merger.”
Treatment of Starz Stock Options and Other Equity-Based Awards in the Merger
At the effective time of the merger, upon the terms and subject to the conditions of the merger agreement, outstanding Starz equity awards will be adjusted as follows:
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Stock Options.   At the effective time, each Starz stock option that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, will be converted into an option, on substantially the same terms and conditions as were applicable to such Starz stock option immediately prior to the effective time (including vesting terms), to purchase the number of Lions Gate non-voting shares (rounded down to the nearest whole share) determined by multiplying the number of shares of Starz common stock subject to the Starz stock option by the equity award exchange ratio, at an exercise price per share determined by dividing the per-share exercise price of the Starz stock option by the equity award exchange ratio and rounding the resulting quotient up to the nearest whole cent.

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Restricted Stock Unit Awards.   At the effective time, each Starz restricted stock unit award that is outstanding immediately prior to the effective time will be converted into a restricted stock unit award (subject to vesting, repurchase or other lapse restrictions), on the same terms and conditions as were applicable to such Starz restricted stock unit award immediately prior to the effective time (including time- and performance-based vesting terms), relating to the number of Lions Gate non-voting shares determined by multiplying the number of shares of Starz common stock subject to the Starz restricted stock unit award immediately prior to the effective time by the equity award exchange ratio, rounded to the nearest whole share.

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Restricted Stock Awards.   At the effective time, each Starz restricted stock award that is outstanding immediately prior to the effective time will be converted into a restricted stock award (subject to vesting, repurchase or other lapse restrictions), on the same terms and conditions as were applicable to such Starz restricted stock award immediately prior to the effective time (including vesting terms), relating to the number of Lions Gate non-voting shares determined by multiplying the number of shares of Starz common stock subject to the Starz restricted stock award immediately prior to the effective time by the equity award exchange ratio, rounded to the nearest whole share.

Closing; Effective Time of the Merger
Unless the merger agreement shall have been terminated in accordance with its terms, and subject to certain other conditions in the merger agreement, the closing of the merger (which we refer to as the

“closing”) shall occur as promptly as practicable (but in no event later than the second business day) after all of the conditions to the merger pursuant to the merger agreement shall have been satisfied or waived by the party entitled to the benefit of the same (other than conditions which by their terms are required to be satisfied or waived at the closing, but subject to the satisfaction or waiver of such conditions), or at such other time and on a date as agreed to by the parties in writing (which we refer to as the “closing date”).
Subject to the provisions of the merger agreement, as soon as practicable on the closing date, the parties shall file a Certificate of Merger as contemplated by the DGCL, together with any required related certificates, filings or recordings with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as Lions Gate and Starz may agree upon and as is set forth in such Certificate of Merger (which time we refer to as the “effective time” or the “effective time of the merger”).
Organizational Documents
Pursuant to the merger agreement, the form of the Notice of Articles and Articles of Lions Gate to be in effect immediately prior to the effective time (subject to the receipt of the required Lions Gate shareholder approvals) are attached to the merger agreement (which is attached hereto as Annex A) as Exhibits A-1 and A-2, respectively. The form of the Notice of Articles and Articles of Lions Gate to be in effect as of and after the effective time (subject to the receipt of the required Lions Gate shareholder approvals) are attached to the merger agreement (which is attached hereto as Annex A) as Exhibits A-4 and A-5, respectively.
Pursuant to the merger agreement, the board of directors of Lions Gate has agreed to recommend to its shareholders that they vote in favor of each of the Lions Gate reclassification proposals, which includes approving certain amendments to the Notice of Articles and Articles of Lions Gate, as set forth in Exhibits A-1, A-2, A-4 and A-5 to the merger agreement, and to use its reasonable best efforts to solicit and obtain the required shareholder approvals, including approval of each of the Lions Gate reclassification proposals. The approval of each of the Lions Gate reclassification proposals is a condition to the parties’ obligations to effect the merger and the other transactions contemplated by the merger agreement.
Pursuant to the merger agreement, at the effective time of the merger, the certificate of incorporation of Starz as the surviving corporation shall be amended and restated in the merger to read in its entirety as set forth on Exhibit B of the merger agreement until thereafter further amended as provided therein and in accordance with the DGCL, and the bylaws of Starz as the surviving corporation shall be amended and restated in the merger to read in their entirety as set forth on Exhibit C of the merger agreement until thereafter further amended as provided therein and in accordance with the surviving corporation’s certificate of incorporation and the DGCL.
Directors and Management Following the Merger
Subject to applicable law, the directors of Merger Sub as of immediately prior to the effective time will be the initial directors of the surviving corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal. The officers of Starz as of immediately prior to the effective time will be the initial officers of the surviving corporation and will hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, incapacitation, retirement, resignation or removal.
Exchange of Shares in the Reclassification
Lions Gate has selected its transfer agent, CST Trust Company, as the exchange agent for the purpose of exchanging shares (whether certificated or in non-certificated book-entry form) in the reclassification.
Promptly after the effective time of the reclassification, Lions Gate will, or will cause the exchange agent to, if a stockholder held certificates representing Lions Gate common shares immediately prior to the effective time of the reclassification, send them a letter of transmittal and instructions for exchanging each of their certificated Lions Gate common shares for 0.5 Lions Gate voting shares and 0.5 Lions Gate non-voting shares. Holders of Lions Gate common shares in book-entry form immediately prior to the effective time of the reclassification will have the exchange of shares affected in accordance with Lions Gate’s customary procedures with respect to securities represented by book entry.
Upon surrender of the certificates for cancellation along with the properly completed letter of transmittal, or compliance with customary procedures for shares in book-entry form, as the case may be, a holder of Lions Gate common shares that have been converted into a right to receive Lions Gate voting shares and Lions Gate non-voting shares will be entitled to receive the number of Lions Gate voting shares and Lions Gate non-voting shares in non-certificated book-entry form unless a physical certificate is requested, that such holder has a right to receive pursuant to the reclassification. The surrendered certificates will be cancelled.
The above procedures are subject to the terms and conditions of the merger agreement, including those relating to the endorsement of certificates and procedures relating to lost, stolen or destroyed certificates.
Exchange of Shares in the Merger
Lions Gate has selected its transfer agent, CST Trust Company, as the exchange agent for the purpose of exchanging shares (whether certificated or in non-certificated book-entry form) for the merger consideration. Lions Gate will (or will cause Merger Sub to) make available sufficient cash to pay the aggregate cash consideration and any cash in lieu of fractional shares required pursuant to the merger agreement and sufficient Lions Gate voting shares and Lions Gate non-voting shares to pay the aggregate share consideration into the exchange fund.
Promptly after the effective time of the merger, Lions Gate will, or will cause the exchange agent to, if a stockholder held certificates representing Starz common stock immediately prior to the effective time of the merger, send them a letter of transmittal and instructions for exchanging their shares of Starz common stock for the merger consideration. Holders of shares of Starz common stock in book-entry form immediately prior to the effective time of the merger will have the exchange of shares effected in accordance with Lions Gate’s customary procedures with respect to securities represented by book entry.
Upon surrender of the certificates for cancellation along with the properly completed letter of transmittal, or compliance with Lions Gate’s customary procedures with respect to the exchange of shares in book-entry form, as the case may be, each holder of shares of Starz common stock that have been converted into a right to receive the merger consideration will be entitled to receive (a) a check in an amount equal to the cash portion such holder has a right to receive pursuant to the merger agreement (including dividends and other distributions as appropriate) and (b) the number of Lions Gate voting shares and Lions Gate non-voting shares in non-certificated book-entry form unless a physical certificate is requested, that such holder has a right to receive pursuant to the merger agreement. The surrendered certificates will be cancelled. No interest will be paid or accrued on any merger consideration or any unpaid dividends or distributions payable to the holders.
The above procedures are subject to the terms and conditions of the merger agreement, including those relating to the endorsement of certificates, procedures relating to lost, stolen or destroyed certificates and the termination of the exchange fund.
Representations and Warranties of Lions Gate and Starz
The merger agreement contains representations and warranties made by each of Lions Gate and Starz to each other. These representations and warranties are subject to qualifications and limitations agreed to by Lions Gate and Starz in connection with negotiating the terms of the merger agreement. Some of the significant representations and warranties of both Starz and Lions Gate contained in the merger agreement relate to, among other things:
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organization, standing, corporate power and organizational documents;

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capital structure;

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authority relative to execution and delivery of, and performance of obligations under, the merger agreement and to consummate the transactions contemplated thereby;

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required consents and approvals relating to the merger;

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the absence of conflicts with, or violations of, organizational documents, or assuming that all consent, approvals and other authorizations have been obtained, of applicable laws, and the absence of conflicts with, and violations or defaults of, material contracts of each party as a result of the transactions contemplated by the merger agreement, including the debt financing;

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documents filed with the SEC, financial statements, internal controls, SEC correspondence and accounting or auditing practices and compliance with the rules of the NYSE or the NASDAQ, as applicable;

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absence of undisclosed liabilities;

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absence of certain changes relating to, and non-occurrence of, a material adverse effect since March 31, 2016, in the case of Lions Gate, and January 1, 2016, in the case of Starz;

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absence of certain litigation;

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compliance with applicable laws;

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tax matters;

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intellectual property matters, including ownership of, or licenses to, certain intellectual property;

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existence and validity of certain material contracts;

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receipt of certain opinions from each party’s financial advisors;

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payments of broker’s, finder’s or financial advisor’s fees in connection with the transactions contemplated by the merger agreement;

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policies concerning information technology systems, security and data privacy;

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required stockholder approvals; and

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independent investigation and analysis by each party of the other party.

The merger agreement also contains representations and warranties of Starz relating to: the existence, organization, standing, corporate power, organizational documents, capital structure and relevant authority of its subsidiaries; interests in real property; employee benefits matters; collective bargaining agreements and other labor matters; the existence and status of certain insurance policies; compliance with environmental laws and other environmental matters; the validity of certain blanket performing rights licenses; actions relating to application of DGCL Section 203; applicability of the Competition Act (Canada); and the applicability of the Investment Canada Act (Canada).
The merger agreement also contains representations and warranties of Lions Gate relating to: the existence, organization, standing and corporate power, organizational documents, capital structure, and relevant authority or merger sub; the debt financing, including that Lions Gate has delivered to Starz a true and complete fully executed copy of the commitment letter with respect to the debt financing; its (and Merger Sub’s) status with respect to DGCL Section 203; and the forms and steps necessary to complete the reclassification.
Definition of  “Material Adverse Effect”
Many of the representations of Lions Gate and Starz are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct has had or would reasonably be expected to have a material adverse effect). “Material adverse effect” for purposes of the merger agreement, means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate:
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is materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of Lions Gate or Starz, as applicable, in each case including its subsidiaries, taken as a whole, except that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, nor shall any of the following be taken into account (in either case, after giving effect to any event, occurrence, fact, condition, change, development or effect resulting therefrom), in determining whether there has been or will be, a material adverse effect:
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general economic conditions attributable to the U.S. economy or financial or credit markets, or changes therein (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets);

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general political conditions or changes therein (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events);

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financial or security market fluctuations or conditions;

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changes in, or events affecting, the industries in which the party and its subsidiaries operate;

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any effect arising out of a change in GAAP or applicable law;

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(a) the announcement, pendency or consummation of the transactions contemplated by the merger agreement, (b) any actions required by the merger agreement or, if the party has requested in writing the consent of the other party to take a specified action that is expressly prohibited by the merger agreement and such other party unreasonably withholds its consent thereto, the failure to take such action, or (c) any action taken at the prior written request of the other party (provided that, for purposes of the representation and warranties relating to consents, approvals and no violations, events, occurrences, facts, conditions, changes, developments or effects described in (a) and (b) shall not be excluded in determining whether a material adverse effect has occurred or would reasonably be expected to occur);

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any changes in the price or trading volume of the party’s common stock (provided that the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to such change may be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur); or

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any failure by the party to meet published or unpublished revenue or earning projections (provided that the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to such failure may be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur);

provided, that in the cases of the first five bullets above, any such event, occurrence, fact, condition, change, development or effect which disproportionately affects the party and its subsidiaries relative to other participants in the industries in which the party or its subsidiaries operate shall not be excluded from the determination of whether there has been a material adverse effect; or
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prevents or materially impairs or delays the ability of Lions Gate and Merger Sub or Starz, as applicable, to perform its obligations under the merger agreement or to consummate the transactions contemplated thereby or would reasonably be expected to do so.

Conduct of Starz Pending the Merger
Under the merger agreement, and subject to the terms thereof, from June 30, 2016, until the effective time, except as required or contemplated by the merger agreement or subject to certain agreed-upon exceptions, or as consented to in writing by Lions Gate (which consent shall not be unreasonably withheld, delayed or conditioned), Starz has agreed that it will, and will cause each of its subsidiaries to (a) conduct its business in the ordinary course of business consistent with past practice and (b) use reasonable best efforts to preserve intact its business organization and goodwill and relationships with material customers, suppliers, licensors, licensees, distributors and other third parties and to keep available the services of its current officers and key employees.

In addition to and without limiting the generality of the foregoing, from June 30, 2016, until the effective time, except as required or contemplated by the merger agreement, or as consented to in writing by Lions Gate (which consent shall not be unreasonably withheld, delayed or conditioned), Starz agreed (and in each case, as applicable, agreed to cause or not to permit its subsidiaries to), subject to the terms of the merger agreement and to the exceptions referred to therein (including, in many cases below, certain exceptions for ordinary course of business consistent with past practice, or as agreed upon by the parties):
•
not to amend or propose to amend its governing documents;

•
not to authorize for issuance, issue, deliver, sell, pledge, or dispose of, grant, encumber or transfer, or commit to take such actions with respect to, any shares of capital stock, equity interest, or certain other securities or rights, of Starz or any of its subsidiaries, except under certain circumstances, including with respect to certain equity awards or under certain benefits plans, such exceptions subject to additional terms and conditions;

•
not to sell, pledge, dispose of, transfer, lease, license or encumber, or authorize the sale, pledge, disposition, transfer, lease, license or encumbrance of, any tangible or intangible property or tangible or intangible assets material to Starz and its subsidiaries, except in the ordinary course of business consistent with past practice on arms-length terms and in an amount not to exceed $3 million in the aggregate or to Starz or a wholly owned subsidiary of Starz;

•
not to, subject to certain exceptions, make certain acquisitions in excess of  $5 million in the aggregate or engage in any liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Starz or any of its subsidiaries, including certain exceptions for acquisitions relating to intellectual property, subject in certain cases to consultation rights of Lions Gate; and except that a wholly owned subsidiary of Starz may merge with a wholly owned subsidiary of Starz;

•
not to, subject to certain exceptions, nor propose to or commit to, pay any dividend or other distribution with respect to any of its capital stock or enter into any voting agreement with respect to its capital stock, other than the Starz voting agreement and the Lions Gate voting agreements, or engage in certain other changes with respect to, or purchase of, its capital stock, subject to certain exceptions, including in connection with the exercise, settlement or vesting of certain equity awards);

•
not to take certain actions with respect to television production or distribution, including not to “green light” any television series, and not to enter into or commit to enter into certain agreements relating to any television series produced or to be produced by Starz or its subsidiaries, except to the extent the taking of any actions prohibited by this restriction would not create outstanding obligations in excess of certain caps based on the Starz budget, and provided that Lions Gate will be reasonably and meaningfully consulted prior to such actions within the cap being taken;

•
not to, and not to agree to, make any loans, advances or capital contributions to, or investments in, any other person, and not to incur, assume or modify any indebtedness, except for pursuant to a certain existing credit agreement, but not in excess of  $5 million in the aggregate, and not to become liable for the debt or other obligations of another, subject to certain exceptions, including for limited recourse production financings in the ordinary course of business and consistent with past practice in connection with the development, or pursuant to specified existing contractual requirements;

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not to materially amend, cancel, terminate or extend, or waive, release or assign, in any respect, any rights or obligations under, any material contract or enter into any contract which would have been a material contract if entered into prior to the date of the merger agreement, subject to certain exceptions for ordinary course conduct consistent with past practice except with respect to material affiliation contracts, and not to cause, permit or otherwise allow any material affiliation contract which would expire or terminate pursuant to its terms prior to the closing of the merger to terminate or expire, or amend or extend any such material affiliation contract, without first giving Lions Gate certain notice and consultation rights;

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not to, subject in each case to specified exceptions, take certain specified actions with respect to changes in employee benefits or compensation, including in part, not to increase the compensation expense of Starz and its subsidiaries, not to establish any new collective bargaining, or other compensation or benefit agreement, not to amend any existing such plan other than in immaterial respects that do not increase the benefits or the annual cost of providing benefits thereunder, and not to hire or terminate personnel except under certain circumstances and in some cases subject to consultation with or consent of Lions Gate;

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not to materially change its method of accounting, except as required by changes in GAAP or Regulation S-X under the Exchange Act, or as may be required by a change in applicable law;

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not to make, change or revoke any material tax election, amend any material tax return, enter into any closing agreement with any tax authority, settle or compromise any material tax liability or any tax claim, audit, investigation or other proceeding with respect to a material amount of taxes, surrender any right to claim a material refund of taxes, consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to Starz or any of its subsidiaries, or change any tax accounting period or any material method of tax accounting;

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not to authorize, or enter into any commitment for, any capital expenditures with respect to tangible property or real property other than any capital expenditure that is made in the ordinary course of business consistent with past practice; provided that the aggregate amount of all such capital expenditures shall not exceed certain caps based on the Starz budget;

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not to, except as contemplated by the provision of the merger agreement regarding each party’s agreement with respect to certain litigation commenced after the date of the merger agreement, pay, discharge, settle or satisfy any actions or liabilities or consent to the entry of any order, other than with respect to actions or liabilities unrelated to any intellectual property of Starz in the ordinary course of business consistent with past practice where the amounts paid or to be paid are in an amount less than $10 million in the aggregate;

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not to enter into any agreement or arrangement with any affiliate or other specified persons, other than any immaterial contracts entered into in the ordinary course of business consistent with past practice, and any such contract solely between or among Starz and/or its wholly owned subsidiaries;

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not to take any action, or omit to take any action, if such action or omission would reasonably be expected to prevent, materially delay or impede the consummation of the merger or the other transactions contemplated by the merger agreement;

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not to enter into any material line of business other than the lines of business in which Starz and its subsidiaries were engaged as of the date of the merger agreement; and

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not to permit any insurance policy or arrangement naming or providing for it as a beneficiary or a loss payable payee to be canceled or terminated or materially impaired, subject to certain ordinary course of business exceptions.

Conduct of Lions Gate Pending the Merger
Pursuant to the merger agreement, until the effective time, except as required or contemplated by the merger agreement or as consented to in writing by Starz (which consent shall not be unreasonably withheld, delayed or conditioned), Lions Gate has agreed that it will, and will cause each of its subsidiaries to conduct its business in the ordinary course of business consistent with past practice, and use its reasonable best efforts to preserve intact its business organization and goodwill and relationships with customers, suppliers, licensors, licensees, distributors and other third parties and to keep available the services of its current officers and employees.
In addition to and without limiting the generality of the foregoing, from June 30, 2016 until the effective time, except as required or contemplated by the merger agreement, or as consented to in writing by Starz (which consent shall not be unreasonably withheld, delayed or conditioned), Lions Gate additionally agreed (and in each case, as applicable, agreed to cause or not to permit its subsidiaries to), subject to the terms of the merger agreement and to the exceptions referred to therein (including certain exceptions for ordinary course of business consistent with past practice or as agreed-upon by the parties):
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not to amend or propose to amend its governing documents;

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not to, take any action, or omit to take any action, if such action or omission would reasonably be expected to prevent, materially delay or impede the consummation of the merger or the other transactions contemplated by the merger agreement;

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not to authorize for issuance, issue, sell, pledge, or take or commit to take certain other actions with respect to, any shares of capital stock, equity interest, or certain other securities or rights, of Lions Gate or any of its subsidiaries, except under certain circumstances, including, in part, with respect to certain benefits plans, up to $150 million for certain acquisitions, or in connection with the preemptive rights help of certain investors, such exceptions subject to additional terms and conditions;

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not to, nor propose or commit to, (A) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of Lions Gate (other than any dividend or distribution by a wholly owned subsidiary of Lions Gate to Lions Gate or another wholly owned subsidiary of Lions Gate) or enter into any voting agreement with respect to the capital stock of Lions Gate, other than the Lions Gate voting agreements, (B) reclassify, combine, split or subdivide any capital stock of Lions Gate (including in connection with a rights offering) or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or (C) redeem, purchase or otherwise acquire, directly or indirectly, or modify or amend, any capital stock or other equity interests of Lions Gate or any of its subsidiaries (other than in connection with the exercise, settlement or vesting of certain equity awards);

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not to change its method of accounting, except as required by changes in GAAP or Regulation S-X under the Exchange Act, or as may be required by a change in applicable law;

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not to authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution of Lions Gate; and

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not to, enter into any material line of business other than the lines of business in which Lions Gate and its subsidiaries were engaged as of the date of the merger agreement.

Other Covenants and Agreements
The merger agreement contains certain other covenants and agreements, including, in part, covenants related to:
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cooperation between Lions Gate and Starz in the preparation of this joint proxy statement/prospectus;

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each party’s agreement to convene and hold stockholder meetings to obtain the requisite stockholder approvals, and other matters relating thereto, including each party’s agreement to use their reasonable best efforts to hold their respective special meetings on the same date;

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each party’s agreement to (a) afford the representatives of the other party access to its books, contracts and records during normal business hours and (b) provide the other party, upon reasonable request, with copies of certain information;

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each party’s agreement to maintain the confidentiality of certain information provided by the other party;

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each party’s agreement to use its reasonable best efforts to take all actions reasonably appropriate to consummate the merger and the other transactions contemplated by the merger agreement, including obtaining requisite approvals from any governmental authority;

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each party’s agreement to promptly notify the other party of any communication concerning the merger or the other transactions contemplated by the merger agreement from or with any governmental entity; and to cooperate in certain specified respects with respect to such communications;

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each party’s agreement to take all reasonable action to ensure that no state takeover statute or similar law is applicable to the merger agreement or any of the transactions contemplated thereby;

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each party’s agreement to consult in specified respects with regard to public announcements or statements with respect to the transactions contemplated by the merger agreement including the merger;

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Lions Gate’s agreement to use its reasonable best efforts to cause the Lions Gate common shares to be issued in connection with the merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the closing date;

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each party’s agreement to take all such steps as may be required to obtain certain exemptions under Rule 16b-3 promulgated under the Exchange Act;

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each party’s agreement to give prompt notice to the other of certain matters relating to representations or warranties or other covenants or agreements in this condition as they relate to the conditions to closing;

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each party’s agreement to promptly advise the other of litigation or other actions commenced after the date of the merger agreement and to provide certain consultation rights with respect thereto;

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each party’s agreement to coordinate with respect to declaration of dividends, in order to effectuate specified intentions with respect to such dividends;

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Lions Gate’s agreement to take all requisite action to complete the reclassification (and to cause the Lions Gate non-voting shares created thereby to trade on a “when issued basis” on the NYSE for each of the five consecutive full trading days prior to the closing of the merger to the extent practicable or permissible by the NYSE); and

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Starz’s agreement, prior to the later of the termination of the merger agreement and the exchange agreement not to adopt any stockholder rights plan or similar plan, subject to certain conditions.

Financing
Pursuant to the merger agreement, Lions Gate shall use its reasonable best efforts to consummate and obtain the debt financing contemplated by the commitment letter. Without Starz’s consent (which shall not be unreasonably withheld), Lions Gate may not amend or modify the commitment letter in a manner that expands the conditions to funding, prevents, impedes or delays the consummation of the transactions contemplated by the merger agreement, provides for terms and conditions materially less favorable to Lions Gate than those in the commitment letter, or adversely impacts Lions Gate’s ability to enforce its rights against the lenders. The merger agreement also provides for Starz to use reasonable best efforts to provide Lions Gate with cooperation reasonably requested by Lions Gate in connection with the debt financing or any debt securities issued in lieu of the bridge facilities.
Employee Benefits Matters
For a period of not less than one year following the effective time (or, if earlier, the date of the applicable employee’s termination of employment), Lions Gate will provide, or will cause to be provided, to each employee of Starz and its subsidiaries who is employed by Lions Gate or its subsidiaries as of the effective time of the merger (who we refer to as the “continuing employees”) (a) at least the annual base salary or wages provided to such continuing employee immediately prior to the effective time; (b) equity-based compensation awards that are substantially comparable to the equity-based compensation awards provided to similarly situated employees of Lions Gate; and (c) other compensation and employee benefits (excluding equity-based compensation and base salary) that are substantially comparable in the aggregate to those provided to a similarly situated employee of Starz immediately prior to the date of the merger agreement. In addition, for one year following the effective time, Lions Gate shall maintain a severance pay practice for the benefit of each continuing employee that is no less favorable than the applicable Starz severance pay practice in effect immediately prior to June 30, 2016.
For purposes of any benefit plans maintained by Lions Gate and its subsidiaries that provide benefits to any continuing employees after the effective time of the merger, Lions Gate will, or will cause its applicable subsidiary to, (a) waive all preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to the continuing employees under any welfare benefit plan to the extent such limitations or conditions would have been satisfied or waived under the comparable Starz welfare plan prior to the effective time; (b) provide each continuing employee with credit for any co-payments, deductibles and out-of-pocket expenses paid during the portion of the plan year including the closing date of the merger; and (c) recognize all service of the continuing employees with Starz and its subsidiaries (and affiliates) in connection with any employee benefit plans maintained by Lions Gate and its affiliates that are made available to continuing employees following the closing date, to the extent such service was taken into account under the analogous Starz benefit plan, for purposes of any waiting period, vesting, eligibility and benefit entitlement (excluding benefit accruals under any defined benefit plan). The foregoing clause (c) will not apply to the extent it would result in duplication of benefits or for any purpose with respect to any cash or equity incentive compensation plan, defined benefit pension plan, post-retirement welfare plan or any Lions Gate benefit plan under which similarly situated employees of Lions Gate and its subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation.
Prior to the effective time, Lions Gate may require Starz to terminate its tax-qualified 401(k) plan, in which case the participants would be fully vested and entitled to a distribution of their plan benefits either in cash or in the form of a direct rollover to an individual retirement account or other tax qualified retirement plan.
Dividends
The merger agreement provides that from the date of the agreement until the effective time of the merger, except as disclosed by either party, neither Lions Gate nor Starz will, nor will they permit any of their respective subsidiaries to, and will not propose and commit to declare, set aside, make or pay any dividend or make any other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock thereof  (other than any dividend or distribution by a wholly owned subsidiary of the party to such party or another wholly owned subsidiary of the party).
The merger agreement provides that after the date of the merger agreement, each of Starz and Lions Gate will coordinate with the other as to the declaration of any dividends in respect of their respective common stock and the record dates and payment dates relating thereto, it being the intention of Starz and Lions Gate that holders of Starz common stock will not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Starz common stock, on the one hand, and any Lions Gate post-reclassification shares any such holder receives in exchange therefor in the merger, on the other.
Conditions to Completion of the Merger
Conditions to Each Party’s Obligations:   The respective obligations of Lions Gate and Starz to effect the merger are subject to certain conditions being satisfied or waived in writing. These conditions include:
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approval of the Starz merger proposal;

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approval of each of the Lions Gate reclassification proposals;

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approval of the Lions Gate merger issuance proposal;

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completion of the reclassification;

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expiration or termination of any applicable waiting period under the HSR Act and German competition laws;

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receipt of requisite FCC approval;

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the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and that no stop order or proceedings seeking a stop order shall have been initiated by the SEC;

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authorization of the Lions Gate voting shares and Lions Gate non-voting shares to be issued pursuant to the merger for listing on the NYSE;

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the absence of any law, order, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other governmental authority of competent jurisdiction, which prohibits, renders illegal or permanently enjoins the consummation of the transactions contemplated by the merger agreement;

Conditions to Starz’s Obligations:   The obligation of Starz to effect the merger is subject to certain conditions being satisfied or waived by it in writing. These conditions include among others:
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the truth and correctness of Lions Gate’s representations and warranties in the merger agreement, subject to certain materiality standards;

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Lions Gate’s performance and compliance, in all material respects, with its covenants required to be performed or complied with by it under the merger agreement and the Starz voting agreements, the Lions Gate voting agreements and the exchange agreement, as applicable, prior to the effective time of the merger; and

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Lions Gate not having a “material adverse effect,” as defined under the merger agreement.

Conditions to Lions Gate’s Obligations:   The obligation of Lions Gate to effect the merger is subject to certain conditions being satisfied or waived by it in writing. These conditions include among others:
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the truth and correctness of Starz’s representations and warranties in the merger agreement, subject to certain materiality standards;

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Starz’s performance and compliance, in all material respects, with its covenants required to be performed or complied with by it under the merger agreement and the Starz voting agreements, the Lions Gate voting agreements and the exchange agreement, as applicable, prior to the effective time of the merger;

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Starz not having a “material adverse effect,” as defined under the merger agreement; and

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Starz having delivered to Lions Gate an executed payoff letter in reasonable and customary form and substance in respect of the Starz credit agreement, and the Starz credit agreement shall have been terminated and all amounts outstanding thereunder shall have been repaid and satisfied in full (it being understood that Lions Gate will provide or cause to be provided the funds necessary for Starz to make such repayment prior to or substantially contemporaneously with the closing of the merger, and that if Lions Gate should fail to do so, such condition shall be deemed satisfied).

No Solicitation
Pursuant to the merger agreement, each of Lions Gate and Starz has agreed that each of Lions Gate and Starz, their respective subsidiaries, and their directors, officers, employees and representatives, or those of their respective subsidiaries, will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any person with respect to any alternative transaction proposal and will enforce and, except as otherwise prohibited by applicable law, will not waive any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which the party or any of its subsidiaries is a party relating to any such alternative transaction proposal. Each party will promptly request each person that has executed a confidentiality agreement in connection with its consideration of any alternative transaction proposal to return or destroy all confidential information furnished prior to the execution of the merger agreement to or for the benefit of such person by or on behalf of the party or any of its subsidiaries. Each of Lions Gate and Starz further agreed that it will not, and will cause its respective subsidiaries and each of the directors, officers and employees thereof, and those of its respective subsidiaries, not to, and will use its reasonable best efforts to cause its representatives not to, directly or indirectly, (a) solicit, initiate or knowingly facilitate (including by way of furnishing information), induce or encourage any inquiries or the making of any proposal or offer (including any proposal or offer to the party’s stockholders) that constitutes or would reasonably be expected to lead to an alternative transaction proposal, or (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any alternative transaction proposal, except as provided in the merger agreement.
For purposes of the merger agreement, an “alternative transaction proposal” means any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding and other than an offer, inquiry, proposal or indication of interest by the other party to the merger agreement or an affiliate thereof) relating to an “alternative transaction” which is (a) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the party which would result in any Person (as defined in the merger agreement) owning twenty percent (20%) or more of the aggregate outstanding voting securities of the party, (b) any direct or indirect acquisition or purchase, by any person or group of persons, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any subsidiary of the party, of assets or properties that constitute twenty percent (20%) or more of the fair market value of the assets and properties of the party and its subsidiaries, taken as a whole, (c) any direct or indirect acquisition or purchase, in a single transaction, or series of related transactions, of twenty percent (20%) or more of the aggregate outstanding voting power of the party, or (d) any combination of the foregoing or other transaction having a similar effect to those described in clauses (a) through (c), in each case, other than the merger and the transactions contemplated by the merger agreement, the exchange agreement, the Lions Gate voting agreements and the Starz voting agreement, except that in the case of Lions Gate any sale of Lions Gate common shares by certain specified affiliates (or their affiliates) of Lions Gate will not be an alternative transaction.
For purposes of the merger agreement, a “superior proposal” means a bona fide written alternative transaction proposal which the applicable board of directors determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation that the applicable board of directors reasonably believes to be independent), taking into account all legal, financial, tax, regulatory, timing and other aspects of the proposal and the person making the proposal, (a) is reasonably likely to be consummated on the terms proposed, (b) to the extent financing is required, such financing is then fully committed or reasonably capable of being obtained and (c) is otherwise on terms that the applicable board of directors has determined to be superior to the transaction contemplated by the merger agreement, except that for purposes of a “superior proposal,” each reference to twenty percent (20%) in the definition of  “alternative transaction” when used in the definition of  “alternative transaction proposal” shall be replaced with a reference to fifty percent (50%). Furthermore, in the case of Starz, a superior proposal must also be more favorable from a financial point of view to Starz and its stockholders than the terms of the merger as determined in good faith (after consultation with Starz’s outside legal counsel and a financial advisor of nationally recognized reputation that the applicable board of directors reasonably believes to be independent) by Starz’s board of directors.
In the event that a party receives after the date of the merger agreement and prior to obtaining such party’s required stockholder approvals, a bona fide written alternative transaction proposal which did not result from a breach of the non-solicitation provisions and which its board of directors determines (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) to be, or to be reasonably likely to lead to, a superior proposal, and that failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable law, such party may then: (a) furnish any nonpublic information with respect to such party and its subsidiaries to the person or group (and their respective representatives) making such alternative transaction proposal; provided that prior to furnishing any such information, it receives from such person or group an executed confidentiality agreement containing terms at least as restrictive in all matters as the terms contained in the confidentiality agreement between Lions Gate and Starz (which we refer to, as amended, as the “confidentiality agreement”); and (b) following any discussions regarding, and the execution of, the confidentiality agreement referenced in the foregoing clause (a), engage in further discussions or negotiations with such person or group (and their representatives) with respect to such alternative transaction proposal.

Pursuant to the merger agreement, each party has agreed to notify the other party as promptly as practicable (and in any event within 24 hours) after receipt of an alternative transaction proposal. In addition, each party agreed to provide to the other party as promptly as practicable (and in any event within 48 hours) with all nonpublic information provided in response to the receipt of the alternative transaction proposal in accordance with the terms of the merger agreement, and all other information as is reasonably necessary to keep the other party reasonably currently informed of all written or material oral communications regarding, and the status of any such alternative transaction proposal and any related discussion or negotiations.
Stockholder Vote
Pursuant to the merger agreement, Lions Gate has agreed to duly give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the effective date of the registration statement of which this joint proxy statement/prospectus forms a part for the purpose of obtaining Lions Gate shareholder approval of each of the Lions Gate reclassification proposals and the Lions Gate merger issuance proposal. Unless a permitted change in recommendation has occurred as described below, the Lions Gate board of directors has agreed to use its reasonable best efforts to obtain such stockholder approval, which includes issuing a recommendation to its stockholders to approve each of the Lions Gate reclassification proposals and the Lions Gate merger issuance proposal.
Pursuant to the merger agreement, Starz has agreed to duly give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the effective date of the registration statement of which this joint proxy statement/prospectus forms a part for the purpose of obtaining Starz stockholder approval of the Starz merger proposal. Unless a permitted change in recommendation has occurred as described below, the Starz board of directors has agreed to use its reasonable best efforts to obtain such stockholder approval, which includes issuing a recommendation to its stockholders to approve the merger.
Each party has agreed to use its reasonable best efforts to cause the Lions Gate special meeting and the Starz special meeting to be held on the same date, provided that to the extent the Starz special meeting is delayed as a result of a pending action, Lions Gate shall proceed to hold its special meeting as soon as practicable.
Permitted Change in Recommendation
Pursuant to the merger agreement, each of the Lions Gate board of directors and the Starz board of directors, have agreed they, and any committee thereof, will not, directly or indirectly, and will not publicly propose to, withdraw or qualify (or amend or modify in a manner adverse to the other party in any material respect), in the case of Starz, the approval, recommendation or declaration of advisability by its board of directors of the merger agreement or such committee thereof, or the merger or the other transactions contemplated by the merger agreement, and in the case of Lions Gate, its approval and recommendation that stockholders vote in favor of each of the Lions Gate reclassification proposals and the Lions Gate merger issuance proposal, or, in either case, recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any alternative transaction proposal as specified in the merger agreement, including by, in the case of a tender or exchange offer, failing to promptly recommend rejection of such offer (which we refer to, collectively, as a “change in recommendation”). Nevertheless, the Lions Gate board of directors or the Starz board of directors, solely in response to an intervening event or superior proposal, may make a change in recommendation in the following circumstances:
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in the case of a superior proposal, such superior proposal has made and has not been withdrawn and continues to be a superior proposal;

•
that party’s stockholder approvals have not been obtained; and

•
that its applicable board of directors has determined in good faith, after consultation with its outside legal counsel, that, in light of such intervening event or superior proposal, the failure to make a change in recommendation would reasonably be expected to constitute a breach of its fiduciary duties under applicable law.

Prior to making any change in recommendation, the Lions Gate board of directors or the Starz board of directors, as applicable, must give four business days’ prior written notice of its intention to do so to the other party, which notice must expressly state that there has been an intervening event or a superior proposal, and in the case of a superior proposal, must contain certain information relating to the proposal including the identity of those making the proposal, the per share value of the consideration offered therein and copies of the relevant proposed transaction agreement and other material documents, and, in any case, must specify in reasonable detail the reasons it intends to make such change in recommendation, and it must engage in good faith negotiations with the other party to amend the merger agreement. Following such negotiations and prior to making any change in recommendation, the party proposing to make a change in recommendation must again reasonably determine in good faith after consultation with its outside legal counsel, that, in light of such intervening event or superior proposal, the failure to make a change in recommendation would reasonably be expected to constitute a breach of its fiduciary duties under applicable law. The board seeking to make the change in recommendation must also have complied with its non-solicitation obligations in all material respects.
In addition, subject to compliance with the foregoing terms, Starz may terminate the merger agreement to enter substantially concurrently into an acquisition agreement with respect to a superior proposal.
Fees and Expenses
Generally, other than as provided below and except as otherwise provided in the merger agreement, all expenses incurred in connection with the merger and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, whether or not the merger is consummated, except that any filing fees required in connection with the merger pursuant to the HSR Act or any other competition or antitrust law shall be shared equally by Starz and Lions Gate.
Termination of the Merger Agreement
Termination.   The merger agreement may be terminated prior to the effective time of the merger, whether before or after the required approvals of the Lions Gate shareholders and Starz stockholders are obtained:
•
by mutual written consent of each of Lions Gate, Merger Sub and Starz;

•
by either Lions Gate or Starz, if the merger is not consummated on or before December 31, 2016, which either party may generally extend to March 31, 2017 if the only closing condition that has not been met is the condition related to the receipt of antitrust approvals;

•
by either Lions Gate or Starz, if there is a final, non-appealable order, injunction or other action of any governmental authority permanently restraining, enjoining or otherwise prohibiting the consummation of the merger;

•
by either Lions Gate or Starz, if the required approvals of either the Lions Gate shareholders or the Starz stockholders are not obtained;

•
by either Lions Gate or Starz, if there is a continuing inaccuracy in the representations and warranties or failure to perform covenants or other agreements of the other party that would result in the failure of any applicable closing condition to be satisfied, subject to a cure period, so long as the party seeking to so terminate is not itself in material breach of any of its obligations under the merger agreement, the exchange agreement, the Lions Gate voting agreements, or the Starz voting agreement;

•
by Lions Gate, if the Starz board of directors changes its recommendation regarding approval of the Starz merger proposal, fails to include its recommendation in the proxy, or materially breaches or fails to perform its non-solicit obligations, provided that the required approval of the Starz stockholders has not been obtained;

•
by Starz, if the Lions Gate board of the directors changes its recommendation regarding approval of each of the Lions Gate reclassification proposals or the Lions Gate merger issuance proposal, fails to include its recommendations in the proxy, or materially breaches or fails to perform its non-solicit obligations, provided that the required approvals of the Lions Gate shareholders have not been obtained;

•
by Starz, at any time prior to receipt of the required approval of the Starz stockholders, to enter into a “superior proposal,” subject to compliance with certain terms and conditions of the merger agreement; or

•
by Starz, if Lions Gate or Merger Sub fail to consummate the merger by a specified time due to a failure to receive the proceeds from the debt financing, subject to certain terms and conditions of the merger agreement.

Effect of Termination
In the event of termination of the merger agreement, pursuant to its terms, the merger agreement will become null and void and have no effect and the obligations of the parties under the merger agreement will terminate, except for the obligations of Starz relating to DGCL Section 203 and other anti-takeover statutes, the confidentiality obligations, Starz’s obligations regarding stockholder rights plans, the provisions relating to termination fees and other payments, as well as certain specified general provisions, each of which shall survive termination. In no event will Starz, Lions Gate, Merger Sub or any of their respective subsidiaries, have liability for monetary damages (including monetary damages in lieu of specific performance) in the aggregate in excess of  $400 million (which we refer to as the “liquidated damages cap”) and that certain related parties (including, in part, former, current or future direct or indirect equity holders, shareholders, managers, directors, officers, employees, agents or financing sources) will not have any liability for monetary damages (in either case, including monetary damages in lieu of specific performance) pursuant to the merger agreement. Notwithstanding the parties’ agreement that the liquidated damages cap shall be the maximum aggregate liability of Starz and its subsidiaries, on the one hand, or Lions Gate, Merger Sub and their respective subsidiaries, on the other hand, under the merger agreement, the parties acknowledged and agreed that the parties will be entitled to seek an injunction or injunctions to prevent breaches of the merger agreement and to seek specific enforcement of the terms and provisions of the merger agreement as described below. For more information, see “—Specific Performance.”
Additionally, the termination of the merger agreement will not affect the terms of the confidentiality agreement between Lions Gate and Starz, all of which obligations shall survive termination of the merger agreement in accordance with their terms.
Termination Fees
Subject to the terms and conditions of the merger agreement, Starz will pay Lions Gate a termination fee of  $150 million if  (a) Starz terminates the merger agreement in order to enter into a superior transaction (subject to compliance with certain terms and conditions included in the merger agreement), (b) Lions Gate terminates the merger agreement because Starz’s board of directors changes its recommendation regarding approval of the transactions, (c) Lions Gate terminates the merger agreement because Starz materially breaches its non-solicitation covenant or (d) (i) an alternative transaction proposal is made to Starz, (ii) thereafter the merger agreement is terminated (A) by either party for failure to consummate the merger by the outside date (at such time as Starz’s stockholders have failed to approve the transactions and such termination does not result in the payment of a termination fee by Lions Gate), (B) by either party because Starz’s stockholders fail to approve the transactions or (C) by Lions Gate because Starz has breached its representations or covenants in a way that prevents satisfaction of a closing condition, subject to a cure period, and (iii) within 18 months of such termination, Starz enters into or consummates an alternative transaction (provided that, for the purposes of the preceding paragraph, each reference to twenty percent (20%) in the definition of  “alternative transaction” shall be replaced with a reference to fifty percent (50%)).
Subject to the terms and conditions of the merger agreement, Lions Gate will pay Starz (a) a termination fee of  $150 million if either party terminates the merger agreement because Lions Gate’s stockholders fail to approve the transactions, (b) a termination fee of  $175 million if Starz terminates the merger agreement because Lions Gate’s board of directors changes its recommendation regarding approval of the transactions or because Lions Gate materially breaches its non-solicitation covenant, (c) a termination fee of  $250 million if Starz terminates the merger agreement because Lions Gate fails to consummate the merger when it would otherwise be required due to a failure to receive the debt financing and (d) a termination fee of  $175 million if  (i) an alternative transaction proposal is made to Lions Gate, (ii) thereafter the merger agreement is terminated (A) by either party for failure to consummate the merger by the outside date (at such time as Lions Gate’s stockholders have failed to approve the transactions and such termination does not result in the payment of a termination fee by Starz), (B) by either party because Lions Gate’s stockholders fail to approve the transactions or (C) by Starz because Lions Gate has breached its representations or covenants in a way that prevents satisfaction of a closing condition, subject to a cure period, and (iii) within 18 months of such termination, Lions Gate enters into or consummates an alternative transaction (provided that, for the purposes of the preceding paragraph, each reference to twenty percent (20%) in the definition of  “alternative transaction” shall be replaced with a reference to fifty percent (50%)).
Specific Performance
The merger agreement provides that, subject to the terms and conditions thereof, the parties shall be entitled to seek an injunction or injunctions to prevent breaches of the merger agreement and to seek to enforce specifically its terms and provisions in the Court of Chancery of the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity.
However, in no event shall Starz or its stockholders be entitled to enforce or seek to enforce specifically Lions Gate’s and Merger Sub’s obligations to consummate the merger or to pay the merger consideration (each of which we refer to as a “consummation event”) unless:
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all the conditions to the obligation of Lions Gate and Merger Sub to effect the merger (including those that are conditions to the obligations of each party) (other than those conditions that by their nature are to be satisfied at the closing, each of which would be satisfied at the closing) have been satisfied or waived;

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the required debt financing has been funded or will be funded at the closing; and

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Starz has confirmed in writing that it is ready, willing and able to consummate the merger.

Starz and its stockholders are entitled to enforce or seek to enforce specifically all of the terms and provisions of the merger agreement, including, without limitation, Lions Gate’s and Merger Sub’s obligations under the merger agreement, which, for the avoidance of doubt, includes Lions Gate’s and Merger Sub’s obligations with respect to debt financing described above but does not include Lions Gate’s and Merger Sub’s obligations to consummate the merger or to pay the merger consideration unless the conditions set forth in the preceding sentence shall have been satisfied. For more information, see “—Financing.”
Indemnification and Insurance
The merger agreement provides that, from and after the effective time of the merger for a period of six years (and until such later date as of which any action commenced during such six year period shall have been finally disposed of), Lions Gate will, and will cause the surviving corporation in the merger to, honor and fulfill in all respects the obligations (including both indemnification and advancement of expenses) of Starz and its subsidiaries under the certificate of incorporation or any bylaws of Starz and its subsidiaries or indemnification agreements, in each case, in effect immediately prior to the effective time of the merger for the benefit of any of its current or former directors and officers and any person who becomes a director or officer of Starz or any of its subsidiaries prior to the effective time of the merger (whom we refer to as “indemnified parties”), and for the same period, to cause the certificate of incorporation, certificate of formation and bylaws and operating agreement, as applicable (and other similar organizational documents), of the surviving corporation and its subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable, in the aggregate, as the indemnification, advancement of expenses and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of Starz and its subsidiaries immediately prior to the effective time of the merger and that the same shall not be amended, repealed or otherwise modified in any respect, except as required by law.
The merger agreement further provides that, for a period of six years after the effective time (and until such later date as of which any action commenced during such six year period shall have been finally disposed of), Lions Gate will, and will cause the surviving corporation in the merger to, maintain in effect the current policies (whether through purchase of a tail policy or otherwise) of directors’ and officers’ and fiduciary liability insurance (which we refer to as “D&O Insurance”) maintained by Starz, in respect of acts or omissions occurring at or prior to the effective time, covering each person covered by the D&O Insurance immediately prior to the effective time, on terms with respect to the coverage and amounts no less favorable in the aggregate than those of the D&O Insurance in effect on the date of the merger agreement which have been provided to Lions Gate. Lions Gate or the surviving corporation in the merger may substitute policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in the aggregate to former officers and directors of Starz. If the aggregate annual premiums (or cost, in the case of a tail policy) for such policies at any time during such period will exceed 250% of the per annum premium rate paid by Starz and its subsidiaries as of the date of the merger agreement for such policies, then Lions Gate and the surviving corporation in the merger shall only be required to provide such coverage as will then be available at an annual premium (or cost, in the case of a tail policy) equal to such amount.
If Lions Gate or the surviving corporation in the merger or any of their respective successors or assigns consolidate with, or merge with or into, any other person and are not the continuing or surviving corporation or entity of such consolidation or merger, or shall transfer all or substantially all of its properties or assets to any person, then, in each case, Lions Gate will cause proper provision to be made so that such person will assume all of the applicable obligations set forth in the provisions of the merger agreement relating to indemnification and insurance.
The merger agreement further provides that each of the directors and officers or other persons who is an indemnified party or a beneficiary under the D&O Insurance is intended to be a third party beneficiary of the indemnification and insurance section of the merger agreement with full rights of enforcement as if a party thereto. The merger agreement provides that the rights of the indemnified parties (and other persons who are beneficiaries under the D&O Insurance or any tail policy referred to above) under such provisions are in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by Starz or any of its subsidiaries, or applicable law (whether at law or in equity).
Amendment, Supplements and Waiver of the Merger Agreement
The merger agreement provides that it may be amended or supplemented at any time by additional written agreements signed by, or on behalf of the parties, as may mutually be determined by the parties to be necessary, desirable or expedient to further the purpose of the merger agreement or to clarify the intention of the parties, whether before or after adoption of the merger agreement by Starz stockholders. Lions Gate cannot enter into certain material amendments or waivers to the merger agreement, exchange agreement or certain related agreements without the approval of certain stockholders under the Lions Gate Voting Agreements.
After the requisite stockholder approvals from either Lions Gate shareholders or Starz stockholders have been obtained, no amendment or waiver shall be made that pursuant to applicable law requires further approval or adoption by the shareholders of Lions Gate or stockholders of Starz, as applicable, without such further approval or adoption.
Governing Law
The merger agreement is governed by the laws of the State of Delaware without regard to its rules of conflict of laws.

Source and Amount of Funds
Lions Gate estimates that the total amount of funds necessary to complete the merger and the other transactions contemplated by the merger agreement will be approximately $3.5 billion (which amount represents the cash required to fund the aggregate cash consideration payable in the merger, the repayment of certain Lions Gate and Starz indebtedness and the payment of fees and expenses related to the transactions contemplated by the merger agreement). Lions Gate expects to fund these payments using a combination of cash on hand from the combined businesses and other funds available, including through debt financing contemplated by a debt commitment letter dated June 27, 2016 among Lions Gate and JPMorgan Chase Bank, N.A., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, and Deutsche Bank Securities Inc.
The commitment letter provides for (a) a $1.9 billion term loan B facility, (b) a $1.0 billion term loan A facility, (c) a $1.0 billion revolving credit facility, (d) a $520 million unsecured bridge facility and (e) a $150 million unsecured funded bridge facility.
The closing of each of the facilities is subject to certain conditions, including (a) the accuracy of certain representations and warranties, (b) the absence of a specified material adverse effect having occurred with respect to Starz and its subsidiaries, (c) the execution of satisfactory definitive documentation and (d) other customary closing conditions.
Agreements with Shareholders of Lions Gate and Stockholders of Starz
The Exchange Agreement
Concurrently with the execution of the merger agreement, Lions Gate entered into the exchange agreement on June 30, 2016 with Dr. Malone and certain of his affiliates.
Pursuant to the terms of the exchange agreement, if the merger does not occur and the merger agreement is terminated (a) by Lions Gate because Starz’s board of directors changes its recommendation in favor of the transactions, (b) by Starz in order to enter into a superior transaction or (c) by either party because Starz’s stockholders fail to approve Starz merger proposal, then the M-B stockholders will sell to Merger Sub all shares of Starz Series B common stock held by the M-B stockholders in exchange for per share consideration of  $7.26 in cash and 1.2642 newly issued Lions Gate common shares, subject to the terms and conditions of the exchange agreement. The exchange will not occur if the merger is completed, or if the merger agreement is terminated other than for the reasons set forth above. As of August 31, 2016, the Starz exchange shares constituted approximately 69.6% of the issued and outstanding shares of Starz Series B common stock and approximately 7.1% of the issued and outstanding Starz common stock, and accordingly, following any such exchange, Lions Gate would hold approximately 95.9% of the issued and outstanding shares of Starz Series B common stock and approximately 11.9% of the issued and outstanding Starz common stock, which would represent approximately 52.0% of the aggregate voting power of the outstanding shares of Starz common stock.
The completion of the exchange also depends on a number of conditions being satisfied or, where legally permissible, waived, including (a) the absence of any applicable law restraining, enjoining or otherwise prohibiting or making illegal, and the absence of any judgment, injunction, order or decree entered of any governmental authority having competent jurisdiction enjoining, the consummation of the transactions contemplated by the exchange agreement; (b) expiration or termination of any applicable waiting period under the HSR Act or German competition laws; (c) Starz not having adopted any stockholder rights plan or other anti-takeover provisions which would materially and adversely affect any party’s ability to perform its obligations and consummate the transactions contemplated by the exchange agreement or to acquire any share capital of, or other voting or equity interests in, Starz; and (d) the absence any “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar law applicable to the exchange agreement or the transactions contemplated thereby.
At the Lions Gate special meeting, Lions Gate shareholders will vote on the Lions Gate exchange issuance proposal to approve the issuance of Lions Gate common shares to the M-B stockholders in the exchange. Approval of the Lions Gate exchange issuance proposal is not a condition to the consummation of the exchange. If the M-B stockholders elect to receive all cash consideration in the exchange, or if Lions Gate fails to receive the required stockholder approval to issue Lions Gate common shares to the M-B stockholders in the exchange, the M-B stockholders will instead receive per share consideration of  $36.30 in cash for each share of Starz Series B common stock sold in the exchange, which would represent aggregate cash consideration of  $249.2 million. If the M-B stockholders receive Lions Gate common shares in the exchange, as of the record date, they would own [•]% of the outstanding Lions Gate common shares. Approval of the Lions Gate exchange issuance proposal is not a condition to the consummation of the merger. The exchange will not occur if the merger is completed.
The exchange agreement may be terminated at any time prior to the closing of the exchange: (a) by mutual written consent of parties thereto; (b) by one party, if the other party shall have breached its representations and warranties, or failed to perform its covenants, under the exchange agreement, subject to certain materiality thresholds and cure periods; (c) by either party if there shall be any law that makes consummation of the exchange illegal or otherwise prohibited or any final and nonappealable injunction or order enjoining the exchange; or (d) by either party if the exchange shall not have occurred by the date that is six months after the occurrence of one of the termination events set forth above (provided that either the M-B stockholders or Lions Gate may extend such date for a period not to exceed ninety days by written notice to the other if the closing shall not have occurred by that date solely due to the failure to satisfy by that date the conditions relating to antitrust waiting periods).
A copy of the exchange agreement is attached as Annex G to this joint proxy statement/prospectus.
Amendment to the Investor Rights Agreement
On November 10, 2015, Lions Gate entered into the investor rights agreement with LGP, Discovery, MHR and certain of their respective affiliates, pursuant to which, among other things, Lions Gate granted LGP, Discovery and MHR preemptive rights with respect to the issuance of New Issue Securities (as defined in the investor rights agreement) for cash consideration.
Concurrently with the execution of the merger agreement, on June 30, 2016, Lions Gate and the other parties to the investor rights agreement entered into an amendment to the investor rights agreement, pursuant to which Lions Gate agreed to seek the approval of its stockholders for all issuances of New Issue Securities (including Lions Gate common shares, Lions Gate non-voting shares and/or Lions Gate voting shares) to LGP, Discovery and MHR in connection with their exercise of preemptive rights under the investor rights agreement during the five-year period following the receipt of such stockholder approval.
At the Lions Gate special meeting, Lions Gate shareholders will be asked to consider and vote on the Lions Gate preemptive rights proposal to approve all issuances by Lions Gate of New Issue Securities (including Lions Gate common shares, Lions Gate non-voting shares and/or Lions Gate voting shares) to LGP, Discovery and MHR in connection with their exercise of preemptive rights under the investor rights agreement during the five-year period following the receipt of such stockholder approval.
Approval of the Lions Gate preemptive rights proposal is not a condition to the consummation of the merger. However, Lions Gate has agreed that it will not issue any New Issue Securities (including Lions Gate common shares, Lions Gate non-voting shares and/or Lions Gate voting shares) until it obtains stockholder approval for such issuance if stockholder approval would be required in order to give effect to the preemptive rights granted in the investor rights agreement.
Copies of the investor rights agreement and the amendment to the investor rights agreement are attached as Annexes H and I, respectively, to this joint proxy statement/prospectus.
Amendment to Standstill Agreement
On November 10, 2015, Lions Gate entered into the standstill agreement with Dr. Malone, LGP, Discovery, MHR and certain of their respective affiliates. Pursuant to the standstill agreement, among other things, LGP, Discovery and Dr. Malone have agreed that, until the expiration of a standstill period on November 10, 2020, they each will vote, in any vote of Lions Gate’s shareholders, all of the common shares beneficially owned by them (together with certain of their affiliates) in the aggregate in excess of 13.5% of Lions Gate’s outstanding voting power in the aggregate in the same proportion as the votes cast by shareholders other than LGP, Discovery and Dr. Malone (together with certain of their affiliates). After the expiration of the standstill period, LGP, Discovery and Dr. Malone have agreed to vote, in any vote of Lions Gate’s shareholders on a merger, amalgamation, plan of arrangement, consolidation, business combination, third-party tender offer, asset sale or other similar transaction involving Lions Gate or any of Lions Gate’s subsidiaries (and any proposal relating to the issuance of capital, increase in the authorized capital or amendment to any constitutional documents in connection with any of the foregoing), all of the common shares beneficially owned by them (together with certain of their affiliates) in excess of 18.5% of Lions Gate’s outstanding voting power in the aggregate in the same proportion as the votes cast by shareholders other than LGP, Discovery and Dr. Malone (together with certain of their affiliates).
Concurrently with the execution of the merger agreement, on June 30, 2016, Lions Gate and the other parties to the standstill agreement entered into an amendment to the standstill agreement, to, among other changes, (a) provide that the limitations on LGP, Discovery and Dr. Malone would be amended to increase the voting cap to the greater of  (i) 13.5% of the total voting power of Lions Gate and (ii) if the merger or the exchange occurs, the lesser of  (A) 14.2% of the total voting power of Lions Gate and (B) the percentage of the total voting power held by LGP, Discovery and Dr. Malone following consummation of the merger or exchange, and (b) allow LGP, Discovery and Dr. Malone to acquire Lions Gate non-voting shares as merger consideration pursuant to the merger.
Starz Voting Agreement
In connection with the merger agreement, on June 30, 2016, Lions Gate and Starz entered into the Starz voting agreement with affiliates of Lions Gate, Dr. Malone and Mr. Bennett with respect to their shares of Starz common stock. As of the record date for the Starz special meeting, the Starz voting agreement stockholders collectively beneficially owned approximately [•]% of the outstanding shares of Starz Series A common stock and [•]% of the outstanding shares of Starz Series B common stock (collectively representing, in the aggregate, approximately [•]% of the total voting power represented by the Starz common stock).
Pursuant to the Starz voting agreement, the Starz voting agreement stockholders agreed, among other things and subject to certain conditions, to, at any meeting of stockholders of Starz called to vote upon the merger, vote shares of Starz constituting an aggregate of 33.53% of the voting power of Starz common stock in favor of the merger, and to vote the pro rata portion of the excess of such stockholders’ shares of Starz common stock over such 33.53% limit in the same manner and in proportion to the votes of all Starz stockholders voting other than the Starz voting agreement stockholders. The Starz voting agreement stockholders also agreed, until the earliest of  (a) nine months following the termination of the merger agreement, (b) certain terminations of the exchange agreement or (c) the later of consummation of the transactions contemplated by the exchange agreement or certain dates for the meeting or taking of action by the stockholders of Starz, to vote all shares of Starz common stock owned by such stockholders against any alternative transaction proposal for Starz or any agreement relating thereto. In addition, under the Starz voting agreement, Lions Gate agreed to pay up to $1.6 million in reasonable out-of-pocket expenses of Dr. Malone and Mr. Bennett, and their affiliates party to the Starz voting agreement, incurred in connection with the Starz voting agreement, the exchange agreement and the transactions contemplated thereby, and to indemnify such Starz stockholders for losses (including disgorgement of consideration), liabilities, costs, damages, and expenses (including reasonable fees and expenses for counsel and other experts) relating to or arising out of the merger agreement, the Starz voting agreement, the exchange agreement and the transactions contemplated thereby.
A copy of the Starz voting agreement is attached as Annex F to this joint proxy statement/prospectus.
Lions Gate Voting Agreements
In connection with the merger agreement, on June 30, 2016, Lions Gate, Starz and certain shareholders of Lions Gate, including LGP, Discovery, Dr. Malone and MHR, in each case together with certain of their respective affiliates entered into a series of voting agreements with respect to such shareholders’ Lions Gate common shares. As of the record date for the Lions Gate special meeting, the Lions Gate voting agreement shareholders collectively beneficially owned approximately [•]% of the outstanding Lions Gate common shares.

Pursuant to the Lions Gate voting agreements, the Lions Gate voting agreement shareholders agreed, among other things and subject to certain conditions, to, at any meeting of shareholders of Lions Gate called to vote upon each of the Lions Gate reclassification proposals, the Lions Gate merger issuance proposal or the Lions Gate exchange issuance proposal, vote all shares set forth on Schedule A thereto in favor of such proposals, and to vote against certain other matters including any proposal for an alternative transaction involving Lions Gate, and actions which would reasonably be expected to result in a breach of the merger agreement or adversely affect the consummation of the transactions contemplated by the merger agreement, so long as such obligations had not terminated in accordance with the terms set forth therein. In addition, under each of the Lions Gate voting agreements, Lions Gate agreed to indemnify the applicable Lions Gate voting agreement shareholders of Lions Gate for losses relating to or arising out of their applicable Lions Gate voting agreement, the merger agreement or the exchange agreement and, in the case of the MHR voting agreement, to pay up to $1.6 million in reasonable out-of-pocket expenses of MHR, and its affiliates party to the MHR voting agreement, incurred in connection with the MHR voting agreement, the merger agreement and the transactions related thereto.
Copies of the LGP voting agreement, the Discovery voting agreement, the Malone voting agreement and the MHR voting agreement are attached as Annexes E-1 to E-4, respectively, to this joint proxy statement/prospectus.
The 2015 Stock Exchange Agreement
On February 10, 2015, Lions Gate entered into a stock exchange agreement with certain affiliates of Dr. Malone, pursuant to which, among other things, Lions Gate appointed Dr. Malone to the Lions Gate board of directors and an indirect wholly owned subsidiary of Lions Gate acquired 2,118,038 shares of Starz Series A common stock and 2,590,597 shares of Starz Series B common stock. In exchange, Dr. Malone’s affiliates were issued 4,967,695 Lions Gate common shares.
Litigation Related to the Merger Agreement
Between July 19, 2016 and July 29, 2016, six putative class action complaints were filed by purported Starz stockholders in the Court of Chancery of the State of Delaware: Freedman v. Malone, et al., C.A. No. 12571-VCG; Oklahoma Police Pension & Retirement System v. Malone, et al., C.A. No. 12584-VCG; The Firemen’s Retirement System of St. Louis v. Malone, et al., C.A. No. 12596-VCG; City of Cambridge Retirement System v. Malone, et al., C.A. No. 12598-VCG; Norfolk County Retirement System v. Malone, et al., C.A. No. 12599-VCG; and City of Providence v. Starz, et al., C.A. No. 12604. The complaints name as defendants the members of the board of directors of Starz, Dr. Malone and Mr. Bennett, as well as Lions Gate and Merger Sub. Some of the complaints also name as defendants Starz, Leslie Malone, The Tracey L. Neal Trust A, The Evan D. Malone Trust A, Deborah J. Bennett, Hilltop Investments, LLC (“Hilltop”), Dr. Rachesky and LionTree. The complaints allege, among other things, that the members of the Starz board of directors breached fiduciary duties owed to Starz and the holders of Starz Series A common stock in connection with the merger and the transactions contemplated by the merger agreement; that Dr. Malone (and, in one action, Mr. Bennett) is a controlling stockholder who breached fiduciary duties owed to other Starz stockholders in connection with the merger (and, in certain of the actions, by entering into the exchange agreement); and that some or all of Starz, Lions Gate, Merger Sub, The Tracey L. Neal Trust A, The Evan D. Malone Trust A, Deborah J. Bennett, Hilltop, and LionTree aided and abetted such breaches of fiduciary duty. Some or all of the complaints seek, among other relief, rescission of the proposed merger, an injunction to prevent the merger from proceeding, a judgment declaring the exchange agreement is invalid and void, damages, and/or attorneys’ fees. On August 16, 2016, the actions were consolidated into In re Starz Stockholder Litigation, Consolidated C.A. No. 12584-VCG, and the plaintiffs in the consolidated action filed a verified consolidated class action complaint. On August 18, 2016, plaintiffs in the consolidated action filed a motion for expedited proceedings. On August 30, 2016, an additional putative class action complaint challenging the merger, and further alleging that the Registration Statement on Form S-4 filed August 1, 2016 in connection with the proposed merger is materially misleading, was filed by a purported Starz stockholder in the Delaware Court of Chancery: Teamsters Local 170 Pension Fund v. Lions Gate Entertainment Corp., et al., C.A. No. 12705.

On August 9, 2016, a putative class action complaint was filed by a purported Starz stockholder in the District Court for the City and County of Denver, Colorado: Gross v. John C. Malone, et al., 2016-CV-32873. The complaint names as defendants the members of the board of directors of Starz, Dr. Malone and Mr. Bennett, as well as Lions Gate and Merger Sub. The complaint alleges, among other things, that the members of the Starz board of directors breached fiduciary duties owed to Starz and the holders of Starz Series A common stock in connection with the merger and the transactions contemplated by the merger agreement, and that Dr. Malone, Mr. Bennett, Lions Gate, and Merger Sub aided and abetted such breaches of fiduciary duty. Defendants believe that the complaints are without merit and intend to defend the actions vigorously.

CERTAIN TAX CONSEQUENCES OF THE TRANSACTIONS
Material U.S. Federal Income Tax Consequences
The following is a general discussion of the material U.S. federal income tax consequences of: (a) the reclassification to U.S. holders and non-U.S. holders (each as defined below) of Lions Gate common shares, (b) the merger to Lions Gate, (c) the merger to U.S. holders and non-U.S. holders of Starz common stock, and (d) the ownership and disposition of Lions Gate post-reclassification shares received by U.S. holders and non-U.S. holders of Starz common stock in the merger. This discussion is based on provisions of the Code, the Treasury regulations promulgated thereunder (whether final, temporary or proposed), administrative rulings of the IRS, judicial decisions, and the income tax treaty between Canada and the United States (which we refer to as the “Canada-U.S. tax treaty”), all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth herein. This discussion is for general purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to holders as a result of the reclassification, the merger, or as a result of the ownership and disposition of Lions Gate post-reclassification shares received in the merger. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders, nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder. Accordingly, it is not intended to be, and should not be construed as, tax advice. Except as otherwise expressly indicated below, this discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income, any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury regulations promulgated thereunder and intergovernmental agreements entered into in connection therewith, which we refer to collectively as “FATCA”) or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S., tax laws. Holders should consult their tax advisors regarding such tax consequences in light of their particular circumstances. No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the reclassification, the merger or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.
This discussion is limited to U.S. federal income tax considerations relevant to U.S. holders and non-U.S. holders that hold Starz common stock or Lions Gate common shares immediately prior to the merger and the reclassification, respectively, and, after the closing of the merger, Lions Gate post-reclassification shares received in the merger, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to particular holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:
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banks or other financial institutions, underwriters, or insurance companies;

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traders in securities who elect to apply a mark-to-market method of accounting;

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real estate investment trusts and regulated investment companies;

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tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

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expatriates or former long-term residents of the United States;

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partnerships or other pass-through entities (or arrangements treated as such) or investors therein;

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dealers or traders in securities, commodities or currencies;

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grantor trusts;

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persons subject to the alternative minimum tax;

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U.S. persons whose “functional currency” is not the U.S. dollar;

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persons who received Starz common stock or Lions Gate common shares through the exercise of incentive stock options or through the issuance of restricted stock under an equity incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

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persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding Starz common stock or Lions Gate common shares or who will, after the merger, own (directly or through attribution) 5% or more (by vote or value) of the outstanding Lions Gate post-reclassification shares; or

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holders holding Starz common stock or Lions Gate common shares as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction.

For the purposes of this discussion, the term “U.S. holder” means a beneficial owner of Starz common stock or Lions Gate common shares immediately prior to the merger and the reclassification, respectively, and, after the merger, Lions Gate post-reclassification shares received in the merger, that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

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an estate the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust (a) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of Starz common stock or Lions Gate common shares immediately prior to the merger and the reclassification, respectively, and, after the merger, Lions Gate post-reclassification shares received in the merger, that is neither a U.S. holder nor a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.
If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Starz common stock or Lions Gate common shares immediately prior to the merger and the reclassification, respectively, and, after the closing of the merger, Lions Gate post-reclassification shares received in the merger, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their tax advisors with regard to the U.S. federal income tax consequences of the reclassification, the merger and the subsequent ownership and disposition of Lions Gate post-reclassification shares received in the merger.
THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE RECLASSIFICATION, THE MERGER OR THE OWNERSHIP AND DISPOSITION OF SHARES OF LIONS GATE POST-RECLASSIFICATION SHARES RECEIVED IN THE MERGER. STARZ STOCKHOLDERS AND LIONS GATE SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECLASSIFICATION, THE MERGER, AND THE OWNERSHIP AND DISPOSITION OF LIONS GATE POST-RECLASSIFICATION SHARES RECEIVED IN THE MERGER, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.
Material U.S. Federal Income Tax Consequences of the Reclassification to Lions Gate Shareholders
The discussion under “—Material U.S. Federal Income Tax Consequences of the Reclassification to Lions Gate Shareholders” constitutes the opinion of Wachtell, Lipton, Rosen & Katz as to the material U.S.

federal income tax consequences of the reclassification to U.S. holders and non-U.S. holders of Lions Gate common shares, subject to the limitations, exceptions, and qualifications described herein and under “—Material U.S. Federal Income Tax Consequences.”
U.S. Holders
Generally no gain or loss will be recognized by a U.S. holder upon receipt of Lions Gate voting shares and Lions Gate non-voting shares pursuant to the reclassification. A U.S. holder’s aggregate tax basis in the Lions Gate post-reclassification shares received pursuant to the reclassification will equal the aggregate tax basis in such U.S. holder’s Lions Gate common shares immediately prior to the reclassification, and such U.S. holder’s holding period for the Lions Gate post-reclassification shares received in the reclassification will include the holding period for the Lions Gate common shares surrendered. In the case of a U.S. holder that acquired different blocks of Lions Gate common shares at different times and at different prices, Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of Lions Gate common shares surrendered to the Lions Gate post-reclassification shares received pursuant to the reclassification. U.S. holders that acquired different blocks of Lions Gate common shares at different times and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares to particular Lions Gate post-reclassification shares received in the reclassification.
Non-U.S. Holders
Non-U.S. holders generally will not be subject to U.S. federal income or withholding tax as a result of the reclassification.
Material U.S. Federal Income Tax Consequences of the Merger to Lions Gate
Tax Residence of Lions Gate for U.S. Federal Income Tax Purposes
Under current U.S. federal tax law, a corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, Lions Gate, which is incorporated under the laws of Canada, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 provides an exception to this general rule (more fully discussed below), under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal tax purposes. These rules are relatively new and complex and there is limited guidance regarding their application.
Under Section 7874, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, as a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if each of the following three conditions are met: (a) the non-U.S. corporation, directly or indirectly, acquires substantially all of the properties held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding shares of the U.S. corporation), (b) the non-U.S. corporation’s “expanded affiliated group” does not have “substantial business activities” in the non-U.S. corporation’s country of organization or incorporation and tax residence relative to the expanded affiliated group’s worldwide activities and (c) after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. acquired corporation (taking into account the receipt of the non-U.S. corporation’s shares in exchange for the U.S. corporation’s shares) as determined for purposes of Section 7874 (this test is referred to as the “80% ownership test,” and such ownership percentage, the “Section 7874 ownership percentage”). If the first two conditions described above are met and the Section 7874 ownership percentage of the former shareholders of the acquired U.S. corporation is less than 80% but at least 60% (which we refer to as the “60% ownership test”), then the taxable income of the acquired U.S. corporation (and any U.S. person related to the U.S. corporation) for any given year, within a period beginning on the first date the U.S. corporation’s properties were acquired directly or indirectly by the non-U.S. acquiring corporation and ending 10 years after the last date the U.S. corporation’s properties were acquired, will be no less than that person’s “inversion gain” for that taxable year. A person’s inversion gain includes gain from the transfer of shares or any other property (other than property held for sale to customers) and income from the license of any property that is either transferred or licensed as part of the acquisition or after the acquisition to a non-U.S. related person. In addition, the Temporary Section 7874 Regulations (and certain related temporary regulations issued under other provisions of the Code) have broadened the definition of  “inversion gain” to, among other things, include income or gain recognized by reason of certain transfers of property by certain foreign affiliates, and limit the ability to restructure the non-U.S. members of the U.S. corporation’s group or access cash earned by the U.S. corporation’s non-U.S. subsidiaries, in each case without incurring substantial U.S. tax liabilities.
For purposes of Section 7874, the first two conditions described above are expected to be met with respect to the merger, because Lions Gate will acquire indirectly all of the assets of Starz through the merger, and Lions Gate, including its “expanded affiliated group,” is not expected to have “substantial business activities” in Canada within the meaning of Section 7874 upon consummation of the merger. As a result, whether Section 7874 will apply as a result of the merger and the consequences of such application should depend on the satisfaction of the 80% ownership test and the 60% ownership test (which we refer to, collectively, as the “ownership tests”).
Based on the terms of the merger, Starz stockholders are expected to own less than 60% (by both vote and value) of Lions Gate post-reclassification shares following the merger by reason of holding Starz common stock. However, the rules under Section 7874 are relatively new and complex and there is limited guidance regarding their application. In particular, stock ownership for purposes of computing the Section 7874 ownership percentage is subject to various adjustments under the Code and the Treasury regulations promulgated thereunder, some of the relevant determinations must be made based on facts as they exist at the time of the closing of the merger, and there is limited guidance regarding Section 7874 generally, including with respect to the application of the ownership tests described above and any related adjustments. As a result, the Section 7874 ownership percentage is subject to factual and legal uncertainties.
In addition, on April 4, 2016, the U.S. Treasury and the IRS issued the Temporary Section 7874 Regulations, which, among other things, require certain adjustments that generally increase, for purposes of the Section 7874 ownership tests, the percentage of the stock of the acquiring non-U.S. corporation deemed owned (within the meaning of Section 7874) by the former shareholders of the acquired U.S. corporation by reason of holding stock in such U.S. corporation. For example, these temporary regulations disregard, for purposes of determining the Section 7874 ownership percentage, (a) any “non-ordinary course distributions” (within the meaning of the temporary regulations) made by the acquired U.S. corporation during the 36 months preceding the merger, including certain dividends and share repurchases, (b) potentially any cash consideration received by the shareholders of the acquired U.S. corporation in the acquisition to the extent such cash is, directly or indirectly, provided by the U.S. corporation, as well as (c) certain stock of the foreign acquiring corporation that was issued as consideration in a prior acquisition of another U.S. corporation (or U.S. partnership) during the 36 months preceding the signing date of a binding contract for the acquisition being tested.
Taking into account the effect of the Temporary Section 7874 Regulations, it is currently expected that the Section 7874 ownership percentage of the Starz stockholders in Lions Gate after the merger should be less than 60% and accordingly Lions Gate is not expected to be treated as a U.S. corporation for U.S. federal tax purposes and Section 7874 is not expected to otherwise apply as a result of the merger. However, whether the 80% ownership test or the 60% ownership test has been satisfied must be finally determined at completion of the merger, by which time there could be adverse changes to the relevant rules and relevant facts and circumstances. In addition, as discussed above, the rules for determining ownership under Section 7874 are complex, unclear and the subject of ongoing regulatory change. Many of these rules are contained in the Temporary Section 7874 Regulations which have only just been issued, and there is no guidance as to their application. Accordingly, there can be no assurance that the IRS would not assert that the 80% ownership test or the 60% ownership test is met with respect to the merger or that such an assertion would not be sustained by a court.
In addition, any changes to the rules of Section 7874 or the Treasury regulations promulgated thereunder, or other changes of law, which could be made retroactively effective, could adversely affect Lions Gate’s status as a non-U.S. corporation for U.S. federal income tax purposes or the applicability of

Section 7874 to the merger. As described above under “—Risk Factors—Risks Relating to Lions Gate After Completion of the Merger,” several recent legislative and other proposals have aimed to expand the scope of U.S. corporate tax residence generally or Section 7874, or otherwise address certain perceived issues arising in connection with so-called inversion transactions. Such proposals, if made retroactively effective to transactions completed during the period that the merger occurs, could cause Lions Gate to be treated as a U.S. corporation for U.S. federal tax purposes or Section 7874 to otherwise apply as a result of the merger. It is presently uncertain whether any such proposals or other legislation or regulatory action relating to U.S. corporate tax residence, Section 7874 or so-called inversion transactions will be enacted or adopted and, if so, what impact such proposals, legislation or regulatory action would have on Lions Gate. Thus, there can be no assurance that the IRS will agree with the position that Lions Gate should be treated as a non-U.S. corporation following the merger or that Section 7874 does not otherwise apply as a result of the merger.
If Lions Gate were to be treated as a U.S. corporation for U.S. federal tax purposes, it could be subject to substantial liability for additional U.S. income taxes. Even if Lions Gate were to be respected as a non-U.S. corporation for U.S. federal tax purposes, if the IRS were to successfully assert that the 60% ownership test has been met, the ability of Starz and its U.S. affiliates (including the U.S. affiliates historically owned by Lions Gate) to utilize certain U.S. tax attributes against income or gain recognized pursuant to certain transactions, may be limited. In such case, Starz and its U.S. affiliates (including the U.S. affiliates historically owned by Lions Gate) could be subject to substantial additional U.S. federal income tax liability and the ability of Lions Gate to restructure or access cash earned by certain of its non-U.S. subsidiaries without significant U.S. tax liability may be limited. The remainder of this discussion assumes that Lions Gate will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 and that Section 7874 will not otherwise apply as a result of the merger.
Material U.S. Federal Income Tax Consequences of the Merger to Starz Stockholders
U.S. Holders
General
The receipt of the merger consideration in exchange for Starz common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Subject to the discussion below relating to the potential application of Section 304 of the Code under “—Potential Distribution Treatment Under Section 304 of the Code,” a U.S. holder of shares of Starz common stock that exchanges such shares for the merger consideration in the merger will generally recognize taxable gain or loss equal to the difference between (a) the sum of the fair market value of the Lions Gate post-reclassification shares and the amount of cash (including any cash received in lieu of fractional Lions Gate post-reclassification shares) received in the merger and (b) the U.S. holder’s adjusted tax basis in the shares of Starz common stock surrendered in exchange therefor. Such gain or loss must be determined separately for each separate block of shares of Starz common stock held by such U.S. holder (i.e., shares acquired at different times and at different prices).
Any such gain or loss recognized by a U.S. holder upon the exchange of shares of Starz common stock for the merger consideration generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period in its shares of Starz common stock is more than one year on the closing date of the merger. Long-term capital gains of non-corporate U.S. holders (including individuals) generally are eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.
A U.S. holder’s initial tax basis in the Lions Gate post-reclassification shares received in the merger will equal the fair market value of such shares and a U.S. holder’s holding period for such shares will commence on the day following the day on which the merger occurs.
All U.S. holders are urged to consult their advisors as to the particular consequences of the exchange of shares of Starz common stock for merger consideration pursuant to the merger.
Information reporting and backup withholding may also apply as described below under “—Information Reporting and Backup Withholding.”

Potential Distribution Treatment Under Section 304 of the Code
The receipt of the merger consideration by holders of Starz common stock in the merger may be subject to Section 304 of the Code. As a result, and as further described below, instead of recognizing taxable gain or loss as described above, a holder of Starz common stock whose indirect percentage ownership interest in Starz immediately after the merger (determined by applying attribution rules that, among other things, treat a holder of Starz common stock that exchanges such stock for Lions Gate post-reclassification shares in the merger as constructively owning an interest in Starz immediately after the merger in proportion to such holder’s interest, by value, in the Lions Gate post-reclassification shares owned by such holder after the merger) is not lower than its percentage ownership interest in Starz (including by attribution) prior to the merger by an amount that satisfies the “substantially disproportionate” or “not essentially equivalent to a dividend” tests described below, may recognize dividend income in an amount up to the sum of the fair market value of the Lions Gate post-reclassification shares and the amount of cash received in the merger, regardless of its gain realized in the merger. The ownership percentage of a holder in Starz immediately after the merger will be determined after taking into account sales (or purchases) of Lions Gate common shares and Lions Gate post-reclassification shares made by such holder (or by persons whose shares are attributed to the holder) in connection with the merger.
The dividend treatment under Section 304 only applies if a holder’s receipt of merger consideration in exchange for its Starz common stock in the merger is not “substantially disproportionate” with respect to such holder, or is “essentially equivalent to a dividend.” As discussed below, that determination generally requires a comparison of  (x) the percentage of the outstanding Starz common stock that the holder is deemed actually and constructively to have owned immediately before the merger and (y) the percentage of the outstanding Starz common stock that is constructively owned by the holder immediately after the merger (including indirectly as a result of owning Lions Gate post-reclassification shares and taking into account any Lions Gate common shares and Lions Gate post-reclassification shares otherwise acquired or sold in connection with the merger).
The merger will generally result in a “substantially disproportionate” exchange with respect to a holder if the percentage described in (y) above is less than 80% of the percentage described in (x) above. Whether the merger results in an exchange that is “not essentially equivalent to a dividend” with respect to a holder will depend on such holder’s particular circumstances. At a minimum, however, for the merger to be “not essentially equivalent to a dividend,” it must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of Starz, as determined by comparing the percentage described in (y) above to the percentage described in (x) above. The IRS has indicated in a revenue ruling that a minority shareholder in a publicly traded corporation will experience a “meaningful reduction” if the minority shareholder (i) has a minimal percentage stock interest, (ii) exercises no control over corporate affairs and (iii) experiences any reduction in its percentage stock interest.
In applying the above tests, a holder may, under constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder’s option to purchase stock in addition to the stock actually owned by the holder. In addition, as noted above, in applying the “substantially disproportionate” and “not essentially equivalent to a dividend” tests to a holder, sales (or purchases) of Lions Gate common shares and Lions Gate post-reclassification shares made by such holder (or by persons whose shares are attributed to the holder) in connection with the merger will be taken into account. Holders should consult their own tax advisors regarding the application of these tests to them in light of their particular circumstances.
If, as described above, a U.S. holder is treated as receiving a distribution under Section 304 of the Code in the merger, such distribution will be taxable as a dividend to the extent of such U.S. holder’s allocable share of the aggregate current and accumulated earnings and profits for the taxable year of the merger of (i) Lions Gate’s U.S. corporate subsidiary that is treated as acquiring Starz for purposes of Section 304 of the Code (which we refer to as the “acquiring corporation”) and (ii) Starz. Non-corporate U.S. holders may be eligible for a reduced rate of taxation on deemed dividends arising under Section 304, subject to exceptions for short-term and hedged positions. To the extent that a corporate U.S. holder of Starz common stock is treated as having received a dividend as a result of Section 304, such dividend may constitute an “extraordinary dividend” within the meaning of Section 1059 of the Code. Corporate U.S. holders of Starz common stock should consult their own tax advisors as to the consequences of receiving such an “extraordinary dividend” in light of their particular circumstances.
To the extent that the amount of any distribution under Section 304 exceeds a U.S. holder’s allocable share of the current and accumulated earnings and profits the acquiring corporation and of Starz for the taxable year of the merger, such excess will first be treated as a tax-free return of capital up to an amount equal to such U.S. holder’s adjusted tax basis in its Starz common stock prior to the merger (causing a reduction, but not below zero, in such adjusted tax basis), and thereafter as capital gain recognized on a sale or exchange of the U.S. holder’s Starz common stock. The amount of any such gain will be taxed as described above under “—Material U.S. Federal Income Tax Consequences of the Merger to Starz Stockholders—U.S. Holders.”
U.S. holders that own Starz common stock through a non-U.S. intermediary should consult their tax advisors regarding the potential application of FATCA to the receipt of the merger consideration (as described below under “—Material U.S. Federal Income Tax Consequences of the Merger to Starz Stockholders—Non U.S. Holders—Potential Distribution Treatment under Section 304 of the Code”).
Section 304 and the regulations and guidance thereunder are complex and their application to the present case is unclear. A U.S. holder that actually or constructively owns shares in both Starz and Lions Gate, or that purchases or sells shares in Lions Gate in connection with the merger, should consult its own tax advisors with respect to the application of Section 304 in light of such holder’s particular circumstances (including as to its tax basis in the shares subject to Section 304). A U.S. holder of Starz common stock that also owns Lions Gate common shares should consult its own tax advisors regarding the possible desirability of selling its shares in either Starz or Lions Gate prior to the merger or in Lions Gate immediately after the merger.
Non-U.S. Holders
General
Subject to the discussion below relating to the potential application of Section 304 of the Code under “—Potential Distribution Treatment Under Section 304 of the Code,” and subject to the discussion below under “—Information Reporting and Backup Withholding,” a non-U.S. holder that exchanges Starz common stock for merger consideration in the merger generally will not be subject to U.S. federal income or withholding tax on any gain recognized as a result of the merger unless:
•
the gain is effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•
such non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year in which the merger occurs, and certain other requirements are met.

Unless an applicable treaty provides otherwise, any gain described in the first bullet point above generally will be subject to U.S. federal income tax in the same manner as if such holder were a U.S. person, as described above under “—Material U.S. Federal Income Tax Consequences of the Merger to Starz Stockholders—U.S. Holders.” A non-U.S. holder that is a corporation also may be subject to a branch profits tax currently equal to 30% (or such lower rate specified by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Any gain described in the second bullet point above generally will be subject to U.S. federal income tax currently at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S.-source capital losses of the non-U.S. holder, if any, provided that the holder has timely filed U.S. federal income tax returns with respect to such losses.
Information reporting and backup withholding may also apply as described below under “—Information Reporting and Backup Withholding.”

Potential Distribution Treatment Under Section 304 of the Code
As discussed above under “—Material U.S. Federal Income Tax Consequences of the Merger to Starz Stockholders—U.S. Holders—Potential Distribution Treatment Under Section 304 of the Code,” the receipt of merger consideration by holders of Starz common stock may be subject to Section 304 of the Code. If Section 304 applies, then, as discussed in more detail above, a non-U.S. holder of Starz common stock that does not satisfy either the “substantially disproportionate” or the “not essentially equivalent to a dividend” test described in that discussion above may be treated as receiving a dividend in an amount up to the sum of the fair market value of the Lions Gate post-reclassification shares and the amount of cash received in the merger, regardless of the gain realized in the merger. The payment of any portion of the merger consideration that is treated as a dividend to a non-U.S. holder of Starz common stock as a result of the application of Section 304 of the Code generally will be subject to U.S. withholding tax currently at a 30% rate (or such lower rate as may be specified under an applicable U.S. income tax treaty). Because the application of Section 304 of the Code depends on a non-U.S. holder’s particular circumstances, and because it is not possible to determine the amount of the current and accumulated earnings and profits of the acquiring corporation or Starz until the end of the taxable year in which the merger occurs, withholding agents may not be able to determine whether (or to what extent) a non-U.S. holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, withholding agents may withhold at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any merger consideration paid to a non-U.S. holder unless the withholding agent has established special procedures allowing non-U.S. holders that are exempt from such withholding tax (or eligible for a reduced rate under an applicable income tax treaty) to certify their exemption to the withholding agent. In order to obtain a reduced rate of withholding under a tax treaty, a non-U.S. holder claiming such reduced rates will be required to deliver a properly completed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS form to the applicable withholding agent before the consideration is paid pursuant to the merger. Non-U.S. holders may seek a refund from the IRS of any over withheld amounts.
If the receipt of merger consideration by a holder of Starz common stock is treated as a dividend under Section 304 of the Code, then such dividend may be subject to a 30% withholding tax under FATCA if it is paid to (i) a foreign financial institution (as a beneficial owner or an intermediary), unless such institution enters into an agreement with the U.S. government (or is required by applicable local law under an intergovernmental agreement with the U.S. government) to collect and provide to the U.S. or other relevant tax authorities certain information regarding U.S. account holders of such institution or (ii) a foreign entity (as a beneficial owner) that is not a financial institution unless the entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or that identifies its substantial U.S. owners, which generally includes any specified U.S. person that directly or indirectly owns more than a specified percentage of the entity. Non-U.S. holders should consult their tax advisors regarding the applicability of FATCA to the receipt of merger consideration.
Section 304 and the regulations and guidance thereunder are complex and their application in the present case is unclear. A non-U.S. holder that actually or constructively owns shares in both Starz and Lions Gate, or that purchases or sells shares in Lions Gate in connection with the merger, should consult its own tax advisors with respect to the application of Section 304 in light of such holder’s particular circumstances. A non-U.S. holder of Starz common stock that also owns Lions Gate common shares should consult its own tax advisors regarding the possible desirability of selling its shares in either Starz or Lions Gate prior to the merger or in Lions Gate immediately after the merger.
Material U.S. Federal Income Tax Consequences of the Ownership and Disposition of Shares of Lions Gate Post-Reclassification Shares
The following is a discussion of certain U.S. federal income tax consequences of the ownership and disposition of Lions Gate post-reclassification shares received in the merger to Starz stockholders who receive such shares pursuant to the merger.

U.S. Holders
Distributions on Lions Gate Post-Reclassification Shares
Subject to the discussion below under “—Passive Foreign Investment Company Status,” the gross amount of any distribution on Lions Gate post-reclassification shares received in the merger (including the amount of any non-U.S. withholding taxes with respect to such distribution) that is made out of Lions Gate’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as ordinary dividend income on the date such distribution is actually or constructively received.
Distributions in excess of Lions Gate’s current and accumulated earnings and profits for a taxable year will be treated first as a non-taxable return of capital to the extent of the U.S. holder’s basis in its Lions Gate post-reclassification shares, and thereafter as capital gain recognized on a sale or exchange, as described below under “—Sale, Exchange, Redemption or Other Taxable Disposition of Lions Gate Post-Reclassification Shares.”
Dividends received by corporate U.S. holders generally will not qualify for the dividends-received deduction that may otherwise be allowed under the Code. Dividends received by non-corporate U.S. holders (including individuals) from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation if it is eligible for the benefits of a comprehensive income tax treaty with the United States which is determined by the U.S. Treasury to be satisfactory for purposes of these rules and which includes an exchange of information provision. The U.S. Treasury has determined that the Canada-U.S. tax treaty meets these requirements. Alternatively, a non-U.S. corporation that is not otherwise a qualified foreign corporation will be treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury guidance indicates that shares listed on the NYSE (which the Lions Gate common shares currently are and which the Lions Gate post-reclassification shares are expected to be following the merger) will be considered readily tradable on an established securities market in the United States. However, there can be no assurance that the Lions Gate post-reclassification shares will be considered readily tradable on an established securities market in future years. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of Lions Gate’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Notwithstanding the foregoing, Lions Gate will not constitute a qualified foreign corporation for purposes of these rules if it is a passive foreign investment company (which we refer to as a “PFIC”) for the taxable year in which it pays a dividend or for the preceding taxable year. See “—Passive Foreign Investment Company Status.”
Subject to certain conditions and limitations, non-U.S. withholding taxes, if any, on dividends paid by Lions Gate may be treated as foreign taxes eligible for credit against a U.S. holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. For purposes of calculating the U.S. foreign tax credit, dividends paid on Lions Gate post-reclassification shares will generally be treated as income from sources outside the United States and will generally constitute passive category income. However, if Lions Gate is at least 50% (by vote or value) owned by U.S. persons (directly or indirectly), dividends paid by Lions Gate may be treated as U.S. source income (rather than foreign source income) for U.S. foreign tax credit purposes to the extent that Lions Gate has more than an insignificant amount of U.S. source income. The effect of this rule may be to treat a portion of any dividends paid by Lions Gate as U.S. source income. Treatment of Lions Gate dividends as U.S. source income in whole or in part may limit a U.S. holder’s ability to claim a foreign tax credit with respect to foreign taxes payable or deemed payable in respect of such dividends or on other items of foreign source, passive income for U.S. federal foreign tax credit limitation purposes. However, to the extent that any amount of a dividend on Lions Gate post-reclassification shares is treated as “U.S. source income” pursuant to this rule, a U.S. holder that is eligible to claim benefits under the Canada-U.S. tax treaty may nevertheless elect to treat such amounts as

“foreign source income” for the purposes of claiming a credit (subject to special limitations) for any Canadian taxes paid with respect to such amount. The rules governing the U.S. foreign tax credit are complex. U.S. holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under their particular circumstances.
Sale, Exchange, Redemption or Other Taxable Disposition of Lions Gate Post-reclassification Shares
Subject to the discussion below under “—Passive Foreign Investment Company Status,” a U.S. holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Lions Gate post-reclassification shares in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such shares. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such shares exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale or exchange of Lions Gate post-reclassification shares generally will be treated as U.S. source gain or loss.
Passive Foreign Investment Company Status
Notwithstanding the foregoing, certain adverse U.S. federal income tax consequences could apply to a U.S. holder if Lions Gate is treated as a PFIC for any taxable year during which such U.S. holder holds Lions Gate post-reclassification shares. A non-U.S. corporation, such as Lions Gate, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after the application of certain look-through rules, either (i) 75% or more of its gross income for such year is “passive income” (as defined in the relevant provisions of the Code) or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produces or is held for the production of passive income. Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. Lions Gate does not expect to be classified as a PFIC for U.S. federal income tax purposes for the year in which the merger occurs or for any subsequent year, but this conclusion is a factual determination made annually and, thus, is subject to change.
If Lions Gate were to be treated as a PFIC, a U.S. holder would be subject to increased tax liability (generally including an interest charge on certain taxes treated as having been deferred under the PFIC rules) on gain realized on any sale, exchange or disposition of such shares and on the receipt of certain “excess distributions” received with respect to such shares unless such U.S. holder makes certain elections. In addition, dividends received with respect to Lions Gate post-reclassification shares would not constitute qualified dividend income eligible for preferential tax rates if Lions Gate is treated as a PFIC for the taxable year of the distribution or for its preceding taxable year. U.S. holders should consult their tax advisors regarding the application of the PFIC rules to their Lions Gate common shares.
Non-U.S. Holders
In general, a non-U.S. holder of Lions Gate post-reclassification shares will not be subject to U.S. federal income tax or, subject to the discussion below under “—Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends received on Lions Gate post-reclassification shares or any gain recognized on a sale or other disposition of Lions Gate post-reclassification shares (including any distribution to the extent it exceeds the adjusted basis in the non-U.S. holder’s Lions Gate post-reclassification shares) unless:
•
the dividend or gain is effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•
in the case of gain only, such non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met.

A non-U.S. holder that is a corporation also may be subject to a branch profits tax currently equal to 30% (or such lower rate specified by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
In general, information reporting requirements may apply to merger consideration received by U.S. holders of Starz common stock in the merger (including cash in lieu of fractional Lions Gate post-reclassification shares received by such U.S. holders), dividends received by U.S. holders of Lions Gate post-reclassification shares, and the proceeds received on the disposition of Lions Gate post-reclassification shares effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 28%) may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number on an IRS Form W-9 (or appropriate successor form) certifying that no loss of exemption from backup withholding has occurred.
Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar threshold are required to report information to the IRS relating to Lions Gate post-reclassification shares, subject to certain exceptions (including an exception for Lions Gate post-reclassification shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold Lions Gate post-reclassification shares. Such U.S. holders should consult their tax advisors regarding information reporting requirements relating to their ownership of Lions Gate post-reclassification shares.
Information returns may be filed with the IRS in connection with, and non-U.S. holders may be subject to backup withholding on, merger consideration received by a non-U.S. holder in the merger (including cash in lieu of fractional Lions Gate post-reclassification shares received by such non-U.S. holders), unless the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or otherwise establishes an exemption. Dividends paid with respect to Lions Gate post-reclassification shares and proceeds from the sale or other disposition of Lions Gate post-reclassification shares received in the United States by a non-U.S. holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such non-U.S. holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.
Material Canadian Federal Income Tax Consequences
The following is a general discussion of the principal Canadian federal income tax consequences of: (i) the reclassification to Canadian holders and non-Canadian holders (each as defined below) of Lions Gate common shares, (ii) the merger to Canadian holders and non-Canadian holders of Starz common stock, and (iii) the ownership and disposition of Lions Gate post-reclassification shares received by Canadian holders and non-Canadian holders of Starz common stock in the merger.
This summary is based on the current provisions of the Income Tax Act (Canada) and the regulations thereunder (collectively referred to as the “Canadian Tax Act”), all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof  (the “Proposed Amendments”), the current provisions of the Convention Between Canada and the United States of America with respect to Taxes on Income and on Capital (the “Canada-U.S. Treaty”) and our understanding of the published administrative policies and assessing practices of the Canada Revenue Agency, publicly available prior to the date hereof. It has been assumed that all Proposed Amendments will be enacted as proposed; however, no assurance can be given that the Proposed Amendments will be enacted in the form proposed, or at all.

This summary is not exhaustive of all possible Canadian federal income tax considerations that may be relevant to a particular holder of Lions Gate common shares, Lions Gate post-reclassification shares or Starz common stock (each of which we refer to as a “Holder”). Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in law or administrative policy practice whether by legislative, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.
Except with respect to the Canadian federal income tax consequences pertaining to the reclassification, this summary does not address holders of Lions Gate common shares. This discussion is generally applicable to a beneficial owner of Starz common stock, Lions Gate common shares or Lions Gate post-reclassification shares who, for the purposes of the Canadian Tax Act and at all relevant times, deals at arm’s length with and is not affiliated with Lions Gate or Starz, and who holds Lions Gate common shares and Starz common stock (and will hold Lions Gate post-reclassification shares) as capital property. Lions Gate common shares, Lions Gate post-reclassification shares and Starz common stock will generally be considered to be capital property to a Holder unless the Holder holds such securities in the course of carrying on a business or has acquired them in a transaction or transactions considered to be an adventure or concern in the nature of trade. Certain Canadian holders (as defined below) may, in certain circumstances, make an irrevocable election under subsection 39(4) of the Canadian Tax Act the effect of which may be to deem to be capital property their Lions Gate common shares or Lions Gate post-reclassification shares and every other “Canadian security” (as defined in the Canadian Tax Act) owned by such Canadian holder in the taxation year of the election and in all subsequent years. Canadian holders whose Lions Gate common shares or Lions Gate post-reclassification shares might not otherwise be considered to be capital property should consult their own tax advisors concerning this election.
For the purposes of the Canadian Tax Act, any amount relating to the acquisition, holding or disposition of Lions Gate common shares, Starz common stock, or Lions Gate post-reclassification shares must generally be converted into Canadian dollars based on exchange rates as determined in accordance with the Canadian Tax Act and may be affected by fluctuations in the Canadian dollar exchange rate.
This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular Holder. Holders should consult their own tax advisors regarding the Canadian income tax consequences arising from the reclassification, the merger and of owing and disposing of Lions Gate post-reclassification shares following the merger.
Residents of Canada
The following portion of this summary is generally applicable to a Holder who at all relevant times is or is deemed to be resident in Canada for the purposes of the Canadian Tax Act and any applicable income tax convention (which we refer to as a “Canadian holder”). The portion of the summary is not applicable to a Canadian Holder (i) that is a “financial institution” as defined in the Canadian Tax Act for the purposes of the “mark-to-market property” rules; (ii) that is a “specified financial institution” as defined in the Canadian Tax Act; (iii) an interest in which is a “tax shelter investment” as defined in the Canadian Tax Act; (iv) that reports its “Canadian Tax Results” (as defined in the Canadian Tax Act) in a currency other than Canadian currency; or (v) that has entered into or will enter into a “derivative forward agreement” or a “synthetic disposition arrangement” (as those terms are defined in the Canadian Tax Act) with respect to the Lions Gate common shares, the Lions Gate post-reclassification shares or the Starz common stock. This summary is also not applicable to a Holder that is a corporation resident in Canada, and is, or becomes, controlled by a non-resident corporation for the purposes of the “foreign affiliate dumping” rules in section 212.3 of the Canadian Tax Act. All such Holders should consult their own tax advisors with respect to the income tax considerations applicable to it in respect of the reclassification, the merger and the acquiring, holding and disposing of Lions Gate post-reclassification shares.
Material Canadian Federal Income Tax Considerations Relating to the Reclassification
Prior to the merger, Lions Gate will undertake the reclassification which is a reorganization of its share capital pursuant to which each outstanding Lions Gate common share will be converted into 0.5 of a Lions Gate voting share and 0.5 of a Lions Gate non-voting share.

The reclassification should not result in the realization of a capital gain (or capital loss) to a Canadian holder under the Canadian Tax Act. On the reclassification, the Canadian holder will be deemed to have disposed of the Canadian holder’s Lions Gate common shares for proceeds of disposition equal to the Canadian holder’s adjusted cost base of such shares and will be deemed to have acquired the Lions Gate post-reclassification shares at an aggregate cost equal to such amount. The Canadian holder must apportion such cost between the Lions Gate voting shares and the Lions Gate non-voting shares in accordance with their proportionate fair market values immediately after the reclassification.
Material Canadian Federal Income Tax Considerations Relating to the Disposition of Starz Common Stock Pursuant to the Merger
Generally, a Canadian holder of Starz common stock will realize a capital gain (or a capital loss) on the disposition by such Canadian holder of shares of Starz common stock pursuant to the merger, to the extent that the aggregate of the amount of cash and fair market value of the Lions Gate post-reclassification shares received pursuant to the merger, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of the shares of Starz common stock to the Canadian holder immediately before the merger. See “—Residents of Canada—Taxation of Capital Gains and Capital Losses.”
The cost to a Canadian holder of each Lions Gate voting share and each Lions Gate non-voting share acquired pursuant to the merger will be equal to the fair market value of each such share at the time of the merger. The adjusted cost base to a Canadian holder of a Lions Gate voting share acquired pursuant to the merger will be determined by averaging the cost of the Lions Gate voting share so acquired with the adjusted cost base of all other Lions Gate voting shares held at that time by the Canadian holder as capital property. The adjusted cost base to a Canadian holder of a Lions Gate non-voting share acquired pursuant to the merger will be determined by averaging the cost of the Lions Gate non-voting share so acquired with the adjusted cost base of all other Lions Gate non-voting shares held at that time by the Canadian holder as capital property.
Material Canadian Federal Income Tax Consequences Relating to the Ownership and Disposition of Lions Gate Post-Reclassification Shares
Dividends
A Canadian holder who is an individual (other than certain trusts) will be required to include in computing income for a taxation year any dividends received or deemed to be received on the Lions Gate post-reclassification shares, and will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit rules applicable to any dividends designated by Lions Gate as “eligible dividends” as defined in the Canadian Tax Act.
A Canadian holder that is a corporation will be required to include in computing income any dividend received or deemed to be received by the Canadian holder on the Lions Gate post-reclassification shares, and generally will be entitled to deduct an equivalent amount in computing its taxable income. A “private corporation” (as defined in the Canadian Tax Act) or a “subject corporation” (as defined in the Canadian Tax Act), may be liable under Part IV of the Canadian Tax Act to pay a refundable tax on any dividend that it receives or is deemed to receive on its Lions Gate post-reclassification shares to the extent that the dividend is deductible in computing the Canadian holder’s taxable income for the taxation year under the Canadian Tax Act. In certain circumstances, however, the Canadian Tax Act may deem a dividend received (or deemed to be received) by a Canadian holder that is a corporation to be proceeds of disposition of its Lions Gate post-reclassification shares or a capital gain.
Disposition of Lions Gate Shares
A disposition or deemed disposition of a Lions Gate post-reclassification share by a Canadian holder will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of the disposition, exceed (or are less than) the adjusted cost base to the Canadian holder of such Lions Gate post-reclassification share immediately before the disposition or deemed disposition. See “—Residents of Canada—Taxation of Capital Gains and Capital Losses.”

Taxation of Capital Gains and Capital Losses
Generally, one-half of the amount of any capital gain (a “taxable capital gain”) realized by a Canadian holder will be included in the Canadian holder’s income for the year of disposition. One-half of the amount of any capital loss (an “allowable capital loss”) realized by a Canadian holder in a taxation year generally must be deducted by the Canadian holder against taxable capital gains in that year (subject to, and in accordance with, the provisions of the Canadian Tax Act). Any excess of allowable capital losses over taxable capital gains of a Canadian holder realized in the year of disposition may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Canadian Tax Act.
The amount of any capital loss realized by a Canadian holder that is a corporation on the disposition of Lions Gate post-reclassification shares or shares of Starz common stock may be reduced by the amount of any dividends received (or deemed to be received) by the Canadian holder on such share or a share for which the share is substituted/exchanged to the extent and under the circumstances prescribed by the Canadian Tax Act.
Similar rules may apply where Lions Gate post-reclassification shares or shares of Starz common stock are owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Such Canadian holders should consult their own tax advisors.
Additional Refundable Tax for Canadian Holders that are Canadian-Controlled Private Corporations
A Canadian holder that is, throughout the relevant taxation year, a “Canadian-controlled private corporation” (as defined in the Canadian Tax Act) is liable for tax, a portion of which may be refundable, on investment income, including taxable capital gains realized and dividends received or deemed to be received in respect of Lions Gate post-reclassification shares or shares of Starz common stock (but not dividends or deemed dividends that are deductible in computing taxable income).
Non-Residents of Canada
The following portion of this summary is generally applicable to a Holder who at all relevant times is not resident and is not or deemed to be resident in Canada for the purposes of the Canadian Tax Act, does not use or hold and is not deemed to use or hold Lions Gate common shares, Lions Gate post-reclassification shares or Starz common stock in carrying on business in Canada (a “non-Canadian holder”). This portion of the summary is not applicable to a non-Canadian holder that is a “foreign affiliate” of a person resident in Canada (as defined in the Canadian Tax Act) or, that has entered into, or will enter into a “derivative forward agreement” or a “synthetic disposition arrangement” (as those terms are defined in the Canadian Tax Act) with respect to the Lions Gate common shares, the Lions Gate post-reclassification shares or the Starz common stock. Special rules not discussed herein may apply to a non-resident insurer carrying on business in Canada and elsewhere.
Material Canadian Federal Income Tax Considerations Relating to the Reclassification
On the reclassification, a non-Canadian holder will generally be subject to the same considerations under the Canadian Tax Act as are described above under “—Residents of Canada—Material Canadian Federal Income Tax Considerations Relating to the Reclassification.”
Material Canadian Federal Income Tax Considerations Relating to the Disposition of Starz Common Stock Pursuant to the Merger
A non-Canadian holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition of shares of Starz common stock pursuant to the merger unless the shares of Starz common stock are “taxable Canadian property” to the non-Canadian holder for purposes of the Canadian Tax Act at the time of the disposition and the non-Canadian holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the non-Canadian holder is resident. A description of what constitutes taxable Canadian property is discussed below under “—Non-Residents of Canada—Taxable Canadian Property.”

Material Canadian Federal Income Tax Consequences Relating to the Ownership and Disposition of Lions Gate Post-Reclassification Shares
Dividends
Any dividends paid or credited (or deemed to be paid or credited) on the Lions Gate post-reclassification shares to non-Canadian holders will be subject to Canadian withholding tax at a rate of 25%, unless the rate is reduced under the provisions of an applicable income tax treaty between Canada and a non-Canadian holder’s country of residence. For example, under the Canada-U.S. Treaty, the withholding tax rate is generally reduced to 15% in respect of any dividends paid to a person who is the beneficial owner of the dividends, is resident in the United States for the purposes of and is fully entitled to the benefits of the Canada-U.S. Treaty (or 5% in the case of a dividend paid to a company that beneficially owns at least 10% of Lions Gate voting shares and is fully entitled to the benefits of the Canada-U.S. Treaty).
Disposition of Lions Gate Post-Reclassification Shares
A non-Canadian holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of Lions Gate post-reclassification shares unless such shares are “taxable Canadian property” to the non-Canadian holder for purposes of the Canadian Tax Act at the time of the disposition and the non-Canadian holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the non-Canadian holder is resident. A description of what constitutes taxable Canadian property is discussed below under “—Non-Residents of Canada— Taxable Canadian Property.”
Taxable Canadian Property
Generally, Lions Gate post-reclassification shares or shares of Starz common stock will not be taxable Canadian property of a non-Canadian holder at a particular time, provided that the Lions Gate post-reclassification shares or the shares of Starz common stock, as applicable, are listed at that time on a “designated stock exchange” for purposes of the Canadian Tax Act (which includes the NYSE and NASDAQ) unless at any time during the 60-month period immediately preceding the disposition of the Lions Gate post-reclassification shares or the shares of Starz common stock by such non-Canadian holder (a) one or any combination of the non-Canadian holder, persons not dealing at arm’s length (within the meaning of the Canadian Tax Act) with such non-Canadian holder and partnerships in which the non-Canadian holder or a person with whom the non-Canadian holder did not deal at arm’s length held a membership interest, directly or indirectly, through one or more partnerships, owned 25% or more of the issued shares of any class or series of the capital stock of Lions Gate or Starz, as the case may be, and (b) more than 50% of the fair market value of the Lions Gate post-reclassification shares or the shares of Starz common stock, as the case may be, was derived, directly or indirectly, from one or any combination of (i) real or immovable properties situated in Canada, (ii) “Canadian resource properties” (as defined in the Canadian Tax Act), (iii) “timber resource properties” (as defined in the Canadian Tax Act), or (iv) options in respect of, or interests in, or for civil law, rights in, property described in any of subsections (i) to (iii) above, whether or not the property exists.
Notwithstanding the foregoing, a Lions Gate post-reclassification share or a share of Starz common stock may be deemed to be taxable Canadian property to a non-Canadian holder in certain circumstances specified in the Canadian Tax Act. Non-Canadian holders whose Lions Gate post-reclassification shares or shares of Starz common stock may constitute taxable Canadian property should consult their own tax advisors.
Even if Lions Gate post-reclassification shares or shares of Starz common stock are taxable Canadian property to a non-Canadian holder, a taxable capital gain resulting from the disposition of a Lions Gate post-reclassification share or shares of the Starz common stock will not be included in computing the non-Canadian holder’s taxable income earned in Canada for the purposes of the Canadian Tax Act if, at the time of the disposition, the Lions Gate post-reclassification shares or shares of Starz common stock constitute ‘‘treaty-protected property’’ of the non-Canadian holder for purposes of the Canadian Tax Act. Lions Gate post-reclassification shares and shares of Starz common stock will generally be considered “treaty-protected property” of a non-Canadian holder for purposes of the Canadian Tax Act at the time of the disposition if the gain from their disposition would, because of an applicable income tax treaty between Canada and the country in which the non-Canadian holder is resident for purposes of such treaty, be exempt from tax under the Canadian Tax Act. The Canada-U.S. Treaty will generally exempt a non-Canadian holder that is resident in the United States for the purposes of, and is entitled to benefits in accordance with, the provisions of the Canada-U.S. Treaty from tax under the Canadian Tax Act on (a) any capital gain arising on a disposition of Starz common stock and (b) on any capital gain arising on a disposition of the Lions Gate post-reclassification shares provided that the value of the Lions Gate post-reclassification shares at the time of the disposition is not derived principally from real property situated in Canada.

THE LIONS GATE SPECIAL MEETING
Date, Time and Place
The Lions Gate special meeting will be held at [•], at [•] local time, on [•], 2016.
Purpose of the Lions Gate Special Meeting
At the Lions Gate special meeting, Lions Gate shareholders will be asked to consider and vote upon the following matters:
•
each of the Lions Gate reclassification proposals;

•
the Lions Gate merger issuance proposal;

•
the Lions Gate exchange issuance proposal;

•
the Lions Gate preemptive rights proposal;

•
the Lions Gate indemnity proposal; and

•
the Lions Gate adjournment proposal.

Recommendation of the Lions Gate Board of Directors
The Lions Gate board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger and the reclassification, are advisable and in the best interests of Lions Gate and its shareholders and has approved the merger agreement, each of the Lions Gate reclassification proposals, the Lions Gate merger issuance proposal, the Lions Gate exchange issuance proposal, the Lions Gate preemptive rights proposal and the Lions Gate indemnity proposal.
The Lions Gate board of directors recommends that holders of Lions Gate common shares vote “FOR” the Lions Gate reclassification proposals, “FOR” the Lions Gate merger issuance proposal, “FOR” the Lions Gate exchange issuance proposal, “FOR” the Lions Gate preemptive rights proposal, “FOR” the Lions Gate indemnity proposal and “FOR” the Lions Gate adjournment proposal.
Lions Gate Record Date; Stock Entitled to Vote
Only holders of record of Lions Gate common shares at the close of business on [•], 2016, the record date for the Lions Gate special meeting, will be entitled to notice of, and to vote at, the Lions Gate special meeting or any adjournments or postponements thereof. You may cast one vote for each Lions Gate common share that you held of record on the record date.
On the record date, there were [•] Lions Gate common shares outstanding and entitled to vote at the Lions Gate special meeting.
On the record date, approximately [•]% of the outstanding Lions Gate common shares was held by Lions Gate directors and executive officers and their affiliates. Lions Gate currently expects that the Lions Gate directors and executive officers (including those who are party to a Lions Gate voting agreement or Starz voting agreement) will vote their shares in favor of the Lions Gate reclassification proposals, the Lions Gate merger issuance proposal, the Lions Gate exchange issuance proposal, the Lions Gate preemptive rights proposal, the Lions Gate indemnity proposal and the Lions Gate adjournment proposal.
Quorum
The presence at the Lions Gate special meeting, in person or by proxy, of at least two holders of the Lions Gate common shares outstanding on the record date for the Lions Gate special meeting, who, in the aggregate, hold at least 10% of the issued Lions Gate common shares entitled to vote at the Lions Gate special meeting, will constitute a quorum. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.

Required Vote
The approval of each of the Lions Gate reclassification proposals and the Lions Gate merger issuance proposal are conditions to the completion of the merger. The approvals of the Lions Gate exchange issuance proposal, the Lions Gate preemptive rights proposal, the Lions Gate indemnity proposal and the Lions Gate adjournment proposal are not conditions to the completion of the merger.
The Lions Gate merger issuance proposal is conditioned on the approval of each of the Lions Gate reclassification proposals, and each of the Lions Gate reclassification proposals are conditioned on the approval of the Lions Gate merger issuance proposal, but no other proposal is conditioned on the approval of any other proposal. The reclassification will occur immediately prior to completion of the merger only if all other conditions to the merger have been satisfied, and the merger will only occur if the reclassification occurs. The exchange will not occur if the merger is completed.
Each of the Lions Gate reclassification proposals requires the affirmative vote of the holders of a two-thirds majority of the votes cast by holders of Lions Gate common shares at the Lions Gate special meeting, assuming a quorum is present. The Lions Gate merger issuance proposal requires the affirmative vote of the majority of the votes cast by holders of Lions Gate common shares at the Lions Gate special meeting, assuming a quorum is present. The Lions Gate exchange issuance proposal requires the affirmative vote of the majority of the votes cast by holders of Lions Gate common shares at the Lions Gate special meeting, assuming a quorum is present. The Lions Gate preemptive rights proposal requires the affirmative vote of the majority of the votes cast by holders of Lions Gate common shares at the Lions Gate special meeting, assuming a quorum is present. The Lions Gate indemnity proposal requires the affirmative vote of the majority of the votes cast by holders of Lions Gate common shares at the Lions Gate special meeting, assuming a quorum is present. The Lions Gate adjournment proposal requires the affirmative vote of the majority of the votes cast by holders of Lions Gate common shares at the Lions Gate special meeting, whether or not a quorum is present.
The Lions Gate post-reclassification shares issued upon conversion of the Lions Gate common shares pursuant to the reclassification and issued in connection with the merger will be done in reliance on a prospectus exemption under Canadian securities laws. In accordance with OSC Rule 56-501, to permit the distribution of the Lions Gate non-voting shares to the Lions Gate shareholders and Starz stockholders who are resident in the Province of Ontario, pursuant to the reclassification and merger, each of the Lions Gate reclassification proposals must receive minority approval as such term is defined in OSC Rule 56-501. For the purposes of OSC Rule 56-501, minority approval means approval of each of the Lions Gate reclassification proposals by a majority of the votes cast by holders of Lions Gate common shares at the Lions Gate special meeting, assuming a quorum is present, other than the votes attaching to Lions Gate common shares held directly or indirectly by affiliates of Lions Gate and Lions Gate common shares held directly or indirectly by control persons of Lions Gate (which includes a company or combination of persons or companies holding a sufficient number of Lions Gate common shares to affect materially control of Lions Gate). Under OSC Rule 56-501, MHR is deemed to be a control person of Lions Gate and, as a result of the standstill agreement, Dr. Malone, Discovery and LGP, together with MHR, may be deemed to be a combination of control persons. Accordingly, the votes attaching to Lions Gate common shares held directly or indirectly by MHR, Dr. Malone, Discovery and LGP will be excluded for the purpose of determining whether minority approval has been obtained under OSC Rule 56-501. Minority approval is not required in order to approve each of the Lions Gate reclassification proposals under the corporate law of British Columbia nor is it required in order to be eligible to permit the distribution of the Lions Gate non-voting shares to stockholders resident in any jurisdiction other than Ontario pursuant to the reclassification and merger. All holders of Lions Gate common shares are eligible to vote for the purpose of determining whether the requisite two-thirds majority of the votes cast by holders of Lions Gate common shares has been obtained to approve each of the Lions Gate reclassification proposals under British Columbia corporate law.
In the event that the Lions Gate minority approval as defined and required under OSC Rule 56-501 or an exemption therefrom is not obtained, Lions Gate will issue Lions Gate non-voting shares issuable to Lions Gate shareholders and Starz stockholders resident in the Province of Ontario in connection with the merger to a trustee who will sell such shares and distribute the proceeds to such Ontario resident Lions Gate shareholders or Starz stockholders, as applicable, pursuant to the terms and conditions of the merger agreement.

Shares Held in Street Name
If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in “street name”), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or nominee. Brokers who hold Lions Gate common shares on behalf of their customers may not give a proxy to Lions Gate to vote those shares without specific instructions from their customers. Please note that you may not vote shares held in street name by returning a proxy card directly to Lions Gate or by voting in person at either special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or nominee.
If you are a Lions Gate shareholder and you do not instruct your broker, bank or nominee to vote, your broker, bank or nominee may not vote those shares, and it will have the effect as described below under “—Abstentions and Broker Non-Votes.”
Abstentions and Broker Non-Votes
If you are a Lions Gate shareholder and you do not instruct your broker, bank or nominee on how to vote your shares of common stock, your broker may not vote your shares on each of the Lions Gate reclassification proposals, the Lions Gate merger issuance proposal, the Lions Gate exchange issuance proposal, the Lions Gate preemptive rights proposal, the Lions Gate indemnity proposal or the Lions Gate adjournment proposal. This will have no effect on the Lions Gate reclassification proposals, the Lions Gate merger issuance proposal, the Lions Gate exchange issuance proposal, the Lions Gate preemptive rights proposal, the Lions Gate indemnity proposal, assuming a quorum is present, or the Lions Gate adjournment proposal.
If you are a Lions Gate shareholder and you fail to vote or abstain from voting (whether or not you attend the special meeting), it will have no effect on each of the Lions Gate reclassification proposals, the Lions Gate merger issuance proposal, the Lions Gate exchange issuance proposal, the Lions Gate preemptive rights proposal, the Lions Gate indemnity proposal, assuming a quorum is present, or the Lions Gate adjournment proposal.
Voting of Proxies
A proxy card is enclosed for your use. Lions Gate requests that you sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. You may also vote your shares by telephone or through the Internet. Information and applicable deadlines for voting proxies by telephone or through the Internet are set forth on the enclosed proxy card. You have the right to appoint a person (who need not be a Lions Gate shareholder), other than the persons designated on the proxy card, to represent you at the Lions Gate special meeting. When the accompanying proxy is returned properly executed, the Lions Gate common shares represented by it will be voted at the Lions Gate special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.
If you sign and return your proxy card without indicating how to vote on any particular proposal, your Lions Gate common shares will be voted in accordance with the recommendation of the Lions Gate board of directors with respect to such proposal. At the date hereof, Lions Gate’s management has no knowledge of any business that will be presented for consideration at the Lions Gate special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Shareholders of Lions Gate. In accordance with the Articles of Lions Gate and British Columbia law, business transacted at the Lions Gate special meeting will be limited to those matters set forth in such notice. Nonetheless, if any other matter is properly presented at the Lions Gate special meeting for consideration, it is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their discretion on such matter.
Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the Lions Gate special meeting in person.
Revocability of Proxies or Voting Instructions
Even after you have submitted your proxy, you may change your vote by depositing a duly executed proxy bearing a later date. In particular, if you are a shareholder of record, you may revoke a previously deposited proxy (a) by an instrument in writing that is received by or at the Lions Gate special meeting prior to the closing of the polls, (b) by an instrument in writing provided to the chair of the Lions Gate special meeting at the Lions Gate special meeting or any adjournment thereof, or (c) in any other manner permitted by law. The powers of the proxy holders will be suspended if you attend the Lions Gate special meeting in person and so request, although attendance at the Lions Gate special meeting will not by itself revoke a previously granted proxy.
Plan participants who wish to revoke their voting instructions must contact the applicable plan trustee and follow its procedures.
Solicitation of Proxies
In accordance with the merger agreement, the cost of proxy solicitation for the Lions Gate special meeting will be borne by Lions Gate. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Lions Gate, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Lions Gate will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. Lions Gate has retained MacKenzie Partners, Inc. to assist in its solicitation of proxies and has agreed to pay them a fee of up to $50,000, plus reasonable expenses, for these services.
Significant Stockholders
To the knowledge of Lions Gate, its directors or officers, other than as described below, as of the date of this joint proxy statement/prospectus, there is no person or company that beneficially owns, directly or indirectly, or exercises control or direction over securities carrying more than 10% of the voting rights exercisable at the Lions Gate special meeting.
Name	Number of common shares	Percentage Ownership(1)
Mark H. Rachesky, M.D.(2)	30,273,049	20.5%

(1)
The percentage of total common shares beneficially owned by each person (or group of affiliated persons) is calculated by dividing: (1) the number of common shares deemed to be beneficially held by such person (or group of affiliated persons) as of September 2, 2016 (unless otherwise indicated), as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended by (2) the sum of  (A) 147,704,412 which is the number of common shares outstanding as of September 2, 2016; plus (B) the number of common shares issuable upon the exercise of options and other derivative securities, if any, exercisable as of September 2, 2016 or within 60 days thereafter, held by such person (or group of affiliated persons) (i.e., November 1, 2016).

(2)
The information is based solely on the information in a Schedule 13D/A filed with the SEC on July 1, 2016 by Dr. Rachesky. According to the information in the Schedule 13D/A, as of June 30, 2016: MHR Institutional Advisors III LLC and MHR Institutional Partners III LP each have sole voting and dispositive power over 23,748,947 shares; MHR Fund Management LLC and MHR Holdings LLC each have sole voting and dispositive power over 30,211,049 shares; and Dr. Rachesky has sole voting and dispositive power over 30,273,049 shares.

Except as otherwise described above, as of September 2, 2016, the directors and senior officers of Lions Gate beneficially own, directly or indirectly, or exercise control or direction over 9.9% of the issued and outstanding Lions Gate common shares.

LIONS GATE PROPOSALS
LIONS GATE PROPOSAL 1: THE LIONS GATE RECLASSIFICATION PROPOSALS
As part of their vote on the reclassification, Lions Gate shareholders are being asked to vote separately on each of the following proposals, which describe the principal alterations necessary to effect the reclassification, and which collectively comprise the Lions Gate reclassification proposals:
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Proposal 1(a)—The approval of the adoption of alterations to the current Notice of Articles of Lions Gate to create and authorize the Lions Gate voting shares and the Lions Gate non-voting shares and remove certain series of preferred shares.   This proposal is to approve the adoption of alterations to the current Notice of Articles of Lions Gate to (x) create a new class of voting shares entitled the “Class A voting shares,” without par value, and with the special rights and restrictions set out in Exhibit A-2 of the merger agreement (which is attached as Annex A to this joint proxy statement/prospectus), and to authorize Lions Gate to issue up to 500,000,000 shares of this new class; (y) create a new class of non-voting shares entitled the “Class B non-voting shares,” without par value, and with the special rights and restrictions set out in set out in Exhibit A-2 of the merger agreement, and to authorize Lions Gate to issue up to 500,000,000 shares of this new class; and (z) remove from the authorized share capital each of the authorized series of preferred shares described in the current Notice of Articles of Lions Gate, none of which are currently outstanding. The form of the alterations to be implemented in this Proposal 1(a) is set out in full in Exhibit A-1 of the merger agreement (which we refer to as the “Interim Notice of Articles of Lions Gate”).

•
Proposal 1(b)—The approval of the adoption of amendments to the current Articles of Lions Gate with respect to the special rights and restrictions of the authorized shares.   This proposal is to approve the adoption of amendments to the current Articles of Lions Gate to, among other things, (i) eliminate the special rights and restrictions of each of the authorized series of preferred shares described in the current Articles of Lions Gate; and (ii) create the special rights and restrictions of the Lions Gate common shares, the Lions Gate voting shares and the Lions Gate non-voting shares, in each case as set forth in in Exhibit A-2 of the merger agreement. The form of the amended and restated articles to be approved in this Proposal 1(b) is set out in full in Exhibit A-2 of the merger agreement (which we refer to as the “Interim Articles of Lions Gate”).

•
Proposal 1(c)—The approval of the conversion of the Lions Gate common shares into the Lions Gate voting shares and the Lions Gate non-voting shares and the adoption of alterations to the Interim Notice of Articles thereafter.   This proposal is to approve and authorize the conversion of each Lions Gate common share into 0.5 Lions Gate voting shares and 0.5 Lions Gate non-voting shares, immediately prior to consummation of the proposed merger, in accordance with the terms of the Interim Articles of Lions Gate and to approve the adoption of alterations to the Interim Notice of Articles of Lions Gate to remove from the authorized share capital of Lions Gate the class of shares entitled the “Common Shares,” none of which would be outstanding following the conversion. The form of the alterations to be implemented to the Interim Notice of Articles in this Proposal 1(c) is set out in full in Exhibit A-4 of the merger agreement (which we refer to as the “New Notice of Articles of Lions Gate”).

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Proposal 1(d)—The approval of the adoption of amendments to the Interim Articles of Lions Gate with respect to changes to remove references to the Lions Gate common shares.   This proposal is to approve the adoption of amendments to the Interim Articles of Lions Gate to eliminate the special rights and restrictions of the Lions Gate common shares (none of which would be outstanding following the conversion) and to remove the references to the Lions Gate common shares in the description of the special rights and restrictions of the Lions Gate voting shares and the Lions Gate non-voting shares. The form of the Amended and Restated Articles of Lions Gate to be approved in this Proposal 1(d) is set out in full in Exhibit A-5 of the merger agreement (which we refer to as the “New Articles of Lions Gate”).

Approval of each of the Lions Gate reclassification proposals by Lions Gate shareholders, and consummation of the reclassification by Lions Gate, is a condition to the closing of the merger. The reclassification will occur immediately prior to completion of the merger only if all other conditions to the merger have been satisfied, and the merger will only occur if the reclassification occurs. For a detailed discussion of the terms and conditions of the merger, see “The Merger—The Merger Agreement— Conditions to Completion of the Merger.”
The approval of each of these proposals is required to effect the reclassification, and each is an integral element of the reclassification. Accordingly, each of the proposals comprising this Proposal 1 is cross-conditioned upon the approval of all of the proposals comprising this Proposal 1. None of the actions contemplated by this Proposal 1 will proceed if any of Proposal 1(a), 1(b), 1(c), or 1(d) is not approved.
In this joint proxy statement/prospectus, when we refer to the approval of each of the Lions Gate reclassification proposals, we are referring to the approval of each of the proposals comprising this Proposal 1, which will collectively constitute approval of this Proposal 1. The proposals set forth above describe the principal amendments to the current Notice of Articles of Lions Gate, the current Articles of Lions Gate, the Interim Notice of Articles of Lions Gate, and the Interim Articles of Lions Gate. Even if specific amendments are not fully described above, the approval of each of the proposals comprising Proposal 1 shall constitute the requisite approval of the adoption of the Interim Notice of Articles of Lions Gate, the Interim Articles of Lions Gate, the New Notice of Articles of Lions Gate and the New Articles of Lions Gate, at the appropriate times, in the form attached to the merger agreement as Exhibit A-1, A-2, A-4 and A-5, respectively. Accordingly, you should read the full text of Interim Notice of Articles of Lions Gate, the Interim Articles of Lions Gate, the New Notice of Articles of Lions Gate and the New Articles of Lions Gate.
Required Vote
Approval of each of the Lions Gate reclassification proposals requires the affirmative vote of the holders of a two-thirds majority of the votes cast at the Lions Gate special meeting, assuming a quorum is present.
In order to be eligible to permit the distribution of the Lions Gate non-voting shares to Lions Gate and Starz stockholders who are resident in the province of Ontario, Canada, each of the Lions Gate reclassification proposals must receive minority approval as such term is defined in OSC Rule 56-501. For the purposes of OSC Rule 56-501, minority approval means approval of each of the Lions Gate reclassification proposals by a majority of the votes cast by holders of Lions Gate common shares at the Lions Gate special meeting, assuming a quorum is present, other than the votes attaching to Lions Gate common shares held directly or indirectly by affiliates of Lions Gate and Lions Gate common shares held directly or indirectly by control persons of Lions Gate. Under Canadian securities laws, MHR is deemed to be a control person of Lions Gate and, as a result of the standstill agreement, Dr. Malone, Discovery and LGP, together with MHR, may be deemed to be a combination of control persons. Accordingly, the votes attaching to Lions Gate common shares held directly or indirectly by MHR, Dr. Malone, Discovery and LGP will be excluded for the purpose of determining whether minority approval has been obtained. Minority approval is not required in order to approve each of the Lions Gate reclassification proposals under the corporate law of British Columbia nor is it required in order to be eligible to permit the distribution of the Lions Gate non-voting shares to stockholders resident in any jurisdiction other than Ontario. All holders of Lions Gate common shares are eligible to vote for the purpose of determining whether the requisite two-thirds majority of the votes cast by holders of Lions Gate common shares has been obtained to approve each of the Lions Gate reclassification proposals under British Columbia corporate law.
Vote Recommendation
The Lions Gate board of directors recommends that Lions Gate shareholders vote “FOR” each of the Lions Gate reclassification proposals.

LIONS GATE PROPOSAL 2: THE LIONS GATE MERGER ISSUANCE PROPOSAL
Pursuant to NYSE rules, shareholder approval is required prior to the issuance of shares if the number of shares to be issued in a transaction equals 20% or more of the number of shares outstanding prior to the issuance. Accordingly, Lions Gate is requesting that holders of outstanding Lions Gate common shares consider and vote on a proposal to approve the issuance of Lions Gate non-voting shares and Lions Gate voting shares to Starz stockholders in the merger pursuant to the merger agreement.
Approval of the Lions Gate merger issuance proposal is a condition to the closing of the merger. If the Lions Gate merger issuance proposal is not approved, the merger will not occur. For a detailed discussion of the terms and conditions of the merger, see “The Merger—The Merger Agreement—Conditions to Completion of the Merger.”
Required Vote
Approval of the Lions Gate merger issuance proposal requires the affirmative vote of the majority of the votes cast by holders of Lions Gate common shares, assuming a quorum is present.
Vote Recommendation
The Lions Gate board of directors recommends that Lions Gate shareholders vote “FOR” the approval of the Lions Gate merger issuance proposal.

LIONS GATE PROPOSAL 3: THE LIONS GATE EXCHANGE ISSUANCE PROPOSAL
Lions Gate shareholders are being asked to approve the issuance of Lions Gate common shares to the M-B stockholders in the exchange.
Pursuant to NYSE rules, stockholder approval is required prior to any issuance or sale of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of related transactions with any director, officer or substantial security holder of the company (each of whom we refer to as a “related party”), if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be converted or exercised, exceeds either 1% of the number of shares of common stock or 1% of the voting power outstanding before the issuance or sale.
Because Dr. Malone is a director of Lions Gate and because the Lions Gate common shares to be issued in the exchange would exceed 1% of both the number of shares of common stock or 1% of the voting power outstanding before the issuance or sale, under the applicable NYSE rules, stockholder approval of the issuance of such securities is required.
Accordingly, Lions Gate is seeking stockholder approval of the issuance of Lions Gate common shares to the M-B stockholders in the exchange.
Required Vote
Note that approval of the Lions Gate exchange issuance proposal is not a condition to the consummation of the exchange. If the M-B stockholders elect to receive all cash consideration in the exchange, or if Lions Gate fails to receive the required stockholder approval to issue Lions Gate common shares to the M-B stockholders in the exchange, the M-B stockholders will instead receive per share consideration of  $36.30 in cash for each share of Starz Series B common stock sold in the exchange, which would represent aggregate cash consideration of  $249.2 million. If the M-B stockholders receive Lions Gate common shares in the exchange, as of the record date, they would own [•]% of the outstanding Lions Gate common shares. In addition, approval of the Lions Gate exchange issuance proposal is not a condition to the consummation of the merger.
The vote on the Lions Gate exchange issuance proposal is a vote separate and apart from the vote on each of the Lions Gate reclassification proposals and the Lions Gate merger issuance proposal. Accordingly, you may vote to approve each of the Lions Gate reclassification proposals and/or the Lions Gate merger issuance proposals and vote not to approve the Lions Gate exchange issuance proposal and vice versa.
Approval of the Lions Gate exchange issuance proposal requires the affirmative vote of the majority of the votes cast by holders of Lions Gate common shares, assuming a quorum is present. The exchange will not occur if the merger is completed.
Vote Recommendation
The Lions Gate board of directors recommends that Lions Gate shareholders vote “FOR” the Lions Gate exchange issuance proposal.

LIONS GATE PROPOSAL 4: THE LIONS GATE PREEMPTIVE RIGHTS PROPOSAL
Lions Gate shareholders are being asked to approve all issuances of Lions Gate securities to LGP, Discovery and MHR in connection with the exercise of their preemptive rights under the investor rights agreement with respect to any such issuances that occur during the five-year period following the receipt of such stockholder approval.
Pursuant to the investor rights agreement, Lions Gate agreed to provide LGP, Discovery and MHR preemptive rights with respect to the issuance of New Issue Securities (as defined in the investor rights agreement) for cash consideration. Pursuant to the amendment to the investor rights agreement, Lions Gate has agreed that it will not issue any New Issue Securities (including Lions Gate common shares, Lions Gate non-voting shares and/or Lions Gate voting shares) until it obtains shareholder approval for such issuance if shareholder approval would be required in order to give effect to the preemptive rights granted in the investor rights agreement.
Pursuant to NYSE rules, shareholder approval is required prior to any issuance or sale of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of related transactions with any director, officer or substantial security holder of the company (each of whom we refer to as a “related party”), if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be converted or exercised, exceeds either 1% of the number of shares of common stock or 1% of the voting power outstanding before the issuance or sale. LGP, Discovery and MHR may be deemed related parties under NYSE rules and regulations. Thus, under the applicable NYSE rules, shareholder approval of the issuance of certain securities could be required in order for LGP, Discovery and MHR to exercise their preemptive rights under the investor rights agreement.
Based on discussions with representatives of the NYSE, we understand that the NYSE policy requires us to seek further shareholder approval of these preemptive rights every five years.
Accordingly, Lions Gate is seeking shareholder approval for all potential issuances of New Issue Securities (including Lions Gate common shares, Lions Gate voting shares and Lions Gate non-voting shares) to LGP, Discovery and MHR in connection with their exercise of preemptive rights under the investor rights agreement which occur prior to and including the five-year anniversary of this Lions Gate special meeting.
Required Vote
Approval of the Lions Gate preemptive rights proposal is not a condition to the consummation of the merger.
The vote on the Lions Gate preemptive rights proposal is a vote separate and apart from the vote on each of the Lions Gate reclassification proposals and the Lions Gate merger issuance proposal. Accordingly, you may vote to approve each of the Lions Gate reclassification proposals and/or the Lions Gate merger issuance proposals and vote not to approve the Lions Gate preemptive rights proposal and vice versa.
Approval of the Lions Gate preemptive rights proposal requires the affirmative vote of the majority of the votes cast by holders of Lions Gate common shares, assuming a quorum is present.
Vote Recommendation
The Lions Gate board of directors recommends that Lions Gate shareholders vote “FOR” the Lions Gate preemptive rights proposal.

LIONS GATE PROPOSAL 5: THE LIONS GATE INDEMNITY PROPOSAL
Lions Gate shareholders are being asked to approve the amendment of the Articles of Lions Gate to extend indemnities currently provided for in the Articles of Lions Gate in favor of directors and former directors of Lions Gate to also apply to officers and former officers of Lions Gate.
Required Vote
Note that approval of the Lions Gate indemnity proposal is not a condition to the consummation of the merger or the exchange.
The amendments to the Lions Gate Articles that will be made upon the approval of the Lions Gate reclassification proposals include the amendments that are proposed to be made in connection with the Lions Gate indemnity proposal. In the event the Lions Gate reclassification proposals are not approved, the vote on the Lions Gate indemnity proposal is a vote separate and apart from the vote on the Lions Gate reclassification proposals, the Lions Gate merger issuance proposal and the Lions Gate exchange issuance proposal. Accordingly, you may vote to approve the Lions Gate reclassification proposals, the Lions Gate merger issuance proposal and/or the Lions Gate exchange issuance proposal and vote not to approve the Lions Gate indemnity proposal and vice versa, except that if the Lions Gate reclassification proposals are approved the amendments to the Lions Gate Articles proposed in connection with the Lions Gate indemnity proposal will be made as part of the reclassification and the vote on the Lions Gate indemnity proposal will have no effect.
Approval of the Lions Gate indemnity proposal requires the affirmative vote of the majority of the votes cast by holders of Lions Gate common shares, assuming a quorum is present.
Vote Recommendation
The Lions Gate board of directors recommends that Lions Gate shareholders vote “FOR” the Lions Gate indemnity proposal.

LIONS GATE PROPOSAL 6: THE LIONS GATE ADJOURNMENT PROPOSAL
Lions Gate shareholders are being asked to approve the adjournment of the Lions Gate special meeting, if necessary or appropriate, to solicit additional proxies in favor of the above proposals, if there are insufficient votes at the time of such adjournment to approve such proposals.
If, at the Lions Gate special meeting, the number of Lions Gate common shares present or represented and voting in favor of the Lions Gate merger issuance proposal or each of the Lions Gate reclassification proposals is insufficient to approve the corresponding proposal, Lions Gate may move to adjourn the Lions Gate special meeting in order to enable the Lions Gate board of directors to solicit additional proxies for approval of such proposals.
Lions Gate is asking its shareholders to authorize the holder of any proxy solicited by the Lions Gate board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Lions Gate special meeting to another time and place for the purpose of soliciting additional proxies. If the Lions Gate shareholders approve this proposal, Lions Gate could adjourn the Lions Gate special meeting and any adjourned session of the Lions Gate special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Lions Gate shareholders who have previously voted.
Required Vote
Approval of the Lions Gate adjournment proposal is not a condition to the consummation of the merger.
The vote on the Lions Gate adjournment proposal is a vote separate and apart from the vote on each of the Lions Gate reclassification proposals and the Lions Gate merger issuance proposal. Accordingly, you may vote to approve each of the Lions Gate reclassification proposals and/or the Lions Gate merger issuance proposal and vote not to approve the Lions Gate adjournment proposal and vice versa.
Approval of the Lions Gate adjournment proposal requires the affirmative vote of the majority of the votes cast by holders of Lions Gate common shares at the Lions Gate special meeting, assuming a quorum is present.
Vote Recommendation
The Lions Gate board of directors recommends that Lions Gate shareholders vote “FOR” the Lions Gate adjournment proposal.

THE STARZ SPECIAL MEETING
Date, Time and Place
The Starz special meeting will be held at [•], at [•] local time, on [•], 2016.
Purpose of the Starz Special Meeting
At the Starz special meeting, Starz stockholders will be asked to consider and vote upon the following matters:
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the Starz merger proposal;

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the Starz compensation proposal; and

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the Starz adjournment proposal.

Recommendation of the Starz Board of Directors
The Starz board of directors, upon the unanimous recommendation of a special committee comprised entirely of independent and disinterested directors, unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger, are advisable and in the best interests of Starz and its stockholders, and approved and declared advisable the merger agreement and the transactions contemplated thereby, including, without limitation, the merger.
The Starz board of directors recommends that holders of Starz common stock vote “FOR” the Starz merger proposal, “FOR” the Starz compensation proposal and “FOR” the Starz adjournment proposal.
Starz Record Date; Stock Entitled to Vote
Only holders of record of Starz common stock at the close of business on [•], 2016, the record date for the Starz special meeting, will be entitled to notice of, and to vote at, the Starz special meeting or any adjournments or postponements thereof. Each share of Starz Series A common stock is entitled to cast one vote on all matters that come before the Starz special meeting. Each share of Starz Series B common stock is entitled to cast ten votes on all matters that come before the Starz special meeting.
On the record date, there were [•] shares of Starz Series A common stock outstanding and entitled to vote at the Starz special meeting and approximately [•] shares of Starz Series B common stock outstanding and entitled to vote at the Starz special meeting.
On the record date, approximately [•]% of the outstanding shares of Starz Series A common stock were held by Starz directors and executive officers and their affiliates. On the record date, approximately [•]% of the outstanding shares of Starz Series B common stock were held by Starz directors and executive officers and their affiliates. Starz currently expects that the directors and executive officers of Starz (except that those who are party to the Starz voting agreement have agreed to vote shares of Starz constituting an aggregate of 33.53% of the voting power of Starz common stock in favor of the merger, and to vote the pro rata portion of the excess of such stockholders’ shares of Starz common stock over such 33.53% limit in the same manner and in proportion to the votes of all Starz stockholders voting other than the Starz voting agreement stockholders) will vote their shares of Starz common stock in favor of the Starz merger proposal, the Starz compensation proposal and the Starz adjournment proposal. For more information, see “The Merger—Starz Voting Agreement.”
Quorum
The holders of a majority of the total voting power of the outstanding shares of Starz common stock entitled to vote at the special meeting present in person or represented by proxy constitute a quorum at the special meeting. For purposes of determining a quorum, your shares will be included as represented at the meeting even if your proxy indicates that you abstain from voting. If a broker, who is a record holder of shares, indicates on a form of proxy that the broker does not have discretionary authority to vote those shares, or if those shares are voted in circumstances in which proxy authority is defective or has been withheld, those shares will not be treated as present for purposes of determining the presence of a quorum.

Required Vote
The Starz merger proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Starz Series A common stock and Series B common stock, voting together as a single class. The Starz compensation proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Starz Series A common stock and Starz Series B common stock, voting together as a single class, present in person or represented by proxy at the meeting and entitled to vote thereon, assuming a quorum is present. The Starz adjournment proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Starz Series A common stock and Starz Series B common stock, voting together as a single class, present in person or represented by proxy at the meeting and entitled to vote thereon, assuming a quorum is present. If a quorum is not present at the Starz special meeting, the chair of the Starz special meeting may adjourn the Starz special meeting in his sole discretion.
The approval of the Starz merger proposal is a condition to the completion of the merger. The approval of the Starz compensation proposal and the Starz adjournment proposal are not conditions to the completion of the merger.
Shares Held in Street Name
If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in “street name”), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or nominee. Brokers who hold shares of Starz common stock on behalf of their customers may not give a proxy to Starz to vote those shares without specific instructions from their customers. Please note that you may not vote shares held in street name by returning a proxy card directly to Starz or by voting in person at either special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or nominee.
If you are a Starz stockholder and you do not instruct your broker, bank or nominee to vote, your broker, bank or nominee may not vote those shares, and it will have the effect as described below under “—Abstentions and Broker Non-Votes.”
Abstentions and Broker Non-Votes
If you are a Starz stockholder and (a) fail to vote, it will have the same effect as a vote against the Starz merger proposal, but it will have no effect on the Starz compensation proposal, assuming a quorum is present, or the Starz adjournment proposal, assuming a quorum is present, or (b) abstain from voting, it will have the same effect as a vote against the Starz merger proposal, the Starz compensation proposal, and the Starz adjournment proposal.
If you are a Starz stockholder and you fail to instruct your broker, bank or nominee to vote your shares of Starz common stock, as applicable, your broker may not vote your shares on the Starz merger proposal, the Starz compensation proposal or the Starz adjournment proposal. This will have the same effect as a vote against the Starz merger proposal, but it will have no effect on the Starz compensation proposal, assuming a quorum is present, or the Starz adjournment proposal, assuming a quorum is present.
Voting of Proxies
A proxy card is enclosed for your use. Starz requests that you sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. You may also vote your shares by telephone or through the Internet. Information and applicable deadlines for voting by telephone or through the Internet are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of Starz common stock represented by it will be voted at the Starz special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.
If you sign and return your proxy card without indicating how to vote on any particular proposal, your shares of Starz common stock will be voted in accordance with the recommendation of the Starz board of directors with respect to such proposal. As of the date hereof, the management of Starz has no knowledge of any business that will be presented for consideration at the Starz special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Stockholders of Starz. In accordance with the Amended and Restarted Bylaws of Starz, as amended (which we refer to as the “Starz Bylaws”) and the DGCL, business transacted at the Starz special meeting will be limited to those matters set forth in such notice. Nonetheless, if any other matter is properly presented at the Starz special meeting for consideration, it is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their discretion on such matter.
Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the Starz special meeting in person.
Revocability of Proxies or Voting Instructions
Even after you have submitted your proxy, you may change your vote by depositing a duly executed proxy bearing a later date. You may also change your vote at the special meeting. In particular, if you are a stockholder of record, you may revoke a previously deposited proxy (a) by an instrument in writing that is received by or at the Starz special meeting prior to the closing of the polls, (b) by an instrument in writing provided to the chair of the Starz special meeting at the Starz special meeting or any adjournment or postponement thereof, (c) by voting in person at the special meeting or (d) in any other manner permitted by law. The powers of the proxy holders will be suspended if you attend the Starz special meeting in person and so request, although attendance at the Lions Gate special meeting will not by itself revoke a previously granted proxy.
If your shares are held in an account by a broker, bank or other nominee, you should contact your nominee to change your vote or revoke your proxy.
Solicitation of Proxies
In accordance with the merger agreement, the cost of proxy solicitation for the Starz special meeting will be borne by Starz. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Starz, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Starz will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. Starz has retained D.F. King & Co., Inc. to assist in its solicitation of proxies and has agreed to pay them a fee of $10,000 plus reasonable expenses, for these services.

STARZ PROPOSALS
STARZ PROPOSAL 1: THE STARZ MERGER PROPOSAL
Starz is asking its stockholders to approve the adoption of the merger agreement and the transactions contemplated thereby, including, without limitation, the merger. For a detailed discussion of the terms of the merger agreement, see “The Merger—The Merger Agreement.” As discussed in the section entitled “The Merger—Starz’s Reasons for the Merger; Recommendations of the Starz Board of Directors,” after careful consideration, the Starz board of directors, upon unanimous recommendation of a special committee comprised entirely of independent and disinterested directors, unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the merger, are advisable and in the best interests of Starz and its stockholders, and approved and declared advisable the merger agreement and transactions contemplated thereby, including the merger.
Approval of the Starz merger proposal is a condition to the closing of the merger. If the Starz merger proposal is not approved, the merger will not occur. For a detailed discussion of the terms and conditions of the merger, see “The Merger—The Merger Agreement—Conditions to Completion of the Merger.”
Required Vote
Approval of the Starz merger proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Starz Series A common stock and Starz Series B common stock, voting together as a single class. For purposes of this vote, an abstention or a failure to vote will have the same effect as a vote “AGAINST” the Starz merger proposal.
Vote Recommendation
The Starz board of directors unanimously recommends that Starz stockholders vote “FOR” the Starz merger proposal.

PROPOSAL 2: THE STARZ COMPENSATION PROPOSAL
Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Starz is required to submit a proposal to its common stockholders for an advisory (nonbinding) vote to approve certain compensation that may become payable to Starz’s named executive officers in connection with the completion of the merger, which have been quantified in the tables below and are discussed in more detail in the footnotes to the table and the associated narrative discussion in the section entitled “The Merger—Interests of Starz Directors and Executive Officers in the Merger”.
Advisory Vote on Merger-Related Compensation for Starz Named Executive Officers
The table below sets forth for each Starz named executive officer estimates of the amounts of compensation that are based on or otherwise relate to the merger or that will or may become payable to the named executive officer on a qualifying termination of employment following, or prior to and in connection with, the merger (i.e., on a “double-trigger” basis). Starz stockholders are being asked to approve, on a non-binding, advisory basis, such compensation for these named executive officers. Because the vote to approve such compensation is advisory only, it will not be binding on either Starz or Lions Gate. Accordingly, if the proposal to adopt the merger agreement is approved by Starz stockholders and the merger is completed, the compensation will be payable regardless of the outcome of the vote to approve such compensation, subject only to the conditions applicable thereto, which are described in the footnotes to the table below and above under “Interests of Starz Directors and Executive Officers in the Merger.”
The potential payments in the table below are based on the following assumptions:
•
the relevant price per share of Starz common stock is $29.49, which equals the average closing price of a share of Starz common stock over the five business day period following the first public announcement of the merger on June 30, 2016 and is the assumed price solely for purposes of this disclosure;

•
the effective time of the merger is August 31, 2016, which is the latest practicable date prior to the filing of this disclosure and the assumed date of the effectiveness of the merger solely for purposes of this golden parachute compensation disclosure; and

•
the named executive officers of Starz, other than Mr. Albrecht, are terminated without “cause” or resign for “good reason” immediately following the assumed effective time of the merger on August 31, 2016;

•
Mr. Albrecht is terminated without “cause” or resigns with “good reason” on January 7, 2017; and

•
the number of outstanding equity awards held by each named executive officer is based on the number of outstanding equity awards held by the named executive officers as of August 31, 2016 (such numbers do not forecast any grants, any vesting, additional issuances, dividends, or additional forfeitures of equity-based awards following the date of this disclosure).

The amounts shown are estimates of amounts that would be payable to the named executive officers based on multiple assumptions that may or may not actually occur, including the assumptions described above. Some of the assumptions are based on information not currently available and, as a result, the actual amounts received by a named executive officer may differ materially from the amounts shown in the following table.

The following table, footnotes and discussion describe the potential payments and benefits for the named executive officers. Please see “The Merger—Interests of Starz Directors and Executive Officers in the Merger” for a narrative description of the specific circumstances that would trigger payments, the timing and form of payments and the material conditions or obligations applicable to the receipt of such payments and benefits.
NEO	Cash ($)	Equity ($)	Pension/ NQDC(a) ($)	Perquisites/ Benefits(b) ($)	Tax Reimbursement ($)	Total ($)
Christopher P. Albrecht(i)	6,750,000(c)	20,681,936(d)	—	34,593	—	27,466,529
Scott D. Macdonald	1,808,500(e)	1,618,938(f)	324,307	37,428	—	3,789,173
Glenn E. Curtis(g)	—	—	—	—	—	—
Jeffrey A. Hirsch	1,703,644(h)	1,334,246(f)	517,892	14,716	—	3,570,498
Carmi D. Zlotnik	1,968,123(e)	1,835,309(f)	—	34,593	—	3,838,025

(a)
Amounts represent each named executive officer’s deferred compensation balance as of August 31, 2016 under the Starz, LLC Deferred Compensation Plan, and it is assumed that the plan has been terminated and all amounts are paid out, in each case, upon the effective time. The accelerated payment of deferred compensation is a “single-trigger” benefit payable upon the change in control.

(b)
Amounts represent the value of 18 months of COBRA benefits. COBRA benefits are a “double-trigger benefit” contingent upon a termination without cause or resignation with good reason during the 30 days preceding or 12 months following a change in control for Messrs. Macdonald, Hirsch and Zlotnik or at any time for Mr. Albrecht.

(c)
Mr. Albrecht’s cash payments consist of: (i) salary continuation through the earlier of 18 months and the end of the employment term and (ii) a lump sum payment of 1.5 times his annual target cash bonus for calendar year 2017. Mr. Albrecht’s cash severance is a “double-trigger” benefit contingent upon Mr. Albrecht’s termination without cause or resignation with good reason.

(d)
For Mr. Albrecht, equity award acceleration is a “double-trigger” benefit such that outstanding, unvested Starz stock options, restricted stock awards and restricted stock unit awards that are converted into corresponding Lions Gate awards upon the effective time will vest upon Mr. Albrecht’s termination without cause or resignation with good reason as follows: (i) the number of unvested options and restricted stock awards that would have vested during the 18 months following Mr. Albrecht’s termination will vest and (ii) unvested performance-based restricted stock unit awards will vest pro rata based on time worked during the performance period, based on actual performance. The aggregate estimated value of Mr. Albrecht’s accelerated equity vesting in the table above includes (x) $17,757,295 in respect of outstanding, unvested stock options, calculated by multiplying the number of outstanding stock options by the difference between $29.49 and the option’s exercise price and (y) $2,924,641 in respect of outstanding, unvested restricted stock award grants, calculated by multiplying the number of outstanding shares of restricted stock by $29.49. For Mr. Albrecht’s stock options with an exercise price in excess of  $29.49, the estimated value is zero.

(e)
The cash payments payable to Messrs. Macdonald and Zlotnik consist of  (i) an amount equal to 18 months of such person’s base pay, a portion of which is payable in a lump sum and a portion of which is payable in installments and (ii) an additional lump sum payment equal to a specified percentage (70% for both for Messrs. Macdonald and Zlotnik) multiplied by 18 months of such person’s base salary. Cash severance is a “double-trigger” benefit contingent upon a termination of the named executive officer without cause or the named executive officer’s resignation with good reason during the 30 days preceding or 12 months following the effective time. Mr. Zlotnik is eligible to receive $143,127 as a retention bonus if he remains employed continuously through December 31, 2016 or if he is terminated without cause or for good reason, as defined, during the 30 days preceding or 12 months following a change in control. If Mr. Zlotnik’s employment is otherwise involuntarily terminated for reasons other than cause during 2016, Mr. Zlotnik would be entitled to a pro-rated retention bonus under the arrangement. Mr. Zlotnik’s proposed retention bonus is a “single-trigger” benefit payable based on his continued service to Starz. In addition, on September 6, 2016, the compensation committee of the Starz board of directors approved a $100,000 cash bonus to Mr. Macdonald in recognition of his work on due diligence projects related to the merger. This cash bonus is a single trigger benefit that will be paid in Starz’s first payroll following September 6, 2016.
(f)
For Messrs. Macdonald, Hirsch and Zlotnik, equity award acceleration is a “double-trigger” benefit, such that outstanding, unvested Starz stock options, restricted stock awards and restricted stock unit awards that are converted into corresponding Lions Gate awards upon the effective time will vest upon the executive officer’s termination without cause or resignation for good reason within 30 days preceding or one year following the effective time as follows: (i) stock options and restricted stock awards will vest in full, (ii) performance-based restricted stock unit awards granted on or after March 25, 2016 will vest in an amount equal to the positive difference (if any) between (x) 50% of the number of performance-based restricted stock units granted under the award agreement and (y) the number of performance-based restricted stock units that were accelerated in connection with the effective time and (iii) performance-based restricted stock units granted prior to March 25, 2016 will vest in full, with performance deemed satisfied at target. The estimated value of stock options is calculated by multiplying the number of outstanding stock options by the difference between $29.49 and the option’s exercise price. For stock options with an exercise price in excess of  $29.49, the estimated value is zero.

Name	Options ($)	Restricted Stock Awards ($)	Performance-Based Restricted Stock Unit Awards ($)
Scott D. Macdonald	191,195	1,095,140	332,603
Glenn E. Curtis	—	—	—
Jeffrey A. Hirsch	—	930,262	403,984
Carmi D. Zlotnik	222,559	1,233,862	378,888
(g)
Mr. Curtis retired on July 1, 2016. Following his retirement, Mr. Curtis is no longer eligible for benefits under his change in control severance agreement. The benefits Mr. Curtis received in connection with his retirement were disclosed in Starz’s Current Report on Form 8-K filed on June 2, 2016.

(h)
Mr. Hirsch’s cash payments consist of  (i) an amount equal to Mr. Hirsch’s base salary through July 19, 2018, a portion of which is payable in a lump sum and a portion of which is payable in installments and (ii) a lump sum payment equal to 70% of his base salary during the year of termination. Mr. Hirsch’s cash severance is a “double-trigger” benefit contingent upon a termination of his employment without cause or his resignation with good reason during the 30 days preceding or 12 months following the effective time.

(i)
Per the terms of Mr. Albrecht’s employment arrangement, Mr. Albrecht cannot be terminated without cause prior to January 7, 2017. In the event that Mr. Albrecht is terminated without cause on August 31, 2016, the assumed effective date of the merger, he would receive the following additional payments and benefits in connection with his continued employment through January 7, 2017: (i) continued base salary through January 7, 2017, (ii) a bonus for fiscal year 2016 based on actual performance, (iii) continued participation in health, welfare, retirement and perquisite programs, (iv) accelerated vesting of the $3,625,000 stock option grant and $1,812,500 restricted stock award he will receive on January 1, 2017, and (vi) the $1,812,500 performance-based restricted stock unit award he will receive on January 1, 2017 will vest based on actual performance, prorated for time worked during the performance period. The value of these potential payments and benefits is not included in the table above.

Vote Recommendation
The Starz board unanimously recommends that Starz’s common stockholders approve the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of Starz Properties, Inc. in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the joint proxy statement/prospectus entitled “The

Merger—Interests of Starz Directors and Executive Officers in the Merger” including the footnotes to the table and the associated narrative discussion, and the agreements and plans pursuant to which such compensation may be paid or become payable, is hereby APPROVED.”
Required Vote
The vote on the Starz compensation proposal is a vote separate and apart from the vote on the Starz merger proposal. Accordingly, you may vote to approve the Starz merger proposal and vote not to approve the Starz compensation proposal and vice versa. Because the vote on the Starz compensation proposal is advisory only, it will not be binding on Starz or Lions Gate. Accordingly, if the merger agreement is approved and adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the Starz compensation proposal.
The approval of the Starz compensation proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Starz Series A common stock and Starz Series B common stock, voting together as a single class, present in person or represented by proxy at the meeting and entitled to vote thereon, assuming a quorum is present. For purposes of this vote, a failure to vote will have no effect on the Starz compensation proposal (assuming a quorum is present) and an abstention will have the same effect as a vote “AGAINST” the Starz compensation proposal.
The Starz board of directors unanimously recommends that you vote “FOR” the Starz compensation proposal.

PROPOSAL 3: THE STARZ ADJOURNMENT PROPOSAL
We are seeking stockholder approval to adjourn the special meeting even if a quorum is present, if necessary and appropriate, to solicit additional proxies if we do not have sufficient votes at the special meeting to determine if stockholders are in favor of the Starz merger proposal. If a quorum is not present at the Starz special meeting, however, the chair of the Starz special meeting may adjourn the Starz special meeting in his sole discretion. If the special meeting is adjourned, and the adjournment is for a period of 30 days or less, no notice of the time or place of the reconvened meeting will be given to our stockholders other than an announcement made at the special meeting. At the adjourned meeting any business may be transacted that might have been transacted at the original meeting. If the adjournment is for more than 30 days, however, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the original meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the board of directors shall fix a new record date for notice of such adjourned meeting in accordance with Delaware law, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Required Vote
Approval of the Starz adjournment proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Starz Series A common stock and Starz Series B common stock, voting together as a single class, present in person or represented by proxy at the meeting and entitled to vote thereon, assuming a quorum is present. For purposes of this vote, a failure to vote will have no effect on the Starz adjournment proposal (assuming a quorum is present) and an abstention will have the same effect as a vote “AGAINST” the Starz adjournment proposal. If a quorum is not present at the Starz special meeting, the chair of the Starz special meeting may adjourn the Starz special meeting in his sole discretion.
Vote Recommendation
The Starz board of directors unanimously recommends that Starz stockholders vote “FOR” the Starz adjournment proposal.

COMPARATIVE STOCK PRICES AND DIVIDENDS
The Lions Gate common shares are listed for trading on the NYSE under the symbol “LGF.” Shares of Starz Series A common stock are listed for trading on the NASDAQ under the symbol “STRZA” and shares of Starz Series B common stock are listed for trading on the NASDAQ under the symbol “STRZB.” The following table presents trading information, rounded to the nearest cent, for Lions Gate common shares and Starz common stock on June 29, 2016, the last trading day before public announcement of the merger agreement and September 2, 2016, the latest practicable trading day before the date of this joint proxy statement/prospectus.
Date	Lions Gate common shares			Starz Series A common stock			Starz Series B common stock
	High	Low	Close	High	Low	Close	High	Low	Close
June 29, 2016	$21.11	$20.16	$20.94	$28.36	$26.94	$28.25	$27.97	$27.63	$27.97
September 2, 2016(1)	$20.69	$20.21	$20.48	$31.05	$30.70	$30.84	$32.30	$32.30	$32.30

(1)
Data for Starz Series B common stock is as of September 1, 2016, the latest practicable date for which such information was available before the date of this joint proxy statement/prospectus.

For illustrative purposes, the following table provides Starz equivalent per share information on each of the specified dates. Starz equivalent per share amounts are calculated by multiplying the per share price of each Lions Gate common share by the exchange ratio and adding the appropriate cash consideration.
Date	Lions Gate common shares			Starz Series A common stock			Starz Series B common stock
	High	Low	Close	High	Low	Close	High	Low	Close
June 29, 2016	$21.11	$20.16	$20.94	$32.32	$31.68	$32.21	$33.95	$32.75	$33.73
September 2, 2016	$20.69	$20.21	$20.48	$32.04	$31.71	$31.89	$33.42	$32.81	$33.15
The following tables set forth the high and low sales prices, rounded to the nearest cent, of Lions Gate common shares and Starz common stock, and the quarterly cash dividends declared per share, for the calendar quarters indicated.
Lions Gate
	High	Low	Dividend Declared
2014
First Quarter	$33.12	$23.96	$0.05
Second Quarter	$29.11	$24.21	$0.05
Third Quarter	$33.40	$26.86	$0.07
Fourth Quarter	$35.04	$28.43	$0.07
2015
First Quarter	$34.26	$27.07	$0.07
Second Quarter	$37.66	$29.80	$0.07
Third Quarter	$40.18	$27.13	$0.09
Fourth Quarter	$40.94	$31.54	$0.09
2016
First Quarter	$31.72	$16.07	$0.09
Second Quarter	$23.41	$19.28	$0.09
Third Quarter (through September 2, 2016)	$23.37	$18.52	$0.00

Starz Series A Common Stock
	High	Low	Dividend Declared
2014
First Quarter	$33.75	$26.38	$0.00
Second Quarter	$34.20	$27.99	$0.00
Third Quarter	$33.69	$27.36	$0.00
Fourth Quarter	$34.53	$27.53	$0.00
2015
First Quarter	$34.71	$27.31	$0.00
Second Quarter	$45.67	$34.06	$0.00
Third Quarter	$46.59	$34.24	$0.00
Fourth Quarter	$40.69	$31.63	$0.00
2016
First Quarter	$33.62	$20.33	$0.00
Second Quarter	$32.39	$24.13	$0.00
Third Quarter (through September 2, 2016)	$31.98	$28.94	$0.00
Starz Series B Common Stock
	High	Low	Dividend Declared
2014
First Quarter	$33.60	$26.32	$0.00
Second Quarter	$33.15	$27.60	$0.00
Third Quarter	$33.19	$27.54	$0.00
Fourth Quarter	$34.82	$27.72	$0.00
2015
First Quarter	$34.69	$27.68	$0.00
Second Quarter	$44.86	$34.89	$0.00
Third Quarter	$44.39	$36.26	$0.00
Fourth Quarter	$38.69	$32.42	$0.00
2016
First Quarter	$30.63	$25.02	$0.00
Second Quarter	$33.27	$24.75	$0.00
Third Quarter (through September 2, 2016)	$33.22	$29.42	$0.00

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
On June 30, 2016, Lions Gate and Starz entered into the merger agreement, pursuant to which a wholly owned subsidiary of Lions Gate will merge with and into Starz, with Starz continuing its existence as a wholly owned subsidiary of Lions Gate. Under the terms of the merger agreement, immediately prior to consummation of the proposed merger, Lions Gate will effect the reclassification of its share capital, pursuant to which each existing Lions Gate common share will be converted into 0.5 shares of a newly issued class of Lions Gate voting shares and 0.5 shares of a newly issued class of Lions Gate non-voting shares, subject to the terms and conditions of the merger agreement. Following the reclassification, in the proposed merger, (a) each share of Starz Series A common stock will be converted into the right to receive $18.00 in cash and 0.6784 Lions Gate non-voting shares, and (b) each share of Starz Series B common stock will be converted into the right to receive $7.26 in cash, 0.6321 Lions Gate non-voting shares and 0.6321 Lions Gate voting shares, in each case, subject to the terms and conditions of the merger agreement, and, in each case, except for (i) any shares of Starz common stock held by (A) Lions Gate or any of its wholly owned subsidiaries including Merger Sub or (B) under certain circumstances, any Starz stockholder resident in Ontario, who may have their shares of Starz common stock exchanged instead for an equivalent value in cash, pursuant to the terms and conditions of the merger agreement, and (ii) any shares of Starz common stock held by any Starz stockholder who is entitled to demand and properly demands appraisal of such shares pursuant to Section 262 of the DGCL.
The following unaudited pro forma condensed combined financial statements give effect to the following:
•
Reclassification:   The reclassification of Lions Gate’s share capital, pursuant to which each existing Lions Gate common share will be converted into 0.5 shares of a newly issued class of Lions Gate voting shares and 0.5 shares of a newly issued class of Lions Gate non-voting shares, subject to the terms and conditions of the merger agreement.

•
Merger:   The payment in the merger of  $18.00 in cash and the issuance of 0.6784 Lions Gate non-voting shares in exchange for each share of Starz Series A common stock and the payment in the merger of  $7.26 in cash, the issuance of 0.6321 Lions Gate non-voting shares and 0.6321 Lions Gate voting shares for each share of Starz Series B common stock, in each case, except for any shares of Starz common stock held by Lions Gate or any of its wholly owned subsidiaries including Merger Sub.

•
Debt Financing:   The incurrence and use of proceeds of new debt necessary to (i) finance the payment of the cash purchase consideration of the merger, (ii) repay all amounts outstanding under Starz’s credit facility and senior notes, (iii) repay all amounts outstanding under Lions Gate’s senior revolving credit facility, term loan and senior notes, and (iv) pay fees and expenses related to the foregoing.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2016 and the unaudited pro forma condensed combined statements of income for the year ended March 31, 2016 and for the three months ended June 30, 2016 presented herein are based on the historical financial statements of Lions Gate and Starz as adjusted to give effect to the reclassification, the merger and related debt financing transactions and the assumptions and adjustments described in the accompanying notes to these unaudited pro forma condensed combined financial statements.
The merger will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) No. 805, Business Combinations (“ASC 805”). Under the acquisition method of accounting, the total estimated purchase price, as described in Note 4 to these unaudited pro forma condensed combined financial statements, has been preliminarily estimated and allocated to the tangible and intangible assets acquired and liabilities assumed of Starz based on a preliminary estimate of their fair value. The preliminary purchase price and allocation of the preliminary purchase price to the assets and liabilities acquired is subject to revision, as a more detailed analysis is completed and additional information on the fair value of assets and liabilities become available, including receipt of final appraisals of the net assets acquired. Differences between these preliminary estimates and the final acquisition accounting could occur and these differences could be material. A change in the fair value of the net assets of Starz may change the amount of the purchase price allocable to goodwill, and could have a material impact on the accompanying unaudited pro forma condensed combined statements of income.
The unaudited pro forma condensed combined financial statements assume the following:
•
The unaudited pro forma condensed combined balance sheet as of June 30, 2016 assumes the reclassification, merger and the related debt financing transactions had been completed on June 30, 2016;

•
The unaudited pro forma condensed combined statements of income for the year ended March 31, 2016 and for the three months ended June 30, 2016 assume the merger and the related debt financing transactions occurred on April 1, 2015;

The unaudited pro forma condensed combined financial statements have been prepared by Lions Gate and Starz management in accordance with SEC Regulation S-X Article 11 and are not necessarily indicative of the financial position or results of operations that would have been realized if the aforementioned transactions had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments are based upon available information and certain assumptions that Lions Gate and Starz believe are reasonable. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial statements do not include adjustments for any restructuring activities, operating efficiencies, including related cost savings, or the impact of any non-recurring activity or one-time transaction related charges. Lions Gate and Starz estimate operating cost savings exceeding $50 million on an annual run rate basis. Such savings are primarily expected to include the elimination of duplicative costs and redundancies in certain operations, as well as efficiencies gained from economies of scale in areas such as production, manufacturing and marketing costs. Although Lions Gate and Starz believe such cost savings and other synergies will be realized following the reclassification, the merger, the related debt financing transactions and after completion of its integration activities, there can be no assurance that these costs savings or any other synergies will be achieved in full or at all.
The unaudited pro forma condensed combined financial statements reflect certain benefits in the combined tax provision associated with the acquisition financing to be obtained by Lions Gate and provided to Merger Sub. The combination of the tax savings from the financing described above, accumulated U.S. Federal and State net operating loss (which we refer to as “NOL”) carryforwards and Lions Gate’s existing global cash management, financing and distribution operations is expected to result in incremental post-acquisition cash tax savings exceeding $150 million per year on average (on an annualized basis) through fiscal year 2021 based upon the current business plans of the companies. The incremental cash impact of these tax savings are not reflected in the unaudited pro forma condensed combined financial statements. Such cash tax savings could be affected by future changes in tax law, and will depend on, among other things, interest rates associated with the acquisition financing, the overall level of taxable income and mix of our taxable income generated across the jurisdictions in which the combined company will operate and, accordingly, such cash tax savings may differ materially from the above estimates.
The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes of Lions Gate and Starz that are included elsewhere or incorporated by reference into this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
	As of June 30, 2016
	Historical		Pro Forma Adjustments
	Lions Gate Entertainment Corp. (Note 1)	Starz (Note 1)	Lions Gate Reclassification Adjustments (Note 6)	Starz Reclassification Adjustments (Note 6)	Pro Forma Adjustments (Note 7)	Pro Forma Combined
	(All amounts in millions of dollars)
ASSETS
Cash and cash equivalents	$69.9	$12.9	$—	$—	$46.2 A1	$129.0
Restricted cash	10.8	—	—	—	—	10.8
Accounts receivable, net	899.7	289.8	(243.8)R1	33.6 R13	—	979.3
Program rights	—	375.6	—	—	—	375.6
Other current assets	—	60.5	47.1 R2	(33.6)R13	—	74.0
Total current assets		738.8	(196.7)	—	46.2	1,568.7
Accounts receivable, net	—	—	243.8 R1	86.4 R14	—	330.2
Program rights	—	326.1			—	326.1
Investment in films and television programs, net	1,429.3	223.2	(21.0)R3	—	56.0 A2	1,687.5
Property and equipment, net	42.8	87.8	—	—	—	130.6
Investments	493.1	—	—	16.1 R15	(140.9)A3	368.3
Intangible assets	—	—	10.9 R4	4.5 R16	1,995.5 A4	2,010.9
Goodwill	534.8	131.8	—	—	1,787.0 A5	2,453.6
Other assets	68.0	111.3	(37.0)R5	(107.0)R17	—	35.3
Deferred tax assets	166.9	21.5	—	—	(187.0)A10	1.4
Total assets	$3,715.3	$1,640.5	$—	$—	$3,556.8	$8,912.6
LIABILITIES
Accounts payable and accrued liabilities	$288.8	$278.3	$(22.4)R6	$(144.1) R18	$(16.0)A6	$384.6
Capital lease obligations – short term portion	—	5.8	—	—	—	5.8
Participations and residuals	—	—	475.0 R7	81.9 R19	—	556.9
Film obligations and production loans	—	—	551.5 R8	62.2 R20	—	613.7
Corporate debt – short term portion	—	—	40.6 R9	—	—	40.6
Deferred revenue	—	12.2	238.2 R10	—	(12.2)A7	238.2
Total current liabilities		296.3	1,282.9	—	(28.2)	1,839.8
Corporate debt	931.5	1,074.5	(40.6)R11	(56.2)R21	1,758.5 A8	3,667.7
Capital lease obligations	—	—	—	56.2 R21	—	56.2
Participations and residuals	650.7	—	(475.0)R7	—	—	175.7
Film obligations and production loans	560.9	—	(551.5)R12	—	—	9.4
Deferred revenue	321.5	—	(238.2)R10	—	—	83.3
Other liabilities	—	34.1	22.4 R6	—	—	56.5
Deferred tax liabilities	—	—	—	—	712.8 A9
					(187.0)A10	525.8
Total liabilities	2,753.4	1,404.9	—	—	2,256.1	6,414.4
Commitments and contingencies
Redeemable noncontrolling interest	91.8	—	—	—	—	91.8
SHAREHOLDERS’ EQUITY
Common shares	903.2	1.0	—	—	1,592.2 A11	2,496.4
Retained earnings	—	237.1	—	—	(312.0)A12	(74.9)
Accumulated other comprehensive loss	(33.1)	(2.5)	—	—	20.5 A13	(15.1)
Total shareholders’ equity	870.1	235.6	—	—	1,300.7	2,406.4
Total liabilities and shareholders’ equity	$3,715.3	$1,640.5	$—	$—	$3,556.8	$8,912.6

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
	For the Year Ended March 31, 2016
	Historical		Pro Forma Adjustments
	Year ended March 31, 2016	12 months ended March 31, 2016
	Lions Gate Entertainment Corp. (Note 1)	Starz (Note 1)	Starz Reclassification Adjustments (Note 6)	Pro Forma Adjustments (Note 7)	Pro Forma Combined
	(All amounts in millions of dollars, except per share amounts)
Revenues	$2,347.4	$1,681.3	$—	$(4.3)A14	$4,024.4
Expenses:
Direct operating	1,415.3	—	883.7 R22	(2.9)A15
				16.0 A16	2,312.1
Programming (including amortization)	—	660.4	(660.4)R23	—	—
Production and acquisition (including amortization)	—	208.6	(208.6)R24	—	—
Home video cost of sales	—	40.6	(40.6)R25	—	—
Operating	—	42.0	(42.0)R26	—	—
Distribution and marketing	661.8	—	215.3 R27	—	877.1
Selling general and administrative	—	329.4	(329.4)R28	—	—
General and administration	282.2	—	182.0 R29	(5.0)A17	459.2
Depreciation and amortization	13.1	19.0	—	103.4 A18	135.5
Total expenses	2,372.4	1,300.0	—	111.5	3,783.9
Operating income (loss)	(25.0)	381.3	—	(115.8)	240.5
Other expenses (income):
Interest expense	54.9	46.7	—	96.2 A19	197.8
Interest and other (income) expense	(1.9)	13.1	(13.2)R30	—	(2.0)
Total other expenses, net	53.0	59.8	(13.2)	96.2	195.8
Income (loss) before equity interests and income taxes	(78.0)	321.5	13.2	(212.0)	44.7
Equity interests income (loss)	44.2	—	(13.2)R30	—	31.0
Income (loss) before income taxes	(33.8)	321.5	—	(212.0)	75.7
Income tax provision (benefit)	(76.5)	104.1	—	(108.2)A20	(80.6)
Net income	42.7	217.4	—	(103.8)	156.3
Less: Net loss attributable to noncontrolling interest	7.5	1.1	—	—	8.6
Net income attributable to Lions Gate Entertainment Corp. shareholders	$50.2	$218.5	$—	$(103.8)	$164.9
Basic Net Income Per Common Share	$0.34				$0.77
Diluted Net Income Per Common Share	$0.33				$0.73
Weighted average number of common shares outstanding:
Basic	148.5			66.9 A21	215.4
Diluted	154.1			76.7 A22	230.8

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
	For the Three Months Ended June 30, 2016
	Historical		Pro Forma Adjustments
	Lions Gate Entertainment Corp. (Note 1)	Starz (Note 1)	Starz Reclassification Adjustments (Note 6)	Pro Forma Adjustments (Note 7)	Pro Forma Combined
	(All amounts in millions of dollars, except per share amounts)
Revenues	$553.6	$402.6	$—	$(0.4)A14	$955.8
Expenses:
Direct operating	366.3	—	193.0 R22	(0.7)A15
				2.5 A16	561.1
Programming (including amortization)	—	148.1	(148.1)R23	—	—
Production and acquisition (including amortization)	—	43.2	(43.2)R24	—	—
Home video cost of sales	—	5.1	(5.1)R25	—	—
Operating	—	7.1	(7.1)R26	—	—
Distribution and marketing	125.0	—	47.2 R27	—	172.2
Selling general and administrative	—	79.0	(79.0)R28	—	—
General and administration	78.7	—	51.8 R29	(19.6)A17	110.9
Merger related	—	9.5	(9.5)R31	—	—
Depreciation and amortization	5.6	5.2	—	25.9 A18	36.7
Total expenses	575.6	297.2	—	8.1	880.9
Operating income (loss)	(22.0)	105.4	—	(8.5)	74.9
Other expenses (income):
Interest expense	15.2	11.5	—	22.5 A19	49.2
Interest and other (income) expense	(0.9)	6.7	(4.7)R30	—	1.1
Total other expenses, net	14.3	18.2	(4.7)	22.5	50.3
Income (loss) before equity interests and income taxes	(36.3)	87.2	4.7	(31.0)	24.6
Equity interests income (loss)	10.8	—	(4.7)R30	—	6.1
Income (loss) before income taxes	(25.5)	87.2	—	(31.0)	30.7
Income tax provision (benefit)	(26.3)	32.8	—	(19.0)A20	(12.5)
Net income	0.8	54.4	—	(12.0)	43.2
Less: Net loss attributable to noncontrolling interest	0.4	—	—	—	0.4
Net income attributable to Lions Gate Entertainment Corp. shareholders	$1.2	$54.4	$—	$(12.0)	$43.6
Basic Net Income Per Common Share	$0.01				$0.20
Diluted Net Income Per Common Share	$0.01				$0.19
Weighted average number of common shares outstanding:
Basic	147.2			66.9 A21	214.1
Diluted	149.6			78.1 A22	227.7

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
1.   Basis of Pro Forma Presentation
Description of Pro Forma Financial Statements:   The accompanying pro forma financial statements are based on the historical consolidated financial statements of Lions Gate and Starz after giving effect to the reclassification, merger consideration and related debt financing transactions by Lions Gate to consummate the Starz acquisition, as well as certain reclassifications (see Note 6) and pro forma adjustments (see Note 7). The pro forma adjustments are (1) directly attributable to the reclassification, merger and related debt financing transactions, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statement of income, are expected to have a continuing impact on the results of operations of the combined company.
The pro forma financial statements are based on preliminary estimates and assumptions that are subject to change. The pro forma financial statements are presented solely for informational purposes and are not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor are they indicative of the future combined results of the companies to be combined. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined statement of income does not include adjustments for any restructuring activities, operating efficiencies, operating cost savings, or the impact of any non-recurring activity or one-time transaction related charges. The unaudited pro forma condensed combined financial statements reflect certain benefits in the combined tax provision associated with the acquisition financing to be provided to Merger Sub.
Description of Balance Sheet:   The unaudited pro forma condensed combined balance sheet assumes the reclassification, merger and related debt financing occurred on June 30, 2016. Lions Gate’s fiscal year end is March 31 and Starz’s fiscal year end is December 31. The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Lions Gate and Starz as of June 30, 2016, and applies certain reclassification and pro forma adjustments. The historical balance sheets of both Lions Gate and Starz were derived from their respective Quarterly Reports on Form 10-Q for the period ended June 30, 2016.
Description of Statements of Income:   The unaudited pro forma condensed combined statements of income assume that the merger and the related debt financing occurred on April 1, 2015. Since Lions Gate and Starz have different fiscal year ends, with the most recent annual period of Lions Gate ended on March 31, 2016 and the most recent annual period of Starz ended on December 31, 2015, the unaudited pro forma condensed combined statement of income for the year ended March 31, 2016 combines the historical results of Lions Gate for the year ended March 31, 2016 with the historical results of Starz for the twelve months ended March 31, 2016 and applies certain reclassification and pro forma adjustments. The historical results of Lions Gate were derived from its Annual Report on Form 10-K for the year ended March 31, 2016. The historical results of Starz for the twelve months ended March 31, 2016 have been calculated by (i) taking the results of operations for the year ended December 31, 2015 (ii) adding the results of operations for the quarter ended March 31, 2016 and (iii) subtracting the results of operations from the quarter ended March 31, 2015.
For the unaudited pro forma condensed combined statements of income for the three months ended June 30, 2016, the historical results of both Lions Gate and Starz were derived from their respective Quarterly Reports on Form 10-Q for the period ended June 30, 2016.
Purchase Accounting and Preliminary Valuation:   The pro forma financial statements were prepared using the acquisition method of accounting under ASC 805, with Lions Gate as the acquirer of Starz. Under the acquisition method of accounting, the total estimated purchase price, as described in Note 4, has been preliminarily estimated and allocated to the tangible and intangible assets acquired and liabilities assumed of Starz based on a preliminary estimate of their fair value. The preliminary purchase price and allocation of the preliminary purchase price to the assets and liabilities acquired is subject to revision, as a more detailed analysis is completed and additional information on the fair value of assets and liabilities become available, including receipt of final appraisals of the net assets acquired. Differences between these preliminary estimates and the final acquisition accounting could occur and these differences could be material. A change in the fair value of the net assets of Starz may change the amount of the purchase price allocable to goodwill, and could have a material impact on the accompanying unaudited pro forma condensed combined statements of income.
Accounting Policies and Reclassifications:   As part of preparing these unaudited pro forma condensed combined financial statements, Lions Gate conducted an initial review of the accounting policies of Starz to determine if differences in accounting policies require reclassification of results of operations or reclassification of assets or liabilities to conform to Lions Gate’s accounting policies and classifications, and such reclassifications identified are reflected in the unaudited pro forma condensed combined financial statements. Upon completion of the merger, Lions Gate will perform a detailed review of Starz’s accounting policies. As a result of that review, Lions Gate may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company. In addition, Lions Gate expects to present a classified balance sheet post-merger and accordingly, reclassification adjustments to Lions Gate’s historical unclassified balance sheet are made to present an unaudited pro forma condensed combined classified balance sheet.
2.   Preliminary Purchase Consideration and Lions Gate Share Recapitalization
Under the terms of the merger agreement, immediately prior to the consummation of the proposed merger, Lions Gate will effect a reclassification of its share capital, pursuant to which each existing Lions Gate common share will be converted into 0.5 shares of a newly issued class of Lions Gate voting shares and 0.5 shares of a newly issued class of Lions Gate non-voting shares, subject to the terms and conditions of the merger agreement.
Following the reclassification, in the proposed merger, (a) each share of Starz Series A common stock will be converted into the right to receive $18.00 in cash and 0.6784 Lions Gate non-voting shares, and (b) each share of Starz Series B common stock will be converted into the right to receive $7.26 in cash, 0.6321 Lions Gate non-voting shares and 0.6321 Lions Gate voting shares, in each case, subject to the terms and conditions of the merger agreement, and, in each case, except for (i) any shares of Starz common stock held by (A) Lions Gate or any of its wholly owned subsidiaries including Merger Sub or (B) under certain circumstances, any Starz stockholder resident in Ontario, who may have their shares of Starz common stock exchanged instead for an equivalent value in cash, pursuant to the terms and conditions of the merger agreement, and (ii) any shares of Starz common stock held by any Starz stockholder who is entitled to demand and properly demands appraisal of such shares pursuant to Section 262 of the DGCL. These exchange ratios are fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger.
The fair value of Lions Gate voting shares and Lions Gate non-voting shares to be issued to Starz’s shareholders was preliminarily estimated based on Lions Gate’s closing common share price of  $21.43 on August 19, 2016, taking into account the rights and privileges of the Lions Gate voting shares and Lions Gate non-voting shares to be issued as discussed in the merger agreement with the fair value of the Lions Gate voting share price estimated at $21.75 and the fair value of the Lions Gate non-voting share price estimated at $21.11. The following table summarizes the components of the estimated purchase consideration, inclusive of Lions Gate’s existing ownership of Starz common stock and Starz’s share-based equity awards outstanding as of June 30, 2016:

		(in millions)
Market value, as of August 19, 2016, of Starz Series A and Series B common stock already owned by Lions Gate (1)		$157.4
Cash consideration to be paid to Starz stockholders
Starz Series A common stock at $18.00	$1,531.8
Starz Series B common stock at $7.26	52.7
		1,584.5
Fair value of Lions Gate voting and non-voting shares to be issued to Starz’s stockholders
Starz Series A common stock at exchange ratio of 0.6784 Lions Gate non-voting shares	1,218.7
Starz Series B common stock at exchange ratio of 0.6321 Lions Gate voting shares	99.9
Starz Series B common stock at exchange ratio of 0.6321 Lions Gate non-voting shares	97.0
		1,415.6
Replacement of Starz share-based payment awards		177.6
Total preliminary estimated purchase consideration		$3,335.1

(1)
The value of shares of Starz common stock is derived from the corresponding impact of Lions Gate’s share price as a result of the fixed exchange ratios. The difference between the fair value of the Starz available-for-sale securities owned by Lions Gate and the original cost of the Starz available-for-sale securities of  $158.9 million will be reflected as a gain or loss in the combined company’s results of operations subsequent to the closing of the merger. Such amount is excluded from the unaudited pro forma condensed combined statements of income because it will not have a continuing impact on the results of operations of the combined company, however the amount is presented as an adjustment to retained earnings in the unaudited pro forma condensed combined balance sheet (see Note 7).

Upon the closing of the merger, each outstanding share-based equity award (i.e. stock options, restricted stock, and restricted stock units) of Starz will be replaced by a Lions Gate non-voting share-based equity award (“Lions Gate replacement award”) with terms equivalent to the existing awards based on the exchange ratio set forth in the merger agreement. Each Lions Gate replacement award is measured at fair value on the date of acquisition and the portion attributable to pre-combination service is recorded as part of the purchase consideration and the portion attributable to post-combination service will be recognized as share-based compensation expense over the remaining post-combination service period. The estimated aggregate fair value of the Lions Gate replacement awards to be recorded as part of the purchase consideration is $177.6 million, and the estimated remaining aggregate fair value totaling $48.9 million that is unvested will be recognized in future periods in accordance with each respective award’s vesting terms.
For purposes of the unaudited pro forma condensed combined financial statements, the estimated fair value of the Lions Gate replacement awards was based on the outstanding share-based equity awards of Starz as of June 30, 2016. The underlying assumptions are based on current best estimates, and therefore subject to change with market conditions and other circumstances, which may potentially impact the fair value calculations used to determine the purchase consideration and the incremental post-combination share-based compensation expense. The fair value of the Lions Gate replacement restricted stock and restricted stock unit awards will be determined based on the closing price of Lions Gate common shares on the date of closing of the acquisition taking into account the rights and privileges of the Lions Gate non-voting shares underlying the equity awards to be issued. The fair value of Lions Gate replacement stock option awards will be determined using the Black-Scholes option valuation model using the fair value of the Lions Gate non-voting shares underlying the replacement stock options. For purposes of valuing the Lions Gate replacement awards, the following weighted-average applicable assumptions were used in the Black-Scholes option valuation model:

Weighted average assumptions:
Risk-free interest rate(1)	0.3% – 1.0%
Expected option lives (years)(2)	0.2 – 4.8 years
Expected volatility(3)	35%
Expected dividend yield(4)	0%

(1)
The risk-free rate assumed in valuing the options is based on the U.S. Treasury Yield curve in effect applied against the expected term of the option at the time of the grant.

(2)
The expected option lives represents the period of time that options are expected to be outstanding.

(3)
Expected volatilities are based on implied volatilities from traded options on Lions Gate’s stock, historical volatility of Lions Gate’s stock and other factors.

(4)
The expected dividend yield is based on an assumption that the combined company will suspend the quarterly dividend.

The fair value of the Lions Gate voting shares and Lions Gate non-voting shares issued as part of the purchase consideration will be measured on the closing date of the merger. Although the exchange ratios are fixed, the value of the merger consideration may change based on fluctuations in the price of Lions Gate common shares and the number of shares of Starz Series A common stock and Starz Series B common stock and stock options, restricted stock and restricted stock units outstanding on the closing date of the merger. A 10% fluctuation in the share price of Lions Gate as of August 19, 2016 ($21.43) will potentially impact the preliminary purchase consideration and amount of goodwill as illustrated in the table below (the total number of Starz’s shares outstanding have been assumed to be the same as in the table above):
	10% increase in Lions Gate share price	10% decrease in Lions Gate share price
	(in millions)
Starz shares already owned by Lions Gate(1)	$167.5	$147.4
Cash consideration to be paid to Starz stockholders (no change)	1,584.5	1,584.5
Fair value of Lions Gate voting and non-voting shares to be issued to Starz’s stockholders	1,557.2	1,274.0
Replacement of Starz share-based payment awards(1)	191.3	164.1
Total preliminary estimated purchase consideration	$3,500.5	$3,170.0
Estimated goodwill	$2,084.2	$1,753.7

(1)
Assumes Lions Gate’s share price has a corresponding impact on Starz’s share price as a result of the fixed exchange ratios.

3.   Debt Financing
In connection with the execution of the merger agreement, Lions Gate entered into a debt commitment letter among Lions Gate and JPMorgan Chase Bank, N.A., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, and Deutsche Bank Securities Inc. for secured and unsecured financing of up to $4.57 billion, the proceeds of which will be used, among other things, to (i) finance the payment of the cash purchase consideration of the merger, (ii) repay all amounts outstanding under Starz’s credit facility and senior notes, (iii) repay all amounts outstanding under Lions Gate’s senior revolving credit facility, term loan and senior notes, (iv) pay fees and expenses related to the foregoing, and (v) in the case of the revolving credit facility, for working capital and other general corporate purposes after the Closing Date:

(i)
Revolving Credit Facility:   a $1.0 billion five-year revolving credit facility (“Revolver”), which bears interest initially at a rate per annum equal to LIBOR plus 2.50%, with possible reductions in the margin of up to 50 basis points (two reductions of 25 basis points each) upon achievement of certain leverage ratios. The revolver will include a net first lien leverage maintenance covenant and an interest coverage ratio maintenance covenant. For purposes of the unaudited pro forma condensed combined financial statements, the initial interest rate of LIBOR plus 2.50% has been assumed (see Note 7, pro forma adjustment A19). We currently expect that $150 million of the Revolver will be drawn on the Closing Date to pay fees and expenses related to the transactions.

(ii)
Term Loan A:   a $1.0 billion five-year term loan (“Term Loan A”), which bears interest initially at a rate per annum equal to LIBOR plus 2.50%, with possible reductions in the margin of up to 50 basis points (two reductions of 25 basis points each) upon achievement of certain leverage ratios. The Term Loan A will include the same maintenance financial covenants as the Revolver. The Term Loan A amortizes quarterly beginning the last day of the first full fiscal quarter ending after the Closing Date at quarterly rates of 1.25% for the first and second years, 1.75% for the third year, and 2.50% for the fourth and fifth years, with the balance payable at maturity. For purposes of the unaudited pro forma condensed combined financial statements, the initial interest rate of LIBOR plus 2.50% has been assumed (see Note 7, pro forma adjustment A19).

(iii)
Term Loan B:   a $1.9 billion seven-year term loan (“Term Loan B”), which bears interest initially at a rate per annum equal to LIBOR plus 3.75% (subject to a LIBOR floor of 0.75%), with a possible reduction, subject to market conditions, in the initial interest rate of 25 basis points upon achievement of a certain leverage ratio. The Term Loan B amortizes quarterly beginning the last day of the first full fiscal quarter ending after the Closing Date at an annual rate of 1%, with the balance payable at maturity. The Term Loan B will be subject to additional mandatory repayment from specified percentages of excess cash flow. For purposes of the unaudited pro forma condensed combined financial statements, the initial interest rate of LIBOR plus 3.75% (subject to a LIBOR floor of 0.75%) has been assumed (see Note 7, pro forma adjustment A19).

(iv)
Short Term Bridge Facility:   a $150 million nine-month unsecured bridge facility bearing interest initially at a rate per annum equal to LIBOR plus 6.50% (“Short Term Bridge Facility”), which if not repaid on or prior to the nine-month maturity would convert into eight-year unsecured term loans or exchange notes bearing interest at a higher rate. The Company intends to repay the Short Term Bridge Facility prior to the nine-month maturity. However, for purposes of the unaudited pro forma condensed combined financial statements, we have assumed the Short Term Bridge Facility or a similar instrument to be outstanding with an initial interest rate of LIBOR plus 6.50% (see Note 7, pro forma adjustment A19) during the pro forma periods.

(v)
Bridge Facility/Exchange Notes:    a $520 million one-year unsecured bridge facility, bearing interest initially at a rate per annum equal to LIBOR plus 7.50%, which if not repaid on or prior to the one-year maturity will convert into extended term loans or exchange notes maturing eight years after the closing date and bearing interest at a higher rate (“Bridge Facility/Exchange Notes”). While the Company has received commitments for the Bridge Facility/Exchange Notes described above, the Company plans to raise an equivalent amount of additional unsecured debt though a 144A private placement of notes (the “$520 Million Notes”) at or prior to closing of the acquisition which would be substituted for the Bridge Facility/Exchange Notes described above. For purposes of the unaudited pro forma condensed combined financial statements, we have assumed a market interest rate of 7.50% for the $520 Million Notes (see Note 7, pro forma adjustment A19) and a term of eight years.

An increase or decrease of 12.5 basis points per year (1/8%) in the assumed interest rates noted above would increase or decrease annual and quarterly interest expense by approximately $4.7 million and $1.2 million, respectively.

The sources and uses of funds relating to the merger and related debt financing transactions are as follows:
(in millions)
Sources:
Available cash	$82.8
Proceeds from new debt financing	3,720.0
Total sources	$3,802.8
Uses:
Cash consideration to be paid to Starz’s stockholders	$1,584.5
Repayment of Starz’s debt	1,027.0
Repayment of Lions Gate’s senior revolving credit facility	225.0
Repayment of Lions Gate’s 5.25% Senior Notes	225.0
Repayment of Lions Gate’s Term Loan	400.0
Estimated costs associated with debt refinancing	142.8
Estimated acquisition related costs	69.5
Cash to fund operations	129.0
Total uses	$3,802.8

Under ASC 805, acquisition related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. These amounts are excluded from the unaudited pro forma condensed combined statements of income as they will not have a continuing impact on the results of operations of the combined company. These amounts are reflected as a reduction of retained earnings (or increase to goodwill in the case of Starz estimated acquisition related costs) on the unaudited condensed combined pro forma balance sheet.
In connection with the new debt issuances and related debt refinancing or repayment, Lions Gate expects to pay an estimated $112.3 million of upfront financing fees and costs, and an estimated $30.5 million in early repayment or redemption premiums. For purposes of the unaudited condensed combined pro forma financial statements, the upfront financing fees and costs are reflected as a reduction of cash and corporate debt on the unaudited condensed combined pro forma balance sheet and the corresponding amortization of such amounts are reflected within interest expense in the unaudited condensed combined pro forma statement of income. The early repayment or redemption premiums are assumed to be included in the calculation of loss on extinguishment of debt in the post combination period; however, they are not reflected in the unaudited condensed combined pro forma statements of income because they will not have a continuing impact. These amounts are reflected as a reduction of retained earnings on the unaudited condensed combined pro forma balance sheet. Depending on the timing of the closing of the transaction, such amounts could increase or decrease. In addition, if a portion of the debt refinanced is deemed to be a modification of terms rather than an extinguishment of debt, then that portion related to the early repayment or redemption premium would be amortized over the life of the new debt issuances, and the portion related to the upfront financing fees and costs would be expensed as a loss on extinguishment of debt.

4.   Allocation of Preliminary Purchase Consideration
The preliminary estimated purchase price of Starz has been allocated to the tangible and intangible assets acquired and liabilities assumed based on a preliminary estimate of their fair values as if the acquisition had been completed on June 30, 2016 as follows:
(in millions)
Cash and cash equivalents	$12.9
Accounts receivable, net	409.8
Program rights	701.7
Investment in films and television programs, net	279.2
Property and equipment, net	87.8
Investments	16.1
Intangible assets	2,000.0
Other assets	31.2
Accounts payable and accrued liabilities	(157.5)
Corporate debt	(1,101.7)
Deferred tax liabilities	(685.0)
Other liabilities	(178.2)
Fair value of net assets acquired	1,416.3
Goodwill	1,918.8
Total estimated purchase consideration	$3,335.1

The preliminary allocation of the estimated purchase price is based upon management’s estimates and is subject to revision as a more detailed analysis is completed and additional information on the fair value of the assets and liabilities become available, including receipt of final appraisals of the net assets acquired. A change in the fair value of the net assets may change the amount of purchase price allocable to goodwill, and could have a material impact on the amount of expense included in the accompanying unaudited pro forma condensed combined statements of income.
Cash, accounts receivable, investments, other assets, accounts payable and accrued liabilities, and other liabilities.   Fair value is assumed to equal Starz’s historical carrying value due to either the liquid nature or short term duration of the asset or liability, or based upon overall immateriality to the purchase price allocation.
Program rights.   The fair value of the program rights is preliminarily assumed to be the recorded book value. This is based on an assessment that such content is acquired or produced at fair value and aired over relatively short periods (a few years) and thus the amortization of the cost reflects the decline in the fair value of the content over time. However, a more detailed analysis of such assets and related contracts will be performed upon the closing of the merger to determine if an adjustment to increase or decrease the recorded book value is necessary. An adjustment to increase or decrease the value of the network programming would result in an increase or decrease to program amortization within direct operating expense.
Investment in film and television programs.   Investment in films and television programs include the cost of completed films and television programs (including original series) which have been produced by Starz or for which Starz has acquired distribution rights, as well as the costs of films and television programs in production, pre-production and development. For film and television programs in production, pre-production and development, the fair value has been assumed to be the recorded book value. For completed films and television programs, the fair value was preliminarily estimated based on forecasted cash flows discounted to present value at a rate commensurate with the risk of the assets.
Property and equipment.   The fair value of the property and equipment is preliminarily assumed to be the recorded book value. A significant portion of the property and equipment is represented by capital leases for the corporate headquarters facility and certain satellite transponders. A final valuation of such will be made upon closing of the merger. The impact of adjustments to the fair value of these assets could impact the amount of depreciation and amortization expense; however, currently such amounts are not expected to be material.
Identifiable intangible assets.   Identifiable intangible assets include customer relationships and tradenames. The fair value of the identifiable intangible assets and their weighted-average useful lives are as follows:
	Estimated Fair Value	Average Estimated Useful Life
	(in millions)
Customer relationships	$1,780	17 years
Tradenames	220	indefinite-lived
	$2,000

Customer Relationships.   Customer relationships represent existing affiliation agreements with distributors. The fair value of customer relationships was preliminarily estimated based on the estimated future cash flows to be generated from the customer affiliation contracts considering assumptions related to contract renewal rates and revenue growth based on the number of subscribers and contract rates. The earnings expected to be generated by the customer relationships were forecasted over the estimated duration of the intangible asset. The earnings were then adjusted by taxes and the required return for the use of the contributory assets and discounted to present value at a rate commensurate with the risk of the asset.
The amortization period and related pro forma adjustment for the customer relationships asset is based on the expected net cash flows from the acquired Starz customers and a preliminary assumption of amortization on a straight-line basis over a 17-year period.
A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill of approximately $200.0 million and annual and quarterly amortization expense and $10.5 million and $2.6 million, respectively, assuming an overall weighted average useful life of 17 years.
Tradenames.   Tradenames are primarily related to the Starz brand and name. The fair value of tradenames was preliminarily estimated based on the present value of the theoretical cost savings that could be realized by the owner of the tradenames as a result of not having to pay a stream of royalty payments to another party. These cost savings were calculated based on the hypothetical royalty payment that a licensee would be required to pay in exchange for use of the tradenames, reduced by the tax shield realized by the licensee on the royalty payments. The cost savings were discounted to present value at a rate commensurate with the risk of the asset.
Tradenames have an indefinite useful life and will not be amortized, but rather are assessed for impairment at least annually or more frequently whenever events or circumstances indicate that the rights might be impaired. Any change in the value of the tradenames is expected to be allocated to goodwill, which is another indefinite-lived asset that is also reviewed for impairment at least annually or more frequently whenever events or circumstances indicate that goodwill might be impaired.
Corporate Debt.   Starz senior notes were adjusted to fair value using quoted market values. Starz deferred debt issuance costs were also eliminated. The quoted market value of a debt instrument is higher than the face amount of the debt when the market interest rates are lower than the stated interest rate of the debt. The Starz debt at fair value is then eliminated in connection with the debt financing transaction resulting in a gain on extinguishment of debt of  $4.3 million. The gain on extinguishment of debt represents the difference between the fair value of Starz debt and the amount paid to extinguish the Starz debt inclusive of a call premium of  $8.4 million.
Deferred tax liabilities.   Deferred taxes were adjusted to record the deferred tax impact of acquisition accounting adjustments primarily related to intangible assets. The incremental deferred tax liabilities were calculated based on the tax effect of the approximately $1.9 billion step-up in book basis of the net assets of Starz, excluding the amount attributable to goodwill, using the estimated statutory tax rates.
Goodwill.   Goodwill represents the excess of the preliminary purchase price over the estimate of the fair value of the underlying tangible and intangible assets acquired and liabilities assumed. The acquisition goodwill arises from the increase in the combined company’s content creation capability and enhanced scale to its global distribution footprint across mobile, broadband, cable and satellite platforms. In addition, the acquisition goodwill arises from the opportunity for a broad range of new content partnerships and accelerates the growth of Lions Gate and Starz’s own over-the-top (which we refer to as “OTT”) services, as well as other anticipated revenue and cost synergies. In accordance with ASC 805, goodwill will not be amortized but instead will be tested for impairment annually, or as required on a more frequent basis.
5.   Pro Forma Net Income Per Share
The pro forma basic and diluted net income per share are based on the basic and diluted weighted average number of shares outstanding after giving effect to the number of shares of Lions Gate voting shares and Lions Gate non-voting shares expected to be issued pursuant to the merger agreement.
The pro forma basic and diluted net income per share is computed as follows:
	Year ended March 31, 2016		Three months ended June 30, 2016
	(All amounts in millions of dollars, except per share amounts)
	Basic	Diluted	Basic	Diluted
Pro Forma Net Income Per Common Share:
Numerator:
Pro forma net income attributable to Lions Gate Entertainment Corp. shareholders	$164.9	$164.9	$43.6	$43.6
Add:
Interest on convertible notes, net of tax, previously dilutive in the historical consolidated financial statements	—	0.4	—	—
Proforma interest on convertible notes not previously dilutive in the historical consolidated financial statements, net of tax	—	2.5	—	0.7
Numerator for pro forma net income per common share	$164.9	$167.8	$43.6	$44.3
Denominator:
Weighted average common shares outstanding, as reflected in the historical consolidated financial statements	148.5	154.1	147.2	149.6
Pro forma effect of dilutive securities:
Issuance of Lions Gate’s common shares to fund a portion of the estimated purchase price	66.9	66.9	66.9	66.9
Conversion of notes not previously dilutive in the historical consolidated financial statements	—	4.0	—	6.1
Replacement awards	—	5.8	—	5.1
Pro forma adjusted weighted average common shares outstanding	215.4	230.8	214.1	227.7
Pro forma net income per common share	$0.77	$0.73	$0.20	$0.19

6.   Reclassifications
Historical Lions Gate.   Financial information in the “Lions Gate Entertainment Corp.” column in the unaudited pro forma condensed combined balance sheet represents the historical consolidated balance sheet as of June 30, 2016. Lions Gate has historically presented unclassified balance sheets in its consolidated financial statements pursuant to ASC 926. Upon the closing of the acquisition, Lions Gate expects to present a classified balance sheet based on the combined businesses. The column “Lions Gate Reclassification Adjustments” in the unaudited pro forma condensed combined balance sheet represents the reclassifications to reflect the historical consolidated balance sheet of Lions Gate as of June 30, 2016 under a classified presentation.

Reclassification adjustments to Lions Gate’s historical balance sheet as of June 30, 2016:
R1	To reclassify the noncurrent portion of accounts receivable	$(243.8)
R2	To reclassify the current portion of other assets	$26.1
	To reclassify product inventory from investment in films and television programs to other current assets	21.0
		$47.1
R3	To reclassify product inventory from investment in films and television programs to other current assets	$(21.0)
R4	To reclassify intangible assets from noncurrent other assets	$10.9
R5	To reclassify the current portion of other assets	$(26.1)
	To reclassify intangible assets from noncurrent other assets	(10.9)
		$(37.0)
R6	To reclassify deferred rent from accounts payable and accrued liabilities to other liabilities	$(22.4)
R7	To reclassify the current portion of participations and residuals	$475.0
R8	To reclassify the current portion of film obligations and production loans	$551.5
R9	To reclassify the current portion of convertible senior subordinated notes	$40.6
R10	To reclassify the current portion of deferred revenue	$238.2
R11	To reclassify the current portion of convertible senior subordinated notes	$(40.6)
R12	To reclassify the current portion of film obligations and production loans	$(551.5)

Historical Starz.   The following table sets forth the reclassifications to adjust Starz’s historical presentation to conform to Lions Gate’s presentation:
Reclassification adjustments to Starz’s historical balance sheet as of June 30, 2016:
R13	To reclassify the current portion of tax credit receivables and other receivables from other current assets to current accounts receivables	$33.6
R14	To reclassify the noncurrent portion of tax credit receivables and other receivables from other noncurrent assets to noncurrent accounts receivables	$86.4
R15	To reclassify equity method investments from other noncurrent assets to investments	$16.1
R16	To reclassify intangible assets from other noncurrent assets to intangible assets	$4.5
R17	To reclassify the noncurrent portion of tax credit receivables and other receivables from other noncurrent assets to noncurrent accounts receivables	$(86.4)
	To reclassify equity method investments from other noncurrent assets to investments	(16.1)
	To reclassify intangible assets from other noncurrent assets to intangible assets	(4.5)
		$(107.0)
R18	To reclassify royalties, residuals and participations liabilities from accrued liabilities to current participations and residuals	$(81.9)
	To reclassify program rights payable from accrued liabilities to current film obligations and production loans	(62.2)
		$(144.1)
R19	To reclassify royalties, residuals and participations liabilities from accrued liabilities to current participations and residuals	$81.9
R20	To reclassify program rights payable from accrued liabilities to current film obligations and production loans	$62.2
R21	To reclassify the noncurrent portion of capital lease obligations from corporate debt to capital lease obligations	$(56.2)

Reclassification adjustments to Starz’s historical statements of income for the twelve months ended March 31, 2016 and three months ended June 30, 2016:
		Twelve Months Ended March 31, 2016	Three Months Ended June 30, 2016
R22	To reclassify programming expense to direct operating expense	$657.7	$147.5
	To reclassify production and acquisition expense to direct operating expense	208.6	43.2
	To reclassify content related operating expense to direct operating expense	18.0	—
	To reclassify (benefit) charges for doubtful accounts from selling general and administrative expense to direct operating expense	(0.6)	2.3
		$883.7	$193.0
R23	To reclassify programming expense to direct operating expense	$(657.7)	$(147.5)
	To reclassify programming expense to general and administration expense	(2.7)	(0.6)
		$(660.4)	$(148.1)
R24	To reclassify production and acquisition expense to direct operating expense	$(208.6)	$(43.2)
R25	To reclassify home video cost of sales to distribution and marketing expense	$(40.6)	$(5.1)
R26	To reclassify content related operating expense to direct operating expense	$(18.0)	$—
	To reclassify distribution related operating expense to distribution and marketing expense	(12.9)	(4.0)
	To reclassify operating expense to general and administration expense	(11.1)	(3.1)
		$(42.0)	$(7.1)
R27	To reclassify home video cost of sales to distribution and marketing expense	$40.6	$5.1
	To reclassify distribution related operating expense to distribution and marketing expense	12.9	4.0
	To reclassify advertising and marketing costs from selling general and administrative expense to distribution and marketing expense	161.8	38.1
		$215.3	$47.2
R28	To reclassify advertising and marketing costs from selling general and administrative expense to distribution and marketing expense	$(161.8)	$(38.1)
	To reclassify general and administrative expense from selling general and administrative expense to general and administration expense	(168.2)	(38.6)
	To reclassify benefit (charges) for doubtful accounts from selling general and administrative expense to direct operating expense	0.6	(2.3)
		$(329.4)	$(79.0)
R29	To reclassify programming expense to general and administration expense	$2.7	$0.6
	To reclassify operating expense to general and administration expense	11.1	3.1
	To reclassify merger related expense to general and administration expense	—	9.5
	To reclassify general and administrative expense from selling general and administrative expense to general and administration expense	168.2	38.6
		$182.0	$51.8
R30	To reclassify other expense to equity investment loss for Starz’s equity method investee	$(13.2)	$(4.7)
R31	To reclassify merger related expense to general and administration expense	$—	$(9.5)

7.   Pro Forma Adjustments
Pro forma adjustments to the unaudited pro forma condensed combined balance sheet:
		June 30, 2016
		(in millions)
A1	To reflect the net source of cash to fund Lions Gate’s purchase of Starz as shown in Note 3:
	To reflect the proceeds upon issuance of new debt	$3,720.0
	To reflect the use of cash to fund cash consideration	(1,584.5)
	To reflect the use of cash to extinguish Starz’s debt	(1,027.0)
	To reflect the use of cash to extinguish Lions Gate’s senior credit facility	(225.0)
	To reflect the use of cash to extinguish Lions Gate’s 5.25% Senior Notes	(225.0)
	To reflect the use of cash to extinguish Lions Gate’s Term Loan	(400.0)
	To reflect the use of cash for estimated costs associated with debt refinancing	(142.8)
	To reflect the use of cash for acquisition related costs of Starz and Lions Gate	(69.5)
		$46.2
A2	To reflect the preliminary estimated incremental fair value of certain Starz original content and distribution agreements	$56.0
A3	To eliminate Lions Gate’s existing available for sale investment in Starz	$(140.9)
A4	Adjustments to intangible assets as a result of the preliminary valuation
	To reflect the preliminary estimated fair value of customer relationships	1,780.0
	To reflect the preliminary estimated fair value of tradenames	220.0
	To eliminate Starz’s historical intangible assets	(4.5)
		$1,995.5
	See Note 4 for assumptions and methodologies used to value the intangible assets as well as the sensitivity of those assumptions.
A5	Adjustments to goodwill
	To reflect the preliminary estimated fair value of Starz’s goodwill resulting from the acquisition	1,918.8
	To eliminate Starz’s historical goodwill	(131.8)
		$1,787.0
A6	Adjustments to accounts payable and accrued liabilities
	To reflect the estimated accrual of acquisition related costs estimated to be incurred by Lions Gate prior to the acquisition	$30.2
	To reflect the estimated accrual of acquisition related costs estimated to be incurred by Starz prior to the acquisition	23.3
	To reflect the payment of the estimated acquisition related costs incurred upon closing of the transaction	(69.5)
		$(16.0)
A7	To reflect the preliminary estimated fair value of deferred revenue	$(12.2)
	The fair value of deferred revenue is expected to be minimal, and accordingly has been reflected as a reduction in the unaudited pro forma condensed combined balance sheet.
A8	To reflect the debt refinancing upon acquisition as follows:
	To reflect the proceeds/(repayments) of the following Lions Gate debt, net of deferred financing costs:

	Proceeds/ (Repayments)	Deferred Financing Costs
New debt	$3,720.0	$(112.3)	$3,607.7
Senior revolving credit facility	(225.0)	4.0	(221.0)
5.25% Senior Notes	(225.0)	3.8	(221.2)
Term Loan	(400.0)	11.3	(388.7)
Net change in Lions Gate’s debt	$2,870.0	$(93.2)	$2,776.8
	Adjustments to Starz’s historical debt
	To eliminate Starz’s historical deferred financing costs	10.4
	To reflect the fair value adjustment of Starz’s historical debt based on quoted market values	11.0
	To reflect repayment of the principal amount of Starz’s debt as part of debt refinancing upon acquisition	(1,027.0)
	To reflect the reduction of the fair value adjustment and historical debt premium in connection with Starz’s debt extinguishment	(12.7)
	Net adjustments to Starz’s debt	(1,018.3)
		$1,758.5
A9	To reflect the deferred income tax impact on the balance sheet adjustments to fair value using a historical statutory rate of approximately 38%	$710.7
	To reflect the deferred income tax impact of increasing the valuation allowance in Canada as a result of an increase in third-party interest expense in Canada(1)	8.9
	To reflect the deferred income tax impact on Lions Gate’s estimated acqusition related costs(2)	(2.6)
	To reflect the deferred income tax impact on Starz’s estimated acqusition related costs(2)	(4.2)
		$712.8

(1)
The increase in valuation allowance will be reflected in the post combination statement of operations, however as there is no continuing impact on the results of operations of the combined company, this amount is excluded from the unaudited pro forma condensed combined statement of income.

(2)
Reflects the income tax effect of the pro forma adjustments for the estimated acquisition related costs discussed in adjustment A6. The income tax effect was determined utilizing the blended federal and state statutory income tax rate of 38%, with an assumption that only a portion of estimated acquisition related costs would be deductible for income tax purposes. The final determination of deductibility will be determined upon completion of a transaction cost study and will depend on the actual amount and type of actual acquisition related costs incurred.

A10	To reclassify Lions Gate’s historical deferred tax assets to offset the deferred tax liabilities recognized above	$(165.5)
	To reclassify Starz’s historical deferred tax assets to offset the deferred tax liabilities recognized above	(21.5)
		$(187.0)
A11	To reflect the issuance of 4.6 million Lions Gate voting shares and 62.3 million Lions Gate non-voting shares to fund a portion of the estimated purchase price	$1,415.6
	To eliminate Starz’s historical common share components of shareholders’ equity in connection with the acquisition	(1.0)
	To reflect the fair value of the replacement of Starz’s share-based payment awards	177.6
		$1,592.2

A12	Adjustments to retained earnings
	To eliminate Starz’s historical retained earnings	$(237.1)
	To eliminate the pro forma adjustment to historical retained earnings for the Starz estimated acquisition related costs, net of tax benefit of $4.2 million (see below and A6 above)	19.1
			$(218.0)
	To reflect gain on extinguishment of Starz debt (1)		4.3
	To reflect Lions Gate’s accumulated other comprehensive loss associated with its existing available-for-sale investment in Starz (see Note 2)		(1.5)
	To reflect loss on extinguishment of Lions Gate debt(2)		(41.2)
	To reflect estimated acquisition related costs of Lions Gate	$(30.2)
	To reflect estimated acquisition related costs of Starz	(23.3)
			(53.5)
	To reflect the tax impact of the acquisition related costs of Lions Gate and Starz of $2.6 million and $4.2 million, respectively (see A9 above)		6.8
	To reflect decrease to Lions Gate’s deferred tax assets (see A9 above)		(8.9)
			$(312.0)

(1)
Gain on extinguishment of Starz debt represents the difference between the fair value of Starz debt and the amount paid to extinguish the Starz debt inclusive of a call premium of  $8.4 million.

(2)
Loss on extinguishment of Lions Gate debt includes the write-off of unamortized deferred costs and call premiums associated with Lions Gate historical debt. The unaudited pro forma condensed statement of income assumes the repayment of Lions Gate historical debt is treated as debt extinguishment. See Note 3 for discussion on debt extinguishments.

A13	Adjustments to accumulated other comprehensive loss
	To eliminate Lions Gate’s historical accumulated other comprehensive loss associated with its existing available for sale investment in Starz	$18.0
	To eliminate Starz’s historical accumulated other comprehensive loss	2.5
		$20.5

Pro forma adjustments to the unaudited pro forma condensed combined statement of income for the year ended March 31, 2016 and three months ended June 30, 2016:
Year ended March 31, 2016	Three months ended June 30, 2016
(in millions)
A14	To eliminate revenues associated with intercompany transactions between Lions Gate and Starz	$(4.3)	$(0.4)
A15	To eliminate the cost associated with intercompany transactions between Lions Gate and Starz, net of intercompany profit not yet realized	$(2.9)	$(0.7)
A16	To reflect amortization of the fair value adjustment on certain Starz original content and distribution agreements using the film-forecast method	$16.0	$2.5
A17	Adjustments to general and administration expenses
To eliminate transaction costs associated with the Starz acquisition, which are included in the historical statement of income of Starz	$—	$(9.5)
To eliminate transaction costs associated with the Starz acquisition,which are included in the historical statement of income of Lions Gate	—	(6.5)
To reflect postcombination stock based compensation associated with the replacement of Starz’s stock based equity awards	27.9	3.7
To eliminate historical stock based compensation associated with Starz’s stock based equity awards	(32.9)	(7.3)
$(5.0)	$(19.6)
A18	Adjustments to amortization of intangible assets
Estimated Fair Value	Estimated Average Useful Life in Years
To reflect amortization expense of customer relationships	$1,780	17	$104.7	$26.2
To eliminate Starz’s historical amortization expense of intangible assets	(1.3)	(0.3)
$103.4	$25.9
A19	Adjustments to interest expense
To reflect interest expense on Revolving Credit Facility at an assumed rate of 2.97%	$4.5	$1.1
To reflect unused commitment fee on Revolving Credit Facility, at an assumed annual 0.375% of the assumed $850 million available balance on the credit facility	3.2	0.8
To reflect interest expense on Term Loan A at an assumed rate of 2.97%	29.7	7.4
To reflect interest expense on Term Loan B at an assumed rate of 4.50%	85.5	21.4
To reflect interest expense on Short Term Bridge Facility at an assumed rate of 6.97%	10.5	2.6
To reflect interest expense on the $520 Million Notes at an assumed rate of 7.50%	39.0	9.8
To reflect amortization of deferred financing costs associated with new debt	15.4	4.0
187.8	47.1
To eliminate Starz’s historical interest expense associated with its 2015 Credit Agreement and Senior Notes	(47.2)	(12.0)

		Year ended March 31, 2016	Three months ended June 30, 2016
		(in millions)
	To eliminate Lions Gate’s historical interest expense associated with its senior revolving credit facility, 5.25% Senior Notes, and Term Loan	(44.4)	(12.6)
		$96.2	$22.5
	See Note 3 for interest rate sensitivity of interest expense.
A20	Adjustments to income tax provision (benefit)
	To reflect the income tax benefit related to the pro forma adjustments(1)	$(108.2)	$(19.0)

(1)
The income tax benefit represents (a) the tax effect of the pro forma adjustments based on the statutory tax rate applied in the applicable jurisdiction and (b) the benefits associated with the acquisition financing to be obtained by Lions Gate and provided to Merger Sub.

A21	Adjustments to basic weighted average number of common shares outstanding
	To reflect the issuance of 4.6 million Lions Gate voting shares and 62.3 million Lions Gate non-voting shares to fund a portion of the estimated purchase price	66.9	66.9
A22	Adjustment to diluted weighted average number of common shares outstanding
	To reflect the issuance of 4.6 million Lions Gate voting shares and 62.3 million Lions Gate portion of the estimated purchase price	66.9	66.9
	To reflect the dilutive effect of convertible senior subordinated notes outstanding that were not previously dilutive in the historical statement of income of Lions Gate	4.0	6.1
	To reflect the impact of dilutive replacement awards outstanding	5.8	5.1
		76.7	78.1

DESCRIPTION OF LIONS GATE CAPITAL STOCK
The following summary of the terms of the Lions Gate capital stock is not complete and is qualified by reference to the Articles of Lions Gate, the Notice of Articles of Lions Gate, the Interim Articles of Lions Gate, the Interim Notice of Articles of Lions Gate, the New Articles of Lions Gate and the New Notice of Articles of Lions Gate. You should read these documents for complete information on Lions Gate capital stock. The Articles of Lions Gate and the Notice of Articles of Lions Gate are incorporated by reference into this joint proxy statement/prospectus, and the Interim Articles of Lions Gate, the Interim Notice of Articles of Lions Gate, the New Articles of Lions Gate and the New Notice of Articles of Lions Gate are included as Exhibits A-1, A-2, A-4 and A-5, respectively, to Annex A to this joint/proxy statement prospectus. You should read these documents for complete information on Lions Gate capital stock. Lions Gate files instruments that define the rights of holders of its capital stock as exhibits to its annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC. Also, from time to time Lions Gate might file an amendment to these documents or a new instrument that defines the rights of holders of its capital stock as an exhibit to a Current Report on Form 8-K filed with the SEC. For more information, see “Where You Can Find More Information.”
Shares Authorized
Lions Gate is currently authorized to issue share capital consisting of  (a) 500,000,000 Lions Gate common shares, and (b) 200,000,000 Preference Shares, without par value (which we refer to as “preferred shares”), currently comprised of  (i) 1,000,000 shares of 5.25% Convertible Redeemable Preferred Shares, Series A, and (ii) 10 shares of Preferred Shares, Restricted Voting, Non-Transferrable, Series B.
Following the reclassification, it is expected that Lions Gate will be authorized to issue share capital consisting of  (a) 200,000,000 preferred shares, (b) 500,000,000 Lions Gate voting shares and (c) 500,000,000 Lions Gate non-voting shares. In the reclassification, the Lions Gate common shares will be removed from the authorized share capital of Lions Gate.
Shares Outstanding
As of  [•], 2016, the record date, there were:
•
[•] outstanding Lions Gate common shares, representing 100% of the aggregate voting rights attached to the Lions Gate capital stock; and

•
no outstanding shares of Lions Gate preferred shares, 5.25% Convertible Redeemable Preferred Shares, Series A, or Preferred Shares, Restricted Voting, Non-Transferrable, Series B.

As of  [•], 2016, the record date, all outstanding Lions Gate common shares are fully paid and non-assessable.
Following the merger and the reclassification, it is expected that there will be:
•
[•] outstanding Lions Gate voting shares, representing 100% of the aggregate voting rights attached to the Lions Gate capital stock;

•
[•] outstanding Lions Gate non-voting shares, having no voting rights (except as prescribed under the BCBCA, in which case (i) if the Lions Gate non-voting shares are entitled to vote together with the Lions Gate voting shares, representing [•]% of the aggregate voting rights attached to the Lions Gate capital stock, and (ii) if the Lions Gate non-voting shares are entitled to vote separately as a class, representing 100% of the aggregate voting rights attached to the Lions Gate non-voting shares); and

•
no outstanding Lions Gate preferred shares.

Lions Gate Common Shares
Preemptive Rights
Holders of Lions Gate common shares have no preemptive rights (except as provided by the investor rights agreement (as amended)) or conversion or redemption rights and are not subject to further assessment by Lions Gate.

Dividend Rights
The amount of dividends, if any, that Lions Gate pays to its shareholders is determined by the Lions Gate board of directors, at its discretion, and is dependent on a number of factors, including its financial position, results of operations, cash flows, capital requirements and restrictions under its credit agreements, and shall be in compliance with applicable law. Lions Gate cannot guarantee the amount of dividends paid in the future, if any. Lions Gate is also limited in its ability to pay dividends by (a) restrictions under the BCBCA relating to the solvency of Lions Gate before and after the payment of a dividend, and (b) the terms of its credit facility, second lien term loan and the indenture governing its notes.
Voting Rights
Holders of Lions Gate common shares are entitled to one vote per share on each matter submitted for their vote at any meeting of Lions Gate shareholders for each Lions Gate common share held as of the record date for the meeting. Holders of Lions Gate common shares are not permitted to cumulate their votes for the election of directors. The Lions Gate board of directors is not classified.
In addition, with respect to capital alterations that apply to any part of the Lions Gate common shares or where rights attached to Lions Gate common shares are prejudiced or interfered with, the holders of the Lions Gate common shares must consent by separate special resolution.
The affirmative vote of least two-thirds of the votes attached to the Lions Gate common shares entitled to be cast on the matter is required to approve certain actions prescribed by the BCBCA.
Liquidation Preference
If Lions Gate dissolves or liquidates, or its assets are distributed among its shareholders for the purpose of winding-up its affairs, the holders of Lions Gate common shares will be entitled to receive its remaining property and assets, subject to the rights of holders of any then outstanding class of shares ranking senior or pari passu to the Lions Gate common shares with respect to priority in the distribution of assets upon dissolution, liquidation or winding up.
Listing
The Lions Gate common shares are traded on the NYSE under the symbol “LGF.” It is expected that following completion of the reclassification and the merger, the Lions Gate common shares will be delisted from the NYSE.
Lions Gate Voting Shares
Following the reclassification and the merger, the Articles of Lions Gate will be amended to remove the Lions Gate common shares from the Lions Gate capital stock. Upon completion of the reclassification, the Lions Gate voting shares will have the following rights, privileges and restrictions:
Preemptive Rights
Following the reclassification, holders of Lions Gate voting shares will have no preemptive rights (except as provided by the investor rights agreement (as amended)) or conversion or redemption rights and will not be subject to further assessment by Lions Gate.
Dividend Rights
The amount of dividends, if any, that Lions Gate pays to its shareholders is determined by the Lions Gate board of directors, at its discretion, and is dependent on a number of factors, including its financial position, results of operations, cash flows, capital requirements and restrictions under its credit agreements, and shall be in compliance with applicable law. Lions Gate cannot guarantee the amount of dividends paid in the future, if any. Lions Gate is also limited in its ability to pay dividends by (a) restrictions under the BCBCA relating to the solvency of Lions Gate before and after the payment of a dividend and (b) the terms of its credit facility, second lien term loan and the indenture governing its notes.

Following the reclassification, when a dividend is declared and paid to holders of Lions Gate non-voting shares, Lions Gate will also declare and pay a dividend equally to the holders of the Lions Gate voting shares, on a share for share basis, without preference or priority.
Voting Rights
Following the reclassification, the Lions Gate voting shares will be the only issued and outstanding Lions Gate capital stock having the right to vote on the election of the board. The holders of Lions Gate voting shares will be entitled to one vote per share on each matter submitted for their vote at any meeting of Lions Gate shareholders for each Lions Gate voting share held as of the record date for the meeting.
The affirmative vote of at least two-thirds of the votes attached to the Lions Gate voting shares entitled to be cast on the matter will be required to approve certain actions prescribed by the BCBCA.
Liquidation Preference
Following the reclassification, if Lions Gate dissolves or liquidates, or its assets are distributed among its shareholders for the purpose of winding-up its affairs, the holders of Lions Gate voting shares and Lions Gate non-voting shares will be entitled to receive its remaining property and assets, subject to the rights of holders of any then outstanding class of shares ranking senior or pari passu to Lions Gate’s voting shares and Lions Gate non-voting shares with respect to priority in the distribution of assets upon dissolution, liquidation or winding up.
Subdivision, Reclassification, Exchange or Consolidation
No subdivision, reclassification, exchange or consolidation of the Lions Gate voting shares shall be carried out unless, at the same time, the Lions Gate non-voting shares are subdivided, reclassified, exchanged or consolidated in the same manner and on the same basis.
Listing
Following completion of the merger, the Lions Gate voting shares will be listed for trading and traded on the NYSE under the symbol “LGF.A”.
Lions Gate Non-voting Shares
Upon completion of the reclassification, the Lions Gate non-voting shares will have the rights, privileges and restrictions outlined below. The Lions Gate non-voting shares are “restricted securities” within the meaning of National Instrument 51-102—Continuous Disclosure Obligations of the Canadian Securities Administrators, which generally include equity securities of a reporting issuer that are restricted in terms of voting rights.
Preemptive Rights
Following the reclassification, holders of Lions Gate non-voting shares will have no preemptive rights (except as provided by the investor rights agreement (as amended)) or conversion or redemption rights and will not be subject to further assessment by Lions Gate.
Dividend Rights
The amount of dividends, if any, that Lions Gate pays to its shareholders is determined by the Lions Gate board of directors, at its discretion, and is dependent on a number of factors, including its financial position, results of operations, cash flows, capital requirements and restrictions under its credit agreements, and shall be in compliance with applicable law. Lions Gate cannot guarantee the amount of dividends paid in the future, if any. Lions Gate is also limited in its ability to pay dividends by (a) restrictions under the BCBCA relating to the solvency of Lions Gate before and after the payment of a dividend and (b) the terms of its credit facility, second lien term loan and the indenture governing its notes.

Following the reclassification, when a dividend is declared and paid to holders of Lions Gate voting shares, Lions Gate will also declare and pay a dividend equally to the holders of the Lions Gate non-voting shares, on a share for share basis, without preference or priority.
Voting Rights
Following the reclassification, the holders of the Lions Gate non-voting shares shall be entitled to receive notice of and to attend, but, subject to specific circumstances prescribed by (a) the BCBCA or, if applicable, (b) as stipulated by stock exchanges including the NYSE, shall not be entitled to vote, at any and all meetings of the shareholders of Lions Gate.
Liquidation Preference
Following the reclassification, if Lions Gate dissolves or liquidates, or its assets are distributed among its shareholders for the purpose of winding-up its affairs, the holders of the Lions Gate non-voting shares and the Lions Gate voting shares will be entitled to receive its remaining property and assets, subject to the rights of holders of any then outstanding class of shares ranking senior or pari passu to the Lions Gate voting shares and Lions Gate non-voting shares with respect to priority in the distribution of assets upon dissolution, liquidation or winding up.
Subdivision, Reclassification, Exchange or Consolidation
No subdivision, reclassification, exchange or consolidation of the Lions Gate non-voting shares shall be carried out unless, at the same time, the Lions Gate voting shares are subdivided, reclassified, exchanged or consolidated in the same manner and on the same basis.
Listing
Following completion of the merger, the Lions Gate non-voting shares will be listed for trading and traded on the NYSE under the symbol “LGF.B.”
Takeover Bids
Following the reclassification and the merger, if an offer is made to purchase the Lions Gate voting shares or the Lions Gate non-voting shares, as applicable, whether by way of a public offer or private transaction and regardless of the offered price, there is no requirement under applicable law or under the New Articles of Lions Gate and the New Notice of Articles of Lions Gate that an offer also be made to holders of Lions Gate non-voting shares or the holders of the Lions Gate voting shares, as applicable. Accordingly, holders of Lions Gate non-voting shares do not have a right to participate if a takeover bid is made for the Lions Gate voting shares and holders of Lions Gate voting shares do not have a right to participate if a takeover bid is made for the Lions Gate non-voting shares. If an offer is made to purchase both Lions Gate voting shares and Lions Gate non-voting shares, the offer for the Lions Gate voting shares may be made on different terms than the offer to the holders of Lions Gate non-voting shares.
Antitakeover Provisions in the Articles of Lions Gate
Certain provisions, including those described in this section, of the Articles of Lions Gate (as in effect and as will be in effect following the reclassification) could make it less likely that Lions Gate’s management would be changed or someone would acquire voting control of Lions Gate without the consent of its board of directors. These provisions could delay, deter or prevent tender offers or takeover attempts that Lions Gate shareholders might believe are in their best interests, including tender offers or takeover attempts that could allow Lions Gate shareholders to receive premiums over the market price of their common shares.
Preferred Shares
At any time, without shareholder approval (subject to applicable stock exchange rules), the Lions Gate board of directors may issue one or more series of preferred shares. In some cases, the issuance of preferred shares could discourage or make more difficult attempts to take control of Lions Gate through a merger, tender offer, proxy contest or otherwise. Preferred shares with special voting rights or other features issued to persons favoring Lions Gate’s management could stop a takeover by preventing the person trying to take control of Lions Gate from acquiring enough voting shares to take control.
Shareholders’ Rights Plan
Lions Gate does not currently have a shareholders’ rights plan in effect.
Special Resolutions
The affirmative vote of at least two-thirds of the votes attached to the Lions Gate common shares entitled to be cast on the matter is required to approve certain actions prescribed by the BCBCA and the Articles of Lions Gate, including the removal of directors of Lions Gate.
Shareholder Proposal and Meeting Requisition Advance Notice Procedures
The Articles of Lions Gate and the BCBCA establish an advance notice procedure for a shareholder proposal to be brought before an annual meeting of shareholders and for the requisitioning of an annual general meeting by shareholders.
Advance written notice setting out a matter that the shareholder wishes to have considered at the next annual general meeting must be provided to Lions Gate at least three months before the anniversary of the previous year’s annual reference date (as defined in the BCBCA). The written notice must include a declaration as to certain prescribed facts signed by the shareholder and any eligible supporter of the shareholder’s proposal and may be accompanied by a written statement in support of the proposal.
Advance notice describing the business to be discussed at the requisitioned general meeting must be sent to Lions Gate. The Lions Gate board of directors must call a general meeting to be held not more than four months after the date the requisition. If the Lions Gate board of directors does not send a notice to shareholders of a general meeting in accordance with the BCBCA within 21 days after the date on which the requisition was received by Lions Gate, the requisitioning shareholders, or any one or more of them holding in the aggregate more than 1/40th of the issued Lions Gate voting shares, may send a notice of a general meeting to be held to transact the business stating in the requisition. The Lions Gate board of directors is required under the BCBCA to call a general meeting to be held not more than four months after date on which meeting requisition was received by Lions Gate for the purpose of transacting the business stated in the requisition, regardless of the Articles of Lions Gate.

COMPARISON OF RIGHTS OF LIONS GATE SHAREHOLDERS
AND STARZ STOCKHOLDERS
If the merger is consummated, common stockholders of Starz will become shareholders of Lions Gate. Specifically, holders of Starz Series A common stock will become holders of Lions Gate non-voting shares, and holders of Starz Series B common stock will become holders of Lions Gate voting shares and Lions Gate non-voting shares. Each Lions Gate voting share and each Lions Gate non-voting share will have equal rights, privileges and restrictions and will be identical in all respects, except as otherwise described below or otherwise described in the New Articles of Lions Gate. The rights of Starz stockholders are currently governed by the DGCL and the Restated Certificate of Incorporation of Starz (which we refer to as the “Starz Charter”) and the Starz Bylaws. Upon consummation of the merger, the rights of legacy Starz common stockholders who receive Lions Gate voting shares and Lions Gate non-voting shares will be governed by British Columbia law, the New Articles of Lions Gate and the New Notice of Articles of Lions Gate, rather than the DGCL, the Starz Charter and the Starz Bylaws.
The following is a summary of the material differences between the rights of Lions Gate shareholders and Starz stockholders, but does not purport to be a complete description of those differences or a complete description of the terms of the Lions Gate common shares and the Lions Gate preferred shares or the Lions Gate voting shares and Lions Gate non-voting shares to be issued in connection with the merger. The following summary is qualified in its entirety by reference to the relevant provisions of  (a) the DGCL, (b) British Columbia law, (c) the current Notice of Articles of Lions Gate (d) the Starz Charter, (e) the current Articles of Lions Gate, (f) the Starz Bylaws and (g) the proposed amendments to the Articles of Lions Gate and Notice of Articles of Lions Gate as described in the section titled “Lions Gate Proposal 1: The Lions Gate Reclassification Proposals.”
This section does not include a complete description of all differences between the rights of holders of Lions Gate common shares and Starz common stockholders, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Delaware and British Columbia law, as well as the governing corporate instruments of each of Lions Gate and Starz, copies of which are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information.”
	Rights of Lions Gate Shareholders	Rights of Starz Stockholders
Corporate Governance
Lions Gate is a corporation organized and existing under the corporate laws of British Columbia.
The rights of Lions Gate shareholders are governed by the BCBCA, the Notice of Articles of Lions Gate and Articles of Lions Gate.
Starz is a Delaware corporation. The rights of Starz stockholders are governed by the DGCL, the Starz Charter and the Starz Bylaws.
Authorized Capital Stock or Shares of Beneficial Interest
Lions Gate is currently authorized to issue share capital consisting of  (a) 500,000,000 Common Shares without par value, (b) 200,000,000 Preference Shares without par value (which we refer to as “preferred shares”) currently consisting of (i) 1,000,000 shares of 5.25% Convertible Redeemable Preferred Shares, Series A, and (ii) 10 shares of Preferred Shares, Restricted Voting, Non-Transferrable, Series B.
After the effective time of the merger, it is expected that Lions Gate will be
Starz is currently authorized to issue an aggregate of 4,125,000,000 shares of capital stock, consisting of (a) 4,075,000,000 shares of a class designated as Common Stock, par value $0.01 per share and subdivided into series consisting of (i) 2,000,000,000 shares designated Series A Common Stock, (ii) 75,000,000 shares designated Series B Common Stock, and (iii) 2,000,000,000 shares designated Series C Common Stock, and (b) 50,000,000 shares of a class designated as Preferred Stock, par value $0.01 per share.

	Rights of Lions Gate Shareholders	Rights of Starz Stockholders
authorized under its Notice of Articles to issue share capital, consisting of (a) 200,000,000 shares of preferred shares without par value (b) 500,000,000 shares of Class A Voting Shares, without par value (the Lions Gate voting shares) and (c) 500,000,000 shares of Class B Non-Voting Shares (the Lions Gate non-voting shares), without par value.

As of the record date, there were [•] Lions Gate common shares issued and outstanding. There are no Lions Gate preferred shares or 5.25% Convertible Redeemable Preferred Shares, Series A, or Preferred Shares, Restricted Voting, Non-Transferrable, Series B, issued or outstanding.
Preferred Shares.   Lions Gate may issue, from time to time, without further shareholder approval (subject to applicable stock exchange rules), preferred shares in one or more series. At the close of business on September 2, 2016, Lions Gate did not have any preferred shares issued and outstanding. For each series of preferred shares, Lions Gate’s board is authorized to fix the number of preferred shares in, and to determine the designation of the preferred shares of that series. Lions Gate’s board is also authorized to create, define and attach special rights and restrictions to the preferred shares of each series so long as the rights and restrictions are consistent with the special rights and restrictions attached to the class of preferred shares.

As of the record date, there were issued and outstanding [•] shares of Starz Series A common stock, [•] shares of Starz Series B common stock and no shares issued or outstanding of Starz Series C common stock or Starz Preferred Stock.
Preferred Stock.   The Starz board of directors is authorized to cause Starz to issue preferred stock from time-to-time in such series and with such powers, designations, preferences and relative participating, optional or other rights and qualifications, limitations or restrictions thereof, as may be stated and expressed by the Starz board of directors and set forth in a certificate of designations in accordance with the Starz Charter and the DGCL.

Voting Rights
Each holder of Lions Gate common shares is currently entitled to one vote per share on all matters submitted to a vote or consent of shareholders of Lions Gate, except matters upon which only the holders of a specified class of shares (other than the Lions Gate common shares) are entitled to vote.
After the effective time of the merger, each holder of Lions Gate voting shares will be entitled to one vote per share on all matters submitted to a vote or consent of shareholders of Lions Gate, except
Holders of Starz Series A common stock are entitled to one vote per share, and holders of Starz Series B common stock are entitled to ten votes per share, in each case, on all matters which may be submitted to a vote of stockholders. Holders of Starz Series C common stock are not entitled to any voting powers except as (and then only to the extent) required by the laws of the State of Delaware, and if such vote or consent should be required, they shall be entitled to one-hundredth (1/100) of a vote for each share.

	Rights of Lions Gate Shareholders	Rights of Starz Stockholders

matters upon which only the holders of a specified class of shares (other than the Lions Gate voting shares) are entitled to vote. Lions Gate non-voting shares will not be entitled to vote, except as provided by the BCBCA.
Pursuant to the Articles of Lions Gate and the provisions of the BCBCA, certain actions that may be proposed by Lions Gate require the approval of its shareholders. Lions Gate may, by special resolution, alter its Notice of Articles to increase its authorized capital stock by such means as creating shares with or without par value or increasing the number of shares with or without par value of a particular class. Lions Gate may, by special resolution of its shareholders, alter its Notice of Articles to subdivide, consolidate, change from shares with par value to shares without par value or from shares without par value to shares with par value or change the designation of all or any of its shares. Lions Gate may also, by special resolution, alter its Notice of Articles and Articles to create, define, attach, vary, or abrogate special rights or restrictions to any shares. Under the BCBCA and the Articles of Lions Gate, a special resolution is a resolution passed at a duly-convened meeting of shareholders by two-thirds of the votes cast in person or by proxy at the meeting, or a written resolution consented to by all shareholders who would have been entitled to vote at the meeting of shareholders. In addition, with respect to capital alterations that apply to any part of a class or, in the case of any class with more than one series, any series of issued shares or where rights attached to issued shares are prejudiced or interfered with, the shareholders of that class or series must consent to the capital alteration by separate special resolution.

Holders of Starz Preferred Stock may be entitled to vote if the series is designated as a Voting Security (as defined in the Starz Charter) only as and to the extent expressly provided for in the applicable Preferred Stock Designation (as defined in the Starz Charter).
Subject to the rights of the holders of any series of Starz Preferred Stock and except as otherwise provided by law, the Starz Charter or the Starz Bylaws, and except for the election of directors, at any meeting duly called and held at which a quorum is present, the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.
Subject to the rights of the holders of any series of Starz Preferred Stock, the Starz Charter imposes supermajority voting requirements in connection with certain charter and bylaw amendments and other extraordinary transactions which have not been approved by at least 75% of the directors then in office. When these requirements apply, the threshold vote required is at least 66 2∕3% of the aggregate voting power of Starz’s outstanding Voting Securities entitled to vote thereon, voting together as a single class.

Cumulative Voting	Holders of Lions Gate common shares and Starz common stock do not have the right to cumulate their votes with respect to the election of directors.

	Rights of Lions Gate Shareholders	Rights of Starz Stockholders
Size of the Board of Directors
Under the BCBCA and pursuant to the Articles of Lions Gate, Lions Gate must have a minimum of three directors and the maximum number of directors is set annually by an ordinary resolution of the Lions Gate shareholders. The Articles of Lions Gate provide that, if the number of directors elected is less than the number of directors established by such ordinary resolution, retiring directors may be asked by the newly appointed directors to remain as directors until further new directors are elected at a meeting of shareholders convened for that purpose. If retiring directors are unwilling to remain in office, the maximum number of directors of Lions Gate is deemed to be the number of directors actually elected or continued in office.
In addition, pursuant to the BCBCA and the Articles of Lions Gate, the Lions Gate board of directors may increase the size of the board between shareholder meetings by appointing an additional number of directors representing up one-third of the number of directors who were elected at the most recent annual meeting of Lions Gate shareholders.
Currently, the Lions Gate board of directors consists of fourteen directors.

The number of directors must not be less than three and the exact number of directors will be fixed by the Starz board of directors by resolution.
Currently, the Starz board of directors consists of nine directors.

Independent Directors	At least a majority of each of the boards of directors of Lions Gate and Starz must be independent directors, pursuant to applicable securities legislation and/or stock exchange rules, as applicable.
Classified Board/Term of Directors	The Lions Gate board of directors is not classified. The directors of Lions Gate hold office for a term of one year and serve until their successors are elected or appointed or until they otherwise cease to hold office under the BCBCA or the Articles of Lions Gate, including removal, resignation or death.	The Starz board of directors is divided into three classes, with each class to consist, as nearly as possible, of a number of directors equal to one-third of the number of members of the Starz board of directors. The directors of Starz hold office for a term expiring at the annual meeting held in the third year following the year of their election. The current terms for the Class I, II and III directors expire in 2017, 2018 and 2019, respectively.
Removal of Directors	Under the BCBCA and the Articles of Lions Gate, directors may be removed by shareholders by passing a special resolution. If the shareholders do not elect	Subject to the rights of the holders of any series of Starz Preferred Stock, directors of Starz may be removed from office only for cause upon the affirmative vote of the

	Rights of Lions Gate Shareholders	Rights of Starz Stockholders

or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy.
The directors may remove a director convicted of an indictable offence, or if a director ceases to be qualified to act as a director and does not promptly resign, and the directors may appoint a director to fill the resulting vacancy.
holders of at least a majority of the total voting power of the then outstanding Voting Securities entitled to vote thereon, voting together as a single class.
Election of Directors
The Articles of Lions Gate provide that the shareholders entitled to vote at the annual general meeting for the election of directors must elect, or in a unanimous resolution appoint, the board of directors.
Further, under the Articles of Lions Gate, the directors may at any time appoint additional directors up to one-third of the number of directors elected by the shareholders.
Subject to the rights of the holders of any series of Starz Preferred Stock, at any meeting duly called and held for the election of directors at which a quorum is present, directors shall be elected by a plurality of the combined voting power of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
Filling Vacancies of Directors	The Articles of Lions Gate and the BCBCA provide that the directors may fill any casual vacancy occurring in the board of directors, but that if Lions Gate has no directors or fewer directors in office than the number set pursuant to the Articles of Lions Gate as the quorum of directors, the shareholders may elect or appoint directors to fill such vacancies on the board of directors.	The Starz Charter provides that, subject to the rights of the holders of any series of Starz Preferred Stock, vacancies on the Starz board of directors resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on the Starz board of directors, shall be filled by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director.
Charter Amendments
Under the Articles of Lions Gate, if the BCBCA does not specify the type of resolution and the Articles of Lions Gate do not specify another type of shareholder resolution required, Lions Gate may by ordinary resolution of its shareholders alter its Articles or Notices of Articles.
The Articles of Lions Gate specify that certain amendments to the authorized share structure of Lions Gate, including to special rights or restrictions attached
Subject to the rights of the holders of any series of Starz Preferred Stock, the Starz Charter provides that an amendment to the Starz Charter shall require the affirmative vote of the holders of at least 66 2∕3% of the aggregate voting power of Starz’s outstanding Voting Securities, voting together as a single class, unless at least 75% of the Starz board of directors has approved such amendment, or the laws of the State of Delaware do not require the consent of the stockholders.

	Rights of Lions Gate Shareholders	Rights of Starz Stockholders
	thereto, as well as to change its name, shall be by special resolution.	The DGCL provides that, generally, an amendment to the certificate of incorporation requires the affirmative vote of the holders of a majority of the voting power of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class. Certain amendments—such as to change the corporate name or to delete provisions naming the incorporator or original board—do not require a vote unless otherwise expressly required by the certificate of incorporation. Holders of the outstanding shares of a class shall be entitled to vote as a class (whether or not entitled by the certificate of incorporation) on amendments which would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences, or special rights of one or more series of any class so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for purpose of such a separate class vote.
Bylaw Amendments
As a company governed by the BCBCA, provisions similar to those that would be contained in the bylaws of a corporation are contained in the Articles of Lions Gate. Under the Articles of Lions Gate, if the BCBCA does not specify the type of resolution and the Articles of Lions Gate do not specify another type of resolution, Lions Gate may by ordinary resolution alter its Articles or Notices of Articles.
The Articles of Lions Gate specify that certain amendments to the authorized share structure of Lions Gate, including to special rights or restrictions attached thereto, as well as to change its name, shall be by special resolution.

The Starz Charter provide that the Starz Bylaws may be amended or repealed and new bylaws may be adopted by action taken by the affirmative vote of not less than 75% of the members of the Starz board of directors, or, otherwise, by the affirmative vote of the holders of at least 66 2∕3% of the aggregate voting power of Starz’s outstanding Voting Securities entitled to vote, voting together as a single class.
The Starz Bylaws provide that the Starz Bylaws may be amended or repealed and new bylaws may be adopted by action taken by the affirmative vote of the holders of at least 80% of the aggregate voting power of Starz’s outstanding Voting Securities entitled to vote, voting together as a single class.

	Rights of Lions Gate Shareholders	Rights of Starz Stockholders
Any amendments, modification or repeal relating to the limitation on liability and indemnification provisions set forth in the Starz Charter or Starz Bylaws will not adversely affect any limitation, right or protection thereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
Vote on Merger, Consolidations or Sales of Substantially all Assets
Generally, the affirmative vote of at least two-thirds of the votes cast by holders of Lions Gate common shares is required to approve, by special resolution, certain actions, including an amalgamation, or, unless in the ordinary course of its business, a sale, lease or disposal of all or substantially all of its undertaking.
Following the reclassification and the merger under the BCBCA (i) the affirmative vote at least two-thirds of the votes cast by holders of Lions Gate voting shares and the Lions Gate non-voting shares voting together will be required to approve, certain actions, including an amalgamation and certain arrangements, and (ii) the affirmative vote of at least the two-thirds of the votes cast by holders of Lions Gate voting shares will be required to approve a sale, lease or disposal of all or substantially all of its undertaking, unless it is in the ordinary course of its business.
In addition, with respect to any action that applies to any part of a class or, in the case of any class with more than one series, any series of issued shares or where rights attached to issued shares are prejudiced or interfered with, the shareholders of that class or series must consent by separate special resolution.

The Starz Charter requires the affirmative vote of the holders of at least 66 2∕3% of the aggregate voting power of Starz’s outstanding Voting Securities entitled to vote thereon, voting together as a single class, to approve a merger or consolidation of Starz with or into another company, or a sale, lease or exchange of all or substantially all of Starz’s property or assets, unless at least 75% of the Starz board of directors has approved such transaction, or unless, in the case of a merger or consolidation, the laws of the State of Delaware do not require the consent of Starz’s stockholders.
The DGCL provides that, generally, in the case of a merger or consolidation, the required agreement thereto must be adopted by the holders of a majority of the voting power of the outstanding stock of the corporation entitled to vote thereon.

Annual Meetings of the Stockholders	An annual general meeting of Lions Gate shareholders is required to be held at least once in each calendar year and not more than 15 months after the annual reference date for the preceding calendar year (generally (being the last annual general meeting date), subject to certain waivers by unanimous resolution of the shareholders.	An annual meeting of Starz stockholders shall be held at a time and place (or, if determined by the Starz board of directors in its sole discretion, at no place but rather solely by means of remote communication) as may be specified by the Starz board of directors.

	Rights of Lions Gate Shareholders	Rights of Starz Stockholders
Special Meetings of the Stockholders
A general meeting of Lions Gate shareholders may be called at any time if a requisition meeting certain requirements is made by shareholders who hold in the aggregate at least 1/20 of the issued shares of the company that carry the right to vote at general meetings. Upon meeting the technical requisition requirements set out in the BCBCA, the directors must call a meeting of shareholders to be held not more than four months after receiving the requisition. If the directors do not call such a meeting within 21 days after receiving the requisition, the requisitioning shareholders or any of them holding in aggregate more than 1/40 of the issued shares of Lions Gate that carry the right to vote at general meetings may send notice of a general meeting to be held to transact the business stated in the requisition.
Additionally, under the Articles of Lions Gate, the directors may, whenever they think fit, call a meeting of shareholders.

Except as otherwise provided in the terms of any series of Starz Preferred Stock and except as otherwise provided by law, a special meeting of Starz’s stockholders may be called only by the Secretary of Starz (a) upon written request made in compliance with the advance notice requirements of the Starz Bylaws of holders of not less than 80% of the total voting power of the outstanding capital stock of Starz entitled to vote at such meeting or (b) at the request of not less than 75% of the members of the Starz board of directors then in office.
Business transacted at the special meeting of stockholders will be limited to the business specified in the notice of meeting.

Advance Notice Provisions for Stockholder Director Nominations and Stockholder Business Proposals
Director Nominations
Nominations for persons for election to the Lions Gate board of directors may be made through a shareholder proposal.
Shareholder Proposals
Under the BCBCA, a proposal may be made by certain registered or beneficial holders of shares entitled to be voted at an annual meeting of shareholders. To be eligible to submit such a proposal, a shareholder must (a) be the registered or beneficial holder of Lions Gate voting share (b) have held the share for at least two uninterrupted years prior to the date of the proposal, and (c) must have the support of the registered or beneficial holders of, (i) at least 1% of the total number of outstanding Lions Gate voting shares; or (ii) Lions Gate voting shares whose fair market value is at least $2,000. The proponent shall not have, within two years before the date of the signing of the proposal, failed to present, in person or by proxy, at an annual general meeting, an

The Starz Bylaws provide that, with respect to an annual meeting of stockholders, to be properly brought before the meeting, nominations for persons for election to the Starz board of directors and the proposal of business to be considered by the stockholders must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Starz board of directors (or any duly authorized committee thereof), (b) otherwise properly brought before the meeting by or at the direction of the Starz board of directors (or any duly authorized committee thereof), or (c) otherwise properly be requested to be brought before the meeting by a stockholder in compliance with the procedures set forth in the Starz Bylaws.
The Starz Bylaws provide requirements for both form and timeliness. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of Starz (a) in the case of an annual meeting that is called for a date that is within 30 days before or after the

	Rights of Lions Gate Shareholders	Rights of Starz Stockholders

earlier proposal submitted by such shareholder in response to which Lions Gate complied with its obligations under the BCBCA.
Under the BCBCA, subject to the other requirements therein for a shareholder proposal, a shareholder proposal is timely if received at the registered office of the company at least 3 months before the anniversary of the previous year’s annual reference date.

anniversary date of the immediately preceding annual meeting of stockholders, not less than 60 days nor more than 90 days prior to the meeting, and (b) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was communicated to stockholders or public disclosure of the date of the meeting was made, whichever occurs first. The Starz Bylaws further provide that in no event shall the public announcement of an adjournment or postponement of a meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder notice as described herein.
In the case of a special meeting called by Starz for the purpose of electing one or more directors to the Starz board of directors, nominations by a stockholder entitled to vote that would otherwise comply with the form requirements in the Starz Bylaws, must be delivered to the Secretary of Starz at its principal executive offices not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Starz board of directors to be elected at such meeting. The Starz Bylaws provide further that in no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

Notice of Stockholder Meetings	Under the BCBCA and applicable securities laws, a company must send notice of the date, time and location of a general meeting of the company at least the prescribed number of days, which is 21 days for a public company, but not more than 2 months before the meeting, to each	Unless otherwise required by applicable law, at least 10 days but not more than 60 days before the date of each meeting of stockholders, the Chairman of the Starz board of directors, the CEO, the President, the Vice President, the Secretary or an Assistant Secretary shall give notice of such

	Rights of Lions Gate Shareholders	Rights of Starz Stockholders
	shareholder entitled to attend the meeting, and to each director. If the meeting is called for the purpose of conducting special business, the notice must sate the general nature of the special business and if the special business includes considering, approving, ratifying adopting or authorizing any document or the signing of giving effect to any document must include a copy of the document or state that a copy is available for inspection at the Lions Gate records office or such other place in British Columbia specified in the notice of meeting during business hours on any one or more days prior to the date of the meeting.	meeting to each stockholder entitled to vote at such meeting. In the case of special meetings, such notice must state the purpose for which the meeting is called.
Special Vote Required for Combinations with Interested Stockholder/State Anti-Takeover Statutes
Multilateral Instrument 61-101
The BCBCA does not contain a provision comparable to Section 203 of the DGCL with respect to business combinations or takeover regulations. However, securities regulators in certain Canadian jurisdictions to which Lions Gate is subject, namely Ontario and Québec, have adopted Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions (which we refer to as “MI 61-101”). MI 61-101 contains detailed requirements in connection with “related party transactions” that are undertaken by reporting issuers in Ontario and Québec. A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, consummates one or more specified transactions with a “related party” (as such term is defined in MI 61-101), including purchasing, disposing or leasing of an asset, issuing securities, assuming liabilities or entering into mergers or similar arrangements with the related party.
MI 61-101 requires, subject to certain exceptions, specific detailed disclosure in the proxy (information) circular sent to securityholders in connection with a related party transaction where a meeting is required and, subject to certain exceptions, the preparation of a formal valuation of the subject matter of the
Section 203 of the DGCL provides that a corporation shall not engage in certain business combinations with any stockholder that owns 15% or more of the outstanding voting stock of the corporation (an “Interested Stockholder”), for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder, unless (a) prior to such date, the board of directors of the corporation approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (subject to certain exclusions), or (c) at or subsequent to such time, the business combination is approved by the board of directors and by the affirmative vote (but not written consent) of at least 66 2∕3% of the outstanding voting stock that is not owned by the Interested Stockholder. Though permitted to do so by the DGCL, Starz has not opted out of this provision in the Starz Charter.

Rights of Lions Gate Shareholders	Rights of Starz Stockholders
related party transaction and any non-cash consideration offered in connection therewith, and the inclusion of a summary of the valuation in the proxy circular. MI 61-101 also requires, subject to certain exceptions, that an issuer not engage in a related party transaction unless the disinterested shareholders of the issuer have approved the related party transaction by a simple majority of the votes cast.

National Instrument 62-104
Lions Gate is also subject to National Instrument 62-104—Take-Over Bids and Issuer Bids (which we refer to as “NI 62-104”) which defines a take-over bid as triggered when a person makes an offer to acquire outstanding voting securities or equity securities of a class made to one or more persons, any of whom is in the province or territory or whose last address as shown on the books of the offeree issuer is in the province or territory, where the securities subject to the offer to acquire, together with the offeror’s securities, constitute in the aggregate 20% or more of the outstanding securities of that class of securities at the date of the offer to acquire (but does not include an offer to acquire if the offer to acquire is a step in an amalgamation, merger, reorganization or arrangement that requires approval in a vote of security holders). When a take-over bid is triggered, an offeror must comply with certain requirements including (i) making the offer of identical consideration to all holders of the class of security that is the subject of the bid, (ii) making a public announcement of the bid in a newspaper, and (iii) sending out a bid circular to security holders which explains the terms and conditions of the bid.
Directors of an issuer whose securities are the subject of a take-over bid are required to evaluate the proposed bid and circulate a directors’ circular indicating whether they recommend to accept or reject the bid or are not unable or are not making a recommendation regarding the bid. Strict timelines must be adhered to.

Rights of Lions Gate Shareholders	Rights of Starz Stockholders

The take-over bid rules also require that whenever a person acquires beneficial ownership of, or control or direction over, voting or equity securities of any class of a reporting issuer or securities convertible into voting or equity securities of any class of a reporting issuer that, together with the person’s securities of that class, would constitute 10% or more of the outstanding securities of that class, the person must file a press release announcing that fact and file an “early warning report” with applicable additional news release and report must be filed at each instance the person acquires an additional 2% or more of the outstanding securities or securities convertible into 2% or more of the outstanding securities.
An “issuer bid” is defined in NI 62-104 to be an offer to acquire or redeem securities of an issuer made by the issuer to one or more persons, any of whom is in the province or territory or whose last address as shown on the books of the offeree issuer is in the province or territory, and also includes an acquisition or redemption of securities of the issuer by the issuer from those persons, but does not include an offer to acquire or redeem, or an acquisition or redemption under certain circumstances set out in NI 62-104.
Following the reclassification and the merger, if an offer is made to purchase the Lions Gate voting shares or Lions Gate non-voting shares, as applicable, whether by way of a public offer or private transaction and regardless of the offered price, there is no requirement under applicable law or the New Articles of Lions Gate and the New Notice of Articles of Lions Gate that an offer also be made to holders of Lions Gate non-voting shares or holders Lions Gate voting shares, as applicable. Accordingly, holders of Lions Gate non-voting shares or Lions Gate voting shares, as applicable, do not have a right to participate if a takeover bid is made for the Lions Gate voting shares. If an offer is made to purchase both Lions Gate voting shares and Lions Gate non-voting shares, the offer for the Lions

	Rights of Lions Gate Shareholders	Rights of Starz Stockholders
Gate voting shares may be made on different terms than the offer to the holders of Lions Gate non-voting shares.
Liability and Indemnification of Officers and Directors
Under the BCBCA, Lions Gate may indemnify a present or former director or officer of Lions Gate or a person who acts or acted at Lions Gate’s request as a director or officer of another corporation, or for an affiliate, of Lions Gate, and his heirs and personal or other legal representatives, against all costs, charges and expenses, including legal and other fees and amounts paid to settle an action or satisfy a judgment, actually and reasonably incurred by him including an amount paid to settle an action or satisfy a judgment in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his position with Lions Gate or such other corporation and provided that the director or officer acted honestly and in good faith with a view to the best interests of Lions Gate or such other corporation, and, in the case of a criminal or administrative action or proceeding, had reasonable grounds for believing that his conduct was lawful. Other forms of indemnification may be made only with court approval.
In accordance with the Articles of Lions Gate, Lions Gate shall indemnify every director or former director of Lions Gate, and following the merger, every officer or former officer, or may, subject to the BCBCA, indemnify any other person after the final disposition of an eligible proceeding if the director or former director was wholly-successful in the outcome (merits or otherwise) or substantially successful on the merits or such director or former director has not otherwise been reimbursed. Lions Gate has entered into indemnity agreements with its directors, executive officers, and certain other key employees whereby Lions Gate has agreed to indemnify the directors and officers to the extent permitted by its Articles and the BCBCA.
If the Lions Gate indemnity proposal is passed at the Lions Gate special meeting,

The Starz Charter provides that directors will not be liable to Starz for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL as the same exists or may be amended. Therefore, directors will not be personally liable to Starz or any stockholder for monetary damages for breach of fiduciary duty as a director, except, as required by the DGCL, (a) for any breach of the director’s duty of loyalty to Starz or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) for willful or negligent payment of unlawful dividends or stock purchases or redemptions; or (d) for any transaction from which the director derived an improper personal benefit.
In addition, the Starz Charter provides that any repeal or modification of the foregoing provisions of the Starz Charter must be prospective only and must not adversely affect any limitation, right or protection of a director of Starz existing at the time of such repeal or modification.
The Starz Charter and the Starz Bylaws require Starz, to the fullest extent permitted by applicable law, to indemnify certain persons in certain circumstances. Consistent with the provisions of the DGCL, Starz is therefore required to indemnify any person made a party or threatened to be made a party to any type of proceeding (other than an action by or in the right of the corporation) because he or she is or was an officer or director of Starz, or was serving at the request of Starz as a director, officer, employee or agent of another corporation or entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (a) if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (b) in the

	Rights of Lions Gate Shareholders	Rights of Starz Stockholders

the indemnity provisions above will be amended to also apply to officers and former officers of Lions Gate.
The Articles of Lions Gate permit Lions Gate, subject to the limitations contained in the BCBCA, to purchase and maintain insurance on behalf of any person mentioned in the preceding paragraph, as the board of directors may from time to time determine. Lions Gate maintains directors’ and officers’ liability insurance and corporate reimbursement insurance.

case of a criminal proceeding, such person had no reasonable cause to believe that his or her conduct was unlawful. Starz shall indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because such person was an officer, director employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that there may not be such indemnification if the person is found liable to the corporation unless, in such a case, the court determines the person is fairly and reasonably entitled thereto.
In each, Starz will be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Starz board of directors.
Additionally, the DGCL provides that a Delaware corporation must indemnify a director or officer against expenses (including attorneys’ fees) actually and reasonably incurred if such person successfully defends himself or herself in a proceeding to which such person was a party because he or she was a director or officer of the Delaware corporation. The DGCL further provides that Starz may purchase and maintain insurance on behalf of any director, officer, employee or agent of Starz against any liability asserted against such person and incurred by such person in any such capacity, whether or not Starz would have the power to indemnify such person against such liability.

Stockholder Rights Plan	Neither Lions Gate nor Starz has a stockholder rights plan in effect.

	Rights of Lions Gate Shareholders	Rights of Starz Stockholders
Appraisal/Dissenters’ Rights
Under the BCBCA, a shareholder of the company, whether or not the shareholder’s shares carry the right to vote, is entitled to dissent rights in respect of certain matters and to receive a payout value that may be mutually agreed upon or judicially determined, on fundamental events affecting Lions Gate, including for certain adoptions of amalgamation agreements, to authorize or ratify the sale, lease or other disposition of all or substantially all of Lions Gate’s undertaking, to authorize the continuation of Lions Gate into a jurisdiction other than British Columbia, or certain other circumstances.
Compulsory Acquisition/Squeeze Out
(1) The BCBCA provides for a compulsory acquisition procedure where an offer made by an acquiring person to acquire shares, or any class of shares, of Lions Gate (an “acquisition offer”) results in the offer being accepted by shareholders holding at least 90% of the shares or class of shares (excluding the shared already held by the offeror) within four months of the date of the acquisition offer. The offeror can, within five months after the acquisition offer, send written notice to any offeree who did not accept the offer, that the acquiring person wants to acquire the shares of that offeree that were involved in the offer.
(2) If a notice is sent to an offeree under subsection (1), the acquiring person is entitled and bound to acquire all of the shares of that offeree that were involved in the offer for the same price and on the same terms contained in the acquisition offer unless the court orders otherwise on an application made by that offeree within two months after the date of the notice.
(3) On the application of an offeree under subsection (2), the court may set the price and terms of payment, and make consequential orders and give directions the court considers appropriate.
(4) For the purposes of those provisions of the BCBCA every acquisition offer for
Under the DGCL, stockholders who properly demand and perfect appraisal rights in connection with a merger or consolidation of the corporation may have the right to receive payment of the fair value of their stock in cash as appraised by the Delaware Court of Chancery. Subject to certain exceptions, the DGCL provides that appraisal rights are not available to any class of stock listed on a national securities exchange or held of record by more than 2,000 stockholders, unless, in either case, such stockholders are required in the merger to accept in exchange for their shares anything other than (a) shares of the surviving corporation, (b) shares of stock of another corporation which is listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash in lieu of fractional shares of such corporations, or (d) any combination of the above.

	Rights of Lions Gate Shareholders	Rights of Starz Stockholders
shares of more than one class of shares is deemed to be a separate acquisition offer for shares of each class of shares.
Oppression Remedy
The BCBCA’s oppression remedy enables a court to make almost any order (interim or final) to rectify the matters complained of if the court is satisfied upon application by a Lions Gate shareholder (as defined below) that the affairs of Lions Gate are being conducted in a manner that is oppressive, or that some action has been or may be taken which is unfairly prejudicial. The applicant must be one of the persons being oppressed or prejudiced and the application must be brought in a timely manner. A “shareholder” for the purposes of the oppression remedy includes legal and beneficial owners of shares as well as any other person whom the court considers appropriate.
The oppression remedy provides the court with extremely broad and flexible jurisdiction to intervene in corporate affairs to protect shareholders. While conduct that is in breach of the fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court’s jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of such legal and equitable rights.
There is no remedy under the DGCL that is comparable to the BCBCA’s oppression remedy.
Derivative Actions
A Lions Gate shareholder (including a beneficial shareholder and any other person that the court considers to be an appropriate person to make such an application) may apply to the court for leave to bring an action in the name of and on behalf of Lions Gate or any subsidiary, or to intervene in an existing action to which Lions Gate or a subsidiary is a party, for the purpose of prosecuting or defending an action on behalf of Lions Gate or its subsidiary.
Under the BCBCA, the court may grant leave if: (i) the Lions Gate shareholder has made reasonable efforts to cause the directors of Lions Gate to prosecute or
Under the DGCL, a stockholder bringing a derivative suit must have been a stockholder at the time of the wrong complained of or the stockholder must have received stock in the corporation by operation of law from a person who was such a stockholder at the time of the wrong complained of. In addition, the stockholder must remain a stockholder throughout the litigation. There is no requirement under the DGCL to advance the expenses of a lawsuit to a stockholder bringing a derivative suit.

Rights of Lions Gate Shareholders	Rights of Starz Stockholders

defend the action; (ii) notice of the application for leave has been given to Lions Gate or its subsidiary and any other person that the court may order; (iii) the shareholder is acting in good faith; and (iv) it appears to the court to be in the interests of Lions Gate or its subsidiary for the action be brought, prosecuted or defended.
Under the BCBCA, the court in a derivative action may make any order it determines to be appropriate. In addition, under the BCBCA, a court may order Lions Gate or its subsidiary to pay the Lions Gate shareholder’s interim costs, including legal fees and disbursements. However, the Lions Gate shareholder may be held accountable for the costs on final disposition of the action.

LEGAL MATTERS
The validity of the Lions Gate voting shares and the Lions Gate non-voting shares to be issued to holders of Starz common stock pursuant to the merger agreement will be passed upon by Dentons Canada LLP, Vancouver, British Columbia. The material U.S. federal income tax consequences relating to the reclassification will be passed upon for Lions Gate by Wachtell, Lipton, Rosen & Katz.
EXPERTS
The consolidated financial statements and related financial statement schedule incorporated by reference into this proxy statement/prospectus from Lions Gate Entertainment Corp.’s Annual Report on Form 10-K for the year ended March 31, 2016, and the effectiveness of Lions Gate Entertainment Corp.’s internal control over financial reporting as of March 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and related financial statement schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Pop Media Group, LLC incorporated by reference into this proxy statement/prospectus from Lions Gate Entertainment Corp.’s Annual Report on Form 10-K for the year ended March 31, 2016, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of Studio 3 Partners LLC incorporated in this Prospectus by reference from Exhibit 99.1 to Lions Gate Entertainment Corp.’s Annual Report on Form 10-K for the year ended March 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of Starz as of December 31, 2015 and 2014, and for each of the years in the three year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
FUTURE STOCKHOLDER PROPOSALS
Lions Gate
Under U.S. laws, for a shareholder proposal or recommendation for director nominees to be considered for inclusion in the proxy statement for next year’s annual meeting, Lions Gate must receive such written proposal no later than March 31, 2017. Lions Gate shareholders should also be aware that a shareholder proposal must comply with SEC regulations regarding inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals or recommendation for director nominees submitted as per the BCBCA to be presented at the next annual general meeting of shareholders must be received by Lions Gate’s Corporate Secretary at its registered office no later than June 13, 2017, and must comply with the requirements of the BCBCA.
If the date of the 2017 annual meeting is advanced or delayed by more than 30 days from the date of the 2016 annual meeting, under U.S. laws, shareholder proposals intended to be included in the proxy statement for the 2017 annual meeting must be received by Lions Gate within a reasonable time before Lions Gate begins to print and mail the proxy statement for the 2017 annual meeting.
SEC rules also govern a company’s ability to use discretionary proxy authority with respect to shareholder proposals that were not submitted by the shareholders in time to be included in the proxy statement. In the event a shareholder proposal is not submitted to Lions Gate prior to June 14, 2017, the proxies solicited by the Lions Gate board of directors for the 2017 annual meeting of shareholders will confer authority on the proxyholders to vote the shares in accordance with the recommendations of the Lions Gate board of directors if the proposal is presented at the 2017 annual meeting of shareholders without any discussion of the proposal in the proxy statement for such meeting. If the date of the 2017 annual meeting is advanced or delayed more than 30 days from the date of the 2016 annual meeting, then the shareholder proposal must have been submitted to Lions Gate within a reasonable time before it mails the proxy statement for the 2017 annual meeting.
All shareholder proposals for inclusion in Lions Gate’s proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, the Articles of Lions Gate and British Columbia law.
Starz
In light of the expected timing of the completion of the merger, it is not expected that Starz will hold its 2017 annual meeting of shareholders (which we refer to as the “Starz 2017 annual meeting”) unless the merger is not completed.
In order to be eligible for inclusion in Starz’s proxy materials for the Starz 2017 annual meeting if such meeting is held, a stockholder proposal must be submitted in writing to Starz’s Corporate Secretary and received at Starz’s executive offices at 8900 Liberty Circle, Englewood, Colorado 80112, by the close of business on January 4, 2017 unless a different date is determined and announced in connection with the actual scheduling of the Starz 2017 annual meeting. If the Starz 2017 annual meeting takes place within 30 days before or after June 14, 2017 (the anniversary of Starz’s 2016 annual meeting of shareholders), to be considered for presentation at the Starz 2017 annual meeting, a stockholder proposal, or any nomination by stockholders of a person or persons for election to the board of directors, must be received at Starz’s executive offices at the foregoing address not earlier than March 16, 2017 and not later than April 17, 2017. If the Starz 2017 annual meeting takes place outside of the foregoing 60 day window, to be considered for presentation at the Starz 2017 annual meeting, a stockholder proposal, or any nomination by stockholders of a person or persons for election to the board of directors, must be received at Starz’s executive offices at the foregoing address not later than the close of business on the tenth day following the first day on which notice of the date of the Starz 2017 annual meeting is communicated to stockholders or public disclosure of the date of the Starz 2017 annual meeting is made, whichever occurs first.
All stockholder proposals for inclusion in Starz’s proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, Starz’s charter and bylaws and Delaware law.
OTHER MATTERS
As of the date of this joint proxy statement/prospectus, neither the Lions Gate board of directors nor the Starz board of directors knows of any matters that will be presented for consideration at either the Lions Gate special meeting or the Starz special meeting other than as described in this joint proxy statement/prospectus. In accordance with the Articles of Lions Gate, the Starz Bylaws, Delaware law and British Columbia law, business transacted at the Lions Gate special meeting and the Starz special meeting will be limited to those matters set forth in the respective accompanying notices of the special meetings. Nonetheless, if any other matter is properly presented at the Lions Gate special meeting or the Starz special meeting, or any adjournments or postponements of the special meetings, and are voted upon, including matters incident to the conduct of the meeting, the enclosed proxy card will confer discretionary authority on the individuals named therein as proxies to vote the shares represented thereby as to any such other matters. It is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their discretion on any such matter.
HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. As permitted by the Exchange Act, unless you advised otherwise, if you hold your shares in street name and you and other residents at your mailing address share the same last name and also own Lions Gate common shares or shares of Starz common stock in an account at the same broker, bank or other nominee, your nominee delivered a single set of proxy materials to your address. This method of delivery is known as “householding.” Householding reduces the number of mailings you receive, saves on printing and postage costs and helps the environment. Stockholders who participate in householding continue to receive separate voting instruction cards and control numbers for voting electronically. A holder of Lions Gate common shares who wishes to receive a separate copy of the proxy materials, now or in the future, should submit this request by writing to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, or calling toll-free (800) 322-2885, and a holder of shares of Starz common stock who wishes to receive a separate copy of the proxy materials, now or in the future, should submit this request by writing to D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005, or calling collect (212) 269-5550 or toll-free (866) 745-0265. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and wish to receive a single copy of these materials in the future should contact their broker, bank or other nominee to make this request.
WHERE YOU CAN FIND MORE INFORMATION
Lions Gate and Starz file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including Lions Gate and Starz, who file electronically with the SEC. The address of that site is www.sec.gov.
Investors may also consult the website of Lions Gate or Starz for more information concerning the merger. The website of Lions Gate is www.lionsgate.com. The website of Starz is www.starz.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.
Lions Gate has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the Lions Gate common shares to be issued to Starz stockholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Lions Gate common shares. The rules and regulations of the SEC allow Lions Gate and Starz to omit certain information included in the registration statement from this joint proxy statement/prospectus.
In addition, the SEC allows Lions Gate and Starz to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus.
This joint proxy statement/prospectus incorporates by reference the documents listed below that Lions Gate has previously filed with the SEC (File No. 001-14880); provided, however, that we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The following documents may contain important information about Lions Gate, its financial condition or other matters:
•
Annual Report on Form 10-K for the year ended March 31, 2016, filed on May 25, 2016.

•
Quarterly Report on Form 10-Q for the three months ended June 30, 2016, filed on August 4, 2016.

•
The portions of Lions Gate’s Proxy Statement on Schedule 14A filed on July 28, 2016, which are incorporated by reference in Lions Gate’s Annual Report on Form 10-K for the year ended March 31, 2016.

•
Current Reports on Form 8-K, filed on June 30, 2016, July 1, 2016 and July 22, 2016 (other than documents or portions of those documents deemed to be furnished but not filed).

•
The description of Lions Gate common shares contained in Lions Gate’s registration statement on Form 8-A filed on August 5, 2004 (Commission File No. 001-14880), as amended on March 12, 2010, April 23, 2010 and July 2, 2010, and any amendment or report filed for the purpose of updating such description.

In addition, Lions Gate incorporates by reference into this joint proxy statement/prospectus any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Lions Gate special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
You can obtain any of the documents listed above from the SEC, through the website of the SEC at the address described above, on SEDAR at www.sedar.com, or from Lions Gate, at no cost, by requesting them in writing or by telephone at the following address:
Investor Relations Department
Lions Gate Entertainment Corp.
2700 Colorado Avenue
Santa Monica, California 90404
(310) 449-9200
These documents are available from Lions Gate without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.
This joint proxy statement/prospectus also incorporates by reference the documents listed below that Starz has previously filed with the SEC (File No. 001-35294); provided, however, that we are not incorporating by reference, in each case, any documents, portion of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The following documents contain important information about Starz, its financial condition or other matters:
•
Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 25, 2016.

•
Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, filed on April 28, 2016 and August 2, 2016, respectively.

•
The portions of Starz’s Definitive Proxy Statement on Schedule 14A filed on April 29, 2016 incorporated by reference in Starz’s Annual Report on Form 10-K for the year ended December 31, 2015.

•
Current Reports on Form 8-K, filed April 29, 2016, June 2, 2016, June 20, 2016, June 22, 2016, June 27, 2016, June 30, 2016, July 7, 2016, August 1, 2016 and August 2, 2016 (other than documents or portions of those documents deemed to be furnished but not filed).

In addition, Starz incorporates by reference into this joint proxy statement/prospectus any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Starz special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
You can obtain any of these documents from the SEC, through the website of the SEC at the address described above, or Starz will provide you with copies of these documents, upon written or oral request to:
Investor Relations
Starz
8900 Liberty Circle
Englewood, Colorado 80112
(855) 807-2929

If you are a shareholder of Lions Gate or a stockholder of Starz and would like to request documents, please do so by [•], 2016 to receive them before the Lions Gate special meeting and the Starz special meeting. If you request any documents from Lions Gate or Starz, Lions Gate or Starz will mail them to you by first class mail, or by another equally prompt means, within one business day after Lions Gate or Starz receives your request.
This document is a prospectus of Lions Gate and is a joint proxy statement of Lions Gate and Starz for the Lions Gate special meeting and the Starz special meeting. Neither Lions Gate nor Starz has authorized anyone to give any information or make any representation about the merger or the reclassification or Lions Gate or Starz that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that Lions Gate or Starz has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus reads only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A
AGREEMENT AND PLAN OF MERGER
by and among
LIONS GATE ENTERTAINMENT CORP.,
ORION ARM ACQUISITION INC.,
and
STARZ
Dated as of June 30, 2016

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 30, 2016 by and among Lions Gate Entertainment Corp., a corporation organized and existing under the corporate laws of British Columbia (“Parent”), Orion Arm Acquisition Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and Starz, a Delaware corporation (the “Company”).
RECITALS
WHEREAS, the parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);
WHEREAS, the Boards of Directors of Parent and the Company each have determined that the Merger is advisable and in the best interests of their respective companies and stockholders, and accordingly have agreed to effect the Merger provided for herein upon the terms and subject to the conditions set forth herein;
WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and certain stockholders of the Company (the “Principal Company Stockholders”) are entering into (i) a Voting Agreement (the “Principal Company Stockholders Voting Agreement”) with the Company and (ii) an Exchange Agreement, of which the Company is a third party beneficiary (the “Exchange Agreement”), pursuant to which the Principal Company Stockholders agree, among other things, to take specified actions in connection with the transactions contemplated hereby; and
WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company, certain stockholders of Parent and the other parties named therein (collectively, the “Principal Parent Stockholders”) are entering into one or more Voting Agreements (the “Principal Parent Stockholder Voting Agreements” and collectively with the Principal Company Stockholders Voting Agreement, the Exchange Agreement and this Agreement, the “Transaction Documents”) pursuant to which the Principal Parent Stockholders agree, among other things, to take specified actions in connection with the transactions contemplated hereby.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.1    Definitions. As used in this Agreement, the following terms shall have the meanings set forth below.
“2011 Incentive Plan” means the Company’s 2011 Incentive Plan, as amended and restated as of October 15, 2013.
“2011 Nonemployee Director Incentive Plan” means the Company’s 2011 Nonemployee Director Incentive Plan, as amended and restated as of October 15, 2013.
“2016 Capex Cap” has the meaning set forth in Section 5.1(a)(xii).
“2016 Incentive Plan” means the Company’s 2016 Omnibus Incentive Plan, as adopted effective June 14, 2016.
“2016 Production Cap” has the meaning set forth in Section 5.1(a)(vi).
“2017 Production Cap” has the meaning set forth in Section 5.1(a)(vi).
“Action” means any claim, action, suit, proceeding, arbitration, mediation or investigation by or before any Governmental Authority.

“Adjusted Restricted Stock Award” has the meaning set forth in Section 2.8(d).
“Adjusted RSU Award” has the meaning set forth in Section 2.8(c).
“Adjusted Stock Option” has the meaning set forth in Section 2.8(b).
“Affiliate” means with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided that, except as otherwise specified in this Agreement, (i) none of the Specified Company Affiliates will be treated as Affiliates of the Company or Parent or any of their respective Subsidiaries or any of their respective Affiliates for any purpose hereunder and (ii) none of the Specified Parent Affiliates will be treated as Affiliates of Parent or any of its Subsidiaries or any of their respective Affiliates for any purpose hereunder.
“Affiliation Contract” means any affiliation, licensing, carriage distribution or similar Contract for the reproduction, performance, display, broadcast, telecast, exhibition and/or distribution of the (i) programming service(s) of the Company and/or its Subsidiaries, (ii) any programming included in and/or branded as such service(s) and/or (iii) any programming related to or derived from such programming (in each case, regardless of format (e.g., linear, video-on-demand) and regardless of business model (e.g., free-to-end-user, subscription, transactional)) by any MVPD or any other distributor of video content.
“AFM” means the American Federation of Musicians.
“AFTRA” means the American Federation of Television and Radio Artists.
“Agreement” has the meaning set forth in the Preamble.
“Alternative Company Transaction” means any of the following transactions: (a) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company which would result in any Person owning twenty percent (20%) or more of the aggregate outstanding voting securities of the Company, (b) any direct or indirect acquisition or purchase, by any Person or group of Persons, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any Subsidiary of the Company, of assets or properties that constitute twenty percent (20%) or more of the fair market value of the assets and properties of the Company and its Subsidiaries, taken as a whole, (c) any direct or indirect acquisition or purchase, in a single transaction, or series of related transactions, of twenty percent (20%) or more of the aggregate outstanding equity securities or voting power of the Company, or (d) any combination of the foregoing or other transaction having a similar effect to those described in clauses (a) through (c), in each case, other than the Merger and the transactions contemplated by the Transaction Documents.
“Alternative Company Transaction Proposal” means any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding and other than an offer, inquiry, proposal or indication of interest by Parent or an Affiliate of Parent), relating to an Alternative Company Transaction.
“Alternative Debt Financing” has the meaning set forth in Section 5.16(d).
“Alternative Parent Transaction” means any of the following transactions: (a) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Parent which would result in any Person owning twenty percent (20%) or more of the aggregate outstanding voting securities of Parent, (b) any direct or indirect acquisition or purchase, by any Person or group of Persons, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any Subsidiary of Parent, of assets or properties that constitute twenty percent (20%) or more of the fair market value of the assets and properties of Parent and its Subsidiaries, taken as a whole, (c) any direct or indirect acquisition or purchase, in a single transaction, or series of related transactions, of twenty percent (20%) or more of the aggregate outstanding voting power of Parent, or (d) any combination of the foregoing or other transaction having a similar effect to those described in clauses (a) through (c), in each case, other than the Merger and the transactions contemplated by the Transaction Documents; provided that any sale of Parent Common Stock by any of the Specified Parent Affiliates or by such entities’ Affiliates shall not be an Alternative Parent Transaction.
“Alternative Parent Transaction Proposal” means any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding and other than an offer, inquiry, proposal or indication of interest by the Company or an Affiliate of the Company), relating to an Alternative Parent Transaction.
“Blanket License” means blanket performing rights licenses for the exhibition of musical compositions, whether by broadcast, webcast, streaming video-on-demand, or other means of communication to the public, in the United States and its territories.
“Book Entry Shares” has the meaning set forth in Section 2.6(b)(iii).
“Broadcast Services” means the operations or services of the Company and its Subsidiaries which involve the exhibition of musical compositions, whether by broadcast, webcast, streaming video-on-demand, or other means of communication to the public.
“Business Day” means any day except a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized by Law or executive order to be closed.
“Canada Competition Act” means the Competition Act (Canada) and the regulations promulgated thereunder;
“Certificate” has the meaning set forth in Section 2.6(b)(iii).
“Certificate of Merger” means a certificate of merger, in such appropriate form as is determined by the parties and in accordance with the DGCL.
“Closing” has the meaning set forth in Section 2.4.
“Closing Date” has the meaning set forth in Section 2.4.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment Letter” has the meaning set forth in Section 4.16(a).
“Company” has the meaning set forth in the Preamble.
“Company Acquisition Agreement” has the meaning set forth in Section 5.2(d).
“Company Adverse Recommendation Change” has the meaning set forth in Section 5.2(d).
“Company Budget” means the annual operating budget of the Company for the year ending December 31, 2016, described on Section 1.1(a) of the Company Disclosure Letter.
“Company Bylaws” means the Amended and Restated Bylaws of the Company, dated as of May 2, 2013, as amended.
“Company Charter” means the Restated Certificate of Incorporation of the Company, dated as of June 12, 2013.
“Company Common Stock” means the Series A Common Stock and the Series B Common Stock.
“Company Credit Agreement” has the meaning set forth in Section 5.1(a)(vii).
“Company Data” has the meaning set forth in Section 3.14(b).
“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement.
“Company Employees” has the meaning set forth in Section 5.11(a).
“Company Equity Awards” means the Company Stock Options, the Company Restricted Stock and the Company RSUs.

“Company Financial Statements” has the meaning set forth in Section 3.6(b).
“Company Intellectual Property” means the Non-Owned Intellectual Property together with the Owned Intellectual Property.
“Company Intervening Event” means any event, occurrence, fact, condition, change, development or effect occurring or arising after the date of this Agreement that (i) was not known, or reasonably foreseeable (or the material consequences of which were not known or reasonably foreseeable), to the Board of Directors of the Company as of or prior to the date of this Agreement and did not result from a breach of this Agreement by the Company and (ii) does not relate to or involve an Alternative Company Transaction; provided, however, that (A) any change in the price or trading volume of Company Common Stock or Parent Common Stock and (B) the Company or Parent meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case, shall not be taken into account for purposes of determining whether a Company Intervening Event has occurred (provided that for each of the changes or events described in clauses (A) and (B), the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to either such change or event may, to the extent satisfying the portion of this definition preceding this proviso, be taken into account in determining whether a Company Intervening Event has occurred); provided, further, that events, occurrences, facts, conditions, changes, developments or effects relating to or arising out of the events set forth on Section 1.1(b) of the Company Disclosure Letter shall not be taken into account for purposes of determining whether a Company Intervening Event has occurred.
“Company IT Systems” has the meaning set forth in Section 3.14(a).
“Company Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, (A) is materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, nor shall any of the following be taken into account (in either case, after giving effect to any event, occurrence, fact, condition, change, development or effect resulting therefrom) in determining whether there has been or will be, a Company Material Adverse Effect: (a) general economic conditions attributable to the U.S. economy or financial or credit markets, or changes therein (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets), (b) general political conditions or changes therein (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events), (c) financial or security market fluctuations or conditions, (d) changes in, or events affecting, the industries in which the Company and its Subsidiaries operate, (e) any effect arising out of a change in GAAP or applicable Law, (f) (1) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (2) any actions required by this Agreement or, if the Company has requested in writing the consent of Parent to take a specified action that is expressly prohibited by this Agreement and Parent unreasonably withholds its consent thereto, the failure to take such action, or (3) any action taken at the prior written request of Parent (provided that, for purposes of Sections 3.5(a) and 3.5(b), events, occurrences, facts, conditions, changes, developments or effects described in subclauses (1) and (2) of this clause (f) shall not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur), (g) any changes in the price or trading volume of the Company Common Stock (provided that the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to such change may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur) or (h) any failure by the Company to meet published or unpublished revenue or earning projections (provided that the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); provided that in the cases of clauses (a) through (e), any such event, occurrence, fact, condition, change, development or effect which disproportionately affects the Company and its Subsidiaries relative to other participants in the industries in which the Company or its Subsidiaries operate shall not be excluded from the determination of whether there has been a Company Material Adverse Effect, or (B) prevents or materially impairs or delays the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or would reasonably be expected to do so.

“Company Material Contract” has the meaning set forth in Section 3.17(a).
“Company Note Offers and Consent Solicitations” has the meaning set forth in Section 5.18(a).
“Company Notes” means the Company’s 5.0% Senior Notes due 2019.
“Company Notice Period” has the meaning set forth in Section 5.2(d)(iv).
“Company Plans” has the meaning set forth in Section 3.15(a).
“Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.
“Company Qualified DC Plan” has the meaning set forth in Section 5.11(e).
“Company Recourse Related Party” has the meaning set forth in Section 7.3(d).
“Company Restricted Stock” means shares of restricted Company Common Stock issued pursuant to an Incentive Plan.
“Company RSU” means time- and performance-vesting restricted stock units issued pursuant to the Incentive Plans.
“Company SEC Documents” has the meaning set forth in Section 3.6(a).
“Company Stock Option” means any option to purchase shares of Company Common Stock issued pursuant to an Incentive Plan.
“Company Stockholder Approval” has the meaning set forth in Section 3.4(a).
“Company Stockholders” means the holders of shares of Company Common Stock.
“Company Stockholders’ Meeting” has the meaning set forth in Section 5.4(a)(iv).
“Company Termination Fee” has the meaning set forth in Section 7.3(a)(i).
“Competition Laws” means Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.
“Compliant” means, with respect to the Required Information, that:
(i) such Required Information does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries, or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Information not materially misleading under the circumstances,
(ii) such Required Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering, and
(iii) the financial statements and other financial information included in such Required Information would not be deemed stale or otherwise be unusable under customary practices for offerings and private placements of debt securities under Rule 144A of the Securities Act and are sufficient to permit the Company and its Subsidiaries’ applicable independent accountants to issue comfort letters to the financing sources providing the Debt Financing or Alternative Debt Financing (and to the initial purchasers of any debt securities issued in lieu of all or any part of the Bridge Facility or the Funded Bridge Facility (in each case as defined in Exhibit A to the Commitment Letter), including as to customary negative assurances and change period, in order to consummate the Debt Financing and any offering of such securities on any day during the Marketing Period, which such accountants shall have confirmed they are prepared to issue.
“Confidentiality Agreement” has the meaning set forth in Section 5.2(b)(i).
“Consent Solicitations” has the meaning set forth in Section 5.18(a).
“Consummation Event” has the meaning set forth in Section 8.12.

“Contract” means any written or oral binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).
“Copyrights” has the meaning set forth in the definition of Intellectual Property.
“D&O Insurance” has the meaning set forth in Section 5.8(b).
“Debt Financing” has the meaning set forth in Section 4.16(a).
“Definitive Debt Agreements” has the meaning set forth in Section 5.16(a).
“DGA” means the Directors Guild of America.
“DGCL” has the meaning set forth in the Recitals.
“Dissenting Shares” has the meaning set forth in Section 2.6(d).
“Effective Time” has the meaning set forth in Section 2.3.
“Encumbrance” means any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but other than restrictions under applicable securities laws).
“Environmental Claim” means any letter, citation, report, investigation, pleading or other Action or written demand alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) based on or resulting from (a) the presence, or release into the environment, of any Hazardous Materials at any property currently or formerly owned or operated by the Company or any of its Subsidiaries or currently or formerly used by them for storage, treatment or disposal of Hazardous Materials or (b) any violation, or alleged violation, of any Environmental Law.
“Environmental Law” means any Law or Governmental Permit relating to pollution or protection of human health or safety or the environment, including Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.
“Equity Award Exchange Ratio” means the sum of  (a) the Series A Per Share Stock Consideration and (b) the quotient (rounded to four decimal places) obtained by dividing (i) the Series A Per Share Cash Consideration by (ii) (A) the volume weighted average closing price per share of Parent Non-Voting Stock in the “when issued market” on the NYSE for the five (5) consecutive trading days ending on and including the last trading day preceding the Closing Date, or (B) if Parent Non-Voting Stock has not begun trading prior to the Closing Date, the volume weighted average trading price per share of Parent Non-Voting Stock on the first full trading day on which the Parent Non-Voting Stock trades in the regular way.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” has the meaning set forth in Section 3.15(a).
“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.
“Exchange Agent” has the meaning set forth in Section 2.7(a).
“Exchange Agreement” has the meaning set forth in the Recitals.
“Exchange Fund” has the meaning set forth in Section 2.7(a).

“Exploit” means, with respect to Films, to release, reproduce and distribute, perform, display, exhibit, broadcast or telecast, license or sell, market, create merchandising or otherwise commercially exploit by any and all known or new or future (a) technology, (b) uses, (c) media, (d) formats, (e) modes of transmission and (f) methods and business models of distribution, dissemination or performance. The meaning of the term “Exploitation” shall be correlative to the foregoing.
“Exploitation Contract” means, with respect to Films, any Contracts pursuant to which the Company or any Subsidiary has produced, acquired, developed or granted any rights to Exploit any Film or portion thereof.
“FCC” means the Federal Communications Commission, any bureau or division thereof acting on delegated authority, or any successor agency.
“FCC Approval” has the meaning set forth in Section 6.1(f).
“Films” means television, video, cable, mobile or satellite programming (including original series, video-on-demand and pay-per-view programming), motion pictures (including first-run output and library film features, shorts and trailers), Internet programming, direct-to-video/DVD programming or other live action, animated, filmed, taped or recorded entertainment of any kind or nature, regardless of format, known now or in the future, and all components thereof, including titles, themes, content, dialogue, characters, plots, concepts, scenarios, characterizations, elements and music (whether or not now known or recognized) (“Video Programming”) as to which the Company or any of its Subsidiaries owns or controls any license, right, title or interest, including: (a) completed and released works or projects, (b) Films-in-Progress, (c) “turnaround” works or projects, (d) Copyright and other Intellectual Property rights in and to the literary, dramatic and musical and other material associated with or related to or necessary to the Exploitation of the works or projects referred to in the foregoing clauses (a) through (c), (e) to the extent related to the works or projects referred to in the foregoing clauses (a) through (d), sequel, prequel and remake rights and other derivative production rights, including all novelization, merchandising, character, serialization, game and interactive rights, and (f) all other allied, ancillary, subsidiary and derivative rights, known and unknown, throughout the world related to the works and projects referenced in the foregoing clauses (a) through (e).
“Films-in-Progress” means all Video Programming for which development, pre-production, principal photography or post-production has commenced, or that have been completed and/or acquired, or completed and/or acquired but not released and/or Exploited as of the Closing Date, or on which a director or principal cast has been made “pay or play,” in each case whether being produced by the Company or any of its Subsidiaries, or whether the Company or any of its Subsidiaries is committed to acquire any rights in such programming work or project from a third Person.
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any national, supranational, federal, state, provincial, county, local or municipal government or any court or tribunal, regulatory or administrative agency, board or commission, arbitrator, arbitration tribunal or other governmental authority or instrumentality, domestic or foreign.
“Governmental Permit” means with respect to the Company or any of its Subsidiaries, any consent, license, permit, grant, or other authorization of a Governmental Authority that is required for the operation of such entity’s business or the holding of any of its material assets or properties.
“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants (including any constituent, raw material, product or by-products thereof) in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. §300.5 or defined as such by, or regulated as such under, any Environmental Law, including asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or hazardous solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“IATSE” means the International Alliance of Theatrical Stage Employees.
“Incentive Plans” means the 2011 Incentive Plan, the 2011 Nonemployee Director Incentive Plan, the 2016 Incentive Plan and the Transitional Stock Incentive Plan.
“Indebtedness” means, as to a Person (which term shall include any of its Subsidiaries for purposes of this definition of Indebtedness), (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of  (A) indebtedness for borrowed money and (B) obligations evidenced by bonds, debentures, notes or other similar instruments for the payment of which such Person is liable, (ii) obligations or liabilities of such Person under or in connection with letters of credit or bankers’ acceptances or similar items; provided, however, that undrawn amounts shall not be included in this definition of Indebtedness, (iii) that portion of obligations with respect to capital leases that is properly classified as a long term liability on a balance sheet in conformity with GAAP, (iv) all obligations of such Person under interest rate or currency swap transactions, (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by the Person or any of its Subsidiaries).
“Indemnified Parties” has the meaning set forth in Section 5.8(a).
“Intellectual Property” means any and all of the following, and rights in, arising out of, or associated therewith, throughout the world: (a) patents and applications therefor (including divisionals, continuations, continuations-in-part, reissues, renewals, extensions, re-examinations and other related rights) and equivalents thereof throughout the world, (b) trade secrets, know-how, confidential and/or proprietary business or technical information, computer programs, computer models, data, tools, algorithms, inventions, discoveries, improvements, technology and technical data, whether patentable or not or otherwise protectable (collectively, “Trade Secrets”), (c) trademarks, service marks, trade dress, trade names (including fictitious, assumed and d/b/a names), Internet domain names, URLs, common law trademark rights in motion picture titles, characters’ names and other protectable elements and registrations of the foregoing and applications therefor, and equivalents of the foregoing throughout the world, (d) copyrights and similar rights in protectable material, including rights to use and all renewals and extensions thereof and registrations of the foregoing and applications therefor, and equivalents of the foregoing throughout the world (“Copyrights”), (e) Software and (f) moral rights, rights of attribution, rights of privacy, publicity and all other intellectual property, proprietary and intangible rights; for the avoidance of doubt, the term “Intellectual Property” shall include all rights in and to all Films.
“Investment Canada Act” means the Investment Canada Act (Canada) and the regulations promulgated thereunder;
“IRS” means the Internal Revenue Service.
“Knowledge of the Company” means the actual knowledge of the individuals listed on Section 1.1(c) of the Company Disclosure Letter.
“Knowledge of Parent” means the actual knowledge of the individuals listed on Section 1.1(a) of the Parent Disclosure Letter.
“Law” means all foreign, federal, state, provincial, local or municipal laws, statutes, ordinances, regulations and rules of any Governmental Authority, and all Orders.
“Leased Property” has the meaning set forth in Section 3.11(b).
“Lenders” has the meaning set forth in Section 5.17(d).
“Liabilities” means debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, asserted or unasserted, including those arising under any Law, Action or Order and those arising under any Contract.

“Library Films” means any and all Films that have been completed, acquired and/or delivered, and for which the Exploitation has commenced on or prior to the date of this Agreement, and any and all additional Films that have been completed, acquired and/or delivered, and for which the Exploitation has commenced after the date of this Agreement, but on or prior to the Closing Date. For the avoidance of doubt, the term “Library Films” shall include all Films other than Films-in-Progress.
“Liquidated Damages Cap” has the meaning set forth in Section 7.2.
“Marketing Period” shall mean the first period of eighteen (18) consecutive Business Days after the date hereof  (1) throughout and at the end of which Parent shall have (and its financing sources shall have access to) the Required Information (it being understood that if at any time during the Marketing Period the Required Information becomes stale, ceases to comport with the SEC requirements for a registered public offering of debt securities or otherwise does not include the “Required Information” as defined, then the Marketing Period shall not have occurred) and (2) throughout and at the end of which the conditions set forth in Sections 6.1 and 6.3 (other than those conditions that by their nature can only be satisfied at the Closing) shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 6.1 and 6.3 to fail to be satisfied assuming the Closing were to be scheduled for any time during such eighteen (18) consecutive Business Day period. Notwithstanding anything in this definition to the contrary, (x) the Marketing Period shall end on any earlier date prior to the expiration of the eighteen (18) consecutive Business Day period described above if the Debt Financing is consummated in full on such earlier date; and (y) the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such eighteen (18) consecutive Business Day period: (i) the Company’s independent accountant shall have withdrawn its audit opinion with respect to the Company’s most recent annual audited financial statements, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company for the applicable periods by the independent accountant or another independent public accounting firm reasonably acceptable to Parent; (ii) the Company issues a public statement indicating its intent to restate any historical financial statements of the Company or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP; (iii) any Required Information would not be Compliant at any time during such eighteen (18) consecutive Business Day period (it being understood that if any Required Information provided at the commencement of the Marketing Period ceases to be Compliant during such eighteen (18) consecutive Business Day period, then the Marketing Period shall be deemed not to have occurred), or otherwise does not include the “Required Information” as defined; or (iv) the Company shall have failed to file any report or other document required to be filed with the SEC by the date required under the Exchange Act containing any financial information that would be required to be contained therein in which case the Marketing Period will not be deemed to commence unless and until, at the earliest, such reports have been filed. Notwithstanding anything herein to the contrary, the eighteen (18) consecutive Business Day Marketing Period shall (1) either expire prior to August 19, 2016 or commence on or after September 6, 2016, (2) not be required to be consecutive to the extent it would include November 24, 2016 and/or November 25, 2016 (which dates set forth in this clause (2) shall be excluded for purposes of the eighteen (18) consecutive Business Day period) and (3) either expire prior to December 23, 2016 or commence on or after January 3, 2017.
“Material Affiliation Contract” has the meaning set forth on Section 1.1(d) of the Company Disclosure Letter.
“Maximum Amount” has the meaning set forth in Section 5.8(b).
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” has the meaning set forth in Section 2.6(b)(ii)(3).
“Merger Sub” has the meaning set forth in the Preamble.
“Merger Sub Common Stock” means the common stock, par value $0.01 per share, of Merger Sub.

“MFN Obligation” means any requirement, representation, covenant, commitment, restriction, agreement or obligation under any Exploitation Contract or Affiliation Contract pursuant to which the Company or any of its Subsidiaries must offer or provide certain terms and/or conditions to a specific distributor (including MVPDs) that are at least as favorable or more favorable than those that the Company or any of its Subsidiaries offer or provide to one or more other distributors (including MVPDs), or which otherwise grants any Person “most favored nation” status or similar preferential rights.
“MVPD” means a multichannel video programming distributor.
“NASDAQ” means The Nasdaq Stock Market LLC.
“Non-Owned Intellectual Property” means all Intellectual Property used by the Company or any of its Subsidiaries that is not Owned Intellectual Property and that is material to the Company and its Subsidiaries taken as a whole.
“NYSE” means the New York Stock Exchange.
“Offers to Exchange” has the meaning set forth in Section 5.18(a).
“Offers to Purchase” has the meaning set forth in Section 5.18(a).
“Order” means any judgment, order, writ, award, preliminary or permanent injunction or decree of any Governmental Authority.
“Outside Date” has the meaning set forth in Section 7.1(b)(i).
“Owned Intellectual Property” means Intellectual Property used by the Company or any of its Subsidiaries that is owned and controlled by the Company or any of its Subsidiaries and is material to the Company and its Subsidiaries taken as a whole.
“Parent” has the meaning set forth in the Preamble.
“Parent Acquisition Agreement” has the meaning set forth in Section 5.3(d).
“Parent Adverse Recommendation Change” has the meaning set forth in Section 5.3(d).
“Parent Common Stock” means (i) prior to the Parent Common Stock Reorganization, the common shares, without par value, of Parent, and (ii) following the Parent Common Stock Reorganization, the Parent Non-Voting Stock and the Parent Voting Stock.
“Parent Common Stock Exchange” has the meaning set forth in Section 5.21(a).
“Parent Common Stock Reorganization” has the meaning set forth in Section 5.21(a).
“Parent Data” has the meaning set forth in Section 4.15(b).
“Parent Disclosure Letter” means the disclosure letter delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.
“Parent Fiduciary Termination Fee” has the meaning set forth in Section 7.3(b)(ii).
“Parent Financing Termination Fee” has the meaning set forth in Section 7.3(b)(iii).
“Parent Intellectual Property” means the Parent Non-Owned Intellectual Property together with the Parent Owned Intellectual Property.
“Parent Intervening Event” means any event, occurrence, fact, condition, change, development or effect occurring or arising after the date of this Agreement that (i) was not known, or reasonably foreseeable (or the material consequences of which were not known or reasonably foreseeable), to the Board of Directors of Parent as of or prior to the date of this Agreement and did not result from a breach of this Agreement by Parent and (ii) does not relate to or involve an Alternative Parent Transaction; provided, however, that (A) any change in the price or trading volume of Company Common Stock or Parent Common Stock and (B) the Company or Parent meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case, shall not be taken into account for purposes of determining whether a Parent Intervening Event has occurred (provided that for each of the changes or events described in clauses (A) and (B), the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to either such change or event may, to the extent satisfying the portion of this definition preceding this proviso, be taken into account in determining whether a Parent Intervening Event has occurred); provided, further, that events, occurrences, facts, conditions, changes, developments or effects relating to or arising out of the events set forth on Section 1.1(b) of the Parent Disclosure Letter shall not be taken into account for purposes of determining whether a Parent Intervening Event has occurred.
“Parent IT Systems” has the meaning set forth in Section 4.15(a).
“Parent Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, (A) is materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, nor shall any of the following be taken into account (in either case, after giving effect to any event, occurrence, fact, condition, change, development or effect resulting therefrom) in determining whether there has been or will be, a Parent Material Adverse Effect (a) general economic conditions attributable to the U.S. economy or financial or credit markets, or changes therein (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets), (b) general political conditions or changes therein (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events), (c) financial or security market fluctuations or conditions, (d) changes in, or events affecting, the industries in which Parent and its Subsidiaries operate, (e) any effect arising out of a change in GAAP or applicable Law, (f) (1) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (2) any actions required by this Agreement or, if Parent has requested in writing the consent of the Company to take a specified action that is expressly prohibited by this Agreement and the Company unreasonably withholds its consent thereto, the failure to take such action, or (3) any action taken at the prior written request of the Company (provided that, for purposes of Sections 4.4(a) and 4.4(b), events, occurrences, facts, conditions, changes, developments or effects described in subclauses (1) and (2) of this clause (f) shall not be excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur), (g) any changes in the price or trading volume of Parent Common Stock (provided that the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to such change may be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur) or (h) any failure by Parent to meet published or unpublished revenue or earning projections (provided that the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to such failure may be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur); provided, that in the cases of clauses (a) through (e), any such event, occurrence, fact, condition, change, development or effect which disproportionately affects Parent and its Subsidiaries relative to other participants in the industries in which Parent or its Subsidiaries operate shall not be excluded from the determination of whether there has been a Parent Material Adverse Effect, or (B) prevents or materially impairs or delays the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or would reasonably be expected to do so.
“Parent Material Contract” has the meaning set forth in Section 4.12(a).
“Parent Non-Owned Intellectual Property” means all Intellectual Property used by the Parent or any of its Subsidiaries that is not Parent Owned Intellectual Property and that is material to Parent and its Subsidiaries taken as a whole.
“Parent Non-Voting Stock” means the Class B non-voting shares, without par value, of Parent to be created and issued in connection with the Parent Common Stock Reorganization and the Parent Common Stock Exchange.
“Parent Notice Period” has the meaning set forth in Section 5.3(d)(iv).
“Parent Owned Intellectual Property” means Intellectual Property used by Parent or any of its Subsidiaries that is owned and controlled by Parent or any of its Subsidiaries and is material to Parent and its Subsidiaries taken as a whole.

“Parent Preferred Stock” means the preferred stock, without par value, of Parent.
“Parent Recourse Related Party” has the meaning set forth in Section 7.3(e).
“Parent SEC Documents” has the meaning set forth in Section 4.5(a).
“Parent Signing Date Price” means $20.94.
“Parent Stockholder Approvals” has the meaning set forth in Section 4.3(a).
“Parent Stockholder Approval Termination Fee” has the meaning set forth in Section 7.3(b)(i).
“Parent Stockholders” means the holders of shares of Parent Common Stock.
“Parent Stockholders’ Meeting” has the meaning set forth in Section 5.4(a)(iv).
“Parent Termination Fee” means any of the Parent Stockholder Approval Termination Fee, the Parent Fiduciary Termination Fee or the Parent Financing Termination Fee.
“Parent Voting Stock” means the Class A voting shares, without par value, of Parent to be created and issued in connection with the Parent Common Stock Reorganization and the Parent Common Stock Exchange.
“PCI DSS” has the meaning set forth in Section 3.14(d).
“Permitted Encumbrances” means: (a) statutory Encumbrances for current Taxes or other payments that are not yet due and payable, (b) Encumbrances for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents or the Parent SEC Documents, as applicable, filed prior to the date hereof, (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, (d) statutory Encumbrances in favor of landlords, laboratories, post-production houses, film processors, replicators, carriers, banks and securities intermediaries, warehousemen, mechanics and materialmen and other like Encumbrances incurred in the ordinary course of business consistent with past practice, (e) Encumbrances of rights to Films licensed to Parent, the Company or any of their respective Subsidiaries, as applicable, securing the payment by Parent, the Company or any of their respective Subsidiaries, as applicable, of the consideration to the licensor of such rights, (f) Exploitation rights of Persons with respect to Films pursuant to Exploitation Agreements that are in customary form and entered into in the ordinary course of business consistent with past practice, (g) with respect to any licensed or leased asset, the rights of any lessor, lessee, licensor or licensee under the applicable lease or license, (h) Encumbrances relating to SAG, DGA, WGA, IATSE, AFTRA, AFM, or other guilds or unions, (i) Encumbrances granted in the ordinary course of business consistent with past practice in connection with the development or production of a Film (e.g., liens to completion guarantors, laboratories, and production financiers), (j) Encumbrances incurred in the ordinary course of business consistent with past practice to secure Exploitation rights granted pursuant to Exploitation Contracts or Film financing arrangements, (k) in connection with a Film, contractual rights of first negotiation, first refusal, last refusal and turnaround rights granted in the ordinary course of business consistent with past practice to any Person including talent with respect to the provision of producing, directing, acting, or writing services, (l) liens securing Indebtedness of Parent or the Company, to the extent the terms of such Indebtedness, as in effect on the date hereof, require the incurrence of such liens and (m) other Encumbrances that do not materially detract from or interfere with the value or use of the asset subject thereto.
“Person” means any individual, corporation, company, limited liability company, general or limited partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.
“Per Share Cash Consideration” has the meaning set forth in Section 2.6(b)(ii)(1).
“Per Share Stock Consideration” has the meaning set forth in Section 2.6(b)(ii)(3).
“Principal Company Stockholders” has the meaning set forth in the Recitals.
“Principal Company Stockholders Voting Agreement” has the meaning set forth in the Recitals.

“Principal Parent Stockholders” has the meaning set forth in the Recitals.
“Principal Parent Stockholder Voting Agreements” has the meaning set forth in the Recitals.
“PRO” means each of the American Society of Authors, Composers and Publisher’s, Broadcast Music, Inc. and the Society of European Stage Authors and Composers.
“Proxy Statement” means the joint proxy statement/prospectus to be filed with the SEC as part of the Registration Statement.
“Real Property Leases” has the meaning set forth in Section 3.11(b).
“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.
“Registration Statement” means the registration statement on Form S-4 to be filed by Parent with the SEC in connection with the distribution of Parent Common Stock pursuant to the Merger.
“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code.
“Representatives” means, with respect to Parent or the Company or any of their Subsidiaries, financial advisors, legal counsel, financing sources, accountants or other advisors, agents or representatives.
“Required Information” means all financial statements, financial data, audit reports and other information regarding the Company and its Subsidiaries which is:
(i) of the type required by Regulation S-X and Regulation S-K under the Securities Act for a registered public offering;
(ii) of the type and form customarily included in private placements of debt securities under Rule 144A of the Securities Act;
(iii) otherwise necessary in order to assist in receiving customary “comfort” (including as to “negative assurance” comfort and change period) from the Company’s independent accountants in connection with the Debt Financing, any Alternative Debt Financing or any offering(s) of debt securities in lieu of all or any part of the Bridge Facility or the Funded Bridge Facility (in each case as defined in Exhibit A to the Commitment Letter);
(iv) required to be delivered pursuant to Section 5 of Exhibit D to the Commitment Letter; or
(v) to the extent reasonably available to the Company, otherwise reasonably requested by Parent in connection with the Debt Financing, any Alternative Debt Financing or any offering(s) of debt securities in in lieu of all or any part of the Bridge Facility or the Funded Bridge Facility (in each case as defined in Exhibit A to the Commitment Letter);
it being understood and agreed that such information shall not include pro forma financial information or projections, which shall be the responsibility of Parent (without waiver of the obligations of the Company under Section 5.16).
“SAG” means the Screen Actors Guild.
“Sarbanes Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.
“Series A Common Stock” has the meaning set forth in Section 3.2(a).
“Series A Per Share Cash Consideration” has the meaning set forth in Section 2.6(b)(i)(1).
“Series A Per Share Consideration” has the meaning set forth in Section 2.6(b)(i)(2).

“Series A Per Share Stock Consideration” has the meaning set forth in Section 2.6(b)(i)(2).
“Series B Common Stock” has the meaning set forth in Section 3.2(a).
“Series B Per Share Cash Consideration” has the meaning set forth in Section 2.6(b)(ii)(1).
“Series B Per Share Consideration” has the meaning set forth in Section 2.6(b)(ii)(3).
“Series B Per Share Stock Consideration” has the meaning set forth in Section 2.6(b)(ii)(3).
“Series C Common Stock” has the meaning set forth in Section 3.2(a).
“Software” means all computer programs, code, and related documentation and materials (including Internet Web sites and Intranet sites), including programs, tools, operating system programs, application software, system software, databases, firmware and middleware, including the source and object code versions thereof, in any and all forms and media, and all documentation, user manuals, training materials and development materials related to the foregoing.
“Specified Company Affiliate” means the Persons set forth on Section 1.1(e) of the Company Disclosure Letter.
“Specified Company SEC Disclosure” has the meaning set forth in Article III.
“Specified Parent Affiliate” means the Persons set forth on Section 1.1(c) of the Parent Disclosure Letter.
“Specified Parent SEC Disclosure” has the meaning set forth in Article IV.
“Stock Issuance” has the meaning set forth in Section 2.6(b)(iii).
“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity (i) that is consolidated with such Person for purposes of financial reporting under GAAP or (ii) in which such Person (a) owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, equity securities, profits interest or capital interest, (b) is entitled to elect at least one-half of the board of directors or similar governing body or (c) in the case of a limited partnership or limited liability company, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.
“Superior Company Proposal” means a bona fide written Alternative Company Transaction Proposal which the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation that the Board of Directors of the Company reasonably believes to be independent), taking into account all legal, financial, tax, regulatory, timing and other aspects of the proposal and the Person making the proposal (a) is reasonably likely to be consummated on the terms proposed, (b) to the extent financing is required, such financing is then fully committed or reasonably capable of being obtained, (c) such Alternative Company Transaction Proposal is more favorable from a financial point of view to the Company and its stockholders than the terms of the Merger as determined in good faith (after such consultation as aforesaid) by the Board of Directors of the Company and (d) is otherwise on terms that the Board of Directors of the Company has determined to be superior to the transaction contemplated by this Agreement; provided, however, that for purposes of this definition of  “Superior Company Proposal,” the term “Alternative Company Transaction Proposal” shall have the meaning assigned to such term in this Agreement, except that each reference to twenty percent (20%) in the definition of  “Alternative Company Transaction” when used in the definition of  “Alternative Company Transaction Proposal” shall be replaced with a reference to fifty percent (50%).
“Superior Parent Proposal” means a bona fide written Alternative Parent Transaction Proposal which the Board of Directors of Parent determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation that the Board of Directors of Parent reasonably believes to be independent), taking into account all legal, financial, tax, regulatory, timing and other aspects of the proposal and the Person making the proposal, (a) is reasonably likely to be consummated on the terms proposed, (b) to the extent financing is required, such financing is then fully committed or reasonably capable of being obtained and (c) is otherwise on terms that the Board of Directors of Parent has determined to be superior to the transaction contemplated by this Agreement;

provided, however, that for purposes of this definition of  “Superior Parent Proposal,” the term “Alternative Parent Transaction Proposal” shall have the meaning assigned to such term in this Agreement, except that each reference to twenty percent (20%) in the definition of  “Alternative Parent Transaction” when used in the definition of  “Alternative Parent Transaction Proposal” shall be replaced with a reference to fifty percent (50%).
“Surviving Corporation” has the meaning set forth in Section 2.1.
“Tax” (and, with correlative meaning, “Taxes”) means (a) any Canadian or U.S. federal, state, provincial, local, foreign or other tax of any kind, including any net income, alternative or add-on minimum, estimated, gross income, gross receipts, gross margin, sales, use, ad valorem, harmonized sales, goods and services, transfer, franchise, profits, license, withholding, payroll, employment, employer health, employment insurance contributions, Canada or Quebec pension plan contributions, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty, levy, impost or other tax, governmental fee or other like assessment or charge of any kind whatsoever, and (b) all interest, penalties, fines, additions to tax, deficiency assessments or additional amounts imposed by any Tax Authority or other Governmental Authority in connection with any item described in clause (a).
“Tax Authority” means any Governmental Authority charged with the administration of any Tax Law.
“Tax Law” means any applicable Law relating to Taxes.
“Tax Return” means any return, declaration, report, estimate, information return, and statements in respect of any Taxes (including any schedules or attachments thereto and any amendments thereof).
“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.
“Transaction Documents” has the meaning set forth in the Recitals.
“Transitional Stock Incentive Plan” means the Company’s Transitional Stock Adjustment Plan.
“Video Programming” has the meaning set forth in the definition of  “Films.”
“Voting Company Debt” has the meaning set forth in Section 3.2(b).
“WGA” means the Writers Guild of America.
Section 1.2    Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
(a) when a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
(e) references to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section;
(f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
(g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
(h) references to a Person are also to its successors and permitted assigns;

(i) references to monetary amounts are to the lawful currency of the United States;
(j) words importing the singular include the plural and vice versa and words importing gender include all genders;
(k) time is of the essence in the performance of the parties’ respective obligations;
(l) time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day; and
(m) the parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
ARTICLE II
THE MERGER
Section 2.1    Merger. Upon the terms and subject to the conditions set forth in this Agreement and the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its property, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
Section 2.2    Charter and Bylaws. At the Effective Time: (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated in the Merger to read in its entirety as set forth on Exhibit B until thereafter further amended as provided therein and in accordance with the DGCL, and (b) the bylaws of the Surviving Corporation shall be amended and restated in the Merger to read in their entirety as set forth on Exhibit C until thereafter further amended as provided therein and in accordance with the Surviving Corporation’s certificate of incorporation and the DGCL.
Section 2.3    Effective Time of the Merger. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a Certificate of Merger as contemplated by the DGCL, together with any required related certificates, filings or recordings with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Certificate of Merger (such time, the “Effective Time”).
Section 2.4    Closing. Unless this Agreement shall have been terminated in accordance with Section 7.1, the closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article VI shall have been satisfied or waived by the party entitled to the benefit of the same (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time and on a date as agreed to by the parties in writing (the “Closing Date”); provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VI (excluding those conditions that cannot by their nature be satisfied until the Closing but subject to the satisfaction or waiver of such conditions at the Closing), the Closing shall occur on the earlier to occur of  (a) a date during the Marketing Period specified by Parent on no less than three (3) Business Days’ notice to the Company and (b) the second Business Day immediately following the final day of the Marketing Period. The Closing shall take place at 10:00 a.m., New York City time, on the Closing Date, at the offices of Baker Botts L.L.P., 30 Rockefeller Plaza, New York, New York or at such other place and time as agreed to by the parties hereto.
Section 2.5    Directors and Officers of the Surviving Corporation. Subject to applicable Law, the directors of Merger Sub as of immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal. The officers of the Company as of immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, incapacitation, retirement, resignation or removal.
Section 2.6    Effect on Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, any Company Stockholder or any other Person:
(a) Cancelled Shares. Each share of Company Common Stock (i) held by the Company as treasury stock prior to the Effective Time shall be cancelled and shall cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor, and (ii) held by Merger Sub or the direct parent of Merger Sub prior to the Effective Time shall be cancelled and shall cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor (other than as set forth in Section 2.6(e)). Each share of Company Common Stock held by Parent or any wholly owned Subsidiary of Parent (other than Merger Sub and the direct parent of Merger Sub) or of the Company, in each case, prior to the Effective Time shall be converted into a number of shares of the Surviving Corporation such that Parent’s and each such Subsidiary’s ownership percentage in the Surviving Corporation immediately after the Effective Time is the same as Parent’s and each such Subsidiary’s ownership percentage in the Company immediately prior to the Effective Time, respectively (after taking into account the conversion of Merger Sub Common Stock pursuant to Section 2.10).
(b) Conversion of Company Common Stock. Except as otherwise provided in Section 2.6(a), Section 2.6(c) and Section 2.6(d):
(i) each share of Series A Common Stock shall automatically, and without any election on the part of the Company Stockholders, be converted into the right to receive:
(1) $18.00 in cash without interest thereon (the “Series A Per Share Cash Consideration”); and
(2) 0.6784 of a share of validly issued, fully paid and non-assessable shares of Parent Non-Voting Stock (the “Series A Per Share Stock Consideration,” together with the Series A Per Share Cash Consideration, the “Series A Per Share Consideration”).
(ii) each share of Series B Common Stock shall automatically, and without any election on the part of the Company Stockholders, be converted into the right to receive:
(1) $7.26 in cash without interest thereon (the “Series B Per Share Cash Consideration,” together with the Series A Per Share Cash Consideration, the “Per Share Cash Consideration”);
(2) 0.6321 of a share of validly issued, fully paid and non-assessable shares of Parent Voting Stock; and
(3) 0.6321 of a share of validly issued, fully paid and non-assessable shares of Parent Non-Voting Stock (clauses (2) and (3) together, the “Series B Per Share Stock Consideration,” together with the Series A Per Share Stock Consideration, the “Per Share Stock Consideration”) (the Series B Per Share Cash Consideration and the Series B Per Share Stock Consideration are collectively referred to as the “Series B Per Share Consideration,” and together with the Series A Per Share Consideration, the “Merger Consideration”).

(iii) From and after the Effective Time, all shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.6(b) shall cease to be outstanding and shall be cancelled and shall cease to exist, and each holder of a certificate (a “Certificate”) that immediately prior to the Effective Time represented such shares of Company Common Stock or shares of Company Common Stock that are in non-certificated book-entry form (“Book Entry Shares”) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the Merger Consideration to be issued in consideration therefor, any cash payable in lieu of fractional shares and any dividends or other distributions to which holders of shares of Company Common Stock become entitled in accordance with this Article II upon the surrender of such Certificate. The issuance of Parent Common Stock (x) to holders of shares of Company Common Stock as part of the Merger Consideration and (y) if applicable, in connection with any equity financing in furtherance of the transactions contemplated by this Agreement for which the Company has provided prior written consent pursuant to Section 5.1(b)(iii), is collectively referred to herein as the “Stock Issuance.”
(iv) In the event that the prospectus exemptions under the securities laws of the Province of Ontario are not available to permit the distribution of the Per Share Stock Consideration to Company Stockholders resident in Ontario, then Parent will satisfy the Merger Consideration payable to those Company Stockholders that the Company advises are resident in Ontario by payment of an equivalent value of consideration all in cash in accordance with Section 4.19(b) of the Parent Disclosure Letter.
(c) Changes to Stock. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Parent Common Stock or Company Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, split-up, exchange or readjustment of shares or any stock or extraordinary cash dividend thereon with a record date during such period, or any similar transaction or event affecting any class or series of stock (including, for the avoidance of doubt, any merger, consolidation, share exchange, business combination or similar transaction as a result of which Parent Common Stock will be converted or exchanged, but excluding, for the avoidance of doubt, the Parent Common Stock Reorganization and the Parent Common Stock Exchange), the Series A Per Share Cash Consideration, the Series A Per Share Stock Consideration, the Series B Per Share Cash Consideration, the Series B Per Share Stock Consideration, the Equity Award Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately and equitably adjusted to provide the holders of shares of Company Common Stock comparable economic effect to that contemplated by this Agreement prior to such event.
(d) Dissenting Shares; Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (any such shares being referred to herein as “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.6(b). Holders of Dissenting Shares shall be entitled to receive payment of the fair value of such shares as shall be determined in accordance with the provisions of Section 262 of the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively waives, withdraws or otherwise loses the right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 of the DGCL shall cease and such Dissenting Shares shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the applicable portion of Merger Consideration in accordance with Section 2.6(b), payable without interest, in accordance with this Agreement. The Company shall give Parent (i) prompt notice of any notice or demand for appraisal or payment for shares of Company Common Stock or withdrawals of demands for appraisal and any other instruments served pursuant to Section 262 of the DGCL received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand or notices. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate any such demands.

(e) Issuance of Surviving Corporation Common Stock. At the Effective Time, the Surviving Corporation shall issue to the entity that, immediately prior to the Effective Time, is the direct parent of Merger Sub one share of common stock of Surviving Corporation for each share of Company Common Stock held by such entity immediately prior to the Effective Time, as consideration for the cancellation of such shares in accordance with Section 2.6(a)(ii).
Section 2.7    Exchange of Certificates and Book Entry Shares.
(a) Exchange Agent. Prior to the Effective Time, Parent shall select an institution reasonably acceptable to the Company to act as the exchange agent (the “Exchange Agent”) in the Merger for the purpose of exchanging Certificates and Book Entry Shares for the Merger Consideration. Parent will make available (or will cause Merger Sub to make available) to the Exchange Agent, at or prior to the Effective Time, (i) cash in an amount sufficient to pay the aggregate Per Share Cash Consideration pursuant to Section 2.6(b), (ii) a number of shares of Parent Non-Voting Stock and Parent Voting Stock sufficient to pay the aggregate Per Share Stock Consideration pursuant to Section 2.6(b), and (iii) cash in an amount sufficient to make all requisite payments of cash in lieu of fractional shares pursuant to Section 2.7(e) (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto, the “Exchange Fund”). Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record (as of immediately prior to the Effective Time) of a Certificate (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or by appropriate guarantee of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange, a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company in the United States) for use in effecting delivery of shares of Company Common Stock to the Exchange Agent and (ii) instructions for effecting the surrender of Certificates in exchange for the Merger Consideration issuable and payable in respect thereof, and any dividends or other distributions to which such holders are entitled pursuant to Section 2.7(d)(i). Exchange of any Book Entry Shares shall be effected in accordance with Parent’s customary procedures with respect to securities represented by book entry.
(b) Exchange Procedure. Each holder of shares of Company Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or compliance with Parent’s customary procedure with respect to the exchange of Book Entry Shares, will be entitled to receive (i) a check in the amount equal to the cash portion of the Merger Consideration that such holder has the right to receive pursuant to Section 2.6 and this Article II, including dividends and other distributions pursuant to Section 2.7(d) and cash payable in lieu of fractional shares pursuant to Section 2.7(e), and (ii) the number of shares of Parent Non-Voting Stock and Parent Voting Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) that such holder has the right to receive pursuant to Section 2.6. Such Certificate shall forthwith be cancelled. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates or Book Entry Shares. Until so surrendered, each Certificate and Book Entry Share shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration and any dividends and other distributions in accordance with Sections 2.7(b) and 2.7(d), and any cash to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 2.7(e).
(c) Certificate Holder. If any portion of the Merger Consideration is to be paid to or registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the payment or registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment or registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent and the Exchange Agent that such Tax has been paid or is not payable.
(d) Dividends and Distributions. No dividends or other distributions with respect to shares of Parent Common Stock issued pursuant to the Merger shall be paid to the holder of any unsurrendered Certificates or Book Entry Shares until such Certificates or Book Entry Shares are properly surrendered. Following such surrender, there shall be paid, without interest thereon, to the record holder of the shares of Parent Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.
(e) Fractional Shares.
(i) No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of shares of Company Common Stock otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.7(e), a cash payment in lieu of such fractional shares of Parent Common Stock in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock owned by such holder at the Effective Time) by the Parent Signing Date Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.
(ii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Company Common Stock without interest, subject to and in accordance with this Section 2.7.
(f) No Further Ownership Rights. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.
(g) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of shares of Company Common Stock for nine (9) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent and/or the Surviving Corporation for payment of its claim for the Merger Consideration.
(h) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any cash, Parent Non-Voting Stock or Parent Voting Stock from the Exchange Fund delivered to a public official to the extent required by any applicable abandoned property, escheat or similar Law. If any Certificate or Book Entry Share has not been surrendered immediately prior to such date on which the Merger Consideration in respect of such Certificate or Book Entry Share would otherwise irrevocably escheat to or become the property of any Governmental Authority, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
(i) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.7(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.7(d)(i), with respect to each share of Company Common Stock formerly represented by such Certificate.
(j) Withholding Rights. Parent, Merger Sub, the Company and the Exchange Agent shall each be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any applicable Tax Law. To the extent that amounts are so deducted or withheld by Parent, Merger Sub, the Company or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 2.8    Company Equity Awards.
(a) Prior to the Closing, the Company or the Board of Directors of the Company (or the applicable committee thereof), as applicable, shall adopt resolutions and take all other actions necessary to effectuate the actions set forth in this Section 2.8 and to ensure that, notwithstanding anything to the contrary, following the Effective Time, no Person shall have any right to acquire any securities of the Company or to receive any payment, right or benefit with respect to any award previously granted under any Incentive Plan (whether hereunder, under any Incentive Plan or individual award agreement or otherwise), except the right to receive a payment, right or benefit with respect thereto as provided in this Section 2.8.
(b) At the Effective Time, each Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time shall be assumed and converted automatically into an option (an “Adjusted Stock Option”) to purchase, on substantially the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time (including vesting terms), the number of shares of Parent Non-Voting Stock (rounded down to the nearest whole number of shares of Parent Non-Voting Stock) equal to the product of  (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, multiplied by (i) the Equity Award Exchange Ratio, which Adjusted Stock Option shall have an exercise price per share of Parent Non-Voting Stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per share of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, by (y) the Equity Award Exchange Ratio.
(c) At the Effective Time, each award of Company RSUs that is outstanding immediately prior to the Effective Time shall be assumed and converted into a restricted stock unit award relating to shares of Parent Non-Voting Stock subject to vesting, repurchase or other lapse restriction (an “Adjusted RSU Award”), with the same terms and conditions as were applicable under such award of Company RSUs immediately prior to the Effective Time (including vesting terms), and relating to the number of shares of Parent Non-Voting Stock equal to the product of  (i) the number of shares of Company Common Stock subject to such award of Company RSUs immediately prior to the Effective Time, multiplied by (ii) the Equity Award Exchange Ratio, with any fractional shares rounded to the nearest whole share of Parent Non-Voting Stock.
(d) At the Effective Time, each award of Company Restricted Stock that is outstanding immediately prior to the Effective Time shall be assumed and converted into an award of shares of restricted Parent Non-Voting Stock subject to vesting, repurchase or other lapse restriction (an “Adjusted Restricted Stock Award”) with the same terms and conditions as were applicable under such award of Company Restricted Stock immediately prior to the Effective Time (including vesting terms), and relating to the number of shares of Parent Non-Voting Stock equal to the product of  (i) the number of shares of Company Common Stock subject to such award of Company Restricted Stock immediately prior to the Effective Time, multiplied by (ii) the Equity Award Exchange Ratio, with any fractional shares rounded to the nearest whole share of Parent Non-Voting Stock.
(e) Each Adjusted Stock Option, Adjusted RSU Award and Adjusted Restricted Stock Award shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, reclassification, recapitalization or other similar transaction with respect to Parent Non-Voting Stock subsequent to the Effective Time.
(f) As soon as practicable after the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock subject to the Adjusted Stock Options, Adjusted RSU Awards and Adjusted Restricted Stock Awards. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as any Adjusted Stock Options, Adjusted RSU Awards and Adjusted Restricted Stock Awards remain outstanding.
(g) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Equity Awards appropriate notices setting forth such holders’ rights pursuant to the Incentive Plans as assumed by Parent and the agreements evidencing the grants of such Company Equity Awards after giving effect to the Merger.
Section 2.9    Further Assurances. If, at any time before or after the Effective Time, the Company, Parent or Merger Sub reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Parent, Merger Sub, the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.
Section 2.10    Effect on Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into and shall become one share of common stock of the Surviving Corporation.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Company SEC Documents filed prior to the date hereof  (excluding any disclosure set forth in any risk factor section and in any section relating to forward looking statements, the “Specified Company SEC Disclosure”), to the extent that it is reasonably apparent that the disclosure in the Specified Company SEC Disclosure is responsive to the matters set forth in this Article III, the Company represents and warrants to Parent and Merger Sub as follows:
Section 3.1    Organization; Standing and Power. The Company (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (c) is duly qualified or licensed to do business as a foreign corporation, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in each case as would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent, prior to the date hereof, a true, complete and correct copy of the Company Charter and Company Bylaws in effect as of the date of this Agreement.
Section 3.2    Capitalization of the Company.
(a) The authorized capital stock of the Company consists of  (i) Four Billion, Seventy Five Million (4,075,000,000) shares of common stock, divided into series as follows: Two Billion (2,000,000,000) shares of Series A Common Stock, par value $0.01 per share (the “Series A Common Stock”), Seventy Five Million (75,000,000) shares of Series B Common Stock, par value $0.01 per share (the “Series B Common Stock”) and Two Billion (2,000,000,000) shares of Series C Common Stock, par value $0.01 per share (the “Series C Common Stock”) and (ii) Fifty Million (50,000,000) shares of Company Preferred Stock, par value $0.01 per share. As of the close of business on June 23, 2016, (A) 87,278,508 shares of Series A Common Stock (including 777,710 shares of Company Restricted Stock) were issued and outstanding,

(B) 9,858,316 shares of Series B Common Stock were issued and outstanding, (C) no shares of Series C Common Stock were issued and outstanding, (D) no shares of Series A Common Stock were held in treasury by the Company and its Subsidiaries, (E) no shares of Series B Common Stock were held in treasury by the Company and its Subsidiaries, (F) no shares of Series C Common Stock were held in treasury by the Company and its Subsidiaries, (G) no shares of Company Preferred Stock were issued or outstanding, (H) 12,558,351 shares of Series A Common Stock were reserved for issuance pursuant to outstanding unexercised Company Stock Options, (I) 10,128,130 shares of Series A Common Stock were reserved for issuance pursuant to the 2016 Incentive Plan, (J) 12,227,725 shares of Series A Common Stock were reserved for issuance pursuant to the 2011 Incentive Plan, (K) 5,468 shares of Series A Common Stock were reserved for issuance pursuant to the 2011 Nonemployee Director Incentive Plan and (L) 507,437 shares of Series A Common Stock were reserved for issuance pursuant to the Transitional Stock Incentive Plan. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. No shares of capital stock of the Company are owned by any Subsidiary of the Company.
(b) There are no preemptive or similar rights granted by the Company or any Subsidiary of the Company on the part of any holders of any class of securities of the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders or any such Subsidiary on any matter (“Voting Company Debt”). Except as set forth above or as listed on Section 3.2(b) of the Company Disclosure Letter, other than the Company Equity Awards, there are not, as of the date of this Agreement, any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, restricted stock units, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of the Subsidiaries of the Company is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any Voting Company Debt, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Subsidiaries of the Company. There are no proxies, voting trusts or other agreements or understandings to which the Company or any of the Subsidiaries of the Company is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any of its Subsidiaries.
(c) Section 3.2(c) of the Company Disclosure Letter sets forth, in all material respects, the following information as of the close of business on June 23, 2016 with respect to each outstanding Company Equity Award: the aggregate number of shares issuable thereunder, the type of option, the grant date, the expiration date, the exercise price and the vesting schedule, including a description of any acceleration provisions, as applicable. Each Company Stock Option was granted in accordance with the terms of the Incentive Plan applicable thereto.
(d) Neither the Company nor any of its Subsidiaries owns, or since January 11, 2013, has owned, any shares of capital stock of Parent or any of its Subsidiaries.
Section 3.3    Subsidiaries.
(a) Each Subsidiary of the Company (i) is a corporation or other entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of its jurisdiction of incorporation or organization, (ii) has all power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the case of clause (iii) as would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of each Subsidiary of the Company, and all amendments thereto, as in effect as of the date of this Agreement.
(b) All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable. All of the outstanding capital stock or securities of, or other equity interests in, each of the Subsidiaries of the Company, is owned, directly or indirectly, by the Company, and is owned free and clear of any Encumbrance and free of any other limitation or restriction, other than Permitted Encumbrances and Encumbrances and other limitations that are, individually or in the aggregate, immaterial.
(c) Section 3.3(c) of the Company Disclosure Letter (i) lists (A) each Subsidiary of the Company, (B) its jurisdiction of incorporation or organization, (C) the location of its principal executive office and (D) the type and number of interests held of record by the Company or its Subsidiaries and any third party in a Subsidiary that is not wholly owned by the Company or its Subsidiaries and (ii) sets forth all capital stock or other equity interest in any entity that is owned, in whole or in part, directly or indirectly, by the Company or its Subsidiaries (other than capital stock of, or other equity interests in, its Subsidiaries).
Section 3.4    Authorization.
(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than, with respect to the Merger, the adoption of this Agreement by the holders of at least a majority of the outstanding aggregate voting power of Company Common Stock voting together as a single class (taking into account the provisions set forth in the Principal Company Stockholders Voting Agreement) (the “Company Stockholder Approval”). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).
(b) The Board of Directors of the Company has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) recommended that the Company Stockholders approve the adoption of this Agreement and (iv) directed that this Agreement be submitted to the Company Stockholders for adoption.
(c) The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and to consummate the Merger and the other transactions contemplated hereby under applicable Law or under the Company’s certificate of incorporation or bylaws.
Section 3.5    Consents and Approvals; No Violations.
(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of, or other action by or in respect of, any Governmental Authority by the Company other than (i) as may be required by the HSR Act, (ii) the filing with the SEC of  (A) the Proxy Statement, (B) the Registration Statement, and (C) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws, (iv) approval by the FCC of application(s) for transfer of control and/or assignment of the FCC licenses and registrations listed on Section 3.5(a) of the Company Disclosure Letter, and (v) the filing of the Certificate of Merger or other documents as required by the DGCL.
(b) The execution, delivery and, subject to the Company Stockholder Approval, performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement (including the Debt Financing) do not and will not (i) conflict with or violate any provision of the Company Charter or Company Bylaws or similar organizational documents of any of its Subsidiaries, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.5(a) have been obtained and all filings and other obligations described in Section 3.5(a) have been made, conflict with or violate, in any material respect, any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, (iii) except as set forth in Section 3.5(b)(iii) of the Company Disclosure Letter, require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Company Material Contract or any Blanket License or (iv) result in the creation of an Encumbrance (except for Permitted Encumbrances) on any property or asset of the Company or any of its Subsidiaries, except, with respect to clauses (ii), (iii) and (iv), for such conflicts, violations, triggering of payments, Encumbrances, filings, notices, permits, authorizations, consents, approvals, terminations, amendments, accelerations, cancellations, breaches, defaults, losses of benefits or rights which would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.6    SEC Reports and Financial Statements.
(a) The Company has timely filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed by the Company since January 1, 2014 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective dates, or if amended, as of the date of the last such amendment, the Company SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Sarbanes Act, Securities Act and the Exchange Act (to the extent then applicable) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents (the “Company Financial Statements”), (i) complied, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects and in accordance with GAAP the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of the Company’s and its Subsidiaries’ operations and cash flows for the periods indicated (except that the unaudited interim financial statements were or will be subject to normal and recurring year-end and quarter-end adjustments).
(c) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(d) The Company has timely responded to all comment letters from the Staff of the SEC relating to the Company SEC Documents, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. None of the Company SEC Documents filed on or prior to the date hereof is, to the Knowledge of the Company, subject to ongoing SEC review or investigation.
(e) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.
Section 3.7    No Undisclosed Liabilities. Except as reflected or reserved against in the balance sheet of the Company dated December 31, 2015 included in the Form 10-K filed by the Company with the SEC on February 25, 2016 (or described in the notes thereto), neither the Company nor any of its Subsidiaries has any Liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance of with GAAP except (a) Liabilities incurred since January 1, 2016, in the ordinary course of business consistent with past practice which would not reasonably be expected to have a Company Material Adverse Effect and (b) Liabilities incurred in connection with this Agreement, the Transaction Documents or the transactions contemplated thereby. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the Exchange Act)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company Financial Statements or Company SEC Documents.
Section 3.8    Absence of Certain Changes. Since January 1, 2016, (a) there has been no event or condition which has had, or would reasonably be expected to have, a Company Material Adverse Effect, and (b) the Company and each of its Subsidiaries have, in all material respects, conducted their businesses in the ordinary course of business consistent with past practice.
Section 3.9    Litigation. There is no material Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its or their respective properties or assets.
Section 3.10    Compliance with Applicable Laws.
(a) Since January 1, 2014, the Company and each of its Subsidiaries have complied, and are now in compliance, in each case, in all material respects with all applicable Laws. No investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, has any Governmental Authority indicated an intention to conduct any such investigation or review;
(b) The Company and its Subsidiaries (i) hold all material Governmental Permits necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties, and all such Governmental Permits are in full force and effect and (ii) are in material compliance with all terms and conditions of such Governmental Permits and, to the Knowledge of the Company, no such Governmental Permits are subject to any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification; and
(c) The Company is not an “investment company” under the Investment Company Act of 1940.
Section 3.11    Properties.
(a) Neither the Company nor any of its Subsidiaries owns any real property.
(b) Section 3.11(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all material real property leases, subleases and other occupancy arrangements to which the Company or any of its Subsidiaries is a party and each amendment thereto material to the Company’s business (the “Real Property Leases”). Each premise subject to a Real Property Lease is hereinafter referred to as a “Leased Property.” The Company has made available to Parent a true, correct and complete copy of each Real

Property Lease. Except as set forth on Section 3.11(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has transferred, mortgaged or assigned any interest in any such Real Property Lease, nor has the Company nor any of its Subsidiaries subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other Person. With respect to each Real Property Lease, (i) such Real Property Lease is in full force and effect and is valid and binding on the Company and its Subsidiaries, as applicable and, to the Knowledge of the Company, each other party thereto and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law), (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to such Real Property Lease, is in material breach or violation of, or in material default under, such Real Property Lease and (iii) no event has occurred or circumstance exists (including the consummation of the transactions contemplated by this Agreement) which, with the delivery of notice, the passage of time or both, would result in a material breach or violation of, or a material default under, such Real Property Lease, or permit the termination, modification or acceleration of rent under such Real Property Lease.
Section 3.12    Tax. Except as would not reasonably be expected to have a Company Material Adverse Effect and except as otherwise set forth in Section 3.12 of the Company Disclosure Letter:
(a) (i) all Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries (and, to the Knowledge of the Company, all Tax Returns required to be filed by any Person (other than the Company and its Subsidiaries) with respect to or on behalf of any affiliated, consolidated, combined, unitary or similar group for Tax purposes of which the Company or any of its Subsidiaries is or has been a member) have been filed when due (taking into account any extension of time within which to file) in accordance with all applicable Laws; (ii) all such Tax Returns are true, accurate and complete in all respects and have been prepared in substantial compliance with all applicable Laws; and (iii) all Taxes due and payable by the Company or any of its Subsidiaries (including any Taxes that are required to be collected, deducted or withheld in connection with any amounts paid or owing to, or received or owing from, any employee, creditor, customer, independent contractor or other third party) have been timely paid, or collected, deducted and withheld and remitted to the appropriate Tax Authority; except, in the case of each of clauses (i) through (iii), for Taxes or Tax matters contested in good faith and that have been adequately provided for, in accordance with GAAP, in the Company SEC Documents filed prior to the date hereof;
(b) the accruals and reserves for Taxes reflected in the consolidated financial statements included in the Company SEC Documents are adequate, in accordance with GAAP, and cover all Taxes of the Company and its Subsidiaries for periods (or portions thereof) ending on or prior to the date of such consolidated financial statements;
(c) since January 1, 2013, no written claim has been made by any Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is, or may be, subject to Tax by or required to file or be included in a Tax Return in that jurisdiction;
(d) there are no Encumbrances on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (except for Permitted Encumbrances);
(e) (i) no outstanding written claim has been received by, and no audit, action, or proceeding is in progress, against or with respect to the Company or any of its Subsidiaries in respect of any Tax; and (ii) all deficiencies, assessments or proposed adjustments asserted against the Company or any of its Subsidiaries by any Tax Authority have been paid or fully and finally settled;
(f) neither the Company nor any of its Subsidiaries (i) has been, since January 1, 2009, a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, consolidated, combined, unitary, aggregate or similar group for state, local or foreign Tax purposes, other than a group of which the Company or any of its Subsidiaries is the common parent, (ii) has any Liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Regulations (or any similar provision of state, local or foreign Tax Law), as a transferee or successor or by Contract, or (iii) is a party to any Tax sharing, Tax allocation or Tax indemnification agreement (other than commercial agreements the primary purpose of which does not relate to Taxes);
(g) no waiver or extension of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency is in effect for the Company or any of its Subsidiaries;
(h) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of any (i) adjustment pursuant to Section 481(c) of the Code (or any similar provision of state, local or foreign Law) as a result of a change in method of accounting made prior to the Closing, (ii) installment sale, intercompany transaction or open transaction disposition made on or entered into prior to the Closing, (iii) prepaid amount received on or prior to the Closing, (iv) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) entered into prior to the Closing or (v) election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law);
(i) neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) which distribution is part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) with the transactions contemplated by this Agreement;
(j) the Company is not (and has not been at any time during the last five (5) years) a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code;
(k) the Company has made available to Parent copies of all material income Tax Returns of the Company and each of its Subsidiaries filed for all periods beginning on or after January 1, 2011; and
(l) neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Regulations or any similar provision of state, local or foreign Law.
Section 3.13    Intellectual Property.
(a) To the Knowledge of the Company, the Company or one of its Subsidiaries owns, or is licensed or otherwise possesses sufficient rights to use, the Company Intellectual Property in the manner that the Company and its Subsidiaries currently use such Company Intellectual Property to conduct their businesses, free and clear of all Encumbrances (except for Permitted Encumbrances). To the Knowledge of the Company, there are no material proceedings, cognizable claims or challenges that cause or would cause any Company Owned Intellectual Property to be invalid or unenforceable, and the Company has not received any notice in writing or subsequent correspondence from any Person in the two (2) year period prior to the date of this Agreement bringing or threatening to bring such Actions. Neither the Company nor any of its Subsidiaries has dedicated to the public domain, or forfeited or abandoned or otherwise allowed to become public domain any Company Owned Intellectual Property except in each case as would not reasonably be expected to have a Company Material Adverse Effect. To the extent required in the Company’s and its Subsidiaries’ reasonable judgment and consistent with prudent practices, all necessary registration, maintenance and renewal fees in respect of the Owned Intellectual Property have been paid and the Company or the relevant Subsidiary is current with all necessary documents and filings with the relevant Governmental Authorities for the purpose of maintaining such Owned Intellectual Property, except in each case as would not reasonably be expected to have a Company Material Adverse Effect.
(b) To the Knowledge of the Company, none of the Company, its Subsidiaries nor any of their respective activities, products or services infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated, any Intellectual Property right of any Person or constitutes a libel, slander or other defamation of any Person in a manner which would, or which would reasonably be expected to have a Company Material Adverse Effect. The Company has not received any notice of, and to the Knowledge of the Company, there have been no Actions claiming or alleging the matters described in the preceding sentence in the two (2) year period prior to the date of this Agreement, nor are there any such Actions pending. There are no Actions pending in which the Company or any of its Subsidiaries alleges that any Person is infringing, misappropriating or otherwise violating any Company Owned Intellectual Property right.
(c) The Company and its Subsidiaries have taken commercially reasonable steps to protect Owned Intellectual Property that the Company and its Subsidiaries in the exercise of their reasonable business judgment have determined to be necessary. The Company has a policy requiring (i) each employee of the Company and its Subsidiaries who contributes to the production or development of any Owned Intellectual Property for or on behalf of the Company or any of its Subsidiaries to execute a customary “work made for hire” agreement, and (ii) the Company’s and its Subsidiaries’ consultants that would reasonably be expected to contribute to the production or development of any Owned Intellectual Property for or on behalf of the Company or any of its Subsidiaries to execute a written agreement with an assignment of inventions and rights provision (such as a certificate of authorship or certificate of results and proceeds) or, if effective under applicable Law, a work-made-for-hire provision. Without limiting the foregoing, the Company and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of the Trade Secrets owned and controlled by Company or any of its Subsidiaries that are material to Company and its Subsidiaries taken as a whole that Company and its Subsidiaries in the exercise of their reasonable business judgment have determined to be necessary.
(d) The consummation of the transactions contemplated by this Agreement will not (i) restrict, limit, invalidate, result in the loss of or otherwise materially adversely affect any right, title or interest of the Company or any of its Subsidiaries in any Owned Intellectual Property, nor its existing rights to use any Non-Owned Intellectual Property, (ii) grant or require the Company or any Subsidiary to grant to any Person any rights with respect to any Owned Intellectual Property, in each case, material to the business of the Company and its Subsidiaries, (iii) subject the Company or any of its Subsidiaries to any material increase in royalties or other payments under any Contract, or (iv) materially diminish any royalties or other payments to which the Company or its Subsidiaries would otherwise be entitled under any Contract.
(e) The Company has made available to Parent a true, complete and correct list of the locations of all original negatives (if any) and master copies of any material Library Films owned by the Company or its Subsidiaries, and to the extent such locations are owned or controlled by a third Person, the Company or its Subsidiaries are party to customary access agreements regarding the physical embodiments of any such Library Films (or any elements or portions thereof, or items or materials related thereto), regardless of form or format, at such locations.
(f) Section 3.13(f) of the Company Disclosure Letter sets forth, as of the date of this Agreement, all Films-in-Progress (which, with respect to development projects only, shall only include Films-in-Progress for which $200,000 or more is committed and unpaid) and a good faith estimate, as of the date of this Agreement, of all cost commitments with respect to such Films.
(g) Except as specifically set forth herein, the representations and warranties of the Company under this Section 3.13 exclude any Film (or Intellectual Property related thereto) that is co-owned with Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries currently has any right, title or interest.
Section 3.14    Information Technology; Security and Privacy.
(a) To the Knowledge of the Company, all information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or material to the conduct of the business of the Company and its Subsidiaries, as currently conducted (collectively, “Company IT Systems”), is owned by, or is licensed to (with sufficient rights to use such Company IT Systems as currently used, by the Company or any of its Subsidiaries), free and clear of all Encumbrances (except for Permitted Encumbrances). The Company IT Systems are in good working condition, in all material respects, to effectively perform all information technology operations for which they are currently used. The Company and its Subsidiaries have in place a commercially reasonable disaster recovery program, including providing for the regular back-up and commercially reasonable prompt recovery of the data and information material to the conduct of the business of the Company and its Subsidiaries without material disruption to, or material interruption in, the conduct of the business of the Company and its Subsidiaries. The Company and its Subsidiaries have in place commercially reasonable maintenance and support agreements for all Company IT Systems.
(b) The data included in the Owned Intellectual Property that is material to the business of the Company and its Subsidiaries and contained in any database used or maintained by the Company or its Subsidiaries (collectively, the “Company Data”) is owned by or licensed to (with sufficient rights to use such Company Data as currently used) the Company or a Subsidiary, free and clear of all Encumbrances (except for Permitted Encumbrances).
(c) The Company has established and is in compliance with a written information security program or programs covering the Company and its Subsidiaries in all territories in which it operates that (i) includes safeguards for the security, confidentiality and integrity of transactions and confidential or proprietary Company Data and (ii) is designed to protect against unauthorized access to the Company IT Systems, Company Data, and, except as set forth in Section 3.14(c) of the Company Disclosure Letter, the systems of any third party service providers that have access to (A) Company Data or (B) Company IT Systems.
(d) To the extent the Company or any of its Subsidiaries receives, processes, stores, or transmits “cardholder data” (as such term is defined in the Payment Card Industry Data Security Standards (“PCI DSS”), as amended from time to time), the Company or its Subsidiaries that engage in such activities are in compliance with, and have at all times complied with, all material requirements contained in the PCI DSS applicable to such cardholder data that has come into its possession. To the Knowledge of the Company, the Company and its Subsidiaries have never had a material security breach involving any such cardholder data. No material breach, deficiency or non-compliance was identified in the most recent audit (if any) of the Company and its Subsidiaries relating to compliance with PCI DSS.
Section 3.15    Employee Benefits.
(a) Section 3.15(a) of the Company Disclosure Letter contains a true, correct and complete list of each material (i) employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other equity-based incentive, retention, severance, change-in-control, or termination pay plan or arrangement, medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or other retirement, vacation, or sick leave program, agreement or arrangement, and (ii) other employee benefit plan, program, agreement or arrangement, in either case, which is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries, or by any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 414 of the Code (an “ERISA Affiliate”), for the benefit of any current or former employee, independent contractor or director of the Company, or any of its Subsidiaries or any ERISA Affiliate (the “Company Plans”). Except as required by applicable Law, none of the Company, any of its Subsidiaries nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Company Plan or modify or change any existing Company Plan.
(b) With respect to each Company Plan, the Company has heretofore made available to Parent true, correct and complete copies of each such Company Plan and any amendments thereto, and to the extent applicable, any related trust or other funding vehicle, the latest version of any annual report on Form 5500 filed with the IRS with respect to each Company Plan (if any such report was required) with all required attachments and the most recent summary plan description (if required) and summaries of material modification with respect to any Company Plan for which a summary plan description is required, and the most recent determination letter received from the IRS with respect to each Company Plan intended to qualify under Section 401 of the Code.
(c) Each Company Plan has been operated and administered in all material respects in accordance with its terms and applicable Law. Except as would not reasonably be expected to result in a Company Material Adverse Effect, no event has occurred with respect to any Company Plan that would reasonably be expected to result in payment or assessment by or against the Company or any of its Subsidiaries or ERISA Affiliates of any Taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(d) Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable IRS determination letter with respect to such qualification and the Tax-exempt status of its related trust, and no circumstances exist which could reasonably be expected to result in material liability to the Company or its Subsidiaries in respect of such qualified status. Except as set forth in Section 3.15(d) of the Company Disclosure Letter, no Company Plan is subject to Title IV of ERISA.
(e) There are no pending or, to the Knowledge of the Company, threatened, Actions or audits involving any Company Plan or by any current or former employee, independent contractor or director against the Company or any of its Subsidiaries, other than routine claims for benefits.
(f) Neither the Company nor any of its Subsidiaries has any material Liability in respect of post-retirement health, medical or life insurance benefits for former or current officers, employees, independent contractors or directors of the Company or any of its Subsidiaries, other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA.
(g) Except as set forth on Section 3.15(g) of the Company Disclosure Letter, the consummation of the Merger will not (either alone or together with any other event) cause or result in the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation, including any funding requirement, pursuant to, any Company Plan or any collective bargaining agreement, and no such amount or benefit will constitute an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director or other independent contractor of the Company or any of its Subsidiaries for any tax incurred by such individual under Section 409A or 4999 of the Code or otherwise.
Section 3.16    Labor.
(a) Except as set forth on Section 3.16 of the Company Disclosure Letter, and other than guilds and unions or other labor organizations in connection with the development, production and Exploitation of Films (e.g., SAG, DGA, WGA, IATSE, AFTRA and AFM), the Company and its Subsidiaries are neither party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other material labor-related agreements or arrangements with any labor union, labor organization, employee organization or works council; there are no labor agreements, collective bargaining agreements, work rules or practices, or any other material labor-related agreements or arrangements to which the Company is bound that pertain to any of the employees of the Company or its Subsidiaries; and no employees of the Company or its Subsidiaries are represented by any labor union or labor organization or works council with respect to their employment with the Company or its Subsidiaries.
(b) Except as would not reasonably be expected to result in a Company Material Adverse Effect, there are (i) no unfair labor practice complaints pending against the Company or its Subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority, and (ii) no labor strike, lock out, material grievance, material arbitration, labor dispute, slowdown or stoppage against or affecting the Company or its Subsidiaries, and no labor dispute is pending or, to the Knowledge of the Company, threatened.
(c) Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company and its Subsidiaries are and have been in material compliance with all Laws of the United States and any state thereof respecting (i) employment and employment practices, including, but not limited to, the Workers’ Adjustment and Retraining Notification Act (and any similar foreign, provincial, state or local statute or regulation), and (ii) terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.
Section 3.17    Material Contracts.
(a) Except as set forth in Section 3.17(a) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or bound by, any of the following (each, a “Company Material Contract”):

(i) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);
(ii) any Contract relating to Indebtedness of any Person (other than (A) Exploitation Contracts and (B) ordinary course arrangements among the Company and its wholly owned Subsidiaries (including arrangements between the Company and a single purpose development, production and or financing subsidiary in each case which is a wholly-owned Subsidiary of the Company) in connection with the development, production, financing and/or Exploitation of Films) in excess of  $10 million;
(iii) any Contract that restricts it from participating or competing in any line of business, market or geographic area other than (x) in connection with the ordinary course development, production, financing and/or Exploitation of Films or (y) any such restriction that is not material to the conduct of the business of the Company and its Subsidiaries taken as a whole;
(iv) any material joint venture, partnership or limited liability company agreements or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than ordinary course intercompany arrangements (including arrangements between the Company and a single purpose development, production and or financing subsidiary) in connection with the development, production, financing and/or Exploitation of Films;
(v) any collective bargaining agreement or other Contract to or with any labor union or other employee representative of a group of employees (other than guilds and unions or other labor organizations in connection with the development, production and Exploitation of Films (e.g., SAG, WGA, DGA, IATSE, AFTRA and AFM));
(vi) any Contract between the Company and any of its Affiliates or any Specified Company Affiliates, other than (A) immaterial Contracts entered into in the ordinary course of business consistent with past practice, and (B) any such Contract solely between or among the Company and/or its wholly owned Subsidiaries;
(vii) any employment, retention, severance or consulting agreement (other than any “talent” Contract or Contract with other production personnel), and stock option plan, stock incentive plan, stock appreciation rights plan or stock purchase plan;
(viii) any Contract the termination of which would reasonably be expected to have a Company Material Adverse Effect;
(ix) any Material Affiliation Contract;
(x) any Contract entered into after January 1, 2014 involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than licenses of Intellectual Property in the ordinary course of business) or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of  $5 million or more;
(xi) any Exploitation Contract entered into by the Company or any of its Subsidiaries pursuant to which (A) the Company and its Subsidiaries in the aggregate would, under the current terms of such Contract and not giving effect to any potential profit participation or other similar arrangement, reasonably be expected to receive payments from third parties from the Exploitation of the applicable property in excess of  $3 million in the aggregate over the term of such Contract and/or (B) in respect of which the Company or any of its Subsidiaries would reasonably be expected to make payments to third parties for the development, production, acquisition or license of the applicable property in excess of  $10 million in the aggregate over the term of such Contract; or
(xii) any Contract (other than (A) any Contract described in clauses (i) through (xi) above and (B) any Affiliation Contract) under which the remaining amounts due to or payable by the Company and/or its Subsidiaries equals or exceeds $35,000,000.
(b) As of the date of this Agreement, the Company has made available to Parent true, correct and complete copies of all Company Material Contracts.

(c) Except as set forth or described on Section 3.17(c) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to a Company Material Contract, is in breach or violation of, or in default under, any Company Material Contract, (ii) with respect to either the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party to a Company Material Contract, no event has occurred or circumstance exists which would result in a breach or violation of, or a default under, any Company Material Contract (in each case, with or without notice or lapse of time or both), and (iii) each Company Material Contract is valid and binding on each of the Company and its Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party thereto and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law), and is in full force and effect with respect to each of the Company and its Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party thereto, in the case of each of the foregoing, other than as would not be reasonably expected to have a Company Material Adverse Effect.
(d) Neither the Company nor any of its Subsidiaries (i) has entered into any Exploitation Contract of the type described in Section 3.17(a)(xi) or any Affiliation Contract, in any case that contains any MFN Obligation concerning any economic or financial terms and conditions (including involving the Exploitation of Films by the other party to such Contract) and/or (ii) is in breach or violation of, or in default (with or without notice or lapse of time or both) under any MFN Obligation.
Section 3.18    Insurance. The Company has made available to Parent prior to the date of this Agreement copies of all insurance policies which are maintained by the Company or its Subsidiaries or which names the Company or any of its Subsidiaries as an insured (or loss payee), including those which pertain to the Company’s assets, employees, operations and Company IT Systems. All such insurance policies are in full force and effect. Neither the Company nor any of its Subsidiaries have received notice of cancellation of any such insurance policy or is in breach of, or default under, any such insurance policy, and all premiums due thereunder have been timely paid. There is no material claim by the Company or any of its Subsidiaries pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies.
Section 3.19    Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect: (a) the Company and its Subsidiaries are, and the status of the Leased Property is, in compliance with all applicable Environmental Laws; (b) since January 1, 2013, the Company and its Subsidiaries have obtained and are in compliance with all Governmental Permits required for the operation of their business under applicable Environmental Laws; and (c) the Company and its Subsidiaries are not subject to any pending or, to the Knowledge of the Company, threatened Environmental Claim. Except as would not reasonably be expected to have a Company Material Adverse Effect, there has been no Release of Hazardous Materials at, from, to, on or under any of the properties that are currently or formerly owned, leased, operated or used by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any properties to which the Company or any of its Subsidiaries has sent waste.
Section 3.20    Blanket Licenses.
(a) The Blanket Licenses held by the Company or any of its Subsidiaries are in full force in effect, and, except as set forth in Section 3.20(a) of the Company Disclosure Letter, are not scheduled to expire before the date which is six (6) months following the Effective Time. There is no active or unresolved Action by any PRO against the Company, and to the Knowledge of the Company, there is no fact, which, if known to any PRO, would constitute the basis for an Action by any PRO, including, the fact that the Blanket Licenses have been disclosed to Parent. The Company and each of its Subsidiaries is in material compliance with the Blanket Licenses to which it is a party.
(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, the non-dramatic public performance rights to each and every musical composition which is communicated to the public by means of the Broadcast Services have been acquired by the Company by means of a Blanket License or a direct performance license with the publisher of the applicable composition or is in the public domain throughout the world.

Section 3.21    DGCL Section 203. Assuming the accuracy of the representations set forth in Section 4.18, the Company has taken all action necessary so that the restrictions on “business combinations” otherwise applicable under Section 203 of the DGCL do not apply to Transaction Documents, the Merger, the Exchange (as contemplated by the Exchange Agreement) and the other transactions contemplated thereby, and, accordingly, no such restrictions nor other anti-takeover or similar statute or regulation applies or purports to apply to any such transactions.
Section 3.22    Canada Competition Act. The Company and its Subsidiaries do not have assets in Canada with an aggregate value in excess of CAD $87 million, nor do the Company and its Subsidiaries have gross revenues from sales in or from Canada generated from assets in Canada in excess of CAD $87 million, all as determined pursuant to Part IX of the Canada Competition Act.
Section 3.23    Investment Canada Act. The value of the assets of the Company and its Subsidiaries that carry on a Canadian business and of all other entities located in Canada, the control of which will be acquired pursuant to this Agreement, is less than CAD $50 million, as determined pursuant to the Investment Canada Act.
Section 3.24    Opinion of Financial Advisor. The Company has received the opinion of LionTree Advisors LLC, dated June 29, 2016 to the effect that, as of such date, the Merger Consideration to be received by the holders of Series A Common Stock (other than the Excluded Parties (as defined therein)), solely in their capacity as holders of Series A Common Stock and not in their capacity as holders of Series B Common Stock, if applicable, is fair, from a financial point of view, to such holders of Series A Common Stock. A copy of such opinion has been, or will promptly be, made available to Parent.
Section 3.25    Brokers. Except for fees payable to LionTree Advisors LLC and Raine Securities LLC pursuant to engagement letters, copies of which have been provided to Parent, no Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
Section 3.26    Investigation by the Company; Limitation on Warranties. The Company has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and technology of Parent and acknowledges that the Company has been provided access to personnel, properties, premises and records of Parent for such purposes. In entering into this Agreement, except as expressly provided herein, the Company has relied solely upon its independent investigation and analysis of Parent and the Company acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent or any of its directors, officers, stockholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the Parent SEC Documents filed prior to the date hereof  (excluding any disclosure set forth in any risk factor section and in any section relating to forward looking statements, the “Specified Parent SEC Disclosure”), to the extent that it is reasonably apparent that the disclosure in the Specified Parent SEC Disclosure is responsive to the matters set forth in this Article IV, Parent and Merger Sub represent and warrant to the Company as follows:
Section 4.1    Organization; Standing and Power. (a) Parent is duly organized, validly existing and in good standing under the corporate laws of the province of British Columbia, (b) Merger Sub is duly organized, validly existing and in good standing under the laws of the state of Delaware, (c) each of Parent and Merger Sub has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (d) each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in each case as would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company, prior to the date hereof, a true, complete and correct copy of the Notice of Articles and Articles of Parent and the certificate of incorporation and bylaws of Merger Sub.
Section 4.2    Capitalization of Parent and Merger Sub.
(a) The authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock, no par value and 200,000,000 shares of Parent Preferred Stock, no par value. As of the close of business on June 23, 2016, (i) 147,634,341 shares of Parent Common Stock were issued and outstanding, (ii) 0 shares of Parent Common Stock were held in treasury by Parent and its Subsidiaries and (iii) no shares of Parent Preferred Stock were issued and outstanding. All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth above and on Section 4.2(a) of the Parent Disclosure Letter, there are no outstanding (A) shares of capital stock or other voting securities of or ownership interests in Parent, (B) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of or ownership interests in Parent, (C) subscriptions, calls, Contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from Parent or any Subsidiary of Parent, or obligations of Parent or any Subsidiary of Parent to issue any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, Parent, or obligations of Parent or any Subsidiary of Parent to grant, extend or enter into any such agreement or commitment or (D) obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of Parent, or to vote or to dispose of any shares of capital stock of Parent.
(b) All shares of capital stock of Parent to be issued in connection with the Merger, when issued pursuant to this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights.
(c) The authorized capital stock of Merger Sub consists solely of One Hundred (100) shares of Merger Sub Common Stock. As of the date of this Agreement, there are One Hundred (100) shares of Merger Sub Common Stock issued and outstanding, all of which are held directly or indirectly by Parent. All of the outstanding shares of Merger Sub Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights. Merger Sub does not hold, nor has it held, any material assets or incurred any material liabilities, nor has Merger Sub carried on any business activities other than in connection with the Merger and the transactions contemplated by this Agreement.
Section 4.3    Authorization.
(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, including the adoption of this Agreement by the sole stockholder of Merger Sub, and, other than (i) the affirmative vote of the holders of a two-thirds majority of the votes cast at the Parent Stockholders’ Meeting, to approve the Parent Common Stock Reorganization and the Parent Common Stock Exchange, and (ii) the affirmative vote of the holders of a majority of votes cast at the Parent Stockholders’ Meeting, to approve the Stock Issuance (collectively, the “Parent Stockholder Approvals”), no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due adoption by Parent as aforesaid and the due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).

(b) The Board of Directors of Parent has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, the Parent Common Stock Reorganization and the Stock Issuance, are advisable and fair to, and in the best interests of, Parent, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, the Parent Common Stock Reorganization and the Stock Issuance, (iii) recommended that the Parent Stockholders approve the Parent Common Stock Reorganization, the Parent Common Stock Exchange and the Stock Issuance and (iv) directed that the proposals to approve the Parent Common Stock Reorganization, the Parent Common Stock Exchange and the Stock Issuance be submitted to the Parent Stockholders for their approval.
(c) The Board of Directors of Merger Sub has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) recommended that the sole stockholder of Merger Sub approve the adoption of this Agreement and (iv) directed that this Agreement be submitted to the sole stockholder of Merger Sub for adoption.
Section 4.4    Consents and Approvals; No Violations.
(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of, or other action by or in respect of, any Governmental Authority other than (i) as may be required by the HSR Act, the Competition Laws of Germany and the Investment Canada Act, (ii) the filing with the SEC of  (A) the Proxy Statement, (B) the Registration Statement and (C) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws and (iv) the filing of one or more Certificates of Merger or other documents as required by the DGCL.
(b) Except as set forth on Section 4.4(b) of the Parent Disclosure Letter, the execution, delivery and, subject to the Parent Stockholder Approvals, performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement (including the Debt Financing) do not and will not (i) conflict with or violate any provision of the organizational documents of Parent and Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.4(a) have been obtained and all filings and other obligations described in Section 4.4(a) have been made, conflict with or violate, in any material respect, any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Parent Material Contract or (iv) result in the creation of an Encumbrance (except for Permitted Encumbrances) on any property or asset of Parent or Merger Sub except, with respect to clauses (ii), (iii) and (iv), for such conflicts, violations, triggering of payments, Encumbrances, filings, notices, permits, authorizations, consents, approvals, terminations, amendments, accelerations, cancellations, breaches, defaults, losses of benefits or rights which would not reasonably be expected to have a Parent Material Adverse Effect.
Section 4.5    SEC Reports and Financial Statements.
(a) Parent has timely filed with, or furnished to, as applicable, the SEC and the Canadian securities administrators, all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed by Parent since April 1, 2014 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Parent SEC Documents”). As of their respective dates, or if amended, as of the date of the last such amendment, the Parent SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Sarbanes Act, Securities Act and the Exchange Act (to the extent then applicable) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Documents (i) complied, as of their respective dates of filing with the SEC, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented in all material respects and in accordance with GAAP the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of Parent’s and its Subsidiaries’ operations and cash flows for the periods indicated (except that the unaudited interim financial statements were or will be subject to normal and recurring year-end and quarter-end adjustments).
(c) Except as set forth on Section 4.5 of the Parent Disclosure Letter, Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.
(d) Parent has timely responded to all comment letters from the Staff of the SEC relating to the Parent SEC Documents and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. Except as set forth on Section 4.5 of the Parent Disclosure Letter, none of the Parent SEC Documents filed on or prior to the date hereof is, to the Knowledge of Parent, subject to ongoing SEC review or investigation.
(e) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.
Section 4.6    No Undisclosed Liabilities. Except as reflected or reserved against in the balance sheet of Parent dated March 31, 2016 included in the Form 10-K filed by Parent with the SEC on May 25, 2016 (or described in the notes thereto), neither Parent nor any of its Subsidiaries has any Liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance of with GAAP except (a) Liabilities incurred since March 31, 2016, in the ordinary course of business consistent with past practice which would not reasonably be expected to have a Parent Material Adverse Effect and (b) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby. Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the Exchange Act)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Parent SEC Documents.
Section 4.7    Absence of Certain Changes. Since March 31, 2016, (a) there has been no event or condition which has had, or would reasonably be expected to have, a Parent Material Adverse Effect and (b) the Parent and its Subsidiaries have, in all material respects, conducted their businesses in the ordinary course of business consistent with past practice.
Section 4.8    Litigation. Except as set forth on Section 4.8 of the Parent Disclosure Letter, as of the date of this Agreement, there is no material Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of its or their respective properties or assets that if decided adversely against the Parent would reasonably be likely to have a Parent Material Adverse Effect.
Section 4.9    Compliance with Applicable Laws.
(a) Except as set forth on Section 4.9 of the Parent Disclosure Letter, since April 1, 2014, Parent and each of its Subsidiaries have complied, and are now in compliance, in each case, in all material respects with all applicable Laws. No investigation or review by any Governmental Authority with respect to Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, nor, to the knowledge of Parent, has any Governmental Authority indicated an intention to conduct any such investigation or review;
(b) Parent and its Subsidiaries (i) hold all material Governmental Permits necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties, and all such Governmental Permits are in full force and effect and (ii) are in material compliance with all such Governmental Permits and, to the Knowledge of Parent, no such Governmental Permits are subject to any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification; and
(c) Parent is not an “investment company” under the Investment Company Act of 1940.
Section 4.10    Tax. Except as would not reasonably be expected to have a Parent Material Adverse Effect and except as otherwise set forth in Section 4.10 of the Parent Disclosure Letter:
(a) (i) all Tax Returns required to be filed by or on behalf of Parent or any of its Subsidiaries (and, to the Knowledge of Parent, all Tax Returns required to be filed by any Person (other than the Company and its Subsidiaries) with respect to or on behalf of any affiliated, consolidated, combined, unitary or similar group for Tax purposes of which Parent or any of its Subsidiaries is or has been a member) have been filed when due (taking into account any extension of time within which to file) in accordance with all applicable Laws; (ii) all such Tax Returns are true, accurate and complete in all respects and have been prepared in compliance with all applicable Laws; and (iii) all Taxes due and payable by Parent or any of its Subsidiaries (including any Taxes that are required to be collected, deducted or withheld in connection with any amounts paid or owing to, or received or owing from, any employee, creditor, customer, independent contractor or other third party) have been timely paid, or collected, deducted and withheld and remitted to the appropriate Tax Authority; except, in the case of each of clauses (i) through (iii), for Taxes or Tax matters contested in good faith and that have been adequately provided for, in accordance with GAAP, in the Parent SEC Documents filed prior to the date hereof;
(b) the accruals and reserves for Taxes reflected in the consolidated financial statements included in the Parent SEC Documents are adequate, in accordance with GAAP, and cover all Taxes of Parent and its Subsidiaries for periods (or portions thereof) ending on or prior to the date of such consolidated financial statements;
(c) since January 1, 2013, no written claim has been made by any Tax Authority in a jurisdiction where Parent or any of its Subsidiaries does not file a Tax Return that Parent or any of its Subsidiaries is, or may be, subject to Tax by or required to file or be included in a Tax Return in that jurisdiction;
(d) there are no Encumbrances on any of the assets of Parent or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (except for Permitted Encumbrances);
(e) (i) no outstanding written claim has been received by, and no audit, action or proceeding is in progress, against or with respect to Parent or any of its Subsidiaries in respect of any Tax; and (ii) all deficiencies, assessments or proposed adjustments asserted against Parent or any of its Subsidiaries by any Tax Authority have been paid or fully and finally settled;
(f) neither Parent nor any of its Subsidiaries (i) has been, since January 1, 2009, a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, consolidated, combined, unitary, aggregate or similar group for state, local or foreign Tax purposes, other than a group of which Parent or any of its Subsidiaries is the common parent, (ii) has any Liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Section 1.1502-6 of the Regulations (or any similar provision of state, local or foreign Tax Law), as a transferee or successor or by Contract or (iii) is a party to any Tax sharing, Tax allocation or Tax indemnification agreement (other than commercial agreements the primary purpose of which does not relate to Taxes);
(g) no waiver or extension of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency is in effect for Parent or any of its Subsidiaries;

(h) neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of any (i) adjustment pursuant to Section 481(c) of the Code (or any similar provision of state, local or foreign Law) as a result of a change in method of accounting made prior to the Closing, (ii) installment sale, intercompany transaction or open transaction disposition made on or entered into prior to the Closing, (iii) prepaid amount received on or prior to the Closing, (iv) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) entered into prior to the Closing or (v) election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law);
(i) neither Parent nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) which distribution is part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) with the transactions contemplated by this Agreement;
(j) neither Parent nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Regulations or any similar provision of state, local or foreign Law;
(k) Parent is not controlled by a “non-resident corporation” for purposes of Section 212.3 of the Income Tax Act (Canada).
Section 4.11    Intellectual Property.
(a) Except as set forth on Section 4.11 of the Parent Disclosure Letter, to the Knowledge of Parent, Parent or one of its Subsidiaries owns, or is licensed or otherwise possesses sufficient rights to use, the Parent Intellectual Property in the manner that Parent and its Subsidiaries as currently use such Parent Intellectual Property to conduct their businesses, free and clear of all Encumbrances (except for Permitted Encumbrances). Except as set forth on Section 4.11 of the Parent Disclosure Letter, to the Knowledge of Parent, there are no material proceedings, cognizable claims or challenges that cause or would cause any Parent Owned Intellectual Property to be invalid or unenforceable, and the Parent has not received any notice in writing or subsequent correspondence from any Person in the two (2) year period prior to the date of this Agreement bringing or threatening to bring such Actions. Neither Parent nor any of its Subsidiaries has dedicated to the public domain, or forfeited or abandoned or otherwise allowed to become public domain any Parent Owned Intellectual Property except in each case as would not reasonably be expected to have a Parent Material Adverse Effect. To the extent required in Parent’s and its Subsidiaries’ reasonable judgment and consistent with prudent practices, all necessary registration, maintenance and renewal fees in respect of the Owned Intellectual Property have been paid and Parent or the relevant Subsidiary is current with all necessary documents and filings with the relevant Governmental Authorities for the purpose of maintaining such Owned Intellectual Property except in each case as would not reasonably be expected to have a Parent Material Adverse Effect.
(b) Except as set forth on Section 4.11 of the Parent Disclosure Letter, to the Knowledge of Parent, none of Parent, its Subsidiaries nor any of their respective activities, products or services infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated, any Intellectual Property right of any Person or constitutes a libel, slander or other defamation of any Person in a manner which would, or which would reasonably be expected to have a Parent Material Adverse Effect. Except as set forth on Section 4.11 of the Parent Disclosure Letter, Parent has not received any notice of, and to the Knowledge of Parent, there have been no Actions claiming or alleging the matters described in the preceding sentence in the two (2) year period prior to the date of this Agreement, nor are there any such Actions pending. Except as set forth on Section 4.11 of the Parent Disclosure Letter, there are no Actions pending in which Parent or any of its Subsidiaries alleges that any Person is infringing, misappropriating or otherwise violating any Parent Owned Intellectual Property right.
(c) Parent and its Subsidiaries have taken commercially reasonable steps to protect Owned Intellectual Property that the Parent and its Subsidiaries in the exercise of their reasonable business judgment have determined to be necessary. Parent has a policy requiring (i) each employee of Parent and its Subsidiaries who contributes to the production or development of any Owned Intellectual Property for or on behalf of the Parent or any of its Subsidiaries to execute a customary “work made for hire” agreement, and (ii) the Parent’s and its Subsidiaries’ consultants that would reasonably be expected to contribute to the production or development of any Owned Intellectual Property for or on behalf of Parent or any of its Subsidiaries to execute a written agreement with an assignment of inventions and rights provision (such as a certificate of authorship or certificate of results and proceeds) or, if effective under applicable Law, a work-made-for-hire provision. Without limiting the foregoing, Parent and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of the Trade Secrets owned and controlled by Parent or any of its Subsidiaries that are material to Parent and its Subsidiaries taken as a whole that Parent and its Subsidiaries in the exercise of their reasonable business judgment have determined to be necessary.
(d) Except as would not reasonably be expected to have a Parent Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not (i) restrict, limit, invalidate, result in the loss of or otherwise adversely affect any right, title or interest of the Parent or any of its Subsidiaries in any Owned Intellectual Property, nor its existing rights to use any Non-Owned Intellectual Property, (ii) grant or require the Parent or any Subsidiary to grant to any Person any rights with respect to any Owned Intellectual Property, in each case, material to the business of the Parent and its Subsidiaries, (iii) subject Parent or any of its Subsidiaries to any material increase in royalties or other payments under any Contract, or (iv) materially diminish any royalties or other payments to which Parent or its Subsidiaries would otherwise be entitled under any Contract.
(e) Section 4.11(e) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, all Films-in-Progress and a good faith estimate, as of the date of this Agreement, of all cost commitments with respect to Films that have an aggregate cost commitment in excess of fifty million dollars ($50,000,000) per Film.
(f) Except as specifically set forth herein, the representations and warranties of Parent under this Section 4.11 exclude any Film (or Intellectual Property related thereto) that is co-owned with Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries currently has any right, title or interest.
Section 4.12    Material Contracts.
(a) Except as set forth in Section 4.12(a) of the Parent Disclosure Letter, as of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to, or bound by, any of the following (each, a “Parent Material Contract”):
(i) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);
(ii) any Contract relating to Indebtedness of any Person (other than (A) Exploitation Contracts and (B) ordinary course arrangements among Parent and its wholly owned Subsidiaries (including arrangements between Parent and a single purpose development, production and or financing subsidiary in each case which is a wholly-owned Subsidiary of Parent) in connection with the development, production, financing and/or Exploitation of Films) in excess of  $25 million;
(iii) any Contract that restricts it from participating or competing in any line of business, market or geographic area other than (x) in connection with the ordinary course development, production, financing and/or Exploitation of Films or (y) any such restriction that is not material to the conduct of the business of Parent and its Subsidiaries taken as a whole;
(iv) any material joint venture, partnership or limited liability company agreements or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than ordinary course intercompany arrangements (including arrangements between the Company and a single purpose development, production and or financing subsidiary) in connection with the development, production, financing and/or Exploitation of Films;
(v) any collective bargaining agreement or other Contract to or with any labor union or other employee representative of a group of employees (other than guilds and unions or other labor organizations in connection with the development, production and Exploitation of Films (e.g., SAG, WGA, DGA, IATSE, AFTRA and AFM));

(vi) any Contract between Parent and any of its Affiliates or any Specified Parent Affiliates, other than (A) immaterial Contracts entered into in the ordinary course of business consistent with past practice, and (B) any such Contract solely between or among Parent and/or its wholly owned Subsidiaries;
(vii) any material Contract that would terminate by its terms in connection with the transactions contemplated hereby and the termination of which would reasonably be expected to have a Parent Material Adverse Effect;
(viii) any Contract entered into after January 1, 2014 involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than licenses of Intellectual Property in the ordinary course of business) or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of  $50 million or more;
(ix) any employment, retention, severance or consulting agreement (other than any “talent” Contract), and stock option plan, stock incentive plan, stock appreciation rights plan or stock purchase plan related to Parent’s named executive officers (as defined in Item 402 of Regulation S-K of the Exchange Act);
(x) any Exploitation Contract entered into by Parent or any of its Subsidiaries pursuant to which (A) Parent and its Subsidiaries in the aggregate would, under the current terms of such Contract and not giving effect to any potential profit participation or other similar arrangement, reasonably be expected to receive payments from third parties from the Exploitation of the applicable property in excess of  $50 million in the aggregate over the term of such Contract and/or (B) in respect of which the Parent or any of its Subsidiaries would reasonably be expected to make payments to third parties for the development, production, acquisition or license of the applicable property in excess of  $50 million in the aggregate over the term of such Contract; or
(xi) any Contract under which the remaining amounts due to or payable by Parent and/or its Subsidiaries equals or exceeds $35,000,000.
(b) As of the date of this Agreement, Parent has made available to the Company true, correct and complete copies of all Parent Material Contracts.
(c) As of the date of this Agreement, (i) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any other party to a Parent Material Contract, is in breach or violation of, or in default under, any Parent Material Contract and (ii) each Parent Material Contract is valid and binding on each of Parent and its Subsidiaries, as applicable, and, to the Knowledge of Parent, each other party thereto and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law), and is in full force and effect with respect to each of Parent and its Subsidiaries, as applicable and, to the Knowledge of Parent, each other party thereto, other than as would not be reasonably expected to have a Parent Material Adverse Effect.
(d) Neither the Parent nor any of its Subsidiaries (A) has entered into any Exploitation Contract of the type described in Section 4.12(a)(x) or any Affiliation Contract, in any case that contains any MFN Obligation concerning any economic or financial terms and conditions (including involving the Exploitation of Films by the other party to such Contract) and/or (ii) is in breach or violation of, or in default (with or without notice or lapse of time or both) under any MFN Obligation.
Section 4.13    Opinion of Financial Advisor. Parent has received the opinion of PJT Partners LP, dated June 30, 2016, to the effect that, as of such date, the Merger Consideration to be paid by Parent is fair, from a financial point of view, to Parent. A copy of such opinion has been, or will promptly be, made available to the Company.
Section 4.14    Brokers. Except for fees payable to PJT Partners LP, Credit Suisse Securities (USA) LLC, JPMorgan Chase Bank N.A., Bank of America N.A., and Deutsche Bank AG, pursuant to engagement letters, copies of which have been provided to the Company at least 10 days prior to the Closing, no Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.
Section 4.15    Information Technology; Security and Privacy.
(a) To the Knowledge of Parent, all information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or material to the conduct of the business of Parent and its Subsidiaries, as currently conducted (collectively, “Parent IT Systems”), is owned by, or is licensed to (with sufficient rights to use such Parent IT Systems as currently used, by Parent or any of its Subsidiaries, free and clear of all Encumbrances (except for Permitted Encumbrances). The Parent IT Systems are in good working condition in all material respects, to effectively perform all information technology operations for which they are currently used. Parent and its Subsidiaries have in place a commercially reasonable disaster recovery program, including providing for the regular back-up and commercially reasonable prompt recovery of the data and information material to the conduct of the business of Parent and its Subsidiaries without material disruption to, or material interruption in, the conduct of the business of Parent and its Subsidiaries. Parent and its Subsidiaries have in place commercially reasonable maintenance and support agreements for all Parent IT Systems.
(b) The data included in the Parent Owned Intellectual Property that is material to the business of Parent and its Subsidiaries and contained in any database used or maintained by Parent or its Subsidiaries (collectively, the “Parent Data”) is owned by or licensed to (with sufficient rights to use such Company Data as currently used) Parent or a Subsidiary, free and clear of all Encumbrances (except for Permitted Encumbrances).
(c) Parent has established and is in compliance with a written information security program or programs covering the Parent and its Subsidiaries in all territories in which it operates that (i) includes safeguards for the security, confidentiality and integrity of transactions and confidential or proprietary Parent Data and (ii) is designed to protect against unauthorized access to the Parent IT Systems, Parent Data, and, except as set forth in Section 4.15(c) of the Parent Disclosure Letter, the systems of any third party service providers that have access to (A) Parent Data or (B) Parent IT Systems.
(d) To the extent Parent or any of its Subsidiaries receives, processes, stores, or transmits “cardholder data” as such term is defined in the PCI DSS, Parent or its Subsidiaries that engage in such activities are in compliance with, and have at all times complied with, all material requirements contained in the PCI DSS applicable to such cardholder data that has come into its possession. To the Knowledge of Parent, Parent and its Subsidiaries have never had a material security breach involving any such cardholder data. No material breach, deficiency or non-compliance was identified in the most recent audit (if any) of Parent and its Subsidiaries relating to compliance with PCI DSS.
Section 4.16    Financing.
(a) Parent has delivered to the Company a true and complete fully executed copy of the commitment letter, dated as of June 27, 2016, among Parent and JPMorgan Chase Bank, N.A., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, and Deutsche Bank Securities Inc., including all exhibits, schedules, annexes and amendments to such commitment letter in effect as of the date of this Agreement, together with copies of each fee letter associated therewith (excluding provisions related solely to fees agreed to by the parties and with customary redaction of economic information) regarding the terms and conditions of the financing to be provided thereby (collectively, the “Commitment Letter”), pursuant to which and subject to the terms and conditions thereof the commitment parties thereto have agreed and committed to provide the debt financing set forth therein (the “Debt Financing”).
(b) The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the date of this Agreement and the respective commitments contained in the Commitment Letter have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement. As of the date of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of Parent and, to the Knowledge of Parent, each other party thereto (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law).
(c) There are no conditions precedent to the funding of the full amount of the Debt Financing, other than as set forth in the Commitment Letter.
(d) Assuming the Debt Financing is funded in accordance with the Commitment Letter, the financial resources of Parent including cash on hand and the proceeds of loans available under existing credit facilities of Parent on the Closing Date, will, in the aggregate, be sufficient for the satisfaction of Parent’s obligations pursuant to Article II, and of all fees and expenses reasonably expected to be incurred in connection herewith.
(e) As of the date of this Agreement, (A) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) on the part of Parent or, to the Knowledge of Parent, any other party to the Commitment Letter, under the Commitment Letter, and (B) assuming the accuracy in all material respects of the representations and warranties contained in Article III hereof, and the compliance by the Company in all material respects with all of its covenants contained in this Agreement, to the Knowledge of Parent, there are no facts or circumstances that would cause the conditions to the Debt Financing to not be satisfied or the Debt Financing, or any other funds necessary for the satisfaction of all of Parent’s obligations under this Agreement and of all fees and expenses reasonably expected to be incurred in connection herewith, to not be available to Parent on or prior to the Closing Date. Parent has fully paid all fees required to be paid prior to the date of this Agreement pursuant to the Commitment Letter.
Section 4.17    Investigation by Parent; Limitation on Warranties. Parent has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and technology of the Company and acknowledges that Parent has been provided access to personnel, properties, premises and records of the Company for such purposes. In entering into this Agreement, except as expressly provided herein, Parent has relied solely upon its independent investigation and analysis of the Company and Parent acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company or any of its directors, officers, stockholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.
Section 4.18    Ownership of Company Common Stock. Neither Parent nor Merger Sub is, nor at any time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.
Section 4.19    Parent Articles and Parent Common Stock Exchange.
(a) (i) A form of the Notice of Articles and Articles of Parent to be in effect immediately prior to the Effective Time (subject to the receipt of the Parent Stockholder Approvals) is attached to this Agreement as Exhibits A-1 and A-2, respectively, and (ii) a form of the resolution to be submitted to the Parent stockholders relating to the Parent Common Stock Reorganization is attached to this Agreement as Exhibit A-3.
(b) A true, correct and complete copy of the steps to be taken by Parent in order to complete the Parent Common Stock Exchange is set forth on Section 4.19(b) of the Parent Disclosure Letter.
(c) A form of the Notice of Articles and Articles of Parent to be in effect as of and after the Effective Time (subject to the receipt of the Parent Stockholder Approvals) is attached to this Agreement as Exhibits A-4 and A-5, respectively.

ARTICLE V
COVENANTS
Section 5.1    Operating Covenants of the Company and Certain Covenants of Parent.
(a) Conduct of Business of the Company. From the date hereof until the Effective Time, except (x) as required or contemplated by this Agreement or as set forth on Section 5.1(a) of the Company Disclosure Letter, or (y) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company will, and will cause each of its Subsidiaries to, (A) conduct its business in the ordinary course of business consistent with past practice and (B) use reasonable best efforts to preserve intact its business organization and goodwill and relationships with material customers, suppliers, licensors, licensees, distributors and other third parties and to keep available the services of its current officers and key employees. In addition to and without limiting the generality of the foregoing, from the date hereof until the Effective Time, except (1) as required or contemplated by this Agreement, or (2) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned):
(i) Governing Documents. The Company shall not amend or propose to amend the Company Charter or Company Bylaws, and shall cause each of its Subsidiaries not to amend or propose to amend its certificate of incorporation or bylaws or similar organizational or governance documents;
(ii) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, (A) authorize for issuance, issue, deliver, sell, pledge, dispose of, grant, encumber or transfer or agree or commit to issue, deliver, sell, pledge, dispose of, grant, encumber or transfer any shares of any class of capital stock of or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for, or any options, warrants, or other rights of any kind to acquire, any shares of any class or series of such capital stock, or any other equity interest or any other securities of the Company or any of its Subsidiaries, other than the issuance of Company Common Stock issuable pursuant to Company Equity Awards issued under the Incentive Plans and outstanding as of the date of this Agreement, (B) enter into any amendment of any term of any of its outstanding securities or (C) except as set forth in Section 5.1(a)(ix)(D), accelerate the vesting of any options or other equity awards, warrants or other rights of any kind to acquire any shares of capital stock to the extent that such acceleration of vesting does not occur automatically under the terms of the Company Plans as in effect on the date hereof or entered into following the date hereof in accordance with this Section 5.1(a)(ii) or 5.1(a)(ix) below; provided, however, that (1) (A) to the extent expressly required under any Company Plan or (B) in the ordinary course of business consistent with past practice, the Company may grant to employees of the Company or any of its Subsidiaries Company Equity Awards, which for the avoidance of doubt shall be in the form and contain the terms of such awards used in the ordinary course for these purposes, and which Company Stock Options shall have an exercise price not less than the fair market value of the Company Common Stock covered by such Company Stock Options determined as of the date of the grant of such Company Stock Options), under the Incentive Plans; and (2) the Company may, in the ordinary course of business consistent with past practice, grant to any non-employee director Company Equity Awards in an amount that the Company, in its most recent proxy statement filed prior to the date of this Agreement, stated are granted to each outside director annually.
(iii) No Dispositions. Except as set forth on Section 5.1(a)(iii) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, sell, pledge, dispose of, transfer, lease, license, or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, or encumbrance of, any tangible or intangible property or tangible or intangible assets of the Company or any of its Subsidiaries, in either case which is material to the Company and its Subsidiaries, except (A) in the ordinary course of business consistent with past practice on arms-length terms and in an amount not to exceed $3 million in the aggregate or (B) to the Company or a wholly owned Subsidiary of the Company;
(iv) No Acquisitions. Except as set forth in Section 5.1(a)(iv) of the Company Disclosure Letter, and except for the dissolution or reorganization of single purpose production, development and financing Subsidiaries in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any of its Subsidiaries to, (A) acquire or agree to acquire, by merger, consolidation or otherwise, or by purchasing a substantial equity interest in, or a substantial portion of, the assets of any corporation, partnership, association or other business organization or division thereof having assets or businesses with a fair market value in excess of  $5 million in the aggregate or (B) merge or consolidate with any other Person or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger and the dissolution, reorganization or other similar activities in connection with single-purpose development, production and financing Subsidiaries in the ordinary course of business consistent with past practice), except, in the case of clause (A), that the Company and its Subsidiaries may acquire rights in Intellectual Property (including Exploitation rights in accordance with existing Contracts) from third parties in the ordinary course of business consistent with past practice; provided that (x) the aggregate amount to be paid for any such rights in Intellectual Property shall not exceed $5 million, (y) the Company shall reasonably and meaningfully consult with Parent prior to acquisitions of any rights in Intellectual Property that exceed $3 million, individually; and in the case of clause (B), that a wholly owned Subsidiary of the Company may merge with a wholly owned Subsidiary of the Company, and (z) for the avoidance of doubt, the Company and its Subsidiaries shall not take any action pursuant to this Section 5.1(a)(iv) that would constitute a breach of Section 5.1(a)(vi);
(v) Dividends; Changes in Stock. Except as set forth on Section 5.1(a)(v) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose and commit to, (A) declare, set aside, make or pay any dividend or make any other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of the Company (other than any dividend or distribution by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company) or enter into any voting agreement with respect to the capital stock of the Company, other than (x) the Principal Company Stockholders Voting Agreement and (y) the Principal Parent Stockholder Voting Agreements, (B) reclassify, combine, split or subdivide any capital stock of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or (C) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other equity interests of the Company or any of its Subsidiaries (other than in connection with the exercise, settlement or vesting of any Company Equity Awards);
(vi) Television Production and Distribution. The Company shall not, and shall not permit any of its Subsidiaries to, (A) “green light” any television series, (B) commit to the acquisition, development or financing of any television series or (C) enter into or commit to enter into any agreement providing for the exhibition, release, reproduction, performance, display, broadcast, telecast, distribution, co-ownership, co-production, co-financing or co-branding of any television series produced or to be produced by the Company or its Subsidiaries, except to the extent the taking of any actions prohibited by this Section 5.1(a)(vi) does not create outstanding obligations (including talent deals and such other contingent or future payments or commitments) in excess of  (x) for the year ending December 31, 2016, the aggregate amount set forth in the Company Budget for “Investment in Films and Television Programs” plus an additional 10% of such amount (the “2016 Production Cap”) and (y) for the year ending December 31, 2017, the 2016 Production Cap plus any applicable amounts of the amount set forth in clause (x) that were unspent as of January 1, 2017 (the “2017 Production Cap”); provided that the Company shall reasonably and meaningfully consult with Parent prior to taking any action described in this Section 5.1(a)(vi) that, for actions taken during the year ending December 31, 2016, is within the 2016 Production Cap and, for actions taken during the year ending December 31, 2017, is within the 2017 Production Cap;
(vii) Investments; Indebtedness. Except (x) as set forth on Section 5.1(a)(vii) of the Company Disclosure Letter, (y) limited recourse production financings in the ordinary course of business and consistent with past practice in connection with the development, production and/or Exploitation of Films or (z) loans or advances as contractually required by that certain License Agreement, dated as of December 21, 2010, as amended December 4, 2014 and February 1, 2016, by and between Anchor Bay and the Weinstein Company (provided that, in the case of this clause (z), the Company shall have reasonably and meaningfully consulted with Parent prior to making any such loan or advance to the extent such loan or advance is not on its face required by the terms of such agreement), the Company shall not, and shall not permit any of its Subsidiaries to, or otherwise agree to, (A) make any loans, advances or capital contributions to, or investments in, any other Person, other than investments by the Company or a wholly owned Subsidiary of the Company to or in any wholly owned Subsidiary of the Company, (B) incur, assume or modify any Indebtedness, except for the incurrence of Indebtedness under the Credit Agreement, dated as of April 20, 2015, among the Company, as the borrower, The Bank of Nova Scotia, as the administrative agent, and the other parties thereto (as amended prior to the date hereof, the “Company Credit Agreement”) not in excess of  $5 million in the aggregate, or (C) assume, guarantee, endorse or otherwise become liable or responsible (directly or contingently) for the debt securities, Indebtedness or other obligations of another Person (other than a guaranty by the Company or one of its Subsidiaries on behalf of the Company or one of its Subsidiaries to the extent required by the existing Indebtedness of the Company or such Subsidiary as in effect on the date hereof and excluding guarantees of production that are reflected in production budgets);
(viii) Material Contracts. Except as otherwise set forth in this Agreement or in Section 5.1(a)(viii) of the Company Disclosure Letter , the Company shall not, and shall not permit any of its Subsidiaries to, (A) other than in the ordinary course of business consistent with past practice (provided that the foregoing exception for ordinary course conduct shall not apply to any Material Affiliation Contract) (x) materially amend, cancel, terminate or extend any Company Material Contract, (y) waive, release or assign, in any respect, any rights or obligations under any Company Material Contract or (z) enter into any Contract which would have been a Material Contract if entered into prior to the date hereof, or (B) cause, permit or otherwise allow any Material Affiliation Contract which would expire or terminate pursuant to its terms prior to the Closing to terminate or expire, or amend or extend any such Material Affiliation Contract, without first giving Parent reasonable notice upon the earlier of (x) commencement of negotiation with respect to any amendment or extensions thereof or (y) sixty (60) days prior to such expiration or termination and, in each case, reasonably and meaningfully consulting with Parent on all actions to be taken with respect to such Material Affiliation Contract, including any amendments, cancellations, terminations, or extensions thereof; provided that, for the avoidance of doubt, in the case of clause (B), in no event shall Parent’s consent be required for any actions taken with respect to any such Material Affiliation Contract;
(ix) Benefits Changes. Except (x) as set forth on Section 5.1(a)(ix)-1 of the Company Disclosure Letter, (y) as required by any Company Plan listed on Section 3.15(a) of the Company Disclosure Letter or (z) as required by any Company Plan entered into following the date hereof as permitted by the terms of this Section 5.1(a)(ix), the Company shall not, and shall not permit any of its Subsidiaries to, (A) increase the compensation or benefits of, or make any loans to, any director, officer, employee, consultant or other service provider or increase the compensation expense of the Company and its Subsidiaries, except for (1) annual merit-based and promotion-based base pay increases for employees of the Company and its Subsidiaries who are non-executive officers in the ordinary course of business consistent with past practice that do not exceed five percent (5%) in the aggregate and (2) customary year-end bonus awards granted in the ordinary course of business consistent with past practice, in accordance with Company Plans, subject to the limitations set forth on Section 5.1(a)(ix)-2 of the Company Disclosure Letter, (B) establish, adopt, or enter into any new, collective bargaining, bonus, pension, other retirement, deferred compensation, equity compensation, change in control, severance, retention or other compensation or benefit agreement, plan or arrangement for the benefit of any current or former director, officer, employee, consultant or other service provider, (C) amend, other than in immaterial respects that do not increase the benefits or the annual cost of providing benefits under, any existing Company Plan, except as may be required to comply with applicable Laws, (D) accelerate the payment of compensation or benefits to any director, officer, employee, consultant or other service provider, except as required (without discretion) pursuant to the terms of the Company Plans (except for any acceleration of Company Equity Awards in connection with the cessation of any Person’s employment with the Company or any of its Subsidiaries (other than any Person who is a “named executive officer” as described in the Company’s proxy statement for the 2015 annual meeting of stockholders) to the extent that such acceleration is not inconsistent with ordinary course past practice), (E) hire any new officer, employee, consultant or other service provider; provided that the Company shall be permitted to (1) hire employees with an annual base salary below $200,000 in the ordinary course of business consistent with past practice and (2) take the actions as set forth on Section 5.1(a)(ix)-3 of the Company Disclosure Letter; or (F) terminate any employee or officer of the Company or any of its Subsidiaries other than for “just cause” (as determined in the ordinary course of business consistent with past practices) (except as set forth on Section 5.1(a)(ix)-3 of the Company Disclosure Letter); provided, however, that nothing in this Section 5.1(a)(ix) shall prohibit (x) the Company from adopting a retention plan on terms set forth on Section 5.1(a)(ix)-4 of the Company Disclosure Letter or (y) the Company or any of its Subsidiaries from entering into Contracts with talent and/or other production personnel in the ordinary course consistent with past practice; provided that the Company shall reasonably and meaningfully consult with Parent prior to entering into any Contract with talent and/or production personnel that constitutes an overhead deal that would result in annual overhead expenses less than or equal to $250,000 individually, or $1 million in the aggregate, and except as set forth on Section 5.1(a)(ix)-5 of the Company Disclosure Letter, any such Contracts in excess of such amounts shall require Parent’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed);
(x) Accounting Matters. The Company shall not materially change its method of accounting, except (A) as required by changes in GAAP or Regulation S-X under the Exchange Act, or (B) as may be required by a change in applicable Law;
(xi) Tax Matters. Except as required by applicable Law or in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any of its Subsidiaries to, (A) make, change or revoke any material Tax election, (B) amend any material Tax Return other than the Tax Returns set forth in Section 5.1(a)(xi) of the Company Disclosure Letter, (C) enter into any closing agreement with any Tax Authority, (D) settle or compromise any material Tax Liability or any Tax claim, audit, investigation or other proceeding with respect to a material amount of Taxes, (E) surrender any right to claim a material refund of Taxes, (F) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries, or (G) change any Tax accounting period or any material method of Tax accounting;
(xii) Capital Expenditures. The Company shall not, and shall not permit any of its Subsidiaries to, authorize, or enter into any commitment for, any capital expenditures with respect to tangible property or real property other than any capital expenditure that is made in the ordinary course of business consistent with past practice; provided that the aggregate amount of all such capital expenditures shall not exceed (A) for the year ending December 31, 2016, the aggregate amount of capital expenditures set forth in the Company Budget plus an additional 10% of such amount (the “2016 Capex Cap”), and (B) for the year ending December 31, 2017, the 2016 Capex Cap plus an additional 5% of such amount;
(xiii) Discharge of Liabilities. Except as contemplated by Section 5.13, the Company shall not, and shall not permit any of its Subsidiaries to, pay, discharge, settle or satisfy any Actions or Liabilities or consent to the entry of any Order, other than any payment, discharge, settlement, satisfaction or consent with respect to Actions or Liabilities unrelated to any Company Intellectual Property in the ordinary course of business consistent with past practice where the amounts paid or to be paid are in an amount less than $10 million in the aggregate;
(xiv) Transactions with Affiliates. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreement or arrangement with an Affiliate or any Specified Company Affiliate, other than any (A) immaterial Contracts entered into in the ordinary course of business consistent with past practice, and (B) such Contract solely between or among the Company and/or its wholly owned Subsidiaries;
(xv) Certain Actions. The Company shall not, and shall cause each of its Subsidiaries not to, take any action, or omit to take any action, if such action or omission would reasonably be expected to prevent, materially delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement;
(xvi) Line of Business. The Company shall not, and shall not permit its Subsidiaries to, enter into any material line of business other than the lines of business in which the Company and its Subsidiaries is currently engaged as of the date of this Agreement;

(xvii) Insurance. The Company shall not permit any insurance policy or arrangement naming or providing for it as a beneficiary or a loss payable payee (other than ordinary course production policies that expire in accordance with their terms and the liability for which is covered by other insurance policies or arrangements of the Company without any impairment to the terms of coverage) to be canceled or terminated (unless such policy or arrangement is canceled or terminated in the ordinary course of business consistent with past practice and concurrently replaced with a policy or arrangement with substantially similar coverage) or materially impaired; or
(xviii) General. The Company shall not, and shall not permit any of its Subsidiaries to, authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.
(b) Conduct of Business of Parent. From the date hereof until the Effective Time, except (x) as required or contemplated by this Agreement or (y) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent will, and will cause each of its Subsidiaries to, (A) conduct its business in the ordinary course of business consistent with past practice and (B) use its reasonable best efforts to preserve intact its business organization and goodwill and relationships with customers, suppliers, licensors, licensees, distributors and other third parties and to keep available the services of its current officers and employees. In addition to and without limiting the generality of the foregoing, from the date hereof until the Effective Time, except (1) as required or contemplated by this Agreement or (2) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned):
(i) Governing Documents. Parent shall not amend or propose to amend its Notice of Articles and Articles or adopt bylaws or similar organizational or governance documents, and shall cause each of its Subsidiaries not to amend or propose to amend its certificate of incorporation or bylaws or similar organizational or governance documents;
(ii) Certain Actions. Parent shall not, and shall cause each of its Subsidiaries not to, take any action, or omit to take any action, if such action or omission would reasonably be expected to prevent, materially delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement;
(iii) Issuance of Securities. Parent shall not, and shall not permit any of its Subsidiaries to, (A) authorize for issuance, issue, deliver, sell, pledge, dispose of, grant, encumber or transfer or agree or commit to issue, deliver, sell, pledge, dispose of, grant, encumber or transfer any shares of any class of capital stock of or other equity interest in Parent or any of its Subsidiaries or securities convertible into or exchangeable for, or any options, warrants, or other rights of any kind to acquire, any shares of any class or series of such capital stock, or any other equity interest or any other securities of Parent or any of its Subsidiaries, other than (i) the issuance of Parent Common Stock issuable pursuant to restricted stock units, stock appreciation rights or stock options under Parent’s equity incentive plans and outstanding as of the date of this Agreement or granted following the date hereof in the ordinary course of business consistent with past practice, provided that such awards shall be in the form and terms used in the ordinary course of business for these purposes and any such options shall have an exercise price not less than the fair market value of the Parent Common Stock covered by such options determined as of the time of the grant of such options, (ii) pledges, encumbrances or transfers in order to secure indebtedness of Parent or any Subsidiary thereof in accordance with the terms thereof, (iii) issuances, sales and transfers to Parent or any of its Subsidiaries, (iv) issuances of up to $150 million of Parent Common Stock in connection with the acquisition, by merger, consolidation or otherwise, or purchase of a substantial equity interest in, or a substantial portion of, the assets of any corporation, partnership, association or other business organization or division thereof, and (v) issuances in connection with preemptive rights pursuant to the Investor Rights Agreement, dated as of November 10, 2015, by and among MHR Fund Management, LLC, Liberty Global Incorporated Limited, Discovery Lightning Investments Ltd., Lions Gate Entertainment Corp., Liberty Global plc, Discovery Communications, Inc. and the Mammoth Funds, or (B) enter into any amendment of any term of any of its outstanding securities or (C) accelerate the vesting of any options, warrants or other rights of any kind to acquire any shares of capital stock to the extent that such acceleration of vesting does not occur automatically under the terms of any such interests or plans governing such interests

(other than any acceleration in connection with the cessation of any Person’s employment with Parent or any of its Subsidiaries, to the extent that such acceleration is effected in the ordinary course of business consistent with past practice); provided that intercompany loans and issuances of securities by Parent or any of its wholly owned Subsidiaries to Parent or any of its wholly owned Subsidiaries shall not be subject to this Section 5.1(b)(iii);
(iv) Dividends; Changes in Stock. Except as set forth on Section 5.1(b)(iv) of the Parent Disclosure Letter, Parent shall not, and shall not permit any of its Subsidiaries to, and shall not propose and commit to, (A) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of Parent (other than any dividend or distribution by a wholly owned Subsidiary of Parent to Parent or another wholly owned Subsidiary of Parent) or enter into any voting agreement with respect to the capital stock of Parent, other than the Parent Stockholder Agreement, (B) reclassify, combine, split or subdivide any capital stock of Parent (including in connection with a rights offering) or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or (C) redeem, purchase or otherwise acquire, directly or indirectly, or modify or amend, any capital stock or other equity interests of Parent or any of its Subsidiaries (other than in connection with the exercise, settlement or vesting of any equity awards of Parent);
(v) Accounting Matters. Parent shall not change its method of accounting, except (A) as required by changes in GAAP or Regulation S-X under the Exchange Act, or (B) as may be required by a change in applicable Law;
(vi) Dissolution. Parent shall not authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution of Parent;
(vii) Line of Business. Parent shall not, and shall not permit its Subsidiaries to, enter into any material line of business other than the lines of business in which Parent and its Subsidiaries is currently engaged as of the date of this Agreement; or
(viii) General. Parent shall not, and shall not permit any of its Subsidiaries to, authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.
Section 5.2    No Solicitation by Company.
(a) Alternative Company Transaction. The Company will, and will cause each of its Subsidiaries and each of the directors, officers, employees and Representatives of the Company and its Subsidiaries to immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person with respect to any Alternative Company Transaction Proposal and will enforce and, except as otherwise prohibited by applicable Law, will not waive any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which the Company or any of its Subsidiaries is a party relating to any such Alternative Company Transaction Proposal. The Company will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Alternative Company Transaction Proposal to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries. The Company shall not, and shall cause its Subsidiaries and each of the directors, officers and employees of the Company and its Subsidiaries not to, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate (including by way of furnishing information), induce or encourage any inquiries or the making of any proposal or offer (including any proposal or offer to the Company Stockholders) that constitutes or would reasonably be expected to lead to an Alternative Company Transaction Proposal, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Company Transaction Proposal, except as provided herein.
(b) Superior Company Proposal. Notwithstanding anything to the contrary contained in Section 5.2(a) or elsewhere in this Agreement, in the event that the Company receives after the date of this Agreement and prior to obtaining the Company Stockholder Approval, a bona fide written Alternative Company Transaction Proposal which did not result from a breach of this Section 5.2 and which the Board of

Directors of the Company determines (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) to be, or to be reasonably likely to lead to, a Superior Company Proposal, and that failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable Law, the Company may then take the following actions:
(i) Furnish any nonpublic information with respect to the Company and its Subsidiaries to the Person or group (and their respective Representatives) making such Alternative Company Transaction Proposal; provided that prior to furnishing any such information, it receives from such Person or group an executed confidentiality agreement containing terms at least as restrictive in all matters as the terms contained in the Confidentiality Agreement, dated as of June 27, 2014, between the Company and Parent (as amended, the “Confidentiality Agreement”); and
(ii) Following any discussions regarding, and the execution of, the confidentiality agreement referenced in the foregoing clause (i), engage in further discussions or negotiations with such Person or group (and their Representatives) with respect to such Alternative Company Transaction Proposal.
(c) Notification. In addition to the obligations of the Company set forth in Sections 5.2(a), (b) and (d) hereof, as promptly as practicable (and in any event within twenty-four (24) hours) after receipt of any Alternative Company Transaction Proposal, the Company shall provide Parent with an initial written notice of such Alternative Company Transaction Proposal. In addition, the Company shall provide Parent as promptly as practicable (and in any event within forty-eight (48) hours) with all information provided pursuant to Section 5.2(b)(i) and all other information as is reasonably necessary to keep Parent reasonably currently informed of all written or material oral communications regarding, and the status of any such Alternative Company Transaction Proposal and any related discussions or negotiations.
(d) Change of Recommendation; Termination. Neither the Board of Directors of the Company nor any committee thereof shall, directly or indirectly, (i) (A) withdraw or qualify (or amend or modify in a manner adverse to Parent in any material respect) or publicly propose to withdraw or qualify (or amend or modify in a manner adverse to Parent in any material respect), the approval, recommendation or declaration of advisability by such Board of Directors of this Agreement or such committee thereof, or the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Company Transaction Proposal, including by, in the case of a tender or exchange offer, failing to promptly recommend rejection of such offer (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (a “Company Acquisition Agreement”) (A) constituting, or relating to, any Alternative Company Transaction Proposal or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this Section 5.2(d) or in any other provision of this Agreement, at any time prior to obtaining the Company Stockholder Approval, (x) solely in response to a Company Intervening Event or Superior Company Proposal, the Board of Directors of the Company may make a Company Adverse Recommendation Change and (y) solely in response to a Superior Company Proposal, the Board of Directors of the Company may terminate this Agreement pursuant to Section 7.1(c)(i) and substantially concurrently enter into a Company Acquisition Agreement, if, in the case of either clause (x) or (y), as applicable, all of the following conditions are met:
(i) in the case of a Superior Company Proposal, such Superior Company Proposal has been made and has not been withdrawn and continues to be a Superior Company Proposal;
(ii) the Company Stockholder Approval has not been obtained;
(iii) the Board of Directors of the Company has determined in good faith, after consultation with its outside legal counsel, that, in light of such Company Intervening Event or Superior Company Proposal, the failure to make a Company Adverse Recommendation Change or, solely in response to a Superior Company Proposal, terminate this Agreement and enter into a Company Acquisition Agreement, would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law;

(iv) the Company has (A) provided to Parent four (4) Business Days’ prior written notice (the “Company Notice Period”) which shall state expressly (1) that it has received a Superior Company Proposal or that there has been a Company Intervening Event, (2) in the case of a Superior Company Proposal, the material terms and conditions of the Superior Company Proposal (including the per share value of the consideration offered therein and the identity of the Person or group of Persons making the Superior Company Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the Person or group of Persons making such Superior Company Proposal and other material documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Company Proposal shall require a new notice, provided that the Company Notice Period in connection with any such new notice shall be three (3) Business Days) and (3) that it intends to make a Company Adverse Recommendation Change or, solely in response to a Company Superior Proposal, terminate this Agreement and enter into a Company Acquisition Agreement, and specifying, in reasonable detail, the reasons therefor, and (B) prior to making a Company Adverse Recommendation Change or terminating this Agreement, as applicable, to the extent requested by Parent, engaged in good faith negotiations with Parent during the Company Notice Period to amend this Agreement, and, after such negotiations, the Board of Directors of the Company again makes the determination described in Section 5.2(d)(iii); and
(v) the Company shall have complied with Section 5.2 in all material respects.
(e) Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any “stop look and listen” communication to its stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act; provided that in no event shall the Company or its Board of Directors take, or agree or resolve to take, any action prohibited by this Section 5.2. For the avoidance of doubt, if any disclosure or other action pursuant to clause (i) of this Section 5.2(e) includes a Company Adverse Recommendation Change, it shall be deemed to be a Company Adverse Recommendation Change for all purposes under this Agreement.
Section 5.3    No Solicitation by Parent.
(a) Alternative Parent Transaction. Parent will, and will cause each of its Subsidiaries and each of the directors, officers, employees and Representatives of Parent and its Subsidiaries to immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person with respect to any Alternative Parent Transaction Proposal and will enforce and, except as otherwise prohibited by applicable Law, will not waive any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which Parent or any of its Subsidiaries is a party relating to any such Alternative Parent Transaction Proposal. Parent will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Alternative Parent Transaction Proposal to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of Parent or any of its Subsidiaries. Parent shall not, and shall cause its Subsidiaries and each of the directors, officers and employees of Parent and its Subsidiaries not to, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate (including by way of furnishing information), induce or encourage any inquiries or the making of any proposal or offer (including any proposal or offer to the Parent Stockholders) that constitutes or would reasonably be expected to lead to an Alternative Parent Transaction Proposal, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Parent Transaction Proposal, except as provided herein.
(b) Superior Parent Proposal. Notwithstanding anything to the contrary contained in Section 5.3(a) or elsewhere in this Agreement, in the event that Parent receives after the date of this Agreement and prior to obtaining the Parent Stockholder Approvals, a bona fide written Alternative Parent Transaction Proposal which did not result from a breach of this Section 5.3 and which the Board of Directors of Parent determines (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) to be, or to be reasonably likely to lead to, a Superior Parent Proposal, and that failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable Law, Parent may then take the following actions:
(i) Furnish any nonpublic information with respect to Parent and its Subsidiaries to the Person or group (and their respective Representatives) making such Alternative Parent Transaction Proposal; provided that prior to furnishing any such information, it receives from such Person or group an executed confidentiality agreement containing terms at least as restrictive in all matters as the terms contained in the Confidentiality Agreement; and
(ii) Following any discussions regarding, and the execution of, the confidentiality agreement referenced in the foregoing clause (i), engage in further discussions or negotiations with such Person or group (and their Representatives) with respect to such Alternative Parent Transaction Proposal.
(c) Notification. In addition to the obligations of Parent set forth in Sections 5.3(a), (b) and (d) hereof, as promptly as practicable (and in any event within twenty-four (24) hours) after receipt of any Alternative Parent Transaction Proposal, Parent shall provide the Company with an initial written notice of such Alternative Parent Transaction Proposal. In addition, Parent shall provide the Company as promptly as practicable (and in any event within forty-eight (48) hours) with all information provided pursuant to Section 5.3(b)(i) and all other information as is reasonably necessary to keep the Company reasonably currently informed of all written or material oral communications regarding, and the status of any such Alternative Parent Transaction Proposal and any related discussions or negotiations.
(d) Change of Recommendation. Neither the Board of Directors of Parent nor any committee thereof shall, directly or indirectly, (i) (A) withdraw or qualify (or amend or modify in a manner adverse to the Company in any material respect) or publicly propose to withdraw or qualify (or amend or modify in a manner adverse to the Company in any material respect), its approval and recommendation that stockholders vote in favor of the Stock Issuance, the Parent Common Stock Reorganization and the Parent Common Stock Exchange or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Parent Transaction Proposal, including by, in the case of a tender or exchange offer, failing to promptly recommend rejection of such offer (any action described in this clause (i) being referred to as a “Parent Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow Parent or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (a “Parent Acquisition Agreement”) (A) constituting, or relating to, any Alternative Parent Transaction Proposal or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this Section 5.3(d) or in any other provision of this Agreement, at any time prior to obtaining the Parent Stockholder Approvals, but solely in response to a Parent Intervening Event or Superior Parent Proposal, the Board of Directors of Parent may make a Parent Adverse Recommendation Change if and only if all of the following conditions are met:
(i) in the case of a Superior Parent Proposal, such Superior Parent Proposal has been made and has not been withdrawn and continues to be a Superior Parent Proposal;
(ii) the Parent Stockholder Approvals have not been obtained;
(iii) the Board of Directors of Parent has determined in good faith, after consultation with its outside legal counsel, that, in light of such Parent Intervening Event or Superior Parent Proposal, the failure to make a Parent Adverse Recommendation Change would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law;
(iv) Parent has (A) provided to the Company four (4) Business Days’ prior written notice (the “Parent Notice Period”) which shall state expressly (1) that it has received a Superior Parent Proposal or that there has been a Parent Intervening Event, (2) in the case of a Superior Parent Proposal, the material terms and conditions of the Superior Parent Proposal (including the per share value of the consideration offered therein and the identity of the Person or group of Persons making the Superior

Parent Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the Person or group of Persons making such Superior Parent Proposal and other material documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Parent Proposal shall require a new notice, provided that the Parent Notice Period in connection with any such new notice shall be three (3) Business Days) and (3) that it intends to make a Parent Adverse Recommendation Change and specifying, in reasonable detail, the reasons therefor, and (B) prior to making a Parent Adverse Recommendation Change, to the extent requested by the Company, engaged in good faith negotiations with the Company during the Parent Notice Period to amend this Agreement, and, after such negotiations, the Board of Directors of Parent again makes the determination described in Section 5.3(d)(iii); and
(v) Parent shall have complied with Section 5.3 in all material respects.
(e) Tender Offer Rules. Nothing contained in this Agreement shall prohibit Parent or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any “stop look and listen” communication to its stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act; provided that in no event shall Parent or its Board of Directors take, or agree or resolve to take, any action prohibited by this Section 5.3. For the avoidance of doubt, if any disclosure or other action pursuant to clause (i) of this Section 5.3(e) includes a Parent Adverse Recommendation Change, it shall be deemed to be a Parent Adverse Recommendation Change for all purposes under this Agreement.
Section 5.4    Preparation of SEC Documents; Stockholders’ Meetings.
(a) Registration Statement and Prospectus.
(i) As promptly as practicable following the date hereof, and in any event within thirty (30) Business Days following the date of this Agreement, Parent and the Company shall prepare, and Parent shall file with the SEC, the Registration Statement, in which the Proxy Statement will be included. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC and applicable Canadian securities laws, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Proxy Statement and the Registration Statement. The Company will cause the Proxy Statement to be mailed to Company Stockholders and Parent will cause the Proxy Statement to be mailed to Parent Stockholders in each case promptly after the Registration Statement is declared effective under the Securities Act.
(ii) All filings by the Company or Parent with the SEC in connection with the transactions contemplated hereby and all mailings to the Company Stockholders or the Parent Stockholders in connection with the Merger and transactions contemplated by this Agreement shall be subject to the prior review and comment by the other party.
(iii) Each of Parent and the Company shall (A) as promptly as practicable notify the other of (1) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Proxy Statement or the Registration Statement (including the time when the Registration Statement becomes effective and the issuance of any stop order or suspension of qualifications of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction) and (2) any request by the SEC for any amendment or supplements to the Proxy Statement or the Registration Statement or for additional information with respect thereto and (B) supply each other with copies of  (1) all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement, the Registration Statement or the Merger and (2) all Orders of the SEC relating to the Registration Statement.
(iv) Each of Parent and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Company Stockholders and at the time of the meeting of Company Stockholders (the “Company Stockholders’ Meeting”), and at the date it is first mailed to the Parent Stockholders and at the time of the meeting of Parent Stockholders (the “Parent Stockholders’ Meeting”) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(v) If at any time prior to the Effective Time any information relating to the Company, Parent or Merger Sub or any of their respective Affiliates, directors or officers, or any Specified Company Affiliate or any Specified Parent Affiliate is discovered by the Company, Parent or Merger Sub, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Company Stockholders.
(b) The Company shall duly give notice of, convene and hold the Company Stockholders’ Meeting as promptly as practicable following the date the Registration Statement is declared effective under the Securities Act, for the purpose of seeking the Company Stockholder Approval and shall, subject to Section 5.2(d), (i) recommend to its stockholders the adoption of this Agreement and include in the Proxy Statement such recommendation and (ii) use its reasonable best efforts to solicit such adoption and obtain the Company Stockholder Approval. Once the Company Stockholders’ Meeting has been called and noticed, the Company shall not adjourn or postpone the Company Stockholders’ Meeting without the consent of Parent other than (x) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the adoption of this Agreement, or (y) if, as of the time for which the Company Stockholders’ Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting; provided that in the case of either clause (x) or (y), the Company Stockholders’ Meeting shall only be adjourned or postponed for a minimum period of time reasonable under the circumstances (it being understood that any such adjournment or postponement shall not affect the Company’s obligation to hold the Company Stockholders’ Meeting as aforesaid). The Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with applicable Law, the rules of NASDAQ and the Company Charter and the Company Bylaws. Without limiting the generality of the foregoing, the Company’s obligations pursuant to this Section 5.4(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Company Transaction Proposal or by a Company Adverse Recommendation Change, unless this Agreement has been terminated in accordance with Section 7.1(c)(i).
(c) Except to the extent expressly permitted by Section 5.2(d), (i) the Board of Directors of the Company shall recommend that its stockholders vote in favor of the adoption of this Agreement at the Company Stockholders’ Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company Stockholders vote in favor of adoption of this Agreement at the Company Stockholders’ Meeting and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of its Board of Directors that Company Stockholders vote in favor of the adoption of this Agreement.
(d) Parent shall duly give notice of, convene and hold the Parent Stockholders’ Meeting as promptly as practicable following the date the Registration Statement is declared effective under the Securities Act, for the purpose of seeking the Parent Stockholder Approvals and shall, subject to Section 5.3(d),

(i) recommend to its stockholders that they vote in favor of the Parent Common Stock Reorganization, the Parent Common Stock Exchange and the Stock Issuance and include in the Proxy Statement such recommendation and (ii) use its reasonable best efforts to solicit such approval and obtain the Parent Stockholder Approvals. Once the Parent Stockholders’ Meeting has been called and noticed, Parent shall not adjourn or postpone the Parent Stockholders’ Meeting without the consent of the Company other than (x) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the approval of the Parent Common Stock Reorganization, the Parent Common Stock Exchange and the Stock Issuance, or (y) if, as of the time for which the Parent Stockholders’ Meeting is originally scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting; provided that in the case of either clause (x) or (y), the Parent Stockholders’ Meeting shall only be adjourned or postponed for a minimum period of time reasonable under the circumstances (it being understood that any such adjournment or postponement shall not affect Parent’s obligation to hold the Parent Stockholders’ Meeting as aforesaid). Parent shall ensure that the Parent Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with applicable Law, the rules of NYSE and the Notice of Articles and Articles of Parent. Without limiting the generality of the foregoing, Parent’s obligations pursuant to this Section 5.4(d) shall not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Alternative Parent Transaction Proposal or by a Parent Adverse Recommendation Change. Parent further acknowledges and agrees that the approval of the Parent Common Stock Reorganization, the Parent Common Stock Exchange and the Stock Issuance shall not be conditioned on the approval of the transactions contemplated by the Exchange Agreement, or vice versa, regardless of whether such transactions are submitted for the approval of stockholders at the Parent Stockholders’ Meeting.
(e) Except to the extent expressly permitted by Section 5.3(d), (i) the Board of Directors of Parent shall recommend that its stockholders vote in favor of the Parent Common Stock Reorganization, the Parent Common Stock Exchange and the Stock Issuance, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Parent has recommended that the Parent Stockholders vote in favor of the Parent Common Stock Reorganization, the Parent Common Stock Exchange and the Stock Issuance and (iii) neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the Company, the recommendation of its Board of Directors that Parent Stockholders vote in favor of the Parent Common Stock Reorganization, the Parent Common Stock Exchange and the Stock Issuance.
(f) The Company and Parent shall use their reasonable best efforts to hold the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting on the same date, provided that, to the extent the Company Stockholders’ Meeting is delayed as a result of a pending Action, Parent shall proceed to hold the Parent Stockholders’ Meeting as soon as practicable.
Section 5.5    Access to Information; Confidentiality.
(a) Access to Information. Upon reasonable prior notice and subject to applicable Law, from the date hereof until the Effective Time, the parties shall, and shall cause each of their Subsidiaries and each of their and their Subsidiaries’ officers, directors and employees to, and shall use its reasonable best efforts to cause its Representatives to, afford in the case of  (x) Parent, the Company, and (y) the Company, Parent, and each of its respective officers, directors, employees and Representatives, following notice from the examining party in accordance with this Section 5.5, reasonable access during normal business hours to officers, employees, agents, properties, offices and other facilities, books and records of each of it and its Subsidiaries, and all other financial, operating and other data and information as shall be reasonably requested and, during such period shall furnish, and shall cause to be furnished, as promptly as reasonably practicable, a copy of each report, schedule and other document filed or received pursuant to the requirements of the federal securities laws or a Governmental Authority, except, with respect to examination reports, as may be restricted by applicable Law. Notwithstanding the foregoing, no party shall be obligated to disclose any information that, in its reasonable judgment, (i) it is not legally permitted to disclose or the disclosure of which would contravene any applicable Law or Order or (ii) the disclosure of which would be reasonably likely to cause the loss or waiver of any attorney-client or other legal privilege or trade secret protection (provided that such party will use its reasonable best efforts to provide such disclosure in a manner that would not have the effects described in the foregoing (i) and (ii)). The examining party shall be entitled to have Representatives present at all times during any such inspection. No investigation pursuant to this Section 5.5 or information provided, made available or delivered pursuant to this Section 5.5 or otherwise shall affect any representations or warranties or conditions or rights contained in this Agreement.
(b) Limitations. Each of the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.5 or 5.6 as “outside counsel only.” Such material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel.
(c) Confidentiality. All information and materials provided pursuant to this Agreement will be subject to the provisions of the Confidentiality Agreement, which will remain in full force and effect in accordance with its terms. Subject to Section 5.6, nothing in this Agreement or the Confidentiality Agreement shall prevent or prohibit Parent from discussing the transactions contemplated by this Agreement with the Cultural Sector Investment Review Division of Canadian Heritage.
Section 5.6    Reasonable Best Efforts.
(a) Governmental and Third Party Approvals. Each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (i) preparing and filing as soon as practicable after the date hereof all forms, registrations and notices required to be filed prior to the Closing to consummate the transactions contemplated by this Agreement and the taking of such actions as are reasonably necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by any Governmental Authority or other third party required to be obtained prior to the Closing, including filings pursuant to the HSR Act, FCC requirements or as required by any other Governmental Authority relating to antitrust, competition, trade, pre-merger notification or other regulatory matters, (ii) obtaining all necessary consents, approvals, authorizations or waivers from, and providing notices to, third parties, including providing any further information as may be required by such third party; provided, however, that no consent of any third party (excluding Government Authorities) shall be a condition to the closing of the transactions contemplated by this Agreement pursuant to Article VI, (iii) the defending of any Actions challenging this Agreement or the consummation of the Merger, including seeking to have vacated or reversed any Order that would restrain, prevent or delay the Closing and (iv) the execution and delivery of any additional instruments required by applicable Law necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement. Each of the parties hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. In addition, each of the parties hereto shall consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any third party or any other information supplied by such party to a third party in connection with this Agreement and the transactions contemplated by this Agreement.
(b) Notification. Each of the Company and Parent shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby. In that regard, each party shall without limitation use its reasonable best efforts to: (i) promptly notify the other of, and if in writing, furnish the other with copies of  (or, in the case of material oral communications, advise the other orally of) any material communications from or with any Governmental Authority or other third party with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority or other third party with respect to the Merger or any of the other transactions contemplated by this Agreement, (iii) to the extent reasonably practical, not participate in any meeting or teleconference with

(A) any Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement and (B) any third party (excluding Governmental Authorities) with respect to any material consent, approval or waiver in connection with the Merger or any of the other transactions contemplated by this Agreement, in each case, unless it consults with the other in advance and, to the extent permitted by such Governmental Authority or other third party, as applicable, gives the other the opportunity to attend and participate thereat, and (iv) furnish the other with such necessary information and reasonable assistance as the Company or Parent, as applicable, may reasonably request in connection with its preparation of necessary filings or submissions of information to any such third party. For the avoidance of doubt, the Company’s counsel for purposes of this Section 5.6(b) shall be deemed to be Baker Botts L.L.P., irrespective of any joint representation of the Company and Parent by any firm before any Governmental Authority.
(c) No Divestitures. In furtherance of the covenants set forth in Section 5.6(a), if any objections are asserted with respect to the transactions contemplated hereby under any domestic or foreign antitrust or competition Law or if any Action is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice or any other applicable Governmental Authority challenging any of the transactions contemplated hereby or which would otherwise prohibit or materially impair or delay the consummation of the transactions contemplated hereby, Parent shall take all reasonable actions necessary to resolve any such objections or Actions (or threatened Actions) so as to permit consummation of the transactions contemplated hereby to close as soon as reasonably practicable, provided, however, in no case shall the Company or Parent be obligated to (and the Company shall not, without the written consent of Parent) become subject to, consent to or agree to, or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change its respective assets or business (including that of its Affiliates (but for the avoidance of doubt excluding any Specified Company Affiliates or Specified Parent Affiliates, as to whom no such requirements, conditions, understandings, agreements or order shall apply) in any manner that, either individually or in the aggregate, materially adversely affects the financial condition, business, or the operations of the Company and its Subsidiaries, on a consolidated basis, taken together with Parent and its Subsidiaries on a post-Closing basis.
Section 5.7    State Takeover Statutes. In connection with and without limiting the foregoing, the Company and Parent shall (a) take all reasonable action necessary to ensure that no “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (b) if any “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law becomes applicable to this Agreement or any of the transactions contemplated hereby, take all reasonable action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such Law on the Merger and the other transactions contemplated by this Agreement.
Section 5.8    Indemnification and Insurance.
(a) For a period of six (6) years after the Effective Time (and until such later date as of which any Action commenced during such six (6) year period shall have been finally disposed of), Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations (including both indemnification and advancement of expenses) of the Company and its Subsidiaries under the certificate of incorporation or any bylaws of the Company or its Subsidiaries or indemnification agreements, in each case, in effect immediately prior to the Effective Time for the benefit of any of its current or former directors and officers and any Person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Parties”). In addition, for a period of six (6) years following the Effective Time (and until such later date as of which any Action commenced during such six (6) year period shall have been finally disposed of), Parent shall (and shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation, certificate of formation and bylaws and operating agreement, as applicable (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable, in the aggregate, as the indemnification, advancement of expenses and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries immediately prior to the Effective Time, and during such six (6) year period (and until such later date as of which any Action commenced during such six (6) year period shall have been finally disposed of), such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by Law.
(b) Insurance. For a period of six (6) years after the Effective Time (and until such later date as of which any Action commenced during such six (6) year period shall have been finally disposed of), Parent shall, and shall cause the Surviving Corporation to, maintain in effect the current policies (whether through purchase of a “tail” policy or otherwise) of directors’ and officers’ and fiduciary liability insurance (“D&O Insurance”) maintained by the Company, in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person covered by the D&O Insurance immediately prior to the Effective Time (a true, correct and complete copy of which has been heretofore made available to Parent), on terms with respect to the coverage and amounts no less favorable in the aggregate than those of the D&O Insurance in effect on the date of this Agreement which have been provided to Parent; provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in the aggregate to former officers and directors of the Company; and provided, further, that if the aggregate annual premiums for such policies at any time during such period will exceed 250% of the per annum premium rate paid by the Company and its Subsidiaries as of the date of this Agreement for such policies (the “Maximum Amount”), or, in the case of a tail policy, the cost of such policy would exceed the Maximum Amount, then Parent and the Surviving Corporation shall only be required to provide such coverage as will then be available at an annual premium equal to the Maximum Amount or a tail policy the cost of which does not exceed the Maximum Amount.
(c) Successors. If Parent or the Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with, or merge with or into, any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties or assets to any Person, then, in each case, Parent shall cause proper provision to be made so that such Person shall assume all of the applicable obligations set forth in this Section 5.8.
(d) Enforceability. Each of the directors and officers or other Persons who is an Indemnified Party or a beneficiary under the D&O Insurance is intended to be a third party beneficiary of this Section 5.8 with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other Persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in paragraph (b) above) under this Section 5.8 shall be in addition to, and not in substitution for, any other rights that such Persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).
Section 5.9    Public Announcements. The Company and Parent shall consult with each other before issuing, and will provide each other the opportunity to review, comment upon and concur with, and use reasonable best efforts to agree on, any press release or other public statements with respect to the transactions contemplated hereby, including the Merger, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (which shall not be unreasonably withheld, delayed or conditioned), except as either party, after consultation with outside counsel, may determine is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market if it has used reasonable best efforts to consult with the other party prior thereto regarding the timing, scope and content of any such press release or public statement; provided, however, that no such consultation shall be required to make any disclosure or otherwise take any action expressly permitted by Section 5.2, in the case of the Company, or Section 5.3, in the case of Parent, in each case other than as provided therein. In addition, except (a) to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 5.4, (b) for any consent given in accordance with this Section 5.9 or (c) as expressly permitted by Section 5.2, in the case of the Company, or Section 5.3, in the case of Parent, neither party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably withheld, delayed or conditioned. The parties agree that the initial press release to be issued with respect to the transactions contemplated hereby shall be in the form agreed to by the parties.

Section 5.10    Listing. Parent shall use reasonable best efforts to cause the Parent Common Stock issuable under Article II to be authorized for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.
Section 5.11    Employee Benefits.
(a) For a period of not less than one (1) year following the Closing Date, the employees of the Company and its Subsidiaries (the “Company Employees”), for so long as they are employed following the Effective Time, shall receive (i) annual base salary or wages, as applicable, that are no less than the annual base salary or wages in effect for each such employee immediately prior to the Closing Date, (ii) equity-based compensation awards that are substantially comparable to the equity-based compensation awards provided to similarly situated employees of Parent and (iii) other employee benefits and compensation (excluding equity-based compensation and base salary) that, in the aggregate, are substantially comparable to the employee benefits and compensation (excluding equity-based compensation and base salary) provided to the Company Employees immediately prior to the date of this Agreement; provided that nothing contained in this Section 5.11 shall be construed as requiring Parent or any of its Subsidiaries to continue or adopt any specific plans or to continue the employment of any Company Employee.
(b) Notwithstanding anything to the contrary in this Agreement, starting on the Closing Date, Parent and Surviving Corporation shall, for a period ending on the date one (1) year after the Closing Date, maintain a severance pay practice for the benefit of each Company Employee that is no less favorable than the severance pay practice of the Company in effect immediately prior to the date of this Agreement as set forth on Section 5.11(b) of the Company Disclosure Letter.
(c) Parent shall recognize the service of Company Employees with the Company or its Subsidiaries (or their respective Affiliates) prior to the Closing Date as service with Parent or its Affiliates in connection with any employee benefit plans, programs, contracts and arrangements (including 401(k) plans, severance, vacation, sick leave and holiday policies) maintained by Parent and its Affiliates which is made available following the Closing Date by Parent and its Affiliates for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accruals under any defined benefit plan), to the extent recognized by the Company and its Subsidiaries prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits, and Parent shall not be required to provide credit for any purpose under any Parent plan that is (i) a cash or equity incentive compensation plan (other than with respect to Company Equity Awards converted as described on Section 2.8), (ii) a defined benefit pension plan, (iii) a post-retirement welfare plan or (iv) any Parent plan under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation.
(d) Parent shall cause the Surviving Corporation to use commercially reasonable efforts to (i) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Company Employees under any welfare benefit plan (as defined in Section 3(1) of ERISA) which is made available to Company Employees following the Closing Date by Parent or one of its Affiliates to the extent such limitations or conditions would have been satisfied or waived under the terms of the comparable Company Plan prior to the Closing Date, and (ii) provide credit to Company Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the corresponding Company Plan during the portion of the relevant plan year including the Closing Date.
(e) If requested by Parent not less than ten (10) Business Days before the Closing Date, the Company shall adopt resolutions and take such corporate action as is necessary to terminate the Company Plans that are tax-qualified defined contribution plans (collectively, the “Company Qualified DC Plan”), effective as of no later than the day prior to the Closing Date. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the review and approval of Parent, not to be unreasonably withheld. Upon the distribution of the assets in the accounts under the Company Qualified DC Plan to the participants, Parent shall permit such participants who are then actively employed by Parent or its Subsidiaries to make rollover contributions of  “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash or in kind with respect to any plan loans, from the Company Qualified DC Plan to the applicable tax-qualified defined contribution plans of Parent or its Subsidiaries.
(f) Notwithstanding the foregoing, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any employee benefit plan or arrangement, or shall limit the right of Parent, the Surviving Corporation or any of their Affiliates to amend, terminate or otherwise modify any employee benefit plan or arrangement sponsored by Parent, the Surviving Corporation or any of their Affiliates following the Closing Date. In the event that (i) a Person not a party to this Agreement makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any employee benefit plan or arrangement sponsored by Parent, the Surviving Corporation or any of their Affiliates, and (ii) such provision is deemed to be an amendment to such plan or arrangement even though not explicitly designated as such in this Agreement, then such provision shall lapse retroactively and shall have no amendatory effect. The parties acknowledge and agree that all provisions contained in this Section 5.11 with respect to the Company Employees are included for the sole benefit of the parties, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any current or former employees, directors or independent contractors, any participant in any employee benefit plan, or any dependent or beneficiary thereof, or (ii) to continued employment with Parent, the Surviving Corporation or any of their respective Affiliates.
Section 5.12    Notification of Certain Matters.
(a) The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, as the case may be, of  (i) the occurrence or non-occurrence of any event of which is likely to cause any representation or warranty of the Company or Parent, as the case may be, to be untrue or inaccurate at the Closing Date such that the conditions to closing set forth in Article VI would fail to be satisfied, and (ii) any failure by the Company or Parent, as the case may be, to materially comply with or materially satisfy any covenant or other agreement to be complied with by it hereunder such that the conditions to closing set forth in Article VI would fail to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.12(a) shall not limit or otherwise affect any remedies available to Parent or the Company, as the case may be.
(b) The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company of  (i) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of, or material default under, any Company Material Contract or Parent Material Contract, as applicable, or (ii) any notice or other material communication received by it from any third party, subsequent to the date of this Agreement and prior to the Effective Time, regarding any consent that is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of notice by the Company to Parent, or Parent to the Company, as applicable, pursuant to this Section 5.12(b) shall not limit or otherwise affect the remedies available hereunder to Parent or the Company, respectively.
Section 5.13    Certain Litigation. The Company shall promptly advise Parent and Parent shall promptly advise the Company of any Action commenced after the date hereof against such party or any of its directors by any stockholder relating to this Agreement, the Merger and the transactions contemplated hereby and shall keep such party reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such Action and shall consider Parent’s views with respect to such Action, and shall not settle any such Action without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) and Parent shall give the Company the opportunity to consult with Parent regarding the defense or settlement of any such Action and shall consider the Company’s views with respect to such Action, and shall not settle any such Action without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Neither the Company nor Parent shall enter into any settlement agreement in respect of any stockholder litigation against the Company or Parent, respectively, and/or their respective directors or officers relating to the Merger or any of the other transactions contemplated hereby without Parent’s or the Company’s, respectively, prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.14    Section 16 Matters. Prior to the Effective Time, each of the Company and Parent shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Common Stock or acquisitions of Parent Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any Company Equity Awards or other derivative securities) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or may become subject to such reporting requirements with respect to the Parent in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.15    Reservation of Parent Common Stock. Subject to receipt of the Parent Stockholder Approvals, at or prior to the Effective Time, Parent shall reserve (free from preemptive rights) out of its reserved but unissued shares of Parent Non-Voting Stock and Parent Voting Stock (i) for the purposes of effecting the conversion of the issued and outstanding shares of Company Common Stock pursuant to this Agreement, sufficient shares of Parent Non-Voting Stock and Parent Voting Stock to provide for such conversion and assumption, (ii) for the purposes of satisfying the exercise, vesting or settlement of any Company Equity Awards as the same may be adjusted pursuant to Section 2.8, sufficient shares of Parent Non-Voting Stock and Parent Voting Stock to provide for such exercise, vesting or settlement and (iii) if applicable, for the purposes of any equity financing in furtherance of the transactions contemplated by this Agreement in accordance with Section 5.16, sufficient shares of Parent Common Stock to be issued in connection with such financing.
Section 5.16    Financing.
(a) Parent shall use its reasonable best efforts to consummate and obtain (taking into account the timing of the Marketing Period) the Debt Financing on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to (i) maintain in effect the Commitment Letter and, if entered into prior to the Closing, the definitive documentation with respect to the Debt Financing contemplated by the Commitment Letter (such definitive documentation entered into prior to the Closing, if any, the “Definitive Debt Agreements”), (ii) negotiate and execute the Definitive Debt Agreements on terms and conditions contemplated by the Commitment Letter (including any “flex” provisions thereof) (it being understood that, with respect to any bridge facility documentation, definitive debt agreements shall not be required until following the Marketing Period and then only if reasonably necessary in connection with the funding of the Debt Financing) and, upon execution thereof, deliver a copy thereof to the Company and (iii) satisfy on a timely basis all conditions applicable to Parent and its Subsidiaries in the Commitment Letter and Definitive Debt Agreements that are within its control and comply with its obligations thereunder.
(b) In the event that all conditions to the Debt Financing have been satisfied, and upon the satisfaction or waiver of all the conditions precedent set forth in Sections 6.1 and 6.3 of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, each of which would be satisfied at the Closing), Parent shall use its reasonable best efforts to cause the Lenders and the other Persons providing such Debt Financing to fund such Debt Financing on the Closing Date in accordance with the Commitment Letter including, for the avoidance of doubt, using its reasonable best efforts to enforce its rights under the Commitment Letter.
(c) Parent shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Commitment Letter or the Definitive Debt Agreements, and/or substitute other debt financing for all or any portion of the Debt Financing from the same and/or alternative financing sources; provided that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter or Definitive Debt Agreements that amends the Debt Financing and/or substitution of all or any portion of the Debt Financing shall not (i) expand upon the conditions precedent to the Debt Financing as set forth in the Commitment Letter, (ii) prevent or impede or delay the consummation of the transactions contemplated by this Agreement, (iii) amend or modify the Commitment Letter to provide for terms and conditions (including any “flex” provisions) that are, in the aggregate, materially less favorable to Parent than those in the Commitment Letter (including any “flex” provisions) or (iv) adversely impact the ability of Parent to enforce its rights against any counterparty thereto. Parent shall be permitted to reduce the amount of Debt Financing under the Commitment Letter or Definitive Debt Agreements in its reasonable discretion (provided that Parent may in any case amend the Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement); provided that Parent shall not reduce the Debt Financing to an amount committed below the amount that is required, together with the financial resources of Parent, including cash on hand and the proceeds of available loans under existing credit facilities of Parent, to consummate the transactions contemplated by this Agreement, and provided further that such reduction shall not prevent or impede or delay the consummation of the transactions contemplated by this Agreement.
(d) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter (including any “flex” provisions) or the Definitive Debt Agreements, as applicable, Parent shall use its reasonable best efforts to arrange and obtain as promptly as practicable following the occurrence of such event alternative debt financing from alternative financing sources on terms not less favorable to Parent (including with respect to conditionality) than those contained in the Commitment Letter, in an amount sufficient to consummate the transactions contemplated by this Agreement (“Alternative Debt Financing”).
(e) Parent shall give the Company prompt notice of  (i) (A) any material breach or default, or (B) any written notice received by Parent of any threatened breach, default, termination or repudiation, in each case by any party to the Commitment Letter or Definitive Debt Agreements, of which Parent becomes aware, (ii) if Parent no longer believes in good faith that it will be able to obtain the Debt Financing contemplated by the Commitment Letter on the terms described therein (including “flex” provisions), or (iii) any termination or waiver, amendment or other modification of the Commitment Letter or Definitive Debt Agreements. Upon Company’s request from time-to-time, Parent shall keep the Company reasonably informed on a reasonably current basis and in reasonable detail of the status of its effort to arrange the Debt Financing and shall provide to the Company copies of all definitive documents related to the Debt Financing and any amendment to, or waiver, modification or replacement of, the Commitment Letter.
(f) For purposes of this Section 5.16, “Debt Financing” shall include the financing contemplated by the Commitment Letter as permitted to be amended, supplemented or modified by this Section 5.16 (and, if applicable, shall include any Alternative Debt Financing used to satisfy Parent’s obligations under this Agreement) and references to “Commitment Letter” shall include the Commitment Letter as permitted to be amended, supplemented or modified by this Section 5.16 (and, if applicable, shall include any commitments in respect of Alternative Debt Financing).
Section 5.17    Financing Cooperation.
(a) Prior to the Closing Date, the Company shall use reasonable best efforts to, and shall cause its Subsidiaries to use reasonable best efforts to, and shall use reasonable best efforts to cause its and its Subsidiaries’ respective Affiliates, Representatives, employees, officers and directors to, provide to Parent such cooperation as may be reasonably requested by Parent with respect to the Debt Financing (which term, for purposes of this Section 5.17, shall include the financing contemplated by the Commitment Letter as permitted to be amended, supplemented or modified by Section 5.16 (and, if applicable, shall include any Alternative Debt Financing used to satisfy Parent’s obligations under this Agreement) and any other debt securities issued in lieu of all or any part of the Bridge Facility or the Funded Bridge Facility (in each case as defined in Exhibit A to the Commitment Letter)); provided that such requested cooperation does not materially and adversely interfere with operations of the Company. Such cooperation shall include, without limitation:
(i) using reasonable best efforts to participate in a reasonable number of due diligence sessions, marketing efforts (including lender meetings and calls), drafting sessions, rating agency presentations and road shows in connection with the Debt Financing including direct contact between senior management (with appropriate seniority and expertise) and Representatives (including accountants) of the Company, on the one hand, and the Lenders, potential lenders and investors for the Debt Financing, on the other hand;
(ii) using reasonable best efforts to provide information requested by Parent for its preparation of, and to otherwise assist in the preparation of, materials for bank information memoranda, marketing materials, rating agency presentations, offering documents, private placement memoranda, prospectuses, road shows and similar documents required in connection with the Debt Financing and the marketing thereof, to the extent such information is reasonably available to the Company and its Subsidiaries;
(iii) using reasonable best efforts to assist Parent in connection with the preparation of pro forma financial information and financial statements contemplated by the Commitment Letter or otherwise reasonably requested by Parent in connection with the Debt Financing, to the extent such information is reasonably available to the Company and its Subsidiaries; provided that, if requested by the Company, Parent shall have provided the Company with information relating to the proposed debt and equity capitalization that is required for such pro forma financial information in financial reports;
(iv) using reasonable best efforts to assist in the review of disclosure schedules related to the Debt Financing for completeness and accuracy;
(v) as promptly as reasonably practicable (A) furnishing Parent’s financing sources (including the Debt Financing sources) and their respective Representatives with the Required Information (and updating the same from time-to-time so that it is Compliant) and (B) informing Parent if the Company or any of its Subsidiaries shall have knowledge of any facts that would likely require the restatement of any financial statements for such financial statements to comply with GAAP;
(vi) assisting in the preparation and negotiation of any pledge and security documents, blocked account agreements, other definitive financing documents, or other customary certificates or documents as are required to be delivered under the Commitment Letter at or prior to Closing and otherwise facilitating the pledging of collateral (including (x) cooperation in connection with the pay-off of existing Indebtedness and the release of related Liens and termination of security interests and (y) cooperation in connection with Parent’s efforts to obtain environmental assessments and title insurance);
(vii) cooperation with the redemption, defeasance or discharge of any Indebtedness of the Company or its Subsidiaries, including the Company Notes, including sending one or more customary notices of redemption upon the request of Parent in respect of the Company Notes (which notices shall be conditional upon the occurrence of the Merger);
(viii) assisting Parent to obtain any necessary waivers, consents, estoppels and approvals in connection with the Debt Financing from other parties to material leases, encumbrances and Contracts relating to the Company and its Subsidiaries;
(ix) taking reasonable actions necessary to permit the Debt Financing sources to evaluate the Company and its Subsidiaries’ current assets, cash management and accounting systems, and policies and procedures relating thereto, for the purposes of establishing collateral arrangements as of the Closing and to assist with other collateral audits and due diligence examinations;
(x) taking all corporate actions, subject to the occurrence of the Closing, reasonably necessary to authorize the consummation of the Debt Financing and to permit the proceeds thereof  (together with any cash on hand of the Company to the extent to be used to finance the transactions), to be made available on the Closing Date to consummate the Merger and the other transactions contemplated by this Agreement;
(xi) using reasonable best efforts to cause its independent accountants to provide assistance and cooperation to Parent, including participating in drafting sessions and accounting due diligence sessions, assisting in the preparation of pro forma financial statements, and providing any necessary “comfort letters” and accountants’ consents in connection with the use of the Company’s financial statements in offering documents and prospectuses; and
(xii) providing at least four (4) Business Days prior to the Closing Date all documentation and other information required by applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested at least nine (9) Business Days prior to the Closing Date;

provided, however, that (a) no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument delivered pursuant to this Section 5.17(a) shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to take any action under any such certificate, document or instrument that it is a party to that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time, and (b) neither the Company nor any of its Subsidiaries shall be required to issue any offering or information document; provided, further that the Company may be required to provide customary authorization and representation letters in connection with the marketing of the Debt Financing.
(b) Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company in connection with its cooperation contemplated by Section 5.17(a) and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with such cooperation, the arrangement of the Debt Financing and/or any information used in connection therewith, except (x) with respect to any information provided by the Company or any of its Subsidiaries expressly for use in connection therewith, or (y) to the extent suffered or incurred as a result of any such indemnitee’s, or such indemnitee’s respective Representative’s, gross negligence, bad faith, willful misconduct or material breach of this Agreement.
(c) The Company hereby consents to the reasonable use of its and its Subsidiaries’ logos in connection with syndication and underwriting of the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.
(d) Notwithstanding anything to the contrary contained in this Agreement, each of the parties: (i) agrees that all claims, whether in law or in equity, whether in contract or in tort or otherwise, against any lender party with respect to the Debt Financing (the “Lenders”) (which defined term shall include the Lenders and their respective Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and representatives involved in the Debt Financing) relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Commitment Letter, the Debt Financing, the Definitive Debt Agreements or the performance thereof, shall be brought only in the Supreme Court of the State of New York, County of New York, or if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court of the Southern District of New York (and appellate courts thereof); (ii) agrees that all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Lenders in any way relating to the Debt Financing or the performance thereof, shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York; and (iii) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE DEBT FINANCING OR THE PERFORMANCE THEREOF. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Affiliates shall have any rights or claims against the Lenders in connection with this Agreement, the Debt Financing, the Commitment Letter, the transactions contemplated hereby or thereby (and any abandonment or termination thereof) or any matter forming the basis for any such termination, whether at law or equity, in contract, tort or otherwise, including, but not limited to, the right to specifically enforce the Commitment Letter to cause the Lenders to consummate the Debt Financing. Notwithstanding anything to the contrary contained in this Agreement, the Lenders are intended third party beneficiaries of, and shall be entitled to the protections of, this Section 5.17(d), and this Section 5.17(d) may not be amended, supplemented, waived or otherwise modified in a manner adverse to the Lenders without the prior written consent of the Lenders.
Section 5.18   Cooperation as to Certain Indebtedness.
(a) Parent or one of its Subsidiaries may (i) commence any of the following: (A) one or more offers to purchase any and all of the outstanding Company Notes for cash (the “Offers to Purchase”); or (B) one or more offers to exchange any and all of the outstanding Company Notes for securities issued by Parent (or its Affiliates) (the “Offers to Exchange”), in each case on terms and conditions determined by Parent in its sole and absolute discretion; provided the consummation of any such transaction shall not become effective until immediately prior to Closing and shall be funded using consideration provided by Parent; and (ii) solicit the consent of the holders of Company Notes regarding certain proposed amendments to the indenture governing such Company Notes as requested by Parent (the “Consent Solicitations” and, together with the Offers to Purchase and Offers to Exchange, if any, the “Company Note Offers and Consent Solicitations”). Any Company Note Offers and Consent Solicitations shall be made on such terms and conditions (including price to be paid and conditionality) as are proposed by Parent in its sole and absolute discretion; provided that, in any event, Parent and the Company hereby agree that (x) any such Company Note Offers and Consent Solicitations shall comply with applicable law and the terms of any indenture governing the Company Notes, (y) the terms and conditions of any Company Note Offers and Consent Solicitations (other than a Consent Solicitation seeking the elimination, waiver or amendment of the change of control provisions undertaken independently of an Offer to Purchase or Offer to Exchange) shall provide that the closing thereof or the effectiveness of the substantive provisions thereof, as the case may be, shall be contingent upon, or not become operative until immediately prior to, the Closing, and (z) promptly upon expiration of any Consent Solicitation, assuming the requisite consents have been received with respect to the Company Notes, the Company shall execute (or cause to be executed) a supplemental indenture to the indenture governing the Company Notes reflecting the terms of such Consent Solicitation and shall use commercially reasonable efforts to cause the trustee under such indenture to enter into such supplemental indenture; provided that (other than a Consent Solicitation seeking the elimination, waiver or amendment of the change of control provisions undertaken independently of an Offer to Purchase or Offer to Exchange) the substantive provisions thereof will not become operative until immediately prior to the Closing. Concurrent with the Closing, and in accordance with the terms of any Offer to Purchase or Offer to Exchange, the Company shall accept for purchase or exchange and purchase or exchange the Company Notes properly tendered and not properly withdrawn in any Offer to Purchase or Offer to Exchange using consideration provided by or at the direction of Parent. Concurrent with the expiration of any Consent Solicitation in which requisite consents have been achieved, and in accordance with the terms of such Consent Solicitation, the Company shall pay any consent fee to the holder of each Company Note approving the amendments to the indenture contemplated by such Consent Solicitation using consideration provided by or at the direction of Parent. Parent hereby covenants and agrees to provide (or cause to be provided) immediately available funds to the Company for the full payment of the above amounts at the applicable times. At Parent’s expense, the Company shall provide all cooperation reasonably requested by Parent and its Affiliates that is necessary or reasonably required in connection with any Company Note Offers and Consent Solicitations.
Section 5.19   Dividends. After the date of this Agreement, each of the Company and Parent shall coordinate with the other as to the declaration of any dividends in respect of Company Common Stock and Parent Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Company Common Stock, on the one hand, and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger, on the other.
Section 5.20   Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary on its part under applicable Law and the rules and policies of NASDAQ to enable the delisting of the shares of Company Common Stock from NASDAQ and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.
Section 5.21   Parent Common Stock Reorganization.
(a) Subject to receipt of the Parent Stockholder Approvals, Parent shall take all requisite action to complete the Parent Common Stock reorganization (the “Parent Common Stock Reorganization”) and the conversion of the Parent Common Stock into Parent Voting Stock and Parent Non-Voting Stock (the “Parent Common Stock Exchange”) in accordance with the steps set forth on Section 4.19(b) of the Parent Disclosure Letter.

(b) Parent shall cause the shares of Parent Non-Voting Stock to trade on a “when issued basis” on the NYSE for each of the five (5) consecutive full trading days prior to the Closing to the extent practicable or permissible by the NYSE.
Section 5.22   Stockholder Rights Plan. Prior to the later of  (i) the termination of this Agreement and (ii) the termination of the Exchange Agreement, but subject in all respects to Parent’s compliance with its obligations under each of the Transaction Documents, the Company (a) agrees not to adopt any stockholders rights plan or similar plan or agreement (or amend or modify any such plan or agreement) unless such stockholder rights plan by its terms exempts, or at the time of adoption of such stockholder rights plan the Company takes action to exempt, the transactions contemplated by the Transaction Documents and (b) to take all action to cause Section 3.21 to be true and correct at all times.
Article VI
CONDITIONS TO OBLIGATIONS OF THE PARTIES
Section 6.1   Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:
(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(b) Parent Stockholder Approvals. The Parent Stockholder Approvals shall have been obtained.
(c) Parent Common Stock Reorganization. The Parent Common Stock Reorganization shall have been completed and be valid and effective.
(d) Parent Common Stock Exchange. The Parent Common Stock Exchange shall have been validly completed and be effective.
(e) Antitrust Waiting Periods. Any waiting period applicable to consummation of the Merger under the HSR Act or the Competition Laws of Germany shall have expired or been terminated.
(f) FCC Approval. The FCC has approved the application(s) for transfer of control and/or assignment of the FCC licenses and registrations listed on Section 3.5(a) of the Company Disclosure Letter (the “FCC Approval”). The FCC Approval shall have been obtained without the imposition of any conditions or restrictions that (i) prohibit or limit the ownership or operation by Parent, the Company or their respective Subsidiaries of any portion of its or their respective businesses or assets, or to compel Parent to dispose of or hold separate any portion of its business or assets, (ii) impose material limitations on the ownership of Parent or the Company, or Parent’s ability to control any respect of the business of the Company or (iii) are reasonably likely to materially, adversely affect the financial condition, operations or business of Parent or the Company. No FCC Approval shall have been withdrawn, reversed, stayed, enjoined, annulled, terminated or otherwise suspended prior to the Effective Time.
(g) No Injunctions or Restraints. No Law, Order, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction, shall be in effect which prohibits, renders illegal or permanently enjoins the consummation of the transactions contemplated by this Agreement.
(h) Registration Statement. The Registration Statement shall have become effective under the Securities Act, and no stop order or proceedings seeking a stop order shall have been initiated by the SEC.
(i) NYSE Listing. The shares of each class of Parent Common Stock issuable to the Company Stockholders pursuant to the Merger as provided for in Article II shall have been authorized for listing on the NYSE, subject to official notice of issuance.

Section 6.2   Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction, or waiver in writing by the Company, at or prior to the Closing of the following conditions:
(a) Representations and Warranties.
(i) The representations and warranties of Parent and Merger Sub contained in Sections 4.1 (Organization; Standing and Power), 4.2 (Capitalization of Parent and Merger Sub) (except as contemplated by the Parent Common Stock Reorganization and the Parent Common Stock Exchange), 4.3 (Authorization), 4.7(a) (Absence of Certain Changes) and 4.14 (Brokers) shall be true and correct in all respects (other than, in the case of the representations and warranties in the second sentence of Section 4.2(a), for inaccuracies that are de minimis individually and in the aggregate) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date).
(ii) The other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date, and, in the case of this clause (ii), interpreted without giving effect to any Parent Material Adverse Effect or materiality qualifications), except where all failures of such representations and warranties referred to in this clause (ii) to be true and correct has not had, or would not reasonably be expected to have, a Parent Material Adverse Effect.
(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied, in all material respects, with its covenants and agreements required to be performed or complied with by it under the Transaction Documents at or prior to the Closing Date.
(c) Officer’s Certificate. The Company shall have received a certificate of an executive officer of Parent as to the satisfaction of the conditions set forth in Section 6.2(a) and Section 6.2(b).
(d) Parent Material Adverse Effect. Since the date hereof, there shall not have occurred and be continuing any event, occurrence, fact, condition, change, development or effect that has had or would reasonably be expected to have a Parent Material Adverse Effect.
Section 6.3   Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction, or waiver in writing by Parent, at or prior to the Closing of the following conditions:
(a) Representations and Warranties.
(i) The representations and warranties of the Company contained in Sections 3.1 (Organization; Standing and Power), 3.2 (Capitalization of the Company), 3.3 (Subsidiaries), 3.4 (Authorization), 3.8(a) (Absence of Certain Changes) and 3.25 (Brokers) shall be true and correct in all respects (other than, in the case of the representations and warranties in the second sentence of Section 3.2(a), for inaccuracies that are de minimis individually and in the aggregate) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date).
(ii) The other representations and warranties of the Company contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date), and, in the case of this clause (ii), interpreted without giving effect to any Company Material Adverse Effect or materiality qualifications, except where all failures of such representations and warranties referred to in this clause (ii) to be true and correct has not had, or would not reasonably be expected to have a Company Material Adverse Effect.
(b) Performance of Obligations of the Company. The Company shall have performed or complied, in all material respects, with its covenants and agreements required to be performed or complied with by it under the Transaction Documents at or prior to the Closing Date.
(c) Officer’s Certificate. Parent and Merger Sub shall have received a certificate of an executive officer of the Company as to the satisfaction of the conditions set forth in Sections 6.3(a) and 6.3(b).
(d) Company Material Adverse Effect. Since the date hereof, there shall not have occurred and be continuing any event, occurrence, fact, condition, change, development or effect that has had or would reasonably be expected to have a Company Material Adverse Effect.
(e) Pay-Off Letter. (i) The Company shall have received and delivered to Parent an executed payoff letter in reasonable and customary form and substance in respect of the Company Credit Agreement, together with related lien release documents in reasonable and customary form and substance, in each case, including customary conditions to effectiveness with respect to repayment, and (ii) the Company Credit Agreement shall have been terminated and all amounts outstanding thereunder shall have been repaid and satisfied in full (it being understood that Parent will provide or cause to be provided the funds necessary for the Company to make such repayment prior to or substantially contemporaneously with the Closing, and in the event of any such failure by Parent to provide or cause to be provided such funds in advance of or substantially contemporaneously with the Closing, the condition set forth in this Section 6.3(e)(ii) shall be deemed satisfied).
Article VII
TERMINATION, AMENDMENT AND WAIVER
Section 7.1   Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approvals, or the approval of the adoption of this Agreement by the sole stockholder of Merger Sub, as authorized by the board of directors of the Company or Merger Sub:
(a) by mutual written consent of each of Parent, Merger Sub and the Company;
(b) by either Parent or the Company, if
(i) the Merger shall not have been consummated by on or before December 31, 2016 (the “Outside Date”); provided that the Outside Date may be extended for a period not to exceed ninety (90) days by either party by written notice to the other party if the Merger shall not have been consummated as a result of the condition set forth in Section 6.1(e) failing to have been satisfied but (A) the extending party has represented to the other that it reasonably believes that the relevant approvals will be obtained during such extension period and (B) each of the other conditions to the consummation of the Merger set forth in Article VI has been satisfied or waived or remains reasonably capable of satisfaction as of the original Outside Date; provided, further, that the right to terminate this Agreement pursuant to this clause (b)(i) shall not be available to the party seeking to terminate this Agreement if such party’s breach of this Agreement has been the cause of the failure of the Effective Time to occur;
(ii) any Governmental Authority shall have issued or granted an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action is, or shall have become, final and non-appealable;
(iii) the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting, or at any adjournment or postponement thereof, at which the final vote thereon was taken; or

(iv) the Parent Stockholder Approvals shall not have been obtained at the Parent Stockholders’ Meeting, or at any adjournment or postponement thereof, at which the final vote thereon was taken;
(c) by the Company, if
(i) at any time prior to the receipt of the Company Stockholder Approval, in accordance with clause (y) of Section 5.2(d); provided, however, that the Company may terminate this Agreement pursuant to this Section 7.1(c)(i) if and only if the Company (x) shall have complied with Section 5.2 in all material respects and (y) enters into a Company Acquisition Agreement substantially concurrently with such termination;
(ii) provided that the Parent Stockholder Approvals shall not have been obtained, if (A) Parent shall have made a Parent Adverse Recommendation Change, (B) Parent shall have failed to include Parent’s Board’s recommendation in favor of the Parent Common Stock Reorganization, the Parent Common Stock Exchange or the Stock Issuance in the Proxy Statement or (C) Parent shall have materially breached or shall have failed to perform in any material respect any of its obligations set forth in Section 5.3;
(iii) provided that the Company is not then in material breach of any of its obligations under the Transaction Documents, if  (A) there is any continuing inaccuracy in the representations and warranties of Parent and Merger Sub set forth in this Agreement or (B) Parent and Merger Sub are then failing to perform any of their covenants or other agreements set forth in this Agreement (other than a material breach or failure to perform in any material respect any of its obligations set forth in Section 5.3 if the Parent Stockholder Approvals shall not have been obtained), in either cases (A) and (B), (x) such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not be satisfied as of the time of such termination and (y) such breach is not capable of being cured by the Outside Date or shall not have been cured within sixty (60) days after written notice thereof shall have been received by Parent; or
(iv) if  (A) Parent or Merger Sub fails to consummate the Merger by the date required by Section 2.4 because of a failure to receive the proceeds from the Debt Financing, (B) all of the conditions set forth in Sections 6.1 and 6.3 (other than those conditions that by their nature are to be satisfied at the Closing, each of which would be satisfied at the Closing) would be satisfied at the time of such termination if the Closing were held at the time of such termination and (C) the Company stood ready, willing and able to consummate the Merger on the date required by Section 2.4 at the time of termination.
(d) by Parent, if
(i) provided that the Company Stockholder Approval shall not have been obtained, (A) the Company shall have made a Company Adverse Recommendation Change, (B) the Company shall have failed to include the Company’s Board’s recommendation in favor of the Merger in the Proxy Statement or (C) the Company shall have materially breached or failed to perform in any material respect any of its obligations set forth in Section 5.2; or
(ii) provided that Parent is not then in material breach of any of its obligations under the Transaction Documents, if  (A) there is any continuing inaccuracy in the representations and warranties of the Company set forth in this Agreement or (B) the Company is then failing to perform any of its covenants or other agreements set forth in this Agreement (other than a material breach or failure to perform in any material respect any of its obligations set forth in Section 5.2 if the Company Stockholder Approval shall not have been obtained), in either cases (A) and (B), (x) such that the conditions set forth in Section 6.3(a) or 6.3(b), as applicable, would not be satisfied as of the time of such termination and (y) such breach is not capable of being cured by the Outside Date or shall not have been cured within sixty (60) days after written notice thereof shall have been received by the Company.
Section 7.2   Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become null and void and have no effect and the obligations of the parties under this Agreement shall terminate, except for Section 3.21 (DGCL Section

203), the obligations set forth in Section 5.5(c) (Confidentiality), Section 5.22 (Stockholder Rights Plan), this Section 7.2 and Section 7.3 (Payments), as well as Article VIII (General), each of which shall survive termination of this Agreement; provided that in no event will (x) on the one hand, the Company or any of its Subsidiaries and, on the other hand, Parent, Merger Sub or any of their respective Subsidiaries, have liability for monetary damages (including monetary damages in lieu of specific performance) in the aggregate in excess of  $400,000,000 (the “Liquidated Damages Cap”) or (y) any Company Recourse Related Party or Parent Recourse Related Party have any liability for monetary damages (in either case, including monetary damages in lieu of specific performance) pursuant to this Agreement. Notwithstanding the parties’ agreement herein that the Liquidated Damages Cap shall be the maximum aggregate liability of, on the one hand, the Company and its Subsidiaries and, on the other hand, Parent, Merger Sub and their respective Subsidiaries, hereunder, the parties acknowledge and agree that the payment of the Liquidated Damages Cap would not constitute an adequate remedy at Law and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and, in all events, the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in accordance with Section 8.12. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.
Section 7.3   Payments.
(a) Company Termination Fee.
(i) In the event that the Company terminates this Agreement pursuant to Section 7.1(c)(i), then the Company shall pay Parent, within two Business Days of the date of such termination, a one-time fee equal to One Hundred Fifty Million Dollars ($150,000,000) (the “Company Termination Fee”).
(ii) In the event that Parent terminates this Agreement pursuant to Section 7.1(d)(i), then the Company shall pay Parent, within two Business Days of the date of termination, a one-time fee equal to the Company Termination Fee.
(iii) In the event that (A) an Alternative Company Transaction Proposal shall have been communicated to or otherwise made known to the Company Stockholders, senior management or Board of Directors of the Company, or any Person or group of Persons shall have publicly announced an intention (whether or not conditional) to make an Alternative Company Transaction Proposal, (B) thereafter this Agreement is terminated (x) by the Company or Parent pursuant to Section 7.1(b)(i) (if  (1) the Company Stockholder Approval has not theretofore been obtained and (2) such termination does not result in the application of Section 7.3(b)) or Section 7.1(b)(iii) or (y) by Parent pursuant to Section 7.1(d)(ii), and (C) prior to the date that is eighteen (18) months after the date of such termination the Company consummates a transaction of a type set forth in the definition of “Alternative Company Transaction” or enters into a Company Acquisition Agreement, then the Company shall, on the earlier of the date such transaction is consummated or any such Acquisition Agreement is entered into, pay to Parent a one-time fee equal to the Company Termination Fee (provided that for purposes of this clause (iii), each reference to “20%” in the definition of  “Alternative Company Transaction” and “Company Acquisition Agreement” shall be deemed to be a reference to “50%”).
(b) Parent Termination Fee.
(i) In the event that Parent or the Company terminates this Agreement pursuant to Section 7.1(b)(iv), then Parent shall pay the Company, within two Business Days of the date of such termination, a one-time fee equal to One Hundred Fifty Million Dollars ($150,000,000) (the “Parent Stockholder Approval Termination Fee”).
(ii) In the event that the Company terminates this Agreement pursuant to Section 7.1(c)(ii), then Parent shall pay the Company, within two Business Days of the date of such termination, a one-time fee equal to One Hundred Seventy Five Million Dollars ($175,000,000) (the “Parent Fiduciary Termination Fee”).

(iii) In the event that the Company terminates this Agreement pursuant to Section 7.1(c)(iv), then Parent shall pay the Company, within two Business Days of the date of termination, a one-time fee equal to Two Hundred Fifty Million Dollars ($250,000,000) (the “Parent Financing Termination Fee”); provided, however, that the Company may provide notice to Parent prior to such second Business Day that the Company is deferring the payment of the Parent Financing Termination Fee until the 11th Business Day following the date of such termination, in which case (i) if the Company has a good faith belief that Parent has willfully breached Section 5.16 of this Agreement, the Company may elect prior to the 10th Business Day following the date of such termination to seek any available legal remedies against Parent in lieu of receiving the Parent Financing Termination Fee at such time (notwithstanding anything to the contrary contained herein), or (ii) the Company will request the payment of the Parent Financing Termination Fee on such 11th Business Day; provided, further, however, that to the extent the Company pursues available legal remedies pursuant to this Section 7.3(b)(iii), the Company shall not be deemed to have waived its entitlement to the Parent Financing Termination Fee and shall be entitled to receive (irrespective of the judicial outcome of any related Action) no less than the Parent Financing Termination Fee.
(iv) In the event that (A) an Alternative Parent Transaction Proposal shall have been communicated to or otherwise made known to the Parent Stockholders, senior management or Board of Directors of Parent, or any Person or group of Persons shall have publicly announced an intention (whether or not conditional) to make an Alternative Parent Transaction Proposal, (B) thereafter this Agreement is terminated (x) by the Company or Parent pursuant to Section 7.1(b)(i) (if  (1) the Parent Stockholder Approvals have not theretofore been obtained and (2) such termination does not result in the application of Section 7.3(a)) or Section 7.1(b)(iv) or (y) by the Company pursuant to Section 7.1(c)(iii), and (C) prior to the date that is eighteen (18) months after the date of such termination Parent consummates a transaction of a type set forth in the definition of  “Alternative Parent Transaction” or enters into a Parent Acquisition Agreement, then Parent shall, on the earlier of the date such transaction is consummated or any such Parent Acquisition Agreement is entered into, pay to the Company a one-time fee equal to the Parent Fiduciary Termination Fee (provided that for purposes of this clause (iv), each reference to “20%” in the definition of  “Alternative Parent Transaction” and “Parent Acquisition Agreement” shall be deemed to be a reference to “50%”). In the event that Parent has already paid a Parent Termination Fee to the Company pursuant to this Section 7.3(b) and the Parent Fiduciary Termination Fee subsequently becomes payable pursuant to this Section 7.3(b)(iv), Parent shall be obligated to pay the amount by which the Parent Fiduciary Termination Fee due under this Section 7.3(b)(iv) exceeds the Parent Termination Fee previously paid to the Company. Parent shall have no obligation to make any payment pursuant to this Section 7.3(b)(iv) if Parent shall have paid the Parent Financing Termination Fee pursuant to Section 7.3(b)(iii).
(v) Notwithstanding anything to the contrary in this Agreement, in no event shall Parent be obligated to pay, or cause to be paid, more than one Parent Termination Fee (other than to the extent that more than one fee is so payable and the highest applicable fee has not yet been paid) (if, for the avoidance of doubt, the second such Parent Termination Fee becomes payable subsequent to the payment of the first such Parent Termination Fee, Parent shall only be obligated to pay the difference between the amount already paid and the higher fee payable hereunder).
(c) The Company and Parent each acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. Accordingly, if the Company or Parent, as applicable, fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, the owed party commences a suit that results in a judgment against the owing party for the amounts set forth in this Section 7.3, the owing party shall pay to the owed party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. Each of the parties hereto acknowledges that any amount payable by the Company or Parent pursuant to this Section 7.3 or otherwise up to the Liquidated Damages Cap does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate a party for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision. Notwithstanding anything in this Section 7.3(c) to the contrary, the parties acknowledge and agree that any amount payable by the Company or Parent pursuant to this Section 7.3 or otherwise up to the Liquidated Damages Cap would not constitute an adequate remedy at Law and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and, in all events, the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in accordance with Section 8.12.
(d) Subject to Parent’s right to specific performance set forth in Section 8.12, (i) Parent’s right to receive payment of the Company Termination Fee pursuant to Section 7.3(a) shall be Parent’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company, any of its Subsidiaries, or any former, current or future direct or indirect equity holder, controlling Person, general or limited partner, shareholder, member, manager, director, officer, employee, agent, Affiliate, assignee, representative or financing source of the Company or its Subsidiaries (any such Person, other than the Company and its Subsidiaries, a “Company Recourse Related Party”) for any damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated, whether at law or equity, in contract, in tort or otherwise (other than a termination with respect to which no Company Termination Fee is payable), and (ii) upon payment of the Company Termination Fee, pursuant to the terms hereof, neither Parent nor Merger Sub shall have any rights or claims against the Company or its Subsidiaries under this Agreement, whether at law or equity, in contract, in tort or otherwise, and the Company shall have no further liability to Parent or any of its Subsidiaries with respect to this Agreement or the transactions contemplated by this Agreement (and in no event will Parent or any of its Subsidiaries have any rights or claims against any Company Recourse Related Party, whether at law or equity, in contract, in tort or otherwise, arising out of this Agreement). In no event will the Company have liability for monetary damages (including monetary damages in lieu of specific performance) in the aggregate in excess of the Liquidated Damages Cap, and the Liquidated Damages Cap shall be the maximum aggregate liability of the Company hereunder.
(e) Subject to the Company’s right to specific performance from Parent, Merger Sub and their respective Subsidiaries set forth in Section 8.12, (i) the Company’s right to receive payment of the Parent Termination Fee from Parent pursuant to Section 7.3(b) shall be the Company’s sole and exclusive remedy against Parent, Merger Sub, the financing sources under the Debt Financing or their respective Affiliates or any former, current or future direct or indirect equity holder, controlling Person, general or limited partner, shareholder, member, manager, director, officer, employee, agent, Affiliate, assignee, representative or financing source of any of the foregoing (any such Person, other than Parent, Merger Sub and their respective Subsidiaries, a “Parent Recourse Related Party”) for any damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated, whether at law or equity, in contract, in tort or otherwise (other than a termination with respect to which no Parent Termination Fee is payable) and (ii) upon payment of any Parent Termination Fee, pursuant to the terms hereof, the Company shall have no rights or claims against Parent, Merger Sub and their respective Subsidiaries under this Agreement, whether at law or equity, in contract, in tort or otherwise, and Parent, Merger Sub and their respective Subsidiaries will have no further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (other than, in each case, to the extent an additional Parent Termination Fee becomes payable pursuant to Section 7.3(b)(iv)) (and in no event will the Company have any rights or claims against any Parent Recourse Related Party, whether at law or equity, in contract, in tort or otherwise, arising out of this Agreement). In no event will Parent, Merger Sub and their respective Subsidiaries have liability for monetary damages (including monetary damages in lieu of specific performance) in the aggregate in excess of the Liquidated Damages Cap, and the Liquidated Damages Cap shall be the maximum aggregate liability of Parent, Merger Sub and their respective Subsidiaries hereunder. Notwithstanding anything to the contrary in this Agreement, no former, current or future direct or indirect equity holder, controlling Person, general or limited partner, shareholder, member, manager, director, officer, employee, agent, Affiliate, assignee, representative or financing source of  (A) the Company (other than Parent or its Subsidiaries) or (B) Parent (other than the Company, Merger Sub or any of their respective Subsidiaries) shall have any liability for any breach or inaccuracy of any representation or warranty of the Company or Parent in this Agreement or the breach by the Company or Parent of any of its covenants and obligations contained in this Agreement. Notwithstanding the foregoing, nothing in this Section 7.3(e) shall limit the obligations of the financing sources under the Debt Financing Agreements to Parent and Merger Sub. Notwithstanding anything in Section 7.3(d) or this Section 7.3(e) to the contrary, the parties acknowledge and agree that any amount payable by the Company or Parent pursuant to this Section 7.3 or otherwise up to the Liquidated Damages Cap would not constitute an adequate remedy at Law and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and, in all events, the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in accordance with Section 8.12.
(f) Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby, whether or not the Merger is consummated, except that any filing fees required in connection with the Merger pursuant to the HSR Act or any other Competition Law shall be shared equally by Parent and the Company.
Article VIII
GENERAL
Section 8.1   Expiration of Representations and Warranties; Survival of Certain Covenants and Agreements. None of the representations and warranties in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Effective Time. The terms of Article I and this Article VIII, as well as the covenants and other agreements set forth in this Agreement that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, shall survive the consummation of the Merger.
Section 8.2   Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via facsimile or e-mail or (b) on the first Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided that should any such delivery be made by facsimile or e-mail, the sender shall also send a copy of the information so delivered on or before the next Business Day by a nationally recognized overnight courier:
if to the Company:
Starz
9242 Beverly Blvd. Ste 200
Beverly Hills, CA 90210
Facsimile:
Attention:	David Weil
Email:	david.weil@starz.com
with a copy to (which shall not constitute notice):
Baker Botts L.L.P.
30 Rockefeller Plaza
New York, NY 10112
Facsimile:	212-408-2500
Attention:	Renee Wilm
Jonathan Gordon
Email:	renee.wilm@bakerbotts.com
jonathan.gordon@bakerbotts.com

if to Parent or Merger Sub:
Lions Gate Entertainment Corp.
2700 Colorado Avenue
Santa Monica, CA 90404
Facsimile:	310-496-1359
Attention:	Wayne Levin
Email:	wlevin@lionsgate.com
with a copy to (which shall not constitute notice):
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Facsimile:	212 403-2000
Attention:	David E. Shapiro
Gordon S. Moodie
Email:	deshapiro@wlrk.com
gsmoodie@wlrk.com
Section 8.3   Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile or e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.
Section 8.4   Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Principal Company Stockholder Voting Agreement, the Exchange Agreement and the Principal Parent Stockholder Voting Agreements (including the documents and the instruments referred to herein and therein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral (except the Confidentiality Agreement), among the parties with respect to the subject matter hereof and neither party is relying on any other oral or written representation, agreement or understanding and no party makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement other than as set forth in this Agreement, and (b) except for the provisions of Section 5.8 (which upon the Effective Time are intended to benefit the Indemnified Parties), Section 2.6 (which upon the Effective Time are intended to benefit the Company Stockholders), Section 5.17(d) (which is intended to benefit the Lenders), Section 7.2 (which is intended to benefit the Company Recourse Related Parties and the Parent Recourse Related Parties), Section 7.3(d) (which is intended to benefit the Company Recourse Related Parties) and Section 7.3(e) (which is intended to benefit the Parent Recourse Related Parties) is not intended to confer upon any Person other than the parties any rights or remedies.
Section 8.5   Governing Law. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.
Section 8.6   Amendments and Supplements. This Agreement may be amended or supplemented at any time by additional written agreements signed by, or on behalf of the parties, as may mutually be determined by the parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the parties, whether before or after adoption of this Agreement by the Company Stockholders; provided, however, that after the Company Stockholder Approval has been obtained or the Parent Stockholder Approvals have been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company or

Parent, as applicable, without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.
Section 8.7   Waiver. No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective; provided, however, that after the Company Stockholder Approval or Parent Stockholder Approvals, as applicable, has or have been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company or Parent, as applicable, without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by Law.
Section 8.8   Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 8.9   Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 8.10   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.
Section 8.11   Failure or Delay Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
Section 8.12   Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, in no event shall the Company or the Company Stockholders be entitled to enforce or seek to enforce specifically Parent’s and Merger Sub’s obligations to consummate the Merger or to pay the Merger Consideration (each, a “Consummation Event”) unless:
(a) all the conditions set forth in Sections 6.1 and 6.3 (other than those conditions that by their nature are to be satisfied at the Closing, each of which would be satisfied at the Closing) have been satisfied or waived;
(b) the Debt Financing or Alternative Debt Financing has been funded or will be funded at the Closing; and

(c) the Company has confirmed in writing that it is ready, willing and able to consummate the Merger;
provided, however, that the Company and the Company Stockholders shall be entitled to enforce or seek to enforce specifically all of the terms and provisions of this Agreement, including, without limitation, Parent’s and Merger Sub’s obligations under this Agreement, which, for the avoidance of doubt, includes Parent’s and Merger Sub’s obligations under Sections 5.16 and 5.17, but does not include Parent’s and Merger Sub’s obligations to consummate the Merger or to pay the Merger Consideration unless sub-clauses (a), (b), and (c) of this sentence shall have been satisfied in accordance with this Section 8.12.
Notwithstanding anything else to the contrary in this Agreement, for the avoidance of doubt, (i) the parties acknowledge and agree that monetary damages in an amount not to exceed the Liquidated Damages Cap would not constitute an adequate remedy at Law and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and, in all events, the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.12, and (ii) while (A) the Company may, but shall not be required to, concurrently seek specific performance and payment of any Parent Termination Fee subject to the specific provisions of Section 7.3(b) or (B) Parent may, but shall not be required to, concurrently seek specific performance and payment of the Company Termination Fee subject to the specific provisions of Section 7.3(a), under no circumstances shall the Company or Parent, as applicable, be permitted or entitled to receive both a grant of specific performance or other equitable relief in order to effect a Consummation Event and payment of any monetary damages, including all or any portion of any Parent Termination Fee or the Company Termination Fee, as applicable.
Section 8.13   Waiver of Jury Trial. EACH OF THE COMPANY, PARENT AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF THE COMPANY, PARENT AND MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
Section 8.14   Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such court.
Section 8.15   Incorporation of Exhibits. The Company Disclosure Letter, the Parent Disclosure Letter and all Exhibits and schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.
Section 8.16   No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 8.16.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
LIONS GATE ENTERTAINMENT CORP.
By:	/s/ Wayne Levin
Name:	Wayne Levin
Title:	General Counsel and Chief Strategic Officer
ORION ARM ACQUISITION INC.
By:	/s/ Wayne Levin
Name:	Wayne Levin
Title:	President, General Counsel and Secretary
[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
STARZ
By:	/s/ Christopher P. Albrecht
Name:	Christopher P. Albrecht
Title:	Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Exhibit A-1
RIDER for Lionsgate Notice of Articles
To be inserted at Page 4
1. 500,000,000 Common Shares	Without Par Value
Special Rights or Restrictions are attached
2. 200,000,000 Preference Shares	Without Par Value
Special Rights or Restrictions are attached
3. 500,000,000 Class A Voting Shares	Without Par Value
Special Rights or Restrictions are attached
4. 500,000,000 Class B Non-Voting Shares	Without Par Value
Special Rights or Restrictions are attached

EXHIBIT A-2
LIONS GATE ENTERTAINMENT CORP.
Amalgamation Number: BC0786966
Translation of the company name that the company intends to use outside of Canada: N/A
(the “Company”)
ARTICLES
i

ii

iii

iv

v

LIONSGATE ENTERTAINMENT CORP.
Amalgamation Number: BC0786966
Translation of the company name that the company intends to use outside of Canada: N/A
(the “Company”)
ARTICLES
The Company has as its articles the following articles:
1.
Interpretation

1.1
Definitions

In these Articles, unless the context otherwise requires:
(a)
“board of directors”, “directors” and “board” mean the directors or sole director of the Company for the time being;

(b)
“Business Corporations Act” means the Business Corporations Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act;

(c)
“legal personal representative” means the personal or other legal representative of the shareholder;

(d)
“registered address” of a shareholder means the shareholder’s address as recorded in the central securities register;

(e)
“seal” means the seal of the Company, if any;

(f)
“Share Distribution” means a dividend or distribution (including a distribution made in connection with any stock-split, reclassification, recapitalization, full or partial liquidation of dissolution, winding up of the Company) payable in shares of any class or other securities of the Company or any other person.

1.2
Business Corporations Act and Interpretation Act Definitions Applicable

The definitions in the Business Corporations Act and the definitions and rules of construction in the Interpretation Act, with the necessary changes, so far as applicable, and unless the context requires otherwise, apply to these Articles as if they were an enactment. If there is a conflict between a definition in the Business Corporations Act and a definition or rule in the Interpretation Act relating to a term used in these Articles, the definition in the Business Corporations Act will prevail in relation to the use of the term in these Articles. If there is a conflict between these Articles and the Business Corporations Act, the Business Corporations Act will prevail.
2.
Shares and Share Certificates

2.1
Authorized Share Structure

The authorized share structure of the Company consists of shares of the class or classes and series, if any, described in the Notice of Articles of the Company.
2.2
Form of Share Certificate

Each share certificate issued by the Company must comply with, and be signed as required by, the Business Corporations Act.

2.3
Shareholder Entitled to Certificate or Acknowledgment

Each shareholder is entitled, without charge, to:
(a)
one share certificate representing the shares of each class or series of shares registered in the shareholder’s name; or

(b)
a non-transferable written acknowledgment of the shareholder’s right to obtain such a share certificate;

provided that in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate and delivery of a share certificate for a share to one of several joint shareholders or to one of the shareholders’ duly authorized agents will be sufficient delivery to all.
2.4
Delivery by Mail

Any share certificate or non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate may be sent to the shareholder by mail at the shareholder’s registered address and neither the Company nor any director, officer or agent of the Company is liable for any loss to the shareholder because the share certificate or acknowledgement is lost in the mail or stolen.
2.5
Replacement of Worn Out or Defaced Certificate or Acknowledgement

If the directors are satisfied that a share certificate or a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate is worn out or defaced, they must, on production to them of the share certificate or acknowledgment, as the case may be, and on such other terms, if any, as they think fit:
(a)
order the share certificate or acknowledgment, as the case may be, to be cancelled; and

(b)
issue a replacement share certificate or acknowledgment, as the case may be.

2.6
Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgment

If a share certificate or a non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate is lost, stolen or destroyed, a replacement share certificate or acknowledgment, as the case may be, must be issued to the person entitled to that share certificate or acknowledgment, as the case may be, if the directors receive:
(a)
proof satisfactory to them that the share certificate or acknowledgment is lost, stolen or destroyed; and

(b)
any indemnity the directors consider adequate.

2.7
Splitting Share Certificates

If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder’s name two or more share certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as the share certificate so surrendered, the Company must cancel the surrendered share certificate and issue replacement share certificates in accordance with that request.
2.8
Certificate Fee

There must be paid to the Company, in relation to the issue of any share certificate under Articles 2.5, 2.6 or 2.7, the amount, if any and which must not exceed the amount prescribed under the Business Corporations Act, determined by the directors.
2.9
Recognition of Trusts

Except as required by law or statute or these Articles, no person will be recognized by the Company as holding any share upon any trust, and the Company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or fraction of a share or (except as by law or statute or these Articles provided or as ordered by a court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in the shareholder.
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3.
Issue of Shares

3.1
Directors Authorized

Subject to the Business Corporations Act and the rights of the holders of issued shares of the Company, the Company may issue, allot, sell or otherwise dispose of the unissued shares, and issued shares held by the Company, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices (including any premium at which shares with par value may be issued) that the directors may determine. The issue price for a share with par value must be equal to or greater than the par value of the share.
3.2
Commissions and Discounts

The Company may at any time, pay a reasonable commission or allow a reasonable discount to any person in consideration of that person purchasing or agreeing to purchase shares of the Company from the Company or any other person or procuring or agreeing to procure purchasers for shares of the Company.
3.3
Brokerage

The Company may pay such brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.
3.4
Conditions of Issue

Except as provided for by the Business Corporations Act, no share may be issued until it is fully paid. A share is fully paid when:
(a)
consideration is provided to the Company for the issue of the share by one or more of the following:

(i)
past services performed for the Company;

(ii)
property;

(iii)
money; and

(b)
the value of the consideration received by the Company equals or exceeds the issue price set for the share under Article 3.1.

3.5
Share Purchase Warrants and Rights

Subject to the Business Corporations Act, the Company may issue share purchase warrants, options and rights upon such terms and conditions as the directors determine, which share purchase warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the Company from time to time.
4.
Share Registers

4.1
Central Securities Register

As required by and subject to the Business Corporations Act, the Company must maintain in British Columbia a central securities register. The directors may, subject to the Business Corporations Act, appoint an agent to maintain the central securities register. The directors may also appoint one or more agents, including the agent which keeps the central securities register, as transfer agent for its shares or any class or series of its shares, as the case may be, and the same or another agent as registrar for its shares or such class or series of its shares, as the case may be. The directors may terminate such appointment of any agent at any time and may appoint another agent in its place.
4.2
Closing Register

The Company must not at any time close its central securities register.
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5.
Share Transfers

5.1
Registering Transfers

A transfer of a share of the Company must not be registered unless:
(a)
a duly signed instrument of transfer in respect of the share has been received by the Company;

(b)
if a share certificate has been issued by the Company in respect of the share to be transferred, that share certificate has been surrendered to the Company; and

(c)
if a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate has been issued by the Company in respect of the share to be transferred, that acknowledgment has been surrendered to the Company.

5.2
Form of Instrument of Transfer

The instrument of transfer in respect of any share of the Company must be either in the form, if any, on the back of the Company’s share certificates or in any other form that may be approved by the directors from time to time.
5.3
Transferor Remains Shareholder

Except to the extent that the Business Corporations Act otherwise provides, the transferor of shares is deemed to remain the holder of the shares until the name of the transferee is entered in a securities register of the Company in respect of the transfer.
5.4
Signing of Instrument of Transfer

If a shareholder, or his or her duly authorized attorney, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer or specified in any other manner, or, if no number is specified, all the shares represented by the share certificates or set out in the written acknowledgments deposited with the instrument of transfer:
(a)
in the name of the person named as transferee in that instrument of transfer; or

(b)
if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered.

5.5
Enquiry as to Title Not Required

Neither the Company nor any director, officer or agent of the Company is bound to inquire into the title of the person named in the instrument of transfer as transferee or, if no person is named as transferee in the instrument of transfer, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered or is liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares, of any interest in the shares, of any share certificate representing such shares or of any written acknowledgment of a right to obtain a share certificate for such shares.
5.6
Transfer Fee

There must be paid to the Company, in relation to the registration of any transfer, the amount, if any, determined by the directors.
6.
Transmission Of Shares

6.1
Legal Personal Representative Recognized on Death

In case of the death of a shareholder, the legal personal representative, or if the shareholder was a joint holder, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder’s interest in the shares. Before recognizing a person as a legal personal representative, the
4

directors may require proof of appointment by a court of competent jurisdiction, a grant of letters probate, letters of administration or such other evidence or documents as the directors consider appropriate.
6.2
Rights of Legal Personal Representative

The legal personal representative has the same rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles, provided the documents required by the Business Corporations Act and the directors have been deposited with the Company.
7.
Purchase Of Shares

7.1
Company Authorized to Purchase Shares

Subject to Article 7.2, the special rights and restrictions attached to the shares of any class or series and the Business Corporations Act, the Company may, if authorized by the directors, purchase or otherwise acquire any of its shares at the price and upon the terms specified in such resolution.
7.2
Purchase When Insolvent

The Company must not make a payment or provide any other consideration to purchase or otherwise acquire any of its shares if there are reasonable grounds for believing that:
(a)
the Company is insolvent; or

(b)
making the payment or providing the consideration would render the Company insolvent.

7.3
Sale and Voting of Purchased Shares

If the Company retains a share redeemed, purchased or otherwise acquired by it, the Company may sell, gift or otherwise dispose of the share, but, while such share is held by the Company, it:
(a)
is not entitled to vote the share at a meeting of its shareholders;

(b)
must not pay a dividend in respect of the share; and

(c)
must not make any other distribution in respect of the share.

8.
Borrowing Powers

8.1
General Powers

The Company, if authorized by the directors, may:
(a)
borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that they consider appropriate;

(b)
issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person and at such discounts or premiums and on such other terms as they consider appropriate;

(c)
guarantee the repayment of money by any other person or the performance of any obligation of any other person; and

(d)
mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of the Company.

8.2
Terms of Debt Obligations

Any bonds, debentures or other debt obligations of the Company may be issued at a discount, premium or otherwise, and with any special privileges as to redemption, surrender, drawing, allotment of or conversion into or exchange for shares or other securities, attending and voting at general meetings of the Company
5

and appointment of the Directors or otherwise all as the Directors may determine. The directors may make any bonds, debentures or other debt obligations issued by the Company by their terms assignable free from any equities between the Company and the person to whom they may be issued or any other person who lawfully acquires them by assignment, purchase or otherwise.
8.3
Powers of Directors

For greater certainty, the powers of the directors under this Part 8 may be exercised by a committee or other delegate, direct or indirect, of the board authorized to exercise such powers.
9.
Alterations

9.1
Alteration of Authorized Share Structure

Subject to Article 9.2 and the Business Corporations Act, the Company may by special resolution:
(a)
create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

(b)
increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(c)
subdivide or consolidate all or any of its unissued, or fully paid issued, shares;

(d)
if the Company is authorized to issue shares of a class of shares with par value:

(i)
decrease the par value of those shares; or

(ii)
if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

(e)
change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

(f)
alter the identifying name of any of its shares; or

(g)
otherwise alter its shares or authorized share structure when required or permitted to do so by the Business Corporations Act.

9.2
Special Rights and Restrictions

Subject to the Business Corporations Act, the Company may by special resolution:
(a)
create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

(b)
vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued.

9.3
Change of Name

The Company may by special resolution authorize an alteration of its Notice of Articles in order to change its name.
9.4
Other Alterations

If the Business Corporations Act does not specify the type of resolution and these Articles do not specify another type of resolution, the Company may by ordinary resolution alter these Articles or the Notices of Articles.
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10.
Meetings Of Shareholders

10.1
Annual General Meetings

Unless an annual general meeting is deferred or waived in accordance with the Business Corporations Act, the Company must hold its first annual general meeting within 18 months after the date on which it was incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such time and place as may be determined by the directors.
10.2
Resolution Instead of Annual General Meeting

If all the shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution under the Business Corporations Act to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this Article 10.2, select as the Company’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.
10.3
Calling of Meetings of Shareholders

The directors may, whenever they think fit, call a meeting of shareholders.
10.4
Notice for Meetings of Shareholders

The Company must send notice of the date, time and location of any meeting of shareholders, in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting:
(a)
if and for so long as the Company is a public company, 21 days;

(b)
otherwise, 10 days.

10.5
Record Date for Notice

The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. The record date must not precede the date on which the meeting is held by fewer than:
(a)
if and for so long as the Company is a public company, 21 days;

(b)
otherwise, 10 days.

If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.
10.6
Record Date for Voting

The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.
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10.7
Failure to Give Notice and Waiver of Notice

The accidental omission to send notice of any meeting to, or the non-receipt of any notice by, any of the persons entitled to notice does not invalidate any proceedings at that meeting. Any person entitled to notice of a meeting of shareholders may, in writing or otherwise, waive or reduce the period of notice of such meeting.
10.8
Notice of Special Business at Meetings of Shareholders

If a meeting of shareholders is to consider special business within the meaning of Article 11.1, the notice of meeting must:
(a)
state the general nature of the special business; and

(b)
if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by shareholders:

(i)
at the Company’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and

(ii)
during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

11.
Proceedings At Meetings Of Shareholders

11.1
Special Business

At a meeting of shareholders, the following business is special business:
(a)
at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting;

(b)
at an annual general meeting, all business is special business except for the following:

(i)
business relating to the conduct of or voting at the meeting;

(ii)
consideration of any financial statements of the Company presented to the meeting;

(iii)
consideration of any reports of the directors or auditor;

(iv)
the setting or changing of the number of directors;

(v)
the election or appointment of directors;

(vi)
the appointment of an auditor;

(vii)
the setting of the remuneration of an auditor;

(viii)
business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution;

(ix)
any other business which, under these Articles or the Business Corporations Act, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

11.2
Special Majority

The majority of votes required for the Company to pass a special resolution at a meeting of shareholders is two-thirds of the votes cast on the resolution.
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11.3
Quorum

Subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 10% of the issued shares entitled to be voted at the meeting.
11.4
One Shareholder May Constitute Quorum

If there is only one shareholder entitled to vote at a meeting of shareholders:
(a)
the quorum is one person who is, or who represents by proxy, that shareholder, and

(b)
that shareholder, present in person or by proxy, may constitute the meeting.

11.5
Other Persons May Attend

The directors, the president (if any), the secretary (if any), the assistant secretary (if any), any lawyer for the Company, the auditor of the Company and any other persons invited by the directors are entitled to attend any meeting of shareholders, but if any of those persons does attend a meeting of shareholders, that person is not to be counted in the quorum and is not entitled to vote at the meeting unless that person is a shareholder or proxy holder entitled to vote at the meeting.
11.6
Requirement of Quorum

No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting, but such quorum need not be present throughout the meeting.
11.7
Lack of Quorum

If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present
(a)
in the case of a general meeting requisitioned by shareholders, the meeting is dissolved, and

(b)
in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place.

11.8
Lack of Quorum at Succeeding Meeting

If, at the meeting to which the meeting referred to in Article 11.7(b) was adjourned, a quorum is not present within one-half hour from the time set for the holding of the meeting, the person or persons present and being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting constitute a quorum.
11.9
Chair

The following individual is entitled to preside as chair at a meeting of shareholders:
(a)
the chair of the board, if any; or

(b)
if the chair of the board is absent or unwilling to act as chair of the meeting, the president, if any.

11.10
 Selection of Alternate Chair

If, at any meeting of shareholders, there is no chair of the board or president present within 15 minutes after the time set for holding the meeting, or if the chair of the board and the president are unwilling to act as chair of the meeting, or if the chair of the board and the president have advised the secretary, if any, or any director present at the meeting, that they will not be present at the meeting, the directors present must choose one of their number to be chair of the meeting or if all of the directors present decline to take the chair or fail to so choose or if no director is present, the shareholders entitled to vote at the meeting who are present in person or by proxy may choose any person present at the meeting to chair the meeting.
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11.11
 Adjournments

The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.
11.12
 Notice of Adjourned Meeting

It is not necessary to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.
11.13
 Decisions by Show of Hands or Poll

Subject to the Business Corporations Act, every motion put to a vote at a meeting of shareholders will be decided on a show of hands unless a poll, before or on the declaration of the result of the vote by show of hands, is directed by the chair or demanded by at least one shareholder entitled to vote who is present in person or by proxy.
11.14
 Declaration of Result

The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands or the poll, as the case may be, and that decision must be entered in the minutes of the meeting. A declaration of the chair that a resolution is carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under Article 11.13, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against the resolution.
11.15
 Motion Need Not be Seconded

No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.
11.16
 Casting Vote

In case of an equality of votes, the chair of a meeting of shareholders does not, either on a show of hands or on a poll, have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder.
11.17
 Manner of Taking Poll

Subject to Article 11.8, if a poll is duly demanded at a meeting of shareholders:
(a)
the poll must be taken:

(i)
at the meeting, or within seven days after the date of the meeting, as the chair of the meeting directs; and

(ii)
in the manner, at the time and at the place that the chair of the meeting directs;

(b)
the result of the poll is deemed to be the decision of the meeting at which the poll is demanded; and

(c)
the demand for the poll may be withdrawn by the person who demanded it.

11.18
 Demand for Poll on Adjournment

A poll demanded at a meeting of shareholders on a question of adjournment must be taken immediately at the meeting.
11.19
 Chair Must Resolve Dispute

In the case of any dispute as to the admission or rejection of a vote given on a poll, the chair of the meeting must determine the dispute, and his or her determination made in good faith is final and conclusive.
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11.20
 Casting of Votes

On a poll, a shareholder entitled to more than one vote need not cast all the votes in the same way.
11.21
 Demand for Poll

No poll may be demanded in respect of the vote by which a chair of a meeting of shareholders is elected.
11.22
 Demand for Poll Not to Prevent Continuance of Meeting

The demand for a poll at a meeting of shareholders does not, unless the chair of the meeting so rules, prevent the continuation of a meeting for the transaction of any business other than the question on which a poll has been demanded.
11.23
 Retention of Ballots and Proxies

The Company must, for at least three months after a meeting of shareholders, keep each ballot cast on a poll and each proxy voted at the meeting, and, during that period, make them available for inspection during normal business hours by any shareholder or proxyholder entitled to vote at the meeting. At the end of such three month period, the Company may destroy such ballots and proxies.
12.
Votes Of Shareholders

12.1
Number of Votes by Shareholder or by Shares

Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint shareholders under Article 12.3:
(a)
on a vote by show of hands, every person present who is a shareholder or proxy holder and entitled to vote on the matter has one vote; and

(b)
on a poll, every shareholder entitled to vote on the matter has one vote in respect of each share entitled to be voted on the matter and held by that shareholder and may exercise that vote either in person or by proxy.

12.2
Votes of Persons in Representative Capacity

A person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies the chair of the meeting, or the directors, that the person is a legal personal representative or a trustee in bankruptcy for a shareholder who is entitled to vote at the meeting.
12.3
Votes by Joint Holders

If there are joint shareholders registered in respect of any share:
(a)
any one of the joint shareholders may vote at any meeting, either personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or

(b)
if more than one of the joint shareholders is present at any meeting, personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

12.4
Legal Personal Representatives as Joint Shareholders

Two or more legal personal representatives of a shareholder in whose sole name any share is registered are, for the purposes of Article 12.3, deemed to be joint shareholders.
12.5
Representative of a Corporate Shareholder

If a corporation, that is not a subsidiary of the Company, is a shareholder, that corporation may appoint a person to act as its representative at any meeting of shareholders of the Company, and:
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(a)
for that purpose, the instrument appointing a representative must:

(i)
be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice for the receipt of proxies, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(ii)
be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting;

(b)
if a representative is appointed under this Article 12.5:

(i)
the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the representative represents as that corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

(ii)
the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

Evidence of the appointment of any such representative may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.
12.6
Proxy Provisions Do Not Apply to All Companies

Articles 12.7 to 12.15 do not apply to the Company if and for so long as it is a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or to which the Statutory Reporting Company Provisions apply.
12.7
Appointment of Proxy Holders

Every shareholder of the Company, including a corporation that is a shareholder but not a subsidiary of the Company, entitled to vote at a meeting of shareholders of the Company may, by proxy, appoint one or more (but not more than five) proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy.
12.8
Alternate Proxy Holders

A shareholder may appoint one or more alternate proxy holders to act in the place of an absent proxy holder.
12.9
When Proxy Holder Need Not Be Shareholder

A person must not be appointed as a proxy holder unless the person is a shareholder, although a person who is not a shareholder may be appointed as a proxy holder if:
(a)
the person appointing the proxy holder is a corporation or a representative of a corporation appointed under Article 12.5;

(b)
the Company has at the time of the meeting for which the proxy holder is to be appointed only one shareholder entitled to vote at the meeting; or

(c)
the shareholders present In person or by proxy at and entitled to vote at the meeting for which the proxy holder is to be appointed, by a resolution on which the proxy holder is not entitled to vote but in respect of which the proxy holder is to be counted in the quorum, permit the proxy holder to attend and vote at the meeting.

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12.10
 Deposit of Proxy

A proxy for a meeting of shareholders must:
(a)
be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(b)
unless the notice provides otherwise, be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.
12.11
 Validity of Proxy Vote

A vote given in accordance with the terms of a proxy is valid notwithstanding the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given, unless notice in writing of that death, incapacity or revocation is received:
(a)
at the registered office of the Company, at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(b)
by the chair of the meeting, before the vote is taken.

12.12
 Form of Proxy

A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the directors or the chair of the meeting:
(NAME OF COMPANY) (the “Company”)
The undersigned, being a shareholder of the Company, hereby appoints [name] or, failing that person, [name], as proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders of the Company to be held on [month, day, year] and at any adjournment of that meeting.
Number of shares in respect of which this proxy is given (if no number is specified, then this proxy if given in respect of all shares registered in the name of the shareholder):
Signed [month, day, year] [Signature of shareholder] [Name of shareholder—printed]
12.13
 Revocation of Proxy

Subject to Article 12.14, every proxy may be revoked by an instrument in writing that is:
(a)
received at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(b)
provided, at the meeting, to the chair of the meeting.

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12.14
 Revocation of Proxy Must Be Signed

An instrument referred to in Article 12.13 must be signed as follows:
(a)
if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or his or her legal personal representative or trustee in bankruptcy; or

(b)
if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under Article 12.5.

12.15
 Production of Evidence of Authority to Vote

The chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.
13.
Directors

13.1
First Directors; Number of Directors

The first directors are the persons designated as directors of the Company in the Notice of Articles that applies to the Company when it is recognized under the Business Corporations Act. The number of directors, excluding additional directors appointed under Article 14.8, is set at:
(a)
subject to paragraphs 13.1(b) and 13.1(c), the number of directors that is equal to the number of the Company’s first directors:

(b)
if the Company is a public company, the greater of three and the most recently set of:

(i)
the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(ii)
the number of directors set under Article 14.4:

(c)
if the Company is not a public company, the most recently set of:

(i)
the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(ii)
the number of directors set under Article 14.4.

13.2
Change in Number of Directors

If the number of directors is set under Articles 13.1(b)(i) or 13.1(c)(i):
(a)
the shareholders may elect or appoint the directors needed to fill any vacancies in the board of directors up to that number;

(b)
if the shareholders do not elect or appoint the directors needed to fill any vacancies in the board of directors up to that number contemporaneously with the setting of that number, then the directors may appoint, or the shareholders may elect or appoint, directors to fill those vacancies.

13.3
Directors’ Acts Valid Despite Vacancy

An act or proceeding of the directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles is in office.
13.4
Qualifications of Directors

A director is not required to hold a share of the Company as qualification for his or her office but must be qualified as required by the Business Corporations Act to become, act or continue to act as a director.
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13.5
Remuneration of Directors

The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. If the directors so decide, the remuneration of the directors, if any, will be determined by the shareholders. That remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company as such, who is also a director.
13.6
Reimbursement of Expenses of Directors

The Company must reimburse each director for the reasonable expenses that he or she may incur in and about the business of the Company.
13.7
Special Remuneration for Directors

If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of a director, or if any director is otherwise specially occupied in or about the Company’s business, he or she may be paid remuneration fixed by the directors, or, at the option of that director, fixed by ordinary resolution, and such remuneration may be either in addition to, or in substitution for, any other remuneration that he or she may be entitled to receive.
13.8
Gratuity, Pension or Allowance on Retirement of Director

Unless otherwise determined by ordinary resolution, the directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.
14.
Election and Removal of Directors

14.1
Election at Annual General Meeting

At every annual general meeting and in every unanimous resolution contemplated by Article 10.2:
(a)
the shareholders entitled to vote at the annual general meeting for the election of directors must elect, or in the unanimous resolution appoint, a board of directors consisting of the number of directors for the time being set under these Articles; and

(b)
all the directors cease to hold office immediately before the election or appointment of directors under paragraph 14.1(b), but are eligible for re-election or re-appointment.

14.2
Consent to be a Director

No election, appointment or designation of an individual as a director is valid unless:
(a)
that individual consents to be a director in the manner provided for in the Business Corporations Act;

(b)
that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director; or

(c)
with respect to first directors, the designation is otherwise valid under the Business Corporations Act.

14.3
Failure to Elect or Appoint Directors If:

(a)
the Company fails to hold an annual general meeting, and all the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by Article 10.2, on or before the date by which the annual general meeting is required to be held under the Business Corporations Act; or

(b)
the shareholders fail, at the annual general meeting or in the unanimous resolution contemplated by Article 10.2, to elect or appoint any directors;

15

then each director then in office continues to hold office until the earlier of:
(c)
the date on which his or her successor is elected or appointed; and

(d)
the date on which he or she otherwise ceases to hold office under the Business Corporations Act or these Articles.

14.4
Places of Retiring Directors Not Filled

If, at any meeting of shareholders at which there should be an election of directors, the places of any of the retiring directors are not filled by that election, those retiring directors who are not re-elected and who are asked by the newly elected directors to continue in office will, if willing to do so, continue in office to complete the number of directors for the time being set pursuant to these Articles until further new directors are elected at a meeting of shareholders convened for that purpose. If any such election or continuance of directors does not result in the election or continuance of the number of directors for the time being set pursuant to these Articles, the number of directors of the Company is deemed to be set at the number of directors actually elected or continued in office.
14.5
Directors May Fill Casual Vacancies

Any casual vacancy occurring in the board of directors may be filled by the directors.
14.6
Remaining Directors Power to Act

The directors may act notwithstanding any vacancy in the board of directors, but if the Company has fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the directors may only act for the purpose of appointing directors up to that number or of summoning a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the Business Corporations Act, for any other purpose.
14.7
Shareholders May Fill Vacancies

If the Company has no directors or fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the shareholders may elect or appoint directors to fill any vacancies on the board of directors.
14.8
Additional Directors

Notwithstanding Articles 13.1 and 13.2, between annual general meetings or unanimous resolutions contemplated by Article 10.2, the directors may appoint one or more additional directors, but the number of additional directors appointed under this Article 14.8 must not at any time exceed:
(a)
one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or

(b)
in any other case, one-third of the number of the current directors who were elected or appointed as directors other than under this Article 14.8.

Any director so appointed ceases to hold office immediately before the next election or appointment of directors under Article 14.1(a), but is eligible for re-election or re-appointment.
14.9
Ceasing to be a Director

A director ceases to be a director when:
(a)
the term of office of the director expires;

(b)
the director dies;

(c)
the director resigns as a director by notice in writing provided to the Company or a lawyer for the Company; or

(d)
the director is removed from office pursuant to Articles 14.10 or 14.11.

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14.10
 Removal of Director by Shareholders

The Company may remove any director before the expiration of his or her term of office by special resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy.
14.11
 Removal of Director by Directors

The directors may remove any director before the expiration of his or her term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company and does not promptly resign, and the directors may appoint a director to fill the resulting vacancy.
15.
Powers and Duties of Directors

15.1
Powers of Management

The directors must, subject to the Business Corporations Act and these Articles, manage or supervise the management of the business and affairs of the Company and have the authority to exercise all such powers of the Company as are not, by the Business Corporations Act or by these Articles, required to be exercised by the shareholders of the Company.
15.2
Appointment of Attorney of Company

The directors may from time to time, by power of attorney or other instrument, under seal if so required by law, appoint any person to be the attorney of the Company for such purposes, and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles and excepting the power to fill vacancies in the board of directors, to remove a director, to change the membership of, or fill vacancies in, any committee of the directors, to appoint or remove officers appointed by the directors and to declare dividends) and for such period, and with such remuneration and subject to such conditions as the directors may think fit. Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the directors think fit. Any such attorney may be authorized by the directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in him or her.
16.
Disclosure of Interest of Directors

16.1
Obligation to Account for Profits

A director or senior officer who holds a disclosable interest (as that term is used in the Business Corporations Act) in a contract or transaction into which the Company has entered or proposes to enter is liable to account to the Company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the Business Corporations Act.
16.2
Restrictions on Voting by Reason of Interest

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.
16.3
Interested Director Counted in Quorum

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.
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16.4
Disclosure of Conflict of Interest or Property

A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the Business Corporations Act.
16.5
Director Holding Other Office in the Company

A director may hold any office or place of profit with the Company, other than the office of auditor of the Company, in addition to his or her office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.
16.6
No Disqualification

No director or intended director is disqualified by his or her office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise, and no contract or transaction entered into by or on behalf of the Company in which a director is in any way interested is liable to be voided for that reason.
16.7
Professional Services by Director or Officer

Subject to the Business Corporations Act, a director or officer, or any person in which a director or officer has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or such person is entitled to remuneration for professional services as if that director or officer were not a director or officer.
16.8
Director or Officer in Other Corporations

A director or officer may be or become a director, officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and, subject to the Business Corporations Act, the director or officer is not accountable to the Company for any remuneration or other benefits received by him or her as director, officer or employee of, or from his or her interest in, such other person.
17.
Proceedings of Directors

17.1
Meetings of Directors

The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the directors held at regular intervals may be held at the place, at the time and on the notice, if any, as the directors may from time to time determine.
17.2
Voting at Meetings

Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting shall have a second or casting vote.
17.3
Chair of Meetings

The following individual is entitled to preside as chair at a meeting of directors:
(a)
the chair of the board, if any;

(b)
in the absence of the chair of the board, the president, if any, if the president is a director; or

(c)
any other director chosen by the directors if:

(d)
neither the chair of the board nor the president, if a director, is present at the meeting within 15 minutes after the time set for holding the meeting;

(e)
neither the chair of the board nor the president, if a director, is willing to chair the meeting; or

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(f)
the chair of the board and the president, if a director, have advised the secretary, if any, or any other director, that they will not be present at the meeting.

17.4
Meetings by Telephone or Other Communications Medium

A director may participate in a meeting of the directors or of any committee of the directors in person or by telephone if all directors participating in .the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A director may participate in a meeting of the directors or of any committee of the directors by a communications medium other than telephone if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other and if all directors who wish to participate in the meeting agree to such participation. A director who participates in a meeting in a manner contemplated by this Article 17.4 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner.
17.5
Calling of Meetings

A director may, and the secretary or an assistant secretary of the Company, if any, on the request of a director must, call a meeting of the directors at any time.
17.6
Notice of Meetings

Other than for meetings held at regular intervals as determined by the directors pursuant to Article 17.1, reasonable notice of each meeting of the directors, specifying the place, day and time of that meeting must be given to each of the directors by any method set out in Article 24.1 or orally or by telephone.
17.7
When Notice Not Required

It is not necessary to give notice of a meeting of the directors to a director if:
(a)
the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed, or is the meeting of the directors at which that director is appointed; or

(b)
the director, as the case may be, has waived notice of the meeting.

17.8
Meeting Valid Despite Failure to Give Notice

The accidental omission to give notice of any meeting of directors to, or the non-receipt of any notice by, any director does not invalidate any proceedings at that meeting.
17.9
Waiver of Notice of Meetings

Any director may send to the Company a document signed by him or her waiving notice of any past, present or future meeting or meetings of the directors and may at any time withdraw that waiver with respect to meetings held after that withdrawal. After sending a waiver with respect to all future meetings and until that waiver is withdrawn, no notice of any meeting of the directors need be given to that director and, unless the director otherwise requires by notice in writing to the Company and all meetings of the directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to such director.
17.10
 Quorum

The quorum necessary for the transaction of the business of the directors may be set by the directors and, if not so set, is deemed to be set at a majority of the board of directors or, if the number of directors is set at one, is deemed to be set at one director, and that director may constitute a meeting.
17.11
 Validity of Acts Where Appointment Defective

Subject to the Business Corporations Act, an act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.
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17.12
 Consent Resolutions in Writing

A resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it, whether by signed document, fax, email or any other method of transmitting legibly recorded messages, is as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held. Such resolution may be in two or more counterparts which together are deemed to constitute one resolution in writing. A resolution passed in that manner is effective on the date stated in the resolution or on the latest date stated on any counterpart. A resolution of the directors or of any committee of the directors passed in accordance with this Article 17.12 is deemed to be a proceeding at a meeting of directors or of the committee of the directors and to be as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors that satisfies all the requirements of the Business Corporations Act and all the requirements of these Articles relating to meetings of the directors or of a committee of the directors.
18.
Executive and Other Committees

18.1
Appointment and Powers of Executive Committee

The directors may, by resolution, appoint an executive committee consisting of the director or directors that they consider appropriate, and this committee has, during the intervals between meetings of the board of directors, all of the directors’ powers, except:
(a)
the power to fill vacancies in the board of directors;

(b)
the power to remove a director;

(c)
the power to change the membership of, or fill vacancies in, any committee of the directors; and

(d)
such other powers, if any, as may be set out in the resolution or any subsequent directors’ resolution.

18.2
Appointment and Powers of Other Committees

The directors may, by resolution:
(a)
appoint one or more committees (other than the executive committee) consisting of the director or directors that they consider appropriate;

(b)
delegate to a committee appointed under paragraph 18.2(a) any of the directors’ powers, except:

(c)
the power to fill vacancies in the board of directors;

(d)
the power to remove a director;

(e)
the power to change the membership of, or fill vacancies in, any committee of the directors; and

(f)
the power to appoint or remove officers appointed by the directors; and

(g)
make any delegation referred to in paragraph 18.2(b) subject to the conditions set out in the resolution or any subsequent directors’ resolution.

18.3
Obligations of Committees

Any committee appointed under Articles 18.1 or 18.2, in the exercise of the powers delegated to it, must:
(a)
conform to any rules that may from time to time be imposed on it by the directors; and

(b)
report every act or thing done in exercise of those powers at such times as the directors may require.

18.4
Powers of Board

The directors may, at any time, with respect to a committee appointed under Articles 18.1 or 18.2:
(a)
revoke or alter the authority given to the committee, or override a decision made by the committee, except as to acts done before such revocation, alteration or overriding;

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(b)
terminate the appointment of, or change the membership of, the committee; and

(c)
fill vacancies in the committee.

18.5
Committee Meetings

Subject to Article 18.3(a) and unless the directors otherwise provide in the resolution appointing the committee or in any subsequent resolution, with respect to a committee appointed under Articles 18.1 or 18.2:
(a)
the committee may meet and adjourn as it thinks proper;

(b)
the committee may elect a chair of its meetings but, if no chair of a meeting is elected, or if at a meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their number to chair the meeting;

(c)
a majority of the members of the committee constitutes a quorum of the committee; and

(d)
questions arising at any meeting of the committee are determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting does not have a second or casting vote.

19.
Officers

19.1
Directors May Appoint Officers

The directors may, from time to time, appoint such officers, if any, as the directors determine and the directors may, at any time, terminate any such appointment.
19.2
Functions, Duties and Powers of Officers

The directors may, for each officer:
(a)
determine the functions and duties of the officer;

(b)
entrust to and confer on the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit; and

(c)
revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

19.3
Qualifications

No officer may be appointed unless that officer is qualified in accordance with the Business Corporations Act. One person may hold more than one position as an officer of the Company. Any person appointed as the chair of the board or as the managing director must be a director. Any other officer need not be a director.
19.4
Remuneration and Terms of Appointment

All appointments of officers are to be made on the terms and conditions and at the remuneration (whether by way of salary, fee, commission, participation in profits or otherwise) that the directors thinks fit and are subject to termination at the pleasure of the directors, and an officer may in addition to such remuneration be entitled to receive, after he or she ceases to hold such office or leaves the employment of the Company, a pension or gratuity.
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20.
Indemnification

20.1
Definitions

In this Article 20:
(a)
“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(b)
“eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director, officer, former director or former officer of the Company (an “eligible party”) or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of the Company:

(i)
is or may be joined as a party; or

(ii)
is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(c)
“expenses” has the meaning set out in the Business Corporations Act.

20.2
Mandatory Indemnification of Directors, Officers, Former Officers and Former Directors

Subject to the Business Corporations Act, the Company must indemnify a director, officer, former director and former officer of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and officer is deemed to have contracted with the Company on the terms of the indemnity contained in this Article 20.2.
20.3
Indemnification of Other Persons

Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.
20.4
Non-Compliance with Business Corporations Act

The failure of a director or officer of the Company to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Part.
20.5
Company May Purchase Insurance

The Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:
(a)
is or was a director, officer, employee or agent of the Company;

(b)
is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company;

(c)
at the request of the Company, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or

(d)
at the request of the Company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position.
21.
Dividends

21.1
Payment of Dividends Subject to Special Rights and Restrictions

The provisions of this Article 21 are subject to the rights, if any, of shareholders holding shares with special rights as to dividends.
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21.2
Declaration of Dividends

Subject to the Business Corporations Act, the directors may from time to time declare and authorize payment of such dividends as they may deem advisable.
21.3
No Notice Required

The directors need not give notice to any shareholder of any declaration under Article 21.2.
21.4
Record Date

The directors may set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. The record date must not precede the date on which the dividend is to be paid by more than two months. If no record date is set, the record date is 5 p.m. on the date on which the directors pass the resolution declaring the dividend.
21.5
Manner of Paying Dividend

A resolution declaring a dividend may direct payment of the dividend wholly or partly by the distribution of specific assets or of fully paid shares or of bonds, debentures or other securities of the Company, or in any one or more of those ways.
21.6
Settlement of Difficulties

If any difficulty arises in regard to a distribution under Article 21.5, the directors may settle the difficulty as they deem advisable, and, in particular, may:
(a)
set the value for distribution of specific assets;

(b)
determine that cash payments in substitution for all or any part of the specific assets to which any shareholders are entitled may be made to any shareholders on the basis of the value so fixed in order to adjust the rights of all parties; and

(c)
vest any such specific assets in trustees for the persons entitled to the dividend.

21.7
When Dividend Payable

Any dividend may be made payable on such date as is fixed by the directors.
21.8
Dividends to be Paid in Accordance with Number of Shares

All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.
21.9
Receipt by Joint Shareholders

If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.
21.10
 Dividend Bears No Interest

No dividend bears interest against the Company.
21.11
 Fractional Dividends

If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.
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21.12
 Payment of Dividends

Any dividend or other distribution payable in cash in respect of shares may be paid by cheque, made payable to the order of the person to whom it is sent, and mailed to the address of the shareholder, or in the case of joint shareholders, to the address of the joint shareholder who is first named on the central securities register, or to the person and to the address the shareholder or joint shareholders may direct in writing. The mailing of such cheque will, to the extent of the sum represented by the cheque (plus the amount of the tax required by law to be deducted), discharge all liability for the dividend unless such cheque is not paid on presentation or the amount of tax so deducted is not paid to the appropriate taxing authority.
21.13
 Capitalization of Surplus

Notwithstanding anything contained in these Articles, the directors may from time to time capitalize any surplus of the Company and may from time to time issue, as fully paid, shares or any bonds, debentures or other securities of the Company as a dividend representing the surplus or any part of the surplus.
22.
Documents, Records and Reports

22.1
Recording of Financial Affairs

The directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the Business Corporations Act.
22.2
Inspection of Accounting Records

Unless the directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of the Company is entitled to inspect or obtain a copy of any accounting records of the Company.
23.
Notices

23.1
Method of Giving Notice

Unless the Business Corporations Act or these Articles provides otherwise, a notice, statement, report or other record required or permitted by the Business Corporations Act or these Articles to be sent by or to a person may be sent by any one of the following methods:
(a)
mail addressed to the person at the applicable address for that person as follows:

(b)
for a record mailed to a shareholder, the shareholder’s registered address;

(c)
for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class;

(d)
in any other case, the mailing address of the intended recipient;

(e)
delivery at the applicable address for that person as follows, addressed to the person:

(f)
for a record delivered to a shareholder, the shareholder’s registered address;

(g)
for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class;

(h)
in any other case, the delivery address of the intended recipient;

(i)
sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

(j)
sending the record by email to the email address provided by the intended recipient for the sending of that record or records of that class; or

(k)
physical delivery to the intended recipient.

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23.2
Deemed Receipt of Mailing

A record that is mailed to a person by ordinary mail to the applicable address for that person referred to in Article 23.1 is deemed to be received by the person to whom it was mailed on the day, Saturdays, Sundays and holidays excepted, following the date of mailing.
23.3
Certificate of Sending

A certificate signed by the secretary, if any, or other officer of the Company or of any other corporation acting in that behalf for the Company stating that a notice, statement, report or other record was addressed as required by Article 23.1, prepaid and mailed or otherwise sent as permitted by Article 23.1 is conclusive evidence of that fact.
23.4
Notice to Joint Shareholders

A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing the notice to the joint shareholder first named in the central securities register in respect of the share.
23.5
Notice to Trustees

A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:
(a)
mailing the record, addressed to them:

(i)
by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and

(ii)
at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or

(b)
if an address referred to in paragraph 23.5(a)(ii) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

24.
Seal

24.1
Who May Attest Seal

Except as provided in Articles 24.2 and 24.3, the Company’s seal, if any, must not be impressed on any record except when that impression is attested by the signatures of:
(a)
any two directors;

(b)
any officer, together with any director;

(c)
if the Company only has one director, that director; or

(d)
any one or more directors or officers or persons as may be determined by the directors.

24.2
Sealing Copies

For the purpose of certifying under seal a certificate of incumbency of the directors or officers of the Company or a true copy of any resolution or other document, despite Article 24.1, the impression of the seal may be attested by the signature of any director or officer.
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24.3
Mechanical Reproduction of Seal

The directors may authorize the seal to be impressed by third parties on share certificates or bonds, debentures or other securities of the Company as they may determine appropriate from time to time. To enable the seal to be impressed on any share certificates or bonds, debentures or other securities of the Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the directors or officers of the Company are, in accordance with the Business Corporations Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print such definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies reproducing the seal and the chair of the board or any senior officer together with the secretary, treasurer, secretary-treasurer, an assistant secretary, an assistant treasurer or an assistant secretary-treasurer may in writing authorize such person to cause the seal to be impressed on such definitive or interim share certificates or bonds, debentures or other securities by the use of such dies. Share certificates or bonds, debentures or other securities to which the seal has been so impressed are for all purposes deemed to be under and to bear the seal impressed on them.
25.
Special Rights and Restrictions of Preferred Shares

25.1
Special Rights and Restrictions of Preferred Shares, as a Class

The following special rights and restrictions shall be attached to the preferred shares without par value:
(a)
The preferred shares as a class shall have attached thereto the special rights and restrictions specified in this Article 25.1.

(b)
Preferred shares may at any time and from time to time be issued in one or more series. The directors may from time to time, by resolution passed before the issue of any preferred shares of any particular series, alter the Notice of Articles of the Company to fix the number of preferred shares in, and to determine the designation of the preferred shares of, that series and alter the Articles to create, define and attach special rights and restrictions to the preferred shares of that series, including, but without in any way limiting or restricting the generality of the foregoing, the rate or amount of dividends, whether cumulative, non-cumulative or partially cumulative, the dates, places and currencies of payment thereof, the consideration for, and the terms and conditions of, any purchase for cancellation or redemption thereof, including redemption after a fixed term or at a premium, conversion or exchange rights, the terms and conditions of any share purchase plan or sinking fund, the restrictions respecting payment of dividends on, or the repayment of capital in respect of, any other shares of the Company and voting rights and restrictions; but no special right or restriction so created, defined or attached shall contravene the provisions of clause (c) of this Article 25.1.

(c)
Holders of preferred shares shall be entitled, on the distribution of assets of the Company or on the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or on any other distribution of assets of the Company among its members for the purpose of winding up its affairs, to receive before any distribution shall be made to holders of common shares or any other shares of the Company ranking junior to the preferred shares with respect to repayment of capital, the amount paid up with respect to each preferred share held by them, together with the fixed premium (if any) thereon, all accrued and unpaid cumulative dividends (if any and if preferential) thereon. After payment to holders of preferred shares of the amounts so payable to them, such holders shall not be entitled to share in any further distribution of the property or assets of the Company except as specifically provided in the special rights and restrictions attached to any particular series of the preferred shares.

26.
Special Rights and Restrictions of the Common Shares

26.1
Designation and Number

The common shares in the capital of the Company shall consist of the number of common shares set out in the Notice of Articles of the Company, which common shares shall be designated as “Common Shares”.
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26.2
Conversion

Each issued and outstanding Common Share shall automatically convert without any action to be taken by any holder of the Common Shares into one-half of one Class A Voting Share and one-half of one Class B Non-Voting Share effective immediately prior to the “Effective Time” (as defined in the merger agreement dated [•], 2016 between the Company, Orion Arm Acquisition Inc. and Solar). No fractional Class A Voting Shares or Class B Non-Voting Shares will be issued upon completion of the foregoing conversion. With respect to each holder of Common Shares, if the conversion provided for in this Article 26.2 would result in such holder being issued a fractional share, such fraction will be rounded up to the nearest whole number.
26.3
Dividends

The holders of the Common Shares shall, subject to the rights of the holders of any other class of shares of the Company entitled to dividends in priority to the holders of the Common Shares, participate equally with the holders of the Class A Voting Shares and the Class B Non-Voting Shares with respect to dividends.
Whenever a dividend other than a dividend that constitutes a Share Distribution, is declared and paid to the holders of Common Shares then outstanding, the Company shall also pay a dividend equally, on a share for share basis, to the holders of the Class A Voting Shares and the Class B Non-Voting Shares then outstanding without preference or priority.
Whenever a Share Distribution is made to the holders of Common Shares then outstanding, the Company shall also make a Share Distribution to the holders of the Class A Voting Shares and the Class B Non-Voting Shares then outstanding.
Dividends shall be payable only as and when declared by the board.
26.4
Liquidation, Dissolution or Winding Up

In the event of any liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Company, all of the property and assets of the Company available for distribution to the holders of the Common Shares shall be paid or distributed equally, share for share, to the holders of the Common Shares, the Class A Voting Shares and the Class B Non-Voting Shares, respectively, without preference or distinction.
26.5
Voting

Each holder of a Common Share is entitled to:
(a)
one vote for each Common Share held at all meetings of shareholders;

(b)
receive notice of and to attend all meetings of shareholders of the Company, except meetings at which only the holders of a specified class of shares (other than the Common Shares) are entitled to attend; and

(c)
vote on all matters submitted to a vote or consent of shareholders of the Company, except matters upon which only the holders of a specified class of shares (other than the Common Shares) are entitled to vote.

27.
Special Rights and Restrictions of the Class A Voting Shares

27.1
Designation and Number

The Class A voting shares shall consist of the number of Class A voting shares set out in the Notice of Articles of the Company, which Class A voting shares shall be designated as “Class A Voting Shares”.
27.2
Rights

Except as otherwise provided in these Articles, each Class A Voting Share and each Class B Non-Voting Share shall have the same rights, privileges and restrictions and shall be identical in all respects.
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27.3
Dividends

The holders of the Class A Voting Shares shall, subject to the rights of the holders of any other class of shares of the Company entitled to dividends in priority to the holders of the Class A Voting Shares, participate equally with the holders of the Common Shares and the Class B Non-Voting Shares with respect to dividends.
Whenever a dividend, other than a dividend that constitutes a Share Distribution, is declared and paid to the holders of Class A Voting Shares then outstanding, the Company shall also declare and pay a dividend equally, on a share for share basis, to the holders of the Common Shares and the Class B Non-Voting Shares then outstanding, without preference or priority.
Whenever a Share Distribution is declared and paid to the holders of Class A Voting Shares then outstanding, the Company shall also declare and pay a Share Distribution to the holders of the Common Shares and the Class B Non-Voting Shares then outstanding as provided in Article 26.4.
Dividends shall be payable only as and when declared by the board.
27.4
Share Distribution

Notwithstanding that the market value of any stock dividend paid on one class of shares may be different from the declared market value of the stock dividend paid simultaneously on another class of shares, the board may, at any time and from time to time, declare and pay a stock dividend:
(a)
payable in Class A Voting Shares on the Class A Voting Shares provided that at the same time a stock dividend payable in either Class A Voting Shares or in Class B Non-Voting Shares is declared and paid in the same number of shares per share on the Class B Non-Voting Shares and the Common Shares;

(b)
payable in Class B Non-Voting Shares on the Class A Voting Shares; provided that at the same time a stock dividend payable in either Class A Voting Shares or Class B Non-Voting Shares is declared and paid in the same number of shares per share on the Class B Non-Voting Shares and Common Shares;

(c)
payable in Class A Voting Shares on the Class B Non-Voting Shares; provided that at the same time a stock dividend payable in either Class A Voting Shares or Class B Non-Voting Shares is declared and paid in the same number of shares per share on the Class A Voting Shares and Common Shares; and

(d)
payable in Class B Non-Voting Shares on the Class B Non-Voting Shares; provided that at the same time a stock dividend payable in either Class A Voting Shares or Class B Non-Voting Shares is declared and paid in the same number of shares per share on the Class A Voting Shares and Common Shares.

27.5
Liquidation, Dissolution or Winding Up

In the event of any liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Company, all of the property and assets of the Company available for distribution to the holders of the Company’s common equity shall be paid or distributed equally, share for share, to the holders of the Common Shares, the Class A Voting Shares and the Class B Non-Voting Shares, respectively, without preference or distinction.
27.6
Voting

Each holder of a Class A Voting Share is entitled to:
(a)
one vote for each Class A Voting Share held at all meetings of shareholders;

(b)
receive notice of and to attend all meetings of shareholders of the Company, except meetings at which only the holders of a specified class of shares (other than the Class A Voting Shares) are entitled to attend; and

(c)
vote on all matters submitted to a vote or consent of shareholders of the Company, except matters upon which only the holders of a specified class of shares (other than the Class A Common Shares) are entitled to vote.

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27.7
Subdivision, Reclassification, Exchange or Consolidation

No subdivision, reclassification, exchange or consolidation of the Class A Voting Shares or the Class B Non-Voting Shares shall be carried out unless, at the same time, the Class B Non-Voting Shares or the Class A Voting Shares, as the case may be, are subdivided, reclassified, exchanged or consolidated in the same manner and on the same basis.
28.
Special Rights and Restrictions of the Class B Non-Voting Shares

28.1
Designation and Number

The Class B non-voting shares shall consist of the number of Class B non-voting shares set out in the Notice of Articles of the Company, which Class B non-voting shares shall be designated as “Class B Non-Voting Shares”.
28.2
Rights

Except as otherwise provided in these Articles, each Class A Voting Share and each Class B Non-Voting Share shall have the same rights, privileges and restrictions and shall be identical in all respects.
28.3
Dividends

The holders of the Class B Non-Voting Shares shall, subject to the rights of the holders of any other class of shares of the Company entitled to dividends in priority to the holders of the Class B Non-Voting Shares, participate equally, on as share for share basis, with the holders of the Common Shares and the Class A Voting Shares with respect to dividends.
Whenever a dividend, other than a dividend that constitutes a Share Distribution, is declared and paid to the holders of Class B Non-Voting Shares then outstanding, the Company shall also declare and pay a dividend equally to the holders of the Common Shares and the Class A Voting Shares then outstanding, on a share for share basis, without preference or priority.
Whenever a Share Distribution is declared and paid to the holders of Class B Non-Voting Shares then outstanding, the Company shall also declare and pay a Share Distribution to the holders of the Common Shares and the Class A Voting Shares then outstanding as provided in Article 27.4.
Dividends shall be payable only as and when declared by the board.
28.4
Share Distributions

Notwithstanding that the market value of any stock dividend paid on one class of shares may be different from the market value of the stock dividend paid simultaneously on another class of shares, the board may, at any time and from time to time, declare and pay a stock dividend:
(a)
payable in Class A Voting Shares on the Class A Voting Shares; provided that at the same time a stock dividend payable in either Class A Voting Shares or in Class B Non-Voting Shares is declared and paid in the same number of shares per share on the Class B Non-Voting Shares and the Common Shares;

(b)
payable in Class B Non-Voting Shares on the Class A Voting Shares; provided that at the same time a stock dividend payable in either Class A Voting Shares or Class B Non-Voting Shares is declared and paid in the same number of shares per share on the Class B Non-Voting Shares and the Common Shares;

(c)
payable in Class A Voting Shares on the Class B Non-Voting Shares; provided that at the same time a stock dividend payable in either Class A Voting Shares or Class B Non-Voting Shares is declared and paid in the same number of shares per share on the Class A Voting Shares and Common Shares; and

(d)
payable in Class B Non-Voting Shares on the Class B Non-Voting Shares; provided that at the same time a stock dividend payable in either Class A Voting Shares or Class B Non-Voting Shares is declared and paid in the same number of shares per share on the Class A Voting Shares and Common Shares.

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28.5
Liquidation, Dissolution or Winding Up

In the event of any liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Company, all of the property and assets of the Company available for distribution to the holders of the Company’s common equity shall be paid or distributed equally, share for share, to the holders of the Class B Non-Voting Shares, the Common Shares and the Class A Voting Shares, respectively, without preference or distinction.
28.6
Notice of Meetings

The holders of the Class B Non-Voting Shares shall be entitled to receive notice of and to attend, but, subject to the Business Corporations Act, not to vote, at any and all meetings of the shareholders of the Company.
28.7
Subdivision, Reclassification, Exchange or Consolidation

No subdivision, reclassification, exchange or consolidation of the Class A Voting Shares or the Class B Non-Voting Shares shall be carried out unless, at the same time, the Class B Non-Voting Shares or the Class A Voting Shares, as the case may be, are subdivided, reclassified, exchanged or consolidated in the same manner and on the same basis.
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Exhibit A-3
Parent Stockholder Resolution
APPROVAL 1: Amendments to the Company’s Articles and Notice of Articles
BE IT RESOLVED, AS A SPECIAL RESOLUTION, THAT:
1.
The authorized share structure of  [LUNAR] (the “Company”) be and is hereby altered to: (a) create a new class of voting shares entitled the “Class A Voting Shares”, without par value and with the special rights and restrictions set out in the Amended and Restated Articles of the Company (the “Amended and Restated Articles”) attached as Appendix “•” to the management information circular of the Company dated •, 2016 (the “Circular”), and to authorize the Company to issue up to 500,000,000 Class A Voting Shares without par value; (b) create a new class of non-voting shares entitled the “Class B Non-Voting Shares”, without par value and with the special rights and restrictions set out in the Amended and Restated Articles, and to authorize the Company to issue up to 500,000,000 Class B Non-Voting Shares without par value; and (c) remove from the authorized share capital each of the authorized series of Preferred Shares, none of which are currently outstanding;

2.
The alteration of the Notice of Articles of the Company be and is hereby authorized to reflect the alterations and amendments to the Company’s authorized share structure authorized by the preceding resolution;

3.
Pursuant to Section 257 of the Business Corporations Act (British Columbia) (the “BCBCA”), such alteration of the authorized share structure of the Company shall not take effect until a copy of the resolutions in paragraphs 1 and 2 above are received for deposit at the Company’s records office and a Notice of Alteration has been filed with the Registrar of Companies;

4.
The existing Articles of the Company be amended and restated in the form of the Amended and Restated Articles to effect, among other things: (a) the amendment of Article 26 to: (i) eliminate the Special Rights and Restrictions of 5.25% Convertible Redeemable Preferred Shares, Series A; and (ii) create the Special Rights and Restrictions of the Common Shares; (b) the amendment of Article 27 to: (i) eliminate the Special Rights and Restrictions of Preferred Shares, Restricted Voting, Non-Transferable Series B; and (ii) create the Special Rights and Restrictions of the Class A Voting Shares; and (c) the addition of Article 28 to create the Special Rights and Restrictions of the Class B Non-Voting Shares;

5.
Pursuant to Section 259 of the BCBCA, the alterations of the Articles of the Company as set forth in the Amended and Restated Articles shall not take effect until a copy of the resolution in paragraph 4 is received for deposit at the Company’s records office;

6.
The conversion of the Common Shares into Class A Voting Shares and Class B Non-Voting Shares in accordance with the provisions of the Amended and Restated Articles is authorized and approved. Immediately following such conversion, the authorized share structure of the Company be and is hereby further altered to eliminate the class of shares entitled the “Common Shares”, none of which would then be outstanding;

7.
The further alteration of the Notice of Articles of the Company be and is hereby authorized to reflect the alterations and amendments authorized by the resolution in paragraph 6 above;

8.
Pursuant to Section 257 of the BCBCA, the alteration of the authorized share structure of the Company shall not take effect until a copy of the resolutions in paragraphs 6 and 7 above are received for deposit at the Company’s records office and a Notice of Alteration identifying the date and effective time of such resolutions has been filed with the Registrar of Companies;

9.
Immediately thereafter, the Amended and Restated Articles of the Company be further amended and restated in the form of the Amended and Restated Articles attached as Appendix “•” to the Circular (the “Further Amended and Restated Articles”) and to effect: (a) the amendment of Article 26 to eliminate the Special Rights and Restrictions of the Common Shares; (b) the amendment of Article 27 to eliminate reference to the Common Shares in the Special Rights and Restrictions of the Class A Voting Shares; and (c) the amendment to Article 28 to eliminate reference to the Common Shares in the Special Rights and Restrictions of Special Rights and Restrictions of the Class B Non-Voting Shares;
10.
Pursuant to Section 259 of the BCBCA, the alterations of the Amended and Restated Articles of the Company set forth in the form of the Further Amended and Restated Articles shall not take effect until a copy of the resolution in paragraph 9 is received for deposit at the Company’s records office;

11.
Any one director or officer of the Company be and is hereby authorized to execute and deliver all such documents and instruments, including one or more Notices of Alteration, and to file a certified copy of this Special Resolution and to do such further acts, as may be necessary to give full effect to this Special Resolution or as may be required to carry out the full intent and meaning thereof at such time as the directors of the Company may determine; and

12.
The directors of the Company be and are authorized to revoke this Special Resolution before it is acted on without further approval of the shareholders of the Company.

2

APPROVAL 2: Issuance of shares in connection with the acquisition
BE IT RESOLVED, AS AN ORDINARY RESOLUTION, THAT:
1.
[LUNAR] (the “Company”) be and is hereby authorized to issue up to • Class A Voting Shares of the Company and up to • Class B Non-Voting Shares of the Company, such shares forming part of the consideration to be paid in connection with the acquisition by a subsidiary of the Company (“Acquisition Co”) of all of the issued and outstanding stock of [Solar] (“Solar”) pursuant to the agreement and plan of merger dated as of June •, 2016 by and among the Company, Acquisition Co and [Solar]);

2.
The Company be and is hereby authorized to assume the outstanding options and restricted stock units relating to Solar shares of Series A Common Stock and restricted shares of Series A Common Stock (the “Solar Equity Awards”) and to convert such Solar Equity Awards into options and restricted stock units relating to Class B Non-Voting Shares of the Company and restricted shares of Class B Non-Voting Shares of the Company, respectively, that in each case will continue to vest on the same terms and conditions as in effect immediately prior to the Merger;

3.
Any one director or officer of the Company be and is hereby authorized to execute and deliver all such documents and instruments and to do such further acts, as may be necessary to give full effect to this ordinary resolution or as may be required to carry out the full intent and meaning thereof at such times as the directors of the Company may determine; and

4.
The directors of the Company be and are authorized to revoke this ordinary resolution before it is acted on without further approval of the shareholders of the Company.

3

Exhibit A-4
RIDER for Lionsgate Notice of Articles
To be inserted at Page 4
1. 200,000,000 Preference Shares	Without Par Value
Special Rights or Restrictions are attached
2. 500,000,000 Class A Voting Shares	Without Par Value
Special Rights or Restrictions are attached
3. 500,000,000 Class B Non-Voting Shares	Without Par Value
Special Rights or Restrictions are attached

EXHIBIT A-5
LIONS GATE ENTERTAINMENT CORP.
Amalgamation Number: BC0786966
Translation of the company name that the company intends to use outside of Canada: N/A
(the “Company”)
ARTICLES
i

v

LIONSGATE ENTERTAINMENT CORP.
Amalgamation Number: BC0786966
Translation of the company name that the company intends to use outside of Canada: N/A
(the “Company”)
ARTICLES
The Company has as its articles the following articles:
1.
Interpretation

1.1
Definitions

In these Articles, unless the context otherwise requires:
(a)
“board of directors”, “directors” and “board” mean the directors or sole director of the Company for the time being;

(b)
“Business Corporations Act” means the Business Corporations Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act;

(c)
“legal personal representative” means the personal or other legal representative of the shareholder;

(d)
“registered address” of a shareholder means the shareholder’s address as recorded in the central securities register;

(e)
“seal” means the seal of the Company, if any;

(f)
“Share Distribution” means a dividend or distribution (including a distribution made in connection with any stock-split, reclassification, recapitalization, full or partial liquidation of dissolution, winding up of the Company) payable in shares of any class or other securities of the Company or any other person.

1.2
Business Corporations Act and Interpretation Act Definitions Applicable

The definitions in the Business Corporations Act and the definitions and rules of construction in the Interpretation Act, with the necessary changes, so far as applicable, and unless the context requires otherwise, apply to these Articles as if they were an enactment. If there is a conflict between a definition in the Business Corporations Act and a definition or rule in the Interpretation Act relating to a term used in these Articles, the definition in the Business Corporations Act will prevail in relation to the use of the term in these Articles. If there is a conflict between these Articles and the Business Corporations Act, the Business Corporations Act will prevail.
2.
Shares and Share Certificates

2.1
Authorized Share Structure

The authorized share structure of the Company consists of shares of the class or classes and series, if any, described in the Notice of Articles of the Company.
2.2
Form of Share Certificate

Each share certificate issued by the Company must comply with, and be signed as required by, the Business Corporations Act.
2.3
Shareholder Entitled to Certificate or Acknowledgment Each shareholder is entitled, without charge, to:

(a)
one share certificate representing the shares of each class or series of shares registered in the shareholder’s name; or

(b)
a non-transferable written acknowledgment of the shareholder’s right to obtain such a share certificate;

provided that in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate and delivery of a share certificate for a share to one of several joint shareholders or to one of the shareholders’ duly authorized agents will be sufficient delivery to all.
2.4
Delivery by Mail

Any share certificate or non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate may be sent to the shareholder by mail at the shareholder’s registered address and neither the Company nor any director, officer or agent of the Company is liable for any loss to the shareholder because the share certificate or acknowledgement is lost in the mail or stolen.
2.5
Replacement of Worn Out or Defaced Certificate or Acknowledgement

If the directors are satisfied that a share certificate or a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate is worn out or defaced, they must, on production to them of the share certificate or acknowledgment, as the case may be, and on such other terms, if any, as they think fit:
(a)
order the share certificate or acknowledgment, as the case may be, to be cancelled; and

(b)
issue a replacement share certificate or acknowledgment, as the case may be.

2.6
Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgment

If a share certificate or a non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate is lost, stolen or destroyed, a replacement share certificate or acknowledgment, as the case may be, must be issued to the person entitled to that share certificate or acknowledgment, as the case may be, if the directors receive:
(a)
proof satisfactory to them that the share certificate or acknowledgment is lost, stolen or destroyed; and

(b)
any indemnity the directors consider adequate.

2.7
Splitting Share Certificates

If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder’s name two or more share certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as the share certificate so surrendered, the Company must cancel the surrendered share certificate and issue replacement share certificates in accordance with that request.
2.8
Certificate Fee

There must be paid to the Company, in relation to the issue of any share certificate under Articles 2.5, 2.6 or 2.7, the amount, if any and which must not exceed the amount prescribed under the Business Corporations Act, determined by the directors.
2.9
Recognition of Trusts

Except as required by law or statute or these Articles, no person will be recognized by the Company as holding any share upon any trust, and the Company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or fraction of a share or (except as by law or statute or these Articles provided or as ordered by a court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in the shareholder.
3.
Issue of Shares

3.1
Directors Authorized

Subject to the Business Corporations Act and the rights of the holders of issued shares of the Company, the Company may issue, allot, sell or otherwise dispose of the unissued shares, and issued shares held by the
2

Company, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices (including any premium at which shares with par value may be issued) that the directors may determine. The issue price for a share with par value must be equal to or greater than the par value of the share.
3.2
Commissions and Discounts

The Company may at any time, pay a reasonable commission or allow a reasonable discount to any person in consideration of that person purchasing or agreeing to purchase shares of the Company from the Company or any other person or procuring or agreeing to procure purchasers for shares of the Company.
3.3
Brokerage

The Company may pay such brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.
3.4
Conditions of Issue

Except as provided for by the Business Corporations Act, no share may be issued until it is fully paid. A share is fully paid when:
(a)
consideration is provided to the Company for the issue of the share by one or more of the following:

(i)
past services performed for the Company;

(ii)
property;

(iii)
money; and

(b)
the value of the consideration received by the Company equals or exceeds the issue price set for the share under Article 3.1.

3.5
Share Purchase Warrants and Rights

Subject to the Business Corporations Act, the Company may issue share purchase warrants, options and rights upon such terms and conditions as the directors determine, which share purchase warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the Company from time to time.
4.
Share Registers

4.1
Central Securities Register

As required by and subject to the Business Corporations Act, the Company must maintain in British Columbia a central securities register. The directors may, subject to the Business Corporations Act, appoint an agent to maintain the central securities register. The directors may also appoint one or more agents, including the agent which keeps the central securities register, as transfer agent for its shares or any class or series of its shares, as the case may be, and the same or another agent as registrar for its shares or such class or series of its shares, as the case may be. The directors may terminate such appointment of any agent at any time and may appoint another agent in its place.
4.2
Closing Register

The Company must not at any time close its central securities register.
5.
Share Transfers

5.1
Registering Transfers

A transfer of a share of the Company must not be registered unless:
(a)
a duly signed instrument of transfer in respect of the share has been received by the Company;

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(b)
if a share certificate has been issued by the Company in respect of the share to be transferred, that share certificate has been surrendered to the Company; and

(c)
if a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate has been issued by the Company in respect of the share to be transferred, that acknowledgment has been surrendered to the Company.

5.2
Form of Instrument of Transfer

The instrument of transfer in respect of any share of the Company must be either in the form, if any, on the back of the Company’s share certificates or in any other form that may be approved by the directors from time to time.
5.3
Transferor Remains Shareholder

Except to the extent that the Business Corporations Act otherwise provides, the transferor of shares is deemed to remain the holder of the shares until the name of the transferee is entered in a securities register of the Company in respect of the transfer.
5.4
Signing of Instrument of Transfer

If a shareholder, or his or her duly authorized attorney, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer or specified in any other manner, or, if no number is specified, all the shares represented by the share certificates or set out in the written acknowledgments deposited with the instrument of transfer:
(a)
in the name of the person named as transferee in that instrument of transfer; or

(b)
if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered.

5.5
Enquiry as to Title Not Required

Neither the Company nor any director, officer or agent of the Company is bound to inquire into the title of the person named in the instrument of transfer as transferee or, if no person is named as transferee in the instrument of transfer, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered or is liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares, of any interest in the shares, of any share certificate representing such shares or of any written acknowledgment of a right to obtain a share certificate for such shares.
5.6
Transfer Fee

There must be paid to the Company, in relation to the registration of any transfer, the amount, if any, determined by the directors.
6.
Transmission Of Shares

6.1
Legal Personal Representative Recognized on Death

In case of the death of a shareholder, the legal personal representative, or if the shareholder was a joint holder, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder’s interest in the shares. Before recognizing a person as a legal personal representative, the directors may require proof of appointment by a court of competent jurisdiction, a grant of letters probate, letters of administration or such other evidence or documents as the directors consider appropriate.
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6.2
Rights of Legal Personal Representative

The legal personal representative has the same rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles, provided the documents required by the Business Corporations Act and the directors have been deposited with the Company.
7.
Purchase Of Shares

7.1
Company Authorized to Purchase Shares

Subject to Article 7.2, the special rights and restrictions attached to the shares of any class or series and the Business Corporations Act, the Company may, if authorized by the directors, purchase or otherwise acquire any of its shares at the price and upon the terms specified in such resolution.
7.2
Purchase When Insolvent

The Company must not make a payment or provide any other consideration to purchase or otherwise acquire any of its shares if there are reasonable grounds for believing that:
(a)
the Company is insolvent; or

(b)
making the payment or providing the consideration would render the Company insolvent.

7.3
Sale and Voting of Purchased Shares

If the Company retains a share redeemed, purchased or otherwise acquired by it, the Company may sell, gift or otherwise dispose of the share, but, while such share is held by the Company, it:
(a)
is not entitled to vote the share at a meeting of its shareholders;

(b)
must not pay a dividend in respect of the share; and

(c)
must not make any other distribution in respect of the share.

8.
Borrowing Powers

8.1
General Powers

The Company, if authorized by the directors, may:
(a)
borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that they consider appropriate;

(b)
issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person and at such discounts or premiums and on such other terms as they consider appropriate;

(c)
guarantee the repayment of money by any other person or the performance of any obligation of any other person; and

(d)
mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of the Company.

8.2
Terms of Debt Obligations

Any bonds, debentures or other debt obligations of the Company may be issued at a discount, premium or otherwise, and with any special privileges as to redemption, surrender, drawing, allotment of or conversion into or exchange for shares or other securities, attending and voting at general meetings of the Company and appointment of the Directors or otherwise all as the Directors may determine. The directors may make
5

any bonds, debentures or other debt obligations issued by the Company by their terms assignable free from any equities between the Company and the person to whom they may be issued or any other person who lawfully acquires them by assignment, purchase or otherwise.
8.3
Powers of Directors may be exercised by committee or other delegate

For greater certainty, the powers of the directors under this Part 8 may be exercised by a committee or other delegate, direct or indirect, of the board authorized to exercise such powers.
9.
Alterations

9.1
Alteration of Authorized Share Structure

Subject to Article 9.2 and the Business Corporations Act, the Company may by special resolution:
(a)
create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

(b)
increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(c)
subdivide or consolidate all or any of its unissued, or fully paid issued, shares;

(d)
if the Company is authorized to issue shares of a class of shares with par value:

(i)
decrease the par value of those shares; or

(ii)
if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

(e)
change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

(f)
alter the identifying name of any of its shares; or

(g)
otherwise alter its shares or authorized share structure when required or permitted to do so by the Business Corporations Act.

9.2
Special Rights and Restrictions

Subject to the Business Corporations Act, the Company may by special resolution:
(a)
create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

(b)
vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued.

9.3
Change of Name

The Company may by special resolution authorize an alteration of its Notice of Articles in order to change its name.
9.4
Other Alterations

If the Business Corporations Act does not specify the type of resolution and these Articles do not specify another type of resolution, the Company may by ordinary resolution alter these Articles or the Notices of Articles.
6

10.
Meetings Of Shareholders

10.1
Annual General Meetings

Unless an annual general meeting is deferred or waived in accordance with the Business Corporations Act, the Company must hold its first annual general meeting within 18 months after the date on which it was incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such time and place as may be determined by the directors.
10.2
Resolution Instead of Annual General Meeting

If all the shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution under the Business Corporations Act to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this Article 10.2, select as the Company’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.
10.3
Calling of Meetings of Shareholders

The directors may, whenever they think fit, call a meeting of shareholders.
10.4
Notice for Meetings of Shareholders

The Company must send notice of the date, time and location of any meeting of shareholders, in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting:
(a)
if and for so long as the Company is a public company, 21 days;

(b)
otherwise, 10 days.

10.5
Record Date for Notice

The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. The record date must not precede the date on which the meeting is held by fewer than:
(a)
if and for so long as the Company is a public company, 21 days;

(b)
otherwise, 10 days.

If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.
10.6
Record Date for Voting

The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.
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10.7
Failure to Give Notice and Waiver of Notice

The accidental omission to send notice of any meeting to, or the non-receipt of any notice by, any of the persons entitled to notice does not invalidate any proceedings at that meeting. Any person entitled to notice of a meeting of shareholders may, in writing or otherwise, waive or reduce the period of notice of such meeting.
10.8
Notice of Special Business at Meetings of Shareholders

If a meeting of shareholders is to consider special business within the meaning of Article 11.1, the notice of meeting must:
(a)
state the general nature of the special business; and

(b)
if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by shareholders:

(i)
at the Company’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and

(ii)
during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

11.
Proceedings At Meetings Of Shareholders

11.1
Special Business

At a meeting of shareholders, the following business is special business:
(a)
at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting;

(b)
at an annual general meeting, all business is special business except for the following:

(i)
business relating to the conduct of or voting at the meeting;

(ii)
consideration of any financial statements of the Company presented to the meeting;

(iii)
consideration of any reports of the directors or auditor;

(iv)
the setting or changing of the number of directors;

(v)
the election or appointment of directors;

(vi)
the appointment of an auditor;

(vii)
the setting of the remuneration of an auditor;

(viii)
business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution;

(ix)
any other business which, under these Articles or the Business Corporations Act, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

11.2
Special Majority

The majority of votes required for the Company to pass a special resolution at a meeting of shareholders is two-thirds of the votes cast on the resolution.
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11.3
Quorum

Subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 10% of the issued shares entitled to be voted at the meeting.
11.4
One Shareholder May Constitute Quorum

If there is only one shareholder entitled to vote at a meeting of shareholders:
(a)
the quorum is one person who is, or who represents by proxy, that shareholder, and

(b)
that shareholder, present in person or by proxy, may constitute the meeting.

11.5
Other Persons May Attend

The directors, the president (if any), the secretary (if any), the assistant secretary (if any), any lawyer for the Company, the auditor of the Company and any other persons invited by the directors are entitled to attend any meeting of shareholders, but if any of those persons does attend a meeting of shareholders, that person is not to be counted in the quorum and is not entitled to vote at the meeting unless that person is a shareholder or proxy holder entitled to vote at the meeting.
11.6
Requirement of Quorum

No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting, but such quorum need not be present throughout the meeting.
11.7
Lack of Quorum

If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present
(a)
in the case of a general meeting requisitioned by shareholders, the meeting is dissolved, and

(b)
in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place.

11.8
Lack of Quorum at Succeeding Meeting

If, at the meeting to which the meeting referred to in Article 11.7(b) was adjourned, a quorum is not present within one-half hour from the time set for the holding of the meeting, the person or persons present and being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting constitute a quorum.
11.9
Chair

The following individual is entitled to preside as chair at a meeting of shareholders:
(a)
the chair of the board, if any; or

(b)
if the chair of the board is absent or unwilling to act as chair of the meeting, the president, if any.

11.10
 Selection of Alternate Chair

If, at any meeting of shareholders, there is no chair of the board or president present within 15 minutes after the time set for holding the meeting, or if the chair of the board and the president are unwilling to act as chair of the meeting, or if the chair of the board and the president have advised the secretary, if any, or any director present at the meeting, that they will not be present at the meeting, the directors present must choose one of their number to be chair of the meeting or if all of the directors present decline to take the chair or fail to so choose or if no director is present, the shareholders entitled to vote at the meeting who are present in person or by proxy may choose any person present at the meeting to chair the meeting.
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11.11
 Adjournments

The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.
11.12
 Notice of Adjourned Meeting

It is not necessary to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.
11.13
 Decisions by Show of Hands or Poll

Subject to the Business Corporations Act, every motion put to a vote at a meeting of shareholders will be decided on a show of hands unless a poll, before or on the declaration of the result of the vote by show of hands, is directed by the chair or demanded by at least one shareholder entitled to vote who is present in person or by proxy.
11.14
 Declaration of Result

The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands or the poll, as the case may be, and that decision must be entered in the minutes of the meeting. A declaration of the chair that a resolution is carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under Article 11.13, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against the resolution.
11.15
 Motion Need Not be Seconded

No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.
11.16
 Casting Vote

In case of an equality of votes, the chair of a meeting of shareholders does not, either on a show of hands or on a poll, have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder.
11.17
 Manner of Taking Poll

Subject to Article 11.8, if a poll is duly demanded at a meeting of shareholders:
(a)
the poll must be taken:

(i)
at the meeting, or within seven days after the date of the meeting, as the chair of the meeting directs; and

(ii)
in the manner, at the time and at the place that the chair of the meeting directs;

(b)
the result of the poll is deemed to be the decision of the meeting at which the poll is demanded; and

(c)
the demand for the poll may be withdrawn by the person who demanded it.

11.18
 Demand for Poll on Adjournment

A poll demanded at a meeting of shareholders on a question of adjournment must be taken immediately at the meeting.
11.19
 Chair Must Resolve Dispute

In the case of any dispute as to the admission or rejection of a vote given on a poll, the chair of the meeting must determine the dispute, and his or her determination made in good faith is final and conclusive.
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11.20
 Casting of Votes

On a poll, a shareholder entitled to more than one vote need not cast all the votes in the same way.
11.21
 Demand for Poll

No poll may be demanded in respect of the vote by which a chair of a meeting of shareholders is elected.
11.22
 Demand for Poll Not to Prevent Continuance of Meeting

The demand for a poll at a meeting of shareholders does not, unless the chair of the meeting so rules, prevent the continuation of a meeting for the transaction of any business other than the question on which a poll has been demanded.
11.23
 Retention of Ballots and Proxies

The Company must, for at least three months after a meeting of shareholders, keep each ballot cast on a poll and each proxy voted at the meeting, and, during that period, make them available for inspection during normal business hours by any shareholder or proxyholder entitled to vote at the meeting. At the end of such three month period, the Company may destroy such ballots and proxies.
12.
Votes Of Shareholders

12.1
Number of Votes by Shareholder or by Shares

Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint shareholders under Article 12.3:
(a)
on a vote by show of hands, every person present who is a shareholder or proxy holder and entitled to vote on the matter has one vote; and

(b)
on a poll, every shareholder entitled to vote on the matter has one vote in respect of each share entitled to be voted on the matter and held by that shareholder and may exercise that vote either in person or by proxy.

12.2
Votes of Persons in Representative Capacity

A person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies the chair of the meeting, or the directors, that the person is a legal personal representative or a trustee in bankruptcy for a shareholder who is entitled to vote at the meeting.
12.3
Votes by Joint Holders

If there are joint shareholders registered in respect of any share:
(a)
any one of the joint shareholders may vote at any meeting, either personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or

(b)
if more than one of the joint shareholders is present at any meeting, personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

12.4
Legal Personal Representatives as Joint Shareholders

Two or more legal personal representatives of a shareholder in whose sole name any share is registered are, for the purposes of Article 12.3, deemed to be joint shareholders.
12.5
Representative of a Corporate Shareholder

If a corporation, that is not a subsidiary of the Company, is a shareholder, that corporation may appoint a person to act as its representative at any meeting of shareholders of the Company, and:
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(a)
for that purpose, the instrument appointing a representative must:

(i)
be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice for the receipt of proxies, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(ii)
be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting;

(b)
if a representative is appointed under this Article 12.5:

(i)
the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the representative represents as that corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

(ii)
the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

Evidence of the appointment of any such representative may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.
12.6
Proxy Provisions Do Not Apply to All Companies

Articles 12.7 to 12.15 do not apply to the Company if and for so long as it is a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or to which the Statutory Reporting Company Provisions apply.
12.7
Appointment of Proxy Holders

Every shareholder of the Company, including a corporation that is a shareholder but not a subsidiary of the Company, entitled to vote at a meeting of shareholders of the Company may, by proxy, appoint one or more (but not more than five) proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy.
12.8
Alternate Proxy Holders

A shareholder may appoint one or more alternate proxy holders to act in the place of an absent proxy holder.
12.9
When Proxy Holder Need Not Be Shareholder

A person must not be appointed as a proxy holder unless the person is a shareholder, although a person who is not a shareholder may be appointed as a proxy holder if:
(a)
the person appointing the proxy holder is a corporation or a representative of a corporation appointed under Article 12.5;

(b)
the Company has at the time of the meeting for which the proxy holder is to be appointed only one shareholder entitled to vote at the meeting; or

(c)
the shareholders present In person or by proxy at and entitled to vote at the meeting for which the proxy holder is to be appointed, by a resolution on which the proxy holder is not entitled to vote but in respect of which the proxy holder is to be counted in the quorum, permit the proxy holder to attend and vote at the meeting.

12.10
 Deposit of Proxy

A proxy for a meeting of shareholders must:
(a)
be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

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(b)
unless the notice provides otherwise, be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.
12.11
Validity of Proxy Vote

A vote given in accordance with the terms of a proxy is valid notwithstanding the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given, unless notice in writing of that death, incapacity or revocation is received:
(a)
at the registered office of the Company, at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(b)
by the chair of the meeting, before the vote is taken.

12.12
 Form of Proxy

A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the directors or the chair of the meeting:
(NAME OF COMPANY) (the “Company”)

The undersigned, being a shareholder of the Company, hereby appoints [name] or, failing that person, [name], as proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders of the Company to be held on [month, day, year] and at any adjournment of that meeting.
Number of shares in respect of which this proxy is given (if no number is specified, then this proxy if given in respect of all shares registered in the name of the shareholder):

Signed [month, day, year] [Signature of shareholder] [Name of shareholder—printed]
12.13
  Revocation of Proxy

Subject to Article 12.14, every proxy may be revoked by an instrument in writing that is:
(a)
received at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(b)
provided, at the meeting, to the chair of the meeting.

12.14
 Revocation of Proxy Must Be Signed

An instrument referred to in Article 12.13 must be signed as follows:
(a)
if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or his or her legal personal representative or trustee in bankruptcy; or

(b)
if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under Article 12.5.

12.15
 Production of Evidence of Authority to Vote

The chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.
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13.
Directors

13.1
First Directors; Number of Directors

The first directors are the persons designated as directors of the Company in the Notice of Articles that applies to the Company when it is recognized under the Business Corporations Act. The number of directors, excluding additional directors appointed under Article 14.8, is set at:
(a)
subject to paragraphs 13.1(b) and 13.1(c), the number of directors that is equal to the number of the Company’s first directors:

(b)
if the Company is a public company, the greater of three and the most recently set of:

(i)
the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(ii)
the number of directors set under Article 14.4:

(c)
if the Company is not a public company, the most recently set of:

(i)
the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(ii)
the number of directors set under Article 14.4.

13.2
Change in Number of Directors

If the number of directors is set under Articles 13.1(b)(i) or 13.1(c)(i):
(a)
the shareholders may elect or appoint the directors needed to fill any vacancies in the board of directors up to that number;

(b)
if the shareholders do not elect or appoint the directors needed to fill any vacancies in the board of directors up to that number contemporaneously with the setting of that number, then the directors may appoint, or the shareholders may elect or appoint, directors to fill those vacancies.

13.3
Directors’ Acts Valid Despite Vacancy

An act or proceeding of the directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles is in office.
13.4
Qualifications of Directors

A director is not required to hold a share of the Company as qualification for his or her office but must be qualified as required by the Business Corporations Act to become, act or continue to act as a director.
13.5
Remuneration of Directors

The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. If the directors so decide, the remuneration of the directors, if any, will be determined by the shareholders. That remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company as such, who is also a director.
13.6
Reimbursement of Expenses of Directors

The Company must reimburse each director for the reasonable expenses that he or she may incur in and about the business of the Company.
13.7
Special Remuneration for Directors

If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of a director, or if any director is otherwise specially occupied in or about the Company’s business, he or she may be paid remuneration fixed by the directors, or, at the option of that director, fixed by ordinary resolution, and such remuneration may be either in addition to, or in substitution for, any other remuneration that he or she may be entitled to receive.
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13.8
Gratuity, Pension or Allowance on Retirement of Director

Unless otherwise determined by ordinary resolution, the directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.
14.
Election and Removal of Directors

14.1
Election at Annual General Meeting

At every annual general meeting and in every unanimous resolution contemplated by Article 10.2:
(a)
the shareholders entitled to vote at the annual general meeting for the election of directors must elect, or in the unanimous resolution appoint, a board of directors consisting of the number of directors for the time being set under these Articles; and

(b)
all the directors cease to hold office immediately before the election or appointment of directors under paragraph 14.1(b), but are eligible for re-election or re-appointment.

14.2
Consent to be a Director

No election, appointment or designation of an individual as a director is valid unless:
(a)
that individual consents to be a director in the manner provided for in the Business Corporations Act;

(b)
that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director; or

(c)
with respect to first directors, the designation is otherwise valid under the Business Corporations Act.

14.3
Failure to Elect or Appoint Directors If:

(a)
the Company fails to hold an annual general meeting, and all the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by Article 10.2, on or before the date by which the annual general meeting is required to be held under the Business Corporations Act; or

(b)
the shareholders fail, at the annual general meeting or in the unanimous resolution contemplated by Article 10.2, to elect or appoint any directors;

then each director then in office continues to hold office until the earlier of:
(c)
the date on which his or her successor is elected or appointed; and

(d)
the date on which he or she otherwise ceases to hold office under the Business Corporations Act or these Articles.

14.4
Places of Retiring Directors Not Filled

If, at any meeting of shareholders at which there should be an election of directors, the places of any of the retiring directors are not filled by that election, those retiring directors who are not re-elected and who are asked by the newly elected directors to continue in office will, if willing to do so, continue in office to complete the number of directors for the time being set pursuant to these Articles until further new directors are elected at a meeting of shareholders convened for that purpose. If any such election or continuance of directors does not result in the election or continuance of the number of directors for the time being set pursuant to these Articles, the number of directors of the Company is deemed to be set at the number of directors actually elected or continued in office.
14.5
Directors May Fill Casual Vacancies

Any casual vacancy occurring in the board of directors may be filled by the directors.
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14.6
Remaining Directors Power to Act

The directors may act notwithstanding any vacancy in the board of directors, but if the Company has fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the directors may only act for the purpose of appointing directors up to that number or of summoning a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the Business Corporations Act, for any other purpose.
14.7
Shareholders May Fill Vacancies

If the Company has no directors or fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the shareholders may elect or appoint directors to fill any vacancies on the board of directors.
14.8
Additional Directors

Notwithstanding Articles 13.1 and 13.2, between annual general meetings or unanimous resolutions contemplated by Article 10.2, the directors may appoint one or more additional directors, but the number of additional directors appointed under this Article 14.8 must not at any time exceed:
(a)
one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or

(b)
in any other case, one-third of the number of the current directors who were elected or appointed as directors other than under this Article 14.8.

Any director so appointed ceases to hold office immediately before the next election or appointment of directors under Article 14.1(a), but is eligible for re-election or re-appointment.
14.9
Ceasing to be a Director

A director ceases to be a director when:
(a)
the term of office of the director expires;

(b)
the director dies;

(c)
the director resigns as a director by notice in writing provided to the Company or a lawyer for the Company; or

(d)
the director is removed from office pursuant to Articles 14.10 or 14.11.

14.10
 Removal of Director by Shareholders

The Company may remove any director before the expiration of his or her term of office by special resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy.
14.11
 Removal of Director by Directors

The directors may remove any director before the expiration of his or her term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company and does not promptly resign, and the directors may appoint a director to fill the resulting vacancy.
15.
Powers and Duties of Directors

15.1
Powers of Management

The directors must, subject to the Business Corporations Act and these Articles, manage or supervise the management of the business and affairs of the Company and have the authority to exercise all such powers of the Company as are not, by the Business Corporations Act or by these Articles, required to be exercised by the shareholders of the Company.
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15.2
Appointment of Attorney of Company

The directors may from time to time, by power of attorney or other instrument, under seal if so required by law, appoint any person to be the attorney of the Company for such purposes, and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles and excepting the power to fill vacancies in the board of directors, to remove a director, to change the membership of, or fill vacancies in, any committee of the directors, to appoint or remove officers appointed by the directors and to declare dividends) and for such period, and with such remuneration and subject to such conditions as the directors may think fit. Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the directors think fit. Any such attorney may be authorized by the directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in him or her.
16.
Disclosure of Interest of Directors

16.1
Obligation to Account for Profits

A director or senior officer who holds a disclosable interest (as that term is used in the Business Corporations Act) in a contract or transaction into which the Company has entered or proposes to enter is liable to account to the Company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the Business Corporations Act.
16.2
Restrictions on Voting by Reason of Interest

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.
16.3
Interested Director Counted in Quorum

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.
16.4
Disclosure of Conflict of Interest or Property

A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the Business Corporations Act.
16.5
Director Holding Other Office in the Company

A director may hold any office or place of profit with the Company, other than the office of auditor of the Company, in addition to his or her office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.
16.6
No Disqualification

No director or intended director is disqualified by his or her office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise, and no contract or transaction entered into by or on behalf of the Company in which a director is in any way interested is liable to be voided for that reason.
16.7
Professional Services by Director or Officer

Subject to the Business Corporations Act, a director or officer, or any person in which a director or officer has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or such person is entitled to remuneration for professional services as if that director or officer were not a director or officer.
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16.8
Director or Officer in Other Corporations

A director or officer may be or become a director, officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and, subject to the Business Corporations Act, the director or officer is not accountable to the Company for any remuneration or other benefits received by him or her as director, officer or employee of, or from his or her interest in, such other person.
17.
Proceedings of Directors

17.1
Meetings of Directors

The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the directors held at regular intervals may be held at the place, at the time and on the notice, if any, as the directors may from time to time determine.
17.2
Voting at Meetings

Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting shall have a second or casting vote.
17.3
Chair of Meetings

The following individual is entitled to preside as chair at a meeting of directors:
(a)
the chair of the board, if any;

(b)
in the absence of the chair of the board, the president, if any, if the president is a director; or

(c)
any other director chosen by the directors if:

(d)
neither the chair of the board nor the president, if a director, is present at the meeting within 15 minutes after the time set for holding the meeting;

(e)
neither the chair of the board nor the president, if a director, is willing to chair the meeting; or

(f)
the chair of the board and the president, if a director, have advised the secretary, if any, or any other director, that they will not be present at the meeting.

17.4
Meetings by Telephone or Other Communications Medium

A director may participate in a meeting of the directors or of any committee of the directors in person or by telephone if all directors participating in .the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A director may participate in a meeting of the directors or of any committee of the directors by a communications medium other than telephone if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other and if all directors who wish to participate in the meeting agree to such participation. A director who participates in a meeting in a manner contemplated by this Article 17.4 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner.
17.5
Calling of Meetings

A director may, and the secretary or an assistant secretary of the Company, if any, on the request of a director must, call a meeting of the directors at any time.
17.6
Notice of Meetings

Other than for meetings held at regular intervals as determined by the directors pursuant to Article 17.1, reasonable notice of each meeting of the directors, specifying the place, day and time of that meeting must be given to each of the directors by any method set out in Article 24.1 or orally or by telephone.
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17.7
When Notice Not Required

It is not necessary to give notice of a meeting of the directors to a director if:
(a)
the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed, or is the meeting of the directors at which that director is appointed; or

(b)
the director, as the case may be, has waived notice of the meeting.

17.8
Meeting Valid Despite Failure to Give Notice

The accidental omission to give notice of any meeting of directors to, or the non-receipt of any notice by, any director does not invalidate any proceedings at that meeting.
17.9
Waiver of Notice of Meetings

Any director may send to the Company a document signed by him or her waiving notice of any past, present or future meeting or meetings of the directors and may at any time withdraw that waiver with respect to meetings held after that withdrawal. After sending a waiver with respect to all future meetings and until that waiver is withdrawn, no notice of any meeting of the directors need be given to that director and, unless the director otherwise requires by notice in writing to the Company and all meetings of the directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to such director.
17.10
  Quorum

The quorum necessary for the transaction of the business of the directors may be set by the directors and, if not so set, is deemed to be set at a majority of the board of directors or, if the number of directors is set at one, is deemed to be set at one director, and that director may constitute a meeting.
17.11
 Validity of Acts Where Appointment Defective

Subject to the Business Corporations Act, an act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.
17.12
 Consent Resolutions in Writing

A resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it, whether by signed document, fax, email or any other method of transmitting legibly recorded messages, is as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held. Such resolution may be in two or more counterparts which together are deemed to constitute one resolution in writing. A resolution passed in that manner is effective on the date stated in the resolution or on the latest date stated on any counterpart. A resolution of the directors or of any committee of the directors passed in accordance with this Article 17.12 is deemed to be a proceeding at a meeting of directors or of the committee of the directors and to be as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors that satisfies all the requirements of the Business Corporations Act and all the requirements of these Articles relating to meetings of the directors or of a committee of the directors.
18.
Executive and Other Committees

18.1
Appointment and Powers of Executive Committee

The directors may, by resolution, appoint an executive committee consisting of the director or directors that they consider appropriate, and this committee has, during the intervals between meetings of the board of directors, all of the directors’ powers, except:
(a)
the power to fill vacancies in the board of directors;

(b)
the power to remove a director;

(c)
the power to change the membership of, or fill vacancies in, any committee of the directors; and

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(d)
such other powers, if any, as may be set out in the resolution or any subsequent directors’ resolution.

18.2
Appointment and Powers of Other Committees

The directors may, by resolution:
(a)
appoint one or more committees (other than the executive committee) consisting of the director or directors that they consider appropriate;

(b)
delegate to a committee appointed under paragraph 18.2(a) any of the directors’ powers, except:

(c)
the power to fill vacancies in the board of directors;

(d)
the power to remove a director;

(e)
the power to change the membership of, or fill vacancies in, any committee of the directors; and

(f)
the power to appoint or remove officers appointed by the directors; and

(g)
make any delegation referred to in paragraph 18.2(b) subject to the conditions set out in the resolution or any subsequent directors’ resolution.

18.3
Obligations of Committees

Any committee appointed under Articles 18.1 or 18.2, in the exercise of the powers delegated to it, must:
(a)
conform to any rules that may from time to time be imposed on it by the directors; and

(b)
report every act or thing done in exercise of those powers at such times as the directors may require.

18.4
Powers of Board

The directors may, at any time, with respect to a committee appointed under Articles 18.1 or 18.2:
(a)
revoke or alter the authority given to the committee, or override a decision made by the committee, except as to acts done before such revocation, alteration or overriding;

(b)
terminate the appointment of, or change the membership of, the committee; and

(c)
fill vacancies in the committee.

18.5
Committee Meetings

Subject to Article 18.3(a) and unless the directors otherwise provide in the resolution appointing the committee or in any subsequent resolution, with respect to a committee appointed under Articles 18.1 or 18.2:
(a)
the committee may meet and adjourn as it thinks proper;

(b)
the committee may elect a chair of its meetings but, if no chair of a meeting is elected, or if at a meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their number to chair the meeting;

(c)
a majority of the members of the committee constitutes a quorum of the committee; and

(d)
questions arising at any meeting of the committee are determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting does not have a second or casting vote.

19.
Officers

19.1
Directors May Appoint Officers

The directors may, from time to time, appoint such officers, if any, as the directors determine and the directors may, at any time, terminate any such appointment.
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19.2
Functions, Duties and Powers of Officers

The directors may, for each officer:
(a)
determine the functions and duties of the officer;

(b)
entrust to and confer on the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit; and

(c)
revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

19.3
Qualifications

No officer may be appointed unless that officer is qualified in accordance with the Business Corporations Act. One person may hold more than one position as an officer of the Company. Any person appointed as the chair of the board or as the managing director must be a director. Any other officer need not be a director.
19.4
Remuneration and Terms of Appointment

All appointments of officers are to be made on the terms and conditions and at the remuneration (whether by way of salary, fee, commission, participation in profits or otherwise) that the directors thinks fit and are subject to termination at the pleasure of the directors, and an officer may in addition to such remuneration be entitled to receive, after he or she ceases to hold such office or leaves the employment of the Company, a pension or gratuity.
20.
Indemnification

20.1
Definitions

In this Article 20:
(a)
“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(b)
“eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director, officer, former director or former officer of the Company (an “eligible party”) or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of the Company:

(i)
is or may be joined as a party; or

(ii)
is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(c)
“expenses” has the meaning set out in the Business Corporations Act.

20.2
Mandatory Indemnification of Directors, Officers, Former Officers and Former Directors

Subject to the Business Corporations Act, the Company must indemnify a director, officer, former director and former officer of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and officer is deemed to have contracted with the Company on the terms of the indemnity contained in this Article 20.2.
20.3
Indemnification of Other Persons

Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.
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20.4
Non-Compliance with Business Corporations Act

The failure of a director or officer of the Company to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Part.
20.5
Company May Purchase Insurance

The Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:
(a)
is or was a director, officer, employee or agent of the Company;

(b)
is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company;

(c)
at the request of the Company, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or

(d)
at the request of the Company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position.
21.
Dividends

21.1
Payment of Dividends Subject to Special Rights and Restrictions

The provisions of this Article 21 are subject to the rights, if any, of shareholders holding shares with special rights as to dividends.
21.2
Declaration of Dividends

Subject to the Business Corporations Act, the directors may from time to time declare and authorize payment of such dividends as they may deem advisable.
21.3
No Notice Required

The directors need not give notice to any shareholder of any declaration under Article 21.2.
21.4
Record Date

The directors may set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. The record date must not precede the date on which the dividend is to be paid by more than two months. If no record date is set, the record date is 5 p.m. on the date on which the directors pass the resolution declaring the dividend.
21.5
Manner of Paying Dividend

A resolution declaring a dividend may direct payment of the dividend wholly or partly by the distribution of specific assets or of fully paid shares or of bonds, debentures or other securities of the Company, or in any one or more of those ways.
21.6
Settlement of Difficulties

If any difficulty arises in regard to a distribution under Article 21.5, the directors may settle the difficulty as they deem advisable, and, in particular, may:
(a)
set the value for distribution of specific assets;

(b)
determine that cash payments in substitution for all or any part of the specific assets to which any shareholders are entitled may be made to any shareholders on the basis of the value so fixed in order to adjust the rights of all parties; and

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(c)
vest any such specific assets in trustees for the persons entitled to the dividend.

21.7
When Dividend Payable

Any dividend may be made payable on such date as is fixed by the directors.
21.8
Dividends to be Paid in Accordance with Number of Shares

All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.
21.9
Receipt by Joint Shareholders

If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.
21.10
 Dividend Bears No Interest

No dividend bears interest against the Company.
21.11
 Fractional Dividends

If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.
21.12
 Payment of Dividends

Any dividend or other distribution payable in cash in respect of shares may be paid by cheque, made payable to the order of the person to whom it is sent, and mailed to the address of the shareholder, or in the case of joint shareholders, to the address of the joint shareholder who is first named on the central securities register, or to the person and to the address the shareholder or joint shareholders may direct in writing. The mailing of such cheque will, to the extent of the sum represented by the cheque (plus the amount of the tax required by law to be deducted), discharge all liability for the dividend unless such cheque is not paid on presentation or the amount of tax so deducted is not paid to the appropriate taxing authority.
21.13
 Capitalization of Surplus

Notwithstanding anything contained in these Articles, the directors may from time to time capitalize any surplus of the Company and may from time to time issue, as fully paid, shares or any bonds, debentures or other securities of the Company as a dividend representing the surplus or any part of the surplus.
22.
Documents, Records and Reports

22.1
Recording of Financial Affairs

The directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the Business Corporations Act.
22.2
Inspection of Accounting Records

Unless the directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of the Company is entitled to inspect or obtain a copy of any accounting records of the Company.
23.
Notices

23.1
Method of Giving Notice

Unless the Business Corporations Act or these Articles provides otherwise, a notice, statement, report or other record required or permitted by the Business Corporations Act or these Articles to be sent by or to a person may be sent by any one of the following methods:
23

(a)
mail addressed to the person at the applicable address for that person as follows:

(b)
for a record mailed to a shareholder, the shareholder’s registered address;

(c)
for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class;

(d)
in any other case, the mailing address of the intended recipient;

(e)
delivery at the applicable address for that person as follows, addressed to the person:

(f)
for a record delivered to a shareholder, the shareholder’s registered address;

(g)
for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class;

(h)
in any other case, the delivery address of the intended recipient;

(i)
sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

(j)
sending the record by email to the email address provided by the intended recipient for the sending of that record or records of that class; or

(k)
physical delivery to the intended recipient.

23.2
Deemed Receipt of Mailing

A record that is mailed to a person by ordinary mail to the applicable address for that person referred to in Article 23.1 is deemed to be received by the person to whom it was mailed on the day, Saturdays, Sundays and holidays excepted, following the date of mailing.
23.3
Certificate of Sending

A certificate signed by the secretary, if any, or other officer of the Company or of any other corporation acting in that behalf for the Company stating that a notice, statement, report or other record was addressed as required by Article 23.1, prepaid and mailed or otherwise sent as permitted by Article 23.1 is conclusive evidence of that fact.
23.4
Notice to Joint Shareholders

A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing the notice to the joint shareholder first named in the central securities register in respect of the share.
23.5
Notice to Trustees

A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:
(a)
mailing the record, addressed to them:

(i)
by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and

(ii)
at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or

(b)
if an address referred to in paragraph 23.5(a)(ii) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

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24.
Seal

24.1
Who May Attest Seal

Except as provided in Articles 24.2 and 24.3, the Company’s seal, if any, must not be impressed on any record except when that impression is attested by the signatures of:
(a)
any two directors;

(b)
any officer, together with any director;

(c)
if the Company only has one director, that director; or

(d)
any one or more directors or officers or persons as may be determined by the directors.

24.2
Sealing Copies

For the purpose of certifying under seal a certificate of incumbency of the directors or officers of the Company or a true copy of any resolution or other document, despite Article 24.1, the impression of the seal may be attested by the signature of any director or officer.
24.3
Mechanical Reproduction of Seal

The directors may authorize the seal to be impressed by third parties on share certificates or bonds, debentures or other securities of the Company as they may determine appropriate from time to time. To enable the seal to be impressed on any share certificates or bonds, debentures or other securities of the Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the directors or officers of the Company are, in accordance with the Business Corporations Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print such definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies reproducing the seal and the chair of the board or any senior officer together with the secretary, treasurer, secretary-treasurer, an assistant secretary, an assistant treasurer or an assistant secretary-treasurer may in writing authorize such person to cause the seal to be impressed on such definitive or interim share certificates or bonds, debentures or other securities by the use of such dies. Share certificates or bonds, debentures or other securities to which the seal has been so impressed are for all purposes deemed to be under and to bear the seal impressed on them.
25.
Special Rights and Restrictions of Preferred Shares

25.1
Special Rights and Restrictions of Preferred Shares, as a Class

The following special rights and restrictions shall be attached to the preferred shares without par value:
(a)
The preferred shares as a class shall have attached thereto the special rights and restrictions specified in this Article 25.1.

(b)
Preferred shares may at any time and from time to time be issued in one or more series. The directors may from time to time, by resolution passed before the issue of any preferred shares of any particular series, alter the Notice of Articles of the Company to fix the number of preferred shares in, and to determine the designation of the preferred shares of, that series and alter the Articles to create, define and attach special rights and restrictions to the preferred shares of that series, including, but without in any way limiting or restricting the generality of the foregoing, the rate or amount of dividends, whether cumulative, non-cumulative or partially cumulative, the dates, places and currencies of payment thereof, the consideration for, and the terms and conditions of, any purchase for cancellation or redemption thereof, including redemption after a fixed term or at a premium, conversion or exchange rights, the terms and conditions of any share purchase plan or sinking fund, the restrictions respecting payment of dividends on, or the repayment of capital in respect of, any other shares of the Company and voting rights and restrictions; but no special right or restriction so created, defined or attached shall contravene the provisions of clause (c) of this Article 25.1.

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(c)
Holders of preferred shares shall be entitled, on the distribution of assets of the Company or on the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or on any other distribution of assets of the Company among its members for the purpose of winding up its affairs, to receive before any distribution shall be made to holders of common shares or any other shares of the Company ranking junior to the preferred shares with respect to repayment of capital, the amount paid up with respect to each preferred share held by them, together with the fixed premium (if any) thereon, all accrued and unpaid cumulative dividends (if any and if preferential) thereon. After payment to holders of preferred shares of the amounts so payable to them, such holders shall not be entitled to share in any further distribution of the property or assets of the Company except as specifically provided in the special rights and restrictions attached to any particular series of the preferred shares.

26.
Special Rights and Restrictions of the Class A Voting Shares

26.1
Designation and Number

The Class A voting shares shall consist of the number of Class A voting shares set out in the Notice of Articles of the Company, which Class A voting shares shall be designated as “Class A Voting Shares”.
26.2
Rights

Except as otherwise provided in these Articles, each Class A Voting Share and each Class B Non-Voting Share shall have the same rights, privileges and restrictions and shall be identical in all respects.
26.3
Dividends

The holders of the Class A Voting Shares shall, subject to the rights of the holders of any other class of shares of the Company entitled to dividends in priority to the holders of the Class A Voting Shares, participate equally with the holders of the Class B Non-Voting Shares with respect to dividends.
Whenever a dividend, other than a dividend that constitutes a Share Distribution, is declared and paid to the holders of Class A Voting Shares then outstanding, the Company shall also declare and pay a dividend equally, on a share for share basis, to the holders of the Class B Non-Voting Shares then outstanding, without preference or priority.
Whenever a Share Distribution is declared and paid to the holders of Class A Voting Shares then outstanding, the Company shall also declare and pay a Share Distribution to the holders of the Class B Non-Voting Shares then outstanding as provided in Article 26.4.
Dividends shall be payable only as and when declared by the board.
26.4
Share Distribution

Notwithstanding that the market value of any stock dividend paid on one class of shares may be different from the market value of the stock dividend paid simultaneously on another class of shares, the board may, at any time and from time to time, declare and pay a stock dividend:
(a)
payable in Class A Voting Shares on the Class A Voting Shares provided that at the same time a stock dividend payable in either Class A Voting Shares or in Class B Non-Voting Shares is declared and paid in the same number of shares per share on the Class B Non-Voting Shares;

(b)
payable in Class B Non-Voting Shares on the Class A Voting Shares; provided that at the same time a stock dividend payable in either Class A Voting Shares or Class B Non-Voting Shares is declared and paid in the same number of shares per share on the Class B Non-Voting Shares;

(c)
payable in Class A Voting Shares on the Class B Non-Voting Shares; provided that at the same time a stock dividend payable in either Class A Voting Shares or Class B Non-Voting Shares is declared and paid in the same number of shares per share on the Class A Voting Shares; and

26

(d)
payable in Class B Non-Voting Shares on the Class B Non-Voting Shares; provided that at the same time a stock dividend payable in either Class A Voting Shares or Class B Non-Voting Shares is declared and paid in the same number of shares per share on the Class A Voting Shares.

26.5
Liquidation, Dissolution or Winding Up

In the event of any liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Company, all of the property and assets of the Company available for distribution to the holders of the Company’s common equity shall be paid or distributed equally, share for share, to the holders of the Class A Voting Shares and the Class B Non-Voting Shares, respectively, without preference or distinction.
26.6
Voting

Each holder of a Class A Voting Share is entitled to:
(a)
one vote for each Class A Voting Share held at all meetings of shareholders;

(b)
receive notice of and to attend all meetings of shareholders of the Company, except meetings at which only the holders of a specified class of shares (other than the Class A Voting Shares) are entitled to attend; and

(c)
vote on all matters submitted to a vote or consent of shareholders of the Company, except matters upon which only the holders of a specified class of shares (other than the Class A Voting Shares) are entitled to vote.

26.7
Subdivision, Reclassification, Exchange or Consolidation

No subdivision, reclassification, exchange or consolidation of the Class A Voting Shares or the Class B Non-Voting Shares shall be carried out unless, at the same time, the Class B Non-Voting Shares or the Class A Voting Shares, as the case may be, are subdivided, reclassified, exchanged or consolidated in the same manner and on the same basis.
27.
Special Rights and Restrictions of the Class B Non-Voting Shares

27.1
Designation and Number

The Class B non-voting shares shall consist of the number of Class B non-voting shares set out in the Notice of Articles of the Company, which Class B non-voting shares shall be designated as “Class B Non-Voting Shares”.
27.2
Rights

Except as otherwise provided in these Articles, each Class A Voting Share and each Class B Non-Voting Share shall have the same rights, privileges and restrictions and shall be identical in all respects.
27.3
Dividends

The holders of the Class B Non-Voting Shares shall, subject to the rights of the holders of any other class of shares of the Company entitled to dividends in priority to the holders of the Class B Non-Voting Shares, participate equally, on as share for share basis, with the holders of the Class A Voting Shares with respect to dividends.
Whenever a dividend, other than a dividend that constitutes a Share Distribution, is declared and paid to the holders of Class B Non-Voting Shares then outstanding, the Company shall also declare and pay a dividend equally to the holders of the Class A Voting Shares then outstanding, on a share for share basis, without preference or priority.
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Whenever a Share Distribution is declared and paid to the holders of Class B Non-Voting Shares then outstanding, the Company shall also declare and pay a Share Distribution to the holders of the Class A Voting Shares then outstanding as provided in Article 27.4.
Dividends shall be payable only as and when declared by the board.
27.4
Share Distributions

Notwithstanding that the market value of any stock dividend paid on one class of shares may be different from the declared market value of the stock dividend paid simultaneously on another class of shares, the board may, at any time and from time to time, declare and pay a stock dividend:
(a)
payable in Class A Voting Shares on the Class A Voting Shares; provided that at the same time a stock dividend payable in either Class A Voting Shares or in Class B Non-Voting Shares is declared and paid in the same number of shares per share on the Class B Non-Voting Shares;

(b)
payable in Class B Non-Voting Shares on the Class A Voting Shares; provided that at the same time a stock dividend payable in either Class A Voting Shares or Class B Non-Voting Shares is declared and paid in the same number of shares per share on the Class B Non-Voting Shares;

(c)
payable in Class A Voting Shares on the Class B Non-Voting Shares; provided that at the same time a stock dividend payable in either Class A Voting Shares or Class B Non-Voting Shares is declared and paid in the same number of shares per share on the Class A Voting Shares; and

(d)
payable in Class B Non-Voting Shares on the Class B Non-Voting Shares; provided that at the same time stock dividend payable in either Class A Voting Shares or Class B Non-Voting Shares is declared and paid in the same number of shares per share on the Class A Voting Shares.

27.5
Liquidation, Dissolution or Winding Up

In the event of any liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Company, all of the property and assets of the Company available for distribution to the holders of the Company’s common equity shall be paid or distributed equally, share for share, to the holders of the Class B Non-Voting Shares and the Class A Voting Shares, respectively, without preference or distinction.
27.6
Notice of Meetings

The holders of the Class B Non-Voting Shares shall be entitled to receive notice of and to attend, but, subject to the Business Corporations Act, not to vote, at any and all meetings of the shareholders of the Company.
27.7
Subdivision, Reclassification, Exchange or Consolidation

No subdivision, reclassification, exchange or consolidation of the Class A Voting Shares or the Class B Non-Voting Shares shall be carried out unless, at the same time, the Class B Non-Voting Shares or the Class A Voting Shares, as the case may be, are subdivided, reclassified, exchanged or consolidated in the same manner and on the same basis.
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EXHIBIT B
CERTIFICATE OF INCORPORATION
OF
STARZ
I, the undersigned, for the purpose of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do hereby execute this Certificate of Incorporation and do hereby certify as follows:
ARTICLE I
The name of the corporation (which is hereinafter referred to as the “Corporation”) is: Starz
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, County of New Castle. The name of the Corporation’s registered agent at such address is Corporation Service Company.
ARTICLE III
The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.
ARTICLE IV
Section 1.   The Corporation shall be authorized to issue 100 shares of capital stock, of which 100 shares shall be shares of Common Stock, par value $0.01 per share (“Common Stock”).
Section 2.   Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.
ARTICLE V
Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.
ARTICLE VI
In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the By-Laws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent, subject to the power of the stockholders of the Corporation to alter or repeal any By-Laws made by the Board.
ARTICLE VII
The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.
ARTICLE VIII
Section 1.   Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.
Section 2.   Indemnification and Insurance.
(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of the Board, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.
(b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.
(d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.
ARTICLE IX
The name and mailing address of the incorporator is Marshall P. Shaffer, c/o Wachtell, Lipton, Rosen & Katz, 51 W. 52nd Street, New York, NY 10019.

IN WITNESS WHEREOF, I, the undersigned, being the incorporator hereinbefore named, do hereby further certify that the facts hereinabove stated are truly set forth and, accordingly, I have hereunto set my hand this [•], 201[•].

Marshall P. Shaffer
Incorporator
Signature Page for the Starz Certificate of Incorporation

EXHIBIT C
BY-LAWS

OF

STARZ
A Delaware Corporation
Article I
OFFICES
Section 1   Registered Office. The registered office of the corporation in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808. The name of the corporation’s registered agent at such address shall be Corporation Service Company. The registered office and/or registered agent of the corporation may be changed from time to time by action of the board of directors.
Section 2   Other Offices. The corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors may from time to time determine or the business of the corporation may require.
Article II
MEETINGS OF STOCKHOLDERS
Section 1   Place and Time of Meetings. An annual meeting of the stockholders shall be held each year for the purpose of electing directors and conducting such other proper business as may come before the meeting. The date, time and place of the annual meeting may be determined by resolution of the board of directors or as set by the chief executive officer of the corporation.
Section 2   Special Meetings. Special meetings of stockholders may be called for any purpose (including, without limitation, the filling of board vacancies and newly created directorships), and may be held at such time and place, within or without the State of Delaware, as shall be stated in a notice of meeting or in a duly executed waiver of notice thereof. Such meetings may be called at any time by two or more members of the board of directors or the chief executive officer and shall be called by the chief executive officer upon the written request of holders of shares entitled to cast not less than fifty percent (50%) of the outstanding shares of any series or class of the corporation’s Capital Stock.
Section 3   Place of Meetings. The board of directors may designate any place, either within or without the State of Delaware, as the place of meeting for any annual meeting or for any special meeting called by the board of directors. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the corporation.
Section 4   Notice. Whenever stockholders are required or permitted to take action at a meeting, written or printed notice stating the place, date, time, and, in the case of special meetings, the purpose or purposes, of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting. All such notices shall be delivered, either personally or by mail, by or at the direction of the board of directors, the chief executive officer or the secretary, and if mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the corporation. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.
Section 5   Stockholders List. The officer having charge of the stock ledger of the corporation shall make, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.
Section 6   Quorum. Except as otherwise provided by applicable law or by the Certificate of Incorporation, a majority of the outstanding shares of the corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If less than a majority of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time in accordance with Section 7 of this Article, until a quorum shall be present or represented.
Section 7   Adjourned Meetings. When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
Section 8   Vote Required. When a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the Certificate of Incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question. Where a separate vote by class is required, the affirmative vote of the majority of shares of such class present in person or represented by proxy at the meeting shall be the act of such class.
Section 9   Voting Rights. Except as otherwise provided by the General Corporation Law of the State of Delaware or by the Certificate of Incorporation of the corporation or any amendments thereto and subject to Section 3 of Article VI hereof, every stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of common stock held by such stockholder.
Section 10   Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him, her or it by proxy. Every proxy must be signed by the stockholder granting the proxy or by his, her or its attorney-in-fact. No proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally.
Section 11   Action by Written Consent. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than a majority of the shares entitled to vote, or, if greater, not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the state of Delaware, or the corporation’s principal place of business, or an officer or agent of the corporation having custody of the book or books in which proceedings of meetings of the stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested provided, however, that no consent or consents delivered by certified or registered mail shall be deemed delivered until such consent or consents are actually received at the registered office. All consents properly delivered in accordance with this section shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered to the corporation as required by this section, written consents signed by the holders of a
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sufficient number of shares to take such corporate action are so recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.
Article III
DIRECTORS
Section 1   General Powers. The business and affairs of the corporation shall be managed by or under the direction of the board of directors.
Section 2   Number, Election and Term of Office. The number of directors which shall constitute the board as of the effective date of these by-laws shall be three (3). Thereafter, the number of directors shall be established from time to time by resolution of the board. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. The directors shall be elected in this manner at the annual meeting of the stockholders, except as provided in Section 4 of this Article III. Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.
Section 3   Removal and Resignation. Any director or the entire board of directors may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the corporation’s Certificate of Incorporation, the provisions of this section shall apply, in respect to the removal without cause or a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole. Any director may resign at any time upon written notice to the corporation.
Section 4   Vacancies. Except as otherwise provided by the Certificate of Incorporation of the corporation or any amendments thereto, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the holders of the corporation’s outstanding stock entitled to vote thereon or by a majority of the members of the board of directors. Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.
Section 5   Annual Meetings. The annual meeting of each newly elected board of directors shall be held without other notice than this by-law immediately after, and at the same place as, the annual meeting of stockholders.
Section 6   Other Meetings and Notice. Regular meetings, other than the annual meeting, of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of the board. Special meetings of the board of directors may be called by or at the request of the chief executive officer or president on at least 24 hours’ notice to each director, either personally, by telephone, by mail, or by telegraph; in like manner and on like notice the chief executive officer must call a special meeting on the written request of at least a majority of the directors.
Section 7   Quorum, Required Vote and Adjournment. A majority of the total number of directors then in office (without regard to any then vacancies on the board) shall constitute a quorum for the transaction of business. The vote of a majority of directors present at a meeting at which a quorum is present shall be the act of the board of directors. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.
Section 8   Committees. The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the corporation, which to the extent provided in such resolution or these by-laws shall have and may exercise the powers of the board of directors in the management and affairs of the corporation except as otherwise limited by law. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Such
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committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.
Section 9   Committee Rules. Each committee of the board of directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the board of directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum. In the event that a member and that member’s alternate, if alternates are designated by the board of directors as provided in Section 8 of this Article III, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member.
Section 10   Communications Equipment. Members of the board of directors or any committee thereof may participate in and act at any meeting of such board or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this section shall constitute presence in person at the meeting.
Section 11   Waiver of Notice and Presumption of Assent. Any member of the board of directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.
Section 12   Action by Written Consent. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all the then members of the board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board or committee.
Article IV
OFFICERS
Section 1   Number. The officers of the corporation shall be elected by the board of directors and may consist of a chairman, a chief executive officer, a president, one or more vice presidents, a secretary, a treasurer, and such other officers and assistant officers as may be deemed necessary or desirable by the board of directors. Any number of offices may be held by the same person. In its discretion, the board of directors may choose not to fill any office for any period as it may deem advisable.
Section 2   Election and Term of Office. The officers of the corporation shall be elected annually by the board of directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as conveniently may be. Vacancies may be filled or new offices created and filled at any meeting of the board of directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.
Section 3   Removal. Any officer or agent elected by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.
Section 4   Vacancies. Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term by the board of directors then in office.
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Section 5   Compensation. Compensation of all officers shall be fixed by the board of directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the corporation.
Section 6   The Chairman of the Board. The Chairman of the Board, if one shall have been elected, shall be a member of the board, may be an officer of the corporation, and, if present, shall preside at each meeting of the board of directors or shareholders. He shall advise the chief executive officer, and in the chief executive officer’s absence, other officers of the corporation, and shall perform such other duties as may from time to time be assigned to him by the board of directors.
Section 7   The Chief Executive Officer. In the absence of the Chairman of the Board or if a Chairman of the Board shall have not been elected, the chief executive officer shall preside at all meetings of the stockholders and board of directors at which he or she is present; subject to the powers of the board of directors, shall have general charge of the business, affairs and property of the corporation, and control over its officers, agents and employees; and shall see that all orders and resolutions of the board of directors are carried into effect. The chief executive officer shall have such other powers and perform such other duties as may be prescribed by the board of directors or as may be provided in these by-laws.
Section 8   President; Vice Presidents. The president shall, in the absence or disability of the chief executive officer, act with all of the powers and be subject to all of the restrictions of the chief executive officer. The president shall also perform such other duties and have such other powers as the board of directors, the chief executive officer or these by-laws may, from time to time, prescribe. The vice-president, if any, or if there shall be more than one, the vice-presidents in the order determined by the board of directors shall, in the absence or disability of the president, act with all of the powers and be subject to all the restrictions of the president. The vice-presidents shall also perform such other duties and have such other powers as the board of directors, the president or these by-laws may, from time to time, prescribe.
Section 9   The Secretary and Assistant Secretaries. The secretary shall attend all meetings of the board of directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose. Under the chief executive officer’s supervision, the secretary shall give, or cause to be given, all notices required to be given by these by-laws or by law; shall have such powers and perform such duties as the board of directors, the chief executive officer or these by-laws may, from time to time, prescribe; and shall have custody of the corporate seal of the corporation. The secretary, or an assistant secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his or her signature. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors, the chief executive officer, or secretary may, from time to time, prescribe.
Section 10   The Treasurer and Assistant Treasurer. The treasurer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation; shall deposit all monies and other valuable effects in the name and to the credit of the corporation as may be ordered by the board of directors; shall cause the funds of the corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the chief executive officer and the board of directors, at its regular meeting or when the board of directors so requires, an account of the corporation; shall have such powers and perform such duties as the board of directors, the chief executive officer or these by-laws may, from time to time, prescribe. If required by the board of directors, the treasurer shall give the corporation a bond (which shall be rendered every six years) in such sums and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of the office of treasurer and for the restoration to the corporation, in case of death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the treasurer belonging to the corporation. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors, shall in the absence or
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disability of the treasurer, perform the duties and exercise the powers of the treasurer. The assistant treasurers shall perform such other duties and have such other powers as the board of directors, the chief executive officer, the president or treasurer may, from time to time, prescribe.
Section 11   Other Officers, Assistant Officers and Agents. Officers, assistant officers and agents, if any, which officers may include officers of any division of the corporation, other than those whose duties are provided for in these by-laws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the board of directors.
Section 12   Absence or Disability of Officers. In the case of the absence or disability of any officer of the corporation and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the board of directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.
Article V
INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS
Section 1   Nature of Indemnity. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or a person of whom he is the legal representative, is or was a director or officer, of the corporation or is or was serving at the request of the corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the corporation to the fullest extent which it is empowered to do so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 hereof, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of the corporation. The right to indemnification conferred in this Article V shall be a contract right and, subject to Sections 2 and 5 hereof, shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition. The corporation may, by action of its board of directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.
Section 2   Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the corporation under Section 1 of this Article V or advance of expenses under Section 5 of this Article V shall be made promptly, and in any event within 30 days, upon the written request of the director or officer. If a determination by the corporation that the director or officer is entitled to indemnification pursuant to this Article V is required, and the corporation fails to respond within sixty days to a written request for indemnity, the corporation shall be deemed to have approved the request. If the corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article V shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors,
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independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
Section 3   Nonexclusivity of Article V. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article V shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.
Section 4   Insurance. The corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the corporation would have the power to indemnify such person against such liability under this Article V.
Section 5   Expenses. Expenses incurred by any person described in Section 1 of this Article V in defending a proceeding shall be paid by the corporation in advance of such proceeding’s final disposition unless otherwise determined by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.
Section 6   Employees and Agents. Persons who are not covered by the foregoing provisions of this Article V and who are or were employees or agents of the corporation, or who are or were serving at the request of the corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the board of directors.
Section 7   Contract Rights. The provisions of this Article V shall be deemed to be a contract right between the corporation and each director or officer who serves in any such capacity at any time while this Article V and the relevant provisions of the General Corporation Law of the State of Delaware or other applicable law are in effect, and any repeal or modification of this Article V or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.
Section 8   Merger or Consolidation. For purposes of this Article V, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article V with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.
Article VI
CERTIFICATES OF STOCK
Section 1   Form. Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by the chairman of the board, the chief executive officer, the president or a vice-president and the secretary or an assistant secretary of the corporation, certifying the number of shares owned by such holder in the corporation. If such a certificate is countersigned (1) by a transfer agent or an assistant transfer agent other than the corporation or its employee or (2) by a registrar, other than the corporation or its employee, the signature of any such chairman of the board, chief
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executive officer, president, vice-president, secretary, or assistant secretary may be facsimiles. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation whether because of death, resignation or otherwise before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the corporation. All certificates for shares shall be consecutively numbered or otherwise identified. The name of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the corporation. Shares of stock of the corporation shall only be transferred on the books of the corporation by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the corporation of the certificate or certificates for such shares endorsed by the appropriate person or persons, with such evidence of the authenticity of such endorsement, transfer, authorization, and other matters as the corporation may reasonably require, and accompanied by all necessary stock transfer stamps. In that event, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate or certificates, and record the transaction on its books. The board of directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the corporation.
Section 2   Lost Certificates. The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates previously issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his or her legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against the corporation on account of the loss, theft or destruction of any such certificate or the issuance of such new certificate.
Section 3   Fixing a Record Date for Stockholder Meetings. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.
Section 4   Fixing a Record Date for Action by Written Consent. In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record
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date has been fixed by the board of directors and prior action by the board of directors is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.
Section 5   Fixing a Record Date for Other Purposes. In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.
Section 6   Subscriptions for Stock. Unless otherwise provided for in the subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the board of directors. Any call made by the board of directors for payment on subscriptions shall be uniform as to all shares of the same class or as to all shares of the same series. In case of default in the payment of any installment or call when such payment is due, the corporation may proceed to collect the amount due in the same manner as any debt due the corporation.
Article VII
GENERAL PROVISIONS
Section 1   Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or any other purpose and the directors may modify or abolish any such reserve in the manner in which it was created.
Section 2   Checks, Drafts or Orders. All checks, drafts, or other orders for the payment of money by or to the corporation and all notes and other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation, and in such manner, as shall be determined by resolution of the board of directors or a duly authorized committee thereof.
Section 3   Contracts. The board of directors may authorize any officer or officers, or any agent or agents, of the corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.
Section 4   Loans. The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in this section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.
Section 5   Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the board of directors.
Section 6   Corporate Seal. The board of directors may provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the corporation and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
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Section 7   Voting Securities Owned By Corporation. Voting securities in any other corporation held by the corporation shall be voted by the chief executive officer, unless the board of directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.
Section 8   Inspection of Books and Records. Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean any purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in the State of Delaware or at its principal place of business.
Section 9   Section Headings. Section headings in these by-laws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.
Section 10   Inconsistent Provisions. In the event that any provision of these by-laws is or becomes inconsistent with any provision of the Certificate of Incorporation, the General Corporation Law of the State of Delaware or any other applicable law, the provision of these by-laws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.
Article VIII
AMENDMENTS
These by-laws may be amended, altered, or repealed and new by-laws adopted at any meeting of the board of directors by a majority vote. The fact that the power to adopt, amend, alter, or repeal the by-laws has been conferred upon the board of directors shall not divest the stockholders of the same powers.
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Annex B

June 30, 2016
Board of Directors
Lions Gate Entertainment Corp.
700 Colorado Avenue
Santa Monica, California 90404
Members of the Board:
We understand that Lions Gate Entertainment Corp. (the “Company”) proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”), among the Company, Orion Arm Acquisition Inc., a wholly owned subsidiary of the Company (“Merger Sub”), and Starz (“Starz”), pursuant to which Merger Sub will merge with and into Starz, with Starz surviving the merger and continuing as a wholly owned subsidiary of the Company (the “Transaction”). In connection with and prior to the consummation of the Transaction, the Company will effect a reorganization of its common shares and in connection therewith each existing Company common share will be exchanged for (i) one half  (1/2) of a Company common voting share (a “Company Voting Common Share”), and (ii) one half  (1/2) of a Company non-voting common share (a “Company Non-Voting Common Share”). In the Transaction, each outstanding share of Starz Series A Common Stock (except for those shares as specified in the Merger Agreement) will be converted into the right to receive a combination of  (a) $18.00 in cash and (b) 0.6784 Company Non-Voting Common Shares (collectively, the “Series A Consideration”), and each outstanding share of Starz Series B Common Stock (except for those shares as specified in the Merger Agreement) will be converted into the right to receive a combination of  (x) $7.26 in cash, (y) 0.6321 Company Voting Common Shares and (z) 0.6321 Company Non-Voting Common Shares (collectively, the “Series B Consideration”). The Series A Consideration and the Series B Consideration, taken together and not individually, are collectively referred to herein as the “Consideration”.
You have asked us whether, in our opinion, as of the date hereof, the Consideration to be paid by the Company in the Transaction is fair to the Company from a financial point of view.
In arriving at the opinion set forth below, we have, among other things:
(i)
reviewed certain publicly available information concerning the business, financial condition and operations of the Company and Starz;

(ii)
reviewed certain internal information concerning the business, financial condition and operations of the Company and Starz prepared and furnished to us by the management of the Company and Starz, respectively;

(iii)
reviewed certain internal financial analyses, estimates and forecasts relating to the Company, including projections for the fiscal years ending March 31, 2017 through March 31, 2021, that were prepared by or at the direction of and approved by the management of the Company and provided to us in all cases by the management of the Company (collectively, the “Company Projections”);

(iv)
reviewed certain internal financial analyses, estimates and forecasts relating to Starz, including projections for the fiscal years ending December 31, 2016 through December 31, 2020, that were prepared by the management of Starz and approved by the management of the Company, and projections for the fiscal quarter ending March 31, 2021 that were prepared by or at the direction of and approved by the management of the Company and were, in all cases, provided to us by the management of the Company (collectively, the “Starz Projections” and, together with the Company Projections, the “Projections”);

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(v)
held discussions with members of senior management of the Company concerning, among other things, their evaluation of the Transaction and the business, operating and regulatory environments, financial condition, prospects and strategic objectives of the Company;

(vi)
participated in due diligence discussions with representatives of Starz concerning, among other things, their evaluation of the Transaction and the business, operating and regulatory environments, financial condition, prospects and strategic objectives of Starz;

(vii)
reviewed the historical market prices and trading activity for the Company common shares and the shares of Starz common stock;

(viii)
compared certain publicly available financial and stock market data for the Company and Starz with similar information for certain other companies that we deemed to be relevant;

(ix)
reviewed the publicly available financial terms of certain other business combinations that we deemed to be relevant;

(x)
reviewed a draft, dated June 29, 2016, of the Merger Agreement; and

(xi)
performed such other financial studies, analyses and investigations, and considered such other matters, as we deemed necessary or appropriate for purposes of rendering this opinion.

In preparing this opinion, with your consent, we have relied upon and assumed the accuracy and completeness of the foregoing information and all other information discussed with or reviewed by us, without independent verification thereof. We have assumed with your consent that the Projections and the assumptions underlying the Projections, and all other financial analyses, estimates and forecasts provided to us by the Company’s or Starz’s management, have been reasonably prepared in accordance with industry practice and represent management’s best currently available estimates and judgments as to the business and operations and future financial performance of the Company and/or Starz, as applicable. We assume no responsibility for and express no opinion as to the Projections, the assumptions upon which they are based or any other financial analyses, estimates and forecasts provided to us by the Company’s or Starz’s management. We have also assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of each of the Company and Starz since the respective dates of the last financial statements made available to us. We have relied with your consent upon the assurances of the management of the Company and Starz that they are not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading.
In addition, at your direction, we also relied, without assuming responsibility or liability for independent verification, upon the views of the management of the Company and Starz relating to the strategic, financial and operational benefits, operating and financial synergies and operating cost savings (including the amount, timing and achievability thereof) anticipated to result from the combination of the operations of the Company and Starz.
We have not been asked to undertake, and have not undertaken, an independent verification of any information provided to or reviewed by us, nor have we been furnished with any such verification and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not conduct a physical inspection of any of the properties or assets of the Company or Starz. We did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of the Company or Starz, nor have we been furnished with any such evaluations or appraisals, nor have we evaluated the solvency of the Company or Starz under any applicable laws.
We also have assumed with your consent that the final executed form of the Merger Agreement will not differ in any material respects from the draft reviewed by us and the consummation of the Transaction will be effected in accordance with the terms and conditions of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or Starz or the contemplated benefits of the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Company obtained such advice as it deemed necessary from qualified professionals. In addition, at your direction, we have assumed that the Transaction will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company. We are not legal, tax or regulatory advisors and have relied upon without independent verification the assessment of the Company and its legal, tax and regulatory advisors with respect to such matters.
We have not considered the relative merits of the Transaction as compared to any other business plan or opportunity that might be available to the Company or the effect of any other arrangement in which the Company might engage and our opinion does not address the underlying decision by Company to engage in the Transaction. Our opinion is limited to the fairness as of the date hereof, from a financial point of view, of the Consideration to be paid by the Company in the Transaction, and we express no opinion as to the fairness of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Our opinion does not address any other aspect or implication of the Transaction, the Merger Agreement, or any other agreement or understanding entered into in connection with the Transaction or otherwise. We also express no opinion as to the fairness of the amount or nature of the compensation to any officers, directors or employees of any party to the Transaction, or any class of such persons, relative to the Consideration to be paid by the Company in the Transaction or otherwise.
Our opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof. We express no opinion as to the prices or trading ranges at which the Company Voting Common Shares or the Company Non-Voting Common Shares will trade at any future time.
This opinion does not constitute a recommendation to any shareholder as to how any shareholder should vote or act with respect to the Transaction or any other matter, and should not be relied upon by any shareholder as such. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. This opinion has been approved by a fairness committee of PJT Partners in accordance with established procedures.
This opinion is provided to the Board of Directors of the Company, in its capacity as such, in connection with and for the purposes of its evaluation of the Transaction only and is not a recommendation as to any action the Board of Directors should take with respect to the Transaction or any aspect thereof. This opinion is not to be quoted, summarized, paraphrased or excerpted, in whole or in part, in any registration statement, prospectus or proxy or information statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the Board of Directors, including any committee thereof, or the Company, without our prior consent. However, a copy of this opinion may be included, in its entirety, as an exhibit to any disclosure document the Company is required to file with the Securities and Exchange Commission and applicable Canadian securities regulatory authorities in connection with the Transaction if such inclusion is required by applicable law. Any summary of or reference to this opinion or the analysis performed by us in connection with the rendering of this opinion in such documents shall require our prior written approval (not to be unreasonably withheld).
We are acting as financial advisor to the Company with respect to the Transaction and will receive a fee from the Company for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse us for out-of-pocket expenses and to indemnify us for certain liabilities arising out of the performance of such services (including the rendering of this opinion).
In the past, we have performed financial advisory and investment banking services for certain affiliates of the Company in connection with matters unrelated to the Transaction for which we have received customary fees. Specifically, in November of 2015, we advised MHR Fund Management LLC in its sale of 5 million Company common shares to each of Discovery Communications, Inc. and Liberty Global plc.

In the ordinary course of our and our affiliates’ businesses, we and our affiliates may provide investment banking and other financial services to the Company or Starz or their respective affiliates and may receive compensation for the rendering of these services. In the ordinary course of business, PJT Partners and its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, Starz and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.
* * *
Based on and subject to the foregoing, we are of the opinion, as investment bankers, that, as of the date hereof, the Consideration to be paid by Company in the Transaction is fair to the Company from a financial point of view.
Very truly yours,
PJT Partners LP

Annex C
LionTree Advisors LLC 660 Madison Avenue, 15th Floor New York, NY 10065
CONFIDENTIAL
June 29, 2016
The Board of Directors
Starz
8900 Liberty Circle
Englewood, CO 80112
Dear Members of the Board:
We understand that Starz (the “Company”) proposes to enter into an Agreement and Plan of Merger, to be dated on or about June 29, 2016 (the “Agreement”) by and among the Company, Lions Gate Entertainment Corp. (the “Acquiror”) and Orion Arm Acquisition, Inc., an indirect wholly owned subsidiary of the Acquiror (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, as a result of which the Company will become an indirect wholly owned subsidiary of the Acquiror, and each issued and outstanding share of Series A Common Stock, par value $0.01 per share, of the Company (the “Series A Stock”) and each issued and outstanding share of Series B Common Stock, par value $0.01 per share, of the Company (the “Series B Stock” and, together with the Series A Stock, the “Company Stock”) will be converted, subject to certain exceptions, into the right to receive (i) in the case of a share of Series A Stock, (x) 0.6784 of a share of validly issued, fully paid and non-assessable non-voting shares, without par value, of the Acquiror to be created and issued in connection with the Transaction (the “Acquiror Non-Voting Stock”) and (y) $18.00 in cash (the aggregate amount of such cash to be paid and Acquiror Non-Voting Stock to be issued in respect of the Series A Stock, the “Series A Consideration”), and (ii) in the case of a share of Series B Stock, (x) 0.6321 shares of Acquiror Non-Voting Stock, (y) 0.6321 shares of validly issued, fully paid and non-assessable voting shares, without par value, of the Acquiror to be created and issued in connection with the Transaction (together with the Acquiror Non-Voting Stock, the “Acquiror Stock”) and (z) $7.26 in cash.
The transactions contemplated by the Agreement (collectively, the “Transaction”) and the terms and conditions thereof are more fully set forth in the Agreement. Capitalized terms used but not defined in this letter have the meanings ascribed thereto in the Agreement.
You have requested our opinion as to the fairness, from a financial point of view, to the holders of Series A Stock (other than the Acquiror, John C. Malone (“Malone”) (who we understand, as of the Company’s most recent proxy statement, beneficially owned approximately 2.5% of the Series A Stock and approximately 89.0% of the Series B Stock, including Malone’s beneficial ownership of the Company Stock beneficially owned by the Acquiror), and their respective affiliates (collectively, the “Excluded Parties”)), solely in their capacity as holders of Series A Stock and not in their capacity as holders of Series B Stock, if applicable, of the Series A Consideration to be received by such holders pursuant to the Agreement (without giving effect to any impact of the Transaction on any particular stockholder of the Company other than in its capacity as a holder of Series A Stock).
In arriving at our opinion, we have, among other things:
(i)
reviewed a draft, dated June 29, 2016, of the Agreement;

(ii)
reviewed certain publicly available business and financial information relating to the Acquiror and the Company, including certain financial statements;

(iii)
reviewed certain historical financial information and other data relating to the Company that were provided to us by the management of the Company and not publicly available;

The Board of Directors
Starz
June 29, 2016

(iv)
reviewed certain historical financial information and other data relating to the Acquiror that were provided to us by the management of the Acquiror and not publicly available;

(v)
reviewed certain internal financial forecasts, estimates, and other data relating to the business and financial prospects of the Company that were provided to us by the management of the Company and not publicly available, including financial forecasts and estimates for the fiscal years ending December 31, 2016, through December 31, 2020, prepared by the management of the Company;

(vi)
reviewed certain internal financial forecasts, estimates, and other data relating to the business and financial prospects of the Acquiror that were provided to us by the management of the Acquiror and not publicly available, including financial forecasts and estimates for the fiscal years ending March 31, 2017, through March 31, 2021, prepared by the management of the Acquiror;

(vii)
reviewed certain estimates of cost savings, tax synergies, and costs to achieve synergies (collectively, the “Transaction Effects”), in each case, for the fiscal years ending March 31, 2017, through March 31, 2021, prepared by the management of the Company and the Acquiror;

(viii)
conducted discussions with members of the senior management of the Company and the Acquiror concerning the business, operations, historical financial results, and financial prospects of the Company and the Acquiror, the Transaction Effects, and the Transaction;

(ix)
reviewed current and historical market prices of the Company Stock and the Acquiror Stock;

(x)
reviewed certain financial and stock market data of the Company and compared that data with similar publicly available data for certain other companies;

(xi)
reviewed certain pro forma effects relating to the Transaction, including the effects of anticipated financings, prepared by management of the Acquiror;

(xii)
conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate; and

(xiii)
discussed proposals from third parties for similar transactions related to the Company.

In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to, discussed with, or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, or any of their respective subsidiaries, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, Transaction Effects, and pro forma effects referred to above, we have assumed, with your consent (and based on advice of the Company with respect to the future performance of the Company or information otherwise prepared by the Company), that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company or the Acquiror, as applicable, as to the future financial performance of the respective companies (including the Transaction Effects and pro forma effects) and will be achieved at the times and in the amounts projected. We also have assumed, with your consent, that the Transaction will have the tax consequences contemplated by the Agreement. This opinion does not address any legal, regulatory, taxation, or accounting matters, as to which we understand that you have obtained such advice as you deemed necessary from qualified professionals, and we have assumed the accuracy and veracity of all assessments made by such advisors to the Company with respect to such matters. Our opinion is necessarily based on economic, monetary, market, and other conditions as in effect on, and the information available to us as of, the date hereof and our opinion speaks only as of the date hereof.

The Board of Directors
Starz
June 29, 2016

Our opinion does not address the Company’s underlying business decision to engage in the Transaction, the relative merits of the Transaction as compared to other business strategies or transactions that might be available to the Company (including any transactions proposed by third parties, which proposed transactions, you have advised us, you have determined not to pursue as a result of, among other things, certain issues relating to the certainty of the consummation of such transactions), or whether the Series A Consideration represents the best price obtainable for the holders of Series A Stock. We also express no view as to, and our opinion does not address, the solvency of the Company or any other entity under any state, federal, or other laws relating to bankruptcy, insolvency, or similar matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, to the holders of Series A Stock (other than the Excluded Parties) of the Series A Consideration to be received by such holders pursuant to the Agreement. We have not been asked to, nor do we, offer any opinion as to the terms, other than the Series A Consideration to the extent expressly specified herein, of the Agreement or any related documents or the form of the Transaction or any related transaction (including any agreement or transaction between any Excluded Party and the Company or between any Excluded Party and the Acquiror), including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, any creditors, or any other constituencies of the Company, the Acquiror, or any of their respective affiliates. We have not been asked to, nor do we, offer any opinion with respect to any allocation of the aggregate consideration to be received by the holders of Company Stock (or any portion thereof), including the allocation of the aggregate consideration to be received by the holders of Company Stock between the holders of Series A Stock and the holders of Series B Stock and the fairness of the Series A Consideration relative to the consideration to be received by the holders of Series B Stock, or the fair market value of the Company, the Acquiror, the Series A Stock, the Series B Stock, or the Acquiror Stock. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors, or employees of any parties to the Transaction, any Excluded Parties, or any class of such persons, whether relative to the Series A Consideration or otherwise. This letter should not be construed as creating any fiduciary duty on the part of LionTree Advisors LLC (or any of its affiliates) to any party. We express no opinion as to what the value of the Acquiror Stock will be when issued pursuant to the Transaction or the prices at which the Acquiror Stock or Company Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that except as would not be in any way meaningful to our analysis: (i) the final executed form of the Agreement will not differ from the draft that we have reviewed, (ii) the representations and warranties of the parties to the Agreement are true and correct, (iii) the parties to the Agreement will comply with and perform all covenants and agreements required to be complied with or performed by such parties under the Agreement, and (iv) the Transaction will be consummated in accordance with the terms of the Agreement, without any waiver or amendment of any term or condition thereof. We have also assumed, with your consent, that all governmental, regulatory, or other third-party consents and approvals necessary for the consummation of the Transaction or otherwise contemplated by the Agreement will be obtained without any adverse effect on the Company, the Acquiror, or on the expected benefits of the Transaction in any way meaningful to our analysis.
This opinion is provided solely for the benefit of the Board of Directors of the Company (in its capacity as such) in connection with, and for the sole purpose of, its evaluation of the Transaction, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any other matter.
We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction. We will receive a fee for our services, a portion of which is payable in connection with this opinion and the principal portion of which is contingent upon the successful completion of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In the past, we and our affiliates have provided investment banking services to the Company, its affiliates, Malone, and entities in which Malone has significant direct or indirect interests, unrelated to the proposed Transaction, for which we and our

The Board of Directors
Starz
June 29, 2016

affiliates received compensation, including having acted as (i) financial advisor to entities in which Malone has significant direct or indirect interests (including Liberty Media Corporation, Liberty Global plc, and Charter Communications, Inc.) in connection with a number of merger and acquisition transactions or matters and (ii) co-manager in connection with certain debt offerings of entities in which Malone has significant direct or indirect interests (including Charter Communications, Inc.). We and our affiliates may also seek to provide such services to the Company, the Acquiror, their respective affiliates, Malone, and entities in which Malone has significant direct or indirect interests in the future and expect to receive fees for the rendering of these services. In the ordinary course of business, certain of our employees and affiliates may hold or trade, for their own accounts and the accounts of their investors, securities of the Company and the Acquiror and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of LionTree Advisors LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Series A Consideration to be received by the holders of the Series A Stock (other than the Excluded Parties), solely in their capacity as holders of Series A Stock and not in their capacity as holders of Series B Stock, if applicable, pursuant to the Agreement is fair, from a financial point of view, to such holders.
Very truly yours,

LIONTREE ADVISORS LLC

Annex D
Raine Securities LLC 810 Seventh Avenue, 39th Floor New York, NY 10019 Tel: (212) 603-5500 Fax: (212) 603-5501 Tel: (310) 987-7700 LA Tel: (415) 967-5830 SF
June 29, 2016
Special Committee of the Board of Directors
Starz
8900 Liberty Circle
Englewood, CO 80112
Dear Members of the Special Committee:
You have requested our opinion as to the fairness from a financial point of view to the holders of the Series A Common Stock (as defined below) of Starz (the “Company”), other than the Excluded Series A Holders (as defined below), of the Series A Per Share Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger (the “Agreement”) proposed to be entered into by and among the Company, Lions Gate Entertainment Corp. (“Parent”) and Orion Arm Acquisition Inc. (“Merger Sub”), a wholly owned subsidiary of Parent, pursuant to which Merger Sub will be merged (the “Merger”) with and into the Company (the “Surviving Corporation”). For purposes hereof, the “Excluded Series A Holders” means (i) any of Parent or any wholly owned subsidiary of Parent, (ii) Liberty Media Corporation, Liberty Interactive Corporation, Liberty TripAdvisor Holdings, Inc., Liberty Broadband Corporation, Liberty Global plc, Discovery Communications, Inc. or John C. Malone and (iii) any holder of the Series B Common Stock (as defined below) solely in such holder’s capacity as a holder of Series B Common Stock.
Pursuant to the Agreement, (i) Parent shall take all requisite action to convert immediately prior to the effective time of the Merger each common share, without par value, of Parent for (A) one half  (1/2) of a non-voting share, without par value, of Parent (“Parent Non-Voting Stock”) and (B) one half  (1/2) of a voting share, without par value, of Parent (“Parent Voting Stock”), (ii) each issued and outstanding share of Series A common stock, par value $.01 per share, of the Company (“Series A Common Stock”), other than any shares of Series A Common Stock held by the Company as treasury stock or held by Parent or any wholly owned subsidiary of Parent, will be converted into the right to receive $18.00 in cash and 0.6784 shares of Parent Non-Voting Stock (such cash and shares, the “Series A Per Share Consideration”) and (iii) each issued and outstanding share of Series B common stock, par value $.01 per share, of the Company (“Series B Common Stock”), other than any shares of Series B Common Stock held by the Company as treasury stock or held by Parent or any wholly owned subsidiary of Parent, will be converted into the right to receive $7.26 in cash, 0.6321 shares of Parent Voting Stock and 0.6321 shares of Parent Non-Voting Stock (the “Series B Per Share Consideration”).
In arriving at our opinion, we have, among other things:
1.
reviewed the draft dated June 29, 2016 of the Agreement and the disclosure schedules relating thereto;

2.
reviewed the Restated Certificate of Incorporation of the Company;

3.
reviewed certain publicly available financial and other information relating to the Company and Parent;

4.
reviewed certain publicly available third party analyst reports relating to the Company and Parent;

Special Committee of the Board of Directors
Starz
June 29, 2016

5.
reviewed certain additional financial and other information regarding the business, operations and future prospects of the Company and Parent, which was furnished to us by the Company, including (i) certain financial projections for the Company for the period beginning April 1, 2016 and ending December 31, 2020 prepared, in each case, by the management of the Company (the “Company Projections”); (ii) certain financial projections for Parent for the period beginning April 1, 2016 and ending March 31, 2021 prepared, in each case, by the management of Parent and approved for our use by the Company (the “Parent Projections”); and (iii) certain forecasts and estimates of potential synergies expected to result from the Merger prepared, in each case, by the management of the Company, and using timing and integration cost assumptions prepared by the management of Parent and approved for our use by the Company (the “Synergies”);

6.
conducted discussions with management of the Company regarding the business, operations and future prospects of the Company and Parent, including their views regarding the Company Projections, the Parent Projections and the Synergies;

7.
reviewed certain financial and securities data of the Company and Parent, together with those of certain other companies whose securities are traded in public markets;

8.
reviewed the historical stock prices and trading volumes of Series A Common Stock and the common shares, without par value, of Parent;

9.
reviewed the historical stock prices of non-voting stock of certain other companies relative to the voting stock of such companies;

10.
reviewed the financial terms, to the extent publicly available, of certain other business combinations; and

11.
conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

In rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us, and have been advised by management of the Company that the Company is not aware of any information prepared by it or its advisors that might be material to our opinion that has not been made available to us. With respect to the Parent Non-Voting Stock, we have assumed that the difference between its stock price and that of the Parent Voting Stock will be consistent with the difference between the stock prices of the non-voting stock of other companies and those of such companies’ voting stock. We have been advised by management of the Company that the Company Projections have been reasonably prepared, on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. We have relied upon the estimates of the management of the Company as to the amount of Synergies achievable as a result of the Merger, the Parent Projections and estimates of the management of Parent (as approved for our use by the Company) as to the timing and integration costs associated therewith and our discussion of such Synergies with the management of the Company. We have not assumed any responsibility for making an independent evaluation or appraisal of any assets or liabilities of the Company, contingent or otherwise, and have not been provided with any such evaluation or appraisal. We have assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Agreement, without any limitations, restrictions, conditions, amendments, waivers or modifications, regulatory or otherwise, that collectively would have a material effect on our analysis. We have assumed that the final executed Agreement will not differ in any material respect from the draft referred to above. In connection with our engagement, we discussed with advisors to the Board of Directors of the Company (the “Board”) such

Special Committee of the Board of Directors
Starz
June 29, 2016

advisors’ prior discussions with third parties with respect to their interest in possible strategic transactions with the Company, but were not authorized by the Special Committee to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Series A Common Stock or Series B Common Stock or any business combination or other extraordinary transaction involving the Company other than the Merger.
Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.
We are expressing no opinion herein as to the price or range of prices at which Parent Non-Voting Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger as compared to any other business strategies that may be available to the Company, nor does it address the underlying business decision of the Board or the Special Committee to proceed with the Merger. We do not express any view or opinion with respect to any aspect of the Agreement or the Merger (other than with respect to the Series A Per Share Consideration to the extent expressly specified herein), including the fairness from a financial point of view to the holders of the Series B Common Stock of the Series B Per Share Consideration to be received by such holders pursuant to the Agreement, or the allocation of the aggregate consideration to be received by all holders of Series A Common Stock and Series B Common Stock pursuant to the Agreement, the fairness of the amount or nature of the compensation, if any, to be received by any party’s officers, directors or employees, or any class of such persons, as a result of, or in connection with, the Merger, whether relative to the amounts to be paid or issued to any party’s stockholders in the Merger or otherwise. Our opinion does not constitute a recommendation to the Board, the Special Committee or to any stockholder of the Company, as to how to vote or act with respect to the proposed Merger.
Raine Securities LLC (“Raine”), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions and valuations for corporate and other purposes. Raine has acted as a financial advisor to the Special Committee in connection with the Merger and will receive a fee for such services, including a fee for rendering this opinion, which is not contingent on the consummation of the Merger or any other element of the Merger. The Company also has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising from our engagement. We may also, in the future, provide other investment banking and financial advisory services to the Company, Parent or their respective affiliates, for which we would expect to receive compensation. Our opinion has been approved for issuance by the fairness opinion and valuation review committee of Raine.
Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that, as of the date hereof, the Series A Per Share Consideration to be received by the holders of the Series A Common Stock, other than the Excluded Series A Holders, pursuant to the Agreement is fair to such holders of the Series A Common Stock from a financial point of view.
Very truly yours,
RAINE SECURITIES LLC
/s/ RAINE SECURITIES LLC

Annex E-1
VOTING AGREEMENT
This VOTING AGREEMENT, dated as of June 30, 2016 (this “Agreement”), is made and entered into by and among Starz, a Delaware corporation (the “Company”), Lions Gate Entertainment Corp., a corporation organized and existing under the laws of British Columbia (“Parent”), Liberty Global Incorporated Limited, a limited company organized under the laws of England and Wales (the “Liberty Stockholder”), and Liberty Global plc, a public limited company organized under the laws of England and Wales (“Liberty Parent”).
RECITALS
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, the Company and Orion Arm Acquisition Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof  (the “Original Merger Agreement” and, as the same may be amended or supplemented, the “Merger Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Merger Agreement), that provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement, with the Company continuing as the surviving corporation in the Merger as a wholly owned subsidiary of Parent;
WHEREAS, the Liberty Stockholder is the owner of, and, subject to the Investor Rights Agreement (as defined below) and the Standstill Agreement (as defined below), has sole voting power over, the number of shares of Parent Common Stock set forth on Schedule A (such shares of Parent Common Stock, the “Original Shares”, and together with any New Shares (as defined below), the “Subject Shares”);
WHEREAS, in connection with the Merger, Parent will hold the Parent Stockholders’ Meeting to approve (i) the Parent Common Stock Reorganization, (ii) the Parent Common Stock Exchange and (iii) the issuance of Parent Common Stock to holders of shares of Company Common Stock as part of the Merger Consideration (the “Merger Consideration Issuance”);
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and Merger Sub are entering into a Stock Exchange Agreement, dated as of June 30, 2016, with the stockholders listed on Schedule 1 thereto (as the same may be amended or supplemented, the “Exchange Agreement”), that provides, among other things, (i) for the transfer of the Starz Exchange Shares (as defined therein) from such stockholders to Parent in exchange for the Lionsgate Exchange Consideration (as defined therein) and (ii) the issuance of the Lionsgate Exchange Shares as part of the Lionsgate Exchange Consideration (the “Exchange Stock Issuance”), in each case subject to the terms and conditions of the Exchange Agreement; and
WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Company has requested that the Liberty Stockholder and Liberty Parent enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, each party hereto agrees as follows:
SECTION 1.   Representations and Warranties of the Liberty Stockholder and Liberty Parent. Each of the Liberty Stockholder and Liberty Parent hereby represents and warrants to the Company as follows:
(a) Organization; Authority; Execution and Delivery; Enforceability. (i) Each of the Liberty Stockholder and Liberty Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (ii) the execution and delivery of this Agreement by each of the Liberty Stockholder and Liberty Parent, and the performance by each of the Liberty Stockholder and Liberty Parent of its obligations under this Agreement, have been duly authorized by all necessary corporate or similar action on the part of each of the Liberty Stockholder and Liberty Parent. Each of the Liberty Stockholder and Liberty Parent has all requisite corporate, company, partnership or other power and authority to execute and deliver this Agreement (and each Person executing this Agreement on behalf of the Liberty Stockholder or Liberty Parent has full power, authority and capacity to execute and deliver this
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Agreement on behalf of the Liberty Stockholder or Liberty Parent, as applicable, and to thereby bind the Liberty Stockholder or Liberty Parent, as applicable) and to perform its obligations hereunder. This Agreement has been duly executed and delivered by each of the Liberty Stockholder and Liberty Parent and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of each of the Liberty Stockholder and Liberty Parent, enforceable against each of the Liberty Stockholder and Liberty Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.
(b) Ownership. The Liberty Stockholder is the record or beneficial owner of the number of Original Shares set forth on Schedule A, and the Liberty Stockholder’s Original Shares constitute all of the shares of Parent Common Stock owned by the Liberty Stockholder. Except (w) as set forth in Sections 3 and 4 of this Agreement, (x) pursuant to the Investor Rights Agreement, dated as of November 10, 2015, among MHR Fund Management, LLC, the Liberty Stockholder, Discovery Lightning Investments Ltd., Parent, Liberty Parent, Discovery Communications, Inc. and the other parties thereto (the “Investor Rights Agreement”), (y) pursuant to the Voting and Standstill Agreement, dated as of November 10, 2015, among Parent, the Liberty Stockholder, Discovery Lightning Investments Ltd., John C. Malone, MHR Fund Management, LLC, Liberty Parent, Discovery Communications, Inc. and the Mammoth Funds (as defined therein) (the “Standstill Agreement”) and (z) in connection with any Hedging Transaction or Financing Transaction (each as defined in the Investor Rights Agreement), the Liberty Stockholder has the power to vote, or direct the voting of, all of the Original Shares, and none of the Liberty Stockholder’s Original Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Liberty Stockholder’s Original Shares. The Liberty Stockholder does not own (1) any shares of capital stock of Parent other than the Original Shares or (2) any option, warrant, call or other right to acquire or receive capital stock or other equity or voting interests in Parent (other than preemptive rights under the Investor Rights Agreement).
SECTION 2.   Representations and Warranties of the Company and Parent.
(a) The Company hereby represents and warrants to each of the Liberty Stockholder and Liberty Parent as follows: (i) the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) the Company has all requisite power and authority to execute and deliver this Agreement (and each Person executing this Agreement on behalf of the Company has full power, authority and capacity to execute and deliver this Agreement on behalf of the Company and to thereby bind the Company) and to perform its obligations hereunder, (iii) the execution and delivery of this Agreement by the Company, and the performance of the Company of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of the Company, and (iv) this Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.
(b) Parent hereby represents and warrants to each of the Liberty Stockholder and Liberty Parent as follows: (i) Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) Parent has all requisite power and authority to execute and deliver this Agreement (and each Person executing this Agreement on behalf of Parent has full power, authority and capacity to execute and deliver this Agreement on behalf of Parent and to thereby bind Parent) and to perform its obligations hereunder, (iii) the execution and delivery of this Agreement by Parent, and the performance of Parent of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of Parent, and (iv) this Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.
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SECTION 3.   Covenants of the Liberty Stockholder and Liberty Parent. Each of the Liberty Stockholder and Liberty Parent covenants and agrees as follows:
(a) At any meeting of the stockholders of Parent called to vote upon the Parent Common Stock Reorganization, the Parent Common Stock Exchange and the Merger Consideration Issuance, or at any postponement or adjournment thereof permitted by the Merger Agreement, the Liberty Stockholder shall (i) appear at such meeting or otherwise cause its Subject Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted) all of the Liberty Stockholder’s Subject Shares in favor of the Parent Common Stock Reorganization, the Parent Common Stock Exchange and the Merger Consideration Issuance; provided that, in each case, the Merger Agreement shall not have been amended, and no provision thereunder shall have been waived by Parent, in any manner that (i) increases the amount of, or changes the form or allocation of, the Merger Consideration (as defined in the Merger Agreement) payable under the Merger Agreement, (ii) amends the conditions precedent set forth in Article VI of the Merger Agreement, or adds new conditions or modifies any existing conditions to the consummation of the Merger, the Parent Common Stock Reorganization or the Parent Common Stock Exchange, (iii) amends Exhibits A-1, A-2, A-3, A-4 or A-5 to the Merger Agreement, (iv) amends the definition of  “Company Material Adverse Effect” or “Parent Material Adverse Effect” set forth in the Merger Agreement, (v) amends any provision of the Merger Agreement in any other material manner, or (vi) in each case has the effect of any of the foregoing (any such amendment or waiver described in clauses (i)-(vi), a “Fundamental Merger Amendment”), in each case without the prior written consent of the Liberty Stockholder, and no Fundamental Exchange Amendment shall have occurred.
(b) At any meeting of the stockholders of Parent called to vote upon the Exchange Stock Issuance, or at any postponement or adjournment thereof, as permitted by the Exchange Agreement, the Liberty Stockholder shall (i) appear at such meeting or otherwise cause its Subject Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted) all of the Liberty Stockholder’s Subject Shares in favor of the Exchange Stock Issuance, provided, that in each case, the Exchange Agreement shall not have been amended, and no provision thereunder shall have been waived by Parent, in any manner that (i) increases the amount of, or changes the form or allocation of, the Lionsgate Exchange Consideration or the Lionsgate Alternate Cash Consideration (as such terms are defined in the Exchange Agreement) payable under the Exchange Agreement, (ii) amends the conditions precedent set forth in Article V of the Exchange Agreement, or adds new conditions or modifies any existing conditions to the consummation of the Exchange, (iii) amends any provision of the Exchange Agreement in any other material manner or (iv) in each case has the effect of any of the foregoing (any such amendment or waiver described in clauses (i)-(iv), a “Fundamental Exchange Amendment”), in each case without the prior written consent of the Liberty Stockholder, and no Fundamental Merger Amendment shall have occurred.
(c) At any meeting of the stockholders of Parent or at any postponement or adjournment thereof or in any other circumstances upon which a vote, adoption or other approval of Parent’s stockholders is sought, the Liberty Stockholder shall vote (or cause to be voted) all of the Liberty Stockholder’s Subject Shares against each of the following: (i) any Alternative Parent Transaction Proposal or any agreement relating thereto and (ii) any amendment of the Articles of Parent (other than pursuant the Merger Agreement) or any other proposal, action, agreement or transaction, which, in the case of this clause (ii), would reasonably be expected to (A) result in a breach of any covenant, agreement, obligation, representation or warranty of Parent contained in the Merger Agreement (provided that the Company has advised the Liberty Stockholder of such asserted breach in writing at least three Business Days prior to the applicable vote) or of the Liberty Stockholder contained in this Agreement, (B) prevent, impede, interfere with, delay, discourage or adversely affect the consummation of the transactions contemplated by the Merger Agreement, or (C) change in any manner (other than as contemplated by the Parent Common Stock Reorganization, the Parent Common Stock Exchange and the Merger Consideration Issuance) the voting rights of the Parent Common Stock (the matters described in clauses (i) and (ii), collectively, the “Vote-Down Matters”). For the avoidance of doubt, nothing in this Agreement shall be deemed to prohibit the Liberty Stockholder from voting any Subject Shares (x) in a manner required by the Investor Rights Agreement or the Standstill Agreement or (y) in favor of any vote, adoption or other approval permitting the Liberty Stockholder and/or its Affiliates to participate in any equity or debt financing of Parent (including the exercise of their preemptive rights under the Investor Rights Agreement).
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(d) Liberty Parent shall not, nor shall it authorize or permit any of its Controlled Affiliates (as defined below) or its and their directors, officers or employees to, directly or indirectly, (i) solicit, initiate or knowingly facilitate (including by way of furnishing information), induce or knowingly encourage any inquiries or the making of any proposal or offer (including any proposal or offer to the Parent Stockholders) that constitutes or would reasonably be expected to lead to an Alternative Parent Transaction Proposal, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Parent Transaction Proposal. Liberty Parent shall, and shall cause its Controlled Affiliates and its and their directors, officers and employees to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person with respect to any Alternative Parent Transaction Proposal. Liberty Parent shall use commercially reasonable efforts to cause the financial advisors, legal counsel and other representatives of Liberty Parent and its Controlled Affiliates to comply with this Section 3(d).
(e) The Liberty Stockholder shall not, and shall not commit or agree to, directly or indirectly, (i) sell, transfer, pledge, encumber, exchange, assign, tender or otherwise dispose of  (collectively, “Transfer”), or consent to or permit any Transfer of, any Subject Shares (or any interest therein) or any rights to acquire any securities or equity interests of Parent, or enter into any Contract, option, call or other arrangement with respect to the Transfer (including any profit-sharing or other derivative arrangement) of any Subject Shares (or any interest therein) or any rights to acquire any securities or equity interests of Parent, to any Person, unless in each case prior to any such Transfer (or execution of any such Contract or other arrangement) the proposed transferee of the Liberty Stockholder’s Subject Shares or rights agrees in writing to be bound to the Liberty Stockholder’s obligations hereunder with respect to the applicable Subject Shares or rights, (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares or rights to acquire any securities or equity interests of Parent, other than this Agreement or (iii) take any other action that would reasonably be expected to prevent or materially impair or delay the performance by the Liberty Stockholder of its obligations hereunder. Nothing in this Agreement shall be deemed to prohibit the Subject Shares from being subject to customary liens resulting from the Subject Shares being held in brokerage or custodial accounts. Notwithstanding the foregoing, “Transfer” shall exclude, however, with respect to any Subject Shares, the entry into or performance of any Hedging Transaction or Financing Transaction in respect of such Subject Shares and any payment or settlement thereunder (including, following the first anniversary of November 10, 2015, physical settlement) the granting of any lien, pledge, security interest, or other encumbrance in or on such Subject Shares to a Hedging Counterparty or Financing Counterparty in connection with any Hedging Transaction or Financing Transaction, the rehypothecation of any Subject Shares by the Hedging Counterparty or Financing Counterparty in connection with a Hedging Transaction or Financing Transaction, and any transfer to, by or at the request of such Hedging Counterparty or Financing Counterparty in connection with an exercise of remedies by the Hedging Counterparty or Financing Counterparty under such Hedging Transaction or Financing Transaction (but, for the avoidance of doubt, “Transfer” shall include any delivery of Subject Shares in respect of the settlement, termination or cancellation of a Hedging Transaction or Financing Transaction occurring prior to the first anniversary of November 10, 2015 other than in connection with the exercise of remedies by a Hedging Counterparty or Financing Counterparty).
(f) The Liberty Stockholder hereby agrees that, in the event (i) of any stock or extraordinary dividend or other distribution, stock split, reverse stock split, recapitalization, reclassification, reorganization, combination or other like change of or affecting the Subject Shares (including the Parent Common Stock Reorganization and the Parent Common Stock Exchange) or (ii) that the Liberty Stockholder acquires the right to vote, or direct the voting of, any shares of capital stock of Parent, in each case after the execution of this Agreement (including by conversion, operation of Law or otherwise) (collectively, the “New Shares”), such New Shares shall constitute Subject Shares and be subject to the applicable terms of this Agreement, including all covenants, agreements, obligations, representations and warranties set forth herein. This Agreement and the obligations hereunder shall be binding upon any Person to which record or beneficial ownership of the Liberty Stockholder’s Subject Shares shall pass, whether by operation of Law or otherwise, including to the extent applicable, the Liberty Stockholder’s successors.
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(g) Notwithstanding anything to the contrary contained herein, the Liberty Stockholder and Liberty Parent are entering into this Agreement solely in their capacity as owner of the Liberty Stockholder’s Subject Shares and the parent of such owner, respectively, and nothing herein is intended to or shall limit, affect or restrict any director or officer of Parent (including any appointee or representative of Liberty Parent or any of its Affiliates to the board of directors of Parent (including pursuant to the Investor Rights Agreement)) in his or her capacity as a director or officer of Parent or any of its Subsidiaries (including voting on matters put to such board or any committee thereof, influencing officers, employees, agents, management or the other directors of Parent or any of its Subsidiaries and taking any action or making any statement at any meeting of such board or any committee thereof) or in the exercise of his or her fiduciary duties as a director or officer of Parent or any of its Subsidiaries.
(h) For the avoidance of doubt, other than with respect to the Merger Consideration Issuance or the Exchange Stock Issuance, nothing in this Agreement shall be deemed to require the Liberty Stockholder to vote in favor of, or to prohibit the Liberty Stockholder from taking any action that adversely effects, any issuance of securities by Parent or any of its Subsidiaries (including any equity financing in furtherance of the transactions contemplated by the Merger Agreement), including in connection with any proposal combined with any proposal to approve the Merger Consideration Issuance or the Exchange Stock Issuance.
SECTION 4.   Grant of Irrevocable Proxy; Appointment of Proxy and Attorney-in-Fact. (a) The Liberty Stockholder hereby irrevocably grants to, and appoints, the Company and any other individual designated in writing by the Company, and each of them individually, the Liberty Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution and coupled with an interest), for and in the name, place and stead of the Liberty Stockholder, to vote all of the Liberty Stockholder’s Subject Shares at any meeting of stockholders of Parent (including any Parent Stockholders’ Meeting) or any adjournment or postponement thereof, (i) in favor of the Parent Common Stock Reorganization, the Parent Common Stock Exchange, the Merger Consideration Issuance and each of the other transactions contemplated by the Merger Agreement (including the Parent Stockholder Approvals) in accordance with the terms of Section 3(a) of this Agreement, (ii) in favor of the Exchange Stock Issuance in accordance with the terms of Section 3(b) of this Agreement and (iii) against any Vote-Down Matter in accordance with the terms of Section 3(c) of this Agreement. The proxy and attorney-in-fact granted in this Section 4 shall expire upon the termination of this Agreement.
(b) The Liberty Stockholder represents that any proxies heretofore given in respect of the Liberty Stockholder’s Subject Shares are not irrevocable, and that all such proxies are hereby revoked.
(c) The Liberty Stockholder hereby affirms that the irrevocable proxy and attorney-in-fact set forth in this Section 4 is given in connection with the Company entering into the Merger Agreement and that such irrevocable proxy and attorney-in-fact is given to secure the performance of the duties of the Liberty Stockholder under this Agreement. The Liberty Stockholder hereby further affirms that the irrevocable proxy and attorney-in-fact is coupled with an interest and may under no circumstances be revoked. The Liberty Stockholder hereby ratifies and confirms all that such irrevocable proxy and attorney-in-fact may lawfully do or cause to be done by virtue of the authority granted pursuant to this Agreement. Each such irrevocable proxy and attorney-in-fact is executed and intended to be irrevocable with the same effect as under the provisions of Section 212(e) of the DGCL.
SECTION 5.   Further Assurances. The Liberty Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company may reasonably request for the purpose of effectuating the matters covered by this Agreement.
SECTION 6.   Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
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SECTION 7.   Termination. This Agreement shall, (i) with respect to Section 3, other than Sections 3(b), 3(e), 3(f), 3(g) and 3(h), terminate upon the earliest of  (a) immediately following the Parent Stockholders’ Meeting duly convened and at which the Parent Stockholder Approvals have been voted on by the stockholders of Parent (including, if adjourned in accordance with the Merger Agreement, immediately following the final adjournment thereof), (b) immediately following the meeting of the stockholders of Parent called to vote upon the Exchange Stock Issuance, and at which such matters have been voted on by the stockholders of Parent (including, if adjourned in accordance with the Merger Agreement, immediately following the final adjournment thereof), (c) the termination of the Merger Agreement in accordance with its terms (the “Merger Agreement Termination”), and (d) the entry into any Fundamental Merger Amendment or Fundamental Exchange Amendment without the prior written consent of the Liberty Stockholder, (ii) as to Section 3(b), terminate upon the earlier of  (a) the termination of the Exchange Agreement in accordance with its terms, (b) immediately following the consummation of the Merger, and (c) immediately following the meeting of the stockholders of Parent called to vote upon the Exchange Stock Issuance, and at which such matters have been voted on by the stockholders of Parent (including, if adjourned in accordance with the Exchange Agreement or the Merger Agreement, immediately following the final adjournment thereof), and (iii) terminate in full upon the later of the terminations described in clauses (i) and (ii); provided that, in each case, Section 6 and Sections 7 through 9 shall survive any such termination. Notwithstanding the foregoing, the Company shall cease to have any rights hereunder from and after the earlier of  (x) the Merger Agreement Termination, and (y) the completion of the events described in Section 7(i)(a) hereof.
SECTION 8.   Parent Undertaking. In consideration of the Liberty Stockholder’s and Liberty Parent’s willingness to execute this Agreement, Parent hereby agrees with each of the Liberty Stockholder and Liberty Parent that (a) Parent will take all such steps as may be necessary or desirable (to the extent permitted under applicable Law) to exempt from Section 16(a) and Section 16(b) of the Exchange Act any acquisitions or dispositions of Company Securities (as defined in the Investor Rights Agreement) or rights related thereto by the Liberty Stockholder and its Affiliates (as defined in the Investor Rights Agreement) in connection with the Parent Common Stock Reorganization, the Parent Common Stock Exchange and any issuance of Company Securities contemplated by the Merger Agreement or the Exchange Agreement or any issuance of New Issue Securities (as defined in the Investor Rights Agreement); and (b) the amendment to the Investor Rights Agreement being entered into concurrently herewith is a material inducement to each of the Liberty Stockholder’s and Liberty Parent’s willingness to execute, deliver and perform this Agreement.
SECTION 9.   General Provisions. (a) Amendments. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.
(b) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via facsimile (with confirmed transmission) prior to 5:00 p.m., local time, in the place of receipt (and otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, that should any such delivery be made by facsimile, the sender shall also send a copy of the information so delivered on or before the next Business Day by a nationally recognized overnight courier:
if to the Company:
Starz 8900 Liberty Circle Englewood, Colorado 80112
Attention:	David Weil
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with a copy to (which shall not constitute notice):
Baker Botts L.L.P.
30 Rockefeller Plaza
New York, NY 10112
Facsimile:
212 408-2501

Attention:
Renee L. Wilm

if to Parent:
Lions Gate Entertainment Corp.
2700 Colorado Avenue
Santa Monica, CA 90404
Facsimile:
310-496-1359

Attention:
Wayne Levin

with a copy to (which shall not constitute notice):
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Facsimile:
212 403-2000

Attention:
David E. Shapiro
Gordon S. Moodie

if to the Liberty Stockholder or Liberty Parent:
Liberty Global plc
c/o Liberty Global, Inc.
1550 Wewatta St Suite 1000
Denver, CO 80202
Facsimile:
303-220-6601

Attention:
General Counsel

with a copy to (which shall not constitute notice):
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Facsimile:
(646) 848-8008

Attention:
Robert Katz

(c) Interpretation. When a reference is made in this Agreement to a paragraph, a Section or a Schedule, such reference shall be to a paragraph of, a Section of or a Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any of the provisions of this Agreement. For purposes of this Agreement, “Controlled Affiliate” means,
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with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, is controlled by such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
(d) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile or e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.
(e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and no party is relying on any other oral or written representation, agreement or understanding and no party makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement other than as set forth in this Agreement and (ii) is not intended to confer upon any Person other than the parties any rights or remedies.
(f) Governing Law; Consent to Jurisdiction; Venue.
(i) This Agreement and all disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws.
(ii) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9(b) shall be deemed effective service of process on such party.
(g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.
(h) Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
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(i) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(j) Hedging Transactions and Financing Transactions.
(i) No provision of this Agreement shall be binding on any Person solely because such Person is:
(1)
a Hedging Counterparty;

(2)
a holder of Subject Shares as a result of the rehypothecation of Subject Shares by a Hedging Counterparty or Financing Counterparty; or

(3)
a transferee of Subject Shares pursuant to settlement under, or pursuant to default rights or the exercise of remedies by a Hedging Counterparty or Financing Counterparty in connection with, any Hedging Transaction or Financing Transaction.

(ii) No provision of this Agreement shall prohibit any Person from entering into, performing or settling Hedging Transactions or Financing Transactions in relation to any Subject Shares, or granting liens and other security interests in connection therewith, from exercising remedies thereunder, or from permitting a Hedging Counterparty or a Financing Counterparty to rehypothecate Subject Shares in connection with a Hedging Transaction or Financing Transaction nor shall any of the foregoing described in this Section 9(j) be deemed, in and of itself, a violation of this Agreement.
(iii) As used in this Agreement, the terms Hedging Transaction, Financing Transaction, Hedging Counterparty and Financing Counterparty shall each have the meaning assigned to such term in the Investor Rights Agreement.
(iv) Notwithstanding anything to the contrary in this Agreement, this Agreement is subject in all respects to (1) the Liberty Stockholder’s obligations under the pledge agreement, dated as of November 12, 2015, between the Liberty Stockholder and Bank of America N.A., and (2) any Hedging Transaction or Financing Transaction and any pledge, security, custody or other agreement entered into in connection therewith.
(k) Indemnification.
(i) Parent (the “Indemnifying Party”) covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, to indemnify and hold harmless Liberty Parent and each of its Controlled Affiliates and each of their respective representatives and advisors (each, an “Indemnified Party”), from and against any and all Losses incurred in connection with, arising out of or resulting from any claims, demands, actions, proceedings or investigations (collectively, “Actions”) relating to the transactions contemplated by the Merger Agreement, this Agreement or the Exchange Agreement (including any Actions brought by any of the stockholders, directors, officers or employees of Parent or the Company relating thereto). For purposes of this Section 9(k), “Losses” means any loss (including disgorgement of consideration), liability, cost, damage or expense (including, without duplication, reasonable fees and expenses of counsel, accountants, consultants and other experts) related to an Action for which an Indemnified Party is entitled to indemnification pursuant to this Agreement; provided, however, that any diminution in value of the capital stock of Parent shall not constitute a Loss.
(ii) Notwithstanding anything herein to the contrary, the Indemnifying Party will not be obligated to provide an indemnity hereunder to any Indemnified Party with respect to any Losses which (x) result from such Indemnified Party’s intentional misconduct or gross negligence or (y) result primarily from any breach of any representation and warranty of such Indemnified Party contained in this Agreement or any breach of any covenant or agreement made or to be performed by such Indemnified Party under this Agreement.
(iii) The Indemnifying Party will indemnify the Indemnified Parties pursuant to this Section 9(k) regardless of whether such Losses are incurred prior to or after the Effective Time. The indemnification provided pursuant to this Section 9(k) is in addition to, and not in derogation of, any other rights an Indemnified Party may have under applicable law, the certificate of incorporation or bylaws of Parent, or pursuant to any contract, agreement or arrangement; provided, however, that Losses will not be duplicated.
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(iv) Promptly after the receipt by any Indemnified Party of notice of any Action that is or may be subject to indemnification hereunder (each, an “Indemnifiable Claim”) (and in no event more than ten Business Days after the Indemnified Party’s receipt of written notice of such Indemnifiable Claim), such Indemnified Party shall give written notice thereof to the Indemnifying Party, which notice will include, to the extent known, the basis for such Indemnifiable Claim and copies of any pleadings or written demands relating to such Indemnifiable Claim and, promptly following request therefor, shall provide any additional information in respect thereof that the Indemnifying Party may reasonably request; provided, however, that (x) any delay in giving or failure to give such notice will not affect the obligations of the Indemnifying Party hereunder except to the extent the Indemnifying Party is actually prejudiced as a result of such delay in or failure to notify and (y) no such notice shall be required to be given to the Indemnifying Party to the extent that the Indemnifying Party or any of its respective Affiliates is a party to any such Indemnifiable Claim.
(v) Subject to Section 9(k)(vi) and Section 9(k)(vii), the Indemnifying Party shall be entitled to exercise full control of the defense, compromise or settlement of any Indemnifiable Claim in respect of an Action commenced or made by a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third Party Indemnifiable Claim”) so long as, within ten calendar days after the receipt of notice of such Third Party Indemnifiable Claim from the Indemnified Party (pursuant to Section 9(k)(iv)), the Indemnifying Party: (x) delivers a written confirmation to such Indemnified Party that the indemnification provisions of Section 9(k) are applicable, subject only to the limitations set forth in this Agreement, to such Third Party Indemnifiable Claim and that the Indemnifying Party will indemnify such Indemnified Party in respect of such Third Party Indemnifiable Claim to the extent required by this Section 9(k), and (y) notifies such Indemnified Party in writing that the Indemnifying Party will assume the control of the defense thereof. Following notification to such Indemnified Party of the assumption of the defense of such Third Party Indemnifiable Claim, the Indemnifying Party shall retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third Party Indemnifiable Claim. If the Indemnifying Party so assumes the defense of any such Third Party Indemnifiable Claim in accordance herewith, subject to the provisions of clauses (iv) through (vi) of this Section 9(k), (A) the Indemnifying Party shall be entitled to exercise full control of the defense, compromise or settlement of such Third Party Indemnifiable Claim and such Indemnified Party shall cooperate (subject to the Indemnifying Party’s agreement to reimburse such Indemnified Party for all reasonable out-of-pocket expenses incurred by such Indemnified Party in connection with such cooperation) with the Indemnifying Parties in any manner that the Indemnifying Party reasonably may request in connection with the defense, compromise or settlement thereof  (subject to the last sentence of this Section 9(k)(v)), and (B) such Indemnified Party shall have the right to employ separate counsel selected by such Indemnified Party and to participate in (but not control) the defense, compromise or settlement thereof and the Indemnifying Party shall pay the reasonable fees and expenses of one such separate counsel, and, if reasonably necessary, one local counsel. No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any such Action for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, unless the Indemnifying Party shall have failed to assume the defense thereof as contemplated in this Section 9(k)(v), in which case such Indemnified Party will be entitled to control the defense, compromise or settlement thereof at the expense of the Indemnifying Party. Without the prior written consent of each of the Indemnified Parties who are named in the Action subject to the Third Party Indemnifiable Claim (which consent shall not be unreasonably withheld, delayed or conditioned), the Indemnifying Party will not settle or compromise or consent to the entry of judgment with respect to any Indemnifiable Claim (or part thereof) unless such settlement, compromise or consent (1) includes an unconditional release of such Indemnified Parties, (2) does not include any admission of wrongdoing on the part of such Indemnified Parties and (3) does not enjoin or restrict in any way the future actions or conduct of such Indemnified Parties.
(vi) Notwithstanding Section 9(k)(v), an Indemnified Party, at the expense of the Indemnifying Party, (x) shall, subject to the last sentence of this Section 9(k)(vi), be entitled to separately control the defense, compromise or settlement of any Third Party Indemnifiable Claim as to such Indemnified Party if, in the judgment of counsel to the Indemnified Party, there exists any actual conflict of interest
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relating to the defense of such Action between the Indemnified Party and one or more Indemnifying Party and (y) shall be entitled to assume control of the defense, compromise and settlement of any Third Party Indemnifiable Claim as to which the Indemnifying Party has previously assumed control in the event the Indemnifying Party is not timely and diligently pursuing such defense. No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any Action with respect to which it controls the defense thereof pursuant to this Section 9(k)(vi) and for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
(vii) In all instances under this Section 9(k) where the Indemnifying Party has agreed to pay the fees, costs and expenses of the Indemnified Parties, such fees, costs and expenses shall be reasonable. The parties agree to cooperate and coordinate in connection with the defense, compromise or settlement of any Indemnifiable Claims.
(viii) In addition to (but without duplication of) the Indemnified Party’s right to indemnification as set forth in this Section 9(k), if so requested by an Indemnified Party, the Indemnifying Party shall also advance to such Indemnified Party (within five Business Days of such request) any and all reasonable fees, costs and expenses incurred by an Indemnified Party in accordance with this Section 9(k) in connection with investigating, defending, being a witness in or participating in (including any appeal), or preparing to defend, be a witness in or participate in, any Indemnifiable Claim, including, without duplication, reasonable fees and expenses of counsel, accountants, consultants and other experts (an “Expense Advance”).
(ix) The Liberty Stockholder agrees that it will repay Expense Advances made to it (or paid on its behalf) by the Indemnifying Party pursuant to this Section 9(k) if it is ultimately finally determined by a court of competent jurisdiction that the Liberty Stockholder is not entitled to be indemnified pursuant to this Section 9(k).
[Remainder of page left intentionally blank]
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IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its representative thereunto duly authorized as of the date first written above.
STARZ
By:	/s/ Christopher P. Albrecht
Name:	Christopher P. Albrecht
Title:	Chief Executive Officer
Company Signature Page to Voting Agreement

LIONS GATE ENTERTAINMENT CORP.
By:	/s/ Wayne Levin
Name:	Wayne Levin
Title:	General Counsel and Chief Strategic Officer
Parent Signature Page to Voting Agreement

LIBERTY GLOBAL INCORPORATED LIMITED
By:	/s/ Jeremy Evans
Name:	Jeremy Evans
Title:	Director
[Liberty Stockholder Signature Page to Voting Agreement]

LIBERTY GLOBAL PLC
By:	/s/ Jeremy Evans
Name:	Jeremy Evans
Title:	Deputy General Counsel
[Liberty Parent Signature Page to Voting Agreement]

Schedule A
Original Shares
5,000,000 shares of Parent Common Stock

Annex E-2
VOTING AGREEMENT
This VOTING AGREEMENT, dated as of June 30, 2016 (this “Agreement”), is made and entered into by and among Starz, a Delaware corporation (the “Company”), Lions Gate Entertainment Corp., a corporation organized and existing under the laws of British Columbia (“Parent”), Discovery Lightning Investments Ltd., a limited company organized under the laws of England and Wales (the “Discovery Stockholder”), and Discovery Communications, Inc., a Delaware corporation (“Discovery Parent”).
RECITALS
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, the Company and Orion Arm Acquisition Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof  (the “Original Merger Agreement” and, as the same may be amended or supplemented, the “Merger Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Merger Agreement), that provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement, with the Company continuing as the surviving corporation in the Merger as a wholly owned subsidiary of Parent;
WHEREAS, the Discovery Stockholder is the owner of, and, subject to the Investor Rights Agreement (as defined below) and the Standstill Agreement (as defined below), has sole voting power over, the number of shares of Parent Common Stock set forth on Schedule A (such shares of Parent Common Stock, the “Original Shares”, and together with any New Shares (as defined below), the “Subject Shares”);
WHEREAS, in connection with the Merger, Parent will hold the Parent Stockholders’ Meeting to approve (i) the Parent Common Stock Reorganization, (ii) the Parent Common Stock Exchange and (iii) the issuance of Parent Common Stock to holders of shares of Company Common Stock as part of the Merger Consideration (the “Merger Consideration Issuance”);
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and Merger Sub are entering into a Stock Exchange Agreement, dated as of June 30, 2016, with the stockholders listed on Schedule 1 thereto (as the same may be amended or supplemented, the “Exchange Agreement”), that provides, among other things, (i) for the transfer of the Starz Exchange Shares (as defined therein) from such stockholders to Parent in exchange for the Lionsgate Exchange Consideration (as defined therein) and (ii) the issuance of the Lionsgate Exchange Shares as part of the Lionsgate Exchange Consideration (the “Exchange Stock Issuance”), in each case subject to the terms and conditions of the Exchange Agreement; and
WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Company has requested that the Discovery Stockholder and Discovery Parent enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, each party hereto agrees as follows:
SECTION 1.   Representations and Warranties of the Discovery Stockholder and Discovery Parent. Each of the Discovery Stockholder and Discovery Parent hereby represents and warrants to the Company as follows:
(a) Organization; Authority; Execution and Delivery; Enforceability. (i) Each of the Discovery Stockholder and Discovery Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (ii) the execution and delivery of this Agreement by each of the Discovery Stockholder and Discovery Parent, and the performance by each of the Discovery Stockholder and Discovery Parent of its obligations under this Agreement, have been duly authorized by all necessary corporate or similar action on the part of each of the Discovery Stockholder and Discovery Parent. Each of the Discovery Stockholder and Discovery Parent has all requisite corporate, company, partnership or other power and authority to execute and deliver this Agreement (and each Person executing this Agreement on behalf of the Discovery Stockholder or Discovery Parent has full power, authority and
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capacity to execute and deliver this Agreement on behalf of the Discovery Stockholder or Discovery Parent, as applicable, and to thereby bind the Discovery Stockholder or Discovery Parent, as applicable) and to perform its obligations hereunder. This Agreement has been duly executed and delivered by each of the Discovery Stockholder and Discovery Parent and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of each of the Discovery Stockholder and Discovery Parent, enforceable against each of the Discovery Stockholder and Discovery Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.
(b) Ownership. The Discovery Stockholder is the record or beneficial owner of the number of Original Shares set forth on Schedule A, and the Discovery Stockholder’s Original Shares constitute all of the shares of Parent Common Stock owned by the Discovery Stockholder. Except (w) as set forth in Sections 3 and 4 of this Agreement, (x) pursuant to the Investor Rights Agreement, dated as of November 10, 2015, among MHR Fund Management, LLC, Liberty Global Incorporated Limited, the Discovery Stockholder, Parent, Liberty Global plc, Discovery Parent and the other parties thereto (the “Investor Rights Agreement”), (y) pursuant to the Voting and Standstill Agreement, dated as of November 10, 2015, among Parent, Liberty Global Incorporated Limited, the Discovery Stockholder, John C. Malone, MHR Fund Management, LLC, Liberty Global plc, Discovery Parent and the Mammoth Funds (as defined therein) (the “Standstill Agreement”) and (z) in connection with any Hedging Transaction or Financing Transaction (each as defined in the Investor Rights Agreement), the Discovery Stockholder has the power to vote, or direct the voting of, all of the Original Shares, and none of the Discovery Stockholder’s Original Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Discovery Stockholder’s Original Shares. The Discovery Stockholder does not own (1) any shares of capital stock of Parent other than the Original Shares or (2) any option, warrant, call or other right to acquire or receive capital stock or other equity or voting interests in Parent (other than preemptive rights under the Investor Rights Agreement).
SECTION 2.   Representations and Warranties of the Company and Parent.
(a) The Company hereby represents and warrants to each of the Discovery Stockholder and Discovery Parent as follows: (i) the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) the Company has all requisite power and authority to execute and deliver this Agreement (and each Person executing this Agreement on behalf of the Company has full power, authority and capacity to execute and deliver this Agreement on behalf of the Company and to thereby bind the Company) and to perform its obligations hereunder, (iii) the execution and delivery of this Agreement by the Company, and the performance of the Company of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of the Company, and (iv) this Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.
(b) Parent hereby represents and warrants to each of the Discovery Stockholder and Discovery Parent as follows: (i) Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) Parent has all requisite power and authority to execute and deliver this Agreement (and each Person executing this Agreement on behalf of Parent has full power, authority and capacity to execute and deliver this Agreement on behalf of Parent and to thereby bind Parent) and to perform its obligations hereunder, (iii) the execution and delivery of this Agreement by Parent, and the performance of Parent of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of Parent, and (iv) this Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.
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SECTION 3.   Covenants of the Discovery Stockholder and Discovery Parent. Each of the Discovery Stockholder and Discovery Parent covenants and agrees as follows:
(a) At any meeting of the stockholders of Parent called to vote upon the Parent Common Stock Reorganization, the Parent Common Stock Exchange and the Merger Consideration Issuance, or at any postponement or adjournment thereof permitted by the Merger Agreement, the Discovery Stockholder shall (i) appear at such meeting or otherwise cause its Subject Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted) all of the Discovery Stockholder’s Subject Shares in favor of the Parent Common Stock Reorganization, the Parent Common Stock Exchange and the Merger Consideration Issuance; provided that, in each case, the Merger Agreement shall not have been amended, and no provision thereunder shall have been waived by Parent, in any manner that (i) increases the amount of, or changes the form or allocation of, the Merger Consideration (as defined in the Merger Agreement) payable under the Merger Agreement, (ii) amends the conditions precedent set forth in Article VI of the Merger Agreement, or adds new conditions or modifies any existing conditions to the consummation of the Merger, the Parent Common Stock Reorganization or the Parent Common Stock Exchange, (iii) amends Exhibits A-1, A-2, A-3, A-4 or A-5 to the Merger Agreement, (iv) amends the definition of  “Company Material Adverse Effect” or “Parent Material Adverse Effect” set forth in the Merger Agreement, (v) amends any provision of the Merger Agreement in any other material manner, or (vi) in each case has the effect of any of the foregoing (any such amendment or waiver described in clauses (i)-(vi), a “Fundamental Merger Amendment”), in each case without the prior written consent of the Discovery Stockholder, and no Fundamental Exchange Amendment shall have occurred.
(b) At any meeting of the stockholders of Parent called to vote upon the Exchange Stock Issuance, or at any postponement or adjournment thereof, as permitted by the Exchange Agreement, the Discovery Stockholder shall (i) appear at such meeting or otherwise cause its Subject Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted) all of the Discovery Stockholder’s Subject Shares in favor of the Exchange Stock Issuance, provided, that in each case, the Exchange Agreement shall not have been amended, and no provision thereunder shall have been waived by Parent, in any manner that (i) increases the amount of, or changes the form or allocation of, the Lionsgate Exchange Consideration or the Lionsgate Alternate Cash Consideration (as such terms are defined in the Exchange Agreement) payable under the Exchange Agreement, (ii) amends the conditions precedent set forth in Article V of the Exchange Agreement, or adds new conditions or modifies any existing conditions to the consummation of the Exchange, (iii) amends any provision of the Exchange Agreement in any other material manner or (iv) in each case has the effect of any of the foregoing (any such amendment or waiver described in clauses (i)-(iv), a “Fundamental Exchange Amendment”), in each case without the prior written consent of the Discovery Stockholder, and no Fundamental Merger Amendment shall have occurred.
(c) At any meeting of the stockholders of Parent or at any postponement or adjournment thereof or in any other circumstances upon which a vote, adoption or other approval of Parent’s stockholders is sought, the Discovery Stockholder shall vote (or cause to be voted) all of the Discovery Stockholder’s Subject Shares against each of the following: (i) any Alternative Parent Transaction Proposal or any agreement relating thereto and (ii) any amendment of the Articles of Parent (other than pursuant the Merger Agreement) or any other proposal, action, agreement or transaction, which, in the case of this clause (ii), would reasonably be expected to (A) result in a breach of any covenant, agreement, obligation, representation or warranty of Parent contained in the Merger Agreement (provided that the Company has advised the Discovery Stockholder of such asserted breach in writing at least three Business Days prior to the applicable vote) or of the Discovery Stockholder contained in this Agreement, (B) prevent, impede, interfere with, delay, discourage or adversely affect the consummation of the transactions contemplated by the Merger Agreement, or (C) change in any manner (other than as contemplated by the Parent Common Stock Reorganization, the Parent Common Stock Exchange and the Merger Consideration Issuance) the voting rights of the Parent Common Stock (the matters described in clauses (i) and (ii), collectively, the “Vote-Down Matters”). For the avoidance of doubt, nothing in this Agreement shall be deemed to prohibit the Discovery Stockholder from voting any Subject Shares (x) in a manner required by the Investor Rights Agreement or the Standstill Agreement or (y) in favor of any vote, adoption or other approval permitting the Discovery Stockholder and/or its Affiliates to participate in any equity or debt financing of Parent (including the exercise of their preemptive rights under the Investor Rights Agreement).
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(d) Discovery Parent shall not, nor shall it authorize or permit any of its Controlled Affiliates (as defined below) or its and their directors, officers or employees to, directly or indirectly, (i) solicit, initiate or knowingly facilitate (including by way of furnishing information), induce or knowingly encourage any inquiries or the making of any proposal or offer (including any proposal or offer to the Parent Stockholders) that constitutes or would reasonably be expected to lead to an Alternative Parent Transaction Proposal, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Parent Transaction Proposal. Discovery Parent shall, and shall cause its Controlled Affiliates and its and their directors, officers and employees to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person with respect to any Alternative Parent Transaction Proposal. Discovery Parent shall use commercially reasonable efforts to cause the financial advisors, legal counsel and other representatives of Discovery Parent and its Controlled Affiliates to comply with this Section 3(d).
(e) The Discovery Stockholder shall not, and shall not commit or agree to, directly or indirectly, (i) sell, transfer, pledge, encumber, exchange, assign, tender or otherwise dispose of  (collectively, “Transfer”), or consent to or permit any Transfer of, any Subject Shares (or any interest therein) or any rights to acquire any securities or equity interests of Parent, or enter into any Contract, option, call or other arrangement with respect to the Transfer (including any profit-sharing or other derivative arrangement) of any Subject Shares (or any interest therein) or any rights to acquire any securities or equity interests of Parent, to any Person, unless in each case prior to any such Transfer (or execution of any such Contract or other arrangement) the proposed transferee of the Discovery Stockholder’s Subject Shares or rights agrees in writing to be bound to the Discovery Stockholder’s obligations hereunder with respect to the applicable Subject Shares or rights, (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares or rights to acquire any securities or equity interests of Parent, other than this Agreement or (iii) take any other action that would reasonably be expected to prevent or materially impair or delay the performance by the Discovery Stockholder of its obligations hereunder. Nothing in this Agreement shall be deemed to prohibit the Subject Shares from being subject to customary liens resulting from the Subject Shares being held in brokerage or custodial accounts. Notwithstanding the foregoing, “Transfer” shall exclude, however, with respect to any Subject Shares, the entry into or performance of any Hedging Transaction or Financing Transaction in respect of such Subject Shares and any payment or settlement thereunder (including, following the first anniversary of November 10, 2015, physical settlement) the granting of any lien, pledge, security interest, or other encumbrance in or on such Subject Shares to a Hedging Counterparty or Financing Counterparty in connection with any Hedging Transaction or Financing Transaction, the rehypothecation of any Subject Shares by the Hedging Counterparty or Financing Counterparty in connection with a Hedging Transaction or Financing Transaction, and any transfer to, by or at the request of such Hedging Counterparty or Financing Counterparty in connection with an exercise of remedies by the Hedging Counterparty or Financing Counterparty under such Hedging Transaction or Financing Transaction (but, for the avoidance of doubt, “Transfer” shall include any delivery of Subject Shares in respect of the settlement, termination or cancellation of a Hedging Transaction or Financing Transaction occurring prior to the first anniversary of November 10, 2015 other than in connection with the exercise of remedies by a Hedging Counterparty or Financing Counterparty).
(f) The Discovery Stockholder hereby agrees that, in the event (i) of any stock or extraordinary dividend or other distribution, stock split, reverse stock split, recapitalization, reclassification, reorganization, combination or other like change of or affecting the Subject Shares (including the Parent Common Stock Reorganization and the Parent Common Stock Exchange) or (ii) that the Discovery Stockholder acquires the right to vote, or direct the voting of, any shares of capital stock of Parent, in each case after the execution of this Agreement (including by conversion, operation of Law or otherwise) (collectively, the “New Shares”), such New Shares shall constitute Subject Shares and be subject to the applicable terms of this Agreement, including all covenants, agreements, obligations, representations and warranties set forth herein. This Agreement and the obligations hereunder shall be binding upon any Person to which record or beneficial ownership of the Discovery Stockholder’s Subject Shares shall pass, whether by operation of Law or otherwise, including to the extent applicable, the Discovery Stockholder’s successors.
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(g) Notwithstanding anything to the contrary contained herein, the Discovery Stockholder and Discovery Parent are entering into this Agreement solely in their capacity as owner of the Discovery Stockholder’s Subject Shares and the parent of such owner, respectively, and nothing herein is intended to or shall limit, affect or restrict any director or officer of Parent (including any appointee or representative of Discovery Parent or any of its Affiliates to the board of directors of Parent (including pursuant to the Investor Rights Agreement)) in his or her capacity as a director or officer of Parent or any of its Subsidiaries (including voting on matters put to such board or any committee thereof, influencing officers, employees, agents, management or the other directors of Parent or any of its Subsidiaries and taking any action or making any statement at any meeting of such board or any committee thereof) or in the exercise of his or her fiduciary duties as a director or officer of Parent or any of its Subsidiaries.
(h) For the avoidance of doubt, other than with respect to the Merger Consideration Issuance or the Exchange Stock Issuance, nothing in this Agreement shall be deemed to require the Discovery Stockholder to vote in favor of, or to prohibit the Discovery Stockholder from taking any action that adversely effects, any issuance of securities by Parent or any of its Subsidiaries (including any equity financing in furtherance of the transactions contemplated by the Merger Agreement), including in connection with any proposal combined with any proposal to approve the Merger Consideration Issuance or the Exchange Stock Issuance.
SECTION 4.   Grant of Irrevocable Proxy; Appointment of Proxy and Attorney-in-Fact. (a) The Discovery Stockholder hereby irrevocably grants to, and appoints, the Company and any other individual designated in writing by the Company, and each of them individually, the Discovery Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution and coupled with an interest), for and in the name, place and stead of the Discovery Stockholder, to vote all of the Discovery Stockholder’s Subject Shares at any meeting of stockholders of Parent (including any Parent Stockholders’ Meeting) or any adjournment or postponement thereof, (i) in favor of the Parent Common Stock Reorganization, the Parent Common Stock Exchange, the Merger Consideration Issuance and each of the other transactions contemplated by the Merger Agreement (including the Parent Stockholder Approvals) in accordance with the terms of Section 3(a) of this Agreement, (ii) in favor of the Exchange Stock Issuance in accordance with the terms of Section 3(b) of this Agreement and (iii) against any Vote-Down Matter in accordance with the terms of Section 3(c) of this Agreement. The proxy and attorney-in-fact granted in this Section 4 shall expire upon the termination of this Agreement.
(b) The Discovery Stockholder represents that any proxies heretofore given in respect of the Discovery Stockholder’s Subject Shares are not irrevocable, and that all such proxies are hereby revoked.
(c) The Discovery Stockholder hereby affirms that the irrevocable proxy and attorney-in-fact set forth in this Section 4 is given in connection with the Company entering into the Merger Agreement and that such irrevocable proxy and attorney-in-fact is given to secure the performance of the duties of the Discovery Stockholder under this Agreement. The Discovery Stockholder hereby further affirms that the irrevocable proxy and attorney-in-fact is coupled with an interest and may under no circumstances be revoked. The Discovery Stockholder hereby ratifies and confirms all that such irrevocable proxy and attorney-in-fact may lawfully do or cause to be done by virtue of the authority granted pursuant to this Agreement. Each such irrevocable proxy and attorney-in-fact is executed and intended to be irrevocable with the same effect as under the provisions of Section 212(e) of the DGCL.
SECTION 5.   Further Assurances. The Discovery Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company may reasonably request for the purpose of effectuating the matters covered by this Agreement.
SECTION 6.   Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
SECTION 7.   Termination. This Agreement shall, (i) with respect to Section 3, other than Sections 3(b), 3(e), 3(f), 3(g) and 3(h), terminate upon the earliest of  (a) immediately following the Parent
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Stockholders’ Meeting duly convened and at which the Parent Stockholder Approvals have been voted on by the stockholders of Parent (including, if adjourned in accordance with the Merger Agreement, immediately following the final adjournment thereof), (b) immediately following the meeting of the stockholders of Parent called to vote upon the Exchange Stock Issuance, and at which such matters have been voted on by the stockholders of Parent (including, if adjourned in accordance with the Merger Agreement, immediately following the final adjournment thereof), (c) the termination of the Merger Agreement in accordance with its terms (the “Merger Agreement Termination”), and (d) the entry into any Fundamental Merger Amendment or Fundamental Exchange Amendment without the prior written consent of the Discovery Stockholder, (ii) as to Section 3(b), terminate upon the earlier of  (a) the termination of the Exchange Agreement in accordance with its terms, (b) immediately following the consummation of the Merger and (c) immediately following the meeting of the stockholders of Parent called to vote upon the Exchange Stock Issuance, and at which such matters have been voted on by the stockholders of Parent (including, if adjourned in accordance with the Exchange Agreement or the Merger Agreement, immediately following the final adjournment thereof), and (iii) terminate in full upon the later of the terminations described in clauses (i) and (ii); provided that, in each case, Section 6 and Sections 7 through 9 shall survive any such termination. Notwithstanding the foregoing, the Company shall cease to have any rights hereunder from and after the earlier of  (x) the Merger Agreement Termination and (y) the completion of the events described in Section 7(i)(a) hereof.
SECTION 8.   Parent Undertaking. In consideration of the Discovery Stockholder’s and Discovery Parent’s willingness to execute this Agreement, Parent hereby agrees with each of the Discovery Stockholder and Discovery Parent that (a) Parent will take all such steps as may be necessary or desirable (to the extent permitted under applicable Law) to exempt from Section 16(a) and Section 16(b) of the Exchange Act any acquisitions or dispositions of Company Securities (as defined in the Investor Rights Agreement) or rights related thereto by the Discovery Stockholder and its Affiliates (as defined in the Investor Rights Agreement) in connection with the Parent Common Stock Reorganization, the Parent Common Stock Exchange and any issuance of Company Securities contemplated by the Merger Agreement or the Exchange Agreement or any issuance of New Issue Securities (as defined in the Investor Rights Agreement); and (b) the amendment to the Investor Rights Agreement being entered into concurrently herewith is a material inducement to each of the Discovery Stockholder’s and Discovery Parent’s willingness to execute, deliver and perform this Agreement.
SECTION 9.   General Provisions. (a) Amendments. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.
(b) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via facsimile (with confirmed transmission) prior to 5:00 p.m., local time, in the place of receipt (and otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, that should any such delivery be made by facsimile, the sender shall also send a copy of the information so delivered on or before the next Business Day by a nationally recognized overnight courier:
if to the Company:
Starz 8900 Liberty Circle Englewood, Colorado 80112
Attention:	David Weil
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with a copy to (which shall not constitute notice):
Baker Botts L.L.P.
30 Rockefeller Plaza
New York, NY 10112
Facsimile:
212 408-2501

Attention:
Renee L. Wilm

if to Parent:
Lions Gate Entertainment Corp.
2700 Colorado Avenue
Santa Monica, CA 90404
Facsimile:
310-496-1359

Attention:
Wayne Levin

with a copy to (which shall not constitute notice):
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Facsimile:
212 403-2000

Attention:
David E. Shapiro
Gordon S. Moodie

if to the Discovery Stockholders:
Discovery Lightning Investments, Ltd
Chiswick Park Building 2
566 Chiswick High Road
London W4 5YB
Facsimile:
+44 20 8811 3310

Attention:
General Counsel

with a copy to (which shall not constitute notice):
Debevoise & Plimpton LLP
919 3rd Ave
New York, NY 10022
Facsimile:
(212) 909-6836

Attention:
Jonathan Levitsky

(c) Interpretation. When a reference is made in this Agreement to a paragraph, a Section or a Schedule, such reference shall be to a paragraph of, a Section of or a Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any of the provisions of this Agreement. For purposes of this Agreement, “Controlled Affiliate” means,
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with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, is controlled by such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
(d) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile or e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.
(e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and no party is relying on any other oral or written representation, agreement or understanding and no party makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement other than as set forth in this Agreement and (ii) is not intended to confer upon any Person other than the parties any rights or remedies.
(f) Governing Law; Consent to Jurisdiction; Venue.
(i) This Agreement and all disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws.
(ii) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9(b) shall be deemed effective service of process on such party.
(g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.
(h) Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
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(i) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(j) Hedging Transactions and Financing Transactions.
(i) No provision of this Agreement shall be binding on any Person solely because such Person is:
(1)
a Hedging Counterparty;

(2)
a holder of Subject Shares as a result of the rehypothecation of Subject Shares by a Hedging Counterparty or Financing Counterparty; or

(3)
a transferee of Subject Shares pursuant to settlement under, or pursuant to default rights or the exercise of remedies by a Hedging Counterparty or Financing Counterparty in connection with, any Hedging Transaction or Financing Transaction.

(ii) No provision of this Agreement shall prohibit any Person from entering into, performing or settling Hedging Transactions or Financing Transactions in relation to any Subject Shares, or granting liens and other security interests in connection therewith, from exercising remedies thereunder, or from permitting a Hedging Counterparty or a Financing Counterparty to rehypothecate Subject Shares in connection with a Hedging Transaction or Financing Transaction nor shall any of the foregoing described in this Section 9(j) be deemed, in and of itself, a violation of this Agreement.
(iii) As used in this Agreement, the terms Hedging Transaction, Financing Transaction, Hedging Counterparty and Financing Counterparty shall each have the meaning assigned to such term in the Investor Rights Agreement.
(iv) Notwithstanding anything to the contrary in this Agreement, this Agreement is subject in all respects to (1) the Discovery Stockholder’s obligations under the pledge agreement, dated as of November 12, 2015, between the Discovery Stockholder and Bank of America N.A., and (2) any Hedging Transaction or Financing Transaction and any pledge, security, custody or other agreement entered into in connection therewith.
(k) Indemnification.
(i) Parent (the “Indemnifying Party”) covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, to indemnify and hold harmless Discovery Parent and each of its Controlled Affiliates and each of their respective representatives and advisors (each, an “Indemnified Party”), from and against any and all Losses incurred in connection with, arising out of or resulting from any claims, demands, actions, proceedings or investigations (collectively, “Actions”) relating to the transactions contemplated by the Merger Agreement, this Agreement or the Exchange Agreement (including any Actions brought by any of the stockholders, directors, officers or employees of Parent or the Company relating thereto). For purposes of this Section 9(k), “Losses” means any loss (including disgorgement of consideration), liability, cost, damage or expense (including, without duplication, reasonable fees and expenses of counsel, accountants, consultants and other experts) related to an Action for which an Indemnified Party is entitled to indemnification pursuant to this Agreement; provided, however, that any diminution in value of the capital stock of Parent shall not constitute a Loss.
(ii) Notwithstanding anything herein to the contrary, the Indemnifying Party will not be obligated to provide an indemnity hereunder to any Indemnified Party with respect to any Losses which (x) result from such Indemnified Party’s intentional misconduct or gross negligence or (y) result primarily from any breach of any representation and warranty of such Indemnified Party contained in this Agreement or any breach of any covenant or agreement made or to be performed by such Indemnified Party under this Agreement.
(iii) The Indemnifying Party will indemnify the Indemnified Parties pursuant to this Section 9(k) regardless of whether such Losses are incurred prior to or after the Effective Time. The indemnification provided pursuant to this Section 9(k) is in addition to, and not in derogation of, any other rights an Indemnified Party may have under applicable law, the certificate of incorporation or bylaws of Parent, or pursuant to any contract, agreement or arrangement; provided, however, that Losses will not be duplicated.
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(iv) Promptly after the receipt by any Indemnified Party of notice of any Action that is or may be subject to indemnification hereunder (each, an “Indemnifiable Claim”) (and in no event more than ten Business Days after the Indemnified Party’s receipt of written notice of such Indemnifiable Claim), such Indemnified Party shall give written notice thereof to the Indemnifying Party, which notice will include, to the extent known, the basis for such Indemnifiable Claim and copies of any pleadings or written demands relating to such Indemnifiable Claim and, promptly following request therefor, shall provide any additional information in respect thereof that the Indemnifying Party may reasonably request; provided, however, that (x) any delay in giving or failure to give such notice will not affect the obligations of the Indemnifying Party hereunder except to the extent the Indemnifying Party is actually prejudiced as a result of such delay in or failure to notify and (y) no such notice shall be required to be given to the Indemnifying Party to the extent that the Indemnifying Party or any of its respective Affiliates is a party to any such Indemnifiable Claim.
(v) Subject to Section 9(k)(vi) and Section 9(k)(vii), the Indemnifying Party shall be entitled to exercise full control of the defense, compromise or settlement of any Indemnifiable Claim in respect of an Action commenced or made by a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third Party Indemnifiable Claim”) so long as, within ten calendar days after the receipt of notice of such Third Party Indemnifiable Claim from the Indemnified Party (pursuant to Section 9(k)(iv)), the Indemnifying Party: (x) delivers a written confirmation to such Indemnified Party that the indemnification provisions of Section 9(k) are applicable, subject only to the limitations set forth in this Agreement, to such Third Party Indemnifiable Claim and that the Indemnifying Party will indemnify such Indemnified Party in respect of such Third Party Indemnifiable Claim to the extent required by this Section 9(k), and (y) notifies such Indemnified Party in writing that the Indemnifying Party will assume the control of the defense thereof. Following notification to such Indemnified Party of the assumption of the defense of such Third Party Indemnifiable Claim, the Indemnifying Party shall retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third Party Indemnifiable Claim. If the Indemnifying Party so assumes the defense of any such Third Party Indemnifiable Claim in accordance herewith, subject to the provisions of clauses (iv) through (vi) of this Section 9(k), (A) the Indemnifying Party shall be entitled to exercise full control of the defense, compromise or settlement of such Third Party Indemnifiable Claim and such Indemnified Party shall cooperate (subject to the Indemnifying Party’s agreement to reimburse such Indemnified Party for all reasonable out-of-pocket expenses incurred by such Indemnified Party in connection with such cooperation) with the Indemnifying Parties in any manner that the Indemnifying Party reasonably may request in connection with the defense, compromise or settlement thereof  (subject to the last sentence of this Section 9(k)(v)), and (B) such Indemnified Party shall have the right to employ separate counsel selected by such Indemnified Party and to participate in (but not control) the defense, compromise or settlement thereof and the Indemnifying Party shall pay the reasonable fees and expenses of one such separate counsel, and, if reasonably necessary, one local counsel. No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any such Action for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, unless the Indemnifying Party shall have failed to assume the defense thereof as contemplated in this Section 9(k)(v), in which case such Indemnified Party will be entitled to control the defense, compromise or settlement thereof at the expense of the Indemnifying Party. Without the prior written consent of each of the Indemnified Parties who are named in the Action subject to the Third Party Indemnifiable Claim (which consent shall not be unreasonably withheld, delayed or conditioned), the Indemnifying Party will not settle or compromise or consent to the entry of judgment with respect to any Indemnifiable Claim (or part thereof) unless such settlement, compromise or consent (1) includes an unconditional release of such Indemnified Parties, (2) does not include any admission of wrongdoing on the part of such Indemnified Parties and (3) does not enjoin or restrict in any way the future actions or conduct of such Indemnified Parties.
(vi) Notwithstanding Section 9(k)(v), an Indemnified Party, at the expense of the Indemnifying Party, (x) shall, subject to the last sentence of this Section 9(k)(vi), be entitled to separately control the defense, compromise or settlement of any Third Party Indemnifiable Claim as to such Indemnified Party if, in the judgment of counsel to the Indemnified Party, there exists any actual conflict of interest
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relating to the defense of such Action between the Indemnified Party and one or more Indemnifying Party and (y) shall be entitled to assume control of the defense, compromise and settlement of any Third Party Indemnifiable Claim as to which the Indemnifying Party has previously assumed control in the event the Indemnifying Party is not timely and diligently pursuing such defense. No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any Action with respect to which it controls the defense thereof pursuant to this Section 9(k)(vi) and for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
(vii) In all instances under this Section 9(k) where the Indemnifying Party has agreed to pay the fees, costs and expenses of the Indemnified Parties, such fees, costs and expenses shall be reasonable. The parties agree to cooperate and coordinate in connection with the defense, compromise or settlement of any Indemnifiable Claims.
(viii) In addition to (but without duplication of) the Indemnified Party’s right to indemnification as set forth in this Section 9(k), if so requested by an Indemnified Party, the Indemnifying Party shall also advance to such Indemnified Party (within five Business Days of such request) any and all reasonable fees, costs and expenses incurred by an Indemnified Party in accordance with this Section 9(k) in connection with investigating, defending, being a witness in or participating in (including any appeal), or preparing to defend, be a witness in or participate in, any Indemnifiable Claim, including, without duplication, reasonable fees and expenses of counsel, accountants, consultants and other experts (an “Expense Advance”).
(ix) The Discovery Stockholder agrees that it will repay Expense Advances made to it (or paid on its behalf) by the Indemnifying Party pursuant to this Section 9(k) if it is ultimately finally determined by a court of competent jurisdiction that the Discovery Stockholder is not entitled to be indemnified pursuant to this Section 9(k).
[Remainder of page left intentionally blank]
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IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its representative thereunto duly authorized as of the date first written above.
STARZ
By:	/s/ Christopher P. Albrecht
Name:	Christopher P. Albrecht
Title:	Chief Executive Officer
Company Signature Page to Voting Agreement

LIONS GATE ENTERTAINMENT CORP.
By:	/s/ Wayne Levin
Name:	Wayne Levin
Title:	General Counsel and Chief Strategic Officer
Parent Signature Page to Voting Agreement

DISCOVERY LIGHTNING INVESTMENTS, LTD.
By:	/s/ Bruce Campbell
Name:	Bruce Campbell
Title:	Chief Development, Distribution and Legal Officer
[Discovery Stockholder Signature Page to Voting Agreement]

DISCOVERY COMMUNICATIONS, INC.
By:	/s/ Bruce Campbell
Name:	Bruce Campbell
Title:	Chief Development, Distribution, and Legal Officer
Discovery Parent Signature Page to Voting Agreement

Schedule A
Original Shares
5,000,000 shares of Parent Common Stock

Annex E-3
VOTING AGREEMENT
This VOTING AGREEMENT, dated as of June 30, 2016 (this “Agreement”), is made and entered into by and among Starz, a Delaware corporation (the “Company”), Lions Gate Entertainment Corp., a corporation organized and existing under the laws of British Columbia (“Parent”) and each of the stockholders of Parent that are listed on Schedule A hereto (each a “Stockholder” and collectively, the “Stockholders”).
RECITALS
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, the Company and Orion Arm Acquisition Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof  (the “Original Merger Agreement” and, as the same may be amended or supplemented, the “Merger Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Merger Agreement), that provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement, with the Company continuing as the surviving corporation in the Merger as a wholly owned subsidiary of Parent;
WHEREAS, the Stockholders are the record or beneficial owners of, and, subject to the Standstill Agreement (as defined below), have sole voting power over, the number of shares of Parent Common Stock set forth opposite each such Stockholder’s name on Schedule A (such shares of Parent Common Stock, the “Original Shares”, and together with any New Shares (as defined below), the “Subject Shares”);
WHEREAS, in connection with the Merger, Parent will hold the Parent Stockholders’ Meeting to approve (i) the Parent Common Stock Reorganization, (ii) the Parent Common Stock Exchange and (iii) the issuance of Parent Common Stock to holders of shares of Company Common Stock as part of the Merger Consideration (the “Merger Consideration Issuance”);
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and Merger Sub are entering into a Stock Exchange Agreement, dated as of June 30, 2016, with the stockholders listed on Schedule I thereto (as the same may be amended or supplemented, the “Exchange Agreement”), that provides, among other things, for (i) the transfer of the Starz Exchange Shares (as defined therein) from such stockholders to Parent in exchange for the Lionsgate Exchange Consideration (as defined therein) and (ii) the issuance of the Lionsgate Exchange Shares as part of the Lionsgate Exchange Consideration (the “Exchange Stock Issuance”), in each case subject to the terms and conditions of the Exchange Agreement; and
WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Company has requested that the Stockholders enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, each party hereto agrees as follows:
SECTION 1.   Representations and Warranties of the Stockholder. Each Stockholder hereby represents and warrants to the Company, severally and not jointly and severally, solely with respect to itself, as follows:
(a) Organization; Authority; Execution and Delivery; Enforceability. (i) Such Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, if applicable, and (ii) the execution and delivery of this Agreement by such Stockholder, and the performance by such Stockholder of its obligations under this Agreement, have been duly authorized by all necessary corporate or similar action on the part of such Stockholder, as applicable. Such Stockholder has all requisite corporate, company, partnership or other power and authority to execute and deliver this Agreement (and each Person executing this Agreement on behalf of such Stockholder has full power, authority and capacity to execute and deliver this Agreement on behalf of such Stockholder and to thereby bind such Stockholder) and to perform its obligations hereunder. This Agreement has been duly executed
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and delivered by such Stockholder and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.
(b) Ownership. Such Stockholder is the record or beneficial owner of the number of Original Shares set forth opposite such Stockholder’s name on Schedule A, and such Stockholder’s Original Shares constitute all of the shares of Parent Common Stock owned by such Stockholder. Such Stockholder has the power to vote, or direct the voting of, all of the Original Shares owned by it, and none of such Stockholder’s Original Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Stockholder’s Original Shares, except (x) as set forth in Sections 3 and 4 of this Agreement, (y) pursuant to the Voting and Standstill Agreement, dated as of November 10, 2015, among Parent, the Liberty Stockholder, Discovery Lightning Investments Ltd., John C. Malone, MHR Fund Management, LLC, Liberty Parent, Discovery Communications, Inc. and the Mammoth Funds (as defined therein) (the “Standstill Agreement”) and (z) in connection with any Hedging Transaction or Financing Transaction (each as defined in the Standstill Agreement). Such Stockholder does not own (1) any shares of capital stock of Parent other than the Original Shares or (2) any option, warrant, call or other right to acquire or receive capital stock or other equity or voting interests in Parent.
SECTION 2.   Representations and Warranties of the Company and Parent.
(a) The Company hereby represents and warrants to each Stockholder as follows: (i) the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) the Company has all requisite power and authority to execute and deliver this Agreement (and each Person executing this Agreement on behalf of the Company has full power, authority, and capacity to execute and deliver this Agreement on behalf of the Company and to thereby bind the Company) and to perform its obligations hereunder, (iii) the execution and delivery of this Agreement by the Company, and the performance of the Company of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of the Company, and (iv) this Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.
(b) Parent hereby represents and warrants to each Stockholder as follows: (i) Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) Parent has all requisite power and authority to execute and deliver this Agreement (and each Person executing this Agreement on behalf of Parent has full power, authority, and capacity to execute and deliver this Agreement on behalf of Parent and to thereby bind Parent) and to perform its obligations hereunder, (iii) the execution and delivery of this Agreement by Parent, and the performance of Parent of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of Parent, and (iv) this Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.
SECTION 3.   Covenants of the Stockholders. Each Stockholder covenants and agrees, severally and not jointly and severally, solely with respect to itself, as follows:
(a) At any meeting of the stockholders of Parent called to vote upon the Parent Common Stock Reorganization, the Parent Common Stock Exchange and the Merger Consideration Issuance, or at any postponement or adjournment thereof permitted by the Merger Agreement, such Stockholder shall (i) appear at such meeting or otherwise cause its Subject Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted) all of such Stockholder’s Subject Shares in favor of the Parent Common Stock Reorganization, the Parent Common Stock Exchange and the Merger Consideration Issuance; provided that, in each case, the Merger Agreement shall not have been materially amended, and no material provision thereunder shall have been waived by Parent, in any manner
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that (i) increases the amount of, or changes the form or allocation of, the Merger Consideration (as defined in the Merger Agreement) payable under the Merger Agreement, (ii) amends the conditions precedent set forth in Article VI of the Merger Agreement, or adds new conditions or modifies any existing conditions to the consummation of the Merger, the Parent Common Stock Reorganization or the Parent Common Stock Exchange, (iii) amends Exhibits A-1, A-2, A-3, A-4 or A-5 to the Merger Agreement, (iv) amends the definition of  “Company Material Adverse Effect” or “Parent Material Adverse Effect” set forth in the Merger Agreement, (v) amends any provision of the Merger Agreement in any other material manner, or (vi) in each case has the effect of any of the foregoing (any such amendment or waiver described in clauses (i)-(vi), a “Fundamental Merger Amendment”), in each case without the prior written consent of such Stockholder, and no Fundamental Exchange Amendment shall have occurred.
(b) At any meeting of the stockholders of Parent called to vote upon the Exchange Stock Issuance, or at any postponement or adjournment thereof, as permitted by the Exchange Agreement, such Stockholder shall (i) appear at such meeting or otherwise cause its Subject Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted) all of such Stockholder’s Subject Shares in favor of the Exchange Stock Issuance and each of the other transactions contemplated by the Exchange Agreement, provided, that in each case, the Exchange Agreement shall not have been amended, and no provision thereunder shall have been waived by Parent, in any manner that (i) increases the amount of, or changes the form or allocation of, the Lionsgate Exchange Consideration or the Lionsgate Alternate Cash Consideration (as such terms are defined in the Exchange Agreement) payable under the Exchange Agreement, (ii) amends the conditions precedent set forth in Article V of the Exchange Agreement, or adds new conditions or modifies any existing conditions to the consummation of the Exchange, (iii) amends any provision of the Exchange Agreement in any other material manner or (iv) in each case has the effect of any of the foregoing (any such amendment or waiver described in clauses (i)-(iv), a “Fundamental Exchange Amendment”), in each case without the prior written consent of such Stockholder, and no Fundamental Merger Amendment shall have occurred.
(c) At any meeting of the stockholders of Parent or at any postponement or adjournment thereof or in any other circumstances upon which a vote, adoption or other approval of Parent’s stockholders is sought, such Stockholder shall vote (or cause to be voted) all of such Stockholder’s Subject Shares against each of the following: (i) any Alternative Parent Transaction Proposal or any agreement relating thereto and (ii) any amendment of the Articles of Parent (other than pursuant the Merger Agreement) or any other proposal, action, agreement or transaction, which, in the case of this clause (ii), would reasonably be expected to (A) result in a breach of any covenant, agreement, obligation, representation or warranty of Parent contained in the Merger Agreement (provided that the Company has advised the Stockholder of such asserted breach in writing at least three Business Days prior to the applicable vote) or of such Stockholder contained in this Agreement, (B) prevent, impede, interfere with, delay, discourage or adversely affect the consummation of the transactions contemplated by the Merger Agreement, or (C) change in any manner (other than as contemplated by the Parent Common Stock Reorganization, the Parent Common Stock Exchange and the Merger Consideration Issuance) the voting rights of the Parent Common Stock (the matters described in clauses (i) and (ii), collectively, the “Vote-Down Matters”). For the avoidance of doubt, nothing in this Agreement shall be deemed to prohibit such Stockholder from voting any Subject Shares (x) in a manner required by the Standstill Agreement or (y) in favor of any vote, adoption of other approval permitting such Stockholder and/or its Affiliates to participate in any equity or debt financing of Parent.
(d) Such Stockholder shall not, nor shall it authorize or permit any of its Controlled Affiliates (as defined below) or its and their directors, officers or employees to, directly or indirectly, (i) solicit, initiate or knowingly facilitate (including by way of furnishing information), induce or knowingly encourage any inquiries or the making of any proposal or offer (including any proposal or offer to the Parent Stockholders) that constitutes or would reasonably be expected to lead to an Alternative Parent Transaction Proposal, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Parent Transaction Proposal. Such Stockholder shall, and shall cause its Controlled Affiliates and its and their directors, officers and employees to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person
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with respect to any Alternative Parent Transaction Proposal. Such Stockholder shall use commercially reasonable efforts to cause the financial advisors, legal counsel and other representatives of such Stockholder and its Controlled Affiliates to comply with this Section 3(d).
(e) Until March 27, 2017, such Stockholder shall not, and shall not commit or agree to, directly or indirectly, (i) sell, transfer, pledge, encumber, exchange, assign, tender or otherwise dispose of  (collectively, “Transfer”), or consent to or permit any Transfer of, any Subject Shares (or any interest therein) or any rights to acquire any securities or equity interests of Parent, or enter into any Contract, option, call or other arrangement with respect to the Transfer (including any profit-sharing or other derivative arrangement) of any Subject Shares (or any interest therein) or any rights to acquire any securities or equity interests of Parent, to any Person, unless in each case prior to any such Transfer (or execution of any such Contract or other arrangement) the proposed transferee of such Stockholder’s Subject Shares or rights agrees in writing to be bound to the transferring Stockholder’s obligations hereunder with respect to the applicable Subject Shares or rights, (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares or rights to acquire any securities or equity interests of Parent, other than this Agreement or (iii) take any other action that would reasonably be expected to prevent or materially impair or delay the performance by such Stockholder of its obligations hereunder. Nothing in this Agreement shall be deemed to prohibit the Subject Shares from being subject to customary liens resulting from the Subject Shares being held in brokerage or custodial accounts. Notwithstanding the foregoing, “Transfer” shall exclude, however, with respect to any Subject Shares, the entry into or performance of any Hedging Transaction or Financing Transaction in respect of such Subject Shares and any payment or settlement thereunder (including, following the first anniversary of November 10, 2015, physical settlement) the granting of any lien, pledge, security interest, or other encumbrance in or on such Subject Shares to a Hedging Counterparty or Financing Counterparty in connection with any Hedging Transaction or Financing Transaction, the rehypothecation of any Subject Shares by the Hedging Counterparty or Financing Counterparty in connection with a Hedging Transaction or Financing Transaction, and any transfer to, by or at the request of such Hedging Counterparty or Financing Counterparty in connection with an exercise of remedies by the Hedging Counterparty or Financing Counterparty under such Hedging Transaction or Financing Transaction (but, for the avoidance of doubt, “Transfer” shall include any delivery of Subject Shares in respect of the settlement, termination or cancellation of a Hedging Transaction or Financing Transaction occurring prior to the first anniversary of November 10, 2015 other than in connection with the exercise of remedies by a Hedging Counterparty or Financing Counterparty).
(f) Such Stockholder hereby agrees that, in the event (i) of any stock or extraordinary dividend or other distribution, stock split, reverse stock split, recapitalization, reclassification, reorganization, combination or other like change of or affecting the Subject Shares (including the Parent Common Stock Reorganization and the Parent Common Stock Exchange) or (ii) that such Stockholder acquires the right to vote, or direct the voting of, any shares of capital stock of Parent, in each case after the execution of this Agreement (including by conversion, operation of Law or otherwise) (collectively, the “New Shares”), such New Shares shall constitute Subject Shares and be subject to the applicable terms of this Agreement, including all covenants, agreements, obligations, representations and warranties set forth herein. This Agreement and the obligations hereunder shall be binding upon any Person to which record or beneficial ownership of such Stockholder’s Subject Shares shall pass, whether by operation of Law or otherwise, including to the extent applicable, such Stockholder’s heirs, guardians, administrators or successors.
(g) Notwithstanding anything to the contrary contained herein, such Stockholder is entering into this Agreement solely in its capacity as owner of such Stockholder’s Subject Shares, and nothing herein is intended to or shall limit, affect or restrict any director or officer of Parent (including any appointee or representative of Parent or any of its Affiliates to the board of directors of Parent) in his or her capacity as a director or officer of Parent or any of its Subsidiaries (including voting on matters put to such board or any committee thereof, influencing officers, employees, agents, management or the other directors of Parent or any of its Subsidiaries and taking any action or making any statement at any meeting of such board or any committee thereof) or in the exercise of his or her fiduciary duties as a director or officer of Parent or any of its Subsidiaries.
(h) For the avoidance of doubt, other than with respect to the Merger Consideration Issuance or the Exchange Stock Issuance, nothing in this Agreement shall be deemed to require such Stockholder to vote in
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favor of, or to prohibit such Stockholder from taking any action that adversely affects, any issuance of securities by Parent or any of its Subsidiaries (including any equity financing in furtherance of the transactions contemplated by the Merger Agreement), including in connection with any proposal combined with any proposal to approve the Merger Consideration Issuance or the Exchange Stock Issuance.
(i) At any meeting of the stockholders of Parent called to vote upon the Stockholder Approval (as defined in the Investor Rights Agreement, dated as of November 10, 2015 and amended as of the date hereof, by and among MHR Fund Management, LLC and certain of its affiliated funds, Liberty Global Incorporated Limited, Discovery Lightning Investments Ltd., Parent, Liberty Global plc and Discovery Communications, Inc.), or at any postponement or adjournment thereof, such Stockholder shall (i) appear at such meeting or otherwise cause its Subject Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted) all of such Stockholder’s Subject Shares in favor of the Stockholder Approval, provided, that in each case, the definition of  “Stockholder Approval” shall not have been amended in any manner without the prior written consent of the Stockholders (which shall not be unreasonably withheld, conditioned or delayed).
SECTION 4.   Grant of Irrevocable Proxy; Appointment of Proxy and Attorney-in-Fact. (a) Each Stockholder hereby irrevocably grants to, and appoints, the Company and any other individual designated in writing by the Company, and each of them individually, such Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution and coupled with an interest), for and in the name, place and stead of such Stockholder, to vote all of such Stockholder’s Subject Shares at any meeting of stockholders of Parent (including any Parent Stockholders Meeting) or any adjournment or postponement thereof, (i) in favor of the Parent Common Stock Reorganization, the Parent Common Stock Exchange, the Merger Consideration Issuance and each of the other transactions contemplated by the Merger Agreement (including the Parent Stockholder Approvals) in accordance with the terms of Section 3(a) of this Agreement, (ii) in favor of the Exchange Stock Issuance in accordance with the terms of Section 3(b) of this Agreement, (iii) against any Vote-Down Matter in accordance with the terms of Section 3(c) of this Agreement and (iv) in favor of the Stockholder Approval in accordance with the terms of Section 3(i) of this Agreement. The proxy and attorney-in-fact granted in this Section 4 shall expire upon the termination of this Agreement.
(b) Each Stockholder represents that any proxies heretofore given in respect of such Stockholder’s Subject Shares are not irrevocable, and that all such proxies are hereby revoked.
(c) Each Stockholder hereby affirms that the irrevocable proxy and attorney-in-fact set forth in this Section 4 is given in connection with the Company entering into the Merger Agreement and that such irrevocable proxy and attorney-in-fact is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy and attorney-in-fact is coupled with an interest and may under no circumstances be revoked. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy and attorney-in-fact may lawfully do or cause to be done by virtue of the authority granted pursuant to this Agreement. Each such irrevocable proxy and attorney-in-fact is executed and intended to be irrevocable with the same effect as under the provisions of Section 212(e) of the DGCL.
SECTION 5.   Further Assurances. Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company may reasonably request for the purpose of effectuating the matters covered by this Agreement.
SECTION 6.   Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
SECTION 7.   Termination. This Agreement shall (i) with respect to Section 3, other than Sections 3(b), 3(e), 3(f), 3(g), 3(h) and 3(i), terminate upon the earliest of  (a) immediately following Parent Stockholders’ Meeting duly convened and at which the Parent Stockholder Approvals have been voted on
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by the stockholders of Parent (including, if adjourned in accordance with the Merger Agreement, immediately following the final adjournment thereof), (b) immediately following the meeting of the stockholders of Parent called to vote upon the Exchange Stock Issuance and at which such matters have been voted on by the stockholders of Parent (including, if adjourned in accordance with the Merger Agreement, immediately following the final adjournment thereof), (c) the termination of the Merger Agreement in accordance with its terms (the “Merger Agreement Termination”), and (d) the entry into any Fundamental Merger Amendment or Fundamental Exchange Amendment, without the prior written consent of the Stockholders, (ii) as to Section 3(b), terminate upon the earlier of  (a) the termination of the Exchange Agreement in accordance with its terms, (b) immediately following the consummation of the Merger and (c) immediately following the meeting of the stockholders of Parent called to vote upon the Exchange Stock Issuance, and at which such matters have been voted on by the stockholders of Parent (including, if adjourned in accordance with the Exchange Agreement or the Merger Agreement, immediately following the final adjournment thereof), (iii) as to Section 3(i), terminate upon the earlier of (a) the receipt of the Stockholder Approval and (b) immediately following the meeting of the stockholders of Parent called to vote upon the Stockholder Approval, and at which such matter has been voted on by the stockholders of Parent (including, if adjourned, immediately following the final adjournment thereof) and (iv) terminate in full upon the later of the terminations described in clauses (i), (ii) and (iii); provided that, in each case, Sections 6 and Sections 7 through 9 shall survive any such termination. Notwithstanding the foregoing, the Company shall cease to have any rights hereunder from and after the earlier of  (x) the Merger Agreement Termination and (y) the completion of the events described in Section 7(i)(a) hereof.
SECTION 8.   Parent Undertaking. In consideration of each Stockholder’s willingness to execute this Agreement, Parent hereby agrees with each of the Stockholder, that Parent will take all such steps as may be necessary or desirable (to the extent permitted under applicable Law) to exempt from Section 16(a) and Section 16(b) of the Exchange Act any acquisitions or dispositions of Company securities or rights related thereto by such Stockholders in connection with the Parent Common Stock Reorganization, the Parent Common Stock Exchange and any issuance of Company Securities contemplated by the Merger Agreement or the Exchange Agreement.
SECTION 9.   General Provisions. (a) Amendments. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.
(b) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via facsimile (with confirmed transmission) prior to 5:00 p.m., local time, in the place of receipt (and otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, that should any such delivery be made by facsimile, the sender shall also send a copy of the information so delivered on or before the next Business Day by a nationally recognized overnight courier:
if to the Company:
Starz
8900 Liberty Circle
Englewood, Colorado 80112
Attention: David Weil
with a copy to (which shall not constitute notice):
Baker Botts L.L.P.
30 Rockefeller Plaza
New York, NY 10112
Facsimile: 212 408-2501
Attention: Renee L. Wilm
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if to Parent:
Lions Gate Entertainment Corp. 2700 Colorado Avenue Santa Monica, CA 90404
Facsimile:	310-496-1359
Attention:	Wayne Levin
with a copy to (which shall not constitute notice):
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019
Facsimile:	212 403-2000
Attention:	David E. Shapiro Gordon S. Moodie
if to a Stockholder: at the address of such stockholder set forth on Schedule A with a copy to (which shall not constitute notice):
Sherman & Howard L.L.C. 633 17th Street, Suite 3000 Denver, CO 80202
Facsimile:	(303) 298-0940
Attention:	Steven D. Miller
(c) Interpretation. When a reference is made in this Agreement to a paragraph, a Section or a Schedule, such reference shall be to a paragraph of, a Section of or a Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any of the provisions of this Agreement. For purposes of this Agreement, “Controlled Affiliate” means, with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, is controlled by such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
(d) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile or e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.
(e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the
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parties with respect to the subject matter hereof and no party is relying on any other oral or written representation, agreement or understanding and no party makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement other than as set forth in this Agreement and (ii) is not intended to confer upon any Person other than the parties any rights or remedies.
(f) Governing Law; Consent to Jurisdiction; Venue.
(i) This Agreement and all disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws.
(ii) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9(b) shall be deemed effective service of process on such party.
(g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.
(h) Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
(i) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(j) Hedging Transactions and Financing Transactions.
(i) No provision of this Agreement shall be binding on any Person solely because such Person is:
(1)
a Hedging Counterparty;

(2)
a holder of Subject Shares as a result of the rehypothecation of Subject Shares by a Hedging Counterparty or Financing Counterparty; or

(3)
a transferee of Subject Shares pursuant to settlement under, or pursuant to default rights or the exercise of remedies by a Hedging Counterparty or Financing Counterparty in connection with, any Hedging Transaction or Financing Transaction.

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(ii) No provision of this Agreement shall prohibit any Person from entering into, performing or settling Hedging Transactions or Financing Transactions in relation to any Subject Shares, or granting liens and other security interests in connection therewith, from exercising remedies thereunder, or from permitting a Hedging Counterparty or Financing Party to rehypothecate Subject Shares in connection with a Hedging Transaction or Financing Transaction nor shall any of the foregoing described in this Section 9(j) be deemed, in and of itself, a violation of this Agreement.
(iii) As used in this Agreement, the terms Hedging Transaction, Financing Transaction, Hedging Counterparty and Financing Counterparty shall each have the meaning assigned to such term in the Standstill Agreement.
(iv) Notwithstanding anything to the contrary in this Agreement, this Agreement is subject in all respects to any Hedging Transaction or Financing Transaction and any pledge, security, custody, or other agreement entered into in connection therewith.
[Remainder of page left intentionally blank]
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IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its representative thereunto duly authorized as of the date first written above.
STARZ
By:	/s/ Christopher P. Albrecht
Name:	Christopher P. Albrecht
Title:	Chief Executive Officer
[Company Signature Page to Voting Agreement]

LIONS GATE ENTERTAINMENT CORP.
By:	/s/ Wayne Levin
Name:	Wayne Levin
Title:	General Counsel and Chief Strategic Officer
[Parent Signature Page to Voting Agreement]

THE MALONE FAMILY LAND PRESERVATION FOUNDATION
By:	/s/ John C. Malone
Name:	John C. Malone
Title:
[Stockholder Signature Page to Voting Agreement]

THE MALONE FAMILY FOUNDATION
By:	/s/ John C. Malone
Name:	John C. Malone
Title:
[Stockholder Signature Page to Voting Agreement]

THE JOHN C. MALONE JUNE 2003 CHARITABLE REMAINDER UNITRUST
By:	/s/ John C. Malone
Name:	John C. Malone
Title:
MALONE STARZ 2015 CHARITABLE REMAINDER UNITRUST
By:	/s/ John C. Malone
Name:	John C. Malone
Title:
[Stockholder Signature Page to Voting Agreement]

Schedule A
Original Shares
The Malone Family Land Preservation Foundation 12300 Liberty Blvd., 2nd Floor Englewood, CO 80112	250,000 shares
The Malone Family Foundation 12300 Liberty Blvd., 2nd Floor Englewood, CO 80112	306,500 shares
The John C. Malone June 2003 Charitable Remainder Unitrust 12300 Liberty Blvd., 2nd Floor Englewood, CO 80112	539,657 shares
Malone Starz 2015 Charitable Remainder Unitrust 12300 Liberty Blvd., 2nd Floor Englewood, CO 80112	3,871,538 shares

Annex E-4
VOTING AGREEMENT
This VOTING AGREEMENT, dated as of June 30, 2016 (this “Agreement”), is made and entered into by and among Starz, a Delaware corporation (the “Company”), Lions Gate Entertainment Corp., a corporation organized and existing under the laws of British Columbia (“Parent”), and the stockholders of Parent that are listed on Schedule A hereto (each, an “MHR Stockholder” and, collectively, the “MHR Stockholders”).
RECITALS
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, the Company and Orion Arm Acquisition Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof  (the “Original Merger Agreement” and, as the same may be amended or supplemented, the “Merger Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Merger Agreement), that provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement, with the Company continuing as the surviving corporation in the Merger as a wholly owned subsidiary of Parent;
WHEREAS, the MHR Stockholders are the record or beneficial owners of, and, subject to the Investor Rights Agreement (as defined below) and the Standstill Agreement (as defined below), have either sole or shared voting power over, such number of shares of Parent Common Stock set forth opposite each such MHR Stockholder’s name on Schedule A (such shares of Parent Common Stock, the “Original Shares”, and together with any New Shares (as defined below), the “Subject Shares”);
WHEREAS, in connection with the Merger, Parent will hold the Parent Stockholders’ Meeting to approve (i) the Parent Common Stock Reorganization, (ii) the Parent Common Stock Exchange and (iii) the issuance of Parent Common Stock to holders of shares of Company Common Stock as part of the Merger Consideration (the “Merger Consideration Issuance”);
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and Merger Sub are entering into a Stock Exchange Agreement, dated as of June 30, 2016, with the stockholders listed on Schedule 1 thereto (the “Original Exchange Agreement” and, as the same may be amended or supplemented, the “Exchange Agreement”), that provides, among other things, (i) for the transfer of the Starz Exchange Shares (as defined therein) from such stockholders to Parent in exchange for the Lionsgate Exchange Consideration (as defined therein) and (ii) the issuance of the Lionsgate Exchange Shares as part of the Lionsgate Exchange Consideration (the “Exchange Stock Issuance”), in each case subject to the terms and conditions of the Exchange Agreement; and
WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Company has requested that the MHR Stockholders enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, each party hereto agrees as follows:
SECTION 1.   Representations and Warranties of MHR Stockholder. Each MHR Stockholder hereby represents and warrants to the Company, severally and not jointly and severally, solely with respect to itself, as follows:
(a) Organization; Authority; Execution and Delivery; Enforceability. (i) Such MHR Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, if applicable, and (ii) the execution and delivery of this Agreement by such MHR Stockholder, and the performance by such MHR Stockholder of its obligations under this Agreement, have been duly authorized by all necessary corporate or similar action on the part of such MHR Stockholder. Such MHR Stockholder has all requisite corporate, company, partnership or other power and authority to execute and deliver this Agreement (and each Person executing this Agreement on behalf of such MHR Stockholder has full power, authority and capacity to execute and deliver this Agreement on behalf of such MHR Stockholder and to
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thereby bind such MHR Stockholder) and to perform its obligations hereunder. This Agreement has been duly executed and delivered by such MHR Stockholder and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of such MHR Stockholder, enforceable against such MHR Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.
(b) Ownership. Such MHR Stockholder is the record or beneficial owner of the number of Original Shares set forth opposite such MHR Stockholder’s name on Schedule A, and such MHR Stockholder’s Original Shares constitute all of the shares of Parent Common Stock owned by such MHR Stockholder. Except (w) as set forth in Sections 3 and 4 of this Agreement, (x) pursuant to the Investor Rights Agreement dated as of November 10, 2015 among MHR Fund Management, LLC (“MHR”), Liberty Global Incorporated Limited, Discovery Lightning Investments Ltd., Parent, Liberty Global plc, Discovery Communications, Inc. and the other parties thereto (the “Investor Rights Agreement”), (y) pursuant to the Voting and Standstill Agreement, dated as of November 10, 2015, among Parent, the Liberty Stockholder, Discovery Lightning Investments Ltd., John C. Malone, MHR Fund Management, LLC, Liberty Global Incorporated Limited, Discovery Communications, Inc. and the Mammoth Funds (as defined therein) (the “Standstill Agreement”), and (z) in connection with any Hedging Transaction or Financing Transaction (each as defined in the Investor Rights Agreement), such MHR Stockholder (together with the other MHR Stockholders) has the power to vote, or direct the voting of, all of the Original Shares, and none of such MHR Stockholder’s Original Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of MHR Stockholder’s Original Shares. Such MHR Stockholder does not own (1) any shares of capital stock of Parent other than the Original Shares or (2) any option, warrant, call or other right to acquire or receive capital stock or other equity or voting interests in Parent (other than preemptive rights under the Investor Rights Agreement).
SECTION 2.   Representations and Warranties of the Company and Parent.
(a) The Company hereby represents and warrants to each MHR Stockholder as follows: (i) the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) the Company has all requisite power and authority to execute and deliver this Agreement (and each Person executing this Agreement on behalf of the Company has full power, authority and capacity to execute and deliver this Agreement on behalf of the Company and to thereby bind the Company) and to perform its obligations hereunder, (iii) the execution and delivery of this Agreement by the Company, and the performance of the Company of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of the Company, and (iv) this Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.
(b) Parent hereby represents and warrants to each MHR Stockholder as follows: (i) Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) Parent has all requisite power and authority to execute and deliver this Agreement (and each Person executing this Agreement on behalf of Parent has full power, authority and capacity to execute and deliver this Agreement on behalf of Parent and to thereby bind Parent) and to perform its obligations hereunder, (iii) the execution and delivery of this Agreement by Parent, and the performance of Parent of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of Parent, (iv) this Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, and (v) Parent has provided to the MHR Stockholders true and complete copies of the Merger Agreement (including all exhibits and schedules thereto, including the Company Disclosure Letter and the Parent Disclosure Letter), the Commitment Letter (and other agreements and arrangements with respect to the Debt Financing to which Parent, Merger Sub or one of their respective subsidiaries is a party) and all other agreements or arrangements between Parent, on the one hand, and the Company and/or any
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stockholders of Parent or the Company, on the other hand (including the Exchange Agreement, the Principal Company Stockholders Voting Agreement and the Principal Parent Stockholders Voting Agreements) in connection with the Merger Agreement, this Agreement and the transactions contemplated hereby and thereby.
SECTION 3.   Covenants of MHR Stockholder. Each MHR Stockholder covenants and agrees, severally and not jointly and severally, solely with respect to itself, as follows:
(a) Subject to the last sentence of this Section 3(a), at any meeting of the stockholders of Parent called to vote upon the Parent Common Stock Reorganization, the Parent Common Stock Exchange and the Merger Consideration Issuance, or at any postponement or adjournment thereof permitted by the Merger Agreement, such MHR Stockholder shall (i) appear at such meeting or otherwise cause its Subject Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted) all of such MHR Stockholder’s Subject Shares in favor of the Parent Common Stock Reorganization, the Parent Common Stock Exchange and the Merger Consideration Issuance; provided that, in each case, neither the Merger Agreement (including all exhibits and schedules thereto, including the Company Disclosure Letter and the Parent Disclosure Letter) nor the Starz Voting Agreement (as defined below) shall have been amended, and no provision thereunder shall have been waived by Parent, in any manner that (i) increases the amount of, or changes the form or allocation of, the Merger Consideration (as defined in the Merger Agreement) payable under the Merger Agreement, (ii) amends the conditions precedent set forth in Article VI of the Merger Agreement, or adds new conditions or modifies any existing conditions to the consummation of the Merger, the Parent Common Stock Reorganization or the Parent Common Stock Exchange, (iii) amends Exhibits A-1, A-2, A-3, A-4 or A-5 to the Merger Agreement, (iv) amends the definition of  “Company Material Adverse Effect” or “Parent Material Adverse Effect” set forth in the Merger Agreement, (v) amends any provision of the Merger Agreement in any other material manner, (vi) amends any provision of the Voting Agreement dated as of June 30, 2016 by and among Parent, the Company and certain stockholders of Parent, including John C. Malone and his affiliates, in any material manner (the “Starz Voting Agreement”), or (vii) in each case has the effect of any of the foregoing (any such amendment or waiver described in clauses (i)-(vii), a “Fundamental Merger Amendment”), in each case without the prior written consent of MHR, and no Fundamental Exchange Amendment shall have occurred. If necessary in order to ensure that an MHR Stockholder can vote its Subject Shares in accordance with this Agreement, such MHR Stockholder shall use its reasonable efforts to (i) transfer its Subject Shares from a brokerage account to a custodial account and/or (ii) convert its Subject Shares to certificated form as promptly as reasonably practicable after the date of this Agreement; provided that, because the Subject Shares are currently held in brokerage accounts, the Company acknowledges and agrees that there cannot be absolute assurance that every Subject Share will be voted as directed by the applicable MHR Stockholder (including as a result of the proration practices of broker-dealers) and such failure shall not constitute a breach hereunder.
(b) Subject to the last sentence of Section 3(a), at any meeting of the stockholders of Parent called to vote upon the Exchange Stock Issuance, or at any postponement or adjournment thereof, as permitted by the Exchange Agreement, such MHR Stockholder shall (i) appear at such meeting or otherwise cause its Subject Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted) all of such MHR Stockholder’s Subject Shares in favor of the Exchange Stock Issuance, provided, that in each case, the Exchange Agreement shall not have been amended, and no provision thereunder shall have been waived by Parent, in any manner that (i) increases the amount of, or changes the form or allocation of, the Lionsgate Exchange Consideration or the Lionsgate Alternate Cash Consideration (as such terms are defined in the Exchange Agreement) payable under the Exchange Agreement, (ii) amends the conditions precedent set forth in Article V of the Exchange Agreement, or adds new conditions or modifies any existing conditions to the consummation of the Exchange, (iii) amends any provision of the Exchange Agreement in any other material manner, (iv) amends any provision of the Starz Voting Agreement in any material manner, or (v) in each case has the effect of any of the foregoing (any such amendment or waiver described in clauses (i)-(v), a “Fundamental Exchange Amendment”), in each case without the prior written consent of MHR, and no Fundamental Merger Amendment shall have occurred.
(c) Subject to the last sentence of Section 3(a), at any meeting of the stockholders of Parent or at any postponement or adjournment thereof or in any other circumstances upon which a vote, adoption or other
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approval of Parent’s stockholders is sought, such MHR Stockholder shall vote (or cause to be voted) all of such MHR Stockholder’s Subject Shares against each of the following: (i) any Alternative Parent Transaction Proposal or any agreement relating thereto and (ii) any amendment of the Articles of Parent (other than pursuant the Merger Agreement) or any other proposal, action, agreement or transaction, which, in the case of this clause (ii), would reasonably be expected to (A) result in a breach of any covenant, agreement, obligation, representation or warranty of Parent contained in the Merger Agreement (provided that the Company has advised the MHR Stockholders of such asserted breach in writing at least three Business Days prior to the applicable vote) or of such MHR Stockholder contained in this Agreement, (B) prevent, impede, interfere with, delay, discourage or adversely affect the consummation of the transactions contemplated by the Merger Agreement, or (C) change in any manner (other than as contemplated by the Parent Common Stock Reorganization, the Parent Common Stock Exchange and the Merger Consideration Issuance) the voting rights of the Parent Common Stock (the matters described in clauses (i) and (ii), collectively, the “Vote-Down Matters”). For the avoidance of doubt, nothing in this Agreement shall be deemed to prohibit any MHR Stockholder from voting any Subject Shares (x) in a manner required by the Investor Rights Agreement or the Standstill Agreement or (y) in favor of any vote, adoption or other approval permitting the MHR Stockholders and/or their respective Affiliates to participate in any equity or debt financing of Parent (including the exercise of their preemptive rights under the Investor Rights Agreement).
(d) Such MHR Stockholder shall not, nor shall it authorize or permit any of its Affiliates (other than any portfolio company of any MHR Stockholder or any fund or investment vehicle managed or advised by such MHR Stockholder or any of its Affiliates) or its and their directors, officers or employees to, nor shall it direct any portfolio company of any MHR Stockholder or any fund or investment vehicle managed or advised by such MHR Stockholder or any of its Affiliates to, directly or indirectly, (i) solicit, initiate or knowingly facilitate (including by way of furnishing information), induce or knowingly encourage any inquiries or the making of any proposal or offer (including any proposal or offer to the Parent Stockholders) that constitutes or would reasonably be expected to lead to an Alternative Parent Transaction Proposal, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Parent Transaction Proposal. Such MHR Stockholder shall, and shall cause its Affiliates (other than any portfolio company of any MHR Stockholder or any fund or investment vehicle managed or advised by such MHR Stockholder or any of its Affiliates) and its and their directors, officers and employees to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person with respect to any Alternative Parent Transaction Proposal. Such MHR Stockholder shall use commercially reasonable efforts to cause the financial advisors, legal counsel and other representatives of such MHR Stockholder and its Affiliates (other than any portfolio company of any MHR Stockholder or any fund or investment vehicle managed or advised by such MHR Stockholder or any of its Affiliates) to comply with this Section 3(d).
(e) Such MHR Stockholder shall not, and shall not commit or agree to, directly or indirectly, (i) sell, transfer, pledge, encumber, exchange, assign, tender or otherwise dispose of  (collectively, “Transfer”), or consent to or permit any Transfer of, any Subject Shares (or any interest therein) or any rights to acquire any securities or equity interests of Parent, or enter into any Contract, option, call or other arrangement with respect to the Transfer (including any profit-sharing or other derivative arrangement) of any Subject Shares (or any interest therein) or any rights to acquire any securities or equity interests of Parent, to any Person, unless in each case prior to any such Transfer (or execution of any such Contract or other arrangement) the proposed transferee of such MHR Stockholder’s Subject Shares or rights agrees in writing to be bound to the transferring MHR Stockholder’s obligations hereunder with respect to the applicable Subject Shares or rights, (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares or rights to acquire any securities or equity interests of Parent, other than this Agreement or (iii) take any other action that would reasonably be expected to prevent or materially impair or delay the performance by such MHR Stockholder of its obligations hereunder. Nothing in this Agreement shall be deemed to prohibit the Subject Shares from being subject to customary liens resulting from the Subject Shares being held in brokerage or custodial accounts. Notwithstanding the foregoing, “Transfer” shall exclude, however, with respect to any Subject Shares, the entry into or performance of any Hedging Transaction or Financing Transaction in respect of
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such Subject Shares and any payment or settlement thereunder (including, following the first anniversary of November 10, 2015, physical settlement), the granting of any lien, pledge, security interest, or other encumbrance in or on such Subject Shares to a Hedging Counterparty or Financing Counterparty in connection with any Hedging Transaction or Financing Transaction, the rehypothecation of any Subject Shares by the Hedging Counterparty or Financing Counterparty in connection with a Hedging Transaction or Financing Transaction, and any transfer to, by or at the request of such Hedging Counterparty or Financing Counterparty in connection with an exercise of remedies by the Hedging Counterparty or Financing Counterparty under such Hedging Transaction or Financing Transaction (but, for the avoidance of doubt, “Transfer” shall include any delivery of Subject Shares in respect of the settlement, termination or cancellation of a Hedging Transaction or Financing Transaction in respect of the settlement, termination or cancellation of a Hedging Transaction or Financing Transaction occurring prior to the first anniversary of November 10, 2015 other than in connection with the exercise of remedies by a Hedging Counterparty or Financing Counterparty).
(f) Such MHR Stockholder hereby agrees that, in the event (i) of any stock or extraordinary dividend or other distribution, stock split, reverse stock split, recapitalization, reclassification, reorganization, combination or other like change of or affecting the Subject Shares (including the Parent Common Stock Reorganization and the Parent Common Stock Exchange) or (ii) that such MHR Stockholder acquires the right to vote, or direct the voting of, any shares of capital stock of Parent, in each case after the execution of this Agreement (including by conversion, operation of Law or otherwise) (collectively, the “New Shares”), such New Shares shall constitute Subject Shares and be subject to the applicable terms of this Agreement, including all covenants, agreements, obligations, representations and warranties set forth herein. This Agreement and the obligations hereunder shall be binding upon any Person to which beneficial ownership of such MHR Stockholder’s Subject Shares shall pass, whether by operation of Law or otherwise, including to the extent applicable, such MHR Stockholder’s heirs, guardians, administrators or successors.
(g) Notwithstanding anything to the contrary contained herein, each MHR Stockholder is entering into this Agreement solely in its capacity as record or beneficial owner of such MHR Stockholder’s Subject Shares, and nothing herein is intended to or shall limit, affect or restrict any director or officer of Parent (including any appointee or representative of any MHR Stockholder or any of its Affiliates to the board of directors of Parent (including pursuant to the Investor Rights Agreement)) in his or her capacity as a director or officer of Parent or any of its Subsidiaries (including voting on matters put to such board or any committee thereof, influencing officers, employees, agents, management or the other directors of Parent or any of its Subsidiaries and taking any action or making any statement at any meeting of such board or any committee thereof) or in the exercise of his or her fiduciary duties as a director or officer of Parent or any of its Subsidiaries.
(h) For the avoidance of doubt, other than with respect to the Merger Consideration Issuance or the Exchange Stock Issuance, nothing in this Agreement shall be deemed to require the MHR Stockholders to vote in favor of, or to prohibit the MHR Stockholders from taking any action that adversely effects, any issuance of securities by Parent or any of its Subsidiaries (including any equity financing in furtherance of the transactions contemplated by the Merger Agreement), including in connection with any proposal combined with any proposal to approve the Merger Consideration Issuance or the Exchange Stock Issuance.
SECTION 4.   Grant of Irrevocable Proxy; Appointment of Proxy and Attorney-in-Fact.
(a) Such MHR Stockholder hereby irrevocably grants to, and appoints, the Company and any other officer of the Company designated in writing by the Company, and each of them individually, such MHR Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution and coupled with an interest), for and in the name, place and stead of such MHR Stockholder, to vote all of such MHR Stockholder’s Subject Shares at any meeting of stockholders of Parent (including any Parent Stockholders Meeting) or any adjournment or postponement thereof, (i) in favor of the Parent Common Stock Reorganization, the Parent Common Stock Exchange and the Merger Consideration Issuance in accordance with the terms of, but subject to the conditions, provisos and other limitations of, Section 3(a) of this Agreement, (ii) in favor of the Exchange Stock Issuance in accordance with the terms of Section
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3(b) of, but subject to the conditions, provisos and other limitations of, this Agreement and (iii) against any Vote-Down Matter in accordance with the terms of, but subject to the conditions, provisos and other limitations of, Section 3(c) of this Agreement. The proxy and attorney-in-fact granted in this Section 4 shall expire and terminate upon the termination of this Agreement.
(b) Such MHR Stockholder represents that any proxies heretofore given in respect of such MHR Stockholder’s Subject Shares are not irrevocable, and that all such proxies are hereby revoked.
(c) Such MHR Stockholder hereby affirms that the irrevocable proxy and attorney-in-fact set forth in this Section 4 is given in connection with the Company entering into the Merger Agreement and being a third party beneficiary to the Exchange Agreement and Parent entering into the Merger Agreement and the Exchange Agreement, and that such irrevocable proxy and attorney-in-fact is given to secure the performance of the duties of such MHR Stockholder under this Agreement. Such MHR Stockholder hereby further affirms that the irrevocable proxy and attorney-in-fact is coupled with an interest and may under no circumstances be revoked. Such MHR Stockholder hereby ratifies and confirms all that such irrevocable proxy and attorney-in-fact may lawfully do or cause to be done by virtue of the authority granted pursuant to this Agreement (subject to the conditions, provisos and other limitations contained herein). Each such irrevocable proxy and attorney-in-fact is executed and intended to be irrevocable with the same effect as under the provisions of Section 212(e) of the DGCL.
SECTION 5.   Further Assurances. Such MHR Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company may reasonably request for the purpose of effectuating the matters covered by this Agreement.
SECTION 6.   Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
SECTION 7.   Termination. This Agreement shall, (i) with respect to Section 3, other than Sections 3(b), 3(e), 3(f), 3(g) and 3(h), terminate upon the earliest of  (a) immediately following the Parent Stockholders’ Meeting duly convened and at which the Parent Stockholder Approvals have been voted on by the stockholders of Parent (including, if adjourned in accordance with the Merger Agreement, immediately following the final adjournment thereof), (b) immediately following the meeting of the stockholders of Parent called to vote upon the Exchange Stock Issuance and at which such matters have been voted on by the stockholders of Parent (including, if adjourned, immediately following the final adjournment thereof), (c) the termination of the Merger Agreement in accordance with its terms (the “Merger Agreement Termination”), and (d) the entry into any Fundamental Merger Amendment or Fundamental Exchange Amendment without the prior written consent of MHR, (ii) as to Section 3(b), terminate upon the earlier of  (a) the termination of the Exchange Agreement in accordance with its terms, (b) immediately following the consummation of the Merger, (c) immediately following the meeting of the stockholders of Parent called to vote upon the Exchange Stock Issuance and at which such matters have been voted on by the stockholders of Parent (including, if adjourned, immediately following the final adjournment thereof) and (d) the entry into any Fundamental Exchange Amendment or Fundamental Merger Amendment without the prior written consent of MHR, and (iii) terminate in full upon the later of the terminations described in clauses (i) and (ii); provided that, in each case, Section 6 and Sections 7 through 9 shall survive any such termination. Notwithstanding the foregoing, the Company shall cease to have any rights hereunder from and after the earlier of  (x) the Merger Agreement Termination, and (y) the completion of the events described in Section 7(i)(a) hereof.
SECTION 8.   Parent Undertaking.
In consideration of the MHR Stockholders’ willingness to execute this Agreement, Parent hereby agrees with each MHR Stockholder as follows:
(a) neither Parent nor any of its Subsidiaries shall enter into any Fundamental Merger Amendment or Fundamental Exchange Amendment without the prior written consent of MHR; and
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(b) Parent agrees to take all such steps as may be necessary or desirable (to the extent permitted under applicable Law) to exempt from Section 16(a) and Section 16(b) of the Exchange Act any acquisitions or dispositions of Company Securities (as defined in the Investor Rights Agreement) or rights related thereto by the MHR Stockholders and their Affiliates (as defined in the Investor Rights Agreement) in connection with the Parent Common Stock Reorganization, the Parent Common Stock Exchange, any issuance of Company Securities contemplated by the Merger Agreement or the Exchange Agreement or any issuance of New Issue Securities (as defined in the Investor Rights Agreement); and
(c) the amendment to the Investor Rights Agreement being entered into concurrently herewith is a material inducement to each MHR Stockholder’s willingness to execute, deliver and perform this Agreement.
SECTION 9.   General Provisions. (a) Amendments. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.
(b) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via facsimile (with confirmed transmission) prior to 5:00 p.m., local time, in the place of receipt (and otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, that should any such delivery be made by facsimile, the sender shall also send a copy of the information so delivered on or before the next Business Day by a nationally recognized overnight courier:
if to the Company:
Starz 8900 Liberty Circle Englewood, Colorado 80112
Attention:	David Weil
with a copy to (which shall not constitute notice):
Baker Botts L.L.P. 30 Rockefeller Plaza New York, NY 10112
Facsimile:	212 408-2501
Attention:	Renee L. Wilm
if to Parent:
Lions Gate Entertainment Corp. 2700 Colorado Avenue Santa Monica, CA 90404
Facsimile:	310-496-1359
Attention:	Wayne Levin
with a copy to (which shall not constitute notice):
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019
Facsimile:	212 403-2000
Attention:	David E. Shapiro Gordon S. Moodie
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if to any MHR Stockholder:
MHR Fund Management LLC 1345 Avenue of the Americas, Floor 42 New York, NY 10105
Attention:	Janet Yeung
Facsimile:	(212) 262-9356
with a copy to (which shall not constitute notice):
Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017
Attention:	Phillip Mills Brian Wolfe
Facsimile:	(212) 701-5800
(c) Interpretation. When a reference is made in this Agreement to a paragraph, a Section or a Schedule, such reference shall be to a paragraph of, a Section of or a Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any of the provisions of this Agreement.
(d) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile or e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.
(e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and no party is relying on any other oral or written representation, agreement or understanding and no party makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement other than as set forth in this Agreement and (ii) is not intended to confer upon any Person other than the parties any rights or remedies; provided, however, that the Stockholders listed on Schedule 1 to the Exchange Agreement shall have the right to enforce the obligations pursuant to Section 3(b) of this Agreement.
(f) Governing Law; Consent to Jurisdiction; Venue.
(i) This Agreement and all disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws.
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(ii) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9(b) shall be deemed effective service of process on such party.
(g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.
(h) Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in the courts described in Section 9(f)(ii), this being in addition to any other remedy to which they are entitled at law or in equity.
(i) Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(j) Hedging Transactions and Financing Transactions.
(i) No provision of this Agreement shall be binding on any Person solely because such Person is:
1.
a Hedging Counterparty;

2.
a holder of Subject Shares as a result of the rehypothecation of Subject Shares by a Hedging Counterparty or Financing Counterparty; or

3.
a transferee of Subject Shares pursuant to settlement under, or pursuant to default rights or the exercise of remedies by a Hedging Counterparty or Financing Counterparty in connection with, any Hedging Transaction or Financing Transaction.

(ii) No provision of this Agreement shall prohibit any Person from entering into, performing or settling Hedging Transactions or Financing Transactions in relation to any Subject Shares, or granting liens and other security interests in connection therewith, from exercising remedies thereunder, or from permitting a Hedging Counterparty or a Financing Counterparty to rehypothecate Subject Shares in connection with a Hedging Transaction or Financing Transaction nor shall any of the foregoing described in this Section 9(j) be deemed, in and of itself, a violation of this Agreement.
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(iii) As used in this Agreement, the terms Hedging Transaction, Financing Transaction, Hedging Counterparty and Financing Counterparty shall each have the meaning assigned to such term in the Investor Rights Agreement.
(k) Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not such transactions are consummated; provided that Parent shall pay up to $1.6 million of reasonable out-of-pocket fees, charges and disbursements of counsel for the MHR Stockholders, in the aggregate, incurred in connection with this Agreement, the Merger Agreement, the other agreements and documents related thereto and the transactions contemplated hereby and thereby.
(l) Indemnification.
(i) Parent (the “Indemnifying Party”) covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, to indemnify and hold harmless MHR, each MHR Stockholder and each of their respective Affiliates (as defined in the Investor Rights Agreement) and the officers, members, representatives and advisors of each of the foregoing (each, an “Indemnified Party”), from and against any and all Losses incurred in connection with, arising out of or resulting from any claims, demands, actions, proceedings or investigations (collectively, “Actions”) relating to the transactions contemplated by the Merger Agreement, this Agreement, or the Exchange Agreement (including any Actions brought by any of the stockholders, directors, officers or employees of any of Parent or the Company relating thereto). For purposes of this Section 9(l), “Losses” means any loss (including disgorgement of consideration), liability, cost, damage or expense (including, without duplication, reasonable fees and expenses of counsel, accountants, consultants and other experts) related to an Action for which an Indemnified Party is entitled to indemnification pursuant to this Agreement; provided, however, that any diminution in value of the capital stock of Parent shall not constitute a Loss.
(ii) Notwithstanding anything herein to the contrary, the Indemnifying Party will not be obligated to provide indemnity hereunder to any Indemnified Party with respect to any Losses which (x) result from such Indemnified Party’s willful misconduct or gross negligence or (y) result primarily from any breach of any representation and warranty of such Indemnified Party contained in this Agreement or any breach of any covenant or agreement made or to be performed by such Indemnified Party under this Agreement.
(iii) The Indemnifying Party will indemnify the Indemnified Parties pursuant to this Section 9(l) regardless of whether such Losses are incurred prior to or after the Effective Time. The indemnification provided pursuant to this Section 9(l) is in addition to, and not in derogation of, any other rights an Indemnified Party may have under applicable law, the certificate of incorporation or bylaws of Parent, or pursuant to any contract, agreement or arrangement; provided, however, that Losses will not be duplicated.
(iv) Promptly after the receipt by any Indemnified Party of notice of any Action that is or may be subject to indemnification hereunder (each, an “Indemnifiable Claim”) (and in no event more than ten Business Days after the Indemnified Party’s receipt of written notice of such Indemnifiable Claim), such Indemnified Party shall give written notice thereof to the Indemnifying Party, which notice will include, to the extent known, the basis for such Indemnifiable Claim and copies of any pleadings or written demands relating to such Indemnifiable Claim and, promptly following request therefor, shall provide any additional information in respect thereof that the Indemnifying Party may reasonably request; provided, however, that (x) any delay in giving or failure to give such notice will not affect the obligations of the Indemnifying Party hereunder except to the extent the Indemnifying Party is actually prejudiced as a result of such delay in or failure to notify and (y) no such notice shall be required to be given to the Indemnifying Party to the extent that the Indemnifying Party or any of its respective Affiliates is a party to any such Indemnifiable Claim.
(v) Subject to Section 9(l)(vi) and Section 9(l)(vii), the Indemnifying Party shall be entitled to exercise full control of the defense, compromise or settlement of any Indemnifiable Claim in respect of an Action commenced or made by a Person who is not a party to this Agreement or an Affiliate of a
E-4-10

party to this Agreement (a “Third Party Indemnifiable Claim”) so long as, within ten calendar days after the receipt of notice of such Third Party Indemnifiable Claim from the Indemnified Party (pursuant to Section 9(l)(iv)), the Indemnifying Party: (x) delivers a written confirmation to such Indemnified Party that the indemnification provisions of Section 9(l) are applicable, subject only to the limitations set forth in this Agreement, to such Third Party Indemnifiable Claim and that the Indemnifying Party will indemnify such Indemnified Party in respect of such Third Party Indemnifiable Claim to the extent required by this Section 9(l), and (y) notifies such Indemnified Party in writing that the Indemnifying Party will assume the control of the defense thereof. Following notification to such Indemnified Party of the assumption of the defense of such Third Party Indemnifiable Claim, the Indemnifying Party shall retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third Party Indemnifiable Claim. If the Indemnifying Party so assumes the defense of any such Third Party Indemnifiable Claim in accordance herewith, subject to the provisions of clauses (iv) through (vi) of this Section 9(l), (A) the Indemnifying Party shall be entitled to exercise full control of the defense, compromise or settlement of such Third Party Indemnifiable Claim and such Indemnified Party shall cooperate (subject to the Indemnifying Party’s agreement to reimburse such Indemnified Party for all reasonable out-of-pocket expenses incurred by such Indemnified Party in connection with such cooperation) with the Indemnifying Parties in any manner that the Indemnifying Party reasonably may request in connection with the defense, compromise or settlement thereof  (subject to the last sentence of this Section 9(l)(v)), and (B) such Indemnified Party shall have the right to employ separate counsel selected by such Indemnified Party and to participate in (but not control) the defense, compromise or settlement thereof and the Indemnifying Party shall pay the reasonable fees and expenses of one such separate counsel, and, if reasonably necessary, one local counsel. No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any such Action for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, unless the Indemnifying Party shall have failed to assume the defense thereof as contemplated in this Section 9(l)(v), in which case such Indemnified Party will be entitled to control the defense, compromise or settlement thereof at the expense of the Indemnifying Party. Without the prior written consent of each of the Indemnified Parties who are named in the Action subject to the Third Party Indemnifiable Claim (which consent shall not be unreasonably withheld, delayed or conditioned), the Indemnifying Party will not settle or compromise or consent to the entry of judgment with respect to any Indemnifiable Claim (or part thereof) unless such settlement, compromise or consent (x) includes an unconditional release of such Indemnified Parties, (y) does not include any admission of wrongdoing on the part of such Indemnified Parties and (z) does not enjoin or restrict in any way the future actions or conduct of such Indemnified Parties.
(vi) Notwithstanding Section 9(l)(v), an Indemnified Party, at the expense of the Indemnifying Party, (x) shall, subject to the last sentence of this Section 9(l)(vi), be entitled to separately control the defense, compromise or settlement of any Third Party Indemnifiable Claim as to such Indemnified Party if, in the judgment of counsel to the Indemnified Party, there exists any actual conflict of interest relating to the defense of such Action between the Indemnified Party and one or more Indemnifying Party and (y) shall be entitled to assume control of the defense, compromise and settlement of any Third Party Indemnifiable Claim as to which the Indemnifying Party has previously assumed control in the event the Indemnifying Party is not timely and diligently pursuing such defense. No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any Action with respect to which it controls the defense thereof pursuant to this Section 9(l)(vi) and for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
(vii) In all instances under this Section 9(l) where the Indemnifying Party has agreed to pay the fees, costs and expenses of the Indemnified Parties, such fees, costs and expenses shall be reasonable. The parties agree to cooperate and coordinate in connection with the defense, compromise or settlement of any Indemnifiable Claims.
(viii) In addition to (but without duplication of) the Indemnified Party’s right to indemnification as set forth in this Section 9(l), if so requested by an Indemnified Party, the Indemnifying Party shall
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also advance to such Indemnified Party (within five Business Days of such request) any and all reasonable fees, costs and expenses incurred by an Indemnified Party in accordance with this Section 9(l) in connection with investigating, defending, being a witness in or participating in (including any appeal), or preparing to defend, be a witness in or participate in, any Indemnifiable Claim, including, without duplication, reasonable fees and expenses of counsel, accountants, consultants and other experts (an “Expense Advance”).
(ix) Each MHR Stockholder agrees that it will repay Expense Advances made to it (or paid on its behalf) by the Indemnifying Party pursuant to this Section 9(l) if it is ultimately finally determined by a court of competent jurisdiction that it is not entitled to be indemnified pursuant to this Section 9(l).
(m) Stockholder Obligation Several and Not Joint. The obligations of each MHR Stockholder hereunder shall be several and not joint, and no MHR Stockholder shall be liable for any breach of the terms of this Agreement by any other MHR Stockholder.
[Remainder of page left intentionally blank]
E-4-12

IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its representative thereunto duly authorized as of the date first written above.
STARZ
By:	/s/ Christopher P. Albrecht
Name:	Christopher P. Albrecht
Title:	Chief Executive Officer
[Company Signature Page to Voting Agreement]

LIONS GATE ENTERTAINMENT CORP.
By:	/s/ Wayne Levin
Name:	Wayne Levin
Title:	General Counsel and Chief Strategic Officer
[Parent Signature Page to Voting Agreement]

MHR Capital Partners Master Account LP
By:	MHR Advisors LLC, its general partner
By:	/s/ Janet Yeung
Name:	Janet Yeung
Title:	Authorized Signatory
MHR Capital Partners (100) LP
By:	MHR Advisors LLC, its general partner
By:	/s/ Janet Yeung
Name:	Janet Yeung
Title:	Authorized Signatory
MHR Institutional Partners II LP
By:	MHR Institutional Advisors II LLC, its general partner
By:	/s/ Janet Yeung
Name:	Janet Yeung
Title:	Authorized Signatory
[MHR Stockholders Signature Page to Voting Agreement]

MHR Institutional Partners IIA LP
By:	MHR Institutional Advisors II LLC, its general partner
By:	/s/ Janet Yeung
Name:	Janet Yeung
Title:	Authorized Signatory
MHR Institutional Partners III LP
By:	MHR Institutional Advisors III LLC, its general partner
By:	/s/ Janet Yeung
Name:	Janet Yeung
Title:	Authorized Signatory
[MHR Stockholders Signature Page to Voting Agreement]

Schedule A
Name of MHR Stockholder	Number of Subject Shares
MHR Capital Partners (100) LP	186,617
MHR Capital Partners Master Account LP	1,396,767
MHR Institutional Partners II LP	1,386,275
MHR Institutional Partners IIA LP	3,492,443
MHR Institutional Partners III LP	23,748,947

Annex F
VOTING AGREEMENT
This VOTING AGREEMENT, dated as of June 30, 2016 (this “Agreement”), is made and entered into by and among Lions Gate Entertainment Corp., a corporation organized and existing under the laws of British Columbia (“Parent”), Starz, a Delaware corporation (the “Company”), each of the stockholders of the Company that are listed on Schedule A hereto (each, a “Individual Stockholder” and, collectively, the “Individual Stockholders”), and LG Leopard Canada LP, an Ontario limited partnership and indirect wholly owned Subsidiary of Parent (the “Parent Purchaser”, and together with the Individual Stockholders, the “Stockholders”).
RECITALS
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, the Company and Orion Arm Acquisition Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof  (as the same may be amended or supplemented, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), that provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;
WHEREAS, the Stockholders are the record or beneficial owners of, and have either sole or shared voting power over, such number of shares of Company Common Stock set forth opposite each such Individual Stockholder’s name on Schedule A or, in the case of the Parent Purchaser, Schedule B (such shares of Company Common Stock, the “Original Shares”, and together with any New Shares (as defined below), the “Subject Shares”);
WHEREAS, each of The John C. Malone 2003 Charitable Remainder Unitrust, the Malone Starz 2015 Charitable Remainder Unitrust, The Malone Family Foundation and The Malone Family Land Preservation Foundation (the “Malone Proxyholders”) have the irrevocable right to vote, subject to the terms and conditions of those certain Irrevocable Proxies, dated as of March 27, 2015 (the “Parent Proxies”), by and among Parent Purchaser and the Malone Proxyholders, the Parent Purchaser’s Subject Shares (such shares of Company Common Stock, the “Proxy Shares”, which, for the avoidance of doubt, comprise a portion of the Original Shares);
WHEREAS, contemporaneously with the execution of this Agreement, Parent and the Individual Stockholders are entering into a Share Exchange Agreement, dated as of the date hereof  (the “2016 Exchange Agreement”), of which the Company is a third party beneficiary; and
WHEREAS, as a condition to their willingness to enter into the Merger Agreement, the Company, Parent and Merger Sub have requested that each Stockholder enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, each party hereto agrees as follows:
SECTION 1.   Representations and Warranties of Stockholders. Each Stockholder hereby represents and warrants to Parent and the Company, severally and not jointly and severally, solely with respect to itself, as follows:
(a) Organization; Authority; Execution and Delivery; Enforceability. (i) Such Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, if applicable, (ii) the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated by this Agreement and the compliance by such Stockholder with the terms of this Agreement have been duly authorized by all necessary action on the part of such Stockholder and its governing body, members, stockholders and trustees, as applicable, and (iii) no other proceedings on the part of such Stockholder (or such Stockholder’s governing body, members, stockholders or trustees, as applicable) are necessary to authorize this Agreement, to consummate the transactions contemplated by this Agreement or to comply with the terms of this Agreement. Such Stockholder has all requisite corporate, company, partnership or other power and authority to execute and deliver this Agreement (and each Person executing this Agreement on behalf of such Stockholder has full power, authority and capacity to execute and deliver this Agreement on behalf of such Stockholder and to thereby bind such Stockholder), to consummate the transactions contemplated by this Agreement and to comply with the terms of this Agreement. This Agreement has been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.
(b) No Conflicts; Consents. The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the compliance by such Stockholder with the terms of this Agreement do not and will not require the consent or approval of any other person pursuant to, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in termination, amendment, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Encumbrance in or upon any of the properties or assets of such Stockholder under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, (i) any provision of any certificate of incorporation, bylaws, or trust or other organizational document of such Stockholder, (ii) any Contract to or by which such Stockholder is a party or bound or to or by which any of the properties or assets of such Stockholder (including such Stockholder’s Subject Shares) is bound or subject or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law or Judgment, in each case, applicable to such Stockholder or to such Stockholder’s properties or assets (including such Stockholder’s Subject Shares). No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including with respect to natural persons, any spouse, and with respect to trusts, any co-trustee or beneficiary) (“Consent”) is required by or with respect to Stockholder in connection with the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated by this Agreement or the compliance by such Stockholder with the terms of this Agreement, except for (1) filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (2) those Consents which have already been obtained.
(c) Ownership. Such Stockholder is the record or beneficial owner of the number of Original Shares set forth opposite such Stockholder’s name on Schedule A and Schedule B, and such Stockholder’s Original Shares constitute all of the shares of Company Common Stock held of record, beneficially owned or for which voting power or disposition power is held by such Stockholder, except (1) with respect to Parent Purchaser, as provided by the Stock Exchange Agreement, dated as of February 10, 2015 (the “2015 Exchange Agreement”), by and among Parent, Parent Purchaser and the Malone Proxyholders, (2) with respect to the Individual Stockholders, the 2016 Exchange Agreement, or, (3) with respect to the Parent Purchaser, the Parent Proxies. Such Stockholder has good and marketable title, free and clear of any Encumbrances, to those Original Shares of which such Stockholder is the record owner. Such Stockholder does not own, of record or beneficially, (i) any shares of capital stock of the Company other than the Original Shares or (ii) any option, warrant, call or other right to acquire or receive capital stock or other equity or voting interests in the Company other than, with respect to Parent, the 2016 Exchange Agreement. Such Stockholder has the sole right to vote and Transfer such Stockholder’s Original Shares, and none of such Stockholder’s Original Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or the Transfer of Stockholder’s Original Shares, except (x) as set forth in Sections 3 and 4 of this Agreement, (y) as disclosed on Schedule A hereto or (z) (1) with respect to Parent Purchaser, as provided by the 2015 Exchange Agreement, (2) with respect to the Individual Stockholders, the 2016 Exchange Agreement, or, (3) with respect to the Parent Purchaser, the Parent Proxies.
(d) Information. None of the information supplied or to be supplied by such Stockholder for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to each of Parent’s and the Company’s stockholders or at the time of each of the Parent Stockholders’

Meeting and the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(e) Voting. Each Stockholder has the sole and exclusive right to vote, and Parent has the authority and capacity to cause the Parent Purchaser to vote, the Subject Shares (i) for the Merger Agreement, the Merger and the other transactions contemplated thereby and in connection therewith and (ii) against the Vote-Down Matters (as defined below), provided that, in the case of Parent Purchaser, such matters are limited to those set forth in clause (1) of the Vote-Down Matters. Each of those certain Irrevocable Proxies, dated as of March 27, 2015 (collectively, the “Malone Proxies”), by Purchaser in favor of each of the Malone Proxyholders are inapplicable to the matters set forth in clause (i) of this Section 1(e) and the proviso set forth in clause (ii) of this Section 1(e).
SECTION 2.   Representations and Warranties of Parent and Company.
(a) Parent. Parent hereby represents and warrants to each Stockholder and the Company as follows: Parent has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the terms of this Agreement. The execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated by this Agreement and the compliance by Parent with the terms of this Agreement have been duly authorized by all necessary action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.
(b) Company. The Company hereby represents and warrants to each Stockholder and Parent as follows: the Company has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the terms of this Agreement. The execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated by this Agreement and the compliance by the Company with the terms of this Agreement have been duly authorized by all necessary action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.
SECTION 3.   Covenants of Stockholder. Each Stockholder covenants and agrees as follows:
(a) At any meeting of the stockholders of the Company called to vote upon the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement (including any Company Stockholders’ Meeting), or at any postponement or adjournment thereof, as permitted by the Merger Agreement, or in any other circumstances upon which a vote, adoption or other approval with respect to the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement is sought (including any Company Stockholder Approval), such Stockholder shall (i) appear at such meeting or otherwise cause its Subject Shares (and to the extent it has voting power with respect to such shares and, if applicable, its Proxy Shares) to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted) all of Stockholder’s Subject Shares other than such Stockholder’s pro rata portion of the Excess Shares (as defined below) in favor of the adoption of the Merger Agreement and the approval of the terms thereof and of the Merger and each of the other transactions contemplated by the Merger Agreement (including the Company Stockholder Approval), with such pro rata portion of the Excess Shares to be voted in the same manner as, and in the same proportion to, the votes or actions of all Company stockholders, other than the votes or actions of any Stockholder, provided, that in each case, the Merger Agreement shall not have been amended in a manner that adversely affects the value of the merger consideration payable to the Individual Stockholders, without the prior written consent of the Individual Stockholders; and provided, further, that the Stockholders shall collectively cause the Excess Shares to be voted in accordance with this Section 3(a).
For purposes of this Agreement the following terms have the meanings set forth below.
(i)
“pro rata portion” means a fraction, (x) the numerator of which is the Starz Voting Power controlled by such Stockholder with respect to the applicable matter, and (y) the denominator of which is the Starz Voting Power controlled by the Stockholders, in the aggregate, with respect to such matter.

(ii)
“Starz Voting Power” means the aggregate number of votes which may be cast by a holder of outstanding Starz Voting Securities in the election of directors of the Company.

(iii)
“Starz Voting Securities” means, Starz Series A Common Stock, Starz Series B Common Stock and all other securities of the Company entitled to vote in the election of directors of the Company.

(iv)
“Starz Series A Common Stock” means the Series A common stock, par value $0.01 per share, of the Company.

(v)
“Starz Series B Common Stock” means the Series B common stock, par value $0.01 per share, of the Company.

(vi)
“Starz Total Voting Power” means the aggregate number of votes which may be cast by all holders of outstanding Starz Voting Securities in the election of directors of the Company.

(vii)
“Starz Excess Voting Power” (as calculated, from time to time, pursuant to this Agreement) means, on the record date for the determination of stockholders entitled to receive notice of, and to vote at, any meeting of the Stockholders of the Company, or in any other circumstances upon which a vote, consent or other approval (including by written consent) is required, on the date of such vote, the amount of Starz Voting Power, if any, by which (x) the Starz Voting Power represented by all Starz Voting Securities beneficially owned, in the aggregate, by the Stockholders, exceeds (y) 33.53% of the Starz Total Voting Power.

(viii)
“Excess Shares” means the number of shares of Starz Voting Securities constituting Subject Shares which, at any reference time, entitle the Stockholders to vote the Starz Excess Voting Power.

(b) From the date hereof until the earliest of  (i) the date that is nine (9) months after the termination of the Merger Agreement, (ii) the termination of the 2016 Exchange Agreement (other than pursuant to Sections 6.1(b) or 6.1(d) thereof) or (iii) the later of  (x) the consummation of the transactions contemplated by the 2016 Exchange Agreement and (y) the date of any meeting of the stockholders of the Company, or any postponement or adjournment thereof, or for the taking of any action by the stockholders of the Company, for which meeting, postponement, adjournment or action a record date has been declared at the time of such consummation, but which meeting (as adjourned or postponed) has not yet occurred, or which action has not yet taken effect, as of the time of such consummation, at any meeting of the stockholders of the Company or at any postponement or adjournment thereof or in any other circumstances upon which a vote, adoption or other approval is sought, each Stockholder shall (i) appear at such meeting or otherwise cause its Subject Shares (and to the extent it has voting power with respect to such shares and, if applicable, its Proxy Shares) to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted) (1) all of such Stockholder’s Subject Shares against any Alternative Company Transaction Proposal or any agreement relating thereto and (2) all of such Stockholder’s Subject Shares (including the Proxy Shares to the extent such Stockholder is entitled to vote such Proxy Shares on the particular matter) against any amendment of the Company Charter or the Company Bylaws (other than pursuant to the Merger Agreement) or any other proposal, action, agreement or transaction which, in the case of this clause (2), could reasonably be expected to (A) result in a breach of any covenant, agreement, obligation, representation or warranty of the Company contained in the Merger Agreement or this Agreement or of such Stockholder contained in this Agreement, (B) prevent, impede, interfere or be inconsistent with, delay, discourage or adversely affect the timely consummation of the transactions contemplated by the Merger Agreement, or (C) change in any manner the voting rights of the Company

Common Stock (the matters described in clauses (1) and (2), collectively, the “Vote-Down Matters”), other than, in the case of this clause (2), such Stockholder’s pro rata portion of the Excess Shares, in which case such pro rata portion of the Excess Shares will be voted in the same proportion to the votes or actions of all Company stockholders, other than the votes or actions of any Stockholders.
From the date hereof until the earliest of  (i) the date that is nine (9) months after the termination of the Merger Agreement, (ii) the termination of the 2016 Exchange Agreement (other than pursuant to Sections 6.1(b) or 6.1(d) thereof) or (iii) the later of  (x) the consummation of the transactions contemplated by the 2016 Exchange Agreement and (y) the date of any meeting of the stockholders of the Company, or any postponement or adjournment thereof, or for the taking of any action by the stockholders of the Company, for which meeting, postponement, adjournment or action a record date has been declared at the time of such consummation, but which meeting (as adjourned or postponed) has not yet occurred, or which action has not yet taken effect, as of the time of such consummation, at any meeting of the stockholders of the Company or at any postponement or adjournment thereof or in any other circumstances upon which a vote, adoption or other approval is sought (other than with respect to the matters set forth in Section 3(a) and the Vote-Down Matters), each Stockholder shall appear at such meeting or otherwise cause its Subject Shares (and to the extent it has voting power with respect to such shares and if applicable, its Proxy Shares) to be counted as present thereat for purposes of calculating a quorum and shall vote or cause all of its Subject Shares to be voted other than such Stockholder’s pro rata portion of the Excess Shares, in which case such pro rata portion of the Excess Shares will be voted in the same proportion to the votes or actions of all Company stockholders, other than the votes or actions of any Stockholders, at any such meeting of the stockholders of the Company or under any such other circumstances upon which a vote, consent or other approval is sought by or from the stockholders of the Company.
(c) Each Individual Stockholder shall not, nor shall it authorize or permit any of its Affiliates or any of its or their respective directors, officers or employees or any of their respective Representatives to, directly or indirectly, (i) solicit, initiate or facilitate (including by way of furnishing information), induce or encourage any inquiries or the making of any proposal or offer (including any proposal or offer to the Company Stockholders) that constitutes or would reasonably be expected to lead to an Alternative Company Transaction Proposal, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Company Transaction Proposal. Each Individual Stockholder shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person with respect to any Alternative Company Transaction Proposal and will enforce and will not waive any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which the Company or any of its Subsidiaries is a party relating to any such Alternative Company Transaction Proposal, and will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Alternative Company Transaction Proposal to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries. Notwithstanding the foregoing, in the event the Company is permitted to take the actions set forth in Section 5.2(b)(i) and (ii) of the Merger Agreement, John C. Malone shall be released from the restrictions set forth in clause (ii) of the first sentence of this Section 3(c).
(d) Except as provided by the 2016 Exchange Agreement, or, solely in the event Parent Purchaser owns greater than 14.9% of the voting power of the Company prior to the consummation of the Merger, Transfers by Parent Purchaser to ensure that Parent Purchaser will own 14.9% of the voting power of the Company prior to the consummation of the Merger, such Stockholder shall not, and shall not commit or agree to, directly or indirectly, (i) sell, transfer, pledge, encumber, exchange, assign, tender or otherwise dispose of  (including by gift, merger or otherwise by operation of Law) (collectively, “Transfer”), or consent to or permit any Transfer of, any Subject Shares (or any interest therein) or any rights to acquire any securities or equity interests of the Company, or enter into any Contract, option, call or other arrangement with respect to the Transfer (including any profit-sharing or other derivative arrangement) of any Subject Shares (or any interest therein) or any rights to acquire any securities or equity interests of the Company, to any Person other than pursuant to this Agreement, unless prior to any such Transfer the transferee of such Stockholder’s Subject Shares is a party to this Agreement and to the 2016 Exchange

Agreement, or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares or rights to acquire any securities or equity interests of the Company, other than this Agreement. At the request of Parent or the Company, each certificate or other instrument representing any Subject Shares shall bear a legend that such Subject Shares are subject to the provisions of this Agreement, including this Section 3(d).
(e) Such Stockholder shall not, and such Stockholder shall not permit any of its Subsidiaries to, or authorize or permit any Affiliate, director, officer, trustee, employee or partner of such Stockholder or any of its Subsidiaries or any Representative of such Stockholder or any of its Subsidiaries to, directly or indirectly, issue any press release or make any other public statement with respect to the Merger Agreement, this Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement or by this Agreement without the prior written consent of Parent and the Company, except as may be required by applicable Law or court process, provided that the foregoing shall not apply to any disclosure required to be made by such Stockholder to the SEC or other Governmental Entity, including any amendment of any Statement of Schedule 13D, so long as such disclosure is consistent with the terms of this Agreement and the Merger Agreement and the public statements made by the Company and Parent pursuant to the Merger Agreement.
(f) Such Stockholder hereby agrees that, in the event (i) of any stock or extraordinary dividend or other distribution, stock split, reverse stock split, recapitalization, reclassification, reorganization, combination or other like change, of or affecting the Subject Shares or (ii) that such Stockholder purchases or otherwise acquires beneficial or record ownership of or an interest in, or acquires the right to vote or share in the voting of, any shares of capital stock of the Company, in each case after the execution of this Agreement (including by conversion, operation of Law or otherwise) (collectively, the “New Shares”), such Stockholder shall deliver promptly to Parent and the Company written notice of such event which notice shall state the number of New Shares so acquired or received or over which such Stockholder obtained the right to vote. Such Stockholder agrees that any New Shares shall be subject to the terms of this Agreement, including all covenants, agreements, obligations, representations and warranties set forth herein, and shall constitute Subject Shares to the same extent as if those New Shares were owned by such Stockholder on the date of this Agreement. Such Stockholder agrees that this Agreement and the obligations hereunder shall be binding upon any Person to which record or beneficial ownership of such Stockholder’s Subject Shares shall pass, whether by operation of Law or otherwise, including such Stockholder’s heirs, guardians, administrators or successors, and such Stockholder further agrees to take all actions necessary to effectuate the foregoing.
(g) Each Stockholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that such Stockholder may have by virtue of ownership of the Subject Shares.
SECTION 4.   Grant of Irrevocable Proxy; Appointment of Proxy. (a) From the date hereof until the termination of the Stockholders’ obligations pursuant to Section 3, each Stockholder hereby irrevocably grants to, and appoints, each of Christopher P. Albrecht, David Weil and Scott D. Macdonald and any other individual designated in writing by the Company, and each of them individually, such Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of such Individual Stockholder, to vote all of such Stockholder’s Subject Shares (and, if applicable, its Proxy Shares) at any meeting of stockholders of the Company (including any Company Stockholders’ Meeting) or any adjournment or postponement thereof, (i) in favor of the adoption of the Merger Agreement and the approval of the terms thereof and of the Merger and each of the other transactions contemplated by the Merger Agreement (including the Company Stockholder Approval) in accordance with the terms of Section 3(a) of this Agreement and (ii) against any Vote-Down Matter in accordance with the terms of Section 3(b) of this Agreement. The proxy granted in this Section 4 shall expire at the time that the obligations of the Stockholders in Section 3 have been fully performed in accordance with their terms.
(b) Each Stockholder represents that any proxies heretofore given in respect of such Stockholder’s Subject Shares (and, if applicable, its Proxy Shares) are not irrevocable, other than the Parent Proxies, and that all such proxies, other than the Parent Proxies, are hereby revoked.

(c) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Each such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL.
SECTION 5.   Shareholder Approval. As promptly as practicable following the date hereof, to the extent that Parent is required by applicable stock exchange rules to obtain stockholder approval of the issuance of the Lionsgate Exchange Shares (as defined in the 2016 Exchange Agreement), Parent shall prepare and file with the SEC, an appropriate proxy statement (the “Parent Proxy Statement”) seeking approval of the transactions contemplated by the 2016 Exchange Agreement (the “Stockholder Exchange Approval”). Parent shall use its reasonable best efforts to cause the Parent Proxy Statement to comply with the rules and regulations promulgated by the SEC. Each Stockholder shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Parent Proxy Statement. Parent shall duly give notice of, convene and hold a stockholders’ meeting as promptly as practicable following the date the Parent Proxy Statement is filed for the purpose of seeking the Stockholder Exchange Approval (or adjournment of the Parent Stockholders’ Meeting under certain circumstances) and shall, (a) recommend to its stockholders approval of the issuance of Lionsgate Exchange Shares (as defined in the Exchange Agreement) and include in the Parent Proxy Statement such recommendation and (b) use its reasonable best efforts to solicit such approval and obtain the Stockholder Exchange Approval. Once the stockholders’ meeting at which the Stockholder Exchange Approval is being sought has been called and noticed, Parent may only adjourn or postpone such stockholders’ meeting (x) to the extent necessary to ensure that any necessary supplement or amendment to the Parent Proxy Statement is provided to its stockholders in advance of a vote on the Stockholder Exchange Approval, or (y) if, as of the time for which the such stockholders’ meeting is originally scheduled, there are insufficient shares of Parent common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting and, in any such case (clause (x) or (y)), only for a minimum period of time reasonable under such circumstance. Parent shall ensure that the stockholders’ meeting at which the Stockholder Exchange Approval is being sought is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Stockholders’ Meeting are solicited in compliance with applicable law, the rules of NYSE and the organizational documents of Parent. If the Merger Agreement has not been terminated in accordance with its terms prior to the date of the Parent Stockholders’ Meeting (as defined in the Merger Agreement), Parent shall cause the stockholders’ meeting seeking the Stockholder Exchange Approval to be combined with the Parent Stockholders’ Meeting.
SECTION 6.   Further Assurances. Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent or the Company may reasonably request for the purpose of effectuating the matters covered by this Agreement, including the grant of the proxies and attorneys-in fact set forth in Section 4 of this Agreement.
SECTION 7.   Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
SECTION 8.   Termination. This Agreement shall terminate upon the earliest of  (a) immediately following the Company Stockholders’ Meeting duly convened and at which the Company Stockholder Approval have been voted on by the stockholders of the Company (including, if adjourned in accordance with the Merger Agreement, immediately following the final adjournment thereof), (b) the termination of the Merger Agreement in accordance with its terms, and (c) the date of any material modification, waiver or amendment of the Merger Agreement as in effect on the date of this Agreement that affects adversely the value of the consideration payable to the Individual Stockholders without the prior written consent of the Individual Stockholders, provided, that each of Section 3(b), Section 4, Section 6, this Section 8 and Section 9 shall survive until fully performed in accordance with its terms.
SECTION 9.   General Provisions. (a) Amendments. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto; provided, that, in the case of the Company, such amendment will be approved by a majority of the independent directors of the Company (as independence is determined under the rules of The Nasdaq Stock Market).
(b) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via facsimile or e-mail, provided that should any such delivery be made by facsimile or e-mail, the sender shall also send a copy of the information so delivered on or before the next Business Day by a nationally recognized overnight courier or (b) on the first Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case, if to the Stockholders, to the addresses set forth on Schedule A and Schedule B, and if to the Parent or the Company, to the addresses for Parent and the Company set forth in Section 8.2 of the Merger Agreement (or at such other address for a party as shall be specified by like notice).
(c) Interpretation. When a reference is made in this Agreement to a paragraph, a Section or a Schedule, such reference shall be to a paragraph of, a Section of or a Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any of the provisions of this Agreement.
(d) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile or e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.
(e) Entire Agreement; Third-Party Beneficiaries. This Agreement, the Merger Agreement, the 2016 Exchange Agreement, the Parent Proxies and the 2015 Exchange Agreement and the transactions contemplated hereby and thereby (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and neither party is relying on any other oral or written representation, agreement or understanding and no party makes any express or implied representation or warranty in connection with the transactions contemplated hereby or thereby other than as set forth herein or therein and (ii) except the rights conferred upon those Persons specified as proxies and attorneys-in-fact in Section 4, is not intended to confer upon any Person other than the parties any rights or remedies.
(f) Governing Law; Consent to Jurisdiction; Venue. (i) All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.
(ii) Each of the parties hereto (1) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (2) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (3) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such court.
(g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.
(h) Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.
(i) Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT OR THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
(j) Expenses. Parent shall pay (i) up to $1.6 million of reasonable out-of-pocket costs and expenses incurred by the Individual Stockholders, in the aggregate (minus all amounts reimbursed pursuant to Section 8.4 of the Exchange Agreement), including (subject to the foregoing cap) the fees payable to Kern Consulting, LLC, the reasonable fees, charges and disbursements of counsel for the Individual Stockholders, in connection with the preparation, negotiation, execution and delivery of this Agreement, the 2016 Exchange Agreement and the transactions contemplated thereby and (ii) any required filing fee in connection with the filings made on behalf of the Individual Stockholders described in Section 5.6 of the Merger Agreement. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not consummated, shall be paid by the party incurring such cost or expense. For the avoidance of doubt, the foregoing cap does not apply to costs or expenses subject to the indemnification set forth in Section 9(k).
(k) Indemnification.
(i) Parent (the “Indemnifying Party”) covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, to indemnify and hold harmless each Individual Stockholder and such Individual Stockholder’s representatives and advisors (each, an “Indemnified Party”), from and against any and all Losses incurred in connection with, arising out of or resulting from any claims, demands, actions, proceedings or investigations (collectively, “Actions”) relating to the transactions contemplated by the Merger Agreement, this Agreement, or the 2016 Exchange Agreement (including any Actions brought by any of the stockholders, directors, officers or employees of any of Parent or Company relating thereto). For purposes of this Section 9(k), “Losses” means any loss (including disgorgement of consideration), liability, cost, damage or expense (including, without duplication, reasonable fees and expenses of counsel, accountants, consultants and other experts) related to an Action for which an Indemnified Party is entitled to indemnification pursuant to this Agreement; provided, however, that any diminution in value of the capital stock of Parent shall not constitute a Loss.
(ii) Notwithstanding anything herein to the contrary, the Indemnifying Party will not be obligated to provide indemnity hereunder to any Indemnified Party with respect to any Losses which (x) result from such Indemnified Party’s willful misconduct or gross negligence or (y) result primarily from any breach of any representation and warranty of such Indemnified Party contained in this Agreement or any breach of any covenant or agreement made or to be performed by such Indemnified Party under this Agreement.
(iii) The Indemnifying Party will indemnify the Indemnified Parties pursuant to this Section 9(k) regardless of whether such Losses are incurred prior to or after the Effective Time. The indemnification provided pursuant to this Section 9(k) is in addition to, and not in derogation of, any other rights an Indemnified Party may have under applicable law, the certificate of incorporation or bylaws of the Company, or pursuant to any contract, agreement or arrangement; provided, however, that Losses will not be duplicated.
(iv) Promptly after the receipt by any Indemnified Party of notice of any Action that is or may be subject to indemnification hereunder (each, an “Indemnifiable Claim”) (and in no event more than ten Business Days after the Indemnified Party’s receipt of written notice of such Indemnifiable Claim), such Indemnified Party shall give written notice thereof to the Indemnifying Party, which notice will include, to the extent known, the basis for such Indemnifiable Claim and copies of any pleadings or written demands relating to such Indemnifiable Claim and, promptly following request therefor, shall provide any additional information in respect thereof that the Indemnifying Party may reasonably request; provided, however, that (x) any delay in giving or failure to give such notice will not affect the obligations of the Indemnifying Party hereunder except to the extent the Indemnifying Party is actually prejudiced as a result of such delay in or failure to notify and (y) no such notice shall be required to be given to the Indemnifying Party to the extent that the Indemnifying Party or any of its respective Affiliates is a party to any such Indemnifiable Claim.
(v) Subject to Section 9(k)(vi) and Section 9(k)(vii), the Indemnifying Party shall be entitled to exercise full control of the defense, compromise or settlement of any Indemnifiable Claim in respect of an Action commenced or made by a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third Party Indemnifiable Claim”) so long as, within ten calendar days after the receipt of notice of such Third Party Indemnifiable Claim from the Indemnified Party (pursuant to Section 9(k)(iv)), the Indemnifying Party: (x) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 9(k) are applicable, subject only to the limitations set forth in this Agreement, to such Third Party Indemnifiable Claim and that the Indemnifying Party will indemnify such Indemnified Party in respect of such Third Party Indemnifiable Claim to the extent required by this Section 9(k), and (y) notify such Indemnified Party in writing that the Indemnifying Party will assume the control of the defense thereof. Following notification to such Indemnified Party of the assumption of the defense of such Third Party Indemnifiable Claim, the Indemnifying Party shall retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third Party Indemnifiable Claim. If the Indemnifying Party so assumes the defense of any such Third Party Indemnifiable Claim in accordance herewith, subject to the provisions of clauses (iv) through (vi) of this Section 9(k), (A) the Indemnifying Party shall be entitled to exercise full control of the defense, compromise or settlement of such Third Party Indemnifiable Claim and such Indemnified Party shall cooperate (subject to the Indemnifying Party’s agreement to reimburse such Indemnified Party for all reasonable out-of-pocket expenses incurred by such Indemnified Party in connection with such cooperation) with the Indemnifying Parties in any manner that the Indemnifying Party reasonably may request in connection with the defense, compromise or settlement thereof  (subject to the last sentence of this Section 9(k)(v)), and (B) such Indemnified Party shall have the right to employ separate counsel selected by such Indemnified Party and to participate in (but not control) the defense, compromise or settlement thereof and the Indemnifying Party shall pay the reasonable fees and expenses of one such separate counsel, and, if reasonably necessary, one local counsel. No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any such Action for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, unless the Indemnifying Party shall have failed to assume the defense thereof as contemplated in this Section 9(k)(v), in which case such Indemnified Party will be entitled to control the defense, compromise or settlement thereof at the expense of the Indemnifying Party. Without the prior written consent of each of the Indemnified Parties who are named in the Action subject to the Third Party Indemnifiable Claim (which consent shall not be unreasonably withheld, delayed or conditioned), the Indemnifying Party will not settle or compromise or consent to the entry of judgment with respect to any Indemnifiable Claim (or part thereof) unless such settlement, compromise or consent (x) includes an unconditional release of such Indemnified Parties, (y) does not include any admission of wrongdoing on the part of such Indemnified Parties and (z) does not enjoin or restrict in any way the future actions or conduct of such Indemnified Parties (other than in a manner consistent with the terms of the Subject Instruments).
(vi) Notwithstanding Section 9(k)(v), an Indemnified Party, at the expense of the Indemnifying Party, (x) shall, subject to the last sentence of this Section 9(k)(vi), be entitled to separately control the defense, compromise or settlement of any Third Party Indemnifiable Claim as to such Indemnified Party if, in the judgment of counsel to the Indemnified Party, there exists any actual conflict of interest relating to the defense of such Action between the Indemnified Party and one or more Indemnifying Party and (y) shall be entitled to assume control of the defense, compromise and settlement of any Third Party Indemnifiable Claim as to which the Indemnifying Party have previously assumed control in the event the Indemnifying Party are not timely and diligently pursuing such defense. No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any Action with respect to which it controls the defense thereof pursuant to this Section 9(k)(vi) and for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
(vii) In all instances under this Section 9(k) where the Indemnifying Party has agreed to pay the fees, costs and expenses of the Indemnified Parties, such fees, costs and expenses shall be reasonable. The parties agree to cooperate and coordinate in connection with the defense, compromise or settlement of any Indemnifiable Claims.
(viii) In addition to (but without duplication of) the Indemnified Party’s right to indemnification as set forth in this Section 9(k), if so requested by an Indemnified Party, the Indemnifying Party shall also advance to such Indemnified Party (within five Business Days of such request) any and all reasonable fees, costs and expenses incurred by an Indemnified Party in accordance with this Section 9(k) in connection with investigating, defending, being a witness in or participating in (including any appeal), or preparing to defend, be a witness in or participate in, any Indemnifiable Claim, including, without duplication, reasonable fees and expenses of counsel, accountants, consultants and other experts (an “Expense Advance”).
(ix) Each Individual Stockholder agrees that he or she will repay Expense Advances made to him or her (or paid on his or her behalf) by the Indemnifying Party pursuant to this Section 9(k) if it is ultimately finally determined by a court of competent jurisdiction that he or she is not entitled to be indemnified pursuant to this Section 9(k).
[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, Parent has caused this Agreement to be signed by its officer thereunto duly authorized and each Stockholder has signed this Agreement, all as of the date first written above.
LG LEOPARD CANADA LP
By:	LG LEOPARD GP CANADA INC., its general partner
By:	/s/ Wayne Levin
Name:	Wayne Levin
Title:	President, General Counsel and Secretary
LIONS GATE ENTERTAINMENT CORP.
By:	/s/ Wayne Levin
Name:	Wayne Levin
Title:	General Counsel and Chief Strategic Officer
[Parent Signature Page to Voting Agreement]

JOHN C. MALONE
/s/ John C. Malone
LESLIE MALONE
/s/ Leslie Malone

[Stockholder Signature Page to Voting Agreement]

THE TRACY L. NEAL TRUST A
By:	/s/ David Thomas III
Name:	David Thomas III
Title:	Trustee
THE EVAN D. MALONE TRUST A
By:	/s/ David Thomas III
Name:	David Thomas III
Title:	Trustee
[Stockholder Signature Page to Voting Agreement]

ROBERT R. BENNETT
/s/ Robert R. Bennett
DEBORAH J. BENNETT
/s/ Deborah J. Bennett
HILLTOP INVESTMENTS, LLC
By:	/s/ Robert R. Bennett
Name:	Robert R. Bennett
Title:	Manager
[Stockholder Signature Page to Voting Agreement]

STARZ
By:	/s/ Christopher P. Albrecht
Name:	Christopher P. Albrecht
Title:	Chief Executive Officer
[Company Signature Page to Voting Agreement]

Schedule A
Name and Address of Individual Stockholders	Number of Subject Shares Owned Beneficially or of Record (Other than Proxy Shares)
John C. Malone 12300 Liberty Blvd., 2nd Floor Englewood, CO 80112	Series A: -0- Series B: 5,832,020
Leslie Malone 12300 Liberty Blvd., 2nd Floor Englewood, CO 80112	Series A: 101,778 Series B: 230,564
Tracy M. Neal Trust A Attn: David Thomas, III, Trustee 8400 East Prentice Avenue, Suite 1500 Greenwood Village, CO 80111	Series A: -0- Series B: 52,508
Evan D. Malone Trust A Attn: David Thomas, III, Trustee 8400 East Prentice Avenue, Suite 1500 Greenwood Village, CO 80111	Series A: -0- Series B: 71,637
Robert R. and Deborah J. Bennett 10900 Hilltop Road Parker, CO 80134	Series A: 13,967 Series B: 658,392
Hilltop Investments, LLC 10900 Hilltop Road Parker, CO 80134	Series A: -0- Series B: 19,623
Schedule B
Name and Address of Parent Purchaser	Number of Subject Shares Owned of Record
LG Leopard Canada LP 2700 Colorado Avenue; Santa Monica, CA 90404	Series A: 2,118,038 Series B: 2,590,597

Annex G
STOCK EXCHANGE AGREEMENT
This STOCK EXCHANGE AGREEMENT, dated as of June 30, 2016, and effective as of any Specified Termination Event (defined below) (this “Agreement”), is made by and among Lions Gate Entertainment Corp., a corporation organized and existing under the laws of British Columbia (“Lionsgate”), Orion Arm Acquisition Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Lionsgate (“Purchaser”), and the stockholders listed on Schedule 1 (each a “Stockholder,” and collectively the “Stockholders”).
R E C I T A L S:
WHEREAS, concurrently with the execution and delivery of this Agreement, Lionsgate, Starz, a Delaware corporation (“Starz”) and Orion Arm Acquisition Inc., a Delaware corporation and a wholly owned Subsidiary of Lionsgate (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof  (as the same may be amended or supplemented, the “Merger Agreement”), that provides, among other things, for the merger of Merger Sub with and into Starz, upon the terms and subject to the conditions set forth in the Merger Agreement;
WHEREAS, in connection with the transactions contemplated by the Merger Agreement, Lionsgate, the Stockholders and Starz are entering into a Voting Agreement, dated as of the date hereof, with respect to Lionsgate’s and the Stockholders’ shares of Starz Common Stock (as the same may be amended or supplemented, the “Voting Agreement”);
WHEREAS, in connection with the transactions contemplated by the Merger Agreement, Lionsgate, Starz, and certain stockholders of Lionsgate are entering into a series of Voting Agreements, dated as of the date hereof, with respect to such stockholders’ shares of Lionsgate Common Stock (collectively, as the same may be amended or supplemented, the “LDM Voting Agreements”);
WHEREAS, this Agreement shall become effective upon the termination of the Merger Agreement in accordance with (i) Section 7.1(b)(iii) of the Merger Agreement (Failure to Obtain Company Stockholder Approval), (ii) Section 7.1(c)(i) of the Merger Agreement (Company Superior Proposal) or (iii) Section 7.1(d)(i) of the Merger Agreement (Change of Recommendation by Company) (any such termination, a “Specified Termination Event”);
WHEREAS, as of the date of this Agreement, each Stockholder owns, and at all times prior to the Closing will own, the number of shares of Series B common stock, par value $0.01 per share (“Starz Series B Common Stock”), of Starz set forth opposite the name of such Stockholder on Schedule 1, representing in the aggregate as of the date hereof approximately 69.6% of the total voting power of the issued and outstanding shares of Starz Series B Common Stock;
WHEREAS, in the event of a Specified Termination Event, each Stockholder wishes to transfer the Starz Exchange Shares (as defined below) to Purchaser in exchange for the Lionsgate Exchange Consideration (as defined below), and Purchaser wishes to acquire the Starz Exchange Shares from the Stockholders in exchange for the Lionsgate Exchange Consideration, on the terms and conditions set forth in this Agreement (the “Exchange”);
NOW, THEREFORE, the Parties agree as follows:
Article 1
Effectiveness
Section 1.1   Effectiveness. This Agreement shall become effective only upon the occurrence of a Specified Termination Event.

Article 2
Exchange of Shares
Section 2.1   Exchange. Subject to the terms and conditions hereof, at the Closing:
(a) Each Stockholder shall convey, transfer and deliver to Purchaser, free and clear of any liens, pledges, charges and security interests and similar encumbrances (“Liens”) (other than transfer restrictions imposed by applicable securities laws), the shares of Starz Series B Common Stock (the “Starz Exchange Shares”), listed opposite such Stockholder’s name on Schedule 1; and
(b) Purchaser shall convey, transfer and deliver to each Stockholder, free and clear of any Liens (other than transfer restrictions imposed by applicable securities laws) for each Starz Exchange Share:
(i) $7.26 in cash without interest thereon (the “Lionsgate Cash Consideration”); plus
(ii) 1.2642 shares of common stock, without par value, of Lionsgate (“Lionsgate Common Stock”) (the “Lionsgate Exchange Shares,” together with the Lionsgate Cash Consideration, the “Lionsgate Exchange Consideration”); provided, however, that in the event that either (x) John C. Malone sends written notice to Purchaser at least five (5) Business Days prior to the Closing that the Stockholders are irrevocably electing to receive the Lionsgate Alternate Cash Consideration (as defined below), (y) the Exchange Approval Meeting has occurred and the Stockholder Approval (as defined below) shall not have been obtained, or (z) 120 days have elapsed after the occurrence of a Specified Termination Event (such 120th day, the “End Date”), Purchaser shall substitute $29.04 in cash without interest thereon for each Lionsgate Exchange Share (the “Lionsgate Alternate Cash Consideration” and together with the Lionsgate Cash Consideration, the “Lionsgate Alternate Exchange Consideration”).
Section 2.2   Closing.
(a) The closing of the Exchange (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 at 10:00 a.m. (Eastern time) on the fifth (5th) Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article 5 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing among the Parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
(b) At the Closing:
(i) Each Stockholder shall deliver, or cause to be delivered, to Purchaser (1) either one or more original share certificate(s), duly endorsed or with stock powers duly executed in favor of Purchaser, and with any required stock transfer stamps affixed thereto or evidence of book entry delivery, representing all of such Stockholder’s Starz Exchange Shares; (2) the certificate required by Section 5.2(b); (3) a duly executed certificate of non-foreign status, dated as of the Closing Date, substantially in the form of the sample certification set forth in U.S. Treasury Regulations Section 1.1445-2(b)(2)(iv)(A) or (B), as applicable; and (4) all other certificates, instruments and documents executed and delivered by a Stockholder as are either necessary or as Purchaser may reasonably request in order to effectively transfer ownership and control of such Stockholder’s Starz Exchange Shares to Purchaser.
(ii) Purchaser shall deliver, or cause to be delivered, to each Stockholder, (1) the Lionsgate Cash Consideration, and, if applicable, the Lionsgate Alternate Cash Consideration, for such Stockholder’s Starz Exchange Shares pursuant to Section 2.1(b), by wire transfer of immediately available funds to one or more bank accounts designated in writing by such Stockholder (such designation to be made at least two (2) Business Days prior to the Closing Date); (2) if applicable, either one or more original share certificates issued to and registered in the name of such Stockholder and with any required stock transfer stamps affixed thereto or evidence of book entry delivery evidencing the issuance of, the number of the Lionsgate Exchange Shares to be conveyed to such Stockholder pursuant to Section 2.1(b); and (3) the certificate required by Section 5.3(b).

Section 2.3   Further Assurances. If, at any time before or after the Closing, one of the Parties reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Exchange or to carry out the purposes and intent of this Agreement at or after the Closing, then Lionsgate, Purchaser, each Stockholder and, as applicable, their respective trustees, officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Exchange and to carry out the purposes and intent of this Agreement.
Section 2.4   Adjustments. Wherever in this Agreement there is a reference to a specific number of the Starz Exchange Shares or the Lionsgate Exchange Shares, then, upon the occurrence of any subdivision, combination, reclassification or share dividend of the Starz Exchange Shares or the Lionsgate Exchange Shares, the specific number of such shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination, reclassification or share dividend.
Section 2.5   Tax. Each Party will have the right to deduct and withhold from any payment made pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under any applicable tax Law. To the extent any amounts are so deducted or withheld, such amounts shall be paid to the appropriate tax authorities and treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
Article 3
Representations and Warranties
Section 3.1   Representations and Warranties of Each Party. Except as otherwise specified below, each of the Parties represents and warrants to the other Parties, severally and not jointly and severally, solely with respect to itself, as follows:
(a) Due Organization and Good Standing. If such Party is not an individual, it is duly incorporated or organized, validly existing and in good standing (to the extent that its jurisdiction of organization recognizes the concept of good standing) under the laws of its jurisdiction of incorporation or organization.
(b) Authority. Other than, in the case of Lionsgate, the Stockholder Approval (as defined below), it has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by it has been duly and validly authorized by all requisite action, and no other proceedings on its part are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by it and, assuming the due authorization, execution and delivery by the other parties to this Agreement, constitutes a legal, valid and binding obligation of it, enforceable against such Party in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. It has not granted nor is it a party to any proxy, voting trust or other agreement that is inconsistent with, conflicts with or violates any provision of this Agreement.
(c) Governmental Approval. The execution and delivery by it of this Agreement and the performance of its obligations hereunder requires no action by or in respect of, or filing with, any Governmental Authority, other than (i) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (the “HSR Act”) and any other applicable Competition Laws outside the United States, (ii) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable securities Laws and (iii) any actions or filings under Laws (other than Competition Laws) the absence of which would not reasonably be expected, individually or in the aggregate, to materially and adversely affect its ability to timely perform its obligations and consummate the transactions contemplated hereunder or thereunder.
(d) Finders’ Fees. Except for the fee payable by the Stockholders or their Affiliates to Kern Consulting, LLC, and except for the fees payable by Parent or its Affiliates to PJT Partners LP, J.P. Morgan Securities

LLC, and Deutsche Bank Securities Inc., there are no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of it who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement from such Stockholder or any of its Affiliates (in the case of a Stockholder) or Purchaser, Lionsgate or any of their respective Affiliates (in the case of Purchaser and Lionsgate).
(e) Non-Contravention. The execution, delivery and performance by it of this Agreement does not (i) violate any applicable Law, (ii) conflict with or constitute a default, breach or violation of  (with or without notice or lapse of time, or both) the terms, conditions or provisions of, or result in the acceleration of  (or the creation in any person of any right to cause the acceleration of) any performance of any obligation or any increase in any payment required by, or the termination, suspension, modification, impairment or forfeiture (or the creation in any person of any right to cause the termination, suspension, modification, impairment or forfeiture) of any contract, agreement or instrument to which it is subject, which would prevent it from performing any of its obligations hereunder or thereunder except where any such event would not have a material adverse effect on such Party’s ability to consummate the transactions contemplated hereby, or (iii) require any consent by or approval of or notice to any other person or entity (other than a Governmental Authority) except where the failure to obtain such consent or approval or make such notice would not have a material adverse effect on such Party’s ability to consummate the transactions contemplated hereby.
(f) Investment Intent. It is acquiring the Lionsgate Exchange Shares and the Starz Exchange Shares, as applicable, for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. It has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment and is capable of bearing the economic risks of such investment. It further acknowledges that none of Stockholder or any of its Affiliates or representatives (in the case of Purchaser and Lionsgate) or Purchaser, Lionsgate or any of their respective Affiliates or representatives (in the case of a Stockholder) has rendered any investment advice or securities valuation advice to it, and that it is neither subscribing for nor acquiring any interest in reliance upon, or with the expectation of, any such advice. In the case of a Stockholder, each Stockholder acknowledges that the Lionsgate Exchange Shares have not been registered under the Securities Act or any state or foreign securities Laws, and agrees that the Lionsgate Exchange Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable. In the case of Purchaser, Purchaser acknowledges that the Starz Exchange Shares have not been registered under the Securities Act or any state or foreign securities Laws, and agrees that the Starz Exchange Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable. Each Party represents that it is an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act).
(g) No Other Representations and Warranties. It acknowledges and agrees that no other Party nor any other Party’s agents or representatives makes or has made (i) any express or implied representation or warranty on behalf of such other Party other than those expressly set forth in this Article 3 or (ii) any representations or warranties with respect to any financial projections, financial forecasts or forward-looking information provided to it.
Section 3.2   Additional Representations and Warranties of Stockholders. Each Stockholder represents and warrants to Purchaser as follows:
(a) Ownership; Title to Starz Series B Common Stock. As of the date of this Agreement, such Stockholder is the sole and exclusive record (except to the extent such shares are held in the name of securities intermediaries in brokerage accounts) and beneficial owner of the Starz Series B Common Stock set forth opposite such Stockholder’s name on Schedule 1, in each case, free and clear of any Liens (other than transfer restrictions imposed by applicable securities laws), and no Stockholder “beneficially owns” (as defined in Rule 13d-3 of the Exchange Act) any Series B Common Stock of Starz other than as set forth on Schedule 1. Upon the delivery by such Stockholder at the Closing of the Starz Exchange Shares in the

manner provided in Section 2.2, Purchaser will hold good and valid title to such Starz Exchange Shares, free and clear of all Liens (other than transfer restrictions imposed by applicable securities laws).
(b) No Interest in Lionsgate. As of the date of this Agreement, except as set forth on Schedule 2, such Stockholder does not own, of record or beneficially, and at all times prior to the Closing will not so own, any shares of Lionsgate Common Stock or other share capital of, or other voting or equity interests in, Lionsgate.
Section 3.3   Additional Representations and Warranties of Lionsgate and Purchaser. Lionsgate and Purchaser, jointly and severally, represent and warrant to each Stockholder as follows:
(a) Purchaser. Lionsgate indirectly owns all of the outstanding shares of Purchaser.
(b) Lionsgate Exchange Shares. Subject to receipt of the applicable Stockholder Approval (as defined below), the Lionsgate Exchange Shares to be issued to each Stockholder at the Closing will be duly authorized and validly issued to the appropriate Stockholder in accordance with the terms of Lionsgate’s organizational documents as they are in effect as of the Closing Date.
(c) Title. Upon the delivery to each Stockholder by Purchaser at the Closing of the Lionsgate Exchange Shares in the manner provided in Section 2.2, each Stockholder will hold good and valid title to such Lionsgate Exchange Shares, free and clear of all Liens (other than transfer restrictions imposed by applicable securities laws).
Article 4
Certain Covenants
Section 4.1   Confidentiality. Except as required by applicable Law, prior to and following the Closing, no Party shall make, or permit any of its agents, representatives or advisors to make, any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of each other Party.
Section 4.2   Reasonable Best Efforts.
(a) Governmental and Third Party Approvals. Each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Exchange and the other transactions contemplated hereby, including (i) preparing and filing as soon as practicable after the date hereof all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such actions as are reasonably necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by any Governmental Authority or other third party, including filings pursuant to the HSR Act or as required by any other Governmental Authority relating to antitrust, competition, trade, pre-merger notification or other regulatory matters, (ii) obtaining all necessary consents, approvals, authorizations or waivers from, and providing notices to, third parties, including providing any further information as may be required by such third party; provided, however, that no consent of any third party (excluding Government Authorities) shall be a condition to the closing of the transactions contemplated by this Agreement pursuant to Article 5, and (iii) the execution and delivery of any additional instruments required by applicable Law necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement. Each of the Parties shall submit any notifications required pursuant to the HSR Act no later than 10 Business Days following the date of a Specified Termination Event. Each of the Parties hereto shall furnish to the other Parties such necessary information and reasonable assistance as such other Party may reasonably request in connection with the foregoing. In addition, each of the Parties hereto shall consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such Party with any third party or any other information supplied by such Party to a third party in connection with this Agreement and the transactions contemplated by this Agreement.
(b) Notification. Each of the Parties shall keep the others reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby. In that regard, each Party shall without limitation use its reasonable best efforts to (i) promptly notify the other of, and if in writing, furnish the other with copies of  (or, in the case of material oral communications, advise the other orally of) any material communications from or with any Governmental Authority or other third party with respect to the Exchange or any of the other transactions contemplated by this Agreement, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority or other third party with respect to the Exchange or any of the other transactions contemplated by this Agreement, (iii) to the extent reasonably practical, not participate in any meeting or teleconference with (A) any Governmental Authority with respect to the Exchange or any of the other transactions contemplated by this Agreement and (B) any third party (excluding Governmental Authorities) with respect to any material consent, approval or waiver in connection with the Exchange or any of the other transactions contemplated by this Agreement, in each case, unless it consults with the other in advance and, to the extent permitted by such Governmental Authority or other third party, as applicable, gives the other the opportunity to attend and participate thereat, and (iv) furnish the other with such necessary information and reasonable assistance as the other Parties may reasonably request in connection with its preparation of necessary filings or submissions of information to any such third party.
(c) No Divestitures. In furtherance of the covenants set forth in Section 4.2(a), if any objections are asserted with respect to the transactions contemplated hereby under any domestic or foreign antitrust or competition Law or if any Action is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice, Competition Bureau (Canada) or any other applicable Governmental Authority challenging any of the transactions contemplated hereby or which would otherwise prohibit or materially impair or delay the consummation of the transactions contemplated hereby, the Parties shall take all reasonable actions necessary to resolve any such objections or Actions (or threatened Actions) so as to permit the transactions contemplated hereby to close as soon as reasonably practicable; provided, however, that nothing in this Agreement shall obligate any Party to become subject to, consent to or agree to, or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change its respective assets or business (including that of their Affiliates) in any manner.
Section 4.3   Certain Litigation. The Parties shall promptly advise each other of any Action or stockholder litigation commenced after the date hereof against such Party or any of its directors or trustees relating to this Agreement, the Exchange, and the transactions contemplated hereby and shall keep the other Parties reasonably informed regarding any such Action or stockholder litigation against any such Party or any of its directors or trustees. The Stockholders shall give Lionsgate the opportunity to consult with Stockholders regarding the defense or settlement of any such Action or stockholder litigation and shall consider Lionsgate’s views with respect to such Action or stockholder litigation and shall not settle any such Action or stockholder litigation without the prior written consent of Lionsgate (such consent not to be unreasonably withheld, conditioned or delayed).
Section 4.4   Listing. Subject to receipt of the Stockholder Approval (as defined below), Lionsgate shall use reasonable best efforts to cause the Lionsgate Exchange Shares to be authorized for listing on the NYSE, subject to official notice of issuance, as of immediately after the Closing.
Section 4.5   Shareholder Approval. If the Exchange Approval Meeting has not occurred prior to a Specified Termination Event, then, as promptly as practicable following the occurrence of a Specified Termination Event, to the extent that Lionsgate is required by applicable stock exchange rules to obtain stockholder approval of the issuance of the Lionsgate Exchange Shares, Lionsgate shall prepare and file with the SEC, an appropriate proxy statement (the “Proxy Statement”) seeking approval of the transactions contemplated by this Agreement (the “Stockholder Approval”). Lionsgate shall use its reasonable best efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC. Each Stockholder shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Proxy Statement. Lionsgate shall duly give notice of, convene and hold a stockholders’ meeting (the “Stockholders’ Meeting”) as promptly as practicable following the date the Proxy Statement is filed, but no later than 120 days after the Specified Termination Event, for the purpose of seeking the Stockholder Approval (or adjournment of the Stockholders’ Meeting under certain circumstances) and shall, (a) recommend to its stockholders approval of the issuance of Lionsgate Exchange Shares and include in the Proxy Statement such recommendation and (b) use its reasonable best efforts to solicit such approval and obtain the Stockholder Approval. Once the Stockholders’ Meeting has been called and noticed, Lionsgate may only adjourn or postpone the Stockholders’ Meeting (x) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the Stockholder Approval, or (y) if, as of the time for which the Stockholders’ Meeting is originally scheduled, there are insufficient shares of Lionsgate common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting and, in any such case (clause (x) or (y)), only for a minimum period of time reasonable under such circumstance. Lionsgate shall ensure that the Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Stockholders’ Meeting are solicited in compliance with applicable Law, the rules of NYSE and the organizational documents of Lionsgate.
Section 4.6   Termination of Irrevocable Proxies. Each applicable Stockholder and Lionsgate shall cause their Affiliates to, take all actions to revoke and terminate the irrevocable proxies, dated as of March 27, 2015, granted by LG Leopard Canada LP, a Canadian limited partnership and an indirect wholly owned subsidiary of Lionsgate, in favor of such Stockholder.
Article 5
Conditions Precedent
Section 5.1   Conditions to Obligations of Purchaser and Stockholder. The obligations of Lionsgate, Purchaser and each Stockholder to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions (except to the extent waived in writing by Lionsgate, Purchaser and each Stockholder):
(a) No Injunction, Etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law, and no judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining Lionsgate, Purchaser or any Stockholder from consummating the Closing shall have been entered.
(b) Antitrust Waiting Periods. Any waiting period applicable to consummation of the Exchange under the HSR Act or the Competition Laws of Germany shall have expired or been terminated.
(c) Takeover Defenses. Starz shall not have adopted any shareholder rights plan or other anti-takeover provisions which would materially and adversely affect any Stockholder, Lionsgate or Purchaser’s ability to perform its obligations and consummate the transactions contemplated hereunder or to acquire any share capital of, or other voting or equity interests in, Starz.
(d) State Takeover Statutes. No “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law shall be applicable to this Agreement or any of the transactions contemplated hereby.
Section 5.2 Conditions to Obligations of Lionsgate and Purchaser. The obligation of Lionsgate and Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions (except to the extent waived in writing by Lionsgate and Purchaser):
(a) Stockholder Representations and Warranties; Covenants. The representations and warranties of each Stockholder contained in Section 3.2(a) shall be true and correct in all respects at and as of the Closing Date with the same effect as though made at and as of such time (except for representations that are as of a specific date which representations shall be true and correct in all respects as of such date). The other representations and warranties of each Stockholder contained in Article 3 shall be true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of such time (except for representations that are as of a specific date which representations shall be true and correct in all material respects as of such date). Each Stockholder shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Stockholder at or prior to the Closing.

(b) Stockholder Certificate. Each Stockholder shall have delivered to Purchaser a certificate, dated as of the Closing Date, signed by such Stockholder certifying that the conditions set forth in Section 5.2(a) above are satisfied.
(c) Other Closing Deliverables. Each Stockholder shall have delivered or shall have caused to be delivered to Purchaser the closing deliverables contemplated by Section 2.2(b)(i).
(d) Stockholder Approval. Either (i) the Exchange Approval Meeting has occurred or (ii) the End Date shall have occurred.
Section 5.3   Conditions to Obligations of Stockholders. The obligation of each Stockholder to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions (except to the extent waived in writing by such Stockholder):
(a) Lionsgate and Purchaser Representations and Warranties; Covenants. The representations and warranties of Lionsgate and Purchaser contained in Article 3 shall be true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of such time (except for representations that are as of a specific date which representations shall be true and correct in all material respects as of such date). Lionsgate and Purchaser shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Lionsgate and Purchaser at or prior to the Closing.
(b) Officer Certificate. Purchaser shall have delivered to Stockholders a certificate, dated as of the Closing Date, signed by a duly authorized officer of Purchaser certifying that the conditions set forth in Section 5.3(a) are satisfied.
(c) Other Closing Deliverables. Purchaser shall have delivered to Stockholder the closing deliverables contemplated by Section 2.2(b)(ii).
Article 6
Termination
Section 6.1 Termination. This Agreement may be terminated at any time prior to the Closing:
(a) by the written agreement of Purchaser and each Stockholder;
(b) by Purchaser by written notice to the Stockholders, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of any Stockholder set forth in this Agreement shall have occurred that would cause the condition set forth in Section 5.2(a) not to be satisfied and such breach is uncurable or has not been cured within ten (10) days following written notice thereof to the Stockholders;
(c) by any Stockholder by written notice to Purchaser, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Purchaser or Lionsgate set forth in this Agreement shall have occurred that would cause the condition set forth in Section 5.3(a) not to be satisfied and such breach is uncurable or has not been cured within ten (10) days following written notice thereof to Purchaser;
(d) by either Purchaser or any Stockholder if  (A) there shall be any Law that makes consummation of the Closing illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining the Parties from consummating the Closing is entered and such judgment, injunction, order or decree shall have become final and nonappealable; or
(e) by either Purchaser or any Stockholder if the Closing shall not have occurred by the date that is six months after the occurrence of a Specified Termination Event; provided, however, that if the Closing shall not have occurred by such date solely because the conditions set forth in Section 5.1(b) have not been satisfied by such date, either the Stockholders or Lionsgate may extend such date for a period not to exceed ninety (90) days by written notice to the other (such date, as may be so extended, the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 6.1(e) or extend the Outside

Date shall not be available to any Party if the failure of the Closing to occur by the Outside Date shall have been caused by, or resulted from, the failure of such Party to perform or observe the covenants and agreements of such Party set forth in this Agreement or a breach of such Party’s representations and warranties set forth in this Agreement.
Section 6.2   Effect of Termination.
(a) If this Agreement is terminated pursuant to Section 6.1, this Agreement shall become void and of no effect without liability of any Party (or any of its directors, officers, employees, stockholders, Affiliates, agents, successors or assigns) to the other Parties, provided that no such termination (nor any provision of this Agreement) shall relieve any Party from liability for any damages for fraud or for intentional breach of any covenant or agreement hereunder. The provisions of this Section 6.2, Section 4.1, Article 7 and Article 8 shall survive any termination hereof pursuant to Section 6.1.
Article 7
Definitions
Section 7.1   Certain Terms. The following terms have the meanings given to them below:
“Action” means any claim, action, suit, proceeding, arbitration, mediation or investigation by or before any Governmental Authority.
“Affiliate” means with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that, except as otherwise specified in this Agreement, none of Starz, Liberty Media Corporation, Liberty Interactive Corporation, Liberty TripAdvisor Holdings, Inc., Liberty Broadband Corporation, Liberty Global PLC, Discovery Communications, Inc. or any of their respective Affiliates will be treated as Affiliates of any Stockholder or any Affiliate of any Stockholder for any purpose hereunder; and provided, further, that none of MHR Advisors LLC, MHR Institutional Advisors II LLC, MHR Institutional Advisors III LLC, MHR Capital Partners Master Account LP, MHR Capital Partners (100) LP, MHR Institutional Partners II LP, MHR Institutional Partners IIA LP, MHR Institutional Partners III LP, MHRC LLC, MHRC II LLC, MHR Fund Management LLC, MHR Holdings LLC, Mark H. Rachesky, M.D. or any of their respective Affiliates will be treated as Affiliates of Lionsgate or Purchaser or any of their Subsidiaries or any of their respective Affiliates for any purpose hereunder. In the case of individual Stockholder, such Stockholder’s Affiliates shall include members of such Stockholder’s immediate family.
“Business Day” means any day that is not (i) a Saturday, (ii) a Sunday or (iii) any other day on which commercial banks are authorized or required by law to be closed in the City of New York.
“Competition Laws” means Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.
“Exchange Approval Meeting” means the Parent Stockholders’ Meeting as defined in the Merger Agreement or, if the Parent Stockholders’ Meeting is not held, the Stockholders’ Meeting.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator and any self-regulatory organization.
“Laws” means any statute, law, ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Authority.
“NYSE” means the New York Stock Exchange.
“Order” means any judgment, order, writ, award, preliminary or permanent injunction or decree of any Governmental Authority.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.
“Third Party” means, with respect to Purchaser, any Person who is not an Affiliate of such Purchaser.
“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Starz Exchange Shares or Lionsgate Exchange Shares, as applicable, owned by a Person or any interest (including but not limited to a beneficial interest) in any Starz Exchange Shares or Lionsgate Exchange Shares, as applicable, owned by a Person.
Section 7.2   Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “Party” or “Parties” shall refer to parties to this Agreement. The headings of Articles and Sections in this Agreement and the captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning given to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. Unless the context otherwise requires (i) “or” is disjunctive but not necessarily exclusive and (ii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference in this Agreement to Dollars or $ shall mean U.S. dollars. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.
Article 8
Miscellaneous
Section 8.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via facsimile or e-mail or (b) on the first Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, that should any such delivery be made by facsimile or e-mail, the sender shall also send a copy of the information so delivered on or before the next Business Day by a nationally recognized overnight courier:
if to a Stockholder: at the address of such Stockholder set forth on Schedule 1 with a copy to (which shall not constitute notice):
Sherman & Howard L.L.C. 633 17th Street, Suite 3000 Denver, CO 80202
Facsimile:	303 298-0940
Attention:	Steven D. Miller
if to Lionsgate or Purchaser:
Lions Gate Entertainment Corp. 2700 Colorado Avenue Santa Monica, California 90404
Facsimile:	310-496-1359
Attention:	Wayne Levin
Email:	wlevin@lionsgate.com
with a copy to (which shall not constitute notice):
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019
Facsimile:212 403-2000
Attention:	David E. Shapiro Gordon S. Moodie
Email:	DEShapiro@wlrk.com GSMoodie@wlrk.com
Section 8.2   Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile or e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.
Section 8.3   Amendment; Waiver. This Agreement may be amended or supplemented at any time by additional written agreements signed by, or on behalf of each of the Parties and by Starz provided that, in the case of Starz, such amendment will be subject to approval by a majority of the independent directors of Starz (as independence is determined under the rules of The Nasdaq Stock Market). This Agreement may not be amended, modified or supplemented in any manner, and waivers of or consents to departures from the provisions hereof may not be given, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of  (i) each of the Parties and (ii) Starz provided that, in the case of Starz, such amendment will be subject to approval by a majority of the independent directors of Starz (as independence is determined under the rules of The Nasdaq Stock Market). No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by Law.
Section 8.4   Expenses. Purchaser shall pay (i) up to an amount equal to $1,600,000.00, minus all amounts reimbursed pursuant to Section 8(j) of the Voting Agreement, for reasonable out-of-pocket costs and expenses incurred by the Stockholders, including the reasonable fees, charges and disbursements of counsel for the Stockholders in connection with the preparation, negotiation, execution and delivery of this Agreement and (ii) any required filing fee in connection with the filings described in Section 4.2(a)(i). Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not consummated, shall be paid by the party incurring such cost or expense.

Section 8.5   Governing Law. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.
Section 8.6   Entire Agreement; Third Party Beneficiaries. This Agreement (including the schedules and exhibits thereto and other documents and the instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and neither party is relying on any other oral or written representation, agreement or understanding and no party makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement other than as set forth in this Agreement. This Agreement is not intended to confer upon any Person other than the parties hereto and Starz, any rights or remedies. The Parties hereby acknowledge and agree that Starz is an express third party beneficiary of this Agreement, including, without limitation, Section 8.3, this Section 8.6, and the definition of Specified Termination Event, and the Parties shall not waive or amend such provisions without the express written consent of Starz, which may be withheld in Starz’s sole discretion (as determined by the act of a majority of the independent directors of the Company (as independence is determined under the rules of The Nasdaq Stock Market)).
Section 8.7   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.
Section 8.8   Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties hereto without the prior written consent of the other Parties; provided that this Agreement and the obligations hereunder shall be binding upon any Person to whom record or beneficial ownership of any Starz Exchange Shares shall pass by operation of law or otherwise, including to the extent applicable, any Stockholder’s heirs, guardians, administrators or successors (and any such Person shall agree to be bound by this Agreement). Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
Section 8.9   Specific Performance. The Parties agree that irreparable damage would occur to the Parties hereto, as well as Starz as an express third party beneficiary hereof, if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties, as well as Starz as an express third party beneficiary hereof, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 8.12, in addition to any other remedy to which they are entitled at law or in equity.
Section 8.10   Failure or Delay Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
Section 8.11   Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 8.12   Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such court.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.
LIONS GATE ENTERTAINMENT CORP.
By:	/s/ Wayne Levin
Name: Wayne Levin
Title: General Counsel and Chief Strategic Officer
ORION ARM ACQUISITION INC.
By:	/s/ Wayne Levin
Name: Wayne Levin
Title: President, General Counsel and Secretary
[Signature Page to Stock Exchange Agreement]

JOHN C. MALONE

/s/ John C. Malone
John C. Malone

LESLIE MALONE

/s/ Leslie Malone
Leslie Malone
[Signature Page to Stock Exchange Agreement]

THE TRACY L. NEAL TRUST A

By:	/s/ David Thomas III
Name: David Thomas III
Title: Trustee

THE EVAN D. MALONE TRUST A

By:	/s/ David Thomas III
Name: David Thomas III
Title: Trustee
[Signature Page to Stock Exchange Agreement]

ROBERT R. BENNETT

/s/ Robert R. Bennett
Robert R. Bennett

DEBORAH J. BENNETT

/s/ Deborah J. Bennett
Deborah J. Bennett
HILLTOP INVESTMENTS, LLC

By:	/s/ Robert R. Bennett
Name: Robert R. Bennett
Title: Manager
[Signature Page to Stock Exchange Agreement]

Schedule 1
Stockholder	Starz Series B Common Stock
John C. Malone 12300 Liberty Blvd., 2nd Floor Englewood, CO 80112	5,832,020
Leslie Malone 12300 Liberty Blvd., 2nd Floor Englewood, CO 80112	230,564
The Tracy L. Neal Trust A Attn: David Thomas, III, Trustee 8400 East Prentice Avenue, Suite 1500 Greenwood Village, CO 80111	52,508
The Evan D. Malone Trust A Attn: David Thomas, III, Trustee 8400 East Prentice Avenue, Suite 1500 Greenwood Village, CO 80111	71,637
Robert R. and Deborah J. Bennett 10900 Hilltop Road Parker, CO 80134	658,392
Hilltop Investments, LLC 10900 Hilltop Road Parker, CO 80134	19,623
Schedule 1

Schedule 2
Stockholder	Lionsgate Common Stock
The Malone Family Land Preservation Foundation 12300 Liberty Blvd., 2nd Floor Englewood, CO 80112	250,000
The Malone Family Foundation 12300 Liberty Blvd., 2nd Floor Englewood, CO 80112	306,500
The John C. Malone June 2003 Charitable Remainder Unitrust 12300 Liberty Blvd., 2nd Floor Englewood, CO 80112	539,657
Malone Starz 2015 Charitable Remainder Unitrust 12300 Liberty Blvd., 2nd Floor Englewood, CO 80112	3,871,538

Schedule 2

Annex H
INVESTOR RIGHTS AGREEMENT
dated as of
November 10, 2015
among
MHR FUND MANAGEMENT, LLC,
LIBERTY GLOBAL INCORPORATED LIMITED,
DISCOVERY LIGHTNING INVESTMENTS LTD.,
LIONS GATE ENTERTAINMENT CORP.,
LIBERTY GLOBAL PLC,
DISCOVERY COMMUNICATIONS, INC.
and
the Mammoth Funds (as defined herein)

H-i

INVESTOR RIGHTS AGREEMENT
INVESTOR RIGHTS AGREEMENT (this “Agreement”) dated as of November 10, 2015 among MHR Fund Management, LLC, a Delaware limited liability company (“Mammoth”), Liberty Global Incorporated Limited, a limited company organized under the laws of England and Wales (“Leopard”), Discovery Lightning Investments Ltd., a limited company organized under the laws of England and Wales (“Dragon”), Lions Gate Entertainment Corp., a corporation organized under the laws of British Columbia, Canada (the “Company”), Liberty Global plc, a public limited company organized under the laws of England and Wales (“Leopard Parent”), Discovery Communications, Inc., a Delaware corporation (“Dragon Parent” and, together with Mammoth and Leopard Parent, the “Investors” and each, an “Investor”), and the affiliated funds of Mammoth party hereto (the “Mammoth Funds”).
W I T N E S S E T H:
WHEREAS, concurrently with the execution of this Agreement, the Mammoth Funds, Leopard, Leopard Parent, Dragon and Dragon Parent are entering into an agreement pursuant to which, among other things, the Mammoth Funds have agreed to sell to Leopard and Dragon, and Leopard and Dragon have agreed to purchase from the Mammoth Funds, 10,000,000 Common Shares (as defined below) in the aggregate (the “Purchase Agreement”);
WHEREAS, concurrently with the execution of this Agreement, the Company, Leopard, Dragon, Mammoth, John C. Malone (“M”), Leopard Parent, Dragon Parent and certain affiliated funds of Mammoth are entering into a voting and standstill agreement (the “Voting and Standstill Agreement”); and
WHEREAS, in connection with the Purchase Agreement and the Voting and Standstill Agreement, the parties hereto wish to enter into this Agreement.
NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE 1
Definitions
Section 1.01.   Definitions. (a) As used herein, the following terms have the following meanings:
“Affiliate” means, with respect to any Person, (i) any Controlled Person of such Person, (ii) any other Person directly or indirectly controlling, controlled by or under common control with such Person or (iii) any Person (and its Subsidiaries) in relation to which such Person or any of its Controlled Persons is required, from time to time, whether alone or as part of a group, to make or maintain a filing with the SEC on Schedule 13D. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, that in no event shall the Company or any of its Subsidiaries or controlled Affiliates be considered an Affiliate of any Investor or any of its Subsidiaries, Affiliates, portfolio companies or affiliated investment funds (in each case, other than the Company and its Subsidiaries and controlled Affiliates), nor shall any Investor or any of its Subsidiaries, Affiliates, portfolio companies or affiliated investment funds (in each case, other than the Company and its Subsidiaries and controlled Affiliates) be considered to be an Affiliate of the Company or any of its Subsidiaries or controlled Affiliates.
“Applicable Exchange Rules” means the requirements of the rules, regulations or listing standards promulgated by any national securities exchange on which the Shares are traded.
“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, provincial, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“beneficially own” or “beneficial ownership” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; provided that (i) the words “within 60 days” in Rule 13d-3(d)(1)(i) shall be disregarded for the purposes of this Agreement and (ii) a Person shall also be deemed to be the beneficial owner of, without duplication, (a) all Common Shares which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, (b) all Common Shares which such Person has or shares the right to vote or dispose (provided that no Investor will be deemed to beneficially own Common Shares by virtue of this Agreement, the Voting and Standstill Agreement or any agreement or arrangement among the Investors and M related thereto (other than the Purchase Agreement)), (c) all Common Shares to which such Person has economic exposure through any derivative transaction that gives such Person the economic equivalent of ownership of an amount of Common Shares due to the fact that the value of the derivative is explicitly determined by reference to the price or value of Common Shares, or which provides such Person an opportunity, directly or indirectly, to profit, or to share in any profit, derived from any increase in the value of Common Shares, in any case without regard to whether (x) such derivative conveys any voting rights in Common Shares to such Person, (y) the derivative is required to be, or capable of being, settled through delivery of Common Shares, or (z) such Person may have entered into other transactions that hedge the economic effect of such beneficial ownership of Common Shares, and (d) for the avoidance of doubt, all Common Shares that are subject to a Hedging Transaction by such Person, except to the extent such Common Shares are delivered to the Hedging Counterparty in respect of  (x) the settlement, termination or cancellation of such Hedging Transaction or (y) a foreclosure by the Hedging Counterparty; and provided, further, that no Investor will be deemed to beneficially own Common Shares by virtue of this Agreement, the Voting and Standstill Agreement or any agreement or arrangement among the Investors and M related thereto (other than the Purchase Agreement).
“Board” means the board of directors of the Company.
“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Vancouver, British Columbia or New York, New York are authorized or required by Applicable Law to close.
“Change of Control Transaction” means (i) a transaction whereby any Person or group would acquire, directly or indirectly, Voting Securities representing more than 50% of the Total Voting Power; (ii) the sale of all or substantially all of the consolidated assets of the Company and its Subsidiaries; or (iii) a merger, consolidation, recapitalization or reorganization of the Company, unless securities representing more than 50% of the Total Voting Power of the Successor Company are immediately thereafter beneficially owned, directly or indirectly, by the Persons who beneficially owned the Company’s outstanding Voting Securities immediately prior to such transaction.
“Closing” has the meaning ascribed to such term in the Purchase Agreement.
“Common Equivalents” means (i) with respect to Common Shares, the number of Common Shares and (ii) with respect to any Company Securities that are convertible or exercisable into or exchangeable for Common Shares, the number of Common Shares issuable in respect of the conversion, exercise or exchange of such securities into Common Shares.
“Common Share” means a common share without par value of the Company or any other common shares of the Company and any other security into which such Common Shares may hereafter be converted or changed.
“Company Securities” means (i) the Common Shares, (ii) securities convertible or exercisable into, or exchangeable for, Common Shares, (iii) any other Voting Securities, (iv) any other equity or equity-linked security issued by the Company, (v) options, warrants or other rights to acquire any of the foregoing, and (vi) Subsidiary Securities (in each case whether or not issued by the Company or its Subsidiaries). For the avoidance of doubt, each of the foregoing (i) through (vi) shall include any securities exposure to which is held in derivative form.
“Controlled Person” means, with respect to any Person, any other Person controlled by such Person. For the purpose of this definition, the term “control” (including, with a correlative meaning, the term

“controlled by”) , as used with respect to any Person, means either (i) beneficial ownership, directly or indirectly, of securities of any Person that represent 50% or more of the vote in the election of directors (or equivalent) or otherwise entitle the holder to nominate or designate a majority of the directors (or equivalent), or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that this clause (ii) does not apply to M with respect to the JCM Investees (unless such JCM Investee is a Controlled Person of M in accordance with the next sentence of this definition). With respect to any LDM Investor, a Controlled Person shall also include any Person which is jointly controlled by such LDM Investor and one or more other LDM Investors (and beneficial ownership shall be aggregated for such purposes); provided that no LDM Investor shall be deemed to be a Controlled Person of M pursuant to clause (ii) above. With respect to Mammoth, a Controlled Person shall also include any investment fund or investment vehicle that is managed or advised by Mammoth or one of its Affiliates.
“Exchange Act” means the Securities Exchange Act of 1934.
“Financial Institution” means a bank of internationally recognized standing that acts as a lender, secured party or other counterparty in Hedging Transactions and Financing Transactions without the purpose of influencing or controlling the management or policies of the Person that issued the equity securities pledged in such Financing Transactions or Hedging Transactions.
“Financing Counterparty” means any Financial Institution acting as lender, secured party or other counterparty in connection with a Financing Transaction.
“Financing Transaction” means any bona fide loan, borrowing or other transaction (other than any Hedging Transaction) used to finance, or refinance, the acquisition or holding by an Investor or any of its Controlled Persons of any Company Securities that (i) could not result in any Investor or any of its Controlled Persons ceasing to have the power to vote or direct the voting of any Company Securities (other than in connection with a default or the exercise of remedies by a Financing Counterparty) and (ii) does not have the effect of hedging the holder’s economic exposure with respect to such Company Securities (provided that, for the avoidance of doubt, a margin loan shall not be considered as having hedging effect for this purpose).
“Governmental Authority” means any transnational, domestic or foreign, federal, provincial, state or local governmental, regulatory, self-regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.
“group” has the meaning given to such term under Section 13(d)(3) of the Exchange Act.
“Hedging Counterparty” means any Financial Institution acting as counterparty in connection with a Hedging Transaction.
“Hedging Transaction” means any forward, prepaid forward, put, call, collar, or other transaction pursuant to which any Person seeks to hedge its exposure to changes in the market price of any Company Securities and/or to finance, or refinance, the acquisition or holding by an Investor or any of its Controlled Persons of any Company Securities.
“Investor Designee” means any LD Designee or Mammoth Designee, as applicable.
“JCM Investees” has the meaning ascribed to such term in the Voting and Standstill Agreement.
“Joinder Transfer” means a Transfer, or series of related Transfers, of Company Securities that would result in or involve (x) a transferee acquiring a number of such Company Securities that would result in such Person, together with its Affiliates and any Person that is a member of a group with such Person or any of its Affiliates with respect to Company Securities, becoming a beneficial owner of 5% or more of (i) the Total Voting Power or (ii) the outstanding Common Shares (or having the exposure to 5% or more of the Common Shares in derivative form), (y) the Transfer of Company Securities to any Person who at such time beneficially owns, together with its Affiliates and any Person that is a member of a group with such Person or any of its Affiliates with respect to Company Securities, 5% or more of  (i) the Total Voting Power or (ii) the outstanding Common Shares (or having the exposure to 5% or more of the Common Shares in derivative form), or (z) Company Securities being acquired by an Affiliate of an LDM Investor or any

Person that is a member of a group with such Person or any of its Affiliates with respect to Company Securities. For the purposes of the definition of  “Joinder Transfer,” Mammoth and its Affiliates shall not under any circumstances constitute part of a “group” with the LDM Investors or any of their Affiliates.
“LD Designee” means any person designated by Leopard Parent, Dragon Parent, or the two of them jointly pursuant to Section 2.01(a)(ii) to serve as a director of the Board.
“LDM Investor” has the meaning ascribed to such term in the Voting and Standstill Agreement.
“LD Registration Rights Agreements” means (i) that certain Registration Rights Agreement dated as of the date hereof by and among the Company and Leopard and (ii) that certain Registration Rights Agreement dated as of the date hereof by and among the Company and Dragon.
“Mammoth Designee” means any person designated by Mammoth pursuant to Section 2.01(a)(i) to serve as a director of the Board (for the avoidance of doubt, including the Mammoth Independent Director).
“Mammoth Letter Agreement” means that certain letter agreement dated as of July 9, 2009 between the Company and Dr. Mark H. Rachesky.
“New Company” means (a) a Successor Company resulting from a Change of Control Transaction resulting in the Company being controlled by an Affiliate (other than a Controlled Person) of an LDM Investor or (b) a Successor Company not resulting from a Change of Control Transaction.
“Parent Change of Control Transaction” means, with respect to Leopard Parent or Dragon Parent, (i) a transaction whereby any Person or group would acquire, directly or indirectly, voting securities representing more than 50% of the total voting power of such Person; or (ii) a merger, consolidation, recapitalization or reorganization of such Person.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Pro Rata Share” means, with respect to an Investor, the fraction that results from dividing (i) the number of Common Shares beneficially owned by such Investor disregarding any Common Shares deemed to be beneficially owned by such Investor as a result of being part of a “group” (together, (x) in the case of Mammoth, with any Common Shares beneficially owned by its Controlled Persons, without duplication, (y) in the case of Leopard Parent, with any Common Shares beneficially owned by its Controlled Persons, without duplication, and (z) in the case of Dragon Parent, with any Common Shares beneficially owned by its Controlled Persons, without duplication) immediately before giving effect to the issuance described in the applicable Issuance Notice, as determined on a Common Equivalents basis, by (ii) the aggregate number of Common Shares outstanding immediately before giving effect to the issuance described in the applicable Issuance Notice, as determined on a Common Equivalents basis.
“Registration Rights Agreements” means (i) that certain Registration Rights Agreement dated as of October 22, 2009 by and among the Company and the holders party thereto, (ii) that certain Registration Rights Agreement dated as of the date hereof by and among the Company and Leopard and (iii) that certain Registration Rights Agreement dated as of the date hereof by and among the Company and Dragon.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933.
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person; provided that none of the Company or any Subsidiary or controlled Affiliate of the Company shall be considered a Subsidiary of any Investor or any of its Affiliates for purposes of this Agreement.
“Subsidiary Securities” means (i) the common stock of any Subsidiary of the Company, (ii) securities convertible or exercisable into, or exchangeable for, the common stock of any such Subsidiary, (iii) any shares of common stock or other voting securities of any such Subsidiary entitled, in the ordinary course, to vote in the election of directors of any such Subsidiary, (iv) any other equity or equity-linked security issued by any such Subsidiary and (v) options, warrants or other rights to acquire any of the foregoing (in each case whether or not issued by the Company or any such Subsidiary). For the avoidance of doubt, each of the foregoing (i) through (v) shall include any securities exposure to which is held in derivative form.
“Successor Company” means any entity (i) that is the issuer of any securities into which any Company Securities or Subsidiary Securities are converted, exchanged, changed or reclassified (including by operation of law) or (ii) the securities of which are distributed in respect of Company Securities or Subsidiary Securities (including in connection with a spin off transaction).
“Total Voting Power” means the aggregate number of votes which may be cast by all holders of outstanding Voting Securities in the election of directors.
“Transfer” means, with respect to any Company Securities, (i) when used as a verb, to sell, assign, dispose of, exchange or otherwise transfer such Company Securities or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction), or agree or commit to do any of the foregoing, and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange or other transfer of such Company Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing. “Transfer” shall exclude, however, with respect to any Company Securities, the entry into or performance of any Hedging Transaction or Financing Transaction in respect of such Company Securities and any payment or settlement thereunder (including, following the first anniversary of the date hereof, physical settlement) the granting of any lien, pledge, security interest, or other encumbrance in or on such Company Securities to a Hedging Counterparty or Financing Counterparty in connection with any Hedging Transaction or Financing Transaction, the rehypothecation of any Company Securities by the Hedging Counterparty or Financing Counterparty in connection with a Hedging Transaction or Financing Transaction, and any transfer to, by or at the request of such Hedging Counterparty or Financing Counterparty in connection with an exercise of remedies by the Hedging Counterparty or Financing Counterparty under such Hedging Transaction or Financing Transaction (but, for the avoidance of doubt, “Transfer” shall include any delivery of Company Securities in respect of the settlement, termination or cancellation of a Hedging Transaction or Financing Transaction occurring prior to the first anniversary of the date hereof other than in connection with the exercise of remedies by a Hedging Counterparty or Financing Counterparty).
“Voting Securities” means Common Shares and all other securities of the Company entitled to vote in the election of directors of the Company.
“Willful Breach” means, with respect to any party to this Agreement, a material breach, or failure to perform, that is the consequence of an intentional action or omission of such party or any of its Controlled Persons with the actual knowledge that the taking of, or failure to take, such action would, or would be reasonably expected to, cause a material breach of this Agreement.
(b) Each of the following terms is defined in the Section set forth opposite such term:
Term	Section
Agreement	Preamble
Company	Preamble
Confidential Information	4.07(b)
Dragon	Preamble
Dragon Parent	Preamble
email	6.02
Exercise Notice	3.01(c)
Investors	Preamble
Irrevocable Resignation	2.01(a)
Issuance Notice	3.01(a)
Leopard	Preamble

Term	Section
Leopard Parent	Preamble
M	Recitals
Mammoth	Preamble
Mammoth Funds	Preamble
Mammoth Independent Director	2.01(a)
New Issue Securities	3.01
Nomination Obligations	2.01(a)
Purchase Agreement	Recitals
Receiving Party	4.07(a)
Superior Agreement	4.02
Voting and Standstill Agreement	Recitals
Section 1.02.   Other Definitional and Interpretative Provisions. (a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are, unless expressly stated otherwise, to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to one gender include all genders. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
ARTICLE 2
Corporate Governance
Section 2.01.   Board Designation Rights. (a) Effective as of the Closing and at all times thereafter, until the termination of this Agreement, the size of the Board shall be no greater than (or, if it would result in an impairment of an Investor’s rights hereunder, less than) 14 directors (provided that, if any person designated by an Investor to be an Investor Designee in accordance with this Agreement shall have failed to be elected or appointed as a director on the Board as a result of a breach by the Company of its obligations under Section 2.01(d) or a breach by another Investor of its obligations under Section 3.03(a) of the Voting and Standstill Agreement, the Company shall increase the size of the Board by the number of such Investor Designees so that such Investor Designees can be appointed to the Board), and the Company agrees to take the actions set forth in Section 2.01(d) to ensure that, subject to Section 2.01(a)(i)(A)(2), effective as promptly as practicable on or after November 12, 2015, the Board includes:
(i) for so long as Mammoth and its Controlled Persons in aggregate beneficially own at least:
(A) 10,000,000 Common Shares (adjusted for any stock split, stock dividend, reverse stock split or similar event):

(1) two individuals designated from time to time by Mammoth; provided that as a condition to each such designee’s appointment to the Board and inclusion in the Company’s slate of director nominees, such designee (x) agrees to provide to the Company, prior to nomination and appointment and on an ongoing basis while such designee is serving as a member of the Board, (a) such information and materials as is required to be disclosed in proxy statements under Applicable Law or as is otherwise reasonably requested by the Company from time to time from all members of the Board in connection with the Company’s legal, regulatory, auditor or stock exchange requirements, (b) completed D&O Questionnaires in the customary form requested by the Company from time to time from members of the Board, (c) customary consents to be named in the Company’s proxy statement and to serve on the Board if elected, and (d) an executed irrevocable resignation in the form attached hereto as Exhibit A (each, an “Irrevocable Resignation”), (y) to the extent required of all Board members, shall agree to comply with all written policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members (and of which such Investor Designee has been provided written copies in advance (or which have been filed with the Securities and Exchange Commission (the “SEC”) or posted on the Company’s website)), including the Company’s Code of Business Conduct and Ethics for Directors, Officers and Employees, Corporate Governance Guidelines, Disclosure Policy and Related Person Transaction Policy, and to preserve (subject to Section 4.07) the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees, and (z) shall have a reasonable amount of business experience to be a director of a publicly traded company in the S&P 1500, although such experience need not be in the same industry or industries, and be in good standing as a director in all material respects (such obligations in clauses (x), (y) and (z), the “Nomination Obligations”); and
(2) one individual designated from time to time by Mammoth who (i) would be (x) an independent director of the Company under Section 303A.02 of the New York Stock Exchange’s Listed Company Manual and (y) considered an independent director of Mammoth under Section 303A.02 of the New York Stock Exchange’s Listed Company Manual if Mammoth were traded on the New York Stock Exchange and (ii) is approved by the Board (such approval not to be unreasonably withheld, conditioned or delayed; it being agreed that (x) such approval shall not be withheld in a manner that prevents Mammoth from designating the Mammoth Independent Director starting with the first annual general meeting of the Company following the date of this Agreement and (y) in the event the Board does not approve Mammoth’s designation, Mammoth shall have the right to designate additional individuals until one of such individuals is approved) (the “Mammoth Independent Director”); provided, that as a condition to such designee’s appointment to the Board and inclusion in the Company’s slate of director nominees, such designee shall have complied with, and continue to comply with, the Nomination Obligations; and provided further, that the Mammoth Independent Director shall not serve on the Board until nominated and elected at the first annual meeting of the Company following the date of this Agreement; and
(B) 5,000,000 Common Shares (adjusted for any stock split, stock dividend, reverse stock split or similar event), one individual designated by Mammoth; provided, that as a condition to such designee’s appointment to the Board and inclusion in the Company’s slate of director nominees, such designee shall have complied, and continue to comply with, with the Nomination Obligations;
(ii) with respect to Leopard Parent and Dragon Parent:
(A) for so long as Leopard Parent and Dragon Parent, together with their Controlled Persons, in the aggregate beneficially own at least 10,000,000 Common Shares (adjusted for any stock split, stock dividend, reverse stock split or similar event), one individual designated from time to time by each of Leopard Parent and Dragon Parent; provided, that as a condition to each such designee’s appointment to the Board and inclusion in the Company’s slate of director nominees, each such designee shall have complied with, and continue to comply with, the Nomination Obligations; and

(B) for so long as Leopard Parent and Dragon Parent, together with their Controlled Persons, in the aggregate beneficially own at least 5,000,000 Common Shares (adjusted for any stock split, stock dividend, reverse stock split or similar event) and either Leopard Parent or Dragon Parent individually (together with its Controlled Persons) beneficially owns at least 5,000,000 Common Shares (as adjusted consistent with the foregoing), one individual designated from time to time by whichever of Leopard Parent and Dragon Parent exceeds such beneficial ownership threshold; provided, that as a condition to such designee’s appointment to the Board and inclusion in the Company’s slate of director nominees, such designee shall have complied with, and continue to comply with, the Nomination Obligations; and
(C) for so long as Leopard Parent and Dragon Parent, together with their Controlled Persons, in the aggregate beneficially own at least 5,000,000 Common Shares (adjusted for any stock split, stock dividend, reverse stock split or similar event) and neither Leopard Parent nor Dragon Parent individually (together with its Controlled Persons) beneficially owns at least 5,000,000 Common Shares (as adjusted consistent with the foregoing), one individual designated jointly from time to time by Leopard Parent and Dragon Parent; provided, that as a condition to such designee’s appointment to the Board and inclusion in the Company’s slate of director nominees, such designee shall have complied with, and continue to comply with, the Nomination Obligations.
(b) The initial Mammoth Designees shall be Dr. Mark H. Rachesky and Emily Fine. Mammoth shall designate the Mammoth Independent Director in connection with the first annual general meeting of the Company following the date of this Agreement.
(c) The initial LD Designees shall be Michael T. Fries (designated by Leopard Parent) and David M. Zaslav (designated by Dragon Parent).
(d) The Company agrees to cause each individual designated pursuant to this Section 2.01 to be nominated for election as a director on the Board on the Company’s slate of directors, and to take all other necessary actions, subject to Applicable Law, to ensure that the composition of the Board as of the Closing and thereafter is as set forth in this Section 2.01, including by calling a meeting of the Board and/or Company shareholders (it being agreed that the Board shall appoint the initial LD Designees and the initial Mammoth Designees to the Board effective as of immediately following the Closing), recommending to Company shareholders the election of the designees selected pursuant to this Section 2.01, and using its reasonable best efforts to solicit proxies in favor of the election of any such individuals to the Board from the shareholders of the Company eligible to vote for the election of directors, which efforts shall be no less than the efforts used to solicit proxies in favor of the election of other individuals nominated to the Board by the Company. Without limiting the foregoing, subject to continued compliance with the Nomination Obligations, at any annual general or other meeting of shareholders of the Company at which directors are to be elected (including any special meeting called by the Company pursuant to the preceding sentence), the Company shall, at the applicable Investor’s election, either re-nominate for election each then-serving Investor Designee (provided that, if at such time an Investor shall be entitled to nominate fewer Investor Designees pursuant to Section 2.01(a) than the number of then-serving Investor Designees designated by such Investor, such Investor shall notify the Company in writing of the Investor Designee(s) that shall not be nominated for subsequent election) or such other Investor Designee(s) as the applicable Investor may designate to the Company in writing. In connection with any designation by any Investor of an Investor Designee, such Investor agrees to provide to the Company all information concerning such Investor Designee(s) reasonably required and requested by the Company to the extent necessary for the Company to comply with applicable disclosure rules.
(e) If, as a result of death, disability, retirement, resignation, removal (with or without cause) or otherwise, there shall exist or occur any vacancy of a seat on the Board previously occupied by an Investor Designee, the Investor that designated such Investor Designee shall have the right to designate another individual to fill such vacancy and serve as a director on the Board pursuant to the terms and conditions of Section 2.01(a).

(f) For the avoidance of doubt, the Company acknowledges and agrees that any Investor Designee (other than the Mammoth Independent Director) may, at the applicable Investor’s discretion, be an existing director, officer, employee or consultant of such Investor or any of its Affiliates, provided that such Investor Designee complies with the Nomination Obligations.
(g) Each Investor shall keep the Company regularly apprised of its beneficial ownership of Common Shares.
(h) In furtherance of the foregoing,
(i) with respect to Leopard Parent and Dragon Parent:
(A) if Leopard Parent and Dragon Parent, together with their Controlled Persons, cease to beneficially own in the aggregate at least 10,000,000 Common Shares (adjusted for any stock split, stock dividend, reverse stock split or similar event) and either Leopard Parent or Dragon Parent individually (together with its Controlled Persons) beneficially owns at least 5,000,000 Common Shares (as adjusted consistent with the foregoing), whichever of Leopard Parent or Dragon Parent does not meet such beneficial ownership threshold shall cause its Investor Designee to promptly irrevocably tender his or her resignation from the Board and any committee on which he or she serves, effective immediately upon its acceptance by the Company, pursuant to the terms of his or her Irrevocable Resignation;
(B) if Leopard Parent and Dragon Parent, together with their Controlled Persons, cease to beneficially own in the aggregate at least 10,000,000 Common Shares, but continue to beneficially own in the aggregate at least 5,000,000 Common Shares (in each case, as adjusted for any stock split, stock dividend, reverse stock split or similar event) and neither Leopard Parent nor Dragon Parent individually (together with its Controlled Persons) beneficially owns at least 5,000,000 Common Shares (as adjusted consistent with the foregoing), Leopard Parent and Dragon Parent agree to jointly designate one of their respective Investor Designees that shall, and the applicable Investor shall cause such Investor Designee to, promptly irrevocably tender his or her resignation from the Board and any committee on which he or she serves, effective immediately upon its acceptance by the Company, pursuant to the terms of his or her Irrevocable Resignation; or
(C) if Leopard Parent and Dragon Parent, together with their Controlled Persons, cease to beneficially own in the aggregate at least 5,000,000 Common Shares (as adjusted for any stock split, stock dividend, reverse stock split or similar event), each of Leopard Parent and Dragon Parent agrees to cause its respective Investor Designee then serving on the Board to promptly irrevocably tender his or her resignation from the Board and any committee on which he or she serves, effective immediately upon its acceptance by the Company, pursuant to the terms of his or her Irrevocable Resignations; and
(ii) if Mammoth and its Controlled Persons cease to beneficially own in the aggregate:
(A) at least 10,000,000 Common Shares, but continue to beneficially own at least 5,000,000 Common Shares (in each case, as adjusted for any stock split, stock dividend, reverse stock split or similar event), Mammoth agrees to designate at least two Mammoth Designees (one of whom may be, at Mammoth’s option, the Mammoth Independent Director), who shall, and to cause such Mammoth Designees to, promptly irrevocably tender their resignations from the Board and any committee on which they serve, effective immediately upon acceptance of such resignations by the Company, pursuant to the terms of their Irrevocable Resignations; or
(B) at least 5,000,000 Common Shares (as adjusted for any stock split, stock dividend, reverse stock split or similar event), Mammoth agrees to cause all Mammoth Designees to promptly irrevocably tender their resignations from the Board and any committee on which they serve, effective immediately upon the acceptance of such resignations by the Company, pursuant to the terms of their Irrevocable Resignations.

ARTICLE 3
Pre-emptive rights
Section 3.01.   Pre-Emptive Rights. Except as otherwise provided in this Section 3.01 (including Section 3.01(f)), each time the Company proposes to issue any (i) Common Shares or (ii) Company Securities that are convertible or exercisable into or exchangeable for Common Shares to any Person for cash consideration (any such Common Shares or Company Securities, “New Issue Securities”), the Company shall first offer the New Issue Securities to each Investor who, as of the date of the applicable Issuance Notice (as defined below), beneficially owns, together with its Controlled Persons, at least 3,000,000 Common Shares in the aggregate (as adjusted for any stock split, stock dividend, reverse stock split or similar event), in accordance with the following provisions:
(a) The Company shall give a notice to each Investor (the “Issuance Notice”) stating (i) its intention to issue the New Issue Securities, (ii) the amount and description of such New Issue Securities to be issued and (iii) the purchase price (calculated as of the proposed issuance date) and the other terms upon which the Company is offering the New Issue Securities.
(b) Subject to Section 3.01(f), transmittal of the Issuance Notice to each Investor by the Company shall constitute an offer by the Company to sell to such Investor up to its Pro Rata Share of the New Issue Securities for the price and upon the terms set forth in the Issuance Notice.
(c) Each Investor who desires to purchase any or all of its Pro Rata Share of the Company Securities specified in the Issuance Notice shall deliver notice to the Company (each, an “Exercise Notice”) of its election to purchase such Company Securities within 15 Business Days of receipt of the Issuance Notice; provided that if the Company reasonably determines in good faith that a 15 Business Day period is not practical, the Company shall specify a shorter period (which shall be as long a period as is reasonably practical but in no event less than 5 Business Days) in the Issuance Notice. The Exercise Notice shall specify the number (or amount) of Company Securities to be purchased by such Investor and shall constitute exercise by such Investor of its rights under this Section 3.01 and a binding agreement of such Investor to purchase, at the price and on the terms specified in the Issuance Notice, the number (or amount) of Company Securities specified in the Exercise Notice, subject to Section 3.01(f). If, at the termination of such 15-Business Day period (as reduced pursuant to the proviso to the first sentence of this Section 3.01(c)), any Investor shall not have delivered an Exercise Notice to the Company, such Investor shall be deemed to have waived all of its rights under this Section 3.01 with respect to the purchase of such Company Securities.
(d) The Company shall have 90 days from the date of the Issuance Notice to consummate the proposed issuance of any or all of such Company Securities that the Investors have not elected to purchase pursuant to Section 3.01(c) at the price and upon terms that are not more favorable to the purchasers or less favorable to the Company than those specified in the Issuance Notice; provided that, if such issuance is subject to regulatory approval or shareholder approval pursuant to Applicable Exchange Rules, such 90-day period shall be extended until the expiration of five Business Days after all such approvals have been received. If the Company proposes to issue any New Issue Securities after the expiration of such 90-day period (as extended pursuant to the proviso of the previous sentence), it shall again comply with the procedures set forth in this Section 3.01.
(e) At the consummation of the issuance of any New Issue Securities purchased by any Investor exercising preemptive rights pursuant to this Section 3.01 (which shall occur substantially simultaneously with the issuance of all other New Issue Securities), the Company shall issue such New Issues Securities to such Investor against payment by such Investor of the purchase price for such New Issue Securities in accordance with the terms and conditions as specified in the Issuance Notice.
(f) Notwithstanding the foregoing and for the avoidance of doubt, “New Issue Securities” shall not include, and no Investor shall be entitled to purchase Company Securities pursuant to this Section 3.01 in connection with issuances of, Company Securities (i) issued to employees of the Company or any Subsidiary pursuant to employee benefit plans or arrangements approved by the Board (including any Company Securities issuable upon the exercise of any Company Securities granted pursuant to any such plans or arrangements), (ii) issued in connection with any bona fide restructuring of outstanding debt of the

Company or any of its Subsidiaries or as a bona fide de minimis “equity kicker” to financial institutions, commercial lenders, brokers/finders or any similar party, or their respective designees, in connection with the incurrence or guarantee of indebtedness by the Company or any of its Subsidiaries, (iii) issued in connection with any bona fide acquisition of another Person (whether by merger, exchange offer, take-over bid, amalgamation, plan of arrangement, business combination or acquisition of the capital stock of such Person, acquisition of all or substantially all of the assets of such Person, or other similar transaction), to the sellers in such transaction as consideration for such acquisition, (iv) issued in connection with the exchange of outstanding Company Securities for other Company Securities or the exercise, conversion, subdivision, combination, recapitalization or reorganization of outstanding Company Securities that were issued in compliance with this Section 3.01 or were exempt from this Section 3.01 upon issuance, (v) if the Company reasonably determines in good faith that complying with this Section 3.01 would violate Applicable Law (other than with respect to the Company’s obligation to obtain regulatory approval or shareholder approval pursuant to Applicable Exchange Rules) or (vi) if complying with this Section 3.01 would require the Company to obtain shareholder approval pursuant to Applicable Exchange Rules with respect to an issuance of New Issuance Securities for which the Company otherwise would not have had an obligation to obtain shareholder approval pursuant to Applicable Exchange Rules or Applicable Law and either (A) the Company reasonably determines in good faith that complying with this Section 3.01 (including by seeking shareholder approval of an issuance of New Issuance Securities) would be materially adverse to the Company, relative to the benefits received or (B) the Company holds a meeting of its shareholders at which there is a quorum and the Company’s shareholders vote on a proposal to approve such issuance, but such proposal is not approved (provided, however, that such Investor shall nonetheless be entitled to purchase the maximum number of New Issue Securities available without obtaining such approval). If the Company undertakes an issuance of New Issuance Securities in respect of which the Company would be required to obtain shareholder approval (subject to the preceding sentence), the Company shall use its reasonable best efforts to obtain such approval.
(g) The Company shall not be obligated to consummate any proposed issuance of New Issue Securities, nor be liable to any Investor if the Company fails to consummate any proposed issuance of New Issue Securities for whatever reason, regardless of whether it shall have delivered a Issuance Notice or received any Exercise Notices in respect of such proposed issuance.
(h) Each Investor’s rights under Section 3.01 shall be assignable, in whole or in part, to any of such Investor’s Controlled Persons, by written notice to the Company.
ARTICLE 4
Certain Covenants and Agreements
Section 4.01.   Restrictions on Transfers of Company Securities. (a) From and after the date hereof until the first anniversary of the Closing, each of Leopard Parent and Dragon Parent agrees that it shall not, and shall not permit any of its Controlled Persons to, directly or indirectly, Transfer any Company Securities other than Transfers (i) among Leopard Parent and its Controlled Persons or (ii) among Dragon Parent and its Controlled Persons. For purposes of this Article 4, the parties acknowledge and agree that any primary or secondary sale (by merger, consolidation or otherwise) of any equity interests of any Controlled Person of Leopard Parent or Dragon Parent with beneficial ownership of Company Securities shall be deemed a Transfer for purposes of this Article 4 if such Controlled Person is no longer a Controlled Person of Leopard Parent or Dragon Parent, as applicable, after such primary or secondary sale.
(b) Following the first anniversary of the Closing, neither Leopard Parent nor Dragon Parent nor any of their respective Controlled Persons shall, directly or indirectly, Transfer any Company Securities unless the transferee, at the time of and as a condition to such Transfer, agrees to comply with the restrictions and obligations of this Agreement (including the restrictions and obligations set forth in this Section 4.01(b), Section 4.02, Section 4.06, Section 4.07 and Article 6) as if it were Leopard Parent or Dragon Parent by executing and delivering such documents as may be necessary in the reasonable opinion of Mammoth and the Company; provided that this sentence shall not apply to a Transfer of Company Securities that would not constitute a Joinder Transfer. For the avoidance of doubt, no rights or benefits arising hereunder or by reason hereof shall be assignable by any party hereto, except as expressly provided herein.

(c) For the avoidance of doubt, the provisions of Sections 4.01(a) and (b) shall not have any applicability to the Transfer of the securities of Leopard Parent or Dragon Parent, including as a result of a merger, consolidation, recapitalization, or reorganization of Leopard Parent or Dragon Parent; provided that in the event of a Parent Change of Control Transaction, the rights, benefits, entitlements and obligations of such LDM Investor and its Controlled Persons under the terms of this Agreement and the Voting and Standstill Agreement shall cease and be of no further force or effect with respect to the applicable LDM Investor (and, for the avoidance of doubt, such LDM Investor cause its Investor Designees to resign from the Board in connection with such Parent Change of Control), unless (i) the ultimate parent entity of the surviving company in such Parent Change of Control Transaction agrees to comply with the restrictions and obligations of this Agreement and the Voting and Standstill Agreement as if it were Leopard Parent or Dragon Parent, as applicable, by executing and delivering such documents as may be necessary in the reasonable opinion of Mammoth and the Company or (ii) such Parent Change of Control involves a LDM Investor or any of its Affiliates, in which case the ultimate parent entity of the surviving company in such Parent Change of Control Transaction shall agree to comply with the restrictions and obligations of this Agreement and the Voting and Standstill Agreement as if it were Leopard Parent or Dragon Parent, as applicable, by executing and delivering such documents as may be necessary in the reasonable opinion of Mammoth and the Company.
Section 4.02.   MFN. (a) The Company and each LDM Investor (other than M) agrees that, from and after the date hereof until the date that neither Mammoth nor any of its Affiliates owns 5,000,000 Common Shares (as adjusted for any stock split, stock dividend, reverse stock split or similar event), if the Company or any of its Subsidiaries enters into any legally binding contract, agreement, arrangement or understanding (or any amendment thereto) with Leopard Parent, Dragon Parent, M or their respective Affiliates in their capacity as a shareholder of the Company, including relating to any of the matters addressed by this Agreement, the Registration Rights Agreements or the Voting and Standstill Agreement, including the nomination, designation, recommendation and election of directors, other governance rights or registration rights, which contains terms or conditions that are more favorable to such Person, or more restrictive to the Company, than those to which Mammoth and its Affiliates has agreed with the Company (a “Superior Arrangement”), unless the Company reasonably determines, in good faith, following advice of legal counsel to such effect, that such Superior Arrangement is not enforceable against the Company, but excluding any such Superior Arrangement (other than with any LDM Investor or any of their respective Controlled Persons) that is significantly related to the material acquisition of assets or securities of another company, the sale of all or substantially all of the assets of the Company, or any other material business combination for the benefit of the Company and its shareholders as a whole, where the Company’s benefit from any such transaction significantly relates to the Company’s business and operations, then within two Business Days after entering into any such Superior Arrangement the Company shall offer Mammoth and its Affiliates the opportunity to enter into an agreement on the same terms and conditions as the Superior Arrangement. To the extent any such agreement constitutes a waiver or amendment of this Agreement, the Company and the LDM Investors (other than M) (on behalf of themselves and their respective Affiliates) hereby consent to any such waiver or amendment. For the avoidance of doubt, nothing contained in this Section shall be construed to permit the Company and the LDM Investors (other than M) to amend this Agreement or the Voting and Standstill Agreement without the prior written consent of Mammoth.
(b) The parties hereto acknowledge that Leopard Parent, Dragon Parent, and their Subsidiaries may enter into commercial agreements with the Company from time to time and the parties hereto agree that the provisions of this Section 4.02 shall not apply to the terms of such commercial agreements, so long as such terms do not relate to any of the matters addressed by this Agreement, the Registration Rights Agreements, or the Voting and Standstill Agreement (including the nomination, designation, recommendation and election of directors, other governance rights, or registration rights).
Section 4.03.   Restrictive Actions. From and after the date hereof until the earlier of  (a) the fifth anniversary of the Closing and (b) the termination of the restrictions of Section 2.01 of the Voting and Standstill Agreement pursuant to Section 2.02 of the Voting and Standstill Agreement, the Company shall not adopt or otherwise put in place or implement any poison pill or rights plan that would have the effect of prohibiting the LDM Investors from acquiring additional Voting Securities in a manner permitted under Section 2.01 of the Voting and Standstill Agreement.

Section 4.04.   Information. The Company hereby confirms to each of the LDM Investors (other than M) and Mammoth that (i) the Company’s head office is not located in British Columbia and is located in Santa Monica, California, and (ii) the Company’s executive officers who administer the business of the Company are not resident in British Columbia and are primarily resident within the State of California.
Section 4.05.   Inconsistent Agreements. The Company, each Investor and each of the Mammoth Funds represents and agrees that it has not and shall not, and its Controlled Persons have not and shall not, (i) grant any proxy, (ii) enter into or agree to be bound by any voting trust or agreement with respect to Company Securities or (iii) enter into any agreement or arrangement of any kind with any Person, in each case if any such proxy, voting trust, agreement or arrangement is inconsistent with the provisions of, or for the purpose or with the effect of denying or reducing the rights of any party to, this Agreement, the Mammoth Letter Agreement, the Voting and Standstill Agreement or the Registration Rights Agreements (including by reducing the number of securities that the Investors are otherwise entitled to include in a registration pursuant to the Registration Rights Agreements); provided that, for the avoidance of doubt, and subject to Section 4.04(b) of the Voting and Standstill Agreement, the entering into or performance of any Hedging Transaction or Financing Transaction, or the rehypothecation of Company Securities by the Hedging Counterparty in connection therewith, or any other action taken in connection therewith that is excluded from the definition of  “Transfer” pursuant to the second sentence thereof, shall not be prohibited by this Section 4.05.
Section 4.06.   Non-Solicitation; Non-Hire. From and after the date hereof until the third anniversary of the Closing Date, each of the LDM Investors (other than M) shall not, and each shall cause its Controlled Persons and its and their directors, officers and employees not to, employ or engage, or solicit for employment or engagement, any members of senior management of the Company or any of its Subsidiaries; provided that the foregoing shall not prohibit solicitations pursuant to general employment advertising not targeted specifically at the Company’s employees (provided that such person has not been subject to any solicitation prohibited by this Section 4.06) or who was terminated without cause by the Company prior to any solicitation. If any of the foregoing shall be adjudicated to be invalid or unenforceable, such provisions shall be amended to reduce the time period or otherwise amended, as necessary, to cause such provisions to be valid or enforceable, and such amendment shall apply only with respect to the operation of these provisions in the particular jurisdiction in which such adjudication is made.
Section 4.07.   Confidentiality. (a) Nothing in this Agreement shall restrict or prevent any Investor Designee from sharing, and the Company acknowledges and agrees that each Investor Designee may share, with the Investor that designated such Investor Designee and such Investor’s Controlled Persons, any Confidential Information; provided that, with respect to any such Confidential Information, such Investor and such Controlled Persons (the “Receiving Party”) shall, (i) as between Mammoth and the Company, be subject to the terms of that certain confidentiality letter agreement dated December 1, 2009 between the Company and Mammoth, and (ii) in the case of an LDM Investor (other than M), be subject to the following confidentiality obligations and such Investor shall be responsible for any breach of such obligations by its Controlled Persons (and, to the extent disclosed pursuant to clause (a)(i) below, its officers, employees and representatives):
(i) Each Receiving Party acknowledges and agrees that it shall not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed:
(A) to its officers, employees, directors, members, partners, agents, advisors and other representatives who need to know such information in connection with the performance of their duties;
(B) to the extent required by any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar legal process to which the Receiving Party or any of its officers, employees and representatives is subject, or as may be required in connection with the assertion, prosecution or defense by such Receiving Party or any of its officers, employees and representatives of any claim, demand, action, suit or proceeding with respect to any matters related hereto; provided that the Receiving Party or its applicable officers, employees and representatives shall provide the Company with prompt notice of any such request, to the extent practicable and legally permitted, so that the Company may seek confidential treatment, an appropriate protective order or similar relief, and the Receiving Party or its applicable officers, employees and representatives shall reasonably cooperate (at the Company’s expense) with such efforts by the Company; and
(C) to the extent required to permit such Receiving Party or any of its officers, employees and representatives to comply with Applicable Law or applicable rules or regulations of any stock exchange on which securities of such Receiving Party or its Affiliates are listed; provided that the Receiving Party or its applicable officers, employees and representatives shall provide the Company with prior notice of any such required disclosure, to the extent practicable and legally permitted, so that the Company may seek confidential treatment, an appropriate protective order or similar relief, and the Receiving Party or its applicable officers, employees and representatives shall reasonably cooperate (at the Company’s expense) with such efforts by the Company.
(b) For purposes of this Agreement, “Confidential Information” means any nonpublic information received by any Receiving Party from its Investor Designee concerning the Company, its Affiliates, or its or their respective financial condition, business, operations or prospects; provided that “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its directors, officers, employees, counsel, investment advisers or other agents or representatives in violation of this Agreement, (ii) is or was available to the Receiving Party on a non-confidential basis prior to its disclosure to the Receiving Party by the Company, (iii) was or becomes available to the Receiving Party on a non-confidential basis from a source other than the Company, which source is or was (at the time of receipt of the relevant information) not, to the best of the Receiving Party’s knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the Company, or (iv) is independently developed by the Receiving Party without violating any confidentiality agreement with, or other obligation of secrecy to, the Company.
Section 4.08.   Compliance by Subsidiaries. Each of Leopard Parent and Dragon Parent shall cause Leopard (and its Subsidiaries) and Dragon (and its Subsidiaries), respectively, to comply with their obligations under this Agreement (and guarantees such performance and any liabilities of such Persons arising from a breach hereof, which guarantee shall be immediate and shall not be contingent upon the exercise or enforcement by Mammoth or the Company of whatever remedies they may have against Leopard (and its Subsidiaries) and/or Dragon (and its Subsidiaries)).
Section 4.09.   Inapplicable to Certain Persons and Transactions.
(a) No provision of this Agreement shall be binding on any Person solely because such Person is:
(i) a Hedging Counterparty;
(ii) a holder of Company Securities as a result of the rehypothecation of Company Securities by a Hedging Counterparty or Financing Counterparty;
(iii) a transferee of Company Securities pursuant to settlement under, or pursuant to default rights or the exercise of remedies by a Hedging Counterparty or Financing Counterparty in connection with, any Hedging Transaction or Financing Transaction; or
(iv) an Investor Designee receiving Company Securities as compensation in connection with his or her service as a director of the Board; provided that such Company Securities shall be included in any calculation of beneficial ownership in accordance with the terms of this Agreement.
(b) Subject to the limitations set forth in Section 4.04(b) of the Voting and Standstill Agreement and Section 4.01(a) of this Agreement, no provision of this Agreement shall prohibit any Person from entering into, performing or settling Hedging Transactions or Financing Transactions in relation to any Company Securities, or granting liens and other security interests in connection therewith, from exercising remedies thereunder, or from permitting a Hedging Counterparty to rehypothecate Company Securities in connection with a Hedging Transaction nor shall any of the foregoing described in this Section 4.09(b) be deemed, in and of itself, a violation of this Agreement.

ARTICLE 5
Termination
Section 5.01.   Termination. This Agreement shall automatically terminate, without any further action by any Person, upon the written agreement of each party hereto to terminate this Agreement. Any Investor that, together with its Controlled Persons, ceases to beneficially own any Company Securities shall cease to be bound by, or benefit from, the terms hereof  (other than the provisions of Sections 4.06, 4.07 and 4.08 (in respect of the provisions referred to in this Section 5.01) and Article 6).
Section 5.02.   Effect of Termination. Upon any termination of this Agreement in accordance with the provisions of Section 5.01 hereof, this Agreement shall become void and of no further effect; provided that (i) the Irrevocable Resignations and the provisions of Sections 4.06, 4.07 and 4.08 (in respect of clauses (i) and (ii) of this proviso), this Section 5.02 and Article 6 shall survive any termination pursuant to Section 5.01 and (ii) any breach occurring prior to such termination shall survive such termination.
Section 5.03.   Consequences of Breach. Upon the occurrence of a Willful Breach by an LDM Investor (other than M) of Section 4.01 of this Agreement or the Voting and Standstill Agreement that has a material negative consequence on the Company or Mammoth or any of their respective Controlled Persons (in each case, that if curable, is not cured within 10 days of written notice thereof), in addition to any and all other remedies that may be available to any other party, and without any further action by any Person, the rights, benefits and entitlements of such LDM Investor and its Controlled Persons under the terms of this Agreement (including, but not limited to, the rights, benefits and entitlements set forth in Article 2 and Article 3), Section 2.01(c) and Section 3.03 of the Voting and Standstill Agreement, and the applicable LD Registration Rights Agreement shall cease and be of no further force or effect with respect to such breaching LDM Investor; provided that (a) the obligations and agreements of, and restrictions and limitations on, such LDM Investor shall remain binding upon such LDM Investor and shall continue in full force and effect and (b) such LDM Investor shall cause its designated LD Designee, if any, to promptly irrevocably tender his or her resignation from the Board and any committee on which he or she serves, effective immediately upon its acceptance by the Company, pursuant to the terms of his or her Irrevocable Resignation.
ARTICLE 6
Miscellaneous
Section 6.01.   Successors and Assigns. (a) This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.
(b) Except as expressly provided herein, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto pursuant to any Transfer of Company Securities or otherwise. Notwithstanding the foregoing, this Agreement shall be assignable (i) among Leopard Parent and its Controlled Persons and (ii) among Dragon Parent and its Controlled Persons; provided that no such assignment shall relieve Leopard Parent or Dragon Parent of their obligations pursuant to this Agreement.
(c) Except as expressly set forth in this Agreement, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
(d) The Company agrees that the Company will not enter into any transaction or take any other action resulting in the creation of a New Company unless proper provision is made so that both the Company and such New Company succeeds to the provisions of this Agreement, mutatis mutandis.
Section 6.02.   Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“email”) transmission, so long as a receipt of such email is requested and received) and shall be given: (i) if to the Company, to the contact information set forth under the Company’s name on its signature page hereto, and (ii) if to an Investor, to the contact information set forth under such Investor’s name on its signature page hereto, or such other address, facsimile number or email address as such party may hereafter specify for the purpose by notice to the other parties hereto. All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.
Section 6.03.   Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 6.04.   Governing Law. This Agreement and all claims and causes of action arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.
Section 6.05.   Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.02 shall be deemed effective service of process on such party.
Section 6.06.   WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 6.07.   Specific Performance. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.
Section 6.08.   Several Liability. The obligations of the Investors under this Agreement are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance or non-performance of the obligations of any other Investor. In the event of any damages arising out of the breach of this Agreement by two or more Investors, each Investor shall be responsible only for the portion of such damages arising from such Investor’s own breach.
Section 6.09.   Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
Section 6.10.   Entire Agreement. This Agreement, the Voting and Standstill Agreement, the Mammoth Letter Agreement, the Registration Rights Agreements and the Purchase Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter hereof and thereof.

Section 6.11.   Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
MHR Fund Management LLC
By:	/s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory
For Notices:
MHR Fund Management LLC 1345 Avenue of the Americas, Floor 42 New York, NY 10105 Attention: Janet Yeung Facsimile No.: (212) 262-9356 Email: jyeung@mhrfund.com with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017
Attention: Phillip Mills Brian Wolfe
Facsimile No.: (212) 701-5800 E-mail: phillip.mills@davispolk.com brian.wolfe@davispolk.com
Signature Page to Investor Rights Agreement

MHR Capital Partners Master Account LP
By:	MHR Advisors LLC, its general partner
By:	/s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory
MHR Capital Partners (100) LP
By:	MHR Advisors LLC, its general partner
By:	/s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory
MHR Institutional Partners II LP
By:	MHR Institutional Advisors II LLC, its general partner
By:	/s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory
MHR Institutional Partners IIA LP
By:	MHR Institutional Advisors II LLC, its general partner
By:	/s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory
Signature Page to Investor Rights Agreement

MHR Institutional Partners III LP
By:	MHR Institutional Advisors III LLC, its general partner
By:	/s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory
For Notices:
MHR Fund Management LLC 1345 Avenue of the Americas, Floor 42 New York, NY 10105 Attention: Janet Yeung Facsimile No.: (212) 262-9356 Email: jyeung@mhrfund.com with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Attention: Phillip Mills Brian Wolfe
Facsimile No.: (212) 701-5800
E-mail: phillip.mills@davispolk.com brian.wolfe@davispolk.com
Signature Page to Investor Rights Agreement

Liberty Global Incorporated Limited
By:	/s/ Andrea Salvato
Name: Andrea Salvato
Title: Chief Development Officer
Liberty Global plc
By:	/s/ Andrea Salvato
Name: Andrea Salvato
Title: Chief Development Officer
For Notices:
Liberty Global plc Griffin House 161 Hammersmith Road London W6 8BS United Kingdom Attention: General Counsel, Legal Department Fax: +44 20 8483 6400 E-mail: As Previously Provided with a copy to:
Liberty Global, Inc. 12300 Liberty Boulevard Englewood, CO 80112 Attention: General Counsel, Legal Department Facsimile No.: (303) 220-6691 E-mail: As Previously Provided with a copy (which shall not constitute notice) to:
Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022 Attention: Robert Katz Facsimile No.: (646) 848-8008 E-mail: rkatz@shearman.com
Signature Page to Investor Rights Agreement

Discovery Lightning Investments Ltd.
By:	/s/ Bruce Campbell
Name: Bruce Campbell
Title: Chief Development, Distribution and Legal Officer
Discovery Communications, Inc.
By:	/s/ Bruce Campbell
Name: Bruce Campbell
Title: Chief Development, Distribution and Legal Officer
For Notices:
Discovery Lightning Investments, Ltd Chiswick Park Building 2 566 Chiswick High Road London W4 5YB
Attention: Roanne Weekes, SVP DNI Finance and Director
Facsimile: +44 20 8811 3310 E-mail: As Previously Provided
with a copy to:
Discovery Communications, LLC 850 Third Avenue New York, NY 10022
Attention: Bruce Campbell, Chief Development, Distribution and Legal Officer
Facsimile No.: (212) 548-5848 E-mail: As Previously Provided with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 Attention: Jonathan Levitsky Facsimile No.: (212) 909-6836 E-mail: jelevitsky@debevoise.com
Signature Page to Investor Rights Agreement

Lions Gate Entertainment Corp.
By:	/s/ Wayne Levin
Name: Wayne Levin
Title: General Counsel and Chief Strategy officer
For Notices:
Lions Gate Entertainment Corp. 2700 Colorado Avenue Santa Monica, CA 90404
Attention: Wayne Levin, General Counsel and Chief Strategic Officer
Facsimile No.: (310) 496-1359 Email: wlevin@lionsgate.com
with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street NY, NY 10019 Attention: David E. Shapiro Facsimile No.: 212-403-2000 Email: DEShapiro@wlrk.com
Signature Page to Investor Rights Agreement

EXHIBIT A-1
FORM OF IRREVOCABLE RESIGNATION
FOR INVESTOR DESIGNEES OF MHR FUND MANAGEMENT LLC
Board of Directors
Lions Gate Entertainment Corp.
2700 Colorado Avenue
Santa Monica, CA 90404
Re:
Resignation

Ladies and Gentlemen:
This irrevocable resignation is delivered pursuant to Section 2.01(a) of that certain Investor Rights Agreement, dated as of November 10, 2015, by and among Lions Gate Entertainment Corp. (the “Company”), MHR Fund Management, LLC, Liberty Global Incorporated Limited, Discovery Lightning Investments Ltd., Liberty Global plc and Discovery Communications, Inc. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement. In connection with my appointment to the Board of Directors (the “Board”) of the Company, I hereby irrevocably tender my resignation from my position as a director of the Company and from any and all committees of the Board on which I serve; provided that this resignation shall be effective upon, and only in the event that the Board accepts this resignation following, receipt of notice from the Company that: (1) Mammoth and its Controlled Persons cease to beneficially own (as defined in the Agreement) an aggregate of 10,000,000 Common Shares (adjusted for any stock split, stock dividend, reverse stock split or similar event) and I am the Investor Designee designated by Mammoth to resign pursuant to Section 2.01(h) of the Agreement, (2) Mammoth and its Controlled Persons cease to beneficially own (as defined in the Agreement) an aggregate of 5,000,000 Common Shares (adjusted for any stock split, stock dividend, reverse stock split or similar event) or (3) the Agreement is terminated in accordance with Section 5.01 thereof.
Sincerely,

Name:

EXHIBIT A-2
FORM OF IRREVOCABLE RESIGNATION
FOR INVESTOR DESIGNEES OF LIBERTY GLOBAL PLC OR DISCOVERY
COMMUNICATIONS, INC.
Board of Directors
Lions Gate Entertainment Corp.
2700 Colorado Avenue
Santa Monica, CA 90404
Re:
Resignation

Ladies and Gentlemen:
This irrevocable resignation is delivered pursuant to Section 2.01(a) of that certain Investor Rights Agreement, dated as of November 10, 2015, by and among Lions Gate Entertainment Corp. (the “Company”), MHR Fund Management, LLC, Liberty Global Incorporated Limited, Discovery Lightning Investments Ltd., Liberty Global plc and Discovery Communications, Inc. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement. In connection with my appointment to the Board of Directors (the “Board”) of the Company, I hereby irrevocably tender my resignation from my position as a director of the Company and from any and all committees of the Board on which I serve; provided that this resignation shall be effective upon, and only in the event that the Board accepts this resignation following, receipt of notice from the Company that: (1) Leopard Parent and Dragon Parent, together with their Controlled Persons, cease to beneficially own in the aggregate at least 10,000,000 Common Shares (adjusted for any stock split, stock dividend, reverse stock split or similar event) and either Leopard Parent or Dragon Parent individually (together with its Controlled Persons) beneficially owns at least 5,000,000 Common Shares (as adjusted consistent with the foregoing), and I am the Investor Designee caused to resign by whichever of Leopard Parent or Dragon Parent does not meet such beneficial ownership threshold pursuant to Section 2.01(h) of the Agreement, (2) Leopard Parent and Dragon Parent, together with their Controlled Persons, cease to beneficially own in the aggregate at least 10,000,000 Common Shares, but continue to beneficially own in the aggregate at least 5,000,000 Common Shares (in each case, as adjusted for any stock split, stock dividend, reverse stock split or similar event) and neither Leopard Parent nor Dragon Parent individually (together with its Controlled Persons) beneficially owns at least 5,000,000 Common Shares (as adjusted consistent with the foregoing), and I am the Investor Designee jointly designated by Leopard Parent and Dragon Parent to resign, (3) Leopard Parent and Dragon Parent, together with their Controlled Persons, cease to beneficially own in the aggregate at least 5,000,000 Common Shares (as adjusted for any stock split, stock dividend, reverse stock split or similar event), (4) the LDM Investor that designated me as its Investor Designee has lost its right to designate a director pursuant to Section 5.03 of the Agreement or (5) the Agreement is terminated in accordance with Section 5.01 thereof.
Sincerely,

Name:

Annex I
AMENDMENT NO. 1
TO
INVESTOR RIGHTS AGREEMENT
dated as of
June 30, 2016
among
MHR FUND MANAGEMENT, LLC,
LIBERTY GLOBAL INCORPORATED LIMITED,
DISCOVERY LIGHTNING INVESTMENTS LTD.,
LIONS GATE ENTERTAINMENT CORP.,
LIBERTY GLOBAL PLC,
DISCOVERY COMMUNICATIONS, INC.
and
the Mammoth Funds (as defined herein)

AMENDMENT NO. 1 TO INVESTOR RIGHTS AGREEMENT
AMENDMENT NO. 1 TO INVESTOR RIGHTS AGREEMENT (this “Amendment”) dated as of June 30, 2016 among MHR Fund Management, LLC, a Delaware limited liability company (“Mammoth”), Liberty Global Incorporated Limited, a limited company organized under the laws of England and Wales (“Leopard”), Discovery Lightning Investments Ltd., a limited company organized under the laws of England and Wales (“Dragon”), Lions Gate Entertainment Corp., a corporation organized under the laws of British Columbia, Canada (the “Company”), Liberty Global plc, a public limited company organized under the laws of England and Wales (“Leopard Parent”), Discovery Communications, Inc., a Delaware corporation (“Dragon Parent” and, together with Mammoth and Leopard Parent, the “Investors” and each, an “Investor”), and the affiliated funds of Mammoth party hereto (the “Mammoth Funds”) (collectively the “Parties”).
W I T N E S S E T H :
WHEREAS, the Parties entered into an Investor Rights Agreement, dated as of November 10, 2015 (the “Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Agreement); and
WHEREAS, the Company, Orion Arm Acquisition Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Company (“Orion”), and Starz, a Delaware corporation, are entering into an Agreement and Plan of Merger, dated as of June 30, 2016, (the “Merger Agreement”, and the transactions contemplated therein, the “Merger”) upon the terms and subject to the conditions in force on such date; and
WHEREAS, in connection with the Merger Agreement, Mammoth and the Mammoth Funds are entering into a Voting Agreement (the “Mammoth Voting Agreement”) with Parent and the Company, pursuant to which Mammoth and the Mammoth Funds will agree, among other things, to take specified actions in connection with the transactions contemplated by the Merger Agreement; and
WHEREAS, in connection with the Merger Agreement and the Mammoth Voting Agreement, the Parties desire to amend the Agreement.
NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:
1. Vote on Pre-Emptive Rights.   The following shall be added as a new Section 3.01(i) to the Agreement:
“(i) (a) For purposes of this Section 3.01(i), “Parent Stockholders’ Meeting” shall have the meaning set forth in that certain Agreement and Plan of Merger, dated as of June 30, 2016 (the “Merger Agreement”), by and between the Company, Orion Arm Acquisition Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Company, and Starz, a Delaware corporation.
(b) The Company shall (i) duly give notice of, convene and hold a meeting of the Company stockholders (the “Stockholder Meeting”) as promptly as practicable following the date hereof (and in no event later than the date of the Parent Stockholders’ Meeting) in order to seek the approval of the Company stockholders (including pursuant to Applicable Exchange Rules) of any issuance of New Issue Securities to the Investors pursuant to this Section 3.01 that occurs between the date of the Stockholder Meeting and the five-year anniversary of the date of the Stockholder Meeting (the “Stockholder Approval”), (ii) recommend to its stockholders that they vote in favor of the Stockholder Approval and (iii) use its reasonable best efforts to solicit such approval and obtain the Stockholder Approval.
(c) Each Investor shall, and shall cause each of its Controlled Persons to, cause the Voting Securities beneficially owned by such Investor and/or any of its Controlled Persons (other than (x) Voting Securities rehypothecated by a Hedging Counterparty in connection with a Hedging
I-1

Transaction and (y) Company Securities beneficially owned by such Person solely as a result of clause (ii)(a) or (ii)(c) of the proviso in the definition of  “beneficial ownership”) to be voted in favor of the Stockholder Approval at the Stockholder Meeting, and at any adjournment or postponement thereof.
(d) The Company shall not issue any New Issue Securities to the extent that complying with this Section 3.01 would require the Company to obtain shareholder approval pursuant to Applicable Exchange Rules with respect to such issuance unless the Company obtains shareholder approval with respect to such issuance (including any shareholder approval which the Company may obtain in advance for issuances that occur within a five-year period).
2. Pre-Emptive Rights.   Section 3.01(f) of the Agreement shall be amended by deleting clause (vi) and the last sentence of such Section 3.01(f).
3. Definition.   The definition of Common Share is amended to add the following words at the end: “, including, for the avoidance of doubt, the Parent Voting Stock and the Parent Non-Voting Stock (in each case as defined in the Merger Agreement).”
4. No Other Changes.   All terms of the Agreement, except as amended by this Amendment, remain in full force and effect.
[Signature Pages Follow]
I-2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LIONS GATE ENTERTAINMENT CORP.
By:	/s/ Wayne Levin
Name: Wayne Levin
Title: General Counsel and Chief Strategic Officer
Signature Page to Amendment to Investor Rights Agreement

LIBERTY GLOBAL PLC
By:	/s/ Bryan H. Hall
Name: Bryan H. Hall
Title: Secretary
LIBERTY GLOBAL INCORPORATED LIMITED
By:	/s/ Bryan H. Hall
Name: Bryan H. Hall
Title: Director
For Notices:
Liberty Global plc Griffin House 161 Hammersmith Road London W6 8BS United Kingdom Attention: General Counsel, Legal Department Fax: +44 20 8483 6400 E-mail: [redacted]
with a copy to:
Liberty Global plc 12300 Liberty Boulevard Englewood, CO 80112 Attention: General Counsel, Legal Department Facsimile No.: (303) 220-6691 E-mail: [redacted]
with a copy (which shall not constitute notice) to:
Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022 Attention: Robert Katz Facsimile No.: (646) 848-8008 E-mail: rkatz@shearman.com
Signature Page to Amendment to Investor Rights Agreement

DISCOVERY LIGHTNING INVESTMENTS LTD.
By:	/s/ Bruce Campbell
Name: Bruce Campbell
Title: Chief Development, Distribution and Legal Officer
For Notices:
Discovery Lightning Investments, Ltd Chiswick Park Building 2 566 Chiswick High Road London W4 5YB
Attention: Roanne Weekes, SVP DNI Finance and Director
Facsimile: +44 20 8811 3310 E-mail: As Provided Previously
with a copy to:
Discovery Communications, LLC 850 Third Avenue New York, NY 10022
Attention: Bruce Campbell, Chief Development, Distribution and Legal Officer
Facsimile No.: (212) 548-5848 E-mail: As Provided Previously with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 Attention: Jonathan Levitsky Facsimile No.: (212) 909-6836 E-mail: jelevitsky@debevoise.com
Signature Page to Amendment to Investor Rights Agreement

MHR FUND MANAGEMENT, LLC
By:	/s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory
For Notices:
MHR Fund Management LLC 1345 Avenue of the Americas, Floor 42 New York, NY 10105 Attention: Janet Yeung Facsimile No.: (212) 262-9356 Email: jyeung@mhrfund.com with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Attention: Phillip Mills Brian Wolfe
Facsimile No.: (212) 701-5800 E-mail: phillip.mills@davispolk.com brian.wolfe@davispolk.com
Signature Page to Amendment to Investor Rights Agreement

DISCOVERY COMMUNICATIONS, INC.
By:	/s/ Bruce Campbell
Name: Bruce Campbell
Title: Chief Development, Distribution and Legal Officer
For Notices:
Discovery Communications, LLC 850 Third Avenue New York, NY 10022
Attention: Bruce Campbell, Chief Development, Distribution and Legal Officer
Facsimile No.: (212) 548-5848 E-mail: bruce_campbell@discovery.com with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 Attention: Jonathan Levitsky Facsimile No.: (212) 909-6836 E-mail: jelevitsky@debevoise.com
Signature Page to Amendment to Investor Rights Agreement

MHR Capital Partners Master Account LP
By:	MHR Advisors LLC, its general partner
By:	/s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory
MHR Capital Partners (100) LP
By:	MHR Advisors LLC, its general partner
By:	/s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory
MHR Institutional Partners II LP
By:	MHR Institutional Advisors II LLC, its general partner
By:	/s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory
MHR Institutional Partners IIA LP
By:	MHR Institutional Advisors II LLC, its general partner
By:	/s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory
Signature Page to Amendment to Investor Rights Agreement

MHR Institutional Partners III LP
By:	MHR Institutional Advisors III LLC, its general partner
By:	/s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory
Signature Page to Amendment to Investor Rights Agreement

Annex J
8 DEL. C. SEC. 262
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of  § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of  § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex K
Execution
VOTING AND STANDSTILL AGREEMENT
dated as of
November 10, 2015
among
LIONS GATE ENTERTAINMENT CORP.,
LIBERTY GLOBAL INCORPORATED LIMITED,
DISCOVERY LIGHTNING INVESTMENTS LTD.,
JOHN C. MALONE,
MHR FUND MANAGEMENT, LLC,
LIBERTY GLOBAL PLC,
DISCOVERY COMMUNICATIONS, INC.
and
the Mammoth Funds (as defined herein)

K-i

VOTING AND STANDSTILL AGREEMENT
VOTING AND STANDSTILL AGREEMENT (this “Agreement”) dated as of November 10, 2015 among MHR Fund Management, LLC, a Delaware limited liability company (“Mammoth”), the affiliated funds of Mammoth party hereto (the “Mammoth Funds”), Liberty Global Incorporated Limited, a limited company organized under the laws of England and Wales (“Leopard”), Discovery Lightning Investments Ltd., a limited company organized under the laws of England and Wales (“Dragon”), John C. Malone (“M”), Lions Gate Entertainment Corp., a corporation organized under the laws of British Columbia, Canada (subject to Section 1.02(b), the “Company”), Liberty Global plc, a public limited company organized under the laws of England and Wales (“Leopard Parent”), and Discovery Communications, Inc., a Delaware corporation (“Dragon Parent” and, together with Mammoth, Leopard Parent and M, the “Investors” and each, an “Investor”).
W I T N E S S E T H :
WHEREAS, concurrently with the execution of this Agreement, Leopard, Dragon, the Mammoth Funds, Leopard Parent and Dragon Parent are entering into a Share Purchase Agreement, of even date herewith (the “Share Purchase Agreement”), pursuant to which, among other things, Leopard and Dragon have agreed to purchase from the Mammoth Funds 10,000,000 Common Shares (as defined below) in the aggregate; and
WHEREAS, in connection therewith, the Investors, Leopard, Dragon the Company and the Mammoth Funds are entering into an Investor Rights Agreement, of even date herewith (the “Investor Rights Agreement”), and the parties hereto wish to enter into this Agreement.
NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE 1
Definitions
Section 1.01.   Definitions. (a) As used herein, the following terms have the following meanings:
“Affiliate” means, with respect to any Person, (i) any Controlled Person of such Person, (ii) any other Person directly or indirectly controlling, controlled by or under common control with such Person or (iii) any Person (and its Subsidiaries) in relation to which such Person or any of its Controlled Persons is required, from time to time, whether alone or as part of a group, to make or maintain a filing with the SEC on Schedule 13D. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, that in no event shall the Company or any of its Subsidiaries or controlled Affiliates be considered an Affiliate of any Investor or any of its Subsidiaries, Affiliates, portfolio companies or affiliated investment funds (in each case, other than the Company and its Subsidiaries and controlled Affiliates), nor shall any Investor or any of its Subsidiaries, Affiliates, portfolio companies or affiliated investment funds (in each case, other than the Company and its Subsidiaries and controlled Affiliates) be considered to be an Affiliate of the Company or any of its Subsidiaries or controlled Affiliates.
“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, provincial, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“beneficially own” or “beneficial ownership” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; provided that (i) the words “within 60 days” in Rule 13d-3(d)(1)(i) shall be disregarded for the purposes of this Agreement and (ii) a Person shall also be deemed to be the beneficial owner of, without duplication, (a) all Common Shares which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, (b) all Common Shares which such Person has or shares the right to vote or dispose (provided that no Investor will be deemed to beneficially own Common Shares by virtue of the Investor Rights Agreement, this Agreement or any agreement or arrangement among the Investors related thereto (other than the Share Purchase Agreement)), (c) all Common Shares to which such Person has economic exposure through any derivative transaction that gives such Person the economic equivalent of ownership of an amount of Common Shares due to the fact that the value of the derivative is explicitly determined by reference to the price or value of Common Shares, or which provides such Person an opportunity, directly or indirectly, to profit, or to share in any profit, derived from any increase in the value of Common Shares, in any case without regard to whether (x) such derivative conveys any voting rights in Common Shares to such Person, (y) the derivative is required to be, or capable of being, settled through delivery of Common Shares, or (z) such Person may have entered into other transactions that hedge the economic effect of such beneficial ownership of Common Shares, and (d) for the avoidance of doubt, all Common Shares that are subject to a Hedging Transaction by such Person, except to the extent such Common Shares are delivered to the Hedging Counterparty in respect of  (x) the settlement, termination or cancellation of such Hedging Transaction or (y) a foreclosure by the Hedging Counterparty; and provided, further, that no Investor will be deemed to beneficially own Common Shares by virtue of the Investor Rights Agreement, this Agreement or any agreement or arrangement among the Investors related thereto (other than the Share Purchase Agreement).
“Board” means, subject to Section 1.02(b), the board of directors of the Company.
“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Vancouver, British Columbia or New York, New York are authorized or required by Applicable Law to close.
“Change of Control Transaction” means, subject to Section 1.02(b), (i) a transaction whereby any Person or group would acquire, directly or indirectly, Voting Securities representing more than 50% of the Total Voting Power; (ii) the sale of all or substantially all of the consolidated assets of the Company and its Subsidiaries; or (iii) a merger, consolidation, recapitalization or reorganization of the Company, unless securities representing more than 50% of the Total Voting Power of the Successor Company are immediately thereafter beneficially owned, directly or indirectly, by the Persons who beneficially owned the Company’s outstanding Voting Securities immediately prior to such transaction.
“Closing” has the meaning ascribed to such term in the Share Purchase Agreement.
“Common Share” means, subject to Section 1.02(b), a common share without par value of the Company or any other common shares of the Company.
“Company Securities” means, subject to Section 1.02(b), (i) the Common Shares, (ii) securities convertible or exercisable into, or exchangeable for, Common Shares, (iii) any other Voting Securities, (iv) any other equity or equity-linked security issued by the Company, (v) options, warrants or other rights to acquire any of the foregoing, and (vi) Subsidiary Securities (in each case whether or not issued by the Company or its Subsidiaries). For the avoidance of doubt, each of the foregoing (i) through (vi) shall include any securities exposure to which is held in derivative form.
“Controlled Person” means, with respect to any Person, any other Person controlled by such Person. For the purpose of this definition, the term “control” (including, with a correlative meaning, the term “controlled by”), as used with respect to any Person, means either (i) beneficial ownership, directly or indirectly, of securities of any Person that represent 50% or more of the vote in the election of directors (or equivalent) or otherwise entitle the holder to nominate or designate a majority of the directors (or equivalent), or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that this clause (ii) does not apply to M with respect to the JCM Investees (unless such JCM Investee is a Controlled Person of M in accordance with the next sentence of this definition). With respect to any LDM Investor, a Controlled Person shall also include any Person which is jointly controlled, directly or indirectly, by such LDM Investor and one or more other LDM Investors (and beneficial ownership shall be aggregated for such purposes); provided that no LDM Investor shall be deemed to be a Controlled Person of M pursuant to clause (ii) above. With respect to Mammoth, a Controlled Person shall also include any investment fund or investment vehicle that is managed or advised by Mammoth or one of its Affiliates.
“Excess Securities” means such number of Voting Securities representing the amount of Voting Power, if any, by which the Voting Power represented by Voting Securities beneficially owned, in the aggregate, by all LDM Investors and their respective Affiliates and any Person that is a member of a group with any such Persons with respect to Company Securities exceeds 18.5% of the Total Voting Power. For the purposes of the definition of  “Excess Securities,” Mammoth and its Affiliates shall not under any circumstances constitute part of a “group” with the LDM Investors or any of their Affiliates.
“Exchange Agreement” means the Stock Exchange Agreement, dated as of February 10, 2015, by and between the Company, LG Leopard Canada LP and the stockholders listed on Schedule I thereto, upon the terms and subject to the conditions in force on such date.
“Exchange Act” means the Securities Exchange Act of 1934.
“Financial Institution” means a bank of internationally recognized standing that acts as a lender, secured party or other counterparty in Hedging Transactions and Financing Transactions without the purpose of influencing or controlling the management or policies of the Person that issued the equity securities pledged in such Financing Transactions or Hedging Transactions.
“Financing Counterparty” means any Financial Institution acting as lender, secured party or other counterparty in connection with a Financing Transaction.
“Financing Transaction” means any bona fide loan, borrowing or other transaction (other than any Hedging Transaction) used to finance, or refinance, the acquisition or holding by an Investor or any of its Controlled Persons of any Company Securities that (i) could not result in any Investor or any of its Controlled Persons ceasing to have the power to vote or direct the voting of any Company Securities (other than in connection with a default or the exercise of remedies by a Financing Counterparty) and (ii) does not have the effect of hedging any Investor’s or any of its Controlled Persons’ exposure to changes in the market price of any Company Securities (provided that, for the avoidance of doubt, a margin loan shall not be considered to have a hedging effect for this purpose).
“Governmental Authority” means any transnational, domestic or foreign, federal, provincial, state or local governmental, regulatory, self-regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.
“group” has meaning within the meaning of Section 13(d)(3) of the Exchange Act.
“Hedging Counterparty” means any Financial Institution acting as counterparty in connection with a Hedging Transaction.
“Hedging Transaction” means any forward, prepaid forward, put, call, collar, or other transaction pursuant to which any Person seeks to hedge its exposure to changes in the market price of any Company Securities (including to finance, or refinance, the acquisition or holding by an Investor or any of its Controlled Persons of any Company Securities).
“Initial Excess Securities” means such number of Voting Securities representing the amount of Voting Power, if any, by which the Voting Power represented by Voting Securities beneficially owned, in the aggregate, by all LDM Investors and their respective Affiliates and any Person that is a member of a group with any such Persons with respect to Company Securities exceeds 13.5% of the Total Voting Power. For the purposes of the definition of  “Initial Excess Securities,” Mammoth and its Affiliates shall not under any circumstances constitute part of a “group” with the LDM Investors or any of their Affiliates.

“Investor Designee” means any director of the Board who has been nominated (i) by an Investor pursuant to the terms of the Investor Rights Agreement or (ii) pursuant to the Exchange Agreement.
“JCM Investees” means those entities listed on Schedule A hereto, any of their respective Controlled Persons and any entity resulting from a spin-off, split-off or similar transaction involving any such entity.
“Joinder Transfer” means a Transfer, or series of related Transfers, of Company Securities that would result in or involve (x) a transferee acquiring a number of such Company Securities that would result in such Person, together with its Affiliates and any Person that is a member of a group with such Person or any of its Affiliates with respect to Company Securities, becoming a beneficial owner of 5% or more of (i) the Total Voting Power or (ii) the outstanding Common Shares (or having the exposure to 5% or more of the Common Shares in derivative form), (y) the Transfer of Company Securities to any Person who at such time beneficially owns, together with its Affiliates and any Person that is a member of a group with such Person or any of its Affiliates with respect to Company Securities, 5% or more of  (i) the Total Voting Power or (ii) the outstanding Common Shares (or having the exposure to 5% or more of the Common Shares in derivative form), or (z) Company Securities being acquired by an Affiliate of an LDM Investor or any Person that is a member of a group with such Person or any of its Affiliates with respect to Company Securities. For the purposes of the definition of  “Joinder Transfer,” Mammoth and its Affiliates shall not under any circumstances constitute part of a “group” with the LDM Investors or any of their Affiliates.
“LD Registration Rights Agreements” means (i) that certain Registration Rights Agreement dated as of the date hereof by and among the Company and Leopard and (ii) that certain Registration Rights Agreement dated as of the date hereof by and among the Company and Dragon.
“LDM Required Vote Amount” means, with respect to any LDM Investor at any time, a number of votes equal to (a) the aggregate Voting Power represented by the Voting Securities beneficially owned by such LDM Investor and its Controlled Persons at such time multiplied by (b) a fraction, (x) the numerator of which is the aggregate Voting Power represented by the Voting Securities beneficially owned by Mammoth and its Controlled Persons at such time (other than Voting Power represented by the Voting Securities rehypothecated by a Hedging Counterparty in connection with a Hedging Transaction) and (y) the denominator of which is the aggregate Voting Power represented by the Voting Securities beneficially owned by Mammoth and its Controlled Persons at such time.
“Mammoth Required Vote Amount” means, at any time, a number of votes equal to (a) the aggregate Voting Power represented by the Voting Securities beneficially owned by Mammoth and its Controlled Persons at such time multiplied by (b) a fraction, (x) the numerator of which is the aggregate Voting Power represented by the Voting Securities beneficially owned by the LDM Investors and their respective Controlled Persons at such time (other than Voting Power represented by the Voting Securities rehypothecated by a Hedging Counterparty in connection with a Hedging Transaction) and (y) the denominator of which is the aggregate Voting Power represented by the Voting Securities beneficially owned by the LDM Investors and their respective Controlled Persons at such time.
“New Company” means (a) a Successor Company resulting from a Change of Control Transaction resulting in the Company being controlled by an Affiliate (other than a Controlled Person) of an LDM Investor or (b) a Successor Company not resulting from a Change of Control Transaction.
“Parent Change of Control Transaction” means, with respect to Leopard Parent or Dragon Parent, (i) a transaction whereby any Person or group would acquire, directly or indirectly, voting securities representing more than 50% of the total voting power of such Person; or (ii) a merger, consolidation, recapitalization or reorganization of such Person.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Qualifying Sale Process Offer” means any bona fide written proposal submitted on a confidential basis to the Board (subject to any mandatory disclosure requirements under applicable securities laws) by one or more LDM Investors in connection with an ongoing Sale Process relating to the acquisition (whether by tender offer, merger, consolidation, business combination or otherwise) of all of the outstanding Company Securities and, upon the consummation of which, such LDM Investor together with its Controlled Persons would acquire (a) more than 50% of the Total Voting Power and (b) more than 50% of the outstanding Common Shares.

“Sale Process” means:
(a) a process initiated by the Board (excluding any (x) Investor Designees (other than Mammoth’s Investor Designees) and (y) directors who are directors, managers, principals, partners, officers or employees of any LDM Investor or any of its Affiliates) pursuant to which the Board, management or one or more financial advisors, representatives or agents appointed by the Company invite, encourage or facilitate the submission of bona fide written proposals from third parties relating to the acquisition (whether by tender offer, merger, consolidation, business combination or otherwise) of all of the outstanding capital stock or all or substantially all of the assets of the Company; or
(b) the Board (excluding any (x) Investor Designees (other than Mammoth’s Investor Designees) and (y) directors who are directors, managers, principals, partners, officers or employees of any LDM Investor or any of its Affiliates) having authorized management or one or more financial advisors, representatives or agents appointed by the Company to negotiate with any Person with respect to a proposal that, if consummated, would result in a Change of Control Transaction (it being agreed that, to the extent that any such Sale Process is initiated in connection with a proposal by an LDM Investor or any of its Controlled Persons, such LDM Investor and its Controlled Persons shall not be entitled to make or consummate a proposal pursuant to Section 2.03(b) in connection with such Sale Process).
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person; provided that none of the Company or any Subsidiary or controlled Affiliate of the Company shall be considered a Subsidiary of any Investor or any of its Affiliates for purposes of this Agreement.
“Subsidiary Securities” means, subject to Section 1.02(b), (i) the common stock of any Subsidiary of the Company, (ii) securities convertible or exercisable into, or exchangeable for, the common stock of any such Subsidiary, (iii) any shares of common stock or other voting securities of any such Subsidiary entitled, in the ordinary course, to vote in the election of directors of any such Subsidiary, (iv) any other equity or equity-linked security issued by any such Subsidiary and (v) options, warrants or other rights to acquire any of the foregoing (in each case whether or not issued by the Company or any such Subsidiary). For the avoidance of doubt, each of the foregoing (i) through (v) shall include any securities exposure to which is held in derivative form.
“Successor Company” means any entity (i) that is the issuer of any securities into which any Company Securities or Subsidiary Securities are converted, exchanged, changed or reclassified (including by operation of law) or (ii) the securities of which are distributed in respect of Company Securities or Subsidiary Securities (including in connection with a spin off transaction).
“Total Voting Power” means the aggregate number of votes which may be cast by all holders of outstanding Voting Securities in the election of directors.
“Transfer” means, with respect to any Company Securities, (i) when used as a verb, to sell, assign, dispose of, exchange or otherwise transfer such Company Securities or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction), or agree or commit to do any of the foregoing, and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange or other transfer of such Company Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing. “Transfer” shall exclude, however, with respect to any Company Securities, the entry into or performance of any Hedging Transaction or Financing Transaction in respect of such Company Securities and any payment or settlement thereunder, the granting of any lien, pledge, security interest, or other encumbrance in or on such Company Securities to a Hedging Counterparty or Financing Counterparty in connection with any Hedging Transaction or Financing Transaction, the rehypothecation of any Company Securities by the Hedging Counterparty or Financing Counterparty in connection with a Hedging Transaction or Financing Transaction, and any transfer to, by or at the request of such Hedging Counterparty or Financing Counterparty in connection with an exercise of remedies by the Hedging Counterparty or Financing Counterparty under such Hedging Transaction or Financing Transaction.

“Voting Power” means the aggregate number of votes which may be cast by a holder of outstanding Voting Securities in the election of directors.
“Voting Securities” means, subject to Section 1.02(b), Common Shares and all other securities of the Company entitled to vote in the election of directors of the Company.
“Willful Breach” means, with respect to any party to this Agreement, a material breach, or failure to perform, that is the consequence of an intentional action or omission of such party or any of its Controlled Persons with the actual knowledge that the taking of, or failure to take, such action would, or would be reasonably expected to, cause a material breach of this Agreement.
(b) Each of the following terms is defined in the Section set forth opposite such term:
Term	Section
Agreement	Preamble
Company	Preamble
Dragon	Preamble
Dragon Parent	Preamble
e-mail	6.02
Investor Rights Agreement	Recitals
Investors	Preamble
LDM Buyout Offer	2.01(c)
LDM Investors	2.01(a)
Leopard	Preamble
Leopard Parent	Preamble
M	Preamble
Mammoth	Preamble
Mammoth Funds	Preamble
Recommended Transaction	2.03(a)
Share Purchase Agreement	Recitals
Standstill Period	2.01(a)
Section 1.02.   Other Definitional and Interpretative Provisions. (a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are, unless expressly stated otherwise, to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to one gender include all genders. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

(b) The terms Board, Change of Control Transaction, Common Shares, Company, Company Securities, Subsidiary Securities and Voting Securities shall be deemed to include applicable references to any New Company and such terms (including as used in other defined terms) shall be construed accordingly.
ARTICLE 2
Standstill
Section 2.01.   Standstill.
(a) On and after the date hereof until the fifth anniversary of the Closing (the “Standstill Period”), each of Leopard Parent, Dragon Parent and M (collectively, together with any other Person that is required to become a party to this Agreement pursuant to Section 4.01, the “LDM Investors”) shall not, and shall ensure that its Controlled Persons and any Person acting on behalf of, or in concert with, it or any of its Controlled Persons will not, and shall not knowingly facilitate or knowingly encourage any other Person (including, in the case of M, any JCM Investee) to, directly or indirectly, in any manner, effect any acquisition of ownership (including by operation of law and including the acquisition of the right to vote or direct the voting of any Company Securities) of Company Securities; provided that any LDM Investor shall be permitted to acquire additional Voting Securities (including the acquisition of the right to vote or direct the voting of any Company Securities) as long as such acquisition would not result in the LDM Investors, together with their respective Affiliates, beneficially owning Voting Securities representing more than 18.5% of Total Voting Power outstanding at such time.
(b) During any period in which the restrictions of Section 2.01(a) are in effect, each of the LDM Investors shall not, and shall ensure that any of its Controlled Persons and any Person acting on behalf of, or in concert with, it or its Controlled Persons shall not, and shall not knowingly facilitate or knowingly encourage any other Person (including, in the case of M, any JCM Investee) to, directly or indirectly, in any manner:
(i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or otherwise participate in (other than as a seller on the same terms as other holders of Company Securities), any tender offer, take-over bid, amalgamation, plan of arrangement, merger, exchange offer, consolidation, business combination, recapitalization, restructuring or other similar transaction involving the Company or any of its Subsidiaries (or any of their respective assets);
(ii) (A) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or otherwise participate in, any “solicitation” of  “proxies” (as such terms are used in the proxy rules of the SEC or in applicable Canadian securities laws) to vote, or withhold from voting, or seek to advise or influence any Person with respect to the voting, or withholding from voting, of, or conduct any other type of referendum (binding or non-binding) with respect to, any Voting Securities, (B) solicit, knowingly facilitate or knowingly encourage, directly or indirectly, any third party (including, in the case of M, any JCM Investee) to engage in any such solicitation, (C) make any public statement in support of any such third-party solicitation, (D) form, join or in any way participate in a group with respect to any Voting Securities (other than as a result of this Agreement and the Investor Rights Agreement) or (E) seek or propose the election or appointment of any person to, or representation on, or nominate or propose the nomination of any candidate to, the Board, or seek or propose the removal of any member of the Board; provided that the prohibitions in this Section 2.01(b)(ii) shall not affect the right to appoint, nominate or propose the nomination of any Investor Designee pursuant to the Investor Rights Agreement or this Agreement;
(iii) (A) call, request the calling of or otherwise seek or assist in the calling of a meeting of the shareholders of the Company, or (B) seek, propose or submit, any proposal or matter of business (whether binding or not) to be considered or voted upon at a meeting of the shareholders of the Company, including pursuant to Rule 14a-8 under the Exchange Act or submit, or participate in, any “shareholder access” proposal;

(iv) publicly seek or propose to control the management or policies of the Company;
(v) disclose any intention, plan or arrangement prohibited by or inconsistent with the foregoing;
(vi) request that the Company (or its directors, officers, employees or agents), directly or indirectly, amend or waive any provision of this Section (including this sentence);
(vii) take any action which would reasonably be expected to result in or require public disclosure regarding any of the types of matters set forth in clauses (i) through (vi); or
(viii) agree or commit to any of the foregoing;
provided that nothing contained in this Section 2.01(b) (other than Section 2.01(b)(i), which is subject to 2.01(c)) shall limit, restrict or prohibit any confidential discussions with or confidential communications or confidential proposals to the Board by the LDM Investors, their Affiliates or their representatives, in each case so long as such discussions, communications or proposals would not reasonably be expected to require any of the Company, the LDM Investors or their respective Affiliates or representatives to publicly disclose such discussions, communications or proposals; and provided, further, that, for the avoidance of doubt, nothing contained in this Section 2.01(b) shall limit, restrict or prohibit any of the LDM Investors from communicating with Mammoth on a confidential basis.
(c) Notwithstanding the foregoing and notwithstanding anything to the contrary contained herein, at any time after the Closing, any one or more of the LDM Investors may make an LDM Buyout Offer (and, if approved by a majority of the disinterested directors on the Board who are not (i) Investor Designees (other than Mammoth’s Investor Designees) or (ii) directors who are directors, managers, principals, partners, officers or employees of any LDM Investor or any of its Affiliates, may enter into a definitive agreement with the Company providing for such LDM Buyout Offer and thereafter take actions to consummate, and consummate, such LDM Buyout Offer on the terms and conditions of such definitive agreement). For purposes of this Agreement, “LDM Buyout Offer” means any bona fide written proposal made on a confidential basis to the Board (subject to any mandatory disclosure requirements under applicable securities laws) relating to the acquisition (whether by tender offer, take-over bid, amalgamation, plan of arrangement, merger, consolidation, business combination or otherwise) by any or all of the LDM Investors and their respective Affiliates of all of the outstanding Company Securities (other than the Company Securities held by the applicable LDM Investor(s) and their Affiliates) for consideration comprising solely cash, and includes a non-waivable requirement that the acquisition results in the acquisition of all of the outstanding capital stock of the Company on the same terms.
Section 2.02.   Early Termination of Standstill. Notwithstanding the Standstill Period and anything to the contrary set forth herein, the provisions of Section 2.01 shall terminate and not apply to the LDM Investors after the date that is one year after the date on which the LDM Investors (together with their respective controlled Affiliates) cease to beneficially own in the aggregate Voting Securities representing more than 2% of Total Voting Power.
Section 2.03.   Suspension of Standstill. Notwithstanding the Standstill Period and anything to the contrary set forth herein, the provisions of Section 2.01 shall not apply to an LDM Investor:
(a) solely to the extent such restrictions would prohibit such LDM Investor either alone or as part of a group from publicly proposing and consummating a Change of Control Transaction (it being understood that the restrictions contained in Section 2.01 shall continue to apply to such LDM Investor for all other purposes), from and after the Company entering into a definitive agreement with respect to, or the Board recommending to the Company’s shareholders, a Change of Control Transaction (including, for the avoidance of doubt, pursuant to a tender offer) that has not resulted from any actions taken by a Person in breach of this Article 2 (a “Recommended Transaction”); provided that the effect of this Section 2.03(a) shall continue only for so long as a Recommended Transaction is pending; and

(b) solely to the extent such restrictions would prohibit such LDM Investor either alone or as part of a group from proposing a Qualifying Sale Process Offer (and, if approved by a majority of the disinterested directors on the Board who are not (i) Investor Designees (other than Mammoth’s Investor Designees) or (ii) directors who are directors, managers, principals, partners, officers or employees of any LDM Investor or any of its Affiliates, entering into a definitive agreement with the Company providing for such Qualifying Sale Process Offer and thereafter taking actions to consummate, and consummating, such Qualifying Sale Process Offer on the terms and conditions of such definitive agreement) (it being understood that the restrictions contained in Section 2.01 shall continue to apply to such LDM Investor for all other purposes); provided that the effect of this Section 2.03(b) shall continue to apply only for so long as a Sale Process is pending.
Section 2.04.   Enforcement of Standstill. Notwithstanding the Standstill Period and anything to the contrary set forth herein, the provisions of Section 2.01, Section 3.01 and Section 3.02 shall not apply to an LDM Investor if any person designated by such LDM Investor to be an Investor Designee in accordance with the Investor Rights Agreement shall have failed to be elected or appointed as a director on the Board within nine months following the vote for election of directors at which such person should have been voted onto the Board in accordance with Section 2.01 of the Investor Rights Agreement as a result of a breach by the Company of its obligations under Section 2.01(d) of the Investor Rights Agreement or Section 3.03(b)(i) of this Agreement or a breach by Mammoth of its obligations under Section 3.03(a) of this Agreement.
ARTICLE 3
Voting Arrangements
Section 3.01.   Initial Excess Securities. Until the date of the fifth anniversary of the Closing, each LDM Investor agrees that such LDM Investor shall, and shall cause its Controlled Persons to, as applicable, (i) cause the Voting Securities beneficially owned (other than (x) Voting Securities rehypothecated by a Hedging Counterparty in connection with a Hedging Transaction and (y) Voting Securities beneficially owned by such Person solely as a result of clause (ii)(a) or (ii)(c) of the proviso in the definition of “beneficial ownership”) by such LDM Investor and/or any of its Controlled Persons to be present for quorum purposes at any shareholder meeting of the Company and (ii) vote its and their respective pro rata portion of the Initial Excess Securities, or execute proxies or written consents with respect to the same, as the case may be, on each matter considered at such shareholder meeting in the same proportion as the votes cast by all shareholders of the Company on such matter (other than votes cast by the LDM Investors, their respective Affiliates or any Person that is a part of a group with any such Persons). For the purposes of this Section 3.01, Mammoth and its Affiliates shall not under any circumstances constitute part of a group with the LDM Investors or any of their Affiliates. For purposes of this Section 3.01, “pro rata portion” means, with respect to any LDM Investor and its Controlled Persons, a number of Voting Securities representing Voting Power equal to the product of  (x) the Initial Excess Securities multiplied by (y) a fraction, (1) the numerator of which is the Voting Securities beneficially owned (other than (x) Voting Securities rehypothecated by a Hedging Counterparty in connection with a Hedging Transaction and (y) Voting Securities beneficially owned by such Person solely as a result of clause (ii)(a) or (ii)(c) of the proviso in the definition of  “beneficial ownership”) by such LDM Investor and/or any of its Controlled Persons and (2) the denominator of which is the Voting Securities beneficially owned (other than (x) Voting Securities rehypothecated by a Hedging Counterparty in connection with a Hedging Transaction and (y) Voting Securities beneficially owned by such Person solely as a result of clause (ii)(a) or (ii)(c) of the proviso in the definition of  “beneficial ownership”) by all LDM Investors and/or any of their respective Controlled Persons in the aggregate.
Section 3.02.   Excess Securities. Following the fifth anniversary of the Closing, each LDM Investor agrees that such LDM Investor shall, and shall cause its Controlled Persons to, as applicable, (a) cause the Voting Securities beneficially owned (other than (x) Voting Securities rehypothecated by a Hedging Counterparty in connection with a Hedging Transaction and (y) Voting Securities beneficially owned by such Person solely as a result of clause (ii)(a) or (ii)(c) of the proviso in the definition of  “beneficial ownership”) by such LDM Investor and/or any of its Controlled Persons to be present for quorum purposes at any shareholder meeting of the Company considering any merger, amalgamation, plan of arrangement, consolidation, business combination, third party tender offer, asset sale or other similar transaction involving the Company or any of its Subsidiaries (and any proposal relating to (i) the issuance of capital, (ii) an increase in the authorized capital or (iii) an amendment to any constitutional documents in connection with any of the foregoing, in the case of this clause (iii), so long as such proposal does not have a disproportionately adverse effect (not solely resulting from the proportionate number of Voting Securities held by the LDM Investors and their Controlled Persons) on the LDM Investors and their Controlled Persons as compared to the other holders of Voting Securities) and (b) vote its and their respective pro rata portion of the Excess Securities, or execute proxies or written consents with respect to the same, as the case may be, approving such transaction (and any proposal relating to (i) the issuance of capital, (ii) an increase in the authorized capital or (iii) an amendment to any constitutional documents in connection with any of the foregoing, in the case of this clause (iii), so long as such proposal does not have a disproportionately adverse effect (not solely resulting from the proportionate number of Voting Securities held by the LDM Investors and their Controlled Persons) on the LDM Investors and their Controlled Persons as compared to the other holders of Voting Securities) in the same proportion as the votes cast by all shareholders of the Company on such matter (other than votes cast by the LDM Investors, their respective Affiliates or any Person that is a part of a group with any such Persons). For the purposes of this Section 3.02, Mammoth and its Affiliates shall not under any circumstances constitute part of a group with the LDM Investors or any of their Affiliates. For purposes of this Section 3.02, “pro rata portion” means, with respect to any LDM Investor and its Controlled Persons, a number of Voting Securities representing Voting Power equal to the product of  (x) the Excess Securities multiplied by (y) a fraction, (1) the numerator of which is the Voting Securities beneficially owned (other than (x) Voting Securities rehypothecated by a Hedging Counterparty in connection with a Hedging Transaction and (y) Company Securities beneficially owned by such Person solely as a result of clause (ii)(a) or (ii)(c) of the proviso in the definition of “beneficial ownership”) by such LDM Investor and/or any of its Controlled Persons and (2) the denominator of which is the Voting Securities beneficially owned (other than (x) Voting Securities rehypothecated by a Hedging Counterparty in connection with a Hedging Transaction and (y) Company Securities beneficially owned by such Person solely as a result of clause (ii)(a) or (ii)(c) of the proviso in the definition of  “beneficial ownership”) by all LDM Investors and/or any of their respective Controlled Persons in the aggregate.
Section 3.03.   Investor Board Designees. (a) Subject to the following sentence, each Investor agrees that, for so long as any Investor has the right to nominate at least one Investor Designee, each Investor shall, and shall cause each of its Controlled Persons to, (i) cause the Voting Securities beneficially owned by such Investor and/or any of its Controlled Persons (other than (x) Voting Securities rehypothecated by a Hedging Counterparty in connection with a Hedging Transaction and (y) Company Securities beneficially owned by such Person solely as a result of clause (ii)(a) or (ii)(c) of the proviso in the definition of “beneficial ownership”) to be voted in favor of all Investor Designees of any other Investor and (ii) not vote any of the Voting Securities beneficially owned by such Investor and/or any of its Controlled Persons (other than (x) Voting Securities rehypothecated by a Hedging Counterparty in connection with a Hedging Transaction and (y) Company Securities beneficially owned by such Person solely as a result of clause (ii)(a) or (ii)(c) of the proviso in the definition of  “beneficial ownership”) in favor of the removal of any Investor Designee of any other Investor; provided that, if an Investor entitled to nominate any such director shall request in writing the removal of such director, each other Investor shall, and shall cause each of its Controlled Persons to, vote the Voting Securities beneficially owned by such Investor and/or any of its Controlled Persons (other than (x) Voting Securities rehypothecated by a Hedging Counterparty in connection with a Hedging Transaction and (y) Company Securities beneficially owned by such Person solely as a result of clause (ii)(a) or (ii)(c) of the proviso in the definition of  “beneficial ownership”) in favor of such removal. Notwithstanding the foregoing, with respect to each Investor and its Controlled Persons, the voting obligations in this Section 3.03 shall only apply, in the case of Mammoth, to the Mammoth Required Vote Amount, and, in the case of each LDM Investor, to the LDM Required Vote Amount with respect to such LDM Investor.

(b) In the event that any person designated by an LDM Investor to be an Investor Designee in accordance with the Investor Rights Agreement shall have failed to be elected or appointed as a director on the Board in accordance with Section 2.01 of the Investor Rights Agreement as a result of a breach by the Company of its obligations under Section 2.01(d) of the Investor Rights Agreement or a breach by Mammoth of its obligations under Section 3.03(a) of this Agreement:
(i) the Company shall use its best efforts to appoint such person to the Board as an “additional director” under Applicable Law, including by increasing the size of the Board if necessary therefor;
(ii) to the extent that the Company is unable or unwilling to, or otherwise does not, appoint such person to the Board in accordance with Section 3.03(b)(i) above, such LDM Investor shall use its best efforts to pursue all legal remedies reasonably available to it (including seeking specific performance), at the reasonable cost and expense of the breaching party(ies), to enforce its rights under Article 2 of the Investor Rights Agreement and this Section 3.03; and
(iii) Mammoth shall use its best efforts to cooperate with and facilitate the efforts of the Company and such LDM Investor under Section 3.03(b)(i) and Section 3.03(b)(ii) above.
Section 3.04.   Chairman. From the date of this Agreement through the first anniversary of the next general meeting of shareholders of the Company following the date of this Agreement, each Investor and the Company agrees to, and to cause its Controlled Persons and Investor Designees to, take any and all action necessary to propose and support the continued appointment of Dr. Mark H. Rachesky, as chair of the Board and the other nominees recommended by the Board.
ARTICLE 4
Other Agreements
Section 4.01.   Agreement to be Bound. No LDM Investor or any of its Controlled Persons shall, directly or indirectly, Transfer any Company Securities (including any primary or secondary sales (by merger, consolidation or otherwise) of any equity interests of any Controlled Person of an LDM Investor) unless the transferee, at the time of and as a condition to such Transfer, agrees to be bound by the terms of this Agreement as if it were an LDM Investor by executing and delivering such documents as may be necessary in the reasonable opinion of Mammoth and the Company; provided that this Section 4.01 shall not apply to a Transfer of Company Securities that would not constitute a Joinder Transfer. The provisions of this Section 4.01 shall not have any applicability to the Transfer of securities of Leopard Parent or Dragon Parent, including as a result of a merger, consolidation, recapitalization, or reorganization of Leopard Parent or Dragon Parent; provided that in the event of a Parent Change of Control Transaction, the rights, benefits, entitlements and obligations of the applicable LDM Investor and its Controlled Persons under this Agreement and the Investor Rights Agreement shall cease and be of no further force or effect with respect to the applicable LDM Investor (and for the avoidance of doubt such LDM Investor shall cause its Investor Designees to resign from the Board in connection with such Parent Change of Control), unless (i) the ultimate parent entity of the surviving company in such Parent Change of Control Transaction agrees to comply with the restrictions and obligations of this Agreement and the Investor Rights Agreement as if it were Leopard Parent or Dragon Parent, as applicable, by executing and delivering such documents as may be necessary in the reasonable opinion of Mammoth and the Company or (ii) such Parent Change of Control involves an LDM Investor or any of its Affiliates, in which case the ultimate parent entity of the surviving company in such Parent Change of Control Transaction shall agree to comply with the restrictions and obligations of this Agreement and the Investor Rights Agreement as if it were Leopard Parent or Dragon Parent, as applicable, by executing and delivering such documents as may be necessary in the reasonable opinion of Mammoth and the Company.
Section 4.02.   Information Relating to Affiliates. Within 5 Business Days of receipt by an LDM Investor of a written request by Mammoth or the Company, such LDM Investor shall deliver to Mammoth or the Company, as applicable, (i) a true and correct list identifying, as of the date of such list, each of its Affiliates who beneficially owns Company Securities and/or Voting Securities and the amount of Company Securities and/or Voting Securities beneficially owned by such Affiliates, in each case, to the extent known by such LDM Investor after reasonable inquiry and (ii) other information reasonably requested by such Person to monitor compliance with Article 3. In addition, each Investor shall provide to the other Investors written notice as soon as practicable after (x) the entry into any Hedging Transaction or Financing Transaction and (y) any rehypothecation or other event with respect to a Hedging Transaction or a Financing Transaction that would reasonably be expected to result in such Investor losing its right to vote any Company Securities.
Section 4.03.   Consequences of Breach. Upon the occurrence of a Willful Breach by an LDM Investor of this Agreement that has a material negative consequence on the Company or Mammoth or any of their respective Controlled Persons (that, if curable, is not cured within 10 days of written notice thereof), in addition to any and all other remedies that may be available to any other party, and without any further action by any Person, the rights, benefits and entitlements of such LDM Investor and its Controlled Persons under Section 2.01(c) and Section 3.03 of this Agreement, the Investor Rights Agreement and the LD Registration Rights Agreements shall cease and be of no further force or effect; provided that the obligations and agreements of, and restrictions and limitations on, such LDM Investor shall remain binding upon such LDM Investor and shall continue in full force and effect.
Section 4.04.   Inapplicable to Certain Persons and Transactions.
(a) No provision of this Agreement shall be binding on any Person solely because such Person is:
(i) a Hedging Counterparty;
(ii) a holder of Company Securities as a result of the rehypothecation of Company Securities by a Hedging Counterparty or Financing Counterparty;
(iii) a transferee of Company Securities pursuant to settlement under, or pursuant to default rights or the exercise of remedies by a Hedging Counterparty or Financing Counterparty in connection with, any Hedging Transaction or Financing Transaction; or
(iv) an Investor Designee receiving Company Securities as compensation in connection with his or her service as a director of the Board; provided that such Company Securities shall be included in any calculation of beneficial ownership in accordance with the terms of this Agreement.
(b) Notwithstanding anything in this Agreement to the contrary, each Investor shall not, and shall not permit any of its Controlled Persons to, enter into any Hedging Transaction that would result in more than 50% of the Voting Power represented by Voting Securities beneficially owned by such Persons in the aggregate being subject to Hedging Transactions (other than Company Securities beneficially owned by such Person solely as a result of clause (ii)(a) or (ii)(c) of the proviso in the definition of  “beneficial ownership”). Except for Hedging Transactions or Financing Transactions, none of the Investors or any of their respective Controlled Persons shall enter into any loan, borrowing, hedging or other similar arrangement with respect to any Company Securities in which such Investor or any of its Controlled Persons has beneficial ownership.
(c) Other than as set forth in Section 4.04(b) of this Agreement or Section 4.01(a) of the Investor Rights Agreement, no provision of this Agreement shall prohibit any Person from entering into, performing or settling Hedging Transactions or Financing Transactions in relation to any Company Securities, or granting liens and other security interests in connection therewith, from exercising remedies thereunder, or from permitting a Hedging Counterparty to rehypothecate Company Securities in connection with a Hedging Transaction, nor shall any of the foregoing described in this Section 4.04(c) be deemed, in and of itself, a violation of this Agreement.
Section 4.05.   Compliance by Subsidiaries. Each of Leopard Parent and Dragon Parent shall cause Leopard (and its Subsidiaries) and Dragon (and its Subsidiaries), respectively, to comply with their obligations under this Agreement (and guarantees such performance and any liabilities of such Persons arising from a breach hereof, which guarantee shall be immediate and shall not be contingent upon the exercise or enforcement by Mammoth or the Company of whatever remedies they may have against Leopard (and its Subsidiaries) and/or Dragon (and its Subsidiaries)).

ARTICLE 5
Termination
Section 5.01.   Termination. This Agreement shall automatically terminate, without any further action by any Person, upon (i) the written agreement of each party hereto to terminate this Agreement or (ii) the occurrence of any Change of Control Transaction resulting in the creation of a New Company pursuant to clause (a) of the definition thereof.
Section 5.02.   Effect of Termination. Upon any termination of this Agreement in accordance with the provisions of Section 5.01 hereof, this Agreement shall become void and of no further effect; provided that (i) the provisions of Section 4.05, this Section 5.02 and Article 6 shall survive any termination pursuant to Section 5.01 and (ii) any breach occurring prior to such termination shall survive such termination.
ARTICLE 6
Miscellaneous
Section 6.01.   Successors and Assigns.
(a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.
(b) Except as expressly provided herein, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto pursuant to any transfer of Company Securities or otherwise.
(c) Except as expressly set forth in this Agreement, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
Section 6.02.   Notices. All notices, requests and other communications to any party hereunder shall be in writing (including (i) confirmed facsimile transmission and (ii) electronic mail (“email”) transmission, so long as a receipt of such email is requested and received) and shall be given to the contact information set forth under such Investor’s name on its signature page hereto, or such other address, facsimile number or email address as such party may hereafter specify in writing to all parties for the purpose by notice to the other parties hereto. All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.
Section 6.03.   Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law. For the avoidance of doubt, the parties acknowledge and agree that it is intended that each of the Company and Mammoth are separate beneficiaries of all the LDM Investors’ obligations under this Agreement and, accordingly, each of the Company and Mammoth shall be separately entitled to bring an action seeking an injunction to prevent breaches of, or enforce compliance with, such obligations, and any waiver of such obligations shall require the written waiver of each of the Company and Mammoth separately; provided that if Mammoth (together with its Affiliates) ceases to beneficially own at least 5,000,000 Common Shares (adjusted for any stock split, stock dividend, reverse stock split or similar event), Mammoth shall no longer be entitled to enforce, or be required to waive or to consent to any waiver by the Company of, such obligations of the LDM Investors. No Investor shall be entitled to recover from any other Investor or the Company (i) punitive damages or (ii) except in the case of a Willful Breach, consequential damages.
Section 6.04.   Governing Law. This Agreement and all claims and causes of action arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.

Section 6.05.   Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.02 shall be deemed effective service of process on such party.
Section 6.06.   WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 6.07.   Several Liability. The obligations of the Investors under this Agreement are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance or non-performance of the obligations of any other Investor. In the event of any damages arising out of the breach of this Agreement by two or more Investors, each Investor shall be responsible only for the portion of such damages arising from such Investor’s own breach.
Section 6.08.   Specific Performance. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.
Section 6.09.   Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
Section 6.10.   Entire Agreement. This Agreement, the Purchase Agreement, the Investor Rights Agreement and the Registration Rights Agreements (as defined in the Investor Rights Agreement) constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter hereof and thereof.
Section 6.11.   Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.12.   Authority; Effect. Each party hereto, severally and not jointly, represents and warrants to and agrees with each other party that (a) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound and (b) this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except to the extent that the enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors generally and (ii) general principles of equity. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
LIBERTY GLOBAL INCORPORATED LIMITED
By:	/s/ Andrea Salvato
Name:	Andrea Salvato
Title:	Chief Development Officer
For Notices:
Leopard Griffin House 161 Hammersmith Road London W6 8BS United Kingdom Attention: General Counsel, Legal Department Fax: +44 20 8483 6400 E-mail: As Provided Previously with a copy to:
Leopard 12300 Liberty Boulevard Englewood, CO 80112 Attention: General Counsel, Legal Department Facsimile No.: (303) 220-6691 E-mail: As Provided Previously with a copy (which shall not constitute notice) to:
Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022 Attention: Robert Katz Facsimile No.: (646) 848-8008 E-mail: rkatz@shearman.com
Signature Page to Standstill and Voting Agreement

DISCOVERY LIGHTNING INVESTMENTS LTD.
By:	/s/ Bruce Campbell
Name:	Bruce Campbell
Title:	Chief Development, Distribution and Legal Officer
For Notices:

Discovery Lightning Investments, Ltd
Chiswick Park Building 2
566 Chiswick High Road
London W4 5YB
Attention: Roanne Weekes, SVP
DNI Finance and Director
Facsimile: +44 20 8811 3310
E-mail: As Provided Previously

with a copy to:
Discovery Communications, LLC 850 Third Avenue New York, NY 10022
Attention: Bruce Campbell, Chief Development, Distribution and Legal Officer
Facsimile No.: (212) 548-5848 E-mail: As Provided Previously with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 Attention: Jonathan Levitsky Facsimile No.: (212) 909-6836 E-mail: jelevitsky@debevoise.com
Signature Page to Standstill and Voting Agreement

/s/ John C. Malone John C. Malone
For Notices:
John C. Malone 12300 Liberty Blvd., 2nd Floor Englewood, CO 80112 Facsimile No.: (720) 875-5394 Email: As Provided Previously
with a copy (which shall not constitute notice) to:
Sherman & Howard L.L.C. 633 17th Street, Suite 3000 Denver, CO 80202 Attention: Steven D. Miller Facsimile No.: (303) 298-0940 Email: smiller@shermanhoward.com
Signature Page to Standstill and Voting Agreement

MHR FUND MANAGEMENT, LLC
By:	/s/ Janet Yeung
Name:	Janet Yeung
Title:	Authorized Signatory
For Notices:
MHR Fund Management LLC 1345 Avenue of the Americas, Floor 42 New York, NY 10105 Attention: Janet Yeung Facsimile No.: (212) 262-9356 Email: jyeung@mhrfund.com with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017
Attention: Phillip Mills Brian Wolfe
Facsimile No.: (212) 701-5800
E-mail: phillip.mills@davispolk.com brian.wolfe@davispolk.com
Signature Page to Standstill and Voting Agreement

DISCOVERY COMMUNICATIONS, INC.

By:	/s/ Bruce Campbell
Name:	Bruce Campbell
Title:	Chief Development, Distribution and Legal Officer
For Notices:
Discovery Communications, LLC 850 Third Avenue New York, NY 10022
Attention: Bruce Campbell, Chief Development, Distribution and Legal Officer
Facsimile No.: (212) 548-5848 E-mail: bruce_campbell@discovery.com
Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 Attention: Jonathan Levitsky Facsimile No.: (212) 909-6836 E-mail: jelevitsky@debevoise.com
Signature Page to Standstill and Voting Agreement

MHR Capital Partners Master Account LP
By: MHR Advisors LLC, its general partner

By:	/s/ Janet Yeung
Name:	Janet Yeung
Title:	Authorized Signatory

MHR Capital Partners (100) LP
By: MHR Advisors LLC, its general partner

By:	/s/ Janet Yeung
Name:	Janet Yeung
Title:	Authorized Signatory

MHR Institutional Partners II LP

By:	MHR Institutional Advisors II LLC, its general partner

By:	/s/ Janet Yeung
Name:	Janet Yeung
Title:	Authorized Signatory

MHR Institutional Partners IIA LP

By:	MHR Institutional Advisors II LLC, its general partner

By:	/s/ Janet Yeung
Name:	Janet Yeung
Title:	Authorized Signatory
MHR Institutional Partners III LP

By:	MHR Institutional Advisors III LLC, its general partner

By:	/s/ Janet Yeung
Name:	Janet Yeung
Title:	Authorized Signatory
Signature Page to Standstill and Voting Agreement

Schedule A
JCM Investees
Discovery Communications, Inc.
Liberty Broadband Corporation
Liberty Global PLC
Liberty Interactive Corporation
Liberty Media Corporation
Liberty TripAdvisor Holdings, Inc.
Sirius XM Holdings Inc.
Starz

Annex L
EXECUTION VERSION
AMENDMENT TO
VOTING AND STANDSTILL AGREEMENT
dated as of
June 30, 2016
among
LIONS GATE ENTERTAINMENT CORP.,
LIBERTY GLOBAL INCORPORATED LIMITED,
DISCOVERY LIGHTNING INVESTMENTS LTD.,
JOHN C. MALONE,
MHR FUND MANAGEMENT, LLC,
LIBERTY GLOBAL PLC,
DISCOVERY COMMUNICATIONS, INC.
and
the Mammoth Funds (as defined herein)

VOTING AND STANDSTILL AGREEMENT
This AMENDMENT TO VOTING AND STANDSTILL AGREEMENT (this “Amendment”) dated as of June 30, 2016 among MHR Fund Management, LLC, a Delaware limited liability company (“Mammoth”), the affiliated funds of Mammoth party hereto (the “Mammoth Funds”), Liberty Global Incorporated Limited, a limited company organized under the laws of England and Wales (“Leopard”), Discovery Lightning Investments Ltd., a limited company organized under the laws of England and Wales (“Dragon”), John C. Malone (“M”), Lions Gate Entertainment Corp., a corporation organized under the laws of British Columbia, Canada (subject to Section 1.02(b) thereto, the “Company”), Liberty Global plc, a public limited company organized under the laws of England and Wales (“Leopard Parent”), and Discovery Communications, Inc., a Delaware corporation (“Dragon Parent” and, together with Mammoth, Leopard Parent and M, the “Investors” and each, an “Investor”) (collectively the “Parties”).
W I T N E S S E T H :
WHEREAS, the Parties entered into a Voting and Standstill Agreement, dated as of November 10, 2015 (the “Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Agreement); and
WHEREAS, the Company, Orion Arm Acquisition Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Company (“Orion”), and Starz, a Delaware corporation, are entering into an Agreement and Plan of Merger, dated as of June 30, 2016, (the “Merger Agreement”, and the transactions contemplated therein, the “Merger”) upon the terms and subject to the conditions in force on such date; and
WHEREAS, the Company and Orion are entering into a Stock Exchange Agreement, dated as of June 30, 2016, with the stockholders listed on Schedule 1 thereto (the “2016 Exchange Agreement”), upon the terms and subject to the conditions in force on such date; and
WHEREAS, in connection with the Merger Agreement and the 2016 Exchange Agreement, the Parties desire to amend the Agreement.
NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:
1. Initial Excess Securities.   The definition of  “Initial Excess Securities” is amended to replace the reference to “13.5% of the Total Voting Power” therein with “the greater of  (a) 13.5% of the Total Voting Power and (b) if either the Merger (as defined in the Merger Agreement) or the Exchange (as defined in the Stock Exchange Agreement, dated as of June 30, 2016, by and among the Company, Orion Arm Acquisition Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Company, and the stockholders listed on Schedule 1 thereto) occurs, the lesser of  (i) 14.2% of the Total Voting Power and (ii) that percentage of the Total Voting Power that the LDM Investors and their respective Affiliates and any Person that is a member of a group with any such Persons shall have immediately following the consummation of the Merger or the Exchange, as the case may be”.
2. Standstill.   The following words shall be added at the end of Section 2.01(a) of the Agreement: “; provided, further, that any LDM Investor shall be permitted to acquire Parent Non-Voting Stock (as defined in the Merger Agreement) pursuant to the transactions contemplated by the Merger Agreement, dated as of June 30, 2016 (the “Merger Agreement”), by and among the Company, Orion Arm Acquisition Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Company, and Starz, a Delaware corporation.”
3. Definitions.
(a) The definition of Common Share is amended to add the following words at the end: “, including, for the avoidance of doubt, the Parent Voting Stock and the Parent Non-Voting Stock (in each case as defined in the Merger Agreement).”
(b) The definition of Voting Securities is amended to add the following words after “Common Shares”: “entitled to vote in the election of directors of the Company”.
4. No Other Changes.   All terms of the Agreement, except as amended by this Amendment, remain in full force and effect.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
LIBERTY GLOBAL INCORPORATED LIMITED
By:	/s/ Jeremy Evans
Name: Jeremy Evans
Title: Authorized Signatory
LIBERTY GLOBAL INCORPORATED LIMITED
By:	/s/ Jeremy Evans
Name: Jeremy Evans
Title: Authorized Signatory
For Notices:
Leopard Griffin House 161 Hammersmith Road London W6 8BS United Kingdom
Attention: General Counsel, Legal Department
Fax: +44 20 8483 6400 E-mail: As Provided Previously
with a copy to:
Leopard 12300 Liberty Boulevard Englewood, CO 80112
Attention: General Counsel, Legal Department
Facsimile No.: (303) 220-6691 E-mail: As Provided Previously with a copy (which shall not constitute notice) to:
Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022 Attention: Robert Katz Facsimile No.: (646) 848-8008 E-mail: rkatz@shearman.com
Signature Page to Amendment to Standstill and Voting Agreement

DISCOVERY LIGHTNING INVESTMENTS LTD.
By:	/s/ Bruce Campbell
Name: Bruce Campbell
Title: Chief Development, Distribution and Legal Officer
For Notices:
Discovery Lightning Investments, Ltd Chiswick Park Building 2 566 Chiswick High Road London W4 5YB
Attention: Roanne Weekes, SVP DNI Finance and Director
Facsimile: +44 20 8811 3310 E-mail: As Provided Previously
with a copy to:
Discovery Communications, LLC 850 Third Avenue New York, NY 10022
Attention: Bruce Campbell, Chief Development, Distribution and Legal Officer
Facsimile No.: (212) 548-5848 E-mail: As Provided Previously with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 Attention: Jonathan Levitsky Facsimile No.: (212) 909-6836 E-mail: jelevitsky@debevoise.com
Signature Page to Amendment to Standstill and Voting Agreement

/s/ John C. Malone John C. Malone
For Notices:
John C. Malone 12300 Liberty Blvd., 2nd Floor Englewood, CO 80112 Facsimile No.: (720) 875-5394 Email: As Provided Previously
with a copy (which shall not constitute notice) to:
Sherman & Howard L.L.C. 633 17th Street, Suite 3000 Denver, CO 80202 Attention: Steven D. Miller Facsimile No.: (303) 298-0940 Email: smiller@shermanhoward.com
Signature Page to Amendment to Standstill and Voting Agreement

MHR FUND MANAGEMENT, LLC
By:	/s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory
For Notices:
MHR Fund Management LLC 1345 Avenue of the Americas, Floor 42 New York, NY 10105 Attention: Janet Yeung Facsimile No.: (212) 262-9356 Email: jyeung@mhrfund.com with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017
Attention: Phillip Mills Brian Wolfe
Facsimile No.: (212) 701-5800 E-mail: phillip.mills@davispolk.com brian.wolfe@davispolk.com
Signature Page to Amendment to Standstill and Voting Agreement

DISCOVERY COMMUNICATIONS, INC.
By:	/s/ Bruce Campbell
Name: Bruce Campbell
Title: Chief Development, Distribution and Legal Officer
For Notices:
Discovery Communications, LLC 850 Third Avenue New York, NY 10022
Attention: Bruce Campbell, Chief Development, Distribution and Legal Officer
Facsimile No.: (212) 548-5848 E-mail: bruce_campbell@discovery.com with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 Attention: Jonathan Levitsky Facsimile No.: (212) 909-6836 E-mail: jelevitsky@debevoise.com
Signature Page to Amendment to Standstill and Voting Agreement

MHR Capital Partners Master Account LP
By:	MHR Advisors LLC, its general partner
By:	/s/ Janet Yeung
	Name:	Janet Yeung
	Title:	Authorized Signatory
MHR Capital Partners (100) LP
By:	MHR Advisors LLC, its general partner
By:	/s/ Janet Yeung
	Name:	Janet Yeung
	Title:	Authorized Signatory
MHR Institutional Partners II LP
By:	MHR Institutional Advisors II LLC, its general partner
By:	/s/ Janet Yeung
	Name:	Janet Yeung
	Title:	Authorized Signatory
MHR Institutional Partners IIA LP
By:	MHR Institutional Advisors II LLC, its general partner
By:	/s/ Janet Yeung
	Name:	Janet Yeung
	Title:	Authorized Signatory
MHR Institutional Partners III LP
By:	MHR Institutional Advisors III LLC, its general partner
By:	/s/ Janet Yeung
	Name:	Janet Yeung
	Title:	Authorized Signatory
Signature Page to Amendment to Standstill and Voting Agreement

Lions Gate Entertainment Corp.
By:	/s/ Wayne Levin
	Name:	Wayne Levin
	Title:	General Counsel and Chief Strategy Officer
For Notices:
Lions Gate Entertainment Corp. 2700 Colorado Avenue Santa Monica, CA 90404 Attention: Wayne Levin, General Counsel and Chief Strategic Officer Facsimile No.: (310) 496-1359 Email: wlevin@lionsgate.com with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street NY, NY 10019 Attention: David E. Shapiro Facsimile No.: 212-403-2000 Email: DEShapiro@wlrk.com
Signature Page to Amendment to Standstill and Voting Agreement

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
Under the BCBCA, Lions Gate may indemnify a present or former director or officer of Lions Gate or a person who acts or acted at Lions Gate’s request as a director or officer of another corporation, or for an affiliate, of Lions Gate, and his heirs and personal or other legal representatives, against all costs, charges and expenses, including legal and other fees and amounts paid to settle an action or satisfy a judgment, actually and reasonably incurred by him including an amount paid to settle an action or satisfy a judgment in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his position with Lions Gate or such other corporation and provided that the director or officer acted honestly and in good faith with a view to the best interests of Lions Gate or such other corporation, and, in the case of a criminal or administrative action or proceeding, had reasonable grounds for believing that his conduct was lawful. Other forms of indemnification may be made only with court approval.
In accordance with the Articles of Lions Gate, Lions Gate shall indemnify every director or former director of Lions Gate, or may, subject to the BCBCA, indemnify any other person after the final disposition of an eligible proceeding if the director or former director was wholly-successful in the outcome (merits or otherwise) or substantially successful on the merits or such director or former director has not otherwise been reimbursed. We have entered into indemnity agreements with our directors, executive officers, and certain other key employees whereby we have agreed to indemnify the directors and officers to the extent permitted by its Articles and the BCBCA.
At the special meeting of Lions Gate shareholders held to consider the proposed reclassification and merger, the holders of Lions Gate common shares will be asked to approve an amendment to the Articles of Lions Gate to provide the same indemnifications to the current and former officers of Lions Gate as are provided to the current and former directors of Lions Gate.
The Articles of Lions Gate permit Lions Gate, subject to the limitations contained in the BCBCA, to purchase and maintain insurance on behalf of any person mentioned in the preceding paragraph, as the board of directors may from time to time determine. Lions Gate, however, only maintains directors and officers liability insurance and corporate reimbursement insurance.
The foregoing summaries are necessarily subject to the complete text of the statute, Lions Gate’s Articles, and the arrangements referred to above are qualified in their entirety by reference thereto.
Lions Gate has entered into indemnity agreements with its directors and officers that are in compliance with the BCBCA.
A directors’ and officers’ insurance policy insures each of Lions Gate’s directors and officers against liabilities incurred in their capacity as such for which they are not otherwise indemnified, subject to certain exclusions. This is in addition to the insurance coverage that Lions Gate maintains in the event it is required to indemnify a director or officer for indemnifiable claims.
Item 21.   Exhibits and Financial Statement Schedules
See Exhibit Index which is hereby incorporated herein by reference.
Item 22.   Undertakings
The undersigned registrant hereby undertakes:
(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(1) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act of 1933”);

(2) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(d) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;
(e) that for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(1) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(2) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(3) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(4) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;
(f) for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section

15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(g) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;
(h) that every prospectus that (i) is filed pursuant to paragraph (g) immediately preceding, or (ii) purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;
(j) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective;
(k) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue; and
(l) the undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Monica, California, on September 6, 2016.
Lions Gate Entertainment Corp.
By:	/s/ Wayne Levin Name: Wayne Levin Title: General Counsel and Chief Strategic Officer
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
* James W. Barge	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer and Authorized Representative in the United States)	September 6, 2016
* Michael Burns	Vice Chairman, Director	September 6, 2016
* Gordon Crawford	Director	September 6, 2016
* Arthur Evrensel	Director	September 6, 2016
* Jon Feltheimer	Chief Executive Officer (Principal Executive Officer) and Director	September 6, 2016
* Emily Fine	Director	September 6, 2016
* Michael T. Fries	Director	September 6, 2016
* Harald Ludwig	Director	September 6, 2016
* Dr. John C. Malone	Director	September 6, 2016
* G. Scott Paterson	Director	September 6, 2016
* Mark H. Rachesky, M.D.	Chairman of the Board of Directors	September 6, 2016
* Daryl Simm	Director	September 6, 2016
* Hardwick Simmons	Director	September 6, 2016

Signature	Title	Date
* Phyllis Yaffe	Director	September 6, 2016
* David M. Zaslav	Director	September 6, 2016
*By: /s/ Wayne Levin Wayne Levin Attorney-in-Fact

EXHIBIT INDEX
Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of June 30, 2016, by and among Lions Gate Entertainment Corp., Starz, and Orion Arm Acquisition Inc. (included as Annex A to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference)
3.1	Articles of Lions Gate (incorporated by reference to Exhibit 3.1 to Lions Gate’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005, as filed on June 29, 2005)
3.2	Notice of Articles of Lions Gate (incorporated by reference to Exhibit 3.2 to Lions Gate’s Quarterly Report on Form 10-Q, as filed on February 9, 2011)
3.3	Vertical Short Form Amalgamation Application (incorporated by reference to Exhibit 3.3 to Lions Gate’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, as filed on May 30, 2007)
3.4	Certificate of Amalgamation (incorporated by reference to Exhibit 3.4 to Lions Gate’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, as filed on May 30, 2007)
5.1	Opinion of Dentons Canada LLP as to the validity of the shares of Lions Gate Entertainment Corp. to be issued in the merger+
8.1	Opinion of Wachtell, Lipton, Rosen & Katz+
10.1	Stock Exchange Agreement, dated as of June 30, 2016, by and among Lions Gate Entertainment Corp., Orion Arm Acquisition Inc., and the stockholders listed on Schedule 1 thereto (included as Annex H to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference)
10.2	Voting Agreement, dated as of June 30, 2016, by and among Lions Gate Entertainment Corp., Starz, Liberty Global plc, and Liberty Global Incorporated Limited (included as Annex E-1 to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference)
10.3	Voting Agreement, dated as of June 30, 2016, by and among Lions Gate Entertainment Corp., Starz, Discovery Communications, Inc., and Discovery Lightning Investments Ltd. (included as Annex E-2 to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference)
10.4	Voting Agreement, dated as of June 30, 2016, by and among Lions Gate Entertainment Corp., Starz, and the stockholders listed on Schedule A thereto, including certain affiliates of Dr. John C. Malone (included as Annex E-3 to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference)
10.5	Voting Agreement, dated as of June 30, 2016, by and among Lions Gate Entertainment Corp., Starz, and the stockholders listed on Schedule A thereto, including certain affiliates of Mark H. Rachesky, M.D., (included as Annex E-4 to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference)
10.6	Voting Agreement, dated as of June 30, 2016, by and among Lions Gate Entertainment Corp., Starz, LG Leopard Canada LP and the stockholders listed on Schedule A thereto (included as Annex F to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference)
10.7	Amendment to Voting and Standstill Agreement, dated as of June 30, 2016, by and among Lions Gate Entertainment Corp., Liberty Global plc, Discovery Lightning Investments Ltd., Dr. John C. Malone, MHR Fund Management, LLC, Liberty Global Incorporated Limited, Discovery Communications, Inc. and certain affiliates of MHR Fund Management, LLC (included as Annex L to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference)

Exhibit Number	Description
10.8	Amendment No 1. to Investor Rights Agreement, dated as of June 30, 2016, by and among Lions Gate Entertainment Corp., MHR Fund Management, LLC, Liberty Global Incorporated Limited, Discovery Lightning Investments Ltd., Liberty Global plc, Discovery Communications, Inc., and the affiliated funds of MHR Fund Management, LLC party thereto (included as Annex I to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference)
10.9	Commitment Letter, dated as of June 27, 2016, among Lions Gate Entertainment Corp., and JPMorgan Chase Bank, N.A., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, and Deutsche Bank Securities Inc. (incorporated by reference to Exhibit 10.9 of Form 8-K filed by Lions Gate on July 1, 2016)
10.10	Investor Rights Agreement, dated as of November 10, 2015, by and among Lions Gate Entertainment Corp., Liberty Global plc, Discovery Communications, Inc., Liberty Global Incorporated Limited, Discovery Lightning Investments Ltd. and affiliates of MHR Fund Management, LLC (included as Annex H to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference)
10.11	Voting and Standstill Agreement, dated as of November 10, 2015, by and among Lions Gate Entertainment Corp., Liberty Global plc, Discovery Communications, Inc., Liberty Global Incorporated Limited, Discovery Lightning Investments Ltd., Dr. John C. Malone and affiliates of MHR Fund Management, LLC (included as Annex K to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference)
23.1	Consent of Dentons Canada LLP for legality opinion (included in Exhibit 5.1)+
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (with respect to financial statements of Lions Gate Entertainment Corp.)
23.3	Consent of Ernst & Young LLP, Independent Auditors (with respect to financial statements of Pop Media Group, LLC)
23.4	Consent of PricewaterhouseCoopers LLP, Independent Auditors
23.5	Consent of KPMG LLP, Independent Registered Public Accounting Firm (with respect to financial statements of Starz)
23.6	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1)+
24.1	Power of Attorney (included in signature page)*
99.1	Consent of PJT Partners LP
99.2	Consent of LionTree Advisors LLC
99.3	Consent of Raine Securities LLC
99.4	Form of Proxy Card of Lions Gate Entertainment Corp.+
99.5	Form of Proxy Card of Starz+

+
To be filed by amendment

*
Previously filed